As filed with the Securities and Exchange Commission on June 20, 2023

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_______________________

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

_______________________

ONEOK, INC.
(Exact name of registrant as specified in its charter)

_______________________

Oklahoma	4923	73-1520922
(State or other jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

100 West Fifth Street
Tulsa, Oklahoma 74103
(918) 588-7000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

_______________________

Stephen B. Allen
Senior Vice President, General Counsel and Assistant Secretary
ONEOK, Inc.
100 West Fifth Street
Tulsa, Oklahoma 74103
(918) 588-7000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

_______________________

Julian Seiguer, P.C. Sean T. Wheeler, P.C. Debbie P. Yee, P.C. Anne G. Peetz Kirkland & Ellis LLP 609 Main Street Houston, Texas 77002 (713) 836-3600	Douglas J. May Senior Vice President, General Counsel, Compliance and Ethics Officer and Assistant Secretary Magellan GP, LLC One Williams Center Tulsa, Oklahoma 74172 (918) 574-7000	Ryan J. Maierson Kevin M. Richardson Latham & Watkins LLP 811 Main Street, Suite 3700 Houston, Texas 77002 (713) 546-5400

_______________________

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effectiveness of this registration statement and the satisfaction or waiver of all other conditions to the closing of the merger described herein.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this joint proxy statement/prospectus is not complete and may be changed. A registration statement relating to the securities described in this joint proxy statement/prospectus has been filed with the U.S. Securities and Exchange Commission. We may not issue the securities described herein until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This joint proxy statement/prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 20, 2023

MERGER PROPOSED — YOUR VOTE IS VERY IMPORTANT

Dear Shareholder of ONEOK, Inc. and Unitholder of Magellan Midstream Partners, L.P.:

On behalf of the boards of directors of ONEOK, Inc. (“ONEOK”) and Magellan GP, LLC (“Magellan GP”), the general partner of Magellan Midstream Partners, L.P. (“Magellan”), we are pleased to enclose the accompanying joint proxy statement/prospectus relating to the merger of ONEOK and Magellan. We are requesting that you take certain actions as a ONEOK shareholder or Magellan unitholder.

On May 14, 2023, ONEOK and Magellan entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Otter Merger Sub, LLC, a wholly owned subsidiary of ONEOK (“Merger Sub”), pursuant to which Merger Sub will merge with and into Magellan (the “merger”), with Magellan surviving the merger as a direct wholly owned subsidiary of ONEOK.

In the merger, the holders of common units representing a limited partner interest in Magellan (each such common unit, a “Magellan Unit,” and each such holder, a “Magellan unitholder”) will receive, for each Magellan Unit that they own as of immediately prior to the effective time of the merger (the “Effective Time”), a combination of (i) $25.00 in cash (the “Cash Consideration”), and (ii) 0.667 (the “Exchange Ratio”) of a share of common stock of ONEOK, par value $0.01 per share (“ONEOK Common Stock”; such consideration, the “Equity Consideration” and together with the Cash Consideration, the “Merger Consideration”). As of the Effective Time, the general partner interest in Magellan will remain unchanged and outstanding and Magellan GP, as the holder of such general partner interest, will continue as the sole general partner of Magellan and an indirect wholly owned subsidiary of ONEOK.

Each award of phantom units and performance phantom units of Magellan will be treated as follows: (i) at the Effective Time, each award of time-vesting phantom units (each, a “Magellan RSU Award”), whether vested or unvested, that is outstanding immediately prior to the Effective Time, will be assumed by ONEOK and converted into a phantom unit award relating to a number of shares of ONEOK Common Stock equal to the number of Magellan Units subject to such Magellan RSU Award immediately prior to the Effective Time multiplied by a ratio equal to the Cash Consideration divided by the volume-weighted average closing price of one share of ONEOK Common Stock as reported on the New York Stock Exchange (the “NYSE”) for the ten (10) consecutive full trading days (in which shares of ONEOK Common Stock are traded on the NYSE) ending at the close of trading on the full trading day immediately preceding (and not including) the date on which the closing of the merger actually occurs plus the Exchange Ratio (such ratio, the “Equity Exchange Ratio”), rounded up or down to the nearest whole share of ONEOK Common Stock and otherwise subject to the same terms and conditions of such Magellan RSU Award and (ii) at the Effective Time, each award of performance phantom units (each, a “Magellan PSU Award”), whether vested or unvested, that is outstanding immediately prior to the Effective Time, will be assumed by ONEOK and converted into a phantom unit award relating to a number of shares of ONEOK Common Stock equal to the number of Magellan Units subject to such Magellan PSU Award immediately prior to the Effective Time, assuming achievement of the applicable performance based vesting condition at the maximum level, multiplied by the Equity Exchange Ratio, rounded up or down to the nearest whole share of ONEOK Common Stock and otherwise subject to the same terms and conditions of such Magellan PSU Award (other than the performance-based vesting conditions); provided, however, such assumed award or the relevant portion thereof will be paid to the holder thereof no later than March 15th of the year following the calendar year in which any substantial risk of forfeiture, within the meaning of Internal Revenue Code Section 409A, lapses with respect to such assumed award or the relevant portion thereof.

Shares of ONEOK Common Stock are currently traded on the NYSE under the symbol “OKE,” and Magellan Units are currently traded on the NYSE under the symbol “MMP.”

In connection with the proposed merger, ONEOK will hold a special meeting of its shareholders (the “ONEOK Special Meeting”) and Magellan will hold a special meeting of its unitholders (the “Magellan Special Meeting”).

At the ONEOK Special Meeting, ONEOK shareholders will be asked to consider and vote on proposals to (i) approve the issuance of shares of ONEOK Common Stock to the Magellan unitholders in connection with the merger pursuant to the terms of the Merger Agreement (the “Stock Issuance Proposal”) and (ii) approve the adjournment of the ONEOK Special Meeting to solicit additional proxies if there are not sufficient votes cast at the ONEOK Special Meeting to approve the Stock Issuance Proposal (the “ONEOK Adjournment Proposal”). Assuming a quorum is present, approval of the Stock Issuance Proposal requires the affirmative vote of holders of a majority of the shares of ONEOK Common Stock cast at the ONEOK Special Meeting. Approval of the ONEOK Adjournment Proposal requires the affirmative vote of the holders of a majority of the shares of ONEOK Common Stock entitled to vote and present in person or represented by proxy at the ONEOK Special Meeting. Virtual attendance at the special meeting will constitute presence in person for the purpose of determining the presence of a quorum for the transaction of business and the ONEOK Special Meeting.

The ONEOK Special Meeting will be held virtually on [            ], 2023 at [            ] a.m., Central Time. Shareholders of record as of [            ], 2023 (the “ONEOK Record Date”) are entitled to vote at the ONEOK Special Meeting. In order to virtually attend the ONEOK Special Meeting, shareholders must register online at [            ]. As part of the registration process, you will need to enter the control number found on your proxy card, voting information form or notice you previously received. Those holding their shares through an intermediary, such as a bank, broker, or nominee, who want to participate should request a control number from their intermediary in advance of the meeting. The board of directors of ONEOK has unanimously approved the Merger Agreement and recommends that ONEOK shareholders vote “FOR” the Stock Issuance Proposal and “FOR” the ONEOK Adjournment Proposal.

At the Magellan Special Meeting, Magellan unitholders will be asked to consider and vote on proposals to (i) approve the Merger Agreement (the “Merger Proposal”) and (ii) approve, on a non-binding advisory basis, the compensation that may be paid or become payable to Magellan GP’s named executive officers that is based on or otherwise relates to the merger (the “Non-Binding Advisory Compensation Proposal”). The affirmative vote of the holders of a majority of the outstanding Magellan Units entitled to vote thereon is required to approve each of the Merger Proposal and the Non-Binding Advisory Compensation Proposal. Virtual attendance at the special meeting will constitute presence in person for the purpose of determining the presence of a quorum for the transaction of business at the Magellan Special Meeting.

The Magellan Special Meeting will be held virtually on [            ], 2023 at [            ] a.m., Central Time. Unitholders of record as of [            ], 2023 (the “Magellan Record Date”) are entitled to vote at the Magellan Special Meeting. The board of directors of Magellan GP has unanimously approved the Merger Agreement and recommends that Magellan unitholders vote “FOR” the Merger Proposal and “FOR” the Non-Binding Advisory Compensation Proposal.

If the merger is completed, at the Effective Time, each issued and outstanding Magellan Unit as of immediately prior to the Effective Time that is eligible to be converted into ONEOK Common Stock in accordance with the terms of the Merger Agreement will convert automatically into the right to receive 0.667 shares of ONEOK Common Stock, with cash paid in lieu of the issuance of fractional shares, if any, and $25.00 in cash. Although the number of shares of ONEOK Common Stock that Magellan unitholders will receive in exchange for their Magellan Units is fixed (subject to adjustments in accordance with the terms of the Merger Agreement), the market value of the Merger Consideration will fluctuate with the market price of ONEOK Common Stock and will not be known at the time Magellan unitholders vote to approve the Merger Agreement or at the time ONEOK shareholders vote to approve the Stock Issuance Proposal. Based on the closing price of ONEOK Common Stock on the NYSE on May 12, 2023, the last trading day before the public announcement of the parties entering into the Merger Agreement, the Exchange Ratio represented approximately $42.50 in value for each Magellan Unit for a total Merger Consideration of $67.50. Based on the closing price of ONEOK Common Stock on the NYSE on [            ], 2023, the last practicable trading day before the date of the accompanying joint proxy statement/prospectus, the Exchange Ratio represented approximately $[            ] in value for each Magellan Unit. Based on the estimated number of shares of ONEOK Common Stock and estimated number of Magellan Units, as well as the outstanding equity awards of the parties, that will be outstanding immediately prior to the consummation of the merger, we estimate that, upon consummation of the merger, current ONEOK shareholders will hold approximately 77%, and current Magellan unitholders will hold approximately 23%, of the issued and outstanding shares of ONEOK Common Stock (in each case based on fully diluted shares or units, as applicable, outstanding of each company). We urge you to obtain current market quotations for ONEOK Common Stock (trading symbol “OKE”) and Magellan Units (trading symbol “MMP”).

The obligations of ONEOK and Magellan to complete the merger are subject to the satisfaction or waiver of a number of conditions set forth in the Merger Agreement, a copy of which is attached as Annex A to the accompanying joint proxy statement/prospectus. The accompanying joint proxy statement/prospectus describes the ONEOK Special Meeting and the proposals to be considered thereat, the Magellan Special Meeting and the proposals to be considered thereat, the merger and the documents and agreements related to the merger. It also contains or references information about ONEOK and Magellan and certain related agreements and matters. Please carefully read the entire accompanying joint proxy statement/prospectus, including “Risk Factors” beginning on page 25, for a discussion of the risks relating to the proposed merger. You also can obtain information about ONEOK and Magellan from documents that each has filed with the U.S. Securities and Exchange Commission. Please see “Where You Can Find More Information” beginning on page 177 of the accompanying joint proxy statement/prospectus for how you may obtain such information.

Sincerely,
Julie H. Edwards	Barry R. Pearl
Board Chair	Chair of the Board
ONEOK, Inc.	Magellan GP, LLC, general partner of Magellan Midstream Partners, L.P.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in connection with the merger described in the accompanying joint proxy statement/prospectus or determined that the accompanying joint proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The accompanying document is dated [            ], 2023 and is first being mailed to the ONEOK shareholders and Magellan unitholders on or about [            ], 2023.

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
OF
ONEOK, INC.
TO BE HELD ON [            ], 2023

Dear Shareholder of ONEOK, Inc.:

On [            ], 2023, ONEOK, Inc. (“ONEOK”) will hold a virtual special meeting of shareholders (the “ONEOK Special Meeting”) at [            ] a.m., Central Time. Only shareholders of record as of [            ], 2023 (the “ONEOK Record Date”) are entitled to receive this notice and to vote at the ONEOK Special Meeting or any adjournment or postponement of that meeting. In order to virtually attend the ONEOK Special Meeting, shareholders must register online at [            ]. As part of the registration process, you will need to enter the control number found on your proxy card, voting information form or notice you previously received. Those holding their shares through an intermediary, such as a bank, broker, or nominee, who want to participate should request a control number from their intermediary in advance of the meeting.

The ONEOK Special Meeting has been called for the following purposes:

1.      To consider and vote on a proposal (the “Stock Issuance Proposal”) to approve the issuance of shares of ONEOK’s common stock, par value $0.01 per share (“ONEOK Common Stock”), pursuant to the Agreement and Plan of Merger, dated as of May 14, 2023 (the “Merger Agreement”), by and among ONEOK, Otter Merger Sub, LLC (“Merger Sub”) and Magellan Midstream Partners, L.P. (“Magellan”), as it may be amended from time to time, a copy of which is attached as Annex A to the joint proxy statement/prospectus; and

2.      To consider and vote on a proposal to approve the adjournment of the ONEOK Special Meeting, if necessary or appropriate, to solicit additional votes from shareholders if there are not sufficient votes to adopt the Stock Issuance Proposal (the “ONEOK Adjournment Proposal”).

ONEOK will transact no other business at the ONEOK Special Meeting or any adjournment or postponement thereof, except such business as may properly be brought before the ONEOK Special Meeting by or at the direction of the board of directors of ONEOK (the “ONEOK Board”) in accordance with ONEOK’s amended and restated bylaws. These items of business are described in the enclosed joint proxy statement/prospectus. The ONEOK Board has designated the close of business on [            ], 2023 as the ONEOK Record Date for the purpose of determining the holders of shares of ONEOK Common Stock who are entitled to receive notice of, and to vote at, the ONEOK Special Meeting and any adjournment or postponement of the special meeting, unless a new record date is fixed in connection with any adjournment or postponement of the special meeting. Only holders of record of ONEOK Common Stock at the close of business on the record date are entitled to notice of, and to vote at, the ONEOK Special Meeting and at any adjournment or postponement of the special meeting.

Approval of the Stock Issuance Proposal by the affirmative vote of holders of a majority of the shares of ONEOK Common Stock cast at the ONEOK Special Meeting is required to complete the merger between Merger Sub and Magellan, as contemplated pursuant to the Merger Agreement. Holders of ONEOK Common Stock will also be asked to approve the ONEOK Adjournment Proposal, if necessary.

The ONEOK Board has (i) determined that it is in the best interest of ONEOK and the holders of ONEOK Common Stock to enter into the Merger Agreement, (ii) declared entry into the Merger Agreement to be advisable, (iii) authorized and approved ONEOK’s execution, delivery and performance of the Merger Agreement in accordance with its terms and ONEOK’s consummation of the transactions contemplated thereby, including the merger of Merger Sub and Magellan contemplated thereby (the “merger”) and the issuance of ONEOK Common Stock contemplated by the Stock Issuance Proposal, (iv) directed that the approval of the Stock Issuance Proposal be submitted to a vote at a meeting of the holders of ONEOK Common Stock and (v) recommended that the holders of ONEOK Common Stock approve the Stock Issuance Proposal. The ONEOK Board recommends that holders of ONEOK Common Stock vote “FOR” the Stock Issuance Proposal and “FOR” the ONEOK Adjournment Proposal.

Properly executed proxy cards with no instructions indicated on the proxy card will be voted “FOR” the Stock Issuance Proposal and “FOR” the ONEOK Adjournment Proposal, if necessary. Even if you plan to attend the ONEOK Special Meeting virtually, ONEOK requests that you complete, sign, date and return the enclosed proxy card in the accompanying envelope prior to the special meeting to ensure that your shares will be represented and voted at the special meeting if you later decide not to or become unable to attend virtually.

Please vote as promptly as possible, whether or not you plan to attend the ONEOK Special Meeting virtually. If your shares are held in the name of a broker, bank, or other nominee, please vote by following the instructions on the voting instruction form furnished by the broker, bank, or other nominee. If you hold your shares in your own name, submit a proxy to vote your shares as promptly as possible by (i) visiting the Internet site listed on the proxy card, (ii) calling the toll-free number listed on the proxy card or (iii) submitting your proxy card by mail by using the self-addressed, stamped envelope provided. Submitting a proxy will not prevent you from voting virtually, but it will help to secure a quorum and avoid added solicitation costs. Any eligible holder of ONEOK Common Stock entitled to vote thereon and who is virtually present at the ONEOK Special Meeting may vote, thereby revoking any previous proxy. In addition, a proxy may also be revoked in writing before the ONEOK Special Meeting in the manner described in this joint proxy statement/prospectus.

If you have any questions concerning the merger or the joint proxy statement/prospectus, would like additional copies or need help voting your shares of ONEOK Common Stock, please contact ONEOK’s proxy solicitor:

Innisfree M&A Incorporated
Shareholders may call toll free: (877) 750-9499
Banks and Brokers may call collect: (212) 750-5833

By Order of the Board of Directors,
Patrick W. Cipolla
Secretary

Tulsa, Oklahoma
[      ], 2023

NOTICE OF SPECIAL MEETING OF UNITHOLDERS
OF
MAGELLAN MIDSTREAM PARTNERS, L.P.
TO BE HELD ON [            ], 2023

Dear Unitholder of Magellan Midstream Partners, L.P.:

On [            ], 2023, Magellan Midstream Partners, L.P. (“Magellan”) will hold a special meeting of unitholders (the “Magellan Special Meeting”) at [            ], at [            ] a.m., Central Time. Only holders of common units representing limited partner interests of Magellan (each such common unit, a “Magellan Unit,” and each such holder, a “Magellan unitholder”) of record as of [            ], 2023 (the “Magellan Record Date”) are entitled to receive this notice and to vote at the Magellan Special Meeting or any adjournment or postponement of that meeting. The Magellan Special Meeting has been called for the following purposes:

1.      To consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of May 14, 2023 (the “Merger Agreement”), by and among Magellan, ONEOK, Inc. (“ONEOK”) and Otter Merger Sub, LLC (“Merger Sub”), as it may be amended from time to time, a copy of which is attached as Annex A to the joint proxy statement/prospectus (the “Merger Proposal”); and

2.      To consider and vote upon a proposal to approve, on a non-binding advisory basis, the compensation that may be paid or become payable to Magellan GP’s named executive officers that is based on or otherwise relates to the merger (the “Non-Binding Advisory Compensation Proposal”).

Magellan does not intend to transact any other business at the Magellan Special Meeting or any adjournment or postponement thereof, except such business as may properly be brought before the Magellan Special Meeting by or at the direction of the board of directors (the “Magellan GP Board”) of Magellan GP, LLC, the general partner of Magellan (“Magellan GP”) in accordance with the Fifth Amended and Restated Agreement of Limited Partnership of Magellan, as amended. These items of business are described in the enclosed joint proxy statement/prospectus. Please refer to the attached documents, including the Merger Agreement and all other annexes and any documents incorporated by reference, for further information with respect to the business to be transacted at the Magellan Special Meeting. You are encouraged to read the entire document carefully before voting. In particular, please see the sections entitled “The Merger” beginning on page 54 for a description of the transactions contemplated by the Merger Agreement and “Risk Factors” beginning on page 25 for an explanation of the risks associated with the merger and the other transactions contemplated by the Merger Agreement.

Approval of the Merger Proposal by the affirmative vote of the holders of a majority of the outstanding Magellan Units entitled to vote thereon is required to complete the merger between Magellan and Merger Sub, as contemplated pursuant to the Merger Agreement. Magellan unitholders will also be asked to approve the Non-Binding Advisory Compensation Proposal.

The Magellan GP Board has designated the close of business on [            ], 2023 as the Magellan Record Date for the purpose of determining the Magellan unitholders who are entitled to receive notice of, and to vote at, the Magellan Special Meeting and any adjournment or postponement of the special meeting, unless a new record date is fixed in connection with any adjournment or postponement of the special meeting. Only holders of record of Magellan Units at the close of business on the record date are entitled to notice of, and to vote at, the Magellan Special Meeting and at any adjournment or postponement of the special meeting. For additional information regarding the Magellan Special Meeting, see the section entitled “Special Meeting of Magellan Unitholders” beginning on page 47 of the joint proxy statement/prospectus accompanying this notice.

The Magellan GP Board has unanimously (i) determined that it is in the best interests of Magellan and its unitholders and advisable for Magellan to enter into the Merger Agreement, (ii) authorized and approved Magellan’s execution, delivery and performance of the Merger Agreement in accordance with its terms and Magellan’s consummation of the transactions contemplated thereby, including the merger of Merger Sub and Magellan contemplated thereby (the “merger”), (iii) directed that the approval of the Merger Proposal be submitted to a vote at a meeting of the Magellan unitholders and (iv) recommended that the Magellan unitholders approve the Merger Proposal. The Magellan GP Board recommends that Magellan unitholders vote “FOR” the Merger Proposal and “FOR” the Non-Binding Advisory Compensation Proposal.

Properly executed proxy cards with no instructions indicated on the proxy card will be voted “FOR” the Merger Proposal and “FOR” the Non-Binding Advisory Compensation Proposal. The presence, in person or by proxy, of Magellan unitholders as of the record date representing a majority of outstanding Magellan Units is necessary to constitute a quorum for purposes of voting on the proposals during the Magellan Special Meeting. Withheld and abstention votes will count as present for purposes of establishing a quorum during the Magellan Special Meeting. Virtual attendance at the special meeting will constitute presence in person for the purpose of determining the presence of a quorum for the transaction of business at the Magellan Special Meeting. Even if you plan to attend the Magellan Special Meeting virtually, Magellan requests that you complete, sign, date and return the enclosed proxy card in the accompanying envelope prior to the special meeting to ensure that your Magellan Units will be represented and voted at the special meeting if you later decide not to or become unable to attend virtually.

Please vote as promptly as possible, whether or not you plan to attend the Magellan Special Meeting virtually. If your Magellan Units are held in the name of a broker, bank, or other nominee, please vote by following the instructions on the voting instruction form furnished by the broker, bank, or other nominee. If you hold your Magellan Units in your own name, submit a proxy to vote your Magellan Units as promptly as possible by (i) visiting the Internet site listed on the proxy card, (ii) calling the toll-free number listed on the proxy card or (iii) submitting your proxy card by mail by using the self-addressed, stamped envelope provided. Submitting a proxy will not prevent you from voting virtually, but it will help to secure a quorum and avoid added solicitation costs. Any eligible Magellan unitholder entitled to vote thereon and who is virtually present at the Magellan Special Meeting may vote, thereby revoking any previous proxy. In addition, a proxy may also be revoked in writing before the Magellan Special Meeting in the manner described in this joint proxy statement/prospectus.

Your vote is very important. Approval of the Merger Proposal by the Magellan unitholders is a condition to the consummation of the merger and requires the affirmative vote of a majority of the outstanding Magellan Units entitled to vote on the proposal. Approval of the Non-Binding Advisory Compensation Proposal requires the affirmative vote of a majority of the outstanding Magellan Units entitled to vote on the proposal. Magellan unitholders are requested to complete, date, sign and return the enclosed proxy in the envelope provided, which requires no postage if mailed in the United States, or to submit their votes by phone or the Internet. Simply follow the instructions provided on the enclosed proxy card. Abstentions or failure to submit a proxy or vote via the Magellan Special Meeting website will have the same effect as a vote “AGAINST” the Merger Proposal and the Non-Binding Advisory Compensation Proposal. Broker non-votes will have the same effect as a vote “AGAINST” the Merger Proposal and the Non-Binding Advisory Compensation Proposal.

If you have any questions concerning the Merger Proposal, the Non-Binding Advisory Compensation Proposal, the merger or the joint proxy statement/prospectus, would like additional copies or need help voting your Magellan Units, please contact Magellan’s proxy solicitor:

Morrow Sodali, LLC
509 Madison Avenue, Suite 1206
New York, NY 10022

Unitholders may call toll free: (800) 662-5200
Banks and Brokers may call collect: (203) 658-9400
Email: MMP@info.morrowsodali.com

By Order of the Board of Directors of Magellan GP, LLC, general partner of Magellan Midstream Partners, L.P.,

Richard M. Carson
Secretary

Tulsa, Oklahoma

[      ], 2023

ADDITIONAL INFORMATION

This document, which forms part of a registration statement on Form S-4 filed with the U.S. Securities and Exchange Commission (the “SEC”) by ONEOK, constitutes a prospectus of ONEOK under Section 5 of the Securities Act of 1933 (as amended, the “Securities Act”) with respect to the shares of ONEOK Common Stock to be issued to Magellan unitholders pursuant to the Merger Agreement. This document also constitutes a proxy statement of each of ONEOK and Magellan under Section 14(a) of the Securities Exchange Act of 1934 (as amended, the “Exchange Act”). It also constitutes a notice of meeting with respect to the special meeting of Magellan unitholders (the “Magellan Special Meeting”) and the special meeting of ONEOK shareholders (the “ONEOK Special Meeting”).

You should rely only on the information contained in or incorporated by reference into this joint proxy statement/prospectus. ONEOK and Magellan have not authorized anyone to provide you with information that is different from that contained in or incorporated by reference into this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated [            ], 2023. The information contained in this joint proxy statement/prospectus is accurate only as of that date or, in the case of information in a document incorporated by reference, as of the date of such document, unless the information specifically indicates that another date applies. Neither the mailing of this joint proxy statement/prospectus to ONEOK shareholders and Magellan unitholders nor the issuance by ONEOK of shares of ONEOK Common Stock pursuant to the Merger Agreement will create any implication to the contrary.

This joint proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. ONEOK has supplied all information contained in this joint proxy statement/prospectus relating to ONEOK, and Magellan has supplied all such information relating to Magellan. ONEOK and Magellan have both contributed to the information related to the merger contained in this joint proxy statement/prospectus.

Unless the context otherwise requires, all references in this joint proxy statement/prospectus to “ONEOK” refer to ONEOK, Inc., an Oklahoma corporation. Unless the context otherwise requires, all references in this joint proxy statement/prospectus to “Magellan” refer to Magellan Midstream Partners, L.P., a Delaware limited partnership. All references in this joint proxy statement/prospectus to “ONEOK Common Stock” refer to the common stock of ONEOK, par value $0.01 per share, and all references in this joint proxy statement/prospectus to “Magellan Units” refer to the common units representing limited partner interests of Magellan. All references in this joint proxy statement/prospectus to the “Merger Agreement” refer to the Agreement and Plan of Merger, dated as of May 14, 2023, by and between ONEOK, Otter Merger Sub, LLC, a Delaware limited liability company and a wholly owned subsidiary of ONEOK (“Merger Sub”), and Magellan, as it may be amended from time to time, a copy of which is attached as Annex A to this joint proxy statement/prospectus and incorporated by reference herein. All references in this joint proxy statement/prospectus to the “Equity Consideration” refer to the 0.667 shares of ONEOK Common Stock per outstanding Magellan Unit that will be issued to Magellan unitholders in connection with the merger and all references to “Exchange Ratio” refer to the ratio of 0.667 ONEOK Common Stock to each Magellan Unit. All references in this joint proxy statement/prospectus to the “Cash Consideration” refer to $25.00 per outstanding Magellan Unit that will be paid in cash to Magellan unitholders in connection with the merger and all references to the “Merger Consideration” refer to the Cash Consideration and Equity Consideration.

As permitted under the rules of the SEC, this document incorporates by reference important business and financial information about ONEOK and Magellan from other documents filed with the SEC that are not included in or delivered with this document. Please read the section titled “Where You Can Find More Information.” You can obtain any of the documents incorporated by reference into this document from the SEC’s website at www.sec.gov. This information is also available to you without charge upon your request in writing or by telephone from ONEOK or Magellan at the following addresses and telephone numbers:

ONEOK, Inc. 100 West Fifth Street Tulsa, Oklahoma 74103 Attn: Investor Relations (918) 588-7000	Magellan Midstream Partners, L.P. One Williams Center Tulsa, Oklahoma 74172 Attn: Investor Relations (918) 574-7000

Please note that copies of the documents provided to you will not include exhibits, unless the exhibits are specifically incorporated by reference into the documents or this document.

You may obtain certain of these documents at ONEOK’s website, www.oneok.com, and at Magellan’s website, www.magellanlp.com. None of the information contained on the website of ONEOK or Magellan is incorporated by reference into this document.

In order to receive timely delivery of the documents in advance of the special meeting, your request should be received no later than [            ], 2023. If you request any documents, ONEOK or Magellan will mail them to you by first class mail, or another equally prompt means, within one business day after receipt of your request.

If you have any questions about the merger or the consideration that you will receive in connection with the merger, including any questions relating to the transmittal of materials, or would like additional copies of the letter of transmittal (which is being mailed to ONEOK shareholders and Magellan unitholders separately), you may contact ONEOK’s proxy solicitor or Magellan’s proxy solicitor at the applicable address and telephone number listed below. You will not be charged for any additional letters of transmittal that you request.

The Solicitation Agent for the ONEOK Special Meeting is:

Innisfree M&A Incorporated
Shareholders may call toll free: (877) 750-9499
Banks and Brokers may call collect: (212) 750-5833

The Solicitation Agent for the Magellan Special Meeting is:

Morrow Sodali, LLC
Unitholders may call toll free: (800) 662-5200
Banks and Brokers may call collect: (203) 658-9400
Email: MMP@info.morrowsodali.com

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QUESTIONS AND ANSWERS ABOUT THE MERGER AND SPECIAL MEETINGS

The following questions and answers briefly address some commonly asked questions about the ONEOK Special Meeting, the Magellan Special Meeting and the merger. They may not include all the information that is important to ONEOK shareholders and Magellan unitholders. ONEOK shareholders and Magellan unitholders should carefully read this entire joint proxy statement/prospectus, including the annexes and the other documents referred to herein.

Q:     Why am I receiving these materials?

A:     This joint proxy statement/prospectus serves as a proxy statement for the special meeting of ONEOK’s shareholders (the “ONEOK Special Meeting”) and the special meeting of Magellan’s unitholders (the “Magellan Special Meeting”).

You are receiving this joint proxy statement/prospectus because ONEOK and Magellan have entered into the Merger Agreement, pursuant to which, on the terms and subject to the fulfillment or, to the extent permissible under applicable law, waiver of the conditions included in the Merger Agreement, Merger Sub will merge with and into Magellan (the “merger”); the separate existence of Merger Sub will cease and Magellan will continue as the surviving entity (the “Surviving Entity”) in the merger as a wholly owned subsidiary of ONEOK. As referred to in this joint proxy statement/prospectus, the “Effective Time” means the effective time of the merger and as set forth in the Merger Agreement. The Merger Agreement governs the terms of the merger of Merger Sub and Magellan and is attached to this joint proxy statement/prospectus as Annex A.

In order to complete the merger, among other things, ONEOK shareholders must approve of the issuance of ONEOK Common Stock, par value $0.01 per share (“ONEOK Common Stock”), in connection with the merger and Magellan unitholders must approve the Merger Agreement in accordance with Delaware law.

This joint proxy statement/prospectus serves as both the proxy statement through which ONEOK and Magellan will solicit proxies to obtain the necessary shareholder and unitholder approvals for the merger and the prospectus by which ONEOK will issue shares of ONEOK Common Stock as consideration in the merger.

This joint proxy statement/prospectus, which you should carefully read in its entirety, contains important information about the Magellan Special Meeting and ONEOK Special Meeting, the merger and other matters.

Q:     What will happen in the merger?

A:     The Merger Agreement sets forth the terms and conditions of the proposed merger of Merger Sub and Magellan. Under the Merger Agreement, Merger Sub will merge with and into Magellan, the separate existence of Merger Sub will cease and Magellan will continue as the Surviving Entity in the merger as a wholly owned subsidiary of ONEOK.

The Merger Agreement is attached to this joint proxy statement/prospectus as Annex A. For a more complete discussion of the proposed merger, its effects and the other transactions contemplated by the Merger Agreement, please see “The Merger” elsewhere in this joint proxy statement/prospectus.

Q:     When and where is the ONEOK Special Meeting? How can I attend the ONEOK Special Meeting?

A:     The ONEOK Special Meeting will be held virtually at [            ], on [            ], 2023, at [            ] a.m., Central Time. Online access will begin at [            ] a.m., Central Time, and ONEOK encourages its shareholders to access the meeting prior to the start time. The ONEOK Special Meeting will be held in a virtual meeting format only, via live webcast, and there will not be a physical meeting location.

ONEOK shareholders as of the ONEOK Record Date may attend, vote and submit questions virtually at the ONEOK Special Meeting by logging in at [            ]. To log in, ONEOK shareholders (or their authorized representatives) will need the control number provided on their proxy card, voting instruction form or notice. If you are not a ONEOK shareholder or do not have a control number, you may still access the meeting as a guest, but you will not be able to participate.

Even if you plan to attend the ONEOK Special Meeting virtually, ONEOK recommends that you submit a proxy with respect to your shares in advance as described above so that your vote will be counted if you later decide not to or become unable to attend the special meeting.

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Q:     What are ONEOK shareholders being asked to vote on?

A:     ONEOK is holding the ONEOK Special Meeting to vote on (i) the approval of the issuance of shares of ONEOK Common Stock in connection with the merger (the “Stock Issuance Proposal”), pursuant to Sections 312.03(c) and 312.07 of the NYSE Listed Company Manual and (ii) if needed, the approval of the adjournment of the ONEOK Special Meeting to solicit additional proxies if there are not sufficient votes cast at the ONEOK Special Meeting to approve the Stock Issuance Proposal (the “ONEOK Adjournment Proposal”).

ONEOK shareholders will also be asked to vote on the ONEOK Adjournment Proposal to adjourn the ONEOK Special Meeting to solicit additional proxies if there are not sufficient votes at the time of the ONEOK Special Meeting to approve the Stock Issuance Proposal or to ensure that any supplement or amendment to this joint proxy statement/prospectus is timely provided to ONEOK shareholders.

Your vote is very important, regardless of the number of shares that you own. The approval of the Stock Issuance Proposal is a condition to the obligations of each of ONEOK and Magellan to complete the merger.

Q:     When and where is the Magellan Special Meeting? How can I attend the Magellan Special Meeting?

A:     The Magellan Special Meeting will be held virtually at [            ], on [            ], 2023, at [            ] a.m., Central Time. Online access will begin at [            ] a.m., Central Time, and Magellan encourages its unitholders to access the meeting prior to the start time. The Magellan Special Meeting will be held in a virtual meeting format only, via live webcast, and there will not be a physical meeting location.

Magellan unitholders as of the Magellan Record Date may attend, vote and submit questions virtually at the Magellan Special Meeting by logging in at [            ]. To log in, Magellan unitholders (or their authorized representatives) will need the control number provided on their proxy card, voting instruction form or notice. If you are not a Magellan unitholder or do not have a control number, you may still access the meeting as a guest, but you will not be able to participate.

Even if you plan to attend the Magellan Special Meeting virtually, Magellan recommends that you submit a proxy with respect to your units in advance as described above so that your vote will be counted if you later decide not to or become unable to attend the special meeting.

Q:     What are Magellan unitholders being asked to vote on?

A:     The Magellan unitholders are being asked to consider and vote on:

•        a proposal to approve the Merger Agreement (the “Merger Proposal”), pursuant to which Magellan unitholders will receive, for each Magellan Unit that they own as of immediately prior to the Effective Time, a combination of (i) $25.00 in cash, and (ii) 0.667 of a share of ONEOK Common Stock; and

•        a proposal to approve, on a non-binding advisory basis, the compensation that may be paid or become payable to Magellan GP’s named executive officers that is based on or otherwise relates to the merger (the “Non-Binding Advisory Compensation Proposal”).

Q:     How important is my vote as a ONEOK shareholder?

A:     Your vote “FOR” each proposal presented at the ONEOK Special Meeting is very important, and you are encouraged to submit a proxy as soon as possible. The merger between ONEOK and Magellan cannot be completed without the approval of the Stock Issuance Proposal by ONEOK shareholders.

Q:     How important is my vote as a Magellan unitholder?

A:     Your vote is very important. The board of directors of Magellan GP (the “Magellan GP Board”) unanimously recommends that Magellan unitholders vote “FOR” the Merger Proposal and “FOR” for the Non-Binding Advisory Compensation Proposal. You are encouraged to submit a proxy as soon as possible. The merger between ONEOK and Magellan cannot be completed without the approval of the Merger Proposal by Magellan unitholders. The Non-Binding Advisory Compensation Proposal is not a condition to the consummation of the merger.

Q:     What constitutes a quorum, and what vote is required to approve each proposal at the ONEOK Special Meeting?

A:     The holders of a majority of the outstanding shares of ONEOK Common Stock entitled to vote at the ONEOK Special Meeting must be represented at the ONEOK Special Meeting in person or by proxy in order to constitute a quorum. Virtual attendance at the special meeting will constitute presence in person for the purpose of determining the presence of a quorum for the transaction of business at the ONEOK Special Meeting.

Assuming a quorum is present, approval of the Stock Issuance Proposal requires the affirmative vote of holders of a majority of the shares of ONEOK Common Stock cast at the ONEOK Special Meeting. Accordingly, with respect to a ONEOK shareholder who is present in person or represented by proxy at the ONEOK Special Meeting, such shareholder’s abstention from voting or the failure of a ONEOK shareholder to vote will have no effect on the outcome of the Stock Issuance Proposal. The failure of a ONEOK shareholder who holds shares in “street name” through a bank, broker or other nominee to give voting instructions to the bank, broker or other nominee will have no effect on the outcome of the Stock Issuance Proposal.

Approval of the ONEOK Adjournment Proposal requires the affirmative vote of the holders of a majority of the shares of ONEOK Common Stock entitled to vote and present in person or represented by proxy at the ONEOK Special Meeting. Accordingly, with respect to a ONEOK shareholder who is present in person or represented by proxy at the ONEOK Special Meeting, such shareholder’s abstention from voting or the failure of a ONEOK shareholder to vote will have the same effect as a vote “against” the ONEOK Adjournment Proposal. The failure of a ONEOK shareholder who holds shares in “street name” through a bank, broker or other nominee to give voting instructions to the bank, broker or other nominee will have no effect on the outcome of the ONEOK Adjournment Proposal. However, if a ONEOK shareholder instructs its, his or her bank, broker or other nominee regarding the Stock Issuance Proposal but not the ONEOK Adjournment Proposal, such broker non-vote will have the same effect as voting “against” the ONEOK Adjournment Proposal. Regardless of whether there is a quorum, the chairman of the ONEOK Special Meeting or the chairman of the ONEOK Board may also adjourn the ONEOK Special Meeting. ONEOK does not intend to call a vote on the ONEOK Adjournment Proposal if the Stock Issuance Proposal is approved at the ONEOK Special Meeting.

Q:     What constitutes a quorum, and what vote is required to approve each proposal at the Magellan Special Meeting?

A:     Magellan unitholders holding a majority of the outstanding Magellan Units entitled to vote at the Magellan Special Meeting must be represented at the Magellan Special Meeting in person or by proxy in order to constitute a quorum. Virtual attendance at the special meeting will constitute presence in person for the purpose of determining the presence of a quorum for the transaction of business at the Magellan Special Meeting.

The Merger Proposal.    Approval of the Merger Proposal requires the affirmative vote of holders of a majority of the outstanding Magellan Units entitled to vote on the proposal. Accordingly, a Magellan unitholder’s abstention from voting or the failure of a Magellan unitholder to vote (including the failure of a Magellan unitholder who holds Magellan Units in “street name” through a bank, broker or other nominee to give voting instructions to the bank, broker or other nominee) will have the same effect as a vote “against” the Merger Proposal.

The Non-Binding Advisory Compensation Proposal.    Approval of the Non-Binding Advisory Compensation Proposal requires the affirmative vote of holders of a majority of the outstanding Magellan Units entitled to vote on the proposal. Accordingly, a Magellan unitholder’s abstention from voting or the failure of a Magellan unitholder to vote (including the failure of a Magellan unitholder who holds Magellan Units in “street name” through a bank, broker or other nominee to give voting instructions to the bank, broker or other nominee) will have the same effect as a vote “against” the Non-Binding Advisory Compensation Proposal. As an advisory vote, this proposal is not binding upon Magellan, the Magellan GP Board, ONEOK or the board of directors of ONEOK (the “ONEOK Board”), and approval of this proposal is not a condition to completion of the merger.

Q:     What will Magellan unitholders receive if the merger is completed?

A:     If the merger is completed, each eligible Magellan Unit outstanding at the Effective Time will automatically be converted into and will thereafter represent the right to receive 0.667 duly authorized and validly issued shares of ONEOK Common Stock and $25.00 in cash. Each Magellan unitholder will receive cash in lieu of any fractional share of ONEOK Common Stock that such Magellan unitholder would otherwise be entitled to receive in the merger.

Because ONEOK will issue a fixed number of shares of ONEOK Common Stock in exchange for each Magellan Unit, the value of the Merger Consideration that Magellan unitholders will receive in the merger will depend on the market price of shares of ONEOK Common Stock at the Effective Time. The market price of shares of ONEOK Common Stock that Magellan unitholders receive at the Effective Time could be greater than, less than or the same as the market price of shares of ONEOK Common Stock on the date of this joint proxy statement/prospectus or at the time of the Magellan Special Meeting. Accordingly, you should obtain current market quotations for ONEOK Common Stock and Magellan Units before deciding how to vote with respect to the Merger Proposal or the Stock Issuance Proposal, as applicable. ONEOK Common Stock is traded on the New York Stock Exchange (“NYSE”) under the symbol “OKE.” Magellan Units are traded on the NYSE under the symbol “MMP.”

For more information regarding the Merger Consideration to be received by Magellan unitholders if the merger is completed, please see “The Merger Agreement — Merger Consideration.”

Q:     Who will own ONEOK immediately following the merger?

A:     ONEOK and Magellan estimate that upon the completion of the merger, current ONEOK shareholders, collectively, will own approximately 77% of the outstanding shares of ONEOK Common Stock, and current Magellan unitholders, collectively, will own approximately 23% of the outstanding ONEOK Common Stock (in each case based on fully diluted shares or units, as applicable, outstanding of each company).

Q:     Will Magellan equity and other long-term incentive awards be affected by the merger?

A:     Upon the completion of the merger, outstanding Magellan equity awards will be affected as described below.

Each award of phantom units and performance phantom units of Magellan will be treated as follows: (i) at the Effective Time, each award of time-vesting phantom units (each, a “Magellan RSU Award”), whether vested or unvested, that is outstanding immediately prior to the Effective Time, will be assumed by ONEOK and converted into a phantom unit award relating to a number of shares of ONEOK Common Stock equal to the number of Magellan Units subject to such Magellan RSU Award immediately prior to the Effective Time multiplied by a ratio equal to the Cash Consideration divided by the volume-weighted average closing price of one share of ONEOK Common Stock as reported on the NYSE for the ten (10) consecutive full trading days (in which shares of ONEOK Common Stock are traded on the NYSE) ending at the close of trading on the full trading day immediately preceding (and not including) the date on which the closing of the merger (the “closing”) actually occurs (such date, the “closing date”) plus the Exchange Ratio (such ratio, the “Equity Exchange Ratio”), rounded up or down to the nearest whole share of ONEOK Common Stock and otherwise subject to the same terms and conditions of such Magellan RSU Award and (ii) at the Effective Time, each award of performance phantom units (each, a “Magellan PSU Award”), whether vested or unvested, that is outstanding immediately prior to the Effective Time, will be assumed by ONEOK and converted into a phantom unit award relating to a number of shares of ONEOK Common Stock equal to the number of Magellan Units subject to such Magellan PSU Award immediately prior to the Effective Time, assuming achievement of the applicable performance based vesting condition at the maximum level, multiplied by the Equity Exchange Ratio, rounded up or down to the nearest whole share of ONEOK Common Stock and otherwise subject to the same terms and conditions of such Magellan PSU Award (other than the performance-based vesting conditions); provided, however, such assumed award or the relevant portion thereof will be paid to the holder thereof no later than March 15th of the year following the calendar year in which any substantial risk of forfeiture, within the meaning of Internal Revenue Code Section 409A, lapses with respect to such assumed award or the relevant portion thereof.

For additional information regarding the Magellan equity and other long-term incentive awards, please see “The Merger Agreement — Treatment of Magellan Equity Awards.”

Q:     What will the composition of the board of directors and management of ONEOK be following completion of the merger?

A:     We expect the ONEOK Board at the Effective Time will be composed of (i) Brian L. Derksen, Julie H. Edwards, Mark W. Helderman, Randall J. Larson, Steven J. Malcolm, Jim W. Mogg, Pattye L. Moore, Pierce H. Norton II, Eduardo A. Rodriguez and Gerald B. Smith (each a “Legacy ONEOK Director” and collectively the “Legacy ONEOK Directors”) and (ii) one to two directors currently serving on the Magellan GP Board to be determined by ONEOK (the “Legacy Magellan Directors”). We expect the management of ONEOK following the completion of the merger will include officers and other key employees from both ONEOK and Magellan. For additional information regarding the ONEOK Board and the management of ONEOK following the completion of the merger, please see “The Merger Agreement — Board of Directors and Executive Officers After Completion of the Merger.”

Q:     How does the Magellan GP Board recommend that I vote at the Magellan Special Meeting?

A:     The Magellan GP Board unanimously recommends that you vote “FOR” the Merger Proposal and “FOR” the Non-Binding Advisory Compensation Proposal. For additional information regarding the recommendation of the Magellan GP Board, please see “The Merger — Recommendation of the Magellan GP Board and its Reasons for the Merger.”

Q:     Who is entitled to vote at the Magellan Special Meeting?

A:     The record date for the Magellan Special Meeting is [            ], 2023 (the “Magellan Record Date”). All Magellan unitholders who held units at the close of business on the Magellan Record Date are entitled to receive notice of, and to vote at, the Magellan Special Meeting. Each such Magellan unitholder is entitled to cast one vote on each matter properly brought before the Magellan Special Meeting for each Magellan Unit that such holder owned of record as of the Magellan Record Date. Attendance at the Magellan Special Meeting, which will be held virtually, is not required for a Magellan unitholder’s units to be voted. Please see “Special Meeting of Magellan Unitholders — Voting at the Magellan Special Meeting” for instructions on how to submit a proxy for your units without attending the Magellan Special Meeting.

Q:     How does the ONEOK Board recommend that I vote at the ONEOK Special Meeting?

A:     The ONEOK Board unanimously recommends that you vote “FOR” the Stock Issuance Proposal and “FOR” the ONEOK Adjournment Proposal. For additional information regarding the recommendation of the ONEOK Board, please see “The Merger — Recommendation of the ONEOK Board and its Reasons for the Merger.”

Q:     Who is entitled to vote at the ONEOK Special Meeting?

A:     The record date for the ONEOK Special Meeting is [            ], 2023 (the “ONEOK Record Date”). All holders of shares of ONEOK Common Stock who held shares at the close of business on the ONEOK Record Date are entitled to receive notice of, and to vote at, the ONEOK Special Meeting. Each such holder of ONEOK Common Stock is entitled to cast one vote on each matter properly brought before the ONEOK Special Meeting for each share of ONEOK Common Stock that such holder owned of record as of the ONEOK Record Date. Please see “Special Meeting of ONEOK Shareholders — Voting at the ONEOK Special Meeting” for instructions on how to vote your shares without attending the ONEOK Special Meeting.

Q:     What is a proxy?

A:     A shareholder’s or unitholder’s legal designation of another person to vote shares or units of such shareholder’s common stock or unitholder’s units at a special or annual meeting is referred to as a proxy. The document used to designate a proxy to vote your shares or units is called a proxy card.

Q:     How many votes do I have for the Magellan Special Meeting?

A:     Each Magellan unitholder is entitled to one vote for each Magellan Unit held of record as of the close of business on the Magellan Record Date for each proposal. As of the close of business on the Magellan Record Date, there were [            ] outstanding Magellan Units.

Q:     How many votes do I have for the ONEOK Special Meeting?

A:     Each ONEOK shareholder is entitled to one vote for each share of ONEOK Common Stock held of record as of the close of business on the ONEOK Record Date for each proposal. As of the close of business on the ONEOK Record Date, there were [            ] outstanding shares of ONEOK Common Stock.

Q:     What will happen to my shares of ONEOK Common Stock?

A:     Nothing. You will continue to own the same shares of ONEOK Common Stock that you own prior to the Effective Time. As a result of the Stock Issuance Proposal, however, the overall ownership percentage of current ONEOK shareholders in the combined company will be diluted.

Q:     What happens if the merger is not completed?

A:     If the Magellan unitholders do not approve the Merger Proposal or the ONEOK shareholders do not approve the Stock Issuance Proposal, or if the merger is not completed for any other reason, Magellan unitholders will not receive any Merger Consideration for their Magellan Units in connection with the merger. Instead, ONEOK and Magellan will each remain independent public companies. The ONEOK Common Stock will continue to be listed and traded on the NYSE, and the Magellan Units will continue to be listed and traded on the NYSE. Additionally, if the Merger Proposal is not approved by Magellan unitholders or if the merger is not completed for any other reason, ONEOK will neither issue shares of ONEOK Common Stock nor pay the Cash Consideration to Magellan unitholders. If the Merger Agreement is terminated under certain specified circumstances, ONEOK may be required to reimburse Magellan for certain expenses up to $75 million, or to pay to Magellan a termination fee of $450 million, less any expenses previously paid. If the Merger Agreement is terminated under certain specified circumstances, Magellan may be required to reimburse ONEOK for certain expenses up to $125 million, or to pay ONEOK a termination fee of $275 million, less any expenses previously paid. Please see “The Merger Agreement — Termination Fee” for a more detailed discussion of the termination fees.

Q:     What happens if the Non-Binding Advisory Compensation Proposal is not approved by Magellan unitholders?

A:     This vote is advisory and non-binding, and the merger is not conditioned or dependent upon the approval of the Non-Binding Advisory Compensation Proposal by Magellan unitholders. However, Magellan and ONEOK value the opinions of Magellan unitholders, and ONEOK expects to consider the outcome of the vote, along with other relevant factors, when considering future executive compensation, assuming the merger is completed. Because the executive compensation to be paid in connection with the merger is based on the terms of the Merger Agreement as well as the contractual arrangements between Magellan GP and its named executive officers, subject to the contractual conditions applicable thereto, such compensation will be payable, regardless of the outcome of this advisory vote if the Merger Proposal is approved. However, Magellan seeks the support of its unitholders and believes that unitholder support is appropriate because Magellan GP has a comprehensive executive compensation program designed to link the compensation of its named executive officers with Magellan’s performance and the interests of Magellan unitholders.

Q:     How can I vote my units and participate at the Magellan Special Meeting?

A:     If you are a Magellan unitholder of record as of the close of business on the Magellan Record Date, you may submit your proxy before the special meeting in one of the following ways:

•        Telephone-use the toll-free number shown on your proxy card;

•        Internet-visit the website shown on your proxy card to vote via the Internet; or

•        Mail-complete, sign, date and return the enclosed proxy card in the enclosed postage-paid envelope.

If you are a Magellan unitholder of record, you may also cast your vote virtually at the special meeting by following the instructions at [            ]. If you decide to attend the Magellan Special Meeting virtually and vote at the meeting, your vote will revoke any proxy previously submitted.

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The Magellan Special Meeting will begin promptly at [            ] a.m., Central Time, on [            ], 2023. Magellan encourages its unitholders to access the meeting prior to the start time leaving ample time for check-in. Please follow the instructions as outlined in this joint proxy statement/prospectus.

Even if you plan to attend the Magellan Special Meeting virtually, Magellan recommends that you submit your proxy with respect to your units in advance as described below so that your vote will be counted if you later decide not to or become unable to attend the Magellan Special Meeting.

Q:     How can I vote my units without attending the Magellan Special Meeting?

A:     Whether you hold your units directly as a unitholder of record of Magellan or beneficially in “street name,” you may direct your vote by proxy without attending the Magellan Special Meeting. You can submit your proxy by mail, over the Internet or by telephone by following the instructions provided in the enclosed proxy card. Please note that if you hold units beneficially in “street name,” you should follow the voting instructions provided by your bank, broker or other nominee.

Additional information on voting procedures can be found under “Magellan Special Meeting.”

Q:     How can I vote my shares and participate at the ONEOK Special Meeting?

A:     If you are a ONEOK shareholder of record as of the close of business on the ONEOK Record Date, you may submit your proxy before the special meeting in one of the following ways:

•        Telephone-use the toll-free number shown on your proxy card;

•        Internet-visit the website shown on your proxy card to vote via the Internet; or

•        Mail-complete, sign, date and return the enclosed proxy card in the enclosed postage-paid envelope.

If you are a ONEOK shareholder of record, you may also cast your vote virtually at the special meeting by following the instructions at [            ]. If you decide to attend the ONEOK Special Meeting virtually and vote at the meeting, your vote will revoke any proxy previously submitted.

The ONEOK Special Meeting will begin promptly at [            ] a.m., Central Time, on [            ], 2023. ONEOK encourages its shareholders to access the meeting prior to the start time leaving ample time for check-in. Please follow the instructions as outlined in this joint proxy statement/prospectus.

Even if you plan to attend the ONEOK Special Meeting virtually, ONEOK recommends that you vote your shares in advance as described below so that your vote will be counted if you later decide not to or become unable to attend the ONEOK Special Meeting.

Q:     How can I vote my shares without attending the ONEOK Special Meeting?

A:     Whether you hold your shares directly as a shareholder of record of ONEOK or beneficially in “street name,” you may direct your vote by proxy without attending the ONEOK Special Meeting. You can vote by proxy by mail, over the Internet or by telephone by following the instructions provided in the enclosed proxy card. Please note that if you hold shares beneficially in “street name,” you should follow the voting instructions provided by your bank, broker or other nominee.

Additional information on voting procedures can be found under “ONEOK Special Meeting.”

Q:     What is the difference between holding shares as a shareholder of record and as a beneficial owner of shares held in “street name?”

A:     If your shares or units are held in “street name” in a stock brokerage account or by a bank or other nominee, you must provide the record holder of your shares or units with instructions on how to vote your shares or units. Please follow the voting instructions provided by your broker, bank or other nominee. Please note that you may not vote shares or units held in street name by returning a proxy card directly to ONEOK or Magellan, as applicable, or by voting in person at the ONEOK Special Meeting or Magellan Special Meeting, as applicable, unless you provide a “legal proxy,” which you must obtain from your broker, bank or other nominee.

Q:     If my Magellan Units or ONEOK Common Stock are held in “street name” by my bank, broker or other nominee, will my bank, broker or other nominee automatically vote those units or shares for me?

A:     Under the rules of the NYSE, your bank, broker or other nominee will only be permitted to vote your Magellan Units or shares of ONEOK Common Stock, as applicable, on “non-routine” matters if you instruct your bank, broker or other nominee how to vote. All of the proposals scheduled for consideration at the Magellan Special Meeting and ONEOK Special Meeting are “non-routine” matters. As a result, if you fail to provide voting instructions to your broker, bank or other nominee, your units or shares will not be counted as present at the Magellan Special Meeting or ONEOK Special Meeting, as applicable, for purposes of determining a quorum and will not be voted on any of the proposals. To make sure that your units or shares are voted on each of the proposals, you should instruct your bank, broker or other nominee how you wish to vote your units or shares in accordance with the procedures provided by your bank, broker or other nominee regarding the voting of your units or shares.

The effect of a Magellan unitholder not instructing its, his or her bank, broker or other nominee how such unitholder wishes to vote its, his or her units will be the same as a vote “against” the Merger Proposal and “against” the Non-Binding Advisory Compensation Proposal.

The effect of a ONEOK shareholder not instructing its, his or her bank, broker or other nominee how such shareholder wishes to vote its, his or her shares will have no effect on the outcome of the Stock Issuance Proposal or the ONEOK Adjournment Proposal. However, if a ONEOK shareholder instructs its, his or her bank, broker or other nominee regarding the Stock Issuance Proposal but not the ONEOK Adjournment Proposal, such broker non-vote will have the same effect as voting “against” the ONEOK Adjournment Proposal.

Q:     What should I do if I receive more than one set of voting materials for a shareholder or unitholder meeting?

A:     If you hold Magellan Units or shares of ONEOK Common Stock in “street name” and also directly in your name as a unitholder or shareholder of record or otherwise, or if you hold Magellan Units or ONEOK Common Stock in more than one brokerage account, you may receive more than one set of voting materials relating to the Magellan Special Meeting or the ONEOK Special Meeting.

Record Holders.    For units or shares held directly, please complete, sign, date and return each proxy card, or you may cast your vote by telephone or Internet as provided on each proxy card, or otherwise follow the voting instructions provided in this joint proxy statement/prospectus in order to ensure that all of your Magellan Units or ONEOK Common Stock are voted.

“Street name” Holders.    For units or shares held in “street name” through a bank, broker or other nominee, you should follow the procedures provided by your bank, broker or other nominee to vote your shares.

Q:     If a unitholder or shareholder gives a proxy, how are the Magellan Units or shares of ONEOK Common Stock, as applicable, voted?

A:     Regardless of the method you choose to vote, the individuals named on the enclosed proxy card will vote your Magellan Units or shares of ONEOK Common Stock, as applicable, in the way that you indicate. When completing the proxy card or the Internet or telephone processes, you may specify whether your Magellan Units or ONEOK Common Stock, as applicable, should be voted for or against, or abstain from voting on, all, some or none of the specific items of business to come before the Magellan Special Meeting or ONEOK Special Meeting.

Q:     How will my Magellan Units or ONEOK Common Stock be voted if I return a blank proxy?

A:     If you sign, date and return your proxy card and do not indicate how you want your Magellan Units to be voted, then your Magellan Units will be voted “FOR” the Merger Proposal and “FOR” the Non-Binding Advisory Compensation Proposal.

If you sign, date and return your proxy card and do not indicate how you want your shares of ONEOK Common Stock to be voted, then your shares of ONEOK Common Stock will be voted “FOR” the Stock Issuance Proposal and “FOR” the ONEOK Adjournment Proposal.

Q:     Can I change my vote of Magellan Units after I have submitted my proxy?

A:     Any unitholder giving a proxy has the right to revoke it before the proxy is voted at the Magellan Special Meeting by:

•        subsequently submitting a new proxy, whether by submitting a new proxy card or by submitting a proxy via the Internet or telephone, that is received by the deadline specified on the accompanying proxy card;

•        giving written notice of your revocation to Magellan GP’s Secretary;

•        voting virtually at the Magellan Special Meeting; or

•        revoking your proxy and voting at the Magellan Special Meeting.

Your attendance at the Magellan Special Meeting will not revoke your proxy unless you give written notice of revocation to Magellan GP’s Secretary before your proxy is exercised or unless you vote your units in person at the Magellan Special Meeting.

Execution or revocation of a proxy will not in any way affect your right to attend the Magellan Special Meeting and vote. Written notices of revocation and other communications with respect to the revocation of proxies should be addressed to:

Magellan Midstream Partners, L.P.
Attn: Secretary
One Williams Center
Tulsa, Oklahoma 74172
(918) 574-7000

For more information, please see “Special Meeting of Magellan Unitholders — Revocation of Proxies.”

Q:     Can I change my vote of shares of ONEOK Common Stock after I have submitted my proxy?

A:     Any shareholder giving a proxy has the right to revoke it before the proxy is voted at the ONEOK Special Meeting by:

•        subsequently submitting a new proxy, whether by submitting a new proxy card or by submitting a proxy via the Internet or telephone, that is received by the deadline specified on the accompanying proxy card;

•        giving written notice of your revocation to ONEOK’s Corporate Secretary;

•        voting virtually at the ONEOK Special Meeting; or

•        revoking your proxy and voting at the ONEOK Special Meeting.

Your attendance at the ONEOK Special Meeting will not revoke your proxy unless you give written notice of revocation to ONEOK’s Corporate Secretary before your proxy is exercised or unless you vote your shares in person at the ONEOK Special Meeting.

Execution or revocation of a proxy will not in any way affect your right to attend the ONEOK Special Meeting and vote. Written notices of revocation and other communications with respect to the revocation of proxies should be addressed to:

ONEOK, Inc.
100 West Fifth Street
Tulsa, Oklahoma 74103
Attn: Corporate Secretary
(918) 588-7000

For more information, please see “Special Meeting of ONEOK Shareholders — Revocation of Proxies.”

Q:     If I hold my shares or units in “street name,” can I change my voting instructions after I have submitted voting instructions to my bank, broker or other nominee?

A:     If your shares or units are held in the name of a bank, broker or other nominee and you previously provided voting instructions to your bank, broker or other nominee, you should follow the instructions provided by your bank, broker or other nominee to revoke or change your voting instructions.

Q:     Where can I find the voting results of the Magellan Special Meeting and the ONEOK Special Meeting?

A:     The preliminary voting results for the ONEOK Special Meeting and the Magellan Special Meeting will be announced at their respective meetings. In addition, within four business days of the ONEOK Special Meeting and Magellan Special Meeting, ONEOK and Magellan intend to file the final voting results of their respective meetings with the SEC on a Current Report on Form 8-K.

Q:     Do ONEOK shareholders or Magellan unitholders have appraisal rights or dissenters’ rights?

A:     No. Neither Magellan unitholders under the Delaware Revised Uniform Limited Partnership Act (the “Delaware Partnership Act”) nor ONEOK shareholders under Section 1091 of the Oklahoma General Corporation Act (the “OGCA”) are entitled to appraisal or dissenters’ rights in connection with the merger.

Q:     As a Magellan unitholder, are there any risks that I should consider in deciding whether to vote for the approval of the Merger Proposal?

A:     Yes. You should read and carefully consider the risk factors set forth in “Risk Factors.” You also should read and carefully consider the risk factors of ONEOK and Magellan contained in the reports of ONEOK and Magellan which are incorporated by reference into this joint proxy statement/prospectus.

Q:     As a ONEOK shareholder, are there any risks that I should consider in deciding whether to vote for the approval of the Stock Issuance Proposal?

A:     Yes. You should read and carefully consider the risk factors set forth in “Risk Factors.” You also should read and carefully consider the risk factors of ONEOK and Magellan contained in the reports of ONEOK and Magellan which are incorporated by reference into this joint proxy statement/prospectus.

Q:     Do any of the officers or directors of Magellan have interests in the merger that may differ from or be in addition to my interests as a Magellan unitholder?

A:     Yes. In considering the recommendation of the Magellan GP Board that Magellan unitholders vote to approve the Merger Proposal, Magellan unitholders should be aware that certain of Magellan GP’s directors and executive officers have interests in the merger that are different from, or in addition to, the interests of Magellan unitholders generally. The Magellan GP Board was aware of and considered these differing interests, to the extent such interests existed at the time, among other matters, in evaluating and negotiating the terms and conditions of the Merger Agreement and the merger and in unanimously recommending that the Merger Agreement be approved by Magellan unitholders. See “The Merger — Interests of Certain Magellan GP Directors and Executive Officers in the Merger.”

Q:     Do any of the officers or directors of ONEOK have interests in the merger that may differ from or be in addition to my interests as a ONEOK shareholder?

A:     Yes. In considering the recommendation of the ONEOK Board that ONEOK shareholders vote to approve the Stock Issuance Proposal, ONEOK shareholders should be aware that certain of ONEOK’s directors and executive officers have interests in the merger that are different from, or in addition to, the interests of ONEOK shareholders generally. The ONEOK Board was aware of and considered these differing interests, to the extent such interests existed at the time, among other matters, in evaluating and negotiating the terms and conditions of the Merger Agreement and the merger and in unanimously recommending that the Stock Issuance Proposal be approved by ONEOK shareholders. See “The Merger — Interests of Certain ONEOK Directors and Executive Officers in the Merger.”

Q:     What happens if I sell my Magellan Units after the Magellan Record Date but before the Magellan Special Meeting?

A:     The Magellan Record Date is earlier than the date of the Magellan Special Meeting. If you transfer your Magellan Units after the Magellan Record Date but before the Magellan Special Meeting, you will, unless special arrangements are made, retain your right to vote at the Magellan Special Meeting.

Q:     What happens if I sell my shares of ONEOK Common Stock after the ONEOK Record Date but before the ONEOK Special Meeting?

A:     The ONEOK Record Date is earlier than the date of the ONEOK Special Meeting. If you transfer your shares of ONEOK Common Stock after the ONEOK Record Date but before the ONEOK Special Meeting, you will, unless special arrangements are made, retain your right to vote at the ONEOK Special Meeting.

Q:     Who will solicit and pay the cost of soliciting proxies in connection with the Magellan Special Meeting?

A:     The Magellan GP Board is soliciting your proxy in connection with the Magellan Special Meeting, and Magellan will bear the cost of soliciting such proxies, including the costs of printing and mailing this joint proxy statement/prospectus. Magellan has retained Morrow Sodali, LLC (“Morrow Sodali”) as proxy solicitor to assist with the solicitation of proxies in connection with the Magellan Special Meeting. Solicitation initially will be made by mail. Forms of proxies and proxy materials may also be distributed through banks, brokers and other nominees to the beneficial owners of Magellan Units, in which case these parties will be reimbursed for their reasonable out-of-pocket expenses. Proxies may also be solicited in person or by telephone, facsimile, electronic mail, or other electronic medium by certain of Magellan GP’s or Magellan’s directors, officers and employees, as applicable, without additional compensation.

ONEOK and Magellan also may be required to reimburse banks, brokers and other custodians, nominees and fiduciaries or their respective agents for their expenses in forwarding proxy materials to beneficial owners of Magellan Units. ONEOK’s directors, officers and employees and Magellan GP’s or Magellan’s directors, officers and employees, as applicable, also may solicit proxies by telephone, by electronic means or in person. They will not be paid any additional amounts for soliciting proxies.

Q:     Who will solicit and pay the cost of soliciting proxies in connection with the ONEOK Special Meeting?

A:     The ONEOK Board is soliciting your proxy in connection with the ONEOK Special Meeting, and ONEOK will bear the cost of soliciting such proxies, including the costs of printing and mailing this joint proxy statement/prospectus. ONEOK has retained Innisfree M&A Incorporated (“Innisfree”) as proxy solicitor to assist with the solicitation of proxies in connection with the ONEOK Special Meeting. Solicitation initially will be made by mail. Forms of proxies and proxy materials may also be distributed through banks, brokers and other nominees to the beneficial owners of shares of ONEOK Common Stock, in which case these parties will be reimbursed for their reasonable out-of-pocket expenses. Proxies may also be solicited in person or by telephone, facsimile, electronic mail, or other electronic medium by certain of ONEOK’s directors, officers and employees, without additional compensation.

ONEOK and Magellan also may be required to reimburse banks, brokers and other custodians, nominees and fiduciaries or their respective agents for their expenses in forwarding proxy materials to beneficial owners of ONEOK Common Stock. ONEOK’s directors, officers and employees and Magellan GP’s or Magellan’s directors, officers and employees, as applicable, also may solicit proxies by telephone, by electronic means or in person. They will not be paid any additional amounts for soliciting proxies.

Q:     What are the expected U.S. federal income tax consequences of the merger to Magellan’s U.S. unitholders?

A:     The receipt of shares of ONEOK Common Stock and cash in exchange for Magellan Units pursuant to the merger will be a taxable transaction to U.S. holders (as defined in “Material U.S. Federal Income Tax Consequences”) for U.S. federal income tax purposes. In such a case, a U.S. holder will generally recognize capital gain or loss on the receipt of shares of ONEOK Common Stock and cash in exchange for Magellan Units. However, a portion of this gain or loss, which could be substantial, will be separately computed and taxed as ordinary income or loss to the extent attributable to “unrealized receivables,” including depreciation recapture, or to “inventory items” owned by Magellan and its subsidiaries. Passive losses that were not deductible by a U.S. holder in prior taxable periods because they exceeded a U.S. holder’s share of Magellan’s income (i.e., suspended passive losses) may become deductible in full as a result of the merger and offset all or a portion of the gain recognized by such U.S. holder. A U.S. holder’s tax basis in the shares of ONEOK Common Stock received in the merger will equal the fair market value of such shares. The U.S. federal income tax consequences of the merger to Magellan unitholders and of the ownership and disposition of any shares of ONEOK Common Stock received pursuant thereto will depend on the Magellan unitholder’s particular tax situation. Accordingly, Magellan unitholders are strongly urged to consult their own tax advisor for a full understanding of the particular tax consequences to such unitholders of the merger and of the ownership and disposition of any shares of ONEOK Common Stock received in the merger.

For a more complete discussion of the U.S. federal income tax consequences of the merger, see the section entitled “Material U.S. Federal Income Tax Consequences.”

Q:     What are the expected U.S. federal income tax consequences for a Magellan U.S. unitholder of the ownership of shares of ONEOK Common Stock after the merger is completed?

A:     ONEOK is classified as a corporation for U.S. federal income tax purposes and is subject to U.S. federal income tax on its taxable income. A distribution of cash by ONEOK to a shareholder that is a U.S. holder will generally be included in such U.S. holder’s income as dividend income to the extent of ONEOK’s current or accumulated “earnings and profits” as determined under U.S. federal income tax principles. Distributions of cash in excess of ONEOK’s current and accumulated earnings and profits will be treated as a non-taxable return of capital reducing a U.S. holder’s adjusted tax basis in such U.S. holder’s shares of ONEOK Common Stock and, to the extent the distribution exceeds such U.S. holder’s adjusted tax basis, as capital gain from the sale or exchange of such shares of ONEOK Common Stock.

Upon the sale, exchange, certain redemptions or other taxable dispositions of shares of ONEOK Common Stock received in the merger, a U.S. holder will generally recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any other property received upon such taxable disposition of shares of ONEOK Common Stock and (ii) the U.S. holder’s adjusted tax basis in such shares of ONEOK Common Stock.

For a more complete discussion of the U.S. federal income tax consequences of owning and disposing of ONEOK Common Stock received in the merger, see the section entitled “Material U.S. Federal Income Tax Consequences.”

Q:     When is the merger expected to be completed?

A:     Subject to the satisfaction or, to the extent permissible under applicable law, waiver of the closing conditions described under “The Merger Agreement — Conditions to the Completion of the Merger,” including the approval of the Merger Proposal and the Stock Issuance Proposal, the merger is expected to close in the third quarter of 2023. However, neither ONEOK nor Magellan can predict the actual date on which the merger will be completed, or if the merger will be completed at all, because completion of the merger is subject to conditions and factors outside the control of either company. ONEOK and Magellan hope to complete the merger as soon as reasonably practicable.

Q:     What are the conditions to completion of the merger?

A:     The merger is subject to a number of conditions to closing as specified in the Merger Agreement. These closing conditions include, among others, (i) the approval of the Merger Proposal by the Magellan unitholders, (ii) the approval of the Stock Issuance Proposal by the ONEOK shareholders, (iii) that no applicable law has been enacted and no injunction or order is in effect that prohibits or makes illegal the consummation of the merger or the other transactions contemplated by the Merger Agreement; (iv) that all waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act (the “HSR Act”) applicable to the transactions contemplated by the Merger Agreement have expired or been terminated; (v) the registration statement on Form S-4, of which this joint proxy statement/prospectus forms a part, has been declared effective under the Securities Act and no stop order suspending the effectiveness of the registration statement has been issued by the SEC, nor have proceedings seeking a stop order been initiated or threatened by the SEC; and (vi) the shares of ONEOK Common Stock to be issued pursuant to the Merger Agreement have been approved for listing on the NYSE, subject to official notice of issuance. More information may be found in “The Merger Agreement — Conditions to the Completion of the Merger.”

Q:     How will I receive the Merger Consideration to which I am entitled?

A:     If you hold your Magellan Units through The Depository Trust Company (“DTC”), you will not be required to take any specific actions to exchange your Magellan Units for shares of ONEOK Common Stock. After the completion of the merger, Magellan Units held through DTC in book-entry form will be automatically exchanged for shares of ONEOK Common Stock in book-entry form and an exchange agent (the “Exchange Agent”) selected by the parties will deliver to you a check in the aggregate amount of cash that you have the right to receive with respect to the Magellan Units held by you immediately prior to the Effective Time, including the Cash Consideration and any cash to be paid in lieu of any fractional share of ONEOK Common Stock to which you would otherwise be entitled. If you hold your Magellan Units in certificated form, or in book-entry form but not through DTC, after receiving the proper documentation from you, following the Effective Time, the Exchange Agent will deliver to you the ONEOK Common Stock and a check in the aggregate amount of cash that you have the right to receive with respect to the Magellan Units held by you immediately prior to the Effective Time, including the Cash Consideration and any cash in lieu of fractional shares to which you would otherwise be entitled. More information may be found in “The Merger Agreement — Exchange of Shares.”

Q:     What should I do now?

A:     You should read this joint proxy statement/prospectus carefully and in its entirety, including the annexes, and return your completed, signed and dated proxy card by mail in the enclosed postage-paid envelope, or you may submit your voting instructions by telephone or over the Internet as soon as possible so that your units or shares will be voted in accordance with your instructions.

Q:     Whom do I call if I have questions about the Magellan Special Meeting, the ONEOK Special Meeting or the merger?

A:     If you are a Magellan unitholder and have questions about the Magellan Special Meeting or the merger, or desire additional copies of this joint proxy statement/prospectus or additional proxy cards, you may contact:

Morrow Sodali, LLC
509 Madison Avenue, Suite 1206
New York, NY 10022
Unitholders may call toll free: (800) 662-5200
Banks and Brokers may call collect: (203) 658-9400
Email: MMP@info.morrowsodali.com

If you are a ONEOK shareholder and have questions about the ONEOK Special Meeting or the merger, or desire additional copies of this joint proxy statement/prospectus or additional proxy cards, you may contact:

ONEOK, Inc.
100 West Fifth Street
Tulsa, Oklahoma 74103
Attn: Corporate Secretary
(918) 588-7000

SUMMARY

For your convenience, provided below is a brief summary of certain information contained in this joint proxy statement/prospectus. This summary highlights selected information from this joint proxy statement/prospectus and does not contain all of the information that may be important to you as a ONEOK shareholder or Magellan unitholder. To understand the merger fully and for a more complete description of the terms of the merger, you should read this entire joint proxy statement/prospectus carefully, including its annexes and the other documents to which you are referred. Additionally, important information, which you are urged to read, is contained in the documents incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 177. Items in this summary include a page reference directing you to a more complete description of those items.

Parties to the Merger (See page 39)

ONEOK, Inc.

ONEOK is a leading midstream service provider and owns one of the nation’s premier natural gas liquids (“NGL”) systems, connecting NGL supply in the Rocky Mountain, Permian and Mid-Continent regions with key market centers and owns an extensive network of gathering, processing, fractionation, transportation and storage assets. ONEOK Common Stock is traded on the NYSE under the ticker symbol “OKE.” ONEOK, which is incorporated in Oklahoma, has its executive offices located at 100 West Fifth Street, Tulsa, Oklahoma 74103, and can be reached by phone at (918) 588-7000.

Magellan Midstream Partners, L.P.

Magellan is a publicly traded partnership that primarily transports, stores and distributes refined petroleum products and crude oil. Magellan owns the longest refined petroleum products pipeline system in the country, with access to nearly 50% of the nation’s refining capacity, and can store more than 100 million barrels of petroleum products such as gasoline, diesel fuel and crude oil. Magellan Units are listed and traded on the NYSE under the ticker symbol “MMP.” Magellan has its executive offices located at One Williams Center, Tulsa, Oklahoma 74172, and can be reached by phone at (918) 574-7000.

Otter Merger Sub, LLC

Merger Sub is a Delaware limited liability company and wholly owned subsidiary of ONEOK. Merger Sub has not carried on any activities to date, other than activities incidental to its formation or undertaken in connection with the transactions contemplated by the Merger Agreement.

The Merger and the Merger Agreement (See pages 54 and 101)

The terms and conditions of the merger are contained in the Merger Agreement, a copy of which is attached as Annex A to this joint proxy statement/prospectus. You are encouraged to read the Merger Agreement carefully and in its entirety, as it is the primary legal document that governs the merger.

Pursuant to the Merger Agreement, Merger Sub will merge with and into Magellan; the separate existence of Merger Sub will cease, and Magellan will continue as the Surviving Entity in the merger as a wholly owned subsidiary of ONEOK. Following the merger, Magellan Units will be delisted from the NYSE, will be deregistered under the Exchange Act and will cease to be publicly traded.

Merger Consideration (See page 102)

At the Effective Time, each Magellan Unit (other than Magellan Units owned immediately prior to the Effective Time by Magellan or its wholly owned subsidiaries or by ONEOK or its wholly owned subsidiaries (the “Excluded Units”)) will automatically be converted into the right to receive:

•        0.667 duly authorized and validly issued shares of ONEOK Common Stock; and

•        $25.00 in cash.

The number of shares of ONEOK Common Stock into which each Magellan Unit will be converted, as specified in the first bullet above (as such number may be adjusted in accordance with the terms of the Merger Agreement), is referred to as the Equity Consideration, and such ratio is referred to as the Exchange Ratio. The amount of cash payable in respect of each Magellan Unit, as specified in the second bullet above (as number may be adjusted in accordance with the terms of the Merger Agreement), is referred to as the Cash Consideration, and together with the Equity Consideration, is referred to as the Merger Consideration.

Without limiting the parties’ respective obligations under certain parts of the Merger Agreement, if, during the period between the date of the Merger Agreement and the Effective Time, any change in the outstanding Magellan Units or shares of ONEOK Common Stock occurs as a result of any reclassification, stock or unit split (including a reverse stock or unit split) or combination, exchange or readjustment of shares or units, or any stock or unit dividend or stock or unit distribution with a record date during such period, then the Exchange Ratio and any other amounts payable pursuant to the Merger Agreement will be equitably adjusted to eliminate the effect of such event on the Exchange Ratio or any such other amounts payable pursuant to the Merger Agreement and provide ONEOK, Merger Sub and the holders of Magellan Units (each such holder, a “Magellan unitholder”) the same economic effect as contemplated by the Merger Agreement prior to such action.

No certificates or scrip of ONEOK Common Stock representing fractional shares of ONEOK Common Stock or book-entry credit of the same will be issued upon the surrender of Magellan Units, and such fractional interests will not entitle the owner thereof to vote or to have any rights as a holder of ONEOK Common Stock. The Exchange Ratio is fixed (subject to adjustments in accordance with the terms of the Merger Agreement), which means that it will not change between now and the Effective Time, regardless of changes in the market price of ONEOK Common Stock and Magellan Units. Any Magellan unitholder who would otherwise be entitled to receive a fraction of a share of ONEOK Common Stock pursuant to the merger (after taking into account all Magellan Units held immediately prior to the Effective Time by such holder) will, in lieu of such fraction of a share and upon surrender of such holder’s certificate (a “Magellan Unit Certificate”) formerly representing any Magellan Unit (other than Excluded Units) or each uncertificated Magellan Unit (“Book-Entry Common Units”), be paid in cash the dollar amount as specified in the Merger Agreement.

ONEOK shareholders will continue to own their existing shares of ONEOK Common Stock, and it is expected that current ONEOK shareholders will own approximately 77% of the ONEOK Common Stock and current Magellan unitholders will own approximately 23% of the ONEOK Common Stock immediately following the Effective Time (in each case based on fully diluted shares or units, as applicable, outstanding of each company).

Special Meeting of ONEOK Shareholders (See page 40)

The ONEOK Special Meeting will be held virtually at [    ], on [    ], 2023, at [    ] a.m., Central Time. The ONEOK Special Meeting is being held to consider and vote on the Stock Issuance Proposal.

ONEOK shareholders will also be asked to vote on the ONEOK Adjournment Proposal to adjourn the ONEOK Special Meeting to solicit additional proxies if there are not sufficient votes at the time of the ONEOK Special Meeting to approve the Stock Issuance Proposal or to ensure that any supplement or amendment to this joint proxy statement/prospectus is timely provided to ONEOK shareholders. Regardless of whether there is a quorum, the chairman of the ONEOK Special Meeting or the chairman of the ONEOK Board may also adjourn the ONEOK Special Meeting.

Completion of the merger is conditioned on, among other things, the approval of the Stock Issuance Proposal by ONEOK shareholders.

Only holders of record of outstanding shares of ONEOK Common Stock as of the close of business on [    ], 2023, the ONEOK Record Date, are entitled to notice of, and to vote at, the ONEOK Special Meeting or any adjournment or postponement of the ONEOK Special Meeting. ONEOK shareholders may cast one vote for each share of ONEOK Common Stock owned as of the ONEOK Record Date for each proposal.

Assuming holders of a majority of the outstanding shares of ONEOK Common Stock entitled to vote at the ONEOK Special Meeting (a “quorum”) are present in person or represented by proxy at the ONEOK Special Meeting, approval of the Stock Issuance Proposal requires the affirmative vote of holders of a majority of the shares of ONEOK Common Stock cast at the ONEOK Special Meeting. Accordingly, with respect to a

ONEOK shareholder who is present in person or represented by proxy at the ONEOK Special Meeting, such shareholder’s abstention from voting or the failure of a ONEOK shareholder to vote will have no effect on the outcome of the Stock Issuance Proposal. The failure of a ONEOK shareholder who holds shares in “street name” through a bank, broker or other nominee to give voting instructions to the bank, broker or other nominee will have no effect on the outcome of the Stock Issuance Proposal.

Approval of the ONEOK Adjournment Proposal requires the affirmative vote of the holders of a majority of the shares of ONEOK Common Stock entitled to vote and present in person or represented by proxy at the ONEOK Special Meeting. Accordingly, with respect to a ONEOK shareholder who is present in person or represented by proxy at the ONEOK Special Meeting, such shareholder’s abstention from voting or the failure of a ONEOK shareholder to vote will have the same effect as a vote “against” the ONEOK Adjournment Proposal. The failure of a ONEOK shareholder who holds shares in “street name” through a bank, broker or other nominee to give voting instructions to the bank, broker or other nominee will have no effect on the outcome of the ONEOK Adjournment Proposal. However, if a ONEOK shareholder instructs its, his or her bank, broker or other nominee regarding the Stock Issuance Proposal but not the ONEOK Adjournment Proposal, such broker non-vote will have the same effect as voting “against” the ONEOK Adjournment Proposal. Regardless of whether there is a quorum, the chairman of the ONEOK Special Meeting or the chairman of the ONEOK Board may also adjourn the ONEOK Special Meeting. ONEOK does not intend to call a vote on the ONEOK Adjournment Proposal if the Stock Issuance Proposal is approved at the ONEOK Special Meeting.

Virtual attendance at the special meeting constitutes presence in person for purposes of the vote required.

Recommendation of the ONEOK Board and its Reasons for the Merger (See page 64)

The ONEOK Board has unanimously determined that it is in the best interests of ONEOK and its shareholders, and has declared it advisable, to enter into the Merger Agreement and has unanimously approved the execution, delivery and performance by ONEOK of the Merger Agreement and the consummation of the transactions contemplated thereby, including the issuance of shares of ONEOK Common Stock in connection with the merger. The ONEOK Board unanimously recommends that ONEOK shareholders vote “FOR” the Stock Issuance Proposal and “FOR” the ONEOK Adjournment Proposal. For additional information on the factors considered by the ONEOK Board in reaching this decision and the recommendation of the ONEOK Board, please see “The Merger — Recommendation of the ONEOK Board and its Reasons for the Merger.”

Opinion of ONEOK’s Financial Advisor (See page 75)

Goldman Sachs & Co. LLC (“Goldman Sachs”) delivered its oral opinion, subsequently confirmed in writing, to the ONEOK Board that, as of May 14, 2023 and based upon and subject to the factors and assumptions set forth therein, the Merger Consideration to be paid by ONEOK for each Magellan Unit pursuant to the Merger Agreement was fair from a financial point of view to ONEOK.

The full text of the written opinion of Goldman Sachs, dated May 14, 2023, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B to this joint proxy statement/prospectus and is incorporated herein by reference. Goldman Sachs provided advisory services and its opinion for the information and assistance of the ONEOK Board in connection with its consideration of the proposed merger. Goldman Sachs’ opinion is not a recommendation as to how any holder of ONEOK Common Stock should vote with respect to the proposed merger or any other matter. Pursuant to an engagement letter between ONEOK and Goldman Sachs, ONEOK has agreed to pay Goldman Sachs a transaction fee of approximately $35 million, $2 million of which became payable upon announcement of the proposed merger, and the remainder of which is contingent upon consummation of the proposed merger. For a description of the opinion that the ONEOK Board received from Goldman Sachs, see the section entitled “The Merger — Opinion of ONEOK’s Financial Advisor” beginning on page 75.

Interests of Certain ONEOK Directors and Executive Officers in the Merger (See page 94)

When considering the recommendation of the ONEOK Board that ONEOK shareholders vote “FOR” the Stock Issuance Proposal and “FOR” the ONEOK Adjournment Proposal, ONEOK shareholders should be aware that certain of ONEOK’s directors and executive officers have interests in the merger that are different from, or in addition to, the interests of other ONEOK shareholders generally. The ONEOK Board was aware of these interests when it approved the Merger Agreement and the transactions contemplated thereby and recommended that ONEOK shareholders vote “FOR” the Stock Issuance Proposal and “FOR” the ONEOK Adjournment Proposal. Such interests include the following and are more fully summarized below:

•        Certain directors and executive officers are expected to continue as directors and executive officers of ONEOK following consummation of the merger.

•        The executive officers of ONEOK hold restricted units in respect of ONEOK Common Stock and performance units in respect of ONEOK Common Stock. If an executive’s employment is terminated by ONEOK without cause, a pro rata portion of the restricted units would vest at the time of termination of employment and a pro rata portion of the performance units would remain eligible to vest at the end of the performance period based on actual ONEOK performance. These termination provisions are not affected or enhanced by the merger, and presently it is not expected that any executive officer’s employment will terminate in connection with the merger.

The merger does not constitute a “change in control” for purposes of the executives’ equity award agreements or ONEOK’s Officer Change in Control Severance Plan, and accordingly the “change in control” benefits potentially provided under those arrangements are not triggered by reason of the merger.

Special Meeting of Magellan Unitholders (See page 47)

The Magellan Special Meeting will be held virtually at [            ], on [            ], 2023, at [            ] a.m., Central Time. The Magellan Special Meeting is being held to consider and vote on the following proposals:

•        the Merger Proposal; and

•        the Non-Binding Advisory Compensation Proposal.

Completion of the merger is conditioned on, among other things, the approval of the Merger Proposal by Magellan unitholders. Approval of the Non-Binding Advisory Compensation Proposal is not a condition to the obligation of either Magellan or ONEOK to complete the merger.

Only holders of record of outstanding Magellan Units as of the close of business on [            ], 2023, the Magellan Record Date, are entitled to notice of, and to vote at, the Magellan Special Meeting or any adjournment or postponement of the Magellan Special Meeting. Magellan unitholders may cast one vote for each Magellan Unit owned as of the Magellan Record Date for each proposal.

Assuming holders of a majority of the outstanding Magellan Units entitled to vote at the Magellan Special Meeting (a “quorum”) are present in person or represented by proxy at the Magellan Special Meeting, approval of the Merger Proposal requires the affirmative vote of holders of a majority of the outstanding Magellan Units entitled to vote on the proposal. Accordingly, a Magellan unitholder’s abstention from voting or the failure of a Magellan unitholder to vote (including the failure of a Magellan unitholder who holds Magellan Units in “street name” through a bank, broker or other nominee to give voting instructions to the bank, broker or other nominee) will have the same effect as a vote “against” the Merger Proposal.

Assuming a quorum is present, approval of the Non-Binding Advisory Compensation Proposal requires the affirmative vote of holders of a majority of the outstanding Magellan Units entitled to vote on the proposal. Accordingly, a Magellan unitholder’s abstention from voting or the failure of a Magellan unitholder to vote (including the failure of a Magellan unitholder who holds Magellan Units in “street name” through a bank, broker or other nominee to give voting instructions to the bank, broker or other nominee) will have the same effect as a vote “against” the Non-Binding Advisory Compensation Proposal. As an advisory vote, this proposal is not binding upon Magellan, the Magellan GP Board, ONEOK or the ONEOK Board, and approval of this proposal is not a condition to completion of the merger.

Virtual attendance at the Magellan Special Meeting constitutes presence in-person for purposes of the vote required.

Recommendation of the Magellan GP Board and its Reasons for the Merger (See page 66)

The Magellan GP Board has unanimously determined that the Merger Agreement, the merger and the other transactions contemplated by the Merger Agreement are in the best interests of, and are advisable to, Magellan and its unitholders and has unanimously approved and declared advisable the Merger Agreement, the merger and the other transactions contemplated by the Merger Agreement. The Magellan GP Board unanimously recommends that Magellan unitholders vote “FOR” the Merger Proposal and “FOR” the Non-Binding Advisory Compensation Proposal. For additional information on the factors considered by the Magellan GP Board in reaching this decision and the recommendation of the Magellan GP Board, please see “The Merger — Recommendation of the Magellan GP Board and its Reasons for the Merger.”

Opinion of Magellan’s Financial Advisor (See page 82)

Morgan Stanley & Co. LLC (“Morgan Stanley”) was retained by Magellan to act as its financial advisor in connection with the merger. On May 14, 2023, Morgan Stanley rendered its oral opinion, which was confirmed by delivery of a written opinion dated May 14, 2023, to the Conflicts Committee of the Magellan GP Board (the “Conflicts Committee”) and the Magellan GP Board to the effect that, as of such date, and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Morgan Stanley as set forth in its written opinion, the Merger Consideration to be received by the holders of Magellan Units (other than Excluded Units) pursuant to the Merger Agreement was fair from a financial point of view to the holders of such Magellan Units.

The full text of Morgan Stanley’s written opinion to the Conflicts Committee and the Magellan GP Board, dated May 14, 2023, which sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Morgan Stanley in rendering its opinion, is attached as Annex C to this joint proxy statement/prospectus and is incorporated herein by reference. The foregoing summary of Morgan Stanley’s opinion is qualified in its entirety by reference to the full text of the opinion. You are encouraged to read Morgan Stanley’s opinion and the summary of Morgan Stanley’s opinion below carefully and in their entirety. Morgan Stanley’s opinion was for the benefit of the Conflicts Committee and the Magellan GP Board, in their respective capacities as such, and addressed only the fairness from a financial point of view of the Merger Consideration to be received by the holders of Magellan Units (other than Excluded Units) pursuant to the Merger Agreement as of the date of the opinion and did not address any other aspects or implications of the merger. Morgan Stanley’s opinion was not intended to, and does not, constitute an opinion or recommendation as to how the shareholders of ONEOK or the unitholders of Magellan should vote at any shareholders’ meeting or unitholders’ meeting, respectively, to be held in connection with the merger.

Interests of Certain Magellan GP Directors and Executive Officers in the Merger (See page 95)

When considering the recommendation of the Magellan GP Board that Magellan unitholders vote “FOR” each of the Merger Proposal and the Non-Binding Advisory Compensation Proposal, Magellan unitholders should be aware that, aside from their interests as Magellan unitholders, certain of Magellan GP’s directors and executive officers have interests in the merger that are different from, or in addition to, the interests of other Magellan unitholders generally. The Magellan GP Board was aware of such interests during its deliberations on the merits of the merger and in deciding to recommend that Magellan unitholders vote “FOR” the Merger Proposal and “FOR” the Non-Binding Advisory Compensation Proposal at the Magellan Special Meeting on [    ], 2023.

These interests include the following:

•        the executive officers of Magellan GP have arrangements with Magellan that provide for certain severance payments or benefits, accelerated vesting of certain equity based awards and other rights and other payments or benefits upon completion of the merger and if their employment or service is terminated under certain circumstances in connection with the merger; and

•        executive officers and directors of Magellan GP have rights to indemnification, advancement of expenses and directors’ and officers’ liability insurance that will survive the completion of the merger.

The Magellan GP Board was aware of these additional interests of its directors and executive officers and considered these potential interests, among other matters, in evaluating and negotiating the Merger Agreement and the merger, in approving the Merger Agreement and in recommending the applicable merger-related proposals. For a further discussion of the interests of Magellan GP directors and executive officers in the merger, see “The Merger — Interests of Certain Magellan GP Directors and Executive Officers in the Merger” beginning on page 95.

Treatment of Magellan Equity Awards (See page 102)

Each award of phantom units and performance phantom units of Magellan will be treated as follows: (i) at the Effective Time, each Magellan RSU Award, whether vested or unvested, that is outstanding immediately prior to the Effective Time, will be assumed by ONEOK and converted into a phantom unit award relating to a number of shares of ONEOK Common Stock equal to the number of Magellan Units subject to such Magellan RSU Award immediately prior to the Effective Time multiplied by the Equity Exchange Ratio, rounded up or down to the nearest whole share of ONEOK Common Stock and otherwise subject to the same terms and conditions of such Magellan RSU Award and (ii) at the Effective Time, each Magellan PSU Award, whether vested or unvested, that is outstanding immediately prior to the Effective Time, will be assumed by ONEOK and converted into a phantom unit award relating to a number of shares of ONEOK Common Stock equal to the number of Magellan Units subject to such Magellan PSU Award immediately prior to the Effective Time, assuming achievement of the applicable performance based vesting condition at the maximum level, multiplied by the Equity Exchange Ratio, rounded up or down to the nearest whole share of ONEOK Common Stock and otherwise subject to the same terms and conditions of such Magellan PSU Award (other than the performance-based vesting conditions); provided, however, such assumed award or the relevant portion thereof will be paid to the holder thereof no later than March 15th of the year following the calendar year in which any substantial risk of forfeiture, within the meaning of Internal Revenue Code Section 409A, lapses with respect to such assumed award or the relevant portion thereof.

The Merger Agreement further provides that Magellan will take all necessary and appropriate actions to approve and effectuate the above, including making any determinations or adopting resolutions of the Magellan GP Board or a committee thereof or any administrator of a Magellan benefit plan as may be necessary. ONEOK must also take such actions as are necessary for the conversion of the Magellan phantom units and performance phantom units pursuant to the Merger Agreement, including reservation, issuance and listing of shares of ONEOK Common Stock as are necessary to effectuate the transactions contemplated by the above.

Treatment of Indebtedness

As of March 31, 2023, ONEOK had no borrowings outstanding and no outstanding letters of credit issued under that certain Amended and Restated Credit Agreement, dated as of June 10, 2022, among ONEOK, as borrower, ONEOK Partners Intermediate Limited Partnership and ONEOK Partners, L.P., each, as guarantors, Citibank, N.A., as administrative agent, a swing line lender, a letter of credit issuer and a lender, and the lenders, swing line lenders and letter of credit issuers from time to time party thereto, as amended by that certain First Amendment to Amended and Restated Credit Agreement, dated May 26, 2023, and as further amended, restated, supplemented or otherwise modified from time to time (the “ONEOK Credit Agreement”). As of March 31, 2023, ONEOK had approximately $13.3 billion in senior notes outstanding. For a description of the ONEOK Credit Agreement and ONEOK’s senior notes, see ONEOK’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2023, filed with the SEC on May 3, 2023, which is incorporated by reference into this joint proxy statement/prospectus.

As of March 31, 2023, Magellan had no borrowings outstanding and $3.5 million was obligated for letters of credit under that certain Second Amended and Restated Credit Agreement, dated as of October 26, 2017, among Magellan, as borrower, Wells Fargo Bank, National Association, as administrative agent, a swing line lender, a letter of credit issuer and a lender, and the lenders, swing line lenders and letter of credit issuers from time to time party thereto, as amended by that certain First Amendment to Second Amended and Restated Credit Agreement, dated May 17, 2019, as further amended by that certain Second Amendment to Second Amended and Restated Credit Agreement, dated November 8, 2022, and as further amended, restated, supplemented or otherwise modified from time to time (the “Magellan Credit Agreement”). Unless the Magellan Credit Agreement is terminated or amended prior to or at the closing date, consummation of the merger would constitute a “Change in Control” and result in an event of default under the Magellan Credit Agreement. The Merger Agreement requires Magellan to deliver to ONEOK, prior to the closing date, a customary executed payoff letter with respect to the indebtedness and obligations of Magellan and its subsidiaries under the Magellan Credit Agreement. In connection with the merger, ONEOK shall pay or cause to be paid the amounts set forth in such payoff letter. As of March 31, 2023, Magellan had approximately $5.0 billion in senior notes outstanding. In connection with the merger, ONEOK will assume the Magellan senior notes outstanding.

For a description of the Magellan Credit Agreement and Magellan’s senior notes, see Magellan’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2023, filed with the SEC on May 4, 2023, which is incorporated by reference into this joint proxy statement/prospectus.

In connection with, and concurrently with entry into, the Merger Agreement, ONEOK entered into a debt commitment letter dated May 14, 2023 (the “Debt Commitment Letter”) with Goldman Sachs Bank USA (the “Bank”) pursuant to which the Bank has agreed to provide ONEOK with an unsecured 364-day bridge loan facility in an aggregate principal amount of $5.25 billion on the terms and subject to the conditions set forth in the Debt Commitment Letter for the purposes of financing the transactions contemplated by the Merger Agreement. The obligations of the Bank to provide the debt financing under the Debt Commitment Letter are subject to a number of customary conditions.

Certain Beneficial Owners of Magellan Units (See page 170)

At the close of business on [    ], 2023, the latest practicable date prior to the date of this joint proxy statement/prospectus, Magellan GP’s directors and executive officers and their affiliates, as a group, beneficially owned and were entitled to vote approximately [    ] Magellan Units, collectively representing [    ]% of the Magellan Units outstanding on that date. Magellan currently expects that all of its directors and executive officers will vote their units “FOR” the Merger Proposal and “FOR” the Non-Binding Advisory Compensation Proposal. For more information regarding the security ownership of Magellan GP directors and executive officers, please see “The Merger Agreement — Treatment of Magellan Equity Awards.”

Ownership of ONEOK after the Merger

As of the date of this joint proxy statement/prospectus, based on the Exchange Ratio, the number of outstanding Magellan Units and the number of outstanding shares of ONEOK Common Stock, it is estimated that current ONEOK shareholders will own approximately 77% and current Magellan unitholders will own approximately 23% of the issued and outstanding shares of ONEOK Common Stock immediately following the Effective Time (in each case based on fully diluted shares or units, as applicable, outstanding of each company).

Board of Directors and Executive Officers After Completion of the Merger (See page 103)

The ONEOK Board at the Effective Time is expected to be composed of (i) the Legacy ONEOK Directors and (ii) one to two Legacy Magellan Directors.

The management of ONEOK following the completion of the merger will include officers and other key employees from ONEOK, including Pierce H. Norton II, the current President and Chief Executive Officer of ONEOK, and Magellan. For additional information regarding the ONEOK Board and the management of ONEOK following the completion of the merger, please see “The Merger Agreement — Board of Directors and Executive Officers After Completion of the Merger.”

Conditions to the Completion of the Merger (See page 125)

Each party’s obligation to effect the merger is subject to the satisfaction at closing, or waiver at or prior to closing, of each of the following conditions:

•        the approval of the Merger Proposal by the Magellan unitholders;

•        the approval of the Stock Issuance Proposal by the ONEOK shareholders;

•        the NYSE having approved the listing of the shares of ONEOK Common Stock to be issued in the merger;

•        the absence of any applicable law or order or injunction prohibiting or making illegal the consummation of the merger;

•        the expiration or termination of the waiting period under the HSR Act applicable to the transactions contemplated by the Merger Agreement and any agreement with any governmental entity not to effect the transactions contemplated by the Merger Agreement; and

•        the registration statement on Form S-4, of which this joint proxy statement/prospectus forms a part, having been declared effective under the Securities Act and no stop order suspending the effectiveness of the registration statement having been issued by the SEC, and no proceedings seeking a stop order having been initiated or threatened by the SEC.

In addition, ONEOK’s and Merger Sub’s obligation to effect the merger is subject to the satisfaction at closing, or waiver at or prior to closing, of each of the following conditions:

•        the accuracy of the representations and warranties of Magellan as follows:

•        the representations and warranties of Magellan regarding organization and certain representations regarding capital stock (as set forth in Section 3.2(a) and Section 3.2(f) of the Merger Agreement) shall be true and correct as of the date of the Merger Agreement and as of the closing date, as if made as of such date (except to the extent expressly made as of an earlier date, in which case only as of such date), except for immaterial inaccuracies;

•        the representations and warranties of Magellan regarding operation in the ordinary course of business and the absence of a material adverse effect (as set forth in Section 3.10(b) and 3.10(c) of the Merger Agreement) shall be true and correct as of the date of the Merger Agreement and as of the closing date, as if made as of such date or period (except to the extent expressly made as of an earlier date, in which case only as of such date or period); and

•        the representations and warranties of Magellan (other than Sections 3.2(a), 3.2(f), 3.10(b) and 3.10(c) of the Merger Agreement) shall be true and correct as of the date of the Merger Agreement and as of the closing date (except to the extent expressly made as of an earlier date, in which case only as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “material adverse effect” set forth in any individual such representation or warranty) would not, in the aggregate, reasonably be expected to have a material adverse effect on Magellan.

•        Magellan’s performance or compliance in all material respects with all of its covenants, obligations or agreements required to be performed or complied with under the Merger Agreement prior to the Effective Time; and

•        Magellan having delivered to ONEOK a certificate of a duly authorized officer certifying the matters of the immediately preceding bullets.

•        Magellan having received an opinion of Latham & Watkins LLP, dated as of the closing date, in form and substance reasonably acceptable to ONEOK, to the effect that for U.S. federal income tax purposes (i) Magellan is properly classified as a partnership, and not as an association or a publicly traded partnership taxable as a corporation under Section 7704 of the Code and (ii) each subsidiary of Magellan is properly classified as (A) an entity disregarded as separate from Magellan or (B) a partnership, and not as an association or a publicly traded partnership taxable as a corporation under Section 7704 of the Code.

Magellan’s obligation to effect the merger is subject to the satisfaction at closing, or waiver at or prior to closing, of each of the following conditions:

•        the accuracy of the representations and warranties of ONEOK and Merger Sub as follows:

•        the representations and warranties of ONEOK and Merger Sub regarding organization and certain representations regarding capital stock (as set forth in Section 4.2(a) and Section 4.2(g) of the Merger Agreement) shall be true and correct as of the date of the Merger Agreement and as of the closing date, as if made as of such date (except to the extent expressly made as of an earlier date, in which case only as of such date), except for immaterial inaccuracies;

•        the representations and warranties of ONEOK and Merger Sub regarding operation in the ordinary course of business and the absence of a material adverse effect (as set forth in Section 4.10(b) and 4.10(c) of the Merger Agreement) shall be true and correct as of the date of the Merger Agreement and as of the closing date, as if made as of such date or period (except to the extent expressly made as of an earlier date, in which case only as of such date or period); and

•        the representations and warranties of ONEOK and Merger Sub (other than Sections 4.2(a), 4.2(g), 4.10(b) and 4.10(c) of the Merger Agreement) shall be true and correct as of the date of the Merger Agreement and as of the closing date (except to the extent expressly made as of an earlier date, in which case only as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “material adverse effect” set forth in any individual such representation or warranty) would not, in the aggregate, reasonably be expected to have a material adverse effect on ONEOK.

•        ONEOK’s performance or compliance in all material respects with all of its covenants, obligations or agreements required to be performed or complied with under the Merger Agreement prior to the Effective Time; and

•        ONEOK having delivered to Magellan a certificate of a duly authorized officer certifying the matters of the immediately preceding bullets.

No Solicitation of Acquisition Proposals by Magellan (See page 114)

Magellan agreed that, except as expressly contemplated by the Merger Agreement, neither it nor Magellan GP will, and Magellan and Magellan GP will cause their respective directors, officers and employees, their subsidiaries and their subsidiaries’ respective directors, officers and employees not to, and will use their respective reasonable best efforts to cause their and their subsidiaries’ respective representatives not to, directly or indirectly:

•        solicit, initiate, seek or knowingly encourage, induce or facilitate (including by way of furnishing non-public information) any proposal or offer or any inquiries regarding the making or submission of any proposal or offer, including any proposal or offer to Magellan’s unitholders, that constitutes, or would reasonably be expected to lead to, an acquisition proposal of Magellan;

•        furnish any non-public information regarding Magellan or any of its subsidiaries, or afford access to the business, properties, books or records of Magellan or any of its subsidiaries, to any person (other than ONEOK, Merger Sub or their respective directors, officers, employees, affiliates or representatives), in connection with or in response to an acquisition proposal or any inquiries regarding an acquisition proposal with respect to Magellan;

•        engage or participate in or otherwise knowingly facilitate any discussions or negotiations with any person (other than ONEOK, Merger Sub or their respective directors, officers, employees, affiliates or representatives) with respect to an acquisition proposal of Magellan;

•        approve, endorse or recommend (or publicly propose to approve, endorse or recommend) any inquiry, proposal or offer that constitutes, or would reasonably be expected to lead to, an acquisition proposal of Magellan;

•        enter into any letter of intent, term sheet, memorandum of understanding, merger agreement, acquisition agreement, exchange agreement or duly execute any other agreement (whether binding or not) with respect to any inquiry, proposal or offer that constitutes, or would reasonably be expected to lead to, an acquisition proposal of Magellan or requiring Magellan to abandon, terminate or fail to consummate the merger or any other transaction contemplated by the Merger Agreement;

•        unless the Magellan GP Board, or any committee thereof, concludes in good faith, after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with the duties of the Magellan GP Board under applicable law, Magellan’s Fifth Amended and Restated Agreement of Limited Partnership (as amended from time to time, the “Magellan Partnership Agreement”) or the Third Amended and Restated Limited Liability Company Agreement of Magellan GP (as amended from time to time, the “Magellan GP Agreement”), amend or grant any waiver, release or modification under, or fail to enforce, any standstill or similar agreement with respect to any class of equity securities of Magellan or its subsidiaries’ equity securities; or

•        resolve or agree to do any of the foregoing.

Notwithstanding its non-solicitation obligations described above, prior to obtaining the approval of the Merger Proposal by Magellan unitholders, Magellan or the Magellan GP Board may furnish non-public information regarding Magellan or any of its subsidiaries to, and afford access to the business, properties, books or records of Magellan or any of its subsidiaries to, any person and engage and participate in discussions and negotiations with any person in response to an unsolicited, written and bona fide acquisition proposal that the Magellan GP Board, or any committee thereof, concludes in good faith, after consultation with its financial advisors and outside legal counsel, constitutes or could reasonably be expected to result in a Magellan superior offer (as defined in “The Merger Agreement — Certain Definitions Relating to No Solicitation and No Change of Recommendation Covenants”) if (1) such acquisition proposal was received after the date of the Merger Agreement and did not result from a material breach of Magellan’s non-solicitation obligations, (2) Magellan notifies ONEOK in the manner required by the Merger Agreement and (3) Magellan furnishes any non-public information to the maker of the acquisition proposal only pursuant to a confidentiality agreement that is not less restrictive to such person than the confidentiality agreement between Magellan and ONEOK and any such information not previously provided to ONEOK will be provided or made available to ONEOK on a substantially concurrent timeline.

Magellan’s non-solicitation obligations described above do not prohibit Magellan from:

•        informing any person that Magellan is a party to the Merger Agreement and of the non-solicitation restrictions therein;

•        disclosing factual information regarding the business, financial condition or results of operations of Magellan, including in the ordinary course of business with its partners, other members or other equityholders in any jointly owned entity of Magellan with respect to such entity; or

•        disclosing the fact that an acquisition proposal has been made, the identity of the party making such proposal or the material terms of such proposal in this joint proxy statement/prospectus or otherwise, to the extent Magellan determines in good faith that such information is required to be disclosed under applicable law or that the failure to make such disclosure is reasonably likely to be inconsistent with the duties of the Magellan GP Board under applicable law, the Magellan Partnership Agreement or Magellan GP Agreement; provided, however, that any such disclosure that relates to the approval, recommendation or declaration of advisability by the Magellan GP Board with respect to the Merger Agreement or an acquisition proposal will be deemed to be a change of the Magellan GP Board recommendation to approve the Merger Agreement unless the Magellan GP Board publicly states that its recommendation of the Merger Agreement has not changed or refers to the prior recommendation.

Additionally, Magellan and the Magellan GP Board will be permitted to disclose to the Magellan unitholders a position or to issue a “stop, look and listen” communication under applicable Exchange Act rules, provided, however, any such disclosure that relates to the approval, recommendation or declaration of advisability by the Magellan GP Board with respect to the Merger Agreement or an acquisition proposal will be deemed to be a change of the Magellan GP Board’s recommendation to approve the Merger Agreement unless it publicly states its recommendation of the Merger Agreement has not changed or refers to the prior recommendation.

Magellan is also permitted to seek clarifications of certain acquisition proposals. Magellan has agreed to notify ONEOK promptly (orally and in writing and no later than forty-eight (48) hours thereafter) upon the receipt of an acquisition proposal or any inquiry or request for discussions or negotiations regarding an acquisition proposal or for non-public information in connection with such acquisition proposal. Such notice must include the identity of the person making such acquisition proposal and if such acquisition proposal is made in writing, a copy of such written acquisition proposal and any related draft agreements, or, if oral, a reasonably detailed summary thereof, in each case, including any modifications made. Thereafter, Magellan must keep ONEOK informed in all material respects on a prompt basis with respect to any change to the material terms of any such acquisition proposal (and no later than forty-eight (48) hours following any such change).

No Solicitation of Acquisition Proposals by ONEOK (See page 115)

ONEOK agreed that, except as expressly contemplated by the Merger Agreement, neither it nor any of its subsidiaries will, and ONEOK will cause its directors, officers and employees, its subsidiaries and its subsidiaries’ respective directors, officers and employees not to, and will use its reasonable best efforts to cause its and its subsidiaries’ respective representatives not to, directly or indirectly:

•        solicit, initiate, seek or knowingly encourage, induce or facilitate (including by way of furnishing non-public information) any proposal or offer or any inquiries regarding the making or submission of any proposal or offer, including any proposal or offer to its shareholders, that constitutes, or would reasonably be expected to lead to, an acquisition proposal of ONEOK;

•        furnish any non-public information regarding ONEOK or any of its subsidiaries or afford access to the business, properties, books or records of ONEOK or any of its subsidiaries, to any person (other than the Magellan, Magellan GP or their respective directors, officers, employees, affiliates or representatives) in connection with or in response to an acquisition proposal or any inquiries regarding an acquisition proposal with respect to ONEOK;

•        engage or participate in or otherwise knowingly facilitate any discussions or negotiations with any person (other than ONEOK, Merger Sub or their respective directors, officers, employees, affiliates or Representatives) with respect to an acquisition proposal of ONEOK;

•        approve, endorse or recommend (or publicly propose to approve, endorse or recommend) any inquiry, proposal or offer that constitutes, or would reasonably be expected to lead to, an acquisition proposal of ONEOK;

•        enter into any letter of intent, term sheet, memorandum of understanding, merger agreement, acquisition agreement, exchange agreement or duly execute any other agreement (whether binding or not) with respect to any inquiry, proposal or offer that constitutes, or would reasonably be expected to lead to, an acquisition proposal of ONEOK or requiring ONEOK to abandon, terminate or fail to consummate the merger or any other transaction contemplated by the Merger Agreement;

•        unless the ONEOK Board, or any committee thereof, concludes in good faith, after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable law, amend or grant any waiver, release or modification under, or fail to enforce, any standstill or similar agreement with respect to any class of equity securities of ONEOK or any of its subsidiaries; or

•        resolve or agree to do any of the foregoing.

Notwithstanding its non-solicitation obligations described above, prior to obtaining ONEOK shareholder approval of the Stock Issuance Proposal, ONEOK may furnish non-public information regarding ONEOK or any of its subsidiaries to, and afford access to the business, properties, books or records of ONEOK or any of its subsidiaries to, any person and engage and participate in discussions and negotiations with any person in response to an unsolicited, written and bona fide acquisition proposal that the ONEOK Board, or any committee thereof, concludes in good faith, after consultation with its financial advisors and outside legal counsel, constitutes or could reasonably be expected to result in a ONEOK superior offer (as defined in “The Merger Agreement — Certain Definitions Relating to No Solicitation and No Change of Recommendation Covenants”) if (1) such acquisition proposal was received after the date of the Merger Agreement and did not result from a material breach of ONEOK’s non-solicitation obligations, (2) ONEOK notifies Magellan in the manner required by the Merger Agreement and (3) ONEOK furnishes any non-public information to the maker of the acquisition proposal only pursuant to a confidentiality agreement that is not less restrictive to such person than the confidentiality agreement between Magellan and ONEOK and any such information not previously provided to Magellan will be provided or made available to Magellan on a substantially concurrent timeline.

ONEOK’s non-solicitation obligations described above do not prohibit ONEOK from:

•        informing any person that ONEOK is a party to the Merger Agreement and of the non-solicitation restrictions therein;

•        disclosing factual information regarding the business, financial condition or results of operations of ONEOK, including in the ordinary course of business with its partners, other members or other equityholders in any jointly owned subsidiary of ONEOK with respect to such subsidiary; or

•        disclosing the fact that an acquisition proposal has been made, the identity of the party making such proposal or the material terms of such proposal in this joint proxy statement/prospectus or otherwise, to the extent ONEOK determines in good faith that such information is required to be disclosed under applicable law or that the failure to make such disclosure is reasonably likely to be inconsistent with the ONEOK Board’s fiduciary duties; provided, however, that any such disclosure that relates to the approval, recommendation or declaration of advisability by the ONEOK Board with respect to the Merger Agreement or an acquisition proposal will be deemed to be a change of the ONEOK Board recommendation to approve and adopt the Merger Agreement unless the ONEOK Board publicly states that its recommendation of the Merger Agreement has not changed or refers to the prior recommendation.

Additionally, ONEOK and the ONEOK Board will be permitted to disclose to the ONEOK shareholders a position or to issue a “stop, look and listen” communication under applicable Exchange Act rules, provided, however, any such disclosure that relates to the approval, recommendation or declaration of advisability by the ONEOK Board with respect to the Merger Agreement or an acquisition proposal will be deemed to be a change of the ONEOK Board’s recommendation to approve and adopt the Merger Agreement unless it publicly states its recommendation of the Merger Agreement has not changed or refers to the prior recommendation.

ONEOK is also permitted to seek clarifications of certain acquisition proposals. ONEOK has agreed to notify Magellan promptly (orally and in writing and no later than forty-eight (48) hours thereafter) upon the receipt of an acquisition proposal or any inquiry or request for discussions or negotiations regarding an acquisition proposal or for non-public information in connection with such acquisition proposal. Such notice must include the identity of the person making such acquisition proposal and if such acquisition proposal is made in writing, a copy of such written acquisition proposal and any related draft agreements, or, if oral, a reasonably detailed summary thereof, in each case, including any modifications made. Thereafter, ONEOK must keep Magellan informed in all material respects on a prompt basis with respect to any change to the material terms of any such acquisition proposal (and no later than forty-eight (48) hours following any such change).

No Change of Recommendation by Magellan (See page 117)

The Magellan GP Board may at any time prior to obtaining the approval of the Merger Proposal by Magellan unitholders, make a Magellan change of recommendation and/or terminate the Merger Agreement if (and only if):

•        in the case of a written acquisition proposal that is made by a third party after the date of the Merger Agreement, and is not withdrawn:

•        such acquisition proposal did not result from a material breach of Magellan’s non-solicitation obligations; and

•        the Magellan GP Board determines in good faith after consultation with its financial advisors and outside legal counsel that such Magellan acquisition proposal constitutes a Magellan superior offer and following consultation with outside legal counsel, the Magellan GP Board determines that a Magellan change of recommendation is consistent with its duties under applicable law, as modified by the Magellan Partnership Agreement or the Magellan GP Agreement; and

•        in the case of an intervening event, the Magellan GP Board, or any committee thereof, determines, after consultation with Magellan’s outside legal counsel, that a Magellan change of recommendation is consistent with its duties under applicable law, as modified by the Magellan Partnership Agreement or the Magellan GP Agreement; and

•        in either case:

•        Magellan provides ONEOK forty-eight (48) hours’ prior written notice of its intention to take such action, which notice shall include the information with respect to such Magellan superior offer or intervening event;

•        after providing such notice and prior to making such Magellan change of recommendation in connection with a Magellan superior offer or taking any action pursuant to the applicable termination provisions in the Merger Agreement, with respect to a Magellan superior offer, Magellan shall negotiate in good faith with ONEOK during such forty-eight (48) hour period (to the extent that ONEOK desires to negotiate) to make such revisions to the terms of the Merger Agreement, such that the Magellan acquisition proposal ceases to constitute a Magellan superior offer or permits the Magellan GP Board not to effect a change of recommendation in connection with an intervening event; and

•        the Magellan GP Board shall have considered in good faith any changes to the terms of the Merger Agreement proposed in writing by ONEOK, and following such forty-eight (48) hour period, shall have determined in good faith, after consultation with its outside legal counsel and financial advisors, that the Magellan acquisition proposal would continue to constitute a Magellan superior offer if such changes to the Merger Agreement proposed in writing by ONEOK were to be given effect or that a Magellan change of recommendation in response to such intervening event continues to be consistent with its duties under applicable law, as modified by the Magellan Partnership Agreement or the Magellan GP Agreement.

No Change of Recommendation by ONEOK (See page 118)

The ONEOK Board may at any time prior to obtaining the approval of the Stock Issuance Proposal by ONEOK shareholders, make a ONEOK change of recommendation and/or terminate the Merger Agreement if (and only if):

•        in the case of a written acquisition proposal that is made by a third party after the date of the Merger Agreement, and is not withdrawn:

•        such acquisition proposal did not result from a material breach of ONEOK’s non-solicitation obligations; and

•        the ONEOK Board determines in good faith after consultation with its financial advisors and outside legal counsel that such ONEOK acquisition proposal constitutes a ONEOK superior offer and following consultation with outside legal counsel, the ONEOK Board determines that the failure to make a ONEOK change of recommendation or terminate the Merger Agreement, pursuant to its termination or abandonment provisions, would be inconsistent with its fiduciary duties under applicable law or the ONEOK organizational documents; and

•        in the case of an intervening event, the ONEOK Board, or any committee thereof, determines, after consultation with ONEOK’s outside legal counsel, that the failure of the ONEOK Board to effect a ONEOK change of recommendation would be inconsistent with its fiduciary duties under applicable law; and

•        in either case,

•        ONEOK provides Magellan forty-eight (48) hours’ prior written notice of its intention to take such action, which notice shall include the information with respect to such ONEOK superior offer or intervening event;

•        after providing such notice and prior to making such ONEOK change of recommendation in connection with a ONEOK superior offer or taking any action pursuant to the applicable termination provisions in the Merger Agreement, with respect to a ONEOK superior offer, ONEOK shall negotiate in good faith with Magellan during such forty-eight (48) hour period (to the extent that Magellan desires to negotiate) to make such revisions to the terms of the Merger Agreement, such that the ONEOK acquisition proposal ceases to constitute a ONEOK superior offer or permits the ONEOK Board not to effect a change of recommendation in connection with an intervening event; and

•        the ONEOK Board shall have considered in good faith any changes to the terms of the Merger Agreement proposed in writing by Magellan, and following such forty-eight (48) hour period, shall have determined in good faith, after consultation with its outside legal counsel and financial advisors, that the ONEOK acquisition proposal would continue to constitute a ONEOK superior offer if such changes to the Merger Agreement proposed in writing by Magellan were to be given effect or that the failure to effect a ONEOK change of recommendation in response to such intervening event continues to be inconsistent with its fiduciary duties under applicable law or the ONEOK organizational documents.

Termination of the Merger Agreement (See page 126)

The Merger Agreement can be terminated in the following circumstances:

•        Mutual Agreement.    Mutual agreement of ONEOK and Magellan.

•        End Date.    Termination by either party, if the merger has not closed by May 14, 2024, which may be automatically extended to August 14, 2024 in certain circumstances (such date, the “End Date”).

•        Final Injunction or Other Law.    Termination by either party, if a permanent injunction has been issued or other law has been enacted prohibiting or making illegal the merger.

•        Shareholder or Unitholder Rejection.    Termination by either party, if Magellan unitholders fail to approve the Merger Proposal at the Magellan Special Meeting or if the ONEOK shareholders fail to approve the Stock Issuance Proposal at the ONEOK Special Meeting.

•        ONEOK Superior Offer.    Termination by ONEOK, prior to ONEOK shareholder approval of the Stock Issuance Proposal, in order to accept a ONEOK superior offer, in which case, ONEOK must pay to Magellan the $450.0 million breakup fee described below.

•        Magellan Superior Offer.    Termination by Magellan, prior to Magellan unitholder approval of the Merger Proposal, in order to accept a Magellan superior offer, in which case, Magellan must pay to ONEOK the $275.0 million breakup fee described below.

•        Change in Recommendation.    Termination by Magellan, prior to ONEOK shareholder approval of the Stock Issuance Proposal, if the ONEOK Board changes its recommendation to the ONEOK shareholders to vote for the issuance of shares of ONEOK Common Stock to the Magellan unitholders in connection with the merger.

•        Change in Recommendation.    Termination by ONEOK, prior to Magellan unitholder approval of the Merger Proposal, if the Magellan GP Board changes its recommendation to the Magellan unitholders to vote for the merger.

•        Breach of Representations or Covenants.    Termination by either party, if the other party has breached its representations or covenants in a way that causes a closing condition to fail.

•        Willful Breach of Non-Solicitation Obligations.    Termination by either party, prior to ONEOK shareholder approval of the Stock Issuance Proposal or Magellan unitholder approval of the Merger Proposal, as applicable, if the other party willfully and materially breaches its non-solicitation obligations which breach materially impedes the consummation of the transactions contemplated by the Merger Agreement.

Payment of Expenses (See page 127)

Magellan has agreed to reimburse ONEOK for its expenses in connection with the merger, up to $125 million, if:

•        End Date.    Either party terminates the Merger Agreement because the merger failed to close by the End Date and at the time of such termination ONEOK could have terminated the Merger Agreement pursuant to a breach of a representation or a failure to perform a covenant by Magellan;

•        Unitholder Rejection.    Magellan unitholders fail to approve the Merger Proposal at the Magellan Special Meeting; or

•        Breach of Representations or Covenants.    ONEOK terminates the Merger Agreement because Magellan has breached its representations or covenants in a way that causes a closing condition to fail.

ONEOK has agreed to reimburse Magellan for its expenses in connection with the merger, up to $75 million, if:

•        End Date.    Either party terminates the Merger Agreement because the merger failed to close by the End Date and at the time of such termination Magellan could have terminated the Merger Agreement pursuant to a breach of a representation or a failure to perform a covenant by ONEOK;

•        Shareholder Rejection.    ONEOK shareholders fail to approve the Stock Issuance Proposal at the ONEOK Special Meeting; or

•        Breach of Representations or Covenants.    Magellan terminates the Merger Agreement because ONEOK has breached its representations or covenants in a way that causes a closing condition to fail.

Termination Fee (See page 128)

Magellan has agreed to pay ONEOK $275 million, less any expenses already reimbursed pursuant to the foregoing section entitled “Payment of Expenses,” if:

•        End Date Followed by Subsequent Transaction.    Either party terminates the Merger Agreement because the merger failed to close by the End Date and at the time of such termination ONEOK could have terminated the Merger Agreement pursuant to a breach of a representation or a failure to perform a covenant by Magellan and, within 12 months after such termination, Magellan consummates or enters into a definitive agreement to consummate a Magellan acquisition transaction (as defined in “The Merger Agreement — Certain Definitions Relating to No Solicitation and No Change of Recommendation Covenants”);

•        Breach of Representations or Covenants Followed by Subsequent Deal.    ONEOK terminates the Merger Agreement because Magellan has breached its representations or covenants in a way that causes a closing condition to fail and, within 12 months after such termination, Magellan consummates or enters into a definitive agreement to consummate an alternative transaction;

•        Unitholder Rejection Followed by Subsequent Deal.    Either ONEOK or Magellan terminates the Merger Agreement because Magellan unitholders failed to approve the Merger Proposal at the Magellan Special Meeting and, within 12 months after such termination, Magellan consummates or enters into an agreement to consummate an alternative transaction;

•        Change of Recommendation.    ONEOK terminates the Merger Agreement prior to the approval of the Merger Proposal by Magellan unitholders because the Magellan GP Board has made a change of recommendation;

•        Willful Breach of Non-Solicitation Obligations.    ONEOK terminates the Merger Agreement prior to the approval of the Merger Proposal by Magellan unitholders because Magellan has willfully and materially breached its non-solicitation obligations which breach materially impedes the consummation of the transactions contemplated by the Merger Agreement; or

•        Magellan Superior Offer.    Prior to the approval of the Merger Proposal by Magellan unitholders, Magellan terminates the Merger Agreement to enter into a definitive agreement with respect to a Magellan superior offer.

ONEOK has agreed to pay Magellan $450 million, less any expenses already reimbursed pursuant to the foregoing section entitled “Payment of Expenses,” if:

•        End Date Followed by Subsequent Deal.    Either party terminates the Merger Agreement because the merger failed to close by the End Date and at the time of such termination Magellan could have terminated the Merger Agreement pursuant to a breach of representation or failure to perform covenant by ONEOK and, within 12 months after such termination, ONEOK consummates or enters into a definitive agreement to consummate a ONEOK acquisition transaction (as defined below);

•        Breach of Representations or Covenants Followed by Subsequent Deal.    Magellan terminates the Merger Agreement because ONEOK has breached its representations or covenants in a way that causes a closing condition to fail and, within 12 months after such termination, ONEOK consummates or enters into a definitive agreement to consummate an alternative transaction;

•        Shareholder Rejection Followed by Subsequent Deal.    Either ONEOK or Magellan terminates the Merger Agreement because ONEOK shareholders failed to approve the Stock Issuance Proposal at the ONEOK Special Meeting and, within 12 months after such termination, ONEOK consummates or enters into an agreement to consummate an alternative transaction;

•        Change of Recommendation.    Magellan terminates the Merger Agreement prior to the approval of the Stock Issuance Proposal by ONEOK shareholders because the ONEOK Board has made a change of recommendation;

•        Willful Breach of Non-Solicitation Obligations.    Magellan terminates the Merger Agreement prior to the approval of the Stock Issuance Proposal by ONEOK shareholders because ONEOK has willfully and materially breached its non-solicitation obligations which breach materially impedes the consummation of the transactions contemplated by the Merger Agreement;

•        ONEOK Superior Offer.    Prior to the approval of the Stock Issuance Proposal by ONEOK shareholders, ONEOK terminates the Merger Agreement to enter into a definitive agreement with respect to a ONEOK superior offer; or

•        Failure to Obtain Regulatory Approval.    Either ONEOK or Magellan terminates the Merger Agreement for the failure to consummate the transaction by the End Date or due to a final and nonappealable injunction prohibiting the merger and at such time (i) any of the closing conditions relating to competition matters have not been satisfied or waived, (ii) the failure to satisfy such conditions is not due to an action of or failure to act by Magellan in material breach of Magellan’s obligations under the Merger Agreement (after provided with an opportunity to cure) and (iii) all the other closing conditions set forth in the Merger Agreement have been satisfied or waived or are capable of being satisfied.

Accounting Treatment (See page 100)

In accordance with accounting principles generally accepted in the United States and in accordance with Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) 805 — Business Combinations, ONEOK will account for the merger as an acquisition of a business.

Material U.S. Federal Income Tax Consequences (See page 142)

The receipt of shares of ONEOK Common Stock and cash in exchange for Magellan Units pursuant to the Merger Agreement will be a taxable transaction for U.S. federal income tax purposes to U.S. holders (as defined in “Material U.S. Federal Income Tax Consequences”). In such case, a U.S. holder that receives ONEOK Common Stock and cash in exchange for Magellan Units pursuant to the Merger Agreement will recognize gain or loss in an amount equal to the difference between:

•        the sum of (i) the fair market value of the ONEOK Common Stock received (plus any cash received in lieu of a fractional share of ONEOK Common Stock), (ii) the aggregate Cash Consideration received in the merger and (iii) such U.S. holder’s share of Magellan nonrecourse liabilities immediately prior to the merger; and

•        such U.S. holder’s adjusted tax basis in the Magellan Units exchanged therefor (which includes such U.S. holder’s share of Magellan’s nonrecourse liabilities immediately prior to the merger and which will be increased by the U.S. holder’s share of certain items related to business interest not yet deductible by such U.S. holder due to applicable limitations on the deductibility of such business interest).

Gain or loss recognized by a U.S. holder will generally be taxable as capital gain or loss. However, a portion of this gain or loss, which could be substantial, will be separately computed and taxed as ordinary income or loss under Section 751 of the Internal Revenue Code of 1986, as amended (the “Code”), to the extent attributable to “unrealized receivables,” including depreciation recapture, or to “inventory items” owned by Magellan and its subsidiaries, even if there is a net taxable loss realized on the exchange. Passive losses that were not deductible by a U.S. holder in prior taxable periods because they exceeded the U.S. holder’s share of Magellan’s income (i.e., suspended passive losses) may become deductible in full as a result of the merger and offset all or a portion of the gain recognized by such U.S. holder.

The U.S. federal tax consequences of the merger to U.S. Magellan unitholders will depend on such U.S. holder’s own particular circumstances. Accordingly, U.S. holders are strongly urged to consult their own tax advisor for a full understanding of the U.S. federal income tax consequences of the merger.

For a more complete discussion of the U.S. federal income tax consequences of the merger, see the section entitled “Material U.S. Federal Income Tax Consequences.”

Exchange of Shares (See page 103)

Prior to the closing date, ONEOK and Magellan will mutually select a bank or trust company, which may be the transfer agent for the ONEOK Common Stock, to act as Exchange Agent in the merger, and, not later than the Effective Time, ONEOK will enter into an agreement with the Exchange Agent (the “Exchange Agent Agreement”), which will provide that, at or prior to the Effective Time, ONEOK will deposit with the Exchange Agent all of the shares of ONEOK Common Stock to pay the aggregate Equity Consideration and cash to pay the Cash Consideration pursuant to the Merger Agreement. The shares of ONEOK Common Stock so deposited with the Exchange Agent, together with (i) cash to pay the Cash Consideration, (ii) any dividends or distributions received by the Exchange Agent with respect to such shares and (iii) cash to be paid in lieu of any fractional shares of ONEOK Common Stock, are referred to collectively as the “Exchange Fund.” The Exchange Agent will determine the portion of the Exchange Fund to which each former Magellan unitholder is entitled pursuant to the terms of the Merger Agreement and the Exchange Agent Agreement. See “Merger Agreement — Exchange of Shares.”

Comparison of Rights of Magellan Unitholders and ONEOK Shareholders (See page 146)

Upon the completion of the merger, Magellan unitholders receiving shares of ONEOK Common Stock will become shareholders of ONEOK, and their rights will be governed by Oklahoma law and the governing corporate documents of ONEOK in effect at the Effective Time. Magellan unitholders will have different rights once they become shareholders of ONEOK due to differences in applicable law and differences between the governing corporate documents of Magellan and ONEOK, as further described in “Comparison of Rights of Magellan Unitholders and ONEOK Shareholders.”

Listing of ONEOK Common Stock; Delisting of Magellan Units (See page 100)

Before completion of the merger, ONEOK has agreed to use its reasonable best efforts to cause the shares of ONEOK Common Stock to be issued in the merger and reserved for issuance under any equity awards to be approved for listing on the NYSE, subject to official notice of issuance. If the merger is completed, the Magellan Units will cease to be listed on the NYSE and will be deregistered under the Exchange Act.

Regulatory Approvals (See page 100)

The completion of the merger is subject to antitrust review in the United States. Under the HSR Act and the rules promulgated thereunder, the merger cannot be completed until the parties to the Merger Agreement have given notification and furnished information to the Federal Trade Commission (the “FTC”) and the United States Department of Justice (the “DOJ”) and until the applicable waiting period (and any extension of such period) has expired or has been terminated. Each of ONEOK and Magellan submitted the required notification and furnished information to the FTC and the DOJ and the HSR Act waiting period will expire, if not earlier terminated, at 11:59 pm, Eastern Time, on June 26, 2023. The expiration or early termination of any HSR Act waiting period would not preclude the DOJ or the FTC from challenging the merger on antitrust grounds or from seeking to preliminarily or permanently enjoin the proposed merger.

No Appraisal Rights (See page 100)

Under the OGCA (with respect to the ONEOK shareholders) and the Delaware Partnership Act (with respect to the Magellan unitholders), neither ONEOK shareholders nor Magellan unitholders are entitled to appraisal rights or dissenters’ rights in connection with the merger or the issuance of shares of ONEOK Common Stock in the merger.

Risk Factors (See page 25)

The transactions contemplated by the Merger Agreement, including the merger, involve risks. In considering the merger, including whether to vote for the Stock Issuance Proposal, the ONEOK Adjournment Proposal, the Merger Proposal and the Non-Binding Advisory Compensation Proposal, you should carefully consider the information about these risks set forth under the section entitled “Risk Factors” on page 25, a summary of which is set forth below, together with the other information included or incorporated by reference in this proxy statement/prospectus.

•        Because the market price of ONEOK Common Stock will fluctuate prior to the consummation of the merger, Magellan unitholders cannot be sure of the market value of ONEOK Common Stock that they will receive in the merger. In addition, because the Exchange Ratio is fixed (subject to adjustments in accordance with the terms of the Merger Agreement), the number of shares of ONEOK Common Stock to be received by Magellan unitholders in the merger will not change to reflect changes in the trading prices of ONEOK Common Stock or Magellan Units.

•        ONEOK and Magellan must obtain certain regulatory approvals and clearances to consummate the merger, which, if delayed, not granted or granted with unacceptable conditions, could prevent, substantially delay or impair consummation of the merger, result in additional expenditures of money and resources or reduce the anticipated benefits of the merger.

•        The merger is subject to various closing conditions, and any delay in completing the merger may reduce or eliminate the benefits expected and delay the payment of the Merger Consideration.

•        ONEOK or Magellan may waive the closing conditions without re-soliciting shareholder or unitholder approval.

•        The Merger Agreement limits ONEOK’s and Magellan’s respective ability to pursue alternatives to the merger, which may discourage other companies from making a favorable alternative transaction proposal and, in specified circumstances, could require ONEOK or Magellan to pay the other party a termination fee.

•        The market price for ONEOK Common Stock following the closing may be affected by factors different from those that historically have affected or currently affect ONEOK Common Stock and Magellan Units.

•        ONEOK shareholders and Magellan unitholders will have reduced ownership and voting interest in the combined company and will exercise less influence over the combined company’s management.

•        ONEOK Common Stock to be received by Magellan unitholders as a result of the merger will have different rights from Magellan Units.

•        Completion of the merger may trigger change in control or other provisions in certain agreements to which ONEOK, Magellan or any of their respective subsidiaries or joint ventures is a party.

•        ONEOK and Magellan are expected to incur significant transaction costs in connection with the merger, which may be in excess of those anticipated by them.

•        If the Merger Agreement is terminated, under certain circumstances, Magellan or ONEOK may be obligated to reimburse the other party for costs incurred related to the merger or pay a breakup fee to the other party. These costs could require the terminating party to seek loans or use its available cash.

•        The failure to successfully combine the businesses of ONEOK and Magellan in the expected time frame may adversely affect ONEOK’s future results, which may adversely affect the value of the ONEOK Common Stock that Magellan unitholders would receive in the merger.

•        The Merger Agreement subjects ONEOK and Magellan to restrictions on their respective business activities prior to the Effective Time.

•        Uncertainties associated with the merger may cause a loss of management personnel and other key employees of ONEOK and Magellan, which could adversely affect the future business and operations of the combined company following the merger.

•        The merger may not be completed and the Merger Agreement may be terminated in accordance with its terms. Failure to complete the merger could negatively impact ONEOK’s stock and Magellan’s unit price and have a material adverse effect on their results of operations, cash flows and financial position.

•        ONEOK directors and executive officers have interests in the merger that may be different from, or in addition to, the interests of the ONEOK shareholders generally.

•        Magellan GP directors and executive officers have interests in the merger that may be different from, or in addition to, the interests of the Magellan unitholders generally.

•        Litigation relating to the merger could result in an injunction preventing completion of the merger, substantial costs to ONEOK and Magellan and/or may adversely affect the combined company’s business, financial condition or results of operations following the merger.

•        ONEOK shareholders and Magellan unitholders will not be entitled to appraisal rights in the merger.

•        The combined company may be unable to integrate the businesses of ONEOK and Magellan successfully or realize the anticipated benefits of the merger.

•        Declaration, payment and amounts of dividends, if any, distributed to shareholders of the combined company will be uncertain.

•        The trading price and volume of the combined company common stock may be volatile following the merger.

•        The unaudited pro forma combined financial statements and the unaudited forecasted financial information prepared by ONEOK and Magellan included in this joint proxy statement/prospectus are based on a number of preliminary estimates and assumptions and the actual results of operations, cash flows and financial position of the combined company after the merger may differ materially.

•        The financial forecasts are based on various assumptions that may not be realized.

•        The opinions of ONEOK’s and Magellan’s respective financial advisors will not reflect changes in circumstances between the signing of the Merger Agreement and the completion of the merger.

•        The synergies attributable to the merger may vary from expectations.

•        The future results of the combined company following the merger will suffer if the combined company does not effectively manage its expanded operations.

•        The merger may result in a loss of customers, suppliers, vendors, landlords, joint venture partners and other business partners and may result in the termination of existing contracts.

•        The combined company shareholders may experience dilution in the future.

•        The combined company will have a significant amount of indebtedness, which will limit its liquidity and financial flexibility, and any downgrade of its credit rating could adversely impact the combined company. The combined company may also incur additional indebtedness in the future.

•        The merger will be a taxable transaction to Magellan unitholders and, in such case, the resulting tax liability of a Magellan unitholder, if any, will depend on the unitholder’s particular situation. The tax liability of a Magellan unitholder as a result of the merger could be more than expected.

ONEOK Summary Historical Consolidated Financial Data

The following table shows ONEOK’s summary audited historical consolidated financial data for the years ended December 31, 2022 and 2021 and unaudited consolidated financial data for the three months ended March 31, 2023 and 2022, and are derived from ONEOK’s consolidated financial statements.

You should read the historical financial data in connection with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the related notes thereto set forth in ONEOK’s Annual Report on Form 10-K for the year ended December 31, 2022 and ONEOK’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2023, which are incorporated by reference into this document. See “Where You Can Find More Information.”

	Years Ended December 31,		Three Months Ended March 31, (unaudited)
	2022	2021	2023	2022
	(millions of dollars, except share and per share data)
Operating data:
Total revenues	$22,387	$16,540	$4,521	$5,445
Cost of sales and fuel (exclusive of items shown below)	17,910	12,257	3,347	4,366
Operations and maintenance	958	900	239	214
Depreciation and amortization	626	622	162	154
General taxes	191	167	57	50
Other operating (income) expense, net	(105)	(2)	(781)	(1)
Operating income	2,807	2,596	1,497	662
Equity in net earnings from investments	148	122	40	36
Allowance for equity funds used during construction	3	2	1	—
Other income (expense), net	(32)	(3)	7	(13)
Interest expense (net of capitalized interest of $57, $25, $18 and $12, respectively)	(676)	(733)	(166)	(172)
Income before income taxes	2,250	1,984	1,379	513
Income taxes	(528)	(484)	(330)	(122)
Net income	1,722	1,500	1,049	391
Less: Preferred stock dividends	1	1	—	—
Net income available to common shareholders	$1,721	$1,499	$1,049	$391
Earnings per share of common stock
Net earnings per share, basic	$3.85	$3.36	$2.34	$0.87
Net earnings per share, diluted	$3.84	$3.35	$2.34	$0.87
Average shares (millions)
Basic	447	446	448	447
Diluted	448	447	449	448
Dividends paid per share of common stock	$3.74	$3.74	$0.955	$0.935

Magellan Summary Historical Consolidated Financial Data

The following table shows Magellan’s summary audited historical consolidated financial data for the years ended December 31, 2022 and 2021 and unaudited consolidated financial data for each of the three months ended March 31, 2023 and 2022, and are derived from Magellan’s consolidated financial statements (certain amounts may not foot due to rounding). You should read the following data in connection with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the related notes thereto set forth in Magellan’s Annual Report on Form 10-K for the year ended December 31, 2022 and Magellan’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2023, which are incorporated by reference into this document. See “Where You Can Find More Information.”

	Years Ended December 31,		Three Months Ended March 31, (unaudited)
	2022	2021	2023	2022
	(millions of dollars, except per unit data)
Operating data:
Total revenues	$3,200	$2,733	$870	$675
Costs and expenses:
Operating	592	570	134	124
Cost of product sales	1,119	780	320	243
Depreciation, amortization and impairment	293	228	56	58
General and administrative	241	206	60	63
Total costs and expenses	2,245	1,784	570	488
Other operating income (expense)	5	3	6	(2)
Earnings of non-controlled entities	147	154	26	35
Operating profit	1,108	1,106	332	220
Interest expense	230	228	58	57
Interest capitalized	(2)	(2)	(1)	—
Interest income	(1)	(1)	(1)	—
Gain on disposition of assets	(1)	(75)	—	—
Other (income) expense	20	21	1	—
Income from continuing operations before provision for income taxes	862	935	275	163
Provision for income taxes	3	2	1	1
Income from continuing operations	859	932	274	162
Income from discontinued operations (including gain on disposition of assets of $164 million in 2022)	177	50	—	4
Net income	$1,036	$982	$274	$166
Earnings per common unit
Basic:
Continuing operations	$4.10	$4.24	$1.34	$0.76
Discontinued operations	$0.85	$0.23	$—	$0.02
Net income per common unit	$4.95	$4.47	$1.34	$0.78
Weighted average number of common units	209.4	219.6	204.0	212.9

Diluted:
Continuing operations	$4.10	$4.24	$1.34	$0.76
Discontinued operations	$0.85	$0.23	$—	$0.02
Net income per common unit	$4.95	$4.47	$1.34	$0.78
Weighted average number of common units	209.6	219.8	204.0	212.9

Unaudited Summary Pro Forma Combined Financial Statements

The following summary unaudited pro forma combined balance sheet data gives effect to the proposed merger as if it had been completed on March 31, 2023, while the unaudited pro forma combined statement of income for the year ended December 31, 2022 and the three months ended March 31, 2023 are presented as if the merger had been completed on January 1, 2022. These summary unaudited pro forma combined financial statements have been prepared for illustrative purposes only and are not necessarily indicative of what the combined company’s financial position or results of operations actually would have been had the merger been completed as of the date indicated. In addition, the unaudited pro forma combined financial statements do not purport to project the future financial position or operating results of the combined company. Future results may vary significantly from the results reflected because of various factors, including those discussed in the section entitled “Risk Factors” beginning on page 25. The following summary unaudited pro forma combined financial statements should be read in conjunction with the section titled “Unaudited Pro Forma Combined Financial Statements” beginning on page 130 and the related notes.

	Years Ended December 31, 2022	Three Months Ended March 31, 2023
	(millions of dollars, except share and per share data)
Pro Forma Operating Data:
Total revenues	$25,348	$5,339
Cost of sales and fuel (exclusive of items shown below)	18,940	3,642
Operations and maintenance	1,821	378
Depreciation and amortization	1,017	242
General taxes	294	86
Other operating (income) expense, net	(110)	(787)
Operating income	3,386	1,778
Equity in net earnings from investments	279	62
Allowance for equity funds used during construction	3	1
Other income (expense), net	(50)	7
Interest expense (net of capitalized interest of $59 and $19, respectively)	(1,286)	(313)
Income before income taxes	2,332	1,535
Income taxes	(550)	(367)
Income from continuing operations attributable to ONEOK	$1,782	$1,168
Earnings per share of common stock
Net earnings per share, basic	$3.06	$2.00
Net earnings per share, diluted	$3.05	$2.00
Average shares (millions)
Basic	582	583
Diluted	583	584
Pro Forma Balance Sheet Data:
Total assets		$42,388
Long-term debt, excluding current maturities		$22,015
Total Equity		$14,679

Unaudited Comparative Per Share Information of ONEOK and Per Unit Information of Magellan

The following table sets forth the closing sales prices per share and unit of ONEOK and Magellan, respectively on the NYSE on May 12, 2023, the last trading day prior to the public announcement of the merger, and on [    ], 2023, the last practicable trading day prior to the mailing of this joint proxy statement/prospectus. The table also shows the estimated implied value of the Merger Consideration proposed for each Magellan Unit as of the same two dates. The implied value for Merger Consideration was calculated by multiplying the closing sales price of a share of ONEOK Common Stock on the relevant date by the Exchange Ratio of 0.667 shares of ONEOK Common Stock for each Magellan Unit and adding $25.00 in respect of the Cash Consideration.

You should read this information in conjunction with (i) the summary historical consolidated financial data included elsewhere in this document and (ii) the historical consolidated financial statements of ONEOK and Magellan and related notes thereto that are incorporated by reference into this document. The unaudited pro forma per share/unit information does not purport to represent what the actual results of operations of ONEOK and Magellan would have been had the merger been completed in another period or to project ONEOK’s and Magellan’s results of operations that may be achieved if the merger is completed.

	ONEOK Common Stock		Magellan Units		Implied Per Share Value of Merger Consideration
May 12, 2023		$63.72		$55.41		$67.50
, 2023	$		$		$

Shares of ONEOK Common Stock are currently listed on the NYSE under the ticker symbol “OKE.” Magellan Units are currently listed on the NYSE under the ticker symbol “MMP.”

Although the Exchange Ratio is fixed (subject to adjustments in accordance with the terms of the Merger Agreement), the market prices of ONEOK Common Stock and Magellan Units will fluctuate before the merger is completed and the market value of the Merger Consideration ultimately received by Magellan unitholders will depend on the closing price of ONEOK Common Stock on the day the merger is consummated. Thus, Magellan unitholders will not know the exact value of the Merger Consideration they will receive until the closing of the merger. We urge you to obtain current market quotations for ONEOK Common Stock and Magellan Units and to review carefully the other information contained in this joint proxy statement /prospectus. Please see “Risk Factors — Risk Factors Related to the Merger — Because the market price of ONEOK Common Stock will fluctuate prior to the consummation of the merger, Magellan unitholders cannot be sure of the market value of ONEOK Common Stock that they will receive in the merger. In addition, because the Exchange Ratio is fixed (subject to adjustments in accordance with the terms of the Merger Agreement), the number of shares of ONEOK Common Stock to be received by Magellan unitholders in connection with the merger will not change between now and the time the merger is completed to reflect changes in the trading prices of ONEOK Common Stock or Magellan Units.”

Dividend and Distribution Information

The table below summarizes the dividends ONEOK paid on the ONEOK Common Stock and distributions Magellan paid on the Magellan Units during the periods indicated:

	ONEOK Dividends per share	Magellan Distributions per unit
Year Ended 2023:
First quarter	$0.955	$1.0475
Second quarter	0.955	1.0475
Total year-to-date	$1.91	$2.0950
Year Ended 2022:
First quarter	$0.935	$1.0375
Second quarter	0.935	1.0375
Third quarter	0.935	1.0375
Fourth quarter	0.935	1.0475
Total year-to-date	$3.74	$4.1600
Year Ended 2021:
First quarter	$0.935	$1.0275
Second quarter	0.935	1.0275
Third quarter	0.935	1.0275
Fourth quarter	0.935	1.0375
Total year-to-date	$3.74	$4.1200
Year Ended 2020:
First quarter	$0.935	$1.0275
Second quarter	0.935	1.0275
Third quarter	0.935	1.0275
Fourth quarter	0.935	1.0275
Total year-to-date	$3.74	$4.1100

The terms of the Merger Agreement limit the ability of ONEOK to declare or pay additional dividends, other than its regular quarterly dividend not to exceed $0.98 per share, prior to the completion of the merger and the ability of Magellan to declare or pay additional distributions, other than (i) its regular quarterly distribution not to exceed $1.06 per unit, prior to the completion of the merger, (ii) a distribution to Magellan unitholders in an amount not to exceed the lesser of (x) $50,000,000 or (y) the amount of free cash flow after distributions generated by Magellan during the period beginning on the date of the Merger Agreement and ending on the four month anniversary of the date of the Merger Agreement (the “First Special Distribution”), and (iii) a distribution to Magellan unitholders in an amount not to exceed the lesser of (x) $50,000,000 or (y) the amount of free cash flow after distributions, other than the First Special Distribution, generated by Magellan during the period beginning on the four month anniversary of the date of the Merger Agreement and ending on the nine month anniversary of the date of the Merger Agreement (the “Second Special Distribution” and, together with the First Special Distribution, the “Special Distributions”).

RISK FACTORS

In deciding how to vote, ONEOK shareholders and Magellan unitholders, respectively, should carefully consider the following risk factors, all of the information contained in or incorporated by reference herein, including but not limited to, the matters addressed in the section titled “Cautionary Statement Regarding Forward-Looking Statements” and the risks associated with each of the businesses of ONEOK and Magellan included in their respective Annual Reports on Form 10-K for the year ended December 31, 2022, as updated by subsequent Quarterly Reports on Form 10-Q, all of which are filed with the SEC and incorporated by reference into this proxy statement/prospectus. Realization of any of the risks described below, any of the events described under “Cautionary Statement Regarding Forward-Looking Statements” or any of the risks or events described in the documents incorporated by reference could have a material adverse effect on ONEOK’s, Magellan’s or the combined company’s business, financial condition, cash flows and results of operations and could result in a decline in the trading prices of their respective common stock or common units.

Risks Factors Related to the Merger

Because the market price of ONEOK Common Stock will fluctuate prior to the consummation of the merger, Magellan unitholders cannot be sure of the market value of ONEOK Common Stock that they will receive in the merger. In addition, because the Exchange Ratio is fixed, the number of shares of ONEOK Common Stock to be received by Magellan unitholders in connection with the merger will not change between now and the time the merger is completed to reflect changes in the trading prices of ONEOK Common Stock or Magellan Units.

At the time the merger is completed, Magellan unitholders will receive, for each Magellan Unit they own as of immediately prior to the merger, a combination of 0.667 shares of ONEOK Common Stock and $25.00 in cash. The Exchange Ratio is fixed (subject to adjustments in accordance with the terms of the Merger Agreement), which means that it will not change between now and the closing date, regardless of whether the market price of either ONEOK Common Stock or Magellan Units changes. Therefore, the value of the Equity Consideration will depend on the market price of ONEOK Common Stock at the Effective Time. The respective market prices of both ONEOK Common Stock and Magellan Units have fluctuated since the date of the announcement of the parties’ entry into the Merger Agreement and will continue to fluctuate from the date of this joint proxy statement/prospectus to the date of the Magellan Special Meeting and the ONEOK Special Meeting, the date the merger is completed and thereafter. The market price of ONEOK Common Stock, when received by Magellan unitholders after the merger is completed, could be greater than, less than or the same as the market price of ONEOK Common Stock on the date of this joint proxy statement/prospectus or at the time of the Magellan Special Meeting. Accordingly, you should obtain current stock and unit price quotations, respectively, for ONEOK Common Stock and Magellan Units before deciding how to vote or abstain from voting on any of the proposals described in this joint proxy statement/prospectus.

ONEOK and Magellan must obtain certain regulatory approvals and clearances to consummate the merger, which, if delayed, not granted or granted with unacceptable conditions, could prevent, substantially delay or impair consummation of the merger, result in additional expenditures of money and resources or reduce the anticipated benefits of the merger.

At any time before or after consummation of the merger, the DOJ or the FTC, or any state, could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the merger, seeking divestiture of substantial assets of the parties or requiring the parties to license, or hold separate, assets or terminate existing relationships and contractual rights. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. Such conditions or changes and the process of obtaining regulatory approvals could have the effect of delaying or impeding consummation of the merger or of imposing additional costs or limitations on ONEOK or Magellan following completion of the merger, any of which might have an adverse effect on ONEOK or Magellan following completion of the merger and may diminish the anticipated benefits of the merger. For additional information about the regulatory approvals process see “The Merger Agreement — Regulatory Approvals and Efforts to Close the Merger.”

The merger is subject to various closing conditions, and any delay in completing the merger may reduce or eliminate the benefits expected and delay the payment of the Merger Consideration to Magellan’s unitholders.

The merger is subject to the satisfaction of a number of other conditions beyond the parties’ control that may prevent, delay or otherwise materially adversely affect the completion of the merger. These conditions include, among other things, Magellan unitholder approval of the Merger Agreement, ONEOK shareholder approval of the issuance of ONEOK Common Stock in connection with the merger and the expiration or termination of any applicable waiting period under the HSR Act. ONEOK and Magellan cannot predict with certainty whether and when any of these conditions will be satisfied. Any delay in completing the merger could cause the combined company not to realize, or delay the realization, of some or all of the benefits that the companies expect to achieve from the merger. In such context, the date on which Magellan’s unitholders will receive the Merger Consideration is also uncertain.

ONEOK or Magellan may waive one or more of the closing conditions without re-soliciting shareholder or unitholder approval.

ONEOK or Magellan may determine to waive, in whole or part, one or more of the conditions to closing the merger prior to ONEOK or Magellan, as the case may be, being obligated to consummate the merger. Each of ONEOK and Magellan currently expects to evaluate the materiality of any waiver and its effect on its respective shareholders or unitholders in light of the facts and circumstances at the time, to determine whether any amendment of this joint proxy statement/prospectus or any re-solicitation of proxies is required in light of such waiver. Any determination whether to waive any condition to the merger or to re-solicit shareholder or unitholder approval or amending or supplementing this joint proxy statement/prospectus as a result of a waiver will be made by ONEOK or Magellan at the time of such waiver based on the facts and circumstances as they exist at that time.

The Merger Agreement limits ONEOK’s and Magellan’s respective ability to pursue alternatives to the merger, which may discourage other companies from making a favorable alternative transaction proposal and, in specified circumstances, could require ONEOK or Magellan to pay the other party a termination fee.

The Merger Agreement contains certain provisions that restrict each of ONEOK’s and Magellan’s ability to directly or indirectly solicit competing acquisition proposals or to enter into discussions concerning, or provide confidential information in connection with, any proposal or offer that constitutes, or would reasonably be expected to lead to, a ONEOK acquisition proposal or Magellan acquisition proposal, each as described in “The Merger Agreement — Covenants — No Solicitation of Acquisition Proposals; No Change of Recommendation,” as applicable, and ONEOK and Magellan have each agreed to certain terms and conditions relating to their ability to engage in, continue or otherwise participate in any discussions with respect to, provide a third party confidential information with respect to or enter into any an acquisition agreement with respect to certain unsolicited proposals that constitute or are reasonably likely to lead to a competing proposal. Further, even if the ONEOK Board or the Magellan GP Board changes, withdraws, modifies, or qualifies its recommendation with respect to the Stock Issuance Proposal and the Merger Proposal, as applicable, unless the Merger Agreement has been terminated in accordance with its terms, both parties will still be required to submit the Stock Issuance Proposal and the Merger Proposal, as applicable, to a vote at their respective special meetings. In addition, ONEOK and Magellan generally have an opportunity to offer to modify the terms of the Merger Agreement in response to a competing acquisition proposal or intervening event before the Magellan GP Board or ONEOK Board, respectively, may withdraw or qualify their respective recommendations. For more information, see the section entitled “The Merger Agreement — Covenants — No Solicitation of Acquisition Proposals; No Change of Recommendation.” The Merger Agreement further provides that, under specified circumstances, including in the event that either Magellan or ONEOK terminates the Merger Agreement in response to an acquisition proposal from a third party that their respective board of directors determines constitutes a Magellan superior offer or ONEOK superior offer, as applicable, Magellan may be required to pay ONEOK a breakup fee of $275.0 million less any ONEOK expenses paid or up to $125.0 million of ONEOK’s expenses or ONEOK may be required to pay Magellan a breakup fee of $450.0 million less any Magellan expenses paid or up to $75.0 million of Magellan’s expenses. See “The Merger Agreement — Payment of Expenses; Termination Fee” for additional details.

These provisions could discourage a potential third-party acquirer or other strategic transaction partner that might have an interest in ONEOK or Magellan from considering or pursuing an alternative transaction with either party or proposing such a transaction, even if it were prepared, in Magellan’s case, to pay consideration with a higher per share value than the total value proposed to be paid or received in the merger. These provisions might also result in a potential third-party acquirer or other strategic transaction partner proposing to pay a lower price than it might otherwise have proposed to pay because of the added expense of the termination fee that may become payable in certain circumstances.

The market price for ONEOK Common Stock following the closing may be affected by factors different from those that historically have affected or currently affect ONEOK Common Stock and Magellan Units.

Upon completion of the merger, Magellan unitholders who receive ONEOK Common Stock will become shareholders of ONEOK. ONEOK’s financial position may differ from its financial position before the completion of the merger, and the results of operations of the combined company may be affected by some factors that are different from those currently affecting the results of operations of ONEOK and those currently affecting the results of operations of Magellan. Accordingly, the market price and performance of ONEOK Common Stock is likely to be different from the performance of Magellan Units, or ONEOK Common Stock in the absence of the merger. In addition, general fluctuations in stock markets could have a material adverse effect on the market for, or liquidity of, ONEOK Common Stock, regardless of ONEOK’s actual operating performance. For a discussion of the businesses of ONEOK and Magellan, and important factors to consider in connection with those businesses, see the documents attached hereto or incorporated by reference and referred to in “Where You Can Find More Information.”

Current ONEOK shareholders and current Magellan unitholders will have reduced ownership and voting interest in the combined company and will exercise less influence over the combined company’s management.

As of the date of this joint proxy statement/prospectus, based on the Exchange Ratio, the number of outstanding Magellan Units and the number of outstanding shares of ONEOK Common Stock, it is expected that immediately following the Effective Time, current Magellan unitholders would own approximately 23% of the issued and outstanding shares of the combined company and current ONEOK shareholders would own approximately 77% of the issued and outstanding shares of the combined company, in each case on a fully diluted basis. As a result, ONEOK’s current shareholders and Magellan’s current unitholders will have less influence on the policies of the combined company than they currently have on the policies of ONEOK and Magellan, respectively.

ONEOK Common Stock to be received by Magellan unitholders as a result of the merger will have different rights from Magellan Units.

Following completion of the merger, Magellan unitholders will no longer hold Magellan Units but will instead be shareholders of ONEOK. There are important differences between the rights of Magellan unitholders and the rights of ONEOK shareholders. See “Comparison of Rights of Magellan Unitholders and ONEOK Shareholders” for a discussion of the different rights associated with Magellan Units and ONEOK Common Stock.

Completion of the merger may trigger change in control or other provisions in certain agreements to which ONEOK, Magellan or any of their respective subsidiaries or joint ventures is a party.

The completion of the merger may trigger change in control or other provisions in certain agreements to which ONEOK, Magellan or any of their respective subsidiaries or joint ventures is a party. If ONEOK or Magellan are unable to negotiate waivers of those provisions, the counterparties may exercise their rights and remedies under such agreements, potentially terminate such agreements, or seek monetary damages. Even if ONEOK or Magellan are able to negotiate waivers, the counterparties may require a fee for such waivers or seek to renegotiate such agreements on terms less favorable to ONEOK, Magellan or the applicable subsidiary or joint venture.

ONEOK and Magellan are expected to incur significant transaction costs in connection with the merger, which may be in excess of those anticipated by them.

ONEOK and Magellan have incurred and are expected to continue to incur a number of non-recurring costs associated with negotiating and completing the merger, combining the operations of the two companies and achieving desired synergies. These costs have been, and will continue to be, substantial and, in many cases, will be borne by ONEOK and Magellan whether or not the merger is completed. A substantial majority of non-recurring expenses will consist of transaction costs and include, among others, fees paid to financial, legal, accounting and other advisors, employee retention, severance and benefit costs, and filing fees. ONEOK will also incur costs related to formulating and implementing integration plans, including facilities and systems consolidation costs and other employment-related costs. ONEOK and Magellan will continue to assess the magnitude of these costs, and additional unanticipated costs may be incurred in connection with the merger and the integration of the two companies’ businesses. While ONEOK and Magellan have assumed that a certain level of expenses would be incurred, there are many factors beyond their control that could affect the total amount or the timing of the expenses. The elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of the businesses, may not offset integration-related costs and achieve a net benefit in the near term, or at all. The costs described above and any unanticipated costs and expenses, many of which will be borne by ONEOK or Magellan even if the merger is not completed, could have an adverse effect on ONEOK’s or Magellan’s financial condition and operating results.

If the Merger Agreement is terminated, under certain circumstances, Magellan or ONEOK may be obligated to reimburse the other party for costs incurred related to the merger or pay a breakup fee to the other party. These costs could require the terminating party to seek loans or use its available cash that would have otherwise been available for operations, dividends or other general corporate purposes.

Upon termination of the Merger Agreement under certain circumstances, Magellan may be required to reimburse ONEOK’s expenses up to $125.0 million or pay ONEOK a termination fee equal to $275.0 million, less any expenses previously paid. Further, ONEOK may be required to reimburse Magellan’s expenses up to $75.0 million or pay Magellan a termination fee equal to $450.0 million, less any expenses previously paid. If the Merger Agreement is terminated, the breakup fee required to be paid, if any, by the terminating party under the Merger Agreement may require the terminating party to seek loans or borrow amounts to enable it to pay these amounts to the non-terminating party. In either case, payment of these amounts would reduce the cash the terminating party has available for operations, dividends or other general corporate purposes. See “The Merger Agreement — Payment of Expenses; Termination Fee.”

The failure to successfully combine the businesses of ONEOK and Magellan in the expected time frame may adversely affect ONEOK’s future results, which may adversely affect the value of the ONEOK Common Stock that Magellan unitholders would receive in the merger.

The success of the merger will depend, in part, on the ability of ONEOK to realize the anticipated benefits from combining the businesses of ONEOK and Magellan. To realize these anticipated benefits, ONEOK’s and Magellan’s businesses must be successfully combined. If the combined company is not able to achieve these objectives, the anticipated benefits of the merger may not be realized fully or at all or may take longer to realize than expected. In addition, the actual integration may result in additional and unforeseen expenses, which could reduce the anticipated benefits of the merger.

ONEOK and Magellan, including their respective subsidiaries, have operated and, until the completion of the merger, will continue to operate independently. It is possible that the integration process could result in the loss of key employees, as well as the disruption of each company’s ongoing businesses or inconsistencies in their standards, controls, procedures and policies. Any or all of those occurrences could adversely affect the combined company’s ability to maintain relationships with customers and employees after the merger or to achieve the anticipated benefits of the merger. Integration efforts between the two companies will also divert management attention and resources. These integration matters could have an adverse effect on each of ONEOK and Magellan.

The Merger Agreement subjects ONEOK and Magellan to restrictions on their respective business activities prior to the Effective Time.

The Merger Agreement subjects ONEOK and Magellan to restrictions on their respective business activities prior to the Effective Time. The Merger Agreement obligates each of ONEOK and Magellan to generally conduct its businesses in the ordinary course until the Effective Time and to use its commercially reasonable efforts to (i) preserve substantially intact its present business organization, goodwill and assets, (ii) keep available the services of its current officers and employees and (iii) preserve its existing relationships with governmental entities and its significant customers and suppliers. These restrictions could prevent ONEOK and Magellan from pursuing certain business opportunities that arise prior to the Effective Time and are outside the ordinary course of business. See “The Merger Agreement — Covenants — Conduct of Business Pending the Merger ” for additional details.

Uncertainties associated with the merger may cause a loss of management personnel and other key employees of ONEOK and Magellan, which could adversely affect the future business and operations of the combined company following the merger.

ONEOK and Magellan are dependent on the experience and industry knowledge of their respective officers and other key employees to execute their business plans. The combined company’s success after the merger will depend in part upon its ability to retain key management personnel and other key employees of both ONEOK and Magellan. Current and prospective employees of ONEOK and Magellan may experience uncertainty about their roles within the combined company following the merger or other concerns regarding the timing and completion of the merger or the operations of the combined company following the merger, any of which may have an adverse effect on the ability of ONEOK and Magellan to retain or attract key management and other key personnel. If ONEOK and Magellan are unable to retain personnel, including key management, who are critical to the future operations of the companies, ONEOK and Magellan could face disruptions in their operations, loss of existing customers, loss of key information, expertise or know-how and unanticipated additional recruitment and training costs. In addition, the loss of key personnel could diminish the anticipated benefits of the merger. No assurance can be given that the combined company, following the merger, will be able to retain or attract key management personnel and other key employees to the same extent that ONEOK and Magellan have previously been able to retain or attract their own employees.

The merger may not be completed and the Merger Agreement may be terminated in accordance with its terms. Failure to complete the merger could negatively impact ONEOK’s stock and Magellan’s unit price and have a material adverse effect on their results of operations, cash flows and financial position.

ONEOK or Magellan may elect to terminate the Merger Agreement in accordance with its terms in certain circumstances as further detailed in the section entitled “The Merger Agreement — Termination of the Merger Agreement.” If the merger is not completed for any reason, including as a result of failure to obtain all requisite regulatory approvals or if the ONEOK shareholders or Magellan unitholders fail to approve the applicable proposals, the ongoing businesses of ONEOK and Magellan may be materially adversely affected and, without realizing any of the benefits of having completed the merger, ONEOK and Magellan would be subject to a number of risks, including the following:

•        ONEOK and Magellan may experience negative reactions from the financial markets, including negative impacts on their respective stock and unit prices;

•        ONEOK and Magellan and their respective subsidiaries may experience negative reactions from their respective customers, suppliers, vendors, landlords, joint venture partners and other business partners;

•        ONEOK and Magellan will still be required to pay certain significant costs relating to the merger, such as legal, accounting, financial advisor and printing fees;

•        ONEOK or Magellan may be required to pay a termination fee as required by the Merger Agreement;

•        the Merger Agreement places certain restrictions on the conduct of the respective businesses pursuant to the terms of the Merger Agreement, which may delay or prevent the respective companies from undertaking business opportunities that, absent the Merger Agreement, may have been pursued;

•        matters relating to the merger (including integration planning) require substantial commitments of time and resources by each company’s management, which may have resulted in the distraction of each company’s management from ongoing business operations and pursuing other opportunities that could have been beneficial to the companies; and

•        litigation related to any failure to complete the merger or related to any enforcement proceeding commenced against ONEOK or Magellan to perform their respective obligations pursuant to the Merger Agreement.

If the merger is not completed, the risks described above may materialize and they may have a material adverse effect on ONEOK’s or Magellan’s results of operations, cash flows, financial position and stock prices.

ONEOK directors and executive officers have interests in the merger that may be different from, or in addition to, the interests of the ONEOK shareholders generally.

In considering the recommendation of the ONEOK Board that ONEOK shareholders vote in favor of the Stock Issuance Proposal and the ONEOK Adjournment Proposal, ONEOK shareholders should be aware of and take into account the fact that certain ONEOK directors and executive officers have interests in the merger that may be different from, or in addition to, the interests of ONEOK shareholders generally. These interests include, among others, rights to continuing indemnification and directors’ and officers’ liability insurance. See “The Merger — Interests of Certain ONEOK Directors and Executive Officers in the Merger” for a more detailed description of these interests. The ONEOK Board was aware of and carefully considered these interests, among other matters, in evaluating the terms and structure, and overseeing the negotiation, of the merger, in approving the Merger Agreement and the transactions contemplated thereby, and in recommending that the ONEOK shareholders vote for the Stock Issuance Proposal and the ONEOK Adjournment Proposal.

Magellan GP directors and executive officers have interests in the merger that may be different from, or in addition to, the interests of the Magellan unitholders generally.

In considering the recommendation of the Magellan GP Board that Magellan unitholders vote in favor of the Merger Proposal and the Non-Binding Advisory Compensation Proposal, Magellan unitholders should be aware of and take into account the fact that, aside from their interests as Magellan unitholders, certain Magellan GP directors and executive officers have interests in the merger that may be different from, or in addition to, the interests of Magellan unitholders generally. These interests include, among others, rights to continuing indemnification and directors’ and officers’ liability insurance. See “The Merger — Interests of Certain Magellan GP Directors and Executive Officers in the Merger” for a more detailed description of these interests. The Magellan GP Board was aware of and considered these potential interests, among other matters, in evaluating and negotiating the Merger Agreement and the transactions contemplated therein, in approving the merger and in recommending that Magellan unitholders approve the Merger Proposal and the Non-Binding Advisory Compensation Proposal.

Litigation relating to the merger could result in an injunction preventing completion of the merger, substantial costs to ONEOK and Magellan and/or may adversely affect the combined company’s business, financial condition or results of operations following the merger.

Securities class action lawsuits and derivative lawsuits are often brought against public companies that have entered into acquisition, merger or other business combination agreements. Even if such a lawsuit is without merit, defending against these claims can result in substantial costs and divert management time and resources. An adverse judgment could result in monetary damages, which could have a negative impact on ONEOK’s and Magellan’s respective liquidity and financial condition.

Lawsuits that may be brought against ONEOK, Magellan or their respective directors could also seek, among other things, injunctive relief or other equitable relief, including a request to rescind parts of the Merger Agreement already implemented and to otherwise enjoin the parties from consummating the merger. One of the conditions to the closing of the merger is that no injunction by any court or other tribunal of competent jurisdiction has been entered and continues to be in effect and no law has been adopted or is effective, in either case that prohibits or makes illegal the closing of the merger. Consequently, if a plaintiff is successful in obtaining an injunction prohibiting completion of the merger, that injunction may delay or prevent the merger from being completed within the expected timeframe or at all, which may adversely affect ONEOK’s and Magellan’s respective business, financial position and results of operation.

There can be no assurance that any of the defendants will be successful in the outcome of any pending or any potential future lawsuits. The defense or settlement of any lawsuit or claim that remains unresolved at the time the merger is completed may adversely affect ONEOK’s and Magellan’s business, financial condition, results of operations and cash flows.

ONEOK shareholders and Magellan unitholders will not be entitled to appraisal rights in the merger.

Under Oklahoma law, with respect to the ONEOK shareholders, and under Delaware law, with respect to the Magellan unitholders, holders of ONEOK Common Stock and Magellan Units do not have appraisal rights in connection with the merger, as more fully described in “The Merger — No Appraisal Rights.”

Risk Factors Relating to the Combined Company Following the Merger

The combined company may be unable to integrate the businesses of ONEOK and Magellan successfully or realize the anticipated benefits of the merger.

The merger involves the combination of two companies that currently operate as independent public companies. The combination of two independent businesses is complex, costly and time consuming, and each of ONEOK and Magellan will be required to devote significant management attention and resources to integrating the business practices and operations of Magellan into ONEOK. Potential difficulties that ONEOK and Magellan may encounter as part of the integration process include the following:

•        the inability to successfully combine the business of ONEOK and Magellan in a manner that permits the combined company to achieve, on a timely basis, or at all, the enhanced revenue opportunities and cost savings and other benefits anticipated to result from the merger;

•        complexities associated with managing the combined businesses, including difficulty addressing possible differences in operational philosophies and the challenge of integrating complex systems, technology, networks and other assets of each of the companies in a seamless manner that minimizes any adverse impact on customers, suppliers, employees and other constituencies;

•        the assumption of contractual obligations with less favorable or more restrictive terms; and

•        potential unknown liabilities and unforeseen increased expenses or delays associated with the merger.

In addition, ONEOK and Magellan have operated and, until the completion of the merger, will continue to operate, independently. It is possible that the integration process could result in:

•        diversion of the attention of each company’s management; and

•        the disruption of, or the loss of momentum in, each company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies.

Any of these issues could adversely affect each company’s ability to maintain relationships with customers, suppliers, employees and other constituencies or achieve the anticipated benefits of the merger or could reduce each company’s earnings or otherwise adversely affect the business and financial results of the combined company following the merger.

Declaration, payment and amounts of dividends, if any, distributed to shareholders of the combined company will be uncertain.

Although ONEOK has paid cash dividends on ONEOK Common Stock in the past, the combined company board may determine not to declare dividends in the future or may reduce the amount of dividends paid in the future. Any payment of future dividends will be at the discretion of the combined company board and will depend on combined company’s results of operations, financial condition, cash requirements, future prospects and other considerations that the combined company board deems relevant, including, but not limited to:

•        the combined company may not have enough cash to pay such dividends or to repurchase shares due to its cash requirements, capital spending plans, cash flow or financial position;

•        decisions on whether, when and in which amounts to make any future distributions will remain at all times entirely at the discretion of the combined company board, which could change its dividend practices at any time and for any reason;

•        the combined company’s desire to maintain or improve the credit ratings on its debt;

•        the amount of dividends that the combined company may distribute to its shareholders is subject to restrictions under Oklahoma law; and

•        the agreements governing the combined company’s indebtedness.

Shareholders should be aware that they have no contractual or other legal right to dividends that have not been declared.

The trading price and volume of the combined company common stock may be volatile following the merger.

The trading price and volume of the combined company common stock may be volatile following completion of the merger. The stock markets in general have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of ONEOK Common Stock. As a result, ONEOK shareholders and Magellan unitholders who receive ONEOK Common Stock may suffer a loss on their investment. Many factors may impair the market for the combined company common stock and the ability of investors to sell shares at an attractive price and could also cause the market price and demand for the combined company common stock to fluctuate substantially, which may negatively affect the price and liquidity of the combined company common stock. Many of these factors and conditions are beyond the control of the combined company or the combined company shareholders.

Following the consummation of the merger, the market price of the combined company common stock may be depressed by the perception that former Magellan unitholders may sell the shares of common stock they will acquire at closing and for other reasons related to the merger.

Subject to applicable securities laws, former Magellan unitholders may seek to sell shares of the combined company common stock held by them immediately following the consummation of the merger. The Merger Agreement contains no restriction on their ability to sell such shares of the combined company common stock. These sales (or the perception that these sales may occur), coupled with the increase in the outstanding number of shares of the combined company common stock, may affect the market for, and the market price of, shares of the combined company common stock in an adverse manner.

The unaudited pro forma combined financial statements and the unaudited forecasted financial information prepared by ONEOK and Magellan included in this joint proxy statement/prospectus are based on a number of preliminary estimates and assumptions and the actual results of operations, cash flows and financial position of the combined company after the merger may differ materially.

The unaudited pro forma information and the unaudited forecasted financial information in this joint proxy statement/prospectus is presented for illustrative purposes only, has been prepared based on available information and certain assumptions and estimates that ONEOK and Magellan believe are reasonable, and is not necessarily indicative of what ONEOK’s actual financial position or results of operations would have been had the pro forma events been completed on the dates indicated. Further, the combined company’s actual results and financial position after the pro forma events occur may differ materially and adversely from the unaudited pro forma information included in this joint proxy statement/prospectus. The unaudited pro forma combined financial statements have been prepared with ONEOK as the accounting acquirer under United States generally accepted accounting principles (“GAAP”) and reflect adjustments based upon preliminary estimates of the fair value of assets to be acquired and liabilities to be assumed.

The financial forecasts are based on various assumptions that may not be realized.

The financial estimates set forth in the forecasts included under the sections “The Merger — Certain Unaudited Forecasted Financial Information” were based on assumptions of, and information available to, ONEOK management and Magellan management, as applicable, when prepared, and these estimates and assumptions are subject to uncertainties, many of which are beyond ONEOK’s and Magellan’s control and may not be realized. Many factors mentioned in this joint proxy statement/prospectus, including the risks outlined in this “Risk Factors” section and the events or circumstances described under “Cautionary Statement Regarding Forward-Looking Statements,” will be important in determining the combined company’s future results. As a result of these contingencies, actual future results may vary materially from ONEOK’s and Magellan’s estimates. In view of these uncertainties, the inclusion of financial estimates in this joint proxy statement/prospectus is not and should not be viewed as a representation that the forecasted results will necessarily reflect actual future results.

ONEOK’s and Magellan’s financial estimates were not prepared with a view toward public disclosure, and such financial estimates were not prepared with a view toward compliance with published guidelines of any regulatory or professional body. Further, any forward-looking statement speaks only as of the date on which it is made, and neither ONEOK nor Magellan undertakes any obligation, other than as required by applicable law, to update the financial estimates herein to reflect events or circumstances after the date those financial estimates were prepared or to reflect the occurrence of anticipated or unanticipated events or circumstances.

The prospective financial information included in this document has been prepared by, and is the responsibility of, ONEOK’s management. PricewaterhouseCoopers LLP has not audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the accompanying prospective financial information and, accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto. The PricewaterhouseCoopers LLP report incorporated by reference in this document relates to ONEOK’s previously issued financial statements. It does not extend to the prospective financial information and should not be read to do so. See “The Merger — Certain Unaudited Forecasted Financial Information” for more information.

The opinions of ONEOK’s and Magellan’s respective financial advisors will not reflect changes in circumstances between the signing of the Merger Agreement and the completion of the merger.

Each of ONEOK and Magellan has received an opinion from its respective financial advisor in connection with the signing of the Merger Agreement but has not obtained any updated opinion from its respective financial advisor as of the date of this joint proxy statement/prospectus. Changes in the operations and prospects of ONEOK or Magellan, general market and economic conditions and other factors that may be beyond the control of ONEOK or Magellan, and on which the companies’ respective financial advisors’ opinions were based, may significantly alter the value of ONEOK or Magellan or the prices of the shares of ONEOK Common Stock or Magellan Units by the time the merger is completed. The opinions do not speak as of the time the merger will be completed or as of any date other than the date of such opinions. Because neither ONEOK nor Magellan currently anticipates asking its respective financial advisor to update its opinion, such opinions will not address the fairness of the Merger Consideration from a financial point of view at the time the merger is completed. The ONEOK Board’s recommendation that ONEOK shareholders vote in favor of the Stock Issuance Proposal and the ONEOK Adjournment Proposal and the Magellan GP Board’s recommendation that Magellan unitholders vote in favor of the Merger Proposal and the Non-Binding Advisory Compensation Proposal, however, are made as of the date of this joint proxy statement/prospectus.

The synergies attributable to the merger may vary from expectations.

The combined company may fail to realize the anticipated benefits and synergies expected from the merger, which could adversely affect the combined company’s business, financial condition and operating results. The success of the merger will depend, in significant part, on the combined company’s ability to successfully integrate the acquired business, grow the revenue of the combined company and realize the anticipated strategic benefits and synergies from the combination. ONEOK and Magellan believe that the combination of the companies will provide operational and financial scale, increasing free cash flow, and enhancing the combined company’s corporate rate of return. However, achieving these goals requires, among other things, realization of the targeted cost and commercial synergies expected from the merger. This growth and the anticipated benefits of the transaction may not be realized fully or at all or may take longer to realize than expected. Actual operating, technological, strategic and revenue opportunities, if achieved at all, may be less significant than expected or may take longer to achieve than anticipated. If the combined company is not able to achieve these objectives and realize the anticipated benefits and synergies expected from the merger within the anticipated timing or at all, the combined company’s business, financial condition and operating results may be adversely affected, the combined company’s earnings per share may be diluted, the accretive effect of the merger may decrease or be delayed and the share price of the combined company may be negatively impacted.

The future results of the combined company following the merger will suffer if the combined company does not effectively manage its expanded operations.

Following the merger, the size of the business of the combined company will increase significantly. The combined company’s future success will depend, in part, upon its ability to manage this expanded business, which will pose substantial challenges for management, including challenges related to the management and monitoring of new operations and associated increased costs and complexity. The combined company may also face increased scrutiny from governmental authorities as a result of the significant increase in the size of its business. There can be no assurances that the combined company will be successful or that it will realize the expected operating efficiencies, cost savings, revenue enhancements or other benefits currently anticipated from the merger.

The merger may result in a loss of customers, suppliers, vendors, landlords, joint venture partners and other business partners and may result in the termination of existing contracts.

Following the merger, some of the customers, suppliers, vendors, landlords, joint venture partners and other business partners of ONEOK or Magellan may terminate or scale back their current or prospective business relationships with the combined company. Some customers may not wish to source a larger percentage of their needs from a single company or may feel that the combined company is too closely allied with one of their competitors. In addition, ONEOK and Magellan have contracts with customers, suppliers, vendors, landlords, joint venture partners and other business partners that may require ONEOK or Magellan to obtain consents from these other parties in connection with the merger, which may not be obtained on favorable terms or at all. If relationships with customers, suppliers, vendors, landlords, joint venture partners and other business partners are adversely affected by the merger, or if the combined company, following the merger, loses the benefits of the contracts of ONEOK or Magellan, the combined company’s business and financial performance could suffer.

Combined company shareholders may experience dilution in the future.

The percentage ownership of combined company shareholders may be diluted in the future because of equity issuances for acquisitions, capital market transactions or otherwise, including, without limitation, equity awards that the combined company may grant to its directors, officers and employees and pursuant to ONEOK “at-the-market” offerings of ONEOK Common Stock. Such issuances may have a dilutive effect on the combined company’s earnings per share, which could adversely affect the market price of the ONEOK Common Stock.

Certain employees of Magellan will have rights to purchase or receive shares of ONEOK Common Stock after the merger as a result of the conversion of their Magellan equity awards into ONEOK equity awards. The conversion of these Magellan equity awards into ONEOK equity awards is described in further detail in the section entitled “The Merger Agreement — Treatment of Magellan Equity Awards.” The issuance of shares of ONEOK Common Stock pursuant to these awards will dilute the percentage ownership of combined company shareholders. It is also expected that, from time to time after the closing of the merger, the Executive Compensation Committee of the ONEOK Board will grant additional equity awards to employees and directors of the combined company under the combined company’s compensation and employee benefit plans. These additional equity awards will have a dilutive effect on the combined company’s earnings per share, which could adversely affect the market price of the ONEOK Common Stock.

Further, pursuant to ONEOK’s “at-the-market” equity program, it can, but is under no obligation to, offer and sell ONEOK Common Stock up to an aggregate offering price of $1.0 billion. The program allows ONEOK to offer and sell ONEOK Common Stock at prices it deems appropriate through a sales agent, in forward sales transactions through a forward seller or directly to one or more of the program’s managers acting as principals. Sales of ONEOK Common Stock may be made by means of ordinary brokers’ transactions on the NYSE, in block transactions or as otherwise agreed to between ONEOK and the sales agent. As of March 31, 2023, no sales have been made under ONEOK’s “at-the-market” program.

In addition, the Amended and Restated Certificate of Incorporation of ONEOK, as amended (the “ONEOK Charter”) will authorize the combined company to issue, without the approval of shareholders, one or more classes or series of preferred stock having such designations, powers, preferences and relative, participating, optional and other special rights, including preferences over ONEOK Common Stock with respect to dividends and distributions, as the ONEOK Board generally may determine. The terms of one or more classes or series of preferred stock could dilute the voting power or reduce the value of the ONEOK Common Stock. For example, the repurchase or redemption rights or liquidation preferences that could be assigned to holders of preferred stock could affect the residual value of the ONEOK Common Stock. For more information, see “Comparison of Rights of Magellan Unitholders and ONEOK Shareholders.”

The combined company will have a significant amount of indebtedness, which will limit its liquidity and financial flexibility, and any downgrade of its credit rating could adversely impact the combined company. The combined company may also incur additional indebtedness in the future.

As of March 31, 2023, ONEOK and Magellan had total indebtedness of approximately $13.3 billion and $5.0 billion, respectively. Accordingly, the combined company will have substantial indebtedness following completion of the merger. In addition, subject to the limits contained in the documents governing such indebtedness, the combined company may be able to incur substantial additional debt from time to time to finance working capital, capital expenditures, investments or acquisitions or for other purposes. The combined company’s indebtedness and other financial commitments have important consequences to its business, including, but not limited to:

•        making it more difficult for the company to satisfy its obligations with respect to senior notes and other indebtedness due to the increased debt-service obligations, which could, in turn, result in an event of default on such other indebtedness or the senior notes;

•        requiring the company to dedicate a substantial portion of its cash flows from operations to debt service payments, thereby limiting its ability to fund working capital, capital expenditures, investments or acquisitions and other general corporate purposes;

•        increasing the company’s vulnerability to general adverse economic and industry conditions, including low commodity price environments;

•        limiting the company’s ability to obtain additional financing due to higher costs and more restrictive covenants;

•        limiting the company’s flexibility in planning for, or reacting to, changes in its business and the industry in which it operates; and

•        placing the company at a competitive disadvantage compared with its competitors that have proportionately less debt and fewer guarantee obligations.

In addition, ONEOK and Magellan receive credit ratings from rating agencies in the U.S. with respect to their indebtedness. Any credit downgrades resulting from the merger or otherwise could adversely impact the combined company’s ability to access financing and trade credit, require the combined company to provide additional letters of credit or other assurances under contractual arrangements and increase the combined company’s interest rate under any credit facility borrowing as well as the cost of any other future debt.

The combined company may record goodwill and other intangible assets that could become impaired and result in material non-cash charges to the results of operations of the combined company in the future.

The combined company will account for the merger as an acquisition of a business in accordance with GAAP. Under the acquisition method of accounting, the assets and liabilities of Magellan and its subsidiaries will be recorded, as of completion, at their respective fair values and added to ONEOK’s. The combined company’s reported financial condition and results of operations for periods after completion of the merger will reflect Magellan’s balances and results after completion of the merger but will not be restated retroactively to reflect the historical financial position or results of operations of Magellan and its subsidiaries for periods prior to the merger.

Under the acquisition method of accounting, the total purchase price is allocated to Magellan’s identifiable tangible and intangible assets acquired and liabilities assumed based on their respective fair market values as of the date of completion of the merger, with any excess purchase price allocated to goodwill. To the extent the value of goodwill or intangibles, if any, becomes impaired in the future, the combined company may be required to incur material non-cash charges relating to such impairment. The combined company’s operating results may be significantly impacted from both the impairment and the underlying trends in the business that triggered the impairment.

The COVID-19 pandemic has adversely affected ONEOK and Magellan’s results of operations and could adversely affect the combined company’s results of operations.

The COVID-19 pandemic led to global and regional economic disruption, volatility in the financial markets and a weakened commodity price environment. The outbreak and government measures taken in response, including extended quarantines, closures and reduced operations of businesses, had a significant adverse impact, both direct and indirect, on ONEOK and Magellan’s respective businesses and the economy.

Uncertainty remains regarding the duration of global impacts due to COVID-19. This uncertainty, and the occurrence of these events and measures taken in response, could further affect adversely the combined company’s results of operations by, among other things, reducing demand for the services it provides, impacting its supply chains and the availability and efficiency of its workforce, including its executive officers, creating operational challenges and impacting its ability to access capital markets. Additionally, in the wake of the COVID-19 pandemic, inflationary pressures have increased in the U.S. and globally. The degree to which the pandemic further impacts the combined company’s business and results of operations will depend on future developments beyond its control, including the success of vaccination efforts and the effectiveness of such vaccines against future mutations of the COVID-19 virus, how quickly and to what extent economic and operating conditions resume to pre-COVID-19 levels, and the severity and duration of reduced global and regional economic activity resulting from the pandemic.

Other Risk Factors Relating to ONEOK and Magellan

As a result of entering into the Merger Agreement, ONEOK’s and Magellan’s businesses are and will be subject to the risks described above. In addition, ONEOK and Magellan are, and following completion of the merger, ONEOK will be, subject to the risks described in ONEOK’s and Magellan’s most recent Annual Report on Form 10-K (as amended) as updated by subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, which are filed with the SEC and incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information” for the location of information incorporated by reference into this joint proxy statement/prospectus.

Tax Risks Related to the Merger and the Ownership of ONEOK Common Stock Received in the Merger

In addition to reading the following risk factors, you are strongly urged to read “Material U.S. Federal Income Tax Consequences” for a more complete discussion of the expected U.S. federal income tax consequences of the merger and owning and disposing of shares of ONEOK Common Stock received in the merger.

The merger will be a taxable transaction to Magellan unitholders and, in such case, the resulting tax liability of a Magellan unitholder, if any, will depend on the unitholder’s particular situation. The tax liability of a Magellan unitholder as a result of the merger could be more than expected.

Magellan unitholders will receive ONEOK Common Stock and cash as consideration for the merger. The exchange of Magellan Units for ONEOK Common Stock and cash will be treated as a taxable sale by U.S. Magellan unitholders for U.S. federal income tax purposes. In such case, as a result of the merger, a U.S. Magellan unitholder will recognize gain or loss for U.S. federal income tax purposes equal to the difference between such U.S. holder’s amount realized and its adjusted tax basis in the Magellan Units. The amount of gain or loss recognized by each U.S. Magellan unitholder in the merger will vary depending on each U.S. holder’s particular situation, including the value of the shares of ONEOK Common Stock and the aggregate Cash Consideration received by each U.S. holder in the merger, the U.S. holder’s adjusted tax basis in the Magellan Units exchanged in the merger, and the amount of any suspended passive losses that may be available to a U.S. holder to offset all or a portion of the gain recognized by such U.S. holder.

Because the value of any ONEOK Common Stock received in the merger will not be known until the Effective Time, a Magellan unitholder will not be able to determine its amount realized, and therefore its taxable gain or loss, until such time. In addition, because prior distributions in excess of a Magellan unitholder’s allocable share of Magellan’s net taxable income decreases the unitholder’s tax basis in its Magellan Units, the amount, if any, of the prior distributions with respect to such Magellan Units will, in effect, become taxable income to a Magellan unitholder if the aggregate value of the consideration received in the merger is greater than the unitholder’s adjusted tax basis in its Magellan Units, even if the aggregate value of the consideration received in the merger is less than the unitholder’s original cost basis in its Magellan Units. Furthermore, a portion of this gain or loss, which could be substantial, will be separately computed and taxed as ordinary income or loss to the extent to “unrealized receivables,” including depreciation recapture, or to “inventory items” owned by Magellan and its subsidiaries. Consequently, a Magellan unitholder may recognize both ordinary income and capital loss upon the exchange of Magellan Units in the merger even if there is a net taxable loss realized. The deductibility of capital losses is subject to limitations.

For a more complete discussion of the U.S. federal income tax consequences of the merger, see the section entitled “Material U.S. Federal Income Tax Consequences.”

The U.S. federal income tax treatment of owning and disposing of shares of ONEOK Common Stock received in the merger will be different from the U.S. federal income tax treatment of owning and disposing of Magellan Units.

Magellan is classified as a partnership for U.S. federal income tax purposes and, generally, is not subject to entity-level U.S. federal income tax. Instead, each Magellan unitholder is required to take into account its respective share of Magellan’s items of income, gain, loss and deduction in computing its U.S. federal income tax liability, even if no cash distributions are made by Magellan to its unitholders. A pro rata distribution of cash by Magellan to a U.S. holder that owns Magellan Units is generally not taxable for U.S. federal income tax purposes unless the amount of cash distributed is in excess of the U.S. holder’s adjusted tax basis in its Magellan Units.

In contrast, ONEOK is classified as a corporation for U.S. federal income tax purposes and is subject to U.S. federal income tax on its taxable income. A distribution of cash by ONEOK to a shareholder that is a U.S. holder will generally be included in such shareholder’s income as dividend income to the extent of ONEOK’s current or accumulated “earnings and profits,” as determined under U.S. federal income tax principles. Cash distributions to a ONEOK shareholder that is a U.S. holder in excess of ONEOK’s current and accumulated earning and profits will be treated as a non-taxable return of capital, reducing the adjusted tax basis in the U.S. holder’s ONEOK Common Stock and, to the extent the cash distribution exceeds the U.S. holder’s adjusted tax basis, as capital gain from the sale or exchange of such ONEOK Common Stock. See “Material U.S. Federal Income Tax Consequences.”

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements and information in this document may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements, other than statements of historical fact, included in this document that address activities, events or developments that ONEOK or Magellan expects, believes or anticipates will or may occur in the future are forward-looking statements. Words such as “estimate,” “project,” “predict,” “believe,” “expect,” “anticipate,” “potential,” “create,” “intend,” “could,” “would,” “may,” “plan,” “will,” “guidance,” “look,” “goal,” “future,” “build,” “focus,” “continue,” “strive,” “allow” or the negative of such terms or other variations thereof and words and terms of similar substance used in connection with any discussion of future plans, actions, or events identify forward-looking statements. However, the absence of these words does not mean that the statements are not forward-looking. These forward-looking statements include, but are not limited to, statements regarding the merger, the expected closing of the merger and the timing thereof and as adjusted descriptions of the post-merger company and its operations, strategies and plans, integration, debt levels and leverage ratio, capital expenditures, cash flows and anticipated uses thereof, synergies, opportunities and anticipated future performance, including maintaining current ONEOK management, enhancements to investment-grade credit profile, an expected accretion to earnings and free cash flow, dividend payments and potential share repurchases, increase in value of tax attributes and expected impact on EBITDA. Information adjusted for the merger should not be considered a forecast of future results. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements included in this document. These include the risk that ONEOK’s and Magellan’s businesses will not be integrated successfully; the risk that cost savings, synergies and growth from the merger may not be fully realized or may take longer to realize than expected; the risk that the credit ratings of the combined company or its subsidiaries may be different from what the companies expect; the possibility that shareholders of ONEOK may not approve the issuance of new shares of ONEOK Common Stock in the merger or that shareholders of ONEOK or Magellan unitholders may not approve the merger; the risk that a condition to closing of the merger may not be satisfied, that either party may terminate the Merger Agreement or that the closing of the merger might be delayed or not occur at all; potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement or completion of the merger; the risk the parties do not receive regulatory approval of the merger; the occurrence of any other event, change or other circumstances that could give rise to the termination of the Merger Agreement; the risk that ONEOK may not be able to secure the debt financing necessary to fund the Cash Consideration required for the merger; the risk that changes in ONEOK’s capital structure and governance could have adverse effects on the market value of its securities; the ability of ONEOK and Magellan to retain customers and retain and hire key personnel and maintain relationships with their suppliers and customers and on ONEOK’s and Magellan’s operating results and business generally; the risk the merger could distract management from ongoing business operations or cause ONEOK and/or Magellan to incur substantial costs; the risk of any litigation relating to the merger; the risk that ONEOK may be unable to reduce expenses or access financing or liquidity; the impact of the COVID-19 pandemic, any related economic downturn and any related substantial decline in commodity prices; the risk of changes in governmental regulations or enforcement practices, especially with respect to environmental, health and safety matters; and other important factors that could cause actual results to differ materially from those projected. All such factors are difficult to predict and are beyond ONEOK’s or Magellan’s control, including those detailed in ONEOK’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K that are available on ONEOK’s website at www.oneok.com and on the website of the SEC at www.sec.gov, and those detailed in Magellan’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K that are available on Magellan’s website at www.magellanlp.com and on the website of the SEC. All forward-looking statements are based on assumptions that ONEOK and Magellan believe to be reasonable but that may not prove to be accurate. Any forward-looking statement speaks only as of the date on which such statement is made, and neither ONEOK nor Magellan undertakes any obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.

PARTIES TO THE MERGER

ONEOK, Inc.

100 West Fifth Street
Tulsa, Oklahoma 74103
(918) 588-7000

ONEOK is a leading midstream service provider and owns one of the nation’s premier NGL systems, connecting NGL supply in the Rocky Mountain, Permian and Mid-Continent regions with key market centers and owns an extensive network of gathering, processing, fractionation, transportation and storage assets. ONEOK Common Stock is traded on the NYSE under the ticker symbol “OKE.” Additional information about ONEOK and its subsidiaries, including, but not limited to, information regarding its business, properties, legal proceedings, financial statements, financial condition and results of operations, market risk, executive compensation and related party transactions is set forth in ONEOK’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, and ONEOK’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2023, which are each incorporated by reference into this document.

For more information about ONEOK, please visit ONEOK’s website at www.oneok.com. The information contained on ONEOK’s website or accessible through it does not constitute a part of this document.

Magellan Midstream Partners, L.P.

One Williams Center
Tulsa, Oklahoma 74172
(918) 574-7000

Magellan is a publicly traded partnership that primarily transports, stores and distributes refined petroleum products and crude oil. Magellan owns the longest refined petroleum products pipeline system in the country, with access to nearly 50% of the nation’s refining capacity, and can store more than 100 million barrels of petroleum products such as gasoline, diesel fuel and crude oil. Magellan Units are listed and traded on the NYSE under the ticker symbol “MMP.” Additional information about Magellan and its subsidiaries, including, but not limited to, information regarding its business, properties, legal proceedings, financial statements, financial condition and results of operations, executive compensation and related party transactions is set forth in Magellan’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 and Magellan’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2023, which are each incorporated by reference into this document.

For more information about Magellan, please visit Magellan’s website at www.magellanlp.com. The information contained on Magellan’s website or accessible through it does not constitute a part of this document.

Otter Merger Sub, LLC

100 West Fifth Street
Tulsa, Oklahoma 74103
(918) 588-7000

Merger Sub is a wholly owned subsidiary of ONEOK. Merger Sub has not carried on any activities to date, other than activities incidental to its formation or undertaken in connection with the transactions contemplated by the Merger Agreement.

SPECIAL MEETING OF ONEOK SHAREHOLDERS

General

This document is first being mailed on or about [            ], 2023 and constitutes notice of the ONEOK Special Meeting in conformity with the requirements of the OGCA and the amended and restated bylaws of ONEOK (the “ONEOK Bylaws”).

This document is being provided to ONEOK shareholders as part of a solicitation of proxies by the ONEOK Board for use at the ONEOK Special Meeting and at any adjournment or postponement of the ONEOK Special Meeting. ONEOK shareholders are encouraged to read the entire document carefully, including the annexes to this document, for more detailed information regarding the Merger Agreement and the transactions contemplated by the Merger Agreement.

Date, Time and Place

The ONEOK Special Meeting will be held virtually at [            ], on [            ], 2023, at [            ] a.m., Central Time. The ONEOK Special Meeting can be accessed by visiting [            ], where ONEOK shareholders will be able to participate and vote online. This document is first being furnished to ONEOK’s shareholders on or about [            ], 2023.

Purpose of the ONEOK Special Meeting

The ONEOK Special Meeting has been called for the following purposes:

1.      To consider and vote on the Stock Issuance Proposal to approve the issuance of shares of ONEOK Common Stock, pursuant to the Merger Agreement, a copy of which is attached as Annex A to the joint proxy statement/prospectus; and

2.      To approve the ONEOK Adjournment Proposal, if necessary or appropriate, to solicit additional votes from shareholders if there are not sufficient votes to adopt the Stock Issuance Proposal.

ONEOK will transact no other business at the ONEOK Special Meeting or any adjournment or postponement thereof, except such business as may properly be brought before the ONEOK Special Meeting by or at the direction of the ONEOK Board in accordance with the ONEOK Bylaws. This joint proxy statement/prospectus, including the Merger Agreement attached thereto as Annex A, contains further information with respect to these matters.

Recommendation of the ONEOK Board

The ONEOK Board has unanimously determined that the Stock Issuance Proposal and the transactions contemplated by the Merger Agreement, including the merger, are advisable and fair to, and in the best interests of, ONEOK and its shareholders and has unanimously adopted, approved and declared advisable the Stock Issuance Proposal. A description of factors considered by the ONEOK Board in reaching its decision to approve and declare advisable the Stock Issuance Proposal can be found in “The Merger — Recommendation of the ONEOK Board and its Reasons for the Merger” beginning on page 64.

The ONEOK Board unanimously recommends that ONEOK shareholders vote “FOR” the Stock Issuance Proposal and “FOR” the ONEOK Adjournment Proposal.

ONEOK shareholders’ approval of the Stock Issuance Proposal is a condition for the merger to occur. If ONEOK shareholders fail to approve the Stock Issuance Proposal by the requisite vote, the merger will not occur.

Record Date; Shareholders Entitled to Vote

Only holders of ONEOK Common Stock at the close of business on [            ], 2023, the record date for the ONEOK Special Meeting, will be entitled to notice of, and to vote at, the ONEOK Special Meeting or any adjournment or postponement of the ONEOK Special Meeting. At the close of business on the ONEOK Record Date, [            ] shares of ONEOK Common Stock were issued and outstanding.

Holders of ONEOK Common Stock are entitled to one vote for each share of ONEOK Common Stock they own at the close of business on the ONEOK Record Date.

A complete list of shareholders entitled to vote at the ONEOK Special Meeting will be available for a period of at least ten days prior to the ONEOK Special Meeting. If you would like to inspect the list of ONEOK shareholders of record, please contact the Corporate Secretary of ONEOK to schedule an appointment or request access. A certified list of eligible ONEOK shareholders will be available for inspection during the ONEOK Special Meeting at 100 West Fifth Street, Tulsa, Oklahoma 74103 by entering the control number provided on your proxy card, voting instruction form or notice.

Quorum; Adjournment

The presence at the ONEOK Special Meeting of the holders of a majority of the outstanding shares of ONEOK Common Stock entitled to vote at the meeting, represented in person or by proxy, will constitute a quorum. As a result, there must be [            ] shares represented by proxy or by shareholders present and entitled to vote at the ONEOK Special Meeting in order to have a quorum. Virtual attendance at the special meeting will constitute presence in person for the purpose of determining the presence of a quorum for the transaction of business at the ONEOK Special Meeting. There must be a quorum for business to be conducted at the ONEOK Special Meeting.

The chairman of the meeting or the shareholders, by the affirmative vote of a majority of the voting power of the shares so represented, may adjourn the meeting from time to time, whether or not there is such a quorum. Failure of a quorum to be represented at the ONEOK Special Meeting will result in an adjournment of the ONEOK Special Meeting and may subject ONEOK to additional expense. Even if a quorum is present, the ONEOK Special Meeting may also be adjourned in order to provide more time to solicit additional proxies in favor of approval of the Stock Issuance Proposal if the chairman of the meeting so moves.

Notice need not be given of the adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken unless the adjournment is for more than 30 days, in which case a notice of the adjourned meeting will be given to each shareholder of record entitled to vote at the meeting. If after the adjournment a new record date for the shareholders entitled to vote is fixed for the adjourned meeting, the ONEOK Board must fix a record date for the adjourned meeting in accordance with the OGCA and provide a new notice of the adjourned meeting to each shareholder of record entitled to vote at the meeting. In addition, the ONEOK Special Meeting could be postponed before it commences.

If the ONEOK Special Meeting is adjourned or postponed for the purpose of soliciting additional votes, shareholders who have already submitted their proxies will be able to revoke them at any time prior to the final vote on the proposals. If you submit your proxy over the Internet or by telephone or submit a properly executed proxy card, even if you abstain from voting, your shares will be counted as present for purposes of determining whether a quorum exists at the ONEOK Special Meeting.

Required Vote

Assuming a quorum is present, approval of the Stock Issuance Proposal requires the affirmative vote of holders of a majority of the shares of ONEOK Common Stock cast at the ONEOK Special Meeting. Accordingly, with respect to a ONEOK shareholder who is present in person or represented by proxy at the ONEOK Special Meeting, such shareholder’s abstention from voting or the failure of a ONEOK shareholder to vote will have no effect on the outcome of the Stock Issuance Proposal. The failure of a ONEOK shareholder who holds shares in “street name” through a bank, broker or other nominee to give voting instructions to the bank, broker or other nominee will have no effect on the outcome of the Stock Issuance Proposal.

Approval of the ONEOK Adjournment Proposal requires the affirmative vote of the holders of a majority of the shares of ONEOK Common Stock entitled to vote and present in person or represented by proxy at the ONEOK Special Meeting. Accordingly, with respect to a ONEOK shareholder who is present in person or represented by proxy at the ONEOK Special Meeting, such shareholder’s abstention from voting or the failure of a ONEOK shareholder to vote will have the same effect as a vote “against” the ONEOK Adjournment Proposal. The failure of a ONEOK shareholder who holds shares in “street name” through a bank, broker or other nominee to give voting instructions to the bank, broker or other nominee will have no effect on the outcome of the ONEOK Adjournment Proposal. However, if a ONEOK shareholder instructs its, his or her bank, broker or other nominee regarding the Stock Issuance Proposal but not the ONEOK Adjournment Proposal, such broker non-vote will have the same effect as voting “against” the ONEOK Adjournment Proposal. Regardless of whether there is a quorum, the chairman of the ONEOK Special Meeting or the chairman of the ONEOK Board may also adjourn the ONEOK Special Meeting. ONEOK does not intend to call a vote on the ONEOK Adjournment Proposal if the Stock Issuance Proposal is approved at the ONEOK Special Meeting.

Abstentions and Broker Non-Votes

An abstention occurs when a shareholder attends a meeting, either in person or by proxy, but abstains from voting. At the ONEOK Special Meeting, abstentions will be counted as present for purposes of determining whether a quorum exists. Abstaining from voting will have no effect on the outcome of the Stock Issuance Proposal. Abstaining from voting will have the same effect as a vote “against” the ONEOK Adjournment Proposal.

If no instruction as to how to vote is given (including no instruction to abstain from voting) in an executed, duly returned and not revoked proxy, the proxy will be voted “FOR” the Stock Issuance Proposal and “FOR” the ONEOK Adjournment Proposal.

Broker non-votes occur when (i) a bank, broker or other nominee has discretionary authority to vote on one or more proposals to be voted on at a meeting of shareholders, but is not permitted to vote on other proposals without instructions from the beneficial owner of the shares and (ii) the beneficial owner fails to provide the bank, broker or other nominee with such instructions. Under NYSE rules, banks, brokers and other nominees holding shares in “street name” do not have discretionary voting authority with respect to any of the ONEOK proposals described in this joint proxy statement/prospectus. Accordingly, if a beneficial owner of shares of ONEOK Common Stock held in “street name” does not give voting instructions to the bank, broker or other nominee, then those shares will not be counted as present in person or by proxy at the ONEOK Special Meeting. However, if a ONEOK shareholder instructs its, his or her bank, broker or other nominee regarding the Stock Issuance Proposal but not the ONEOK Adjournment Proposal, such broker non-vote will have the same effect as voting “against” the ONEOK Adjournment Proposal. Regardless of whether there is a quorum, the chairman of the ONEOK Special Meeting or the chairman of the ONEOK Board may also adjourn the ONEOK Special Meeting. ONEOK does not intend to call a vote on the ONEOK Adjournment Proposal if the Stock Issuance Proposal is approved at the ONEOK Special Meeting.

Virtual attendance at the special meeting constitutes presence in person for purposes of the vote required.

Failure to Vote

If you are a shareholder of record and you do not sign and return your proxy card or vote over the Internet, by telephone or at the ONEOK Special Meeting, your shares will not be voted at the ONEOK Special Meeting, will not be counted as present in person or by proxy at the ONEOK Special Meeting and will not be counted as present for purposes of determining whether a quorum exists.

For purposes of the Stock Issuance Proposal, provided a quorum is present, a failure to vote, or a failure to instruct your bank, broker, trust or other nominee to vote, will have no effect on the outcome of a vote on the Stock Issuance Proposal. For purposes of the ONEOK Adjournment Proposal, a failure to vote, or a failure to instruct your bank, broker, trust or other nominee to vote, will have no effect on the outcome of a vote on the ONEOK Adjournment Proposal.

Virtual attendance at the special meeting constitutes presence in person for purposes of the vote required.

Voting by ONEOK’s Directors and Executive Officers

At the close of business on [            ], 2023, directors and executive officers of ONEOK were entitled to vote [            ] shares of ONEOK Common Stock, or approximately [            ]% of the shares of ONEOK Common Stock issued and outstanding on that date. Directors and executive officers of ONEOK have informed ONEOK that they intend to vote their shares in favor of the Stock Issuance Proposal, although none of the directors and executive officers are obligated to do so.

Voting at the ONEOK Special Meeting

The ONEOK Special Meeting will be a completely virtual meeting. There will be no physical meeting location and the meeting will only be conducted via live webcast. The virtual ONEOK Special Meeting will be held on [            ], 2023 at [            ] a.m., Central Time. To participate in the ONEOK Special Meeting and submit questions during the special meeting, visit [            ] and enter the control number on the proxy card, voting instruction form or notice you received. Online check-in will begin at [            ] a.m., Central Time. Please allow time for online check-in procedures.

The virtual shareholder meeting format uses technology designed to increase shareholder access, save ONEOK and ONEOK shareholders time and money, and provide ONEOK shareholders rights and opportunities to participate in the meeting similar to what they would have at an in-person meeting. In addition to online attendance, ONEOK provides shareholders with an opportunity to hear all portions of the official meeting, submit written questions and comments during the meeting, and vote online during the open poll portion of the meeting.

Although ONEOK offers four different voting methods, ONEOK encourages you to submit a proxy to vote either over the Internet or by telephone to ensure that your shares are represented and voted at the ONEOK Special Meeting.

•        To Submit a Proxy to Vote over the Internet:    To submit a proxy to vote over the Internet, go to [            ] and follow the steps outlined on the secured website. You will need the number included on your proxy card to obtain your records and to create an electronic voting instruction form. If you submit your proxy to vote over the Internet, you do not have to mail in a proxy card. If you choose to submit your vote via proxy over the Internet, you must do so prior to 11:59 p.m., Eastern Time, on [            ], 2023.

•        To Submit a Proxy by Telephone:    To submit a proxy to vote by telephone, call toll-free [            ] within the U.S., U.S. territories and Canada on a touch-tone telephone. Please have your proxy card available for reference because you will need the validation details that are located on your proxy card in order to submit your vote by proxy by telephone. If you submit your proxy to vote by telephone, you do not have to mail in a proxy card. If you choose to submit your vote via proxy by telephone, you must do so prior to 11:59 p.m., Eastern Time, on [            ], 2023.

•        To Submit a Proxy by Mail:    To submit a proxy to vote by mail, complete, sign and date the proxy card and return it promptly to the address indicated on the proxy card in the postage paid enveloped provided. If you sign and return your proxy card without indicating how you want your shares of ONEOK Common Stock to be voted with regard to a particular proposal, your shares of ONEOK Common Stock will be voted in favor of such proposal. If you return your proxy card without a signature, your shares will not be counted as present at the ONEOK Special Meeting and cannot be voted.

•        Voting Virtually at the ONEOK Special Meeting:    Voting virtually at the ONEOK Special Meeting.

If your shares are held by your bank, broker or other nominee, you are considered the beneficial owner of shares held in “street name” and you will receive a vote instruction form from your bank, broker or other nominee seeking instruction from you as to how your shares should be voted.

If you sign your proxy, but do not indicate how you wish to vote, your shares will be voted “FOR” the Stock Issuance Proposal and “FOR” the ONEOK Adjournment Proposal.

Revocation of Proxies

You can change or revoke your proxy at any time before the final vote at the ONEOK Special Meeting. If you are the shareholder of record of your shares, you may revoke your proxy by:

•        submitting another proxy over the Internet or by telephone prior to 11:59 p.m., Eastern Time, on [            ], 2023;

•        timely delivering a written notice that you are revoking your proxy to ONEOK’s Corporate Secretary;

•        timely delivering a valid, later-dated proxy;

•        attending the ONEOK Special Meeting and voting. Your attendance at the ONEOK Special Meeting will not revoke your proxy unless you give written notice of revocation to ONEOK’s Corporate Secretary before your proxy is exercised or unless you vote your shares in person at the ONEOK Special Meeting; or

•        if you are the beneficial owner of shares held in “street name,” you should contact your bank, broker or other nominee with questions about how to change or revoke your voting instructions.

Solicitation of Proxies

The ONEOK Board is soliciting your proxy in connection with the ONEOK Special Meeting, and ONEOK will bear the cost of soliciting such proxies, including the costs of printing and mailing this joint proxy statement/prospectus. ONEOK has retained Innisfree as proxy solicitor to assist with the solicitation of proxies in connection with the ONEOK Special Meeting. ONEOK agreed to pay Innisfree a retainer of approximately $[            ], which is creditable against the final fee that is to be agreed upon at a later date, for these services. Solicitation initially will be made by mail. Forms of proxies and proxy materials may also be distributed through banks, brokers and other nominees to the beneficial owners of shares of ONEOK Common Stock, in which case these parties will be reimbursed for their reasonable out-of-pocket expenses. Proxies may also be solicited in person or by telephone, facsimile, electronic mail, or other electronic medium by certain of ONEOK’s directors, officers and employees, without additional compensation.

Tabulation of Votes

Broadridge Financial Solutions will tabulate the votes at the ONEOK Special Meeting.

No Appraisal Rights

ONEOK shareholders are not entitled to appraisal or dissenters’ rights in connection with the merger. For additional information, please see “The Merger — No Appraisal Rights.”

Householding of ONEOK Special Meeting Materials

Each registered ONEOK shareholder will receive one copy of this joint proxy statement/prospectus per account, regardless of whether you have the same address as another shareholder of record. SEC rules permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and notices with respect to two or more shareholders sharing the same address by delivering a single proxy statement or a single notice addressed to those shareholders. This process, commonly called “householding,” provides cost savings for companies. Some brokers household proxy materials, delivering a single proxy statement or notice to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. For more details, see “Householding of Proxy Materials.”

Questions

If you have more questions about the merger or how to submit your proxy, or if you need additional copies of this joint proxy statement/prospectus or the enclosed proxy card or voting instructions, please contact the Corporate Secretary, at ONEOK’s principal executive offices, 100 West Fifth Street, Tulsa, Oklahoma 74103.

Assistance

If you need assistance voting or in completing your proxy card or have questions regarding the ONEOK Special Meeting, please contact the ONEOK Solicitation Agent:

Innisfree M&A Incorporated
Shareholders may call toll free: (877) 750-9499
Banks and Brokers may call collect: (212) 750-5833

PROPOSAL 1 — ONEOK STOCK ISSUANCE PROPOSAL

This joint proxy statement/prospectus is being furnished to ONEOK shareholders as part of the solicitation of proxies by the ONEOK Board for use at the ONEOK Special Meeting to consider and vote upon a proposal to approve the Stock Issuance Proposal pursuant to the Merger Agreement, which is attached as Annex A to this joint proxy statement/prospectus.

The ONEOK Board, after due and careful discussion and consideration, unanimously adopted, approved and declared advisable the Merger Agreement, the merger and the other transactions contemplated by the Merger Agreement and determined that the Merger Agreement, the merger and the other transactions contemplated by the Merger Agreement are advisable and fair to, and in the best interests of, ONEOK and its shareholders.

Required Vote of Shareholders

The ONEOK Board accordingly unanimously recommends that ONEOK shareholders vote “FOR” the proposal to approve the Stock Issuance Proposal.

Approval of the Stock Issuance Proposal is a condition to completion of the merger.

Assuming a quorum is present, approval of the Stock Issuance Proposal requires the affirmative vote of holders of a majority of the shares of ONEOK Common Stock cast at the ONEOK Special Meeting. Virtual attendance at the ONEOK Special Meeting constitutes presence in person for purposes of the vote required.

THE ONEOK BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE STOCK ISSUANCE PROPOSAL.

PROPOSAL 2 — ONEOK ADJOURNMENT PROPOSAL

The ONEOK Special Meeting may be adjourned to another time and place, including, if necessary to permit solicitation of additional proxies if there are not sufficient votes to approve the Stock Issuance Proposal or to ensure that any supplement or amendment to this joint proxy statement/prospectus is timely provided to ONEOK shareholders.

ONEOK is asking its shareholders to authorize the holder of any proxy solicited by the ONEOK Board to vote in favor of any adjournment of the ONEOK Special Meeting to solicit additional proxies if there are not sufficient votes to approve the Stock Issuance Proposal or to ensure that any supplement or amendment to this joint proxy statement/prospectus is timely provided to ONEOK shareholders.

Required Vote of Shareholders

The ONEOK Board accordingly unanimously recommends that ONEOK shareholders vote “FOR” the proposal to approve the ONEOK Adjournment Proposal, if necessary.

The vote on the ONEOK Adjournment Proposal is a vote separate and apart from the vote to approve the Stock Issuance Proposal. Accordingly, a ONEOK shareholder may vote to approve the Stock Issuance Proposal and vote not to approve the ONEOK Adjournment Proposal, and vice versa.

Whether or not a quorum is present, approval of the ONEOK Adjournment Proposal requires the affirmative vote of holders of a majority of the shares of ONEOK Common Stock present in person or represented by proxy at the ONEOK Special Meeting. Virtual attendance at the ONEOK Special Meeting constitutes presence in person for purposes of the vote required.

Regardless of whether there is a quorum, the chairman of the ONEOK Special Meeting or the chairman of the ONEOK Board may also adjourn the ONEOK Special Meeting. ONEOK does not intend to call a vote on the ONEOK Adjournment Proposal if the Stock Issuance Proposal is approved at the ONEOK Special Meeting.

THE ONEOK BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ONEOK ADJOURNMENT PROPOSAL.

SPECIAL MEETING OF MAGELLAN UNITHOLDERS

General

This joint proxy statement/prospectus is first being mailed on or about [            ], 2023 and constitutes notice of the Magellan Special Meeting in conformity with the requirements of the Delaware Partnership Act and the Magellan Partnership Agreement.

This joint proxy statement/prospectus is being provided to Magellan unitholders as part of a solicitation of proxies by the Magellan GP Board for use at the Magellan Special Meeting, including any adjournment or postponement of the Magellan Special Meeting. Magellan unitholders are encouraged to read the entire document carefully, including the annexes to this document, for more detailed information regarding the Merger Agreement and the transactions contemplated by the Merger Agreement.

Date, Time and Place

The Magellan Special Meeting will be held virtually at [            ], on [            ], 2023, at [            ] a.m., Central Time. The Magellan Special Meeting can be accessed by visiting [            ], where Magellan unitholders will be able to participate and vote online. This joint proxy statement/prospectus is first being furnished to Magellan’s unitholders on or about [            ], 2023.

Purpose of the Magellan Special Meeting

At the Magellan Special Meeting, Magellan unitholders will be asked to consider and vote on the following:

1.      the Merger Proposal; and

2.      the Non-Binding Advisory Compensation Proposal.

Magellan does not intend to transact any other business at the Magellan Special Meeting or any adjournment or postponement thereof, except such business as may properly be brought before the Magellan Special Meeting by or at the direction of the Magellan GP Board in accordance with the Magellan Partnership Agreement. This joint proxy statement/prospectus, including the Merger Agreement attached thereto as Annex A, contains further information with respect to these matters.

Recommendation of the Magellan GP Board

The Magellan GP Board has unanimously (i) determined that it is in the best interests of Magellan and its unitholders and advisable for Magellan to enter into the Merger Agreement, (ii) approved the Merger Agreement and the transactions contemplated by the Merger Agreement, including the merger, and (iii) resolved to recommend that the Magellan unitholders approve the Merger Agreement and the transactions contemplated by the Merger Agreement, including the merger. A description of factors considered by the Magellan GP Board in reaching its decision to approve and declare advisable the foregoing proposals can be found in “The Merger — Recommendation of the Magellan GP Board and its Reasons for the Merger” beginning on page 66.

The Magellan GP Board unanimously recommends that Magellan unitholders vote “FOR” the Merger Proposal and “FOR” the Non-Binding Advisory Compensation Proposal.

Magellan unitholders’ approval of the Merger Proposal is a condition for the merger to occur. If Magellan unitholders fail to approve the Merger Proposal by the requisite vote, the merger will not occur. The Non-Binding Advisory Compensation Proposal is not a condition to the consummation of the merger.

Record Date; Unitholders Entitled to Vote

Only Magellan unitholders at the close of business on [            ], 2023, the record date for the Magellan Special Meeting, will be entitled to notice of, and to vote at, the Magellan Special Meeting or any adjournment or postponement of the Magellan Special Meeting. At the close of business on the Magellan Record Date, [            ] Magellan Units were issued and outstanding.

Magellan unitholders are entitled to one vote for each Magellan Unit they own at the close of business on the Magellan Record Date.

Quorum; Adjournment

The presence at the Magellan Special Meeting of the holders of a majority of the outstanding Magellan Units entitled to vote at the meeting as of the close of business on the Magellan Record Date, represented in person or by proxy, will constitute a quorum. As a result, there must be [            ] units represented by proxy or by unitholders present and entitled to vote at the Magellan Special Meeting in order to have a quorum. Virtual attendance at the special meeting will constitute presence in person for the purpose of determining the presence of a quorum for the transaction of business at the Magellan Special Meeting. There must be a quorum for business to be conducted at the Magellan Special Meeting.

Magellan GP may adjourn the meeting from time to time, whether or not there is such a quorum. Failure of a quorum to be represented at the Magellan Special Meeting will result in an adjournment of the Magellan Special Meeting and may subject Magellan to additional expense. Even if a quorum is present, the Magellan Special Meeting may also be adjourned in order to provide more time to solicit additional proxies in favor of approval of the Merger Proposal if Magellan GP so determines.

Notice need not be given of the adjourned meeting and a new record date need not be fixed if the time and place thereof are announced at the meeting at which the adjournment is taken unless the adjournment is for more than 45 days, in which case a notice of the adjourned meeting will be given to each unitholder of record entitled to vote at the meeting. If after the adjournment a new record date for the unitholders entitled to vote is fixed for the adjourned meeting, the Magellan GP Board must fix a record date for the adjourned meeting in accordance with the Delaware Partnership Act and provide a new notice of the adjourned meeting to each unitholder of record entitled to vote at the meeting. In addition, the Magellan Special Meeting could be postponed before it commences.

If the Magellan Special Meeting is adjourned or postponed for the purpose of soliciting additional votes, unitholders who have already submitted their proxies will be able to revoke them at any time prior to the final vote on the proposals. If you submit your proxy over the Internet or by telephone or submit a properly executed proxy card, even if you abstain from voting, your units will be counted as present for purposes of determining whether a quorum exists at the Magellan Special Meeting.

Required Vote

Approval of the Merger Proposal requires the affirmative vote of holders of a majority of the outstanding Magellan Units entitled to vote on the proposal. Accordingly, with respect to a Magellan unitholder who is present in person or represented by proxy at the Magellan Special Meeting, such unitholder’s abstention from voting will have the same effect as a vote “against” the Merger Proposal. Additionally, the failure of a Magellan unitholder who holds Magellan Units in “street name” through a bank, broker or other nominee to give voting instructions to the bank, broker or other nominee will have the same effect as a vote “against” the Merger Proposal.

Approval of the Non-Binding Advisory Compensation Proposal requires the affirmative vote of holders of a majority of the outstanding Magellan Units entitled to vote on the proposal. Accordingly, with respect to a Magellan unitholder who is present in person or represented by proxy at the Magellan Special Meeting, such unitholder’s abstention from voting will have the same effect as a vote “against” the Non-Binding Advisory Compensation Proposal. Additionally, the failure of a Magellan unitholder who holds Magellan Units in “street name” through a bank, broker or other nominee to give voting instructions to the bank, broker or other nominee will have the same effect as a vote “against” the Non-Binding Advisory Compensation Proposal. As an advisory vote, this proposal is not binding upon Magellan, the Magellan GP Board, ONEOK or the ONEOK Board, and approval of this proposal is not a condition to completion of the merger.

The merger is conditioned on, among other things, the approval of the Merger Proposal at the Magellan Special Meeting. The Non-Binding Advisory Compensation Proposal is not conditioned on the approval of any other proposal set forth in this joint proxy statement/prospectus. Virtual attendance at the special meeting constitutes presence in person for purposes of the vote required.

Abstentions and Broker Non-Votes

An abstention occurs when a unitholder attends a meeting, either in person or by proxy, but abstains from voting. At the Magellan Special Meeting, abstentions will be counted as present for purposes of determining whether a quorum exists. Abstaining from voting will have the same effect as voting “AGAINST” the Merger Proposal and “AGAINST” the Non-Binding Advisory Compensation Proposal.

If no instruction as to how to vote is given (including no instruction to abstain from voting) in an executed, duly returned and not revoked proxy, the proxy will be voted “FOR” the Merger Proposal and “FOR” the Non-Binding Advisory Compensation Proposal.

Broker non-votes occur when (i) a bank, broker or other nominee has discretionary authority to vote on one or more proposals to be voted on at a meeting of unitholders, but is not permitted to vote on other proposals without instructions from the beneficial owner of the units and (ii) the beneficial owner fails to provide the bank, broker or other nominee with such instructions. Under NYSE rules, banks, brokers and other nominees holding units in “street name” do not have discretionary voting authority with respect to any of the Magellan proposals described in this joint proxy statement/prospectus. Accordingly, if a beneficial owner of Magellan Units held in “street name” does not give voting instructions to the bank, broker or other nominee, then those units will not be counted as present in person or by proxy at the Magellan Special Meeting.

Virtual attendance at the special meeting constitutes presence in person for purposes of the vote required.

Failure to Vote

If you are a unitholder of record and you do not sign and return your proxy card or submit your proxy over the Internet, by telephone or at the Magellan Special Meeting, your units will not be voted at the Magellan Special Meeting, will not be counted as present in person or by proxy at the Magellan Special Meeting and will not be counted as present for purposes of determining whether a quorum exists.

For purposes of the Merger Proposal and the Non-Binding Advisory Compensation Proposal, provided a quorum is present, a failure to vote, or a failure to instruct your bank, broker, trust or other nominee to vote, will have the same effect as a vote “AGAINST” the Merger Proposal and “AGAINST” the Non-Binding Advisory Compensation Proposal.

An abstention from voting will have the same effect as a vote “AGAINST” the Merger Proposal and “AGAINST” the Non-Binding Advisory Compensation Proposal.

If you sign, date and return your proxy card and do not indicate how you want your Magellan Units to be voted, then your Magellan Units will be voted “FOR” the Merger Proposal and “FOR” the Non-Binding Advisory Compensation Proposal.

Virtual attendance at the special meeting constitutes presence in person for purposes of the vote required.

Voting by Magellan GP’s Directors and Executive Officers

At the close of business on [            ], 2023, directors and executive officers of Magellan were entitled to vote [            ] Magellan Units, or approximately [            ]% of the Magellan Units issued and outstanding on that date. Magellan currently expects that all of its directors and executive officers will vote their units in favor of the Merger Proposal and the Non-Binding Advisory Compensation Proposal, although none of the directors and executive officers are obligated to do so.

Voting at the Magellan Special Meeting

The Magellan Special Meeting will be a completely virtual meeting. There will be no physical meeting location and the meeting will only be conducted via live webcast. The virtual Magellan Special Meeting will be held on [            ], 2023 at [          ] a.m., Central Time. To participate in the Magellan Special Meeting and submit questions during the special meeting, visit [            ] and enter the control number on the proxy card, voting instruction form or notice you received. Online check-in will begin at [          ] a.m., Central Time. Please allow time for online check-in procedures.

The virtual unitholder meeting format uses technology designed to increase unitholder access, save Magellan and Magellan unitholders time and money, and provide Magellan unitholders rights and opportunities to participate in the meeting similar to what they would have at an in-person meeting. In addition to online attendance, Magellan provides unitholders with an opportunity to hear all portions of the official meeting, submit written questions and comments during the meeting, and vote online during the open poll portion of the meeting. Although Magellan offers four different methods to submit a proxy, Magellan encourages you to submit a proxy either over the Internet or by telephone to ensure that your units are represented and voted at the Magellan Special Meeting.

•        To Submit a Proxy over the Internet:    To submit a proxy over the Internet, go to [            ] and follow the steps outlined on the secured website. You will need the number included on your proxy card to obtain your records and to create an electronic voting instruction form. If you submit your proxy over the Internet, you do not have to mail in a proxy card. If you choose to submit your proxy over the Internet, you must do so prior to 11:59 p.m., Eastern Time, on [            ], 2023.

•        To Submit a Proxy by Telephone:    Non-objecting beneficial owners and registered unitholders may submit a proxy by telephone by calling toll-free [            ] within the U.S., U.S. territories and Canada on a touch-tone telephone. Please have your proxy card available for reference because you will need the validation details that are located on your proxy card in order to submit your proxy by telephone. If you submit your proxy by telephone, you do not have to mail in a proxy card. If you choose to submit your proxy by telephone, you must do so prior to 11:59 p.m., Eastern Time, on [            ], 2023.

•        To Submit a Proxy by Mail:    To submit a proxy by mail, complete, sign and date the proxy card and return it promptly to the address indicated on the proxy card in the postage paid enveloped provided. If you sign and return your proxy card without indicating how you want your Magellan Units to be voted with regard to a particular proposal, your Magellan Units will be voted in favor of such proposal. If you return your proxy card without a signature, your units will not be counted as present at the Magellan Special Meeting and cannot be voted.

•        To Vote Virtually at the Magellan Special Meeting:    To vote virtually at the Magellan Special Meeting, follow the instructions at [            ].

If your units are held by your bank, broker or other nominee, you are considered the beneficial owner of units held in “street name” and you will receive a vote instruction form from your bank, broker or other nominee seeking instruction from you as to how your units should be voted.

If you sign your proxy, but do not indicate how you wish to vote, your units will be voted “FOR” the Merger Proposal and “FOR” the Non-Binding Advisory Compensation Proposal.

Revocation of Proxies

You can change or revoke your proxy at any time before the final vote at the Magellan Special Meeting. If you are the unitholder of record of your units, you may revoke your proxy by:

•        submitting another proxy over the Internet or by telephone prior to 11:59 p.m., Eastern Time, on [            ], 2023;

•        timely delivering a written notice that you are revoking your proxy to Magellan GP’s Secretary;

•        timely delivering a valid, later-dated proxy; or

•        attending the Magellan Special Meeting and voting. Your virtual attendance at the Magellan Special Meeting will not revoke your proxy unless you give written notice of revocation to Magellan GP’s Secretary before your proxy is exercised or unless you vote your units in person at the Magellan Special Meeting.

If you are the beneficial owner of units held in “street name,” you should contact your bank, broker or other nominee with questions about how to change or revoke your voting instructions.

Solicitation of Proxies

The Magellan GP Board is soliciting your proxy in connection with the Magellan Special Meeting, and Magellan will bear the cost of soliciting such proxies, including the costs of printing and filing this joint proxy statement/prospectus. Magellan has retained Morrow Sodali as proxy solicitor to assist with the solicitation of proxies in connection with the Magellan Special Meeting. Magellan estimates it will pay Morrow Sodali a fee of approximately $[            ], in addition to the reimbursement of expenses, for these services. Solicitation initially will be made by mail. Forms of proxies and proxy materials may also be distributed through banks, brokers and other nominees to the beneficial owners of Magellan Units, in which case these parties will be reimbursed for their reasonable out-of-pocket expenses. Proxies may also be solicited in person or by telephone, facsimile, electronic mail, or other electronic medium by certain of Magellan GP’s or Magellan’s directors, officers and employees, as applicable, without additional compensation.

Tabulation of Votes

Computershare Trust Company, N.A. will tabulate the votes at the Magellan Special Meeting.

No Appraisal Rights

Magellan unitholders are not entitled to appraisal or dissenters’ rights in connection with the merger. For additional information, please see “The Merger — No Appraisal Rights.”

Householding of Magellan Special Meeting Materials

Each registered Magellan unitholder will receive one copy of this joint proxy statement/prospectus per account, regardless of whether you have the same address as another unitholder of record. SEC rules permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and notices with respect to two or more unitholders sharing the same address by delivering a single proxy statement or a single notice addressed to those unitholders. This process, commonly called “householding,” provides cost savings for companies. Some brokers household proxy materials, delivering a single proxy statement or notice to multiple unitholders sharing an address unless contrary instructions have been received from the affected unitholders. For more details, see “Householding of Proxy Materials.”

Questions

If you have more questions about the merger or how to submit your proxy, or if you need additional copies of this joint proxy statement/prospectus or the enclosed proxy card or voting instructions, please contact Magellan GP’s Secretary, at Magellan’s principal executive offices at One Williams Center, Tulsa, Oklahoma 74172.

Assistance

If you need assistance voting or in completing your proxy card or have questions regarding the Magellan Special Meeting, please contact the Magellan Solicitation Agent:

Morrow Sodali, LLC
509 Madison Avenue, Suite 1206
New York, NY 10022
Unitholders may call toll free: (800) 662-5200
Banks and Brokers may call collect: (203) 658-9400
Email: MMP@info.morrowsodali.com

MAGELLAN PROPOSAL 1 — MERGER PROPOSAL

This proxy statement/prospectus is being furnished to Magellan unitholders as part of the solicitation of proxies by the Magellan GP Board for use at the Magellan Special Meeting to consider and vote upon a proposal to approve the Merger Agreement, which is attached as Annex A to this joint proxy statement/prospectus, and the transactions contemplated thereby, including the merger.

The Magellan GP Board, after due and careful discussion and consideration, unanimously (i) determined that it is in the best interests of Magellan and its unitholders and advisable for Magellan to enter into the Merger Agreement and (ii) approved the Merger Agreement and the transactions contemplated by the Merger Agreement, including the merger.

Required Vote of Unitholders

The Magellan GP Board accordingly unanimously recommends that Magellan unitholders vote “FOR” the proposal to approve the Merger Agreement and the merger, as disclosed in this joint proxy statement/prospectus, particularly the related narrative disclosures in the sections of this joint proxy statement/prospectus entitled “The Merger” and “The Merger Agreement” and as attached as Annex A to this joint proxy statement/prospectus.

Approval of the Merger Proposal is a condition to completion of the merger.

The vote on the Merger Proposal is a vote separate and apart from the vote to approve the Non-Binding Advisory Compensation Proposal. Accordingly, a Magellan unitholder may vote to approve the Merger Proposal and vote not to approve the Non-Binding Advisory Compensation Proposal, and vice versa.

Approval of the Merger Proposal requires the affirmative vote of holders of a majority of the outstanding Magellan Units entitled to vote thereon. A failure to vote, a broker non-vote or an abstention will have the same effect as a vote “AGAINST” the Merger Proposal. Virtual attendance at the special meeting constitutes presence in person for purposes of the vote required.

THE MAGELLAN GP BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE MERGER PROPOSAL.

MAGELLAN PROPOSAL 2 — THE NON-BINDING ADVISORY COMPENSATION PROPOSAL

Magellan is asking its unitholders to approve the Non-Binding Advisory Compensation Proposal.

As required by Section 14A of the Exchange Act and the applicable SEC rules issued thereunder, which were enacted pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, Magellan is required to provide its unitholders the opportunity to vote to approve, on a non-binding, advisory basis, certain compensation that may be paid or become payable to Magellan GP’s named executive officers that is based on or otherwise relates to the merger, as described in the section entitled “The Merger — Interests of Certain Magellan GP Directors and Executive Officers in the Merger — Quantification of Potential Payments to Magellan GP’s Named Executive Officers in Connection with the Merger” beginning on page 98. Accordingly, Magellan unitholders are being provided the opportunity to cast an advisory vote on such payments.

As an advisory vote, this proposal is not binding upon Magellan or the Magellan GP Board or ONEOK or the ONEOK Board, and approval of this proposal is not a condition to completion of the merger and is a vote separate and apart from the vote to approve the Merger Proposal. Accordingly, a Magellan unitholder may vote to approve the Non-Binding Advisory Compensation Proposal and vote not to approve the Merger Proposal, and vice versa. Because the executive compensation to be paid in connection with the merger is based on the terms of the Merger Agreement as well as the contractual arrangements with Magellan GP’s named executive officers, such compensation will be payable, regardless of the outcome of this advisory vote, only if the Merger Proposal is approved (subject only to the contractual conditions applicable thereto). However, Magellan seeks the support of its unitholders and believes that unitholder support is appropriate because Magellan has a comprehensive executive compensation program designed to link the compensation of the executives of Magellan GP with Magellan’s performance and the interests of Magellan unitholders.

Accordingly, Magellan unitholders are being asked to vote on the following resolution:

RESOLVED, that the unitholders of Magellan Midstream Partners, L.P. approve, on an advisory, non-binding basis, certain compensation that may be paid or become payable to the named executive officers of Magellan GP, LLC that is based on or otherwise relates to the merger, as disclosed pursuant to Item 402(t) of Regulation S-K under the heading “The Merger — Interests of Certain Magellan GP Directors and Executive Officers in the Merger — Quantification of Potential Payments to Magellan GP’s Named Executive Officers in Connection with the Merger,” in the proxy statement/prospectus of Magellan Midstream Partners, L.P. with respect to the special meeting of unitholders to be held on [            ], 2023.

Required Vote of Unitholders

The Magellan GP Board unanimously recommends that Magellan unitholders vote “FOR” the Non-Binding Advisory Compensation Proposal.

Approval of the Non-Binding Advisory Compensation Proposal requires the affirmative vote of holders of a majority of the outstanding Magellan Units entitled to vote thereon. A failure to vote, a broker non-vote or an abstention will have the same effect as a vote “AGAINST” the Non-Binding Advisory Compensation Proposal. Virtual attendance at the special meeting constitutes presence in person for purposes of the vote required.

THE MAGELLAN GP BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE NON-BINDING ADVISORY COMPENSATION PROPOSAL.

THE MERGER

The following discussion contains certain information about the proposed merger. This discussion is subject, and qualified in its entirety by reference, to the Merger Agreement attached as Annex A to this joint proxy statement/prospectus. You are urged to carefully read this entire joint proxy statement/prospectus, including the Merger Agreement, before making any investment or voting decision.

Structure of the Merger

Pursuant to the Merger Agreement, at the Effective Time, Merger Sub will merge with and into Magellan; the separate existence of Merger Sub will cease, and Magellan will continue as the Surviving Entity in the merger as a wholly owned subsidiary of ONEOK. Following the merger, Magellan Units will be delisted from the NYSE, will be deregistered under the Exchange Act and will cease to be publicly traded.

Background of the Merger

The terms of the Merger Agreement are the result of arm’s-length negotiations between representatives of ONEOK and Magellan. The following is a summary of the events leading up to the signing of the Merger Agreement and the key meetings, negotiations, discussions and actions by and between ONEOK and Magellan and their respective advisors that preceded the public announcement of the transaction; it does not purport to catalogue every conversation or interaction among representatives of ONEOK, Magellan and other parties.

As part of ONEOK’s ongoing strategic planning process, the ONEOK Board, together with its executive management team, regularly reviews and assesses ONEOK’s long-term strategic plans and goals, opportunities, overall industry trends and peer set, the competitive environment in which ONEOK operates and ONEOK’s short- and long-term performance. As part of these reviews, the ONEOK Board, with the assistance of the executive management team and ONEOK’s advisors, considers whether various strategic actions, including business combination transactions, would be in the best interests of ONEOK and would enhance value for ONEOK shareholders. As part of these assessments, ONEOK management had been instructed from time to time to contact potential financial and strategic counterparties, including the discussions with Magellan management in the second quarter of 2019 discussed below.

The Magellan GP Board and Magellan management in the ordinary course continually evaluate Magellan’s operations with a focus on creating long-term value by utilizing its assets to efficiently maximize free cash flow and return capital to Magellan unitholders. In connection with such evaluations, the Magellan GP Board and Magellan management also review and assess potential strategic alternatives available to Magellan, including mergers, acquisitions, divestitures, reorganizations (including, without limitation, conversion to a corporation), and joint ventures. As part of these assessments, Magellan management has contacts from time to time with potential financial and strategic counterparties, including other public and private companies operating in the midstream energy sector.

In April and May 2019, senior members of ONEOK and Magellan management held preliminary discussions about a potential business combination, including a meeting between the executive management teams of ONEOK and Magellan in St. Louis, Missouri, to conduct mutual business due diligence based solely upon publicly available information. Those discussions in 2019 were preliminary in nature and no potential transaction terms were discussed or proposed by either party. After the meeting in St. Louis, no further discussions occurred between the management teams regarding a potential business combination until the discussions in 2022 described below.

On August 3, 2022, at a regularly scheduled meeting of the ONEOK Board that continued after a recess through August 4, 2022, members of ONEOK’s executive management team presented to the ONEOK Board a strategic framework for evaluating potential business acquisitions, including a potential business combination with Magellan. At that time, the ONEOK Board authorized Pierce H. Norton II, President and Chief Executive Officer of ONEOK, to engage with Aaron L. Milford, President and Chief Executive Officer of Magellan GP, to gauge Magellan’s interest in a potential business combination.

On August 22, 2022, members of ONEOK’s executive management team contacted Goldman Sachs to discuss the engagement of Goldman on a potential strategic transaction.

On August 23, 2022, members of ONEOK’s executive management team contacted Kirkland & Ellis LLP (“Kirkland”) to discuss the engagement of Kirkland on a potential strategic transaction.

In accordance with the ONEOK Board’s prior authorization, on August 26, 2022, Mr. Norton contacted Mr. Milford to set an in-person meeting, and Messrs. Norton and Milford met on August 30, 2022. At the meeting, Mr. Norton expressed an interest in restarting discussions regarding a potential business combination between ONEOK and Magellan, citing his belief that the business combination would present substantial benefits to all stakeholders due to increased scale, diversified product offerings and synergies. Mr. Norton informed Mr. Milford that the ONEOK Board had been briefed on the potential business combination and was supportive of pursuing a transaction. Mr. Milford conveyed that if ONEOK and the ONEOK Board wanted to have new discussions, the ONEOK Board should provide a non-binding, written proposal for him to convey to the Magellan GP Board.

On September 1, 2022, the ONEOK Board convened telephonically in a special meeting, with Stephen B. Allen, Senior Vice President, General Counsel and Assistant Secretary of ONEOK, and Walter S. Hulse III, Chief Financial Officer, Treasurer and Executive Vice President, Investor Relations and Corporate Development. After discussion of a potential transaction, the ONEOK Board instructed executive management to, with the assistance of ONEOK’s legal and financial advisors, prepare a non-binding offer for the acquisition of Magellan, reflecting a cash and stock transaction.

On September 2, 2022, Mr. Norton called Mr. Milford to inform him that ONEOK was preparing a non-binding proposal to Magellan regarding a potential business combination.

On September 5, 2022, the ONEOK Board convened telephonically in a special meeting, with representatives of the ONEOK executive management team in attendance, to consider the terms of a non-binding offer, as well as whether engaging with Magellan would preclude or limit ONEOK’s ability to pursue other strategic transactions or business combinations. The ONEOK Board discussed and directed Mr. Norton to proceed to deliver ONEOK’s non-binding offer. Mr. Norton contacted Mr. Milford via text message to request an in-person meeting the following day.

On September 6, 2022, ONEOK delivered to Magellan a non-binding proposal with respect to a potential negotiated business combination between ONEOK and Magellan (the “September 6 Offer”). The September 6 Offer contemplated ONEOK acquiring all of the issued and outstanding Magellan Units at a 17% premium to Magellan’s 10-day trailing volume weighted average price (“VWAP”) at that time, implying a value per Magellan Unit of $60.85 as of the date of the September 6 Offer, consisting of a cash component of $15.85 per Magellan Unit and the remainder to be paid in shares of ONEOK Common Stock based on a fixed exchange ratio to be determined based on the closing price of ONEOK Common Stock at the time of transaction announcement. The September 6 Offer also contemplated that following the closing of the business combination, ONEOK would expect to pay annual dividends of $3.00 per share of ONEOK Common Stock (as compared to the then-current dividend of $3.74 per share of ONEOK Common Stock on an annualized basis) and that, immediately prior to the closing, ONEOK shareholders would receive a one time, special dividend of $1.83 per share of ONEOK Common Stock. The proposal letter also noted, among other things, that ONEOK’s proposal was based on publicly available information and was subject to the completion of customary and confirmatory due diligence, and indicated that ONEOK had engaged Kirkland to serve as its legal counsel and was prepared to move expeditiously to complete due diligence and execute definitive agreements. Later that same day, Mr. Milford called Mr. Norton to clarify some of the terms of ONEOK’s non-binding offer. During that discussion, Mr. Norton described the potential change to ONEOK’s dividend treatment as a means to “reset” the combined company to an optimal payout ratio from the onset, achieve quick and substantial debt reduction post-closing and allow for increased capital allocation to new projects and share repurchases.

On September 9, 2022, the Magellan GP Board held a videoconference meeting, with members of Magellan executive management as well as representatives of Morgan Stanley and the company’s legal advisors from Latham & Watkins LLP (“Latham”) and Richards, Layton & Finger, P.A. (“Richards Layton”) in attendance, to discuss the September 6 Offer and determine how Magellan would respond. Mr. Milford gave the Magellan GP Board a summary of the proposal and background, including his prior conversations with Mr. Norton. Magellan management discussed with the Magellan GP Board that the potential transaction would be taxable to Magellan unitholders. The Magellan GP Board discussed with Magellan management and its advisors the need to further diligence and better understand, among other things, the expected tax consequences of the proposed transaction, as well as ONEOK’s stated intentions with respect to the combined company’s pro forma dividend policy and the one-time, special dividend to ONEOK shareholders. The Magellan GP Board asked questions of Magellan management and its advisors and agreed to further deliberate and hold another board meeting to discuss how to respond to the September 6 Offer.

On September 17, 2022, the Magellan GP Board held a videoconference meeting, with members of Magellan management as well as representatives of Morgan Stanley, Latham and Richards Layton in attendance, to further discuss the September 6 Offer. Morgan Stanley discussed a preliminary valuation analysis of the proposed business combination. Magellan management presented the Magellan GP Board with its views on Magellan’s intrinsic value based on Magellan management’s forecasts for the business, as well as a preliminary assessment of potential tax impacts to Magellan unitholders. The Magellan GP Board asked questions of Magellan management and its advisors and discussed how to respond to the September 6 Offer. At the meeting, the Magellan GP Board agreed that Mr. Milford would respond to Mr. Norton orally, followed by a written response.

On September 19, 2022, Mr. Milford spoke to Mr. Norton via telephone and communicated that although Magellan believed there may be synergies between the two entities that would benefit stakeholders, the proposed consideration in the September 6 Offer was insufficient for Magellan’s unitholders. Mr. Milford also explained that ONEOK’s stated intent regarding its dividend policy presented risk to Magellan unitholders and that Magellan was not interested in pursuing a transaction based on the terms proposed in the September 6 Offer. Mr. Milford followed up later that same day with a written response conveying the same information.

On September 19 through September 21, 2022, the ONEOK Board convened for its regularly scheduled annual strategy meetings, together with members of ONEOK’s executive management team. At these meetings, the members of the ONEOK Board considered Magellan’s written response and reviewed and approved a response proposed by executive management and legal counsel.

On September 22, 2022, Mr. Norton and Mr. Milford again spoke by telephone. Mr. Norton conveyed that ONEOK remained very interested in the proposed business combination and believed that both Magellan unitholders and ONEOK shareholders would realize substantial benefits from the business combination. During the conversation, Mr. Norton stated that the ONEOK Board would send Magellan a further revised offer specifying that ONEOK would be prepared to offer Magellan unitholders a 20% premium to Magellan’s 10-day trailing VWAP, implying a value per Magellan Unit of $61.65 as of the date of the offer, consisting of a cash component of $15.85 per Magellan Unit and the remainder to be paid in shares of ONEOK Common Stock based on a fixed exchange ratio to be determined based on the closing price of ONEOK Common Stock at the time of transaction announcement. Later that day, ONEOK sent a revised non-binding proposal to Magellan with the revised terms. The revised offer further outlined that Magellan unitholders would be expected to own approximately 27% of the combined company and, as such, participate in the benefits of the post-closing dividend policy described in the September 6 Offer.

Mr. Milford updated the Magellan GP Board on the revised offer, and the Magellan GP Board determined to decline to engage in further discussions with ONEOK. On September 26, 2022, Mr. Milford spoke by telephone with Mr. Norton to convey that, while it acknowledged the incremental increase in the premium, the Magellan GP Board believed the consideration and terms, including the post-closing dividend policy, in the revised offer remained uncompelling for Magellan’s unitholders and was not interested in continuing discussions regarding a proposed business combination based on the proposed terms. After Mr. Milford conveyed this message to Mr. Norton, Magellan believed that discussions with ONEOK regarding the then-proposed business combination had concluded.

On September 29, 2022, the ONEOK Board convened telephonically in a special meeting to receive the update from Mr. Norton regarding his correspondence with Mr. Milford and determined to await an improvement in market conditions generally, and the trading price of ONEOK Common Stock and Magellan Units specifically, prior to taking any further action. No such potential further action was communicated to Magellan.

At regularly scheduled meetings of the ONEOK Board on each of October 19, 2022, November 8-9, 2022, and a special telephonic meeting on December 5, 2022, the ONEOK Board considered updates from the ONEOK executive management team regarding the potential transaction with Magellan. Updated summary financial materials regarding Magellan, prepared by Goldman Sachs and the ONEOK management team, were reviewed at the November meetings.

On December 16, 2022, at Mr. Norton’s request, Messrs. Norton and Milford met for lunch and, among other discussions, Mr. Norton reiterated ONEOK’s perceived strategic rationale for a business combination transaction between ONEOK and Magellan.

On January 18, 2023, the ONEOK Board convened telephonically in a special meeting, with representatives of the ONEOK executive management team in attendance. At this meeting, the ONEOK Board reviewed materials provided by executive management and Goldman Sachs that contained updates to the financial metrics the ONEOK Board last considered, together with illustrative financial summary information assuming the ONEOK Board determined to increase its offer to Magellan. Portions of the revised analyses included a pro forma dividend policy for the combined company similar to ONEOK’s then-current policy and did not factor in changes previously contemplated in a business combination scenario, primarily due to ONEOK management’s confidence in their ability to achieve their strategic and financial goals without a change in capital allocation, in addition to the importance a higher dividend would be expected to have for Magellan unitholders if a transaction were to be consummated. The ONEOK Board discussed and directed the ONEOK executive management team to proceed to prepare and deliver a third non-binding offer to Magellan.

On January 20, 2023, Mr. Norton called Mr. Milford to indicate that the ONEOK Board intended to convey a revised offer and outlined the revisions to ONEOK’s offer. Later that same day, Mr. Norton delivered another non-binding proposal with respect to a potential business combination (the “January 20 Offer”). The January 20 Offer contemplated ONEOK acquiring all of the issued and outstanding Magellan Units for $64.00 per Magellan Unit, consisting of a cash component of $23.65 per Magellan Unit and the remainder to be paid in shares of ONEOK Common Stock based on a fixed exchange ratio to be determined based on the closing price of ONEOK Common Stock at the time of transaction announcement. The January 20 Offer reflected a 23% premium to Magellan’s 10-day trailing VWAP at that time. The January 20 Offer further outlined that Magellan unitholders would be expected to own approximately 21% of the combined company. The January 20 Offer did not include any proposed changes to ONEOK’s dividend policy, nor did it include a special dividend to ONEOK shareholders.

After discussions with the Magellan GP Board, on January 30, 2023, Mr. Milford called Mr. Norton to convey that the Magellan GP Board was evaluating the January 20 Offer, but before responding, it needed to complete further preliminary due diligence based upon publicly available information regarding ONEOK’s business fundamentals, including the prospects of the Bakken, Rocky Mountain and Mid-Continent producing regions.

On February 10, 2023, the Magellan GP Board held a videoconference meeting, with members of Magellan management as well as representatives of Morgan Stanley, Latham and Richards Layton in attendance, to discuss the January 20 Offer and ONEOK’s business fundamentals, including an evaluation of its key operating regions, and to consider Magellan’s response. Mr. Milford and Magellan management reviewed the terms of the proposal, which was provided to the Magellan GP Board in advance of the meeting, as well as the background of the offer, explaining that he had recently met with Mr. Norton, who continued to express a belief that the proposed business combination would be beneficial to both ONEOK and Magellan and their respective stakeholders. Mr. Milford relayed that ONEOK’s objectives in a potential business combination included (i) creating a larger and more diversified combined company and (ii) creating increased, sustainable cash flow for optimized capital allocation. Mr. Milford also noted the importance of considering the potential tax impacts on Magellan unitholders of the proposed transaction as compared to continuing to hold their units in Magellan as a standalone entity, as well as the tax impact of the proposed transaction on ONEOK. Representatives of Morgan Stanley gave the Magellan GP Board an initial, preliminary financial analysis with respect to a possible business combination between the parties based solely upon publicly available information. The Magellan GP Board asked questions of Magellan management and the advisors, including regarding the likelihood of receiving superior offers from other potential counterparties and the value of Magellan’s tax features as a partnership and, following deliberation, agreed to authorize Magellan management to explore a potential transaction and proceed with further due diligence.

Following the meeting, Mr. Milford called Mr. Norton to communicate that Magellan was giving ONEOK’s offer consideration and had engaged financial and legal advisors to help evaluate the offer. Mr. Milford also communicated that Magellan saw potential merit in a business combination and was willing to enter into a confidentiality agreement in order to proceed with further due diligence. Mr. Milford also explained that the Magellan GP Board believed that the $64.00 proposed merger consideration reflected in the January 20 Offer was too low, but with this understanding, Magellan was open to exchanging non-public information if ONEOK had interest in continuing discussions. Mr. Norton acknowledged that exchanging non-public information and conducting additional mutual due diligence would be beneficial.

On February 13, 2023, Magellan requested that ONEOK provide a draft mutual confidentiality agreement to allow further discussion between the parties. Later that same day, Mr. Allen provided a draft confidentiality agreement to Doug May, Senior Vice President, General Counsel, Compliance and Ethics Officer and Assistant Secretary of Magellan. The draft confidentiality agreement included customary nondisclosure and nonuse provisions and a standstill provision that prohibited each party, for the duration of the standstill period, from offering to acquire or acquiring the other party, and from taking certain other actions, including soliciting proxies and making any request to amend, waive or terminate the standstill provision, in each case, without the prior consent of the other party. On February 14, 2023, the parties executed the confidentiality agreement.

On February 15, 2023, Mr. Allen provided Mr. May an initial draft of the Merger Agreement. The draft contemplated, among other things, (i) consideration to Magellan unitholders consisting of stock and cash; (ii) largely reciprocal non-solicitation provisions that would allow either the ONEOK Board or the Magellan GP Board, under certain circumstances, to change its recommendation in the event of a superior proposal or intervening event; (iii) a transaction that would be fully taxable to Magellan unitholders; and (iv) an undetermined outside date for completion of the transaction.

On February 17, 2023, the Magellan GP Board held a videoconference meeting, with members of Magellan management as well as representatives of Morgan Stanley, Latham and Richards Layton in attendance, to discuss Magellan’s financial forecast, the assumptions underlying the forecast and how it related to valuation considerations that Magellan management and the Magellan GP Board had discussed both recently and over the last several years. The Magellan GP Board asked questions of Magellan management regarding the assumptions, and of Latham and Richards Layton regarding the public disclosure of such projections should the parties enter into a definitive agreement with respect to the potential business combination.

On February 19, 2023, the Magellan GP Board held a videoconference meeting, with members of Magellan management as well as representatives of Morgan Stanley, Latham and Richards Layton in attendance, to discuss updates regarding the potential transaction, as well as to prepare for a planned management meeting to be held off site on February 20, 2023. Magellan management also provided the Magellan GP Board with an update regarding its due diligence efforts to date, including the in-depth analysis Magellan management was undertaking with respect to potential tax impacts to Magellan unitholders in the proposed transaction.

On February 20, 2023, members of Magellan management met with members of ONEOK management at a location near Tulsa, Oklahoma, to conduct mutual business, operational and financial diligence. During the management meetings, Magellan presented and discussed the Magellan Forecasts and ONEOK presented and discussed the ONEOK Forecasts, each as described in more detail under the section titled “The Merger — Certain Unaudited Forecasted Financial Information”.

On February 21, 2023, Mr. Milford and Mr. Norton had several conversations via telephone, during which Mr. Norton reiterated ONEOK’s strong interest in the proposed business combination. He also conveyed to Mr. Milford that ONEOK was working to provide Magellan with an improved offer to the proposed merger consideration reflected in the January 20 Offer. Later that same day, the Magellan GP Board held a videoconference meeting, with members of Magellan management as well as representatives of Morgan Stanley, Latham and Richards Layton in attendance. Mr. Milford and Magellan management provided the Magellan GP Board with an update and summary of its due diligence discussions held with ONEOK management on February 20, 2023, as well as the discussions between Mr. Milford and Mr. Norton. The Magellan GP Board asked questions, which were addressed by Magellan management.

Also on February 21, 2023, the ONEOK Board convened in-person at a regular meeting, with representatives of the ONEOK executive management team, Goldman Sachs and Kirkland in attendance. At this meeting, members of ONEOK’s executive management team provided an update on Magellan and its business and the progress of operational and financial due diligence, including the potential for synergies expected to result from a business combination. At this meeting, the ONEOK Board also reviewed materials provided by Goldman Sachs that contained key financial metrics for each of ONEOK and Magellan and its preliminary pro forma financial analysis, and a representative of Kirkland discussed the proposed transaction terms as set forth in the draft Merger Agreement provided to Magellan on February 15, 2023 and reminded the ONEOK Board of its fiduciary duties to its shareholders, including a discussion on the conflict of interest evaluation process. Following review of this information, the ONEOK Board authorized Mr. Norton to convey an offer of $65.50 per Magellan Unit to Mr. Milford and requested that the ONEOK executive management team keep it informed of any updates from Magellan.

On February 22, 2023, Mr. Norton called Mr. Milford and stated that ONEOK was willing to improve its January 20 Offer and increase the proposed merger consideration to $65.50 per Magellan Unit, consisting of a cash component of $23.65 per Magellan Unit and the remainder to be paid in shares of ONEOK Common Stock based on a fixed exchange ratio to be determined based on the closing price of ONEOK Common Stock at the time of transaction announcement (the “February 22 Offer”). Later that same day, Mr. Milford communicated the terms of the February 22 Offer to the Magellan GP Board.

On February 23, 2023, Magellan management sent a list of due diligence questions to ONEOK management regarding ONEOK’s business, growth capital outlook and tax situation (including the value of the potential step-up in tax basis resulting from a potential business combination between Magellan and ONEOK). In the evening of February 24, 2023, Magellan management and ONEOK management participated in a due diligence discussion regarding these questions.

On February 27, 2023, the Magellan GP Board met in executive session to discuss the additional information and analysis the Magellan GP Board desired to review in connection with its meeting on March 1, 2023.

Also on February 27, 2023, representatives of ONEOK sent a preliminary legal due diligence request list to representatives of Magellan. Also on that day, the Magellan GP Board met via videoconference in executive session to receive legal advice from Richards Layton, including regarding its duties to Magellan’s unitholders.

On March 1, 2023, the Magellan GP Board held a videoconference meeting, with members of Magellan management as well as representatives of Morgan Stanley, Latham and Richards Layton in attendance, to discuss preliminary financial analysis with respect to a possible business combination of Magellan and ONEOK. Representatives of Morgan Stanley provided a preliminary analysis and discussed with members of the Magellan GP Board and Magellan management certain financial and operational matters of ONEOK and a general outlook of the midstream energy sector. The Magellan GP Board then discussed with Magellan management and its advisors an evaluation of the Bakken and Mid-Continent producing regions and potential tax efficient alternative transaction structures to be evaluated and then discussed at a future meeting. Magellan management provided the Magellan GP Board with a separate evaluation of the Bakken and Mid-Continent producing regions conducted by an independent reservoir engineering firm, as well as a preliminary valuation of both ONEOK and of the February 22 Offer, a detailed analysis of the after-tax value of the proposal to Magellan unitholders from various representative trade groups as compared to the after-tax value to such unitholders of continuing to hold their units in Magellan and Magellan management’s preliminary views of the merits of a potential transaction with ONEOK.

On March 7, 2023, the Magellan GP Board held a videoconference meeting, with members of Magellan management as well as representatives of Morgan Stanley, Latham and Richards Layton in attendance, to discuss transaction updates and the status of business, financial and operational due diligence on ONEOK, including additional technical analysis from Morgan Stanley and further evaluation of the Bakken and Mid-Continent producing regions conducted by an independent reservoir engineering firm which included an evaluation of future production curves in those regions. During this Magellan GP Board meeting, members of the Magellan GP Board and Magellan management discussed and considered with the advisors various questions relating to the proposed transaction, including with respect to the value of the February 22 Offer as compared to Magellan as a standalone entity, the strategic prospects and long-term value of the combined company and whether there existed reasonably actionable strategic alternatives to achieve a higher value for Magellan unitholders. A discussion also occurred regarding whether the proposed transaction would be expected to receive necessary approvals, including regulatory approvals. Also during this Magellan GP Board meeting, Magellan management along with members of Latham’s tax team participated in a detailed discussion regarding the potential tax consequences of the proposed business combination as compared to the tax consequences of Magellan continuing as a standalone entity (including the expected increasing annual tax obligations to Magellan unitholders and the resulting decrease in their after-tax cash flow), both for Magellan unitholders as a whole and for unitholders from various representative trade groups. In addition, a discussion and evaluation of alternative transaction structures designed to minimize tax impacts to Magellan unitholders occurred, concluding that while other structures were available, they would introduce significant complexity with uncertain benefits while negatively impacting the proposed transaction terms, and would likely result in negative overall value implications when considered holistically. The Magellan GP Board asked questions during this discussion, and Latham and Magellan management addressed the Magellan GP Board’s questions.

On March 10, 2023, the Magellan GP Board held a meeting in Houston, Texas, with members of Magellan management as well as representatives of Morgan Stanley in attendance in-person, and representatives of Latham and Richards Layton in attendance via teleconference, to review and discuss, among other matters, material terms of the current draft of the Merger Agreement, as well as Magellan management’s proposed changes to the draft. During this Magellan GP Board meeting, members of the Magellan GP Board and Magellan management also discussed and considered potential alternative strategic transactions with third parties and the ability of the Magellan GP Board, if Magellan were to enter into the Merger Agreement with ONEOK, to receive and consider superior offers from other potential counterparties. The Magellan GP Board asked questions, and Morgan Stanley, Latham and Magellan management addressed the Magellan GP Board’s questions.

On March 13, 2023, the Magellan GP Board met in executive session to discuss the terms of the proposed business combination and determine how to respond to the February 22 Offer. After deliberation, the Magellan GP Board agreed to provide ONEOK with a counterproposal of $70.00 of merger consideration per Magellan Unit.

Later that same day, Mr. Milford called Mr. Norton and conveyed to Mr. Norton Magellan’s counterproposal of an increase in the proposed merger consideration to $70.00 for each outstanding Magellan Unit.

On March 24, 2023, Mr. Norton communicated to Mr. Milford in a telephone conversation that no ONEOK counterproposal to Magellan’s proposal of $70.00 of merger consideration per Magellan Unit would be made at such time. Mr. Milford conveyed to the Magellan GP Board and Magellan management his expectation that no further negotiations were anticipated based on his conversation with Mr. Norton.

On April 20, 2023, the ONEOK Board met in executive session to consider the proposed transaction with Magellan, including a discussion on the implied equity value, inclusive of synergies, based on the $70.00 per Magellan Unit counterproposal. The ONEOK Board discussed and determined to convene a special meeting of the ONEOK Board to prepare a “best and final” offer.

On April 25, 2023, the ONEOK Board convened in-person at a special meeting, together with representatives of the ONEOK executive management team, Kirkland and Goldman Sachs in attendance, to consider the proposed transaction with Magellan. At this meeting, representatives of Kirkland reminded the ONEOK Board of its fiduciary duties to its shareholders and representatives of Goldman Sachs presented on key financial metrics at various implied prices per Magellan Unit. Members of ONEOK’s executive management team provided an update on Magellan and its business and the strategic rationale and industrial logic of a business combination and due diligence to date, including an update on the potential for synergies expected to result from the proposed business combination. Members of ONEOK’s executive management team also discussed with the ONEOK Board illustrative announcement materials and a representative communication plan were the ONEOK Board to approve a transaction with Magellan. After discussion, the ONEOK Board authorized Mr. Norton to communicate an increased offer of $67.50 per Magellan Unit, including $25.00 in cash.

Later that same day, Mr. Milford received a telephone call from Mr. Norton. On this call, Mr. Norton conveyed ONEOK’s “best and final” offer to acquire all of the issued and outstanding Magellan Units at $67.50 per Magellan Unit, consisting of a cash component of $25.00 per Magellan Unit and the remainder to be paid in shares of ONEOK Common Stock based on a fixed exchange ratio to be determined based on the closing price of ONEOK Common Stock at the time of transaction announcement (the “April 25 Offer”).

On April 30, 2023, the Magellan GP Board held a meeting via videoconference, with members of Magellan executive management as well as representatives of Morgan Stanley, Latham and Richards Layton in attendance, to discuss and consider the April 25 Offer and potential responses. The Magellan GP Board asked questions of and received guidance from its financial and legal advisors regarding transaction structure. The legal advisors provided the Magellan GP Board with a reminder of and guidance regarding its duties to Magellan’s unitholders.

Later that same day, Mr. Milford called Mr. Norton to inform him that the Magellan GP Board would be willing to transact at an implied value of $69.00 per Magellan Unit. Mr. Norton responded that the ONEOK Board viewed the April 25 Offer as its best offer, but indicated that he would communicate Magellan’s counterproposal to the ONEOK Board.

On May 2, 2023, Mr. Norton called Mr. Milford to confirm that the April 25 Offer represented ONEOK’s “best and final” offer. Later that same day, the Magellan GP Board met telephonically to discuss ONEOK’s response.

On May 5, 2023, the Magellan GP Board held a meeting via videoconference, with members of Magellan management and representatives of Morgan Stanley in attendance. During this meeting, representatives of Morgan Stanley provided the Magellan GP Board with an updated preliminary financial analysis of a possible business combination between ONEOK and Magellan based on the April 25 Offer. The Magellan GP Board asked questions, which were addressed by Magellan management and Morgan Stanley and, following deliberation amongst the Magellan GP Board members, authorized Magellan management to move forward with negotiating the potential business combination and advised of its position on key terms in the Merger Agreement, including, among other items, the ability to accept a superior proposal from a third party, subject to a reasonable and customary termination fee.

Later that same day, Mr. May sent a revised draft of the Merger Agreement to Mr. Allen, which included the following key changes to the initial draft of the Merger Agreement received from ONEOK on February 15, 2023: (i) a right for the Magellan GP Board to terminate the Merger Agreement to permit Magellan to enter into a definitive agreement with respect to a superior proposal; (ii) a right for the Magellan GP Board to declare and pay one or more special distributions, in addition to Magellan’s regular quarterly distributions, during the interim period between signing and closing; (iii) revisions to the treatment of Magellan equity awards and employment matters in connection with the proposed transaction; (iv) a termination fee of $250 million payable by Magellan in certain circumstances (including a termination by Magellan to enter into a definitive agreement with respect to a superior proposal), calculated to represent a percentage of Magellan’s equity value; (v) a termination fee of $500 million payable by ONEOK in certain circumstances (including a termination by ONEOK to enter into a definitive agreement with respect to a superior proposal), calculated to represent a percentage of ONEOK’s equity value; (vi) a regulatory termination fee of $500 million payable by ONEOK in the event that the proposed business combination did not close due to a failure to receive regulatory approval and (vii) modification to the scope of representations and warranties and interim operating covenants, including additional restrictions on the ability of the parties to engage in certain transactions between signing and closing, including certain transactions involving the incurrence of debt and the acquisition or divestiture of material assets, and a requirement for ONEOK to pay dividends on shares of ONEOK Common Stock of not less than $0.955 and not more than $0.980 per share per quarter.

On May 7, 2023, representatives of Kirkland, on behalf of ONEOK, sent an updated due diligence request list to representatives of Magellan and Latham. On the same day, representatives of Magellan sent a due diligence request list to representatives of ONEOK.

From May 7, 2023 through May 14, 2023, the parties conducted extensive legal, financial and operational due diligence on each other. Representatives of ONEOK and Magellan, together with Kirkland and Latham, held a series of reciprocal due diligence discussions with respect to litigation, human resources, employee benefits and personnel, regulatory, real estate, environmental, health and safety and other matters.

During the same period, the Magellan GP Board conducted multiple meetings with Magellan management to receive and discuss transaction status updates. Additionally, Magellan and ONEOK exchanged emails to discuss their plans regarding investor relations in connection with the potential transaction, including a joint press release and an investor presentation.

On May 8, 2023, representatives of Kirkland sent representatives of Latham a revised draft of the Merger Agreement, which included the following key changes: (i) removing the right for the Magellan GP Board to declare and pay one or more special distributions during the period between signing and closing; (ii) requiring that the Magellan GP Board, prior to making a change of recommendation with respect to an alternative transaction or intervening event, consult with outside legal counsel and determine that failure to make such change of recommendation would be inconsistent with its duties under applicable law, the Magellan Partnership Agreement or the Magellan GP Agreement; (iii) adding an automatic extension of the End Date for one three-month period in certain circumstances; (iv) increasing the Magellan termination fee to $275 million; (v) decreasing the ONEOK termination fee and regulatory termination fee to $450 million; (vi) revising the treatment of Magellan equity awards and employment matters in connection with the proposed transaction and (vii) revising the scope of representations and warranties and interim operating covenants, including rejection of the restrictions on entry by ONEOK into new lines of business and the required minimum dividend payable to ONEOK shareholders.

Also on May 8, 2023, the Magellan GP Board met telephonically and discussed the Magellan Forecasted Financial Information to be provided to ONEOK (which had been updated to reflect Magellan’s actual results for the first quarter of 2023) and received an update on the status of negotiations regarding the Merger Agreement.

In the evening of May 8, 2023, representatives of Latham sent representatives of Magellan management a summary of the key terms presented in the then-current draft of the Merger Agreement.

On May 9, 2023 and May 10, 2023, the Magellan GP Board met telephonically to discuss the status of negotiations regarding the Merger Agreement, and Magellan management provided Latham with direction as to how to respond on key terms of the Merger Agreement.

Later during the day on May 10, 2023, representatives of Latham sent representatives of Kirkland a revised draft of the Merger Agreement, which included the following key changes: (i) adding the right for the Magellan GP Board to declare and pay one or more special distributions during the period between signing and closing, provided that such special distributions be paid out of Magellan’s free cash flow, excluding proceeds from any asset sales outside the ordinary course of business; (ii) modifying the Magellan GP Board’s obligations in connection with a change of recommendation; (iii) revising the treatment of Magellan equity awards and employment matters in connection with the proposed transaction, including adding a right for Magellan employees to receive a prorated annual bonus for 2024 if the transaction closes in 2024; and (iv) revising the scope of representations and warranties and interim operating covenants, including restrictions on entry by ONEOK into new lines of business and a required minimum dividend payable to ONEOK shareholders.

On May 11, 2023, representatives of Kirkland sent representatives of Latham a revised draft of the Merger Agreement. Later that same day, the Magellan GP Board met telephonically to receive an update on the status of negotiations regarding the Merger Agreement and provide guidance regarding certain of the unresolved provisions.

In the evening of May 11, 2023, members of Magellan management and ONEOK management and representatives of Latham and Kirkland held a teleconference meeting to discuss certain material terms of the Merger Agreement that had been distributed by representatives of Kirkland earlier that day, including provisions relating to (i) the Magellan GP Board’s ability to make a change of recommendation; (ii) the ability of Magellan to make one special distribution in the interim period to Magellan unitholders of up to $100 million if the proposed transaction did not close within eight months after the signing of the Merger Agreement; (iii) the proposed maximum expense reimbursement obligations of Magellan and (iv) the scope of representations and warranties and other interim operating covenants, including restrictions on entry by ONEOK into new lines of business and a required minimum dividend payable to ONEOK shareholders. The parties also agreed that ONEOK would be subject to restrictions on entry by ONEOK into new lines of business during the interim period between signing and closing but would not be required to pay a minimum dividend to ONEOK shareholders.

In the morning of May 12, 2023, representatives of Latham sent representatives of Kirkland a revised draft of the Merger Agreement. The proposed changes in this revised draft were generally consistent with the May 11, 2023 discussions among the parties and their legal advisors.

Shortly thereafter, representatives of ONEOK contacted representatives of each of BofA Securities and TPH&Co., the energy business of Perella Weinberg Partners, to inform them of the potential transaction. Thereafter, BofA Securities and TPH&Co. were formally engaged as advisors to ONEOK.

In the afternoon of May 12, 2023, the Magellan GP Board held a telephonic meeting, with members of Magellan management as well as representatives of Morgan Stanley, Latham and Richards Layton in attendance. Members of the Magellan GP Board, members of Magellan management and representatives of Latham discussed the key provisions of the current draft of the Merger Agreement, including the Magellan GP Board’s ability to declare and pay a special distribution to Magellan unitholders between signing and closing.

Also on May 12, 2023, the ONEOK Board convened telephonically at a special meeting, with representatives of the ONEOK executive management team, Kirkland and Goldman Sachs in attendance, to consider the terms of the proposed transaction with Magellan. Representatives of Kirkland reminded the ONEOK Board of its fiduciary duties to its shareholders and presented on the revised terms of the Merger Agreement. At the same meeting, representatives of Goldman Sachs presented on key financial metrics that would support Goldman Sachs’ fairness opinion, and ONEOK management presented on the preliminary terms of transaction financing and an overview of due diligence conducted.

On May 13, 2023, the Magellan GP Board held a telephonic meeting, with members of Magellan management as well as representatives from Morgan Stanley, Latham and Richards Layton in attendance. The Magellan GP Board asked questions, and the financial and legal advisors and Magellan management addressed the Magellan GP Board’s questions. After discussion, the Magellan GP Board instructed Magellan management to propose to ONEOK management a change to the interim period distribution covenant. The Magellan GP Board requested the flexibility to be able to declare and pay up to two special distributions four and eight months after signing, with the aggregate amount of each special distribution not to exceed the lesser of (i) $50 million and (ii) the amount of free cash flow (after distributions) generated during the applicable distribution period. Mr. Milford called Mr. Norton to discuss the Magellan GP Board’s proposal with respect to special distributions.

Throughout that same day, representatives of Latham and Kirkland exchanged several drafts of the Merger Agreement, including to reflect the changes to the interim operating covenant to permit the agreed-upon special distributions. Later that same day, ONEOK ultimately accepted the Magellan GP Board’s proposal with respect to special distributions provided that such first special distribution could not be declared and paid until four months following the date of the Merger Agreement and the second special distribution could not be declared and paid until nine months following the date of the Merger Agreement.

On May 14, 2023, the Magellan GP Board held a meeting via videoconference, with members of Magellan management as well as representatives of Morgan Stanley, Latham and Richards Layton in attendance, to consider the proposed business combination with ONEOK. Representatives of Morgan Stanley provided the Magellan GP Board with Morgan Stanley’s financial analysis with respect to the proposed business combination and rendered to the Conflicts Committee and the Magellan GP Board Morgan Stanley’s oral opinion, subsequently confirmed in Morgan Stanley’s written opinion dated as of May 14, 2023, that as of May 14, 2023, and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Morgan Stanley, as set forth in Morgan Stanley’s written opinion, the proposed merger consideration to be received by the holders of Magellan Units (other than Excluded Units) in the merger was fair, from a financial point of view, to such holders of Magellan Units. A representative of Richards Layton then presented and reviewed the duties and responsibilities of the members of the Magellan GP Board under Delaware law in connection with the proposed transaction. Representatives of Latham reviewed with the Magellan GP Board materials summarizing the key provisions of the Merger Agreement, which materials were previously provided to the Magellan GP Board. The Magellan GP Board asked questions, and Latham and Magellan management addressed the Magellan GP Board’s questions. Following the discussion, the Magellan GP Board adopted resolutions establishing the Conflicts Committee, comprised solely of independent directors, to (i) review and evaluate the proposed business combination, (ii) determine whether the proposed business combination is in the best interests of Magellan and the Magellan unitholders and (iii) determine whether to approve or not to approve the proposed business combination, with any such approval of the Conflicts Committee constituting “Special Approval” for all purposes under the Magellan Partnership Agreement, including but not limited to Section 14.2 thereof. Thereafter, relying on the information provided by the members of Magellan management and advice provided by representatives of Morgan Stanley, Latham and Richards Layton, including Morgan Stanley’s fairness opinion with respect to the proposed transaction, the Conflicts Committee unanimously determined that it was in the best interests of Magellan and the Magellan unitholders, and advisable, for Magellan to enter into the Merger Agreement.

Later that morning, the Magellan GP Board adopted resolutions by unanimous written consent (i) determining that it is in the best interests of Magellan and the Magellan unitholders, and advisable, for Magellan to enter into the Merger Agreement; (ii) approving the Merger Agreement and the transactions contemplated thereby, including the merger; (iii) approving that the Merger Agreement be submitted to the Magellan unitholders and (iv) resolving to recommend that the Magellan unitholders approve the Merger Agreement. Mr. Milford then informed Mr. Norton that the Magellan GP Board and the Conflicts Committee had unanimously approved the proposed transaction.

In the afternoon of May 14, 2023, the ONEOK Board met to approve the Merger Agreement. At the meeting, representatives of Kirkland summarized the material changes to the Merger Agreement since the prior meeting on May 12, 2023, including the changes to permit the amended terms for special distributions. ONEOK management advised the ONEOK Board on any updates to the proposed transaction financing and due diligence conducted since the May 12 meeting. Representatives of Goldman Sachs then reviewed the key financial information that would support its fairness opinion which was consistent with the financial information and analysis presented to the ONEOK Board on May 12, 2023. Thereafter, Goldman Sachs orally rendered its fairness opinion to the ONEOK Board that, as of May 14, 2023, and based upon and subject to the assumptions made and limitations to be set forth in the opinion, the proposed merger consideration to be paid by ONEOK for each Magellan Unit pursuant to the Merger Agreement was fair from a financial point of view to ONEOK. Goldman Sachs subsequently confirmed its fairness opinion in writing. After discussion, the ONEOK Board unanimously determined that it is in the best interests of ONEOK and its shareholders, and declared it advisable, for ONEOK to enter into the Merger Agreement, and to recommend the approval by the ONEOK shareholders of the issuance of shares of ONEOK Common Stock in the merger and to submit the Stock Issuance Proposal to the shareholders of ONEOK for approval.

That same day, representatives of each of Kirkland and Latham finalized the Merger Agreement and disclosure schedules. Later in the afternoon on May 14, 2023, the parties executed the Merger Agreement and, subsequently on the same day, issued a joint press release announcing the transaction.

Recommendation of the ONEOK Board and its Reasons for the Merger

On May 14, 2023, the ONEOK Board unanimously determined that it is in the best interests of ONEOK and its shareholders, and declared it advisable, for ONEOK to enter into the Merger Agreement, and has unanimously approved the execution, delivery and performance by ONEOK of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Stock Issuance. The ONEOK Board unanimously recommends that ONEOK shareholders vote “FOR” the Stock Issuance Proposal.

In the course of reaching its determinations and recommendations, the ONEOK Board consulted with the ONEOK executive management team and its outside legal and financial advisors and considered several potentially positive factors that weighed in favor of the merger, including the following (not necessarily presented in order of relative importance):

•        Financial Considerations

•        ONEOK’s expectation that the combined company will experience a step change in free cash flow after dividends and growth capital by generating an average annual amount of approximately $1.0 billion in the first four years following the closing, and the belief that the increase in free cash flow will provide additional cash to the combined company for debt reduction, growth capital and value returned to shareholders through dividends and/or repurchasing shares;

•        ONEOK’s expectation that the merger will be earnings per share accretive beginning in 2024, with earnings per share accretion of 3% to 7% per year from 2025 through 2027, and free cash flow per share accretion averaging more than 20% per year from 2024 through 2027;

•        ONEOK’s expectation that the combined company will benefit from the step-up in Magellan’s tax basis from the transaction, deferring the expected impact of the alternative minimum tax from 2024 to 2027, with such benefit having an estimated total value of approximately $3.0 billion, or an estimated net present value of approximately $1.5 billion; and

•        ONEOK’s expectation of pro forma 2024 year-end net debt-to-EBITDA of approximately 4.0 times, and for leverage to decrease below 3.5 times by 2026 as future growth projects are placed in service.

•        Synergies and Strategic Considerations

•        ONEOK’s belief that Magellan’s stable, primarily demand-driven businesses will generate significant free cash flow due to low capital expenditure requirements, and its belief that the merger will create a resilient energy infrastructure company that is expected to produce stable cash flows through varied commodity cycles;

•        The fact that after giving effect to the merger, the combined company will own more than 25,000 miles of liquids-oriented pipelines, with significant assets and operational expertise at the Gulf Coast and Mid-Continent market hubs, and the belief that the combined company’s liquids-focused portfolio will lead to enhanced customer product offerings and increased international export opportunities; and

•        ONEOK’s expectation that the merger will result in synergies of at least $200 million annually, and potentially result in total annual synergies exceeding $400 million within two to four years.

•        Opinion of Financial Advisor

•        The fact that Goldman delivered a written opinion that, as of the date of the opinion and based upon and subject to the assumptions made and limitations set forth in the opinion, the Merger Consideration to be paid by ONEOK for each Magellan Unit pursuant to the Merger Agreement is fair from a financial point of view to ONEOK.

•        Likelihood of Completion of the Transaction

•        ONEOK’s belief, due to the limited number and customary nature of the closing conditions, that the transaction will be consummated prior to the outside date of May 14, 2024 (or August 14, 2024, as extended under certain specified circumstances).

•        Favorable Terms of the Merger Agreement

•        ONEOK’s belief, in coordination with ONEOK’s legal advisors, that the terms of the Merger Agreement, taken as a whole, including the parties’ representations, warranties, covenants and conditions to closing, and the circumstances under which the Merger Agreement may be terminated, are reasonable;

•        The fact that ONEOK has the ability, under certain circumstances, to provide information to and to engage in discussions or negotiations with a third party that makes an unsolicited acquisition proposal; and

•        The fact that the ONEOK Board has the ability to terminate the Merger Agreement under certain circumstances, including to enter into an agreement relating to a superior proposal, subject to certain conditions (including payment of a termination fee and certain rights of Magellan).

The ONEOK Board also considered and balanced against the potentially positive factors a number of uncertainties, risks and other countervailing factors in its deliberations concerning the merger and the Merger Agreement, including the following (not necessarily presented in order of relative importance):

•        The risk that ONEOK may not be able to secure the debt financing necessary to fund the Cash Consideration required for the merger, despite having obtained the Debt Commitment Letter from a reputable financial institution;

•        The risks and contingencies relating to the announcement and pendency of the merger, including the potential for diversion of management and employee attention and the potential effect of the combination on the businesses of both companies and the restrictions on the conduct of ONEOK’s business during the period between the execution of the Merger Agreement and the completion of the merger;

•        The potential challenges and difficulties in integrating the operations of Magellan and ONEOK and the risk that the anticipated cost savings and operational and other synergies between the two companies, or other anticipated benefits of the merger, might not be realized, may only be achieved over time or might take longer to realize than expected;

•        The fact that ONEOK would be required to (i) pay Magellan a termination fee of $450 million if ONEOK were to terminate the Merger Agreement in order to enter into a an agreement relating to a superior proposal or if either ONEOK or Magellan were to terminate the Merger Agreement following failure to obtain regulatory approvals under U.S. antitrust laws and/or (ii) reimburse Magellan for up to $75 million of its expenses under certain circumstances, including if the ONEOK shareholders do not approve the Merger Agreement;

•        The fact that there are restrictions in the Merger Agreement on ONEOK’s ability to solicit competing bids to acquire it and to entertain other acquisition proposals unless certain conditions are satisfied;

•        The fact that the restrictions on ONEOK’s conduct of business prior to completion of the transaction could delay or prevent ONEOK from undertaking business opportunities that may arise or from taking other actions with respect to its operations during the pendency of the transaction; and

•        The ONEOK Board considered risks of the type and nature described under the sections entitled “Cautionary Statement Concerning Forward-Looking Statements” and “Risk Factors” beginning on pages 38 and 25, respectively.

After taking into account the factors set forth above, as well as others, the ONEOK Board concluded that the risks, uncertainties, restrictions and potentially negative factors associated with the merger were outweighed by the potential benefits of the merger to ONEOK shareholders.

The foregoing discussion of factors considered by ONEOK is not intended to be exhaustive but summarizes the material factors considered by the ONEOK Board. In light of the variety of factors considered in connection with their evaluation of the Merger Agreement and the merger, the ONEOK Board did not find it practicable to, and did not, quantify, rank or otherwise assign relative weights to the specific factors considered in reaching their determinations and recommendations. Moreover, each member of the ONEOK Board applied his or her own personal business judgment to the process and may have given different weight to different factors. The ONEOK Board based its recommendation on the totality of the information presented, including thorough discussions with, and questioning of, ONEOK’s executive management team and the ONEOK Board’s outside legal and financial advisors.

In considering the recommendation of the ONEOK Board to approve the Merger Agreement, holders of ONEOK Common Stock should be aware that the executive officers and directors of ONEOK have certain interests in the transaction that may be different from, or in addition to, the interests of ONEOK shareholders generally. See the section entitled “— Interests of Certain ONEOK Directors and Executive Officers in the Merger” beginning on page 94.

It should be noted that this explanation of the reasoning of the ONEOK Board and certain information presented in this section is forward-looking in nature and should be read in light of the factors set forth in “Cautionary Statement Concerning Forward-Looking Statements” beginning on page 38.

Recommendation of the Magellan GP Board and its Reasons for the Merger

By unanimous approval via written consent, the Magellan GP Board, on May 14, 2023, among other things, (i) determined that it is in the best interests of Magellan and its unitholders, and advisable for Magellan to enter into the Merger Agreement, (ii) approved the Merger Agreement and the transactions contemplated by the Merger Agreement and (iii) resolved to recommend that the Magellan unitholders adopt the Merger Agreement and the transactions contemplated by the Merger Agreement, including the merger. The Magellan GP Board unanimously recommends that Magellan unitholders vote “FOR” the Merger Proposal and “FOR” the Non-Binding Advisory Compensation Proposal.

In evaluating the Merger Agreement, the merger and the other transactions contemplated by the Merger Agreement, the Magellan GP Board consulted with Magellan’s senior management, outside legal counsel and financial advisor. The Magellan GP Board determined that entering into the Merger Agreement with ONEOK provided the best alternative for maximizing unitholder value reasonably available to Magellan, including when compared to continuing to operate on a standalone basis and other reasonably actionable strategic alternatives such as those that Magellan had evaluated consistently in recent years, including potential combinations with other midstream companies, acquisitions of assets that would provide new growth opportunities and additional scale, conversion to a corporation and exploration of potential sale opportunities.

In arriving at this determination and in recommending that the Magellan unitholders vote their Magellan Units in favor of adoption of the Merger Agreement, the Magellan GP Board considered a number of factors, including the following factors (not necessarily in order of relative importance) which the Magellan GP Board viewed as being generally positive or favorable in coming to its determination, approval and related recommendation:

Attractive Value and Merger Consideration.    The attractive value and nature of the consideration to be received in the merger by Magellan unitholders, including the fact that:

•        based on the closing trading price of ONEOK Common Stock of $63.72 on May 12, 2023 (the last trading day prior to entry into the Merger Agreement), the Merger Consideration represented an implied value of $67.50 per Magellan Unit, a premium of 22% to the twenty (20) day volume weighted average price of the Magellan Units for the 20 trading days prior and up to May 12, 2023 and a premium of 22% to the closing price of the Magellan Units on May 12, 2023, the last trading day prior to entry into the Merger Agreement. The implied value on the last day prior to entry into the Merger Agreement exceeded the highest trading value of Magellan’s units since October of 2018;

•        the transaction results in Magellan unitholders realizing fair value for their investment and provides a value that is superior to other strategic alternatives (including on an after-tax basis for its unitholders generally compared to other reasonably foreseeable after-tax outcomes);

•        the Equity Consideration allows Magellan unitholders to participate in the value and opportunities of the combined company after the merger, including dividends, exposure to a more diversified yet complementary asset base, and expected future free cash flow growth, which the Magellan GP Board viewed as an important opportunity for Magellan unitholders to enhance long-term risk-adjusted returns;

•        the significant Cash Consideration provides meaningful value protection during the time period between signing of the Merger Agreement and the closing of the transaction along with liquidity to assist in paying any taxes owed by Magellan unitholders upon closing;

•        the trading market for ONEOK Common Stock (which is included in the S&P 500) should provide Magellan unitholders who receive ONEOK Common Stock in the merger with greater trading liquidity than is currently available for Magellan Units; and

•        the Magellan GP Board believes that the shares of ONEOK Common Stock that will be delivered to Magellan unitholders as Equity Consideration are an attractive currency that will benefit in the near and long term from the combination’s significant synergies described in more detail below.

Benefits of a Combined Company.    The belief of the Magellan GP Board that the combined company resulting from a merger of ONEOK and Magellan would be well positioned to achieve future free cash flow growth and generate superior returns for Magellan’s former unitholders, as a result of:

•        the anticipated benefits associated with combining the assets of the two companies, including the expected annual synergies and reductions to expenses associated with the following:

•        creating a diversified yet complementary asset base of liquid and natural gas pipeline infrastructure is anticipated to increase asset utilization and commercial opportunities, including organic growth projects;

•        increased operational scale and expanded scope of business, which is expected to enhance the resilience of cash flow generation and the combined company’s ability to generate returns for shareholders and pursue value-added growth opportunities;

•        the increase in the tax basis of Magellan’s assets, which is expected to produce substantial tax depreciation deductions and reduce the tax burden of the combined company;

•        the increased size and scale of the combined company, which is expected to afford new structural advantages including a lower combined cost of capital and economies of scale;

•        the fact that the combined company is expected to generate significant free cash flow and maintain its investment grade rating after the merger, preserving the combined company’s financial flexibility to reduce leverage through time;

•        enhanced potential for returning capital to shareholders of the combined company, including former Magellan unitholders, through an attractive dividend and the potential for share repurchases; and

•        eliminating duplicative or redundant functions and expenses;

•        the shared commitment to safety, integrity, collaboration, responsible operations and employee development, which is expected to continue to drive strong operational performance and deliver shareholder value; and

•        the experience and proven track record of the combined company’s executive management team and its continued focus on shareholder value and returns on invested capital.

Continuation of Standalone Magellan.    The Magellan GP Board’s belief that Magellan’s ability to attract capital, grow, adapt to uncertainties and continue delivering superior returns to its unitholders as a standalone entity is expected to be more challenging compared to the combined company due to:

•        the refined products and crude oil midstream markets being relatively mature with more challenging growth prospects compared to other energy alternatives both domestically and internationally;

•        Magellan’s standalone concentration in the refined products and crude oil markets providing less potential to adapt to and benefit from the future evolution of the energy industry;

•        Magellan management’s assessment that the reasonably actionable alternatives to diversify into other geographic market areas, products or lines of businesses in a manner that is likely to be value enhancing to Magellan unitholders are limited;

•        uncertainties and complexities related to the tax benefits and future treatment of income from publicly traded partnerships for investors possibly resulting in lower amounts of capital seeking to invest in its business; and

•        the current tax liability owed by unitholders each year on their share of Magellan’s income increasing (resulting in expected lower future after-tax cash flow to unitholders) as unitholders receive increasing allocations of income over time, as expected capital spending remains relatively low, unitholders’ depreciable basis continues to decline and the number of units outstanding is reduced as a result of unit repurchase activities.

Opportunity to Receive Alternative Acquisition Proposals and to Change the Magellan GP Board’s Recommendation Upon Receipt of a Superior Offer.    The Magellan GP Board considered the terms of the Merger Agreement related to Magellan’s ability to respond to unsolicited bona fide acquisition proposals and determined that third parties would be unlikely to be deterred from making an acquisition proposal by the provisions of the Merger Agreement because the Magellan GP Board may, under certain circumstances, furnish information or enter into discussions in connection with an acquisition proposal. In this regard, the Magellan GP Board considered that:

•        subject to its compliance with the Merger Agreement, the Magellan GP Board can change its recommendation to Magellan unitholders with respect to the adoption of the Merger Agreement prior to the adoption of the Merger Agreement by the vote of Magellan unitholders if the Magellan GP Board determines in good faith after consultation with its financial advisors and outside legal counsel that a Magellan acquisition proposal constitutes a Magellan superior offer, and following consultation with outside legal counsel, the Magellan GP Board determines that such change of recommendation is consistent with its duties under applicable law, as modified by the Magellan Partnership Agreement or the Magellan GP Agreement; and

•        while the Merger Agreement contains a termination fee of $275 million, representing approximately 2.0% of Magellan’s equity value as of the date of the Merger Agreement, that Magellan would be required to pay to ONEOK in certain circumstances, including if (i) ONEOK terminates the Merger Agreement in connection with a change in the Magellan GP Board’s recommendation to unitholders with respect to the adoption of the Merger Agreement, (ii) ONEOK terminates the Merger Agreement due to a willful and material breach by Magellan of its non-solicit obligations in the Merger Agreement, (iii) Magellan terminates the Merger Agreement to enter into a definitive agreement in respect of a Magellan superior offer, (iv) ONEOK or Magellan terminates the Merger Agreement following the failure of Magellan unitholders to approve the Merger Proposal upon a vote at the Magellan Special Meeting and, within 12 months of termination of the Merger Agreement, Magellan consummates or enters into a definitive agreement in respect of an alternative transaction and (v) under certain circumstances, within 12 months of termination of the Merger Agreement, Magellan consummates or enters into a definitive agreement in respect of an alternative transaction, the Magellan GP Board believed that this fee is reasonable in light of the circumstances and the overall terms of the Merger Agreement, consistent with fees in comparable transactions and not preclusive of other offers;

Opinion of Magellan’s Financial Advisor.    The Magellan GP Board considered the oral opinion of Morgan Stanley, subsequently confirmed in Morgan Stanley’s written opinion dated May 14, 2023, to the Conflicts Committee and the Magellan GP Board, to the effect that, as of such date, and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Morgan Stanley as set forth in its written opinion, the Merger Consideration to be received by the holders of Magellan Units (other than Excluded Units) pursuant to the Merger Agreement was fair from a financial point of view to the holders of such Magellan Units, as more fully described below in the section titled “The Merger — Opinion of Magellan’s Financial Advisor;” and

Likelihood of Completion and Terms of the Merger Agreement.    The Magellan GP Board reviewed and considered the terms of the Merger Agreement, taken as a whole, including the parties’ representations, warranties and covenants, and the circumstances under which the Merger Agreement may be terminated, and concluded that such terms are reasonable and fair to Magellan and its unitholders. The Magellan GP Board also reviewed and considered the conditions to the completion of the merger, and concluded that while the completion of the merger is subject to regulatory approvals, such approvals were not likely to prevent the completion of the merger. The Magellan GP Board also considered that ONEOK has agreed to pay Magellan $450 million (the “regulatory termination fee”) if either ONEOK or Magellan terminates the Merger Agreement for the failure to consummate the transaction by the End Date or due to a final and nonappealable injunction prohibiting the merger and at such time (i) any of the closing conditions relating to competition matters have not been satisfied or waived, (ii) the failure to satisfy such conditions is not due to an action of or failure to act by Magellan in material breach of Magellan’s obligations under the Merger Agreement (after provided with an opportunity to cure) and (iii) all the other closing conditions set forth in the Merger Agreement have been satisfied or waived or are capable of being satisfied.

The Magellan GP Board also considered a number of uncertainties, risks and factors it deemed generally negative or unfavorable in making its determination, approval and related recommendation, including the following (not necessarily in order of relative importance):

Merger Consideration.    The Magellan GP Board considered that, because the Equity Consideration is based on a fixed exchange ratio rather than a fixed value, Magellan unitholders bear the risk of a decrease in the trading price of ONEOK Common Stock during the pendency of the merger and the fact that the Merger Agreement does not provide Magellan with a value-based termination right; however, the Magellan GP Board also recognized that the significant Cash Consideration component of consideration provides meaningful value protection during the pendency of the merger;

Tax Considerations for Magellan Unitholders.    The Magellan GP Board considered that, although the receipt of shares of ONEOK Common Stock and cash in exchange for Magellan Units pursuant to the merger will be a taxable transaction to U.S. holders, the after-tax consequences of the merger to Magellan unitholders are expected to be generally favorable for such unitholders as compared to the present value of the after-tax consequences of continuing to own Magellan Units. The Magellan GP Board further considered that because approximately 65% of outstanding Magellan Units have been held for five years or less and less than 25% of outstanding Magellan Units have been held longer than 10 years, a majority of the unitholders are expected to have a relatively high adjusted tax basis in their Magellan Units at the time of the merger, which is expected to result in a lower overall realized gain on average. In addition, many of the Magellan unitholders may have suspended passive losses available to offset a portion of the taxable gain, including any ordinary income, that may be recognized in the merger. The Magellan GP Board also considered that the Magellan unitholders’ aggregate tax obligations realized upon the merger are expected to be mitigated by receipt of the Cash Consideration, and to the extent Magellan unitholders do realize taxable gain in excess of the Cash Consideration received pursuant to the merger, they will likely be able to efficiently sell a portion of their ONEOK Common Stock to pay such excess;

Interim Operating Covenants.    The Magellan GP Board considered the restrictions on the conduct of Magellan’s and its subsidiaries’ businesses during the period between the execution of the Merger Agreement and the completion of the merger as set forth in the Merger Agreement;

Risks Associated with the Pendency of the Merger.    The risks and contingencies relating to the announcement and pendency of the merger (including the likelihood of litigation or other opposition brought by or on behalf of Magellan unitholders or ONEOK shareholders challenging the merger and the other transactions contemplated by the Merger Agreement) and the risks and costs to Magellan if the merger is not completed in a timely manner or if the merger does not close at all, including potential employee attrition, the impact on Magellan’s relationships with third parties and the effect termination of the Merger Agreement may have on the trading price of Magellan Units and Magellan’s operating results;

Opportunity to Receive Acquisition Proposals and Ability to Terminate the Merger Agreement in Order to Enter into Definitive Agreement with Respect to Superior Offer; Termination Fees; Expense Reimbursement.    The Magellan GP Board considered the possibility that a third party may be willing to enter into a strategic combination with Magellan on terms more favorable than the merger. In connection therewith, the Magellan GP Board considered the terms of the Merger Agreement relating to no-shop covenants and termination fees and the potential that such provisions might deter alternative bidders that might have been willing to submit an acquisition proposal to Magellan. The Magellan GP Board also considered that, under specified circumstances, Magellan may be required to pay a termination fee or expenses in the event the Merger Agreement is terminated and the effect this could have on Magellan, including:

•        the possibility that the termination fee could discourage other potential parties from making an acquisition proposal, although the Magellan GP Board believed that the termination fee was reasonable in amount and the fact that, under certain circumstances, Magellan could terminate the Merger Agreement in order to enter into an agreement with respect to a Magellan superior offer would not unduly deter any other party that might be interested in making an acquisition proposal;

•        if the merger is not consummated, Magellan will generally be obligated to pay its own expenses incident to preparing for and entering into and carrying out its obligations under the Merger Agreement and the transactions contemplated by the Merger Agreement; and

•        the requirement that if the Merger Agreement is terminated as a result of the failure to obtain approval of the Merger Proposal by Magellan unitholders or due to a breach by Magellan of its representations or covenants under the Merger Agreement, Magellan would be obligated to reimburse ONEOK for up to $125 million of its documented out-of-pocket expenses incurred by ONEOK in connection with the merger and the other transactions contemplated by the Merger Agreement;

Regulatory Approval.    The Magellan GP Board considered that the merger and the related transactions require regulatory approval to complete such transactions and the risk that the applicable governmental entities may seek to impose unfavorable terms or conditions, or otherwise fail to grant, such approval. The Magellan GP Board also considered that ONEOK has agreed to pay Magellan the regulatory termination fee under certain circumstances;

Interests of Magellan GP’s Directors and Executive Officers and Other Concerns Related to Conflicts or the Potential Appearance of Conflicts.    The Magellan GP Board considered that Magellan GP’s directors and executive officers may have interests in the merger that may be different from, or in addition to, those of Magellan unitholders generally. For more information about such interests, see the section titled “The Merger — Interests of Magellan GP’s Directors and Executive Officers in the Merger;”

Merger Costs.    The Magellan GP Board considered the costs associated with the completion of the merger, including Magellan GP management’s time and energy and potential for opportunity costs related to other reasonably actionable strategic alternatives;

Possible Failure to Achieve Synergies.    The Magellan GP Board considered the potential challenges and difficulties in integrating the operations of Magellan and ONEOK and the risk that anticipated cost savings and operational efficiencies between the two companies, or other anticipated benefits of the merger, might not be realized or might take longer to realize than expected; and

Other Risks.    The Magellan GP Board considered risks of the type and nature described under the sections titled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors.”

The Magellan GP Board believed that, overall, the potential benefits of the merger to Magellan unitholders outweighed the risks and uncertainties of the merger.

The foregoing discussion of factors considered by the Magellan GP Board is not intended to be exhaustive, but includes the material factors considered by the Magellan GP Board. In light of the variety of factors considered in connection with its evaluation of the merger, the Magellan GP Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determinations and recommendations. Moreover, each member of the Magellan GP Board applied his or her own personal business judgment to the process and may have given different weight to different factors. The Magellan GP Board did not undertake to make any specific determination as to whether any factor, or any particular aspect of any factor, supported or did not support its ultimate determination. The Magellan GP Board based its recommendation on the totality of the information presented.

Certain Unaudited Forecasted Financial Information

Neither ONEOK nor Magellan, as a matter of course, makes public long-term forecasts or internal projections as to future performance, revenues, production, earnings or other results due to, among other reasons, the uncertainty of the underlying assumptions and estimates. However, in connection with Magellan’s evaluation of the merger, Magellan’s management provided to the Magellan GP Board, ONEOK and Magellan’s and ONEOK’s respective financial advisors certain unaudited internal financial forecasts with respect to Magellan on a stand-alone basis prepared by Magellan’s management (the “Magellan Forecasted Financial Information”) and provided to the Magellan GP Board and its financial advisors certain unaudited financial forecasts with respect to ONEOK on a stand-alone basis provided by ONEOK management. In addition, in connection with ONEOK’s evaluation of the merger, ONEOK’s management provided to the ONEOK Board, Magellan and ONEOK’s and Magellan’s respective financial advisors certain unaudited internal financial forecasts with respect to ONEOK on a stand-alone basis prepared by ONEOK’s management (the “ONEOK Forecasted Financial Information”) and provided to the ONEOK Board and its financial advisors certain unaudited internal financial forecasts with respect to Magellan on a stand-alone basis provided by Magellan management and provided to the ONEOK Board and its financial advisors certain unaudited internal financial forecasts for ONEOK and Magellan on a pro forma basis for the proposed merger, prepared by ONEOK’s management, including certain operating synergies projected by ONEOK’s management to result from the proposed merger and certain internal forecasts prepared by ONEOK’s management related to the expected utilization of certain tax attributes of ONEOK and Magellan (collectively, the “ONEOK Pro Forma Forecasted Financial Information” and together with the Magellan Forecasted Financial Information and the ONEOK Forecasted Financial Information, the “Forecasted Financial Information”). The Magellan Forecasted Financial Information was provided by Magellan to Morgan Stanley for its use and reliance in connection with its financial analyses and opinion as described in the section entitled “The Merger — Opinion of Magellan’s Financial Advisor.” The ONEOK Forecasted Financial Information and ONEOK Pro Forma Forecasted Financial Information were provided by ONEOK to Goldman Sachs for its use and reliance in connection with its financial analyses and opinion as described in the section entitled “The Merger — Opinion of ONEOK’s Financial Advisor.” The inclusion of this Forecasted Financial Information should not be regarded as an indication that any of Magellan, ONEOK, their respective affiliates, officers, directors, advisors or other representatives or any other recipient of this Forecasted Financial Information considered, or now considers, it to be necessarily predictive of actual future performance or events, or that it should be construed as financial guidance, and such summary projections set forth below should not be relied on as such.

The Forecasted Financial Information includes non-GAAP financial measures, including Adjusted EBITDA, Free Cash Flow, Adjusted Free Cash Flow After Distributions and Unlevered Free Cash Flow for Magellan and Adjusted EBITDA, Free Cash Flow, Adjusted Free Cash Flow After Dividends and Unlevered Free Cash Flow for ONEOK. Please see the tables below for a description of how Magellan and ONEOK define these non-GAAP financial measures. Magellan and ONEOK believe that Adjusted EBITDA provides information useful in assessing operating and financial performance across periods, while Free Cash Flow, Adjusted Free Cash Flow and Unlevered Free Cash Flow each provides a useful measure of available cash generated by operating activities for other investing and financing activities. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in accordance with GAAP, and non-GAAP financial measures used by Magellan and ONEOK may not be comparable to similarly titled measures used by other companies.

This Forecasted Financial Information was prepared solely for internal use and is subjective in many respects. While presented with numeric specificity, the Forecasted Financial Information reflects numerous estimates and assumptions that are inherently uncertain and may be beyond the control of Magellan’s and ONEOK’s managements, including, among others, future results of each of Magellan and ONEOK, oil and gas industry activity, commodity prices, demand for natural gas and crude oil, general economic and regulatory conditions and other matters described in the sections entitled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk

Factors.” The Forecasted Financial Information reflects both assumptions as to certain business decisions that are subject to change and, in many respects, subjective judgment, and thus is susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. Neither Magellan, ONEOK, nor their respective affiliates, officers, directors, advisors or other representatives can give assurance that the Forecasted Financial Information and the underlying estimates and assumptions will be realized. This Forecasted Financial Information constitutes “forward-looking statements” and actual results may differ materially and adversely from those set forth below.

The Forecasted Financial Information was not prepared with a view toward compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation or presentation of prospective financial information. The Magellan Forecasted Financial Information included in this joint proxy statement/prospectus has been prepared by, and is the responsibility of, management of Magellan. The ONEOK Forecasted Financial Information and the ONEOK Pro Forma Forecasted Financial Information included in this joint proxy statement/prospectus has been prepared by, and is the responsibility of, management of ONEOK. Each of Ernst & Young LLP and PricewaterhouseCoopers LLP has not audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the accompanying Forecasted Financial Information and, accordingly, neither Ernst & Young LLP nor PricewaterhouseCoopers LLP expresses an opinion or any other form of assurance with respect thereto. The report of Ernst & Young LLP contained in Magellan’s Annual Report on Form 10-K for the year ended December 31, 2022, which is incorporated by reference into this joint proxy statement/prospectus, relates to historical financial information of Magellan, and such report does not extend to the Forecasted Financial Information and should not be read to do so. In addition, the PricewaterhouseCoopers LLP report contained in ONEOK’s Annual Report on Form 10-K for the year ended December 31, 2022, which is incorporated by reference in this joint proxy statement/prospectus, relates to ONEOK’s previously issued financial statements. It does not extend to the Forecasted Financial Information and should not be read to do so.

The Forecasted Financial Information does not take into account any circumstances or events occurring after the date it was prepared. Neither Magellan nor ONEOK can give assurance that, had the Forecasted Financial Information been prepared either as of the date of the Merger Agreement or as of the date of this joint proxy statement/prospectus, similar estimates and assumptions would be used. Except as required by applicable securities laws, Magellan and ONEOK do not intend to, and disclaim any obligation to, make publicly available any update or other revision to the Forecasted Financial Information to reflect circumstances existing since their preparation or to reflect the occurrence of unanticipated events, even if any or all of the underlying assumptions are shown to be inappropriate, including with respect to the accounting treatment of the merger under GAAP, or to reflect changes in general economic or industry conditions. The Forecasted Financial Information does not take into account all of the possible financial and other effects of the merger on Magellan or ONEOK, the effect on Magellan or ONEOK of any business or strategic decision or action that has been or will be taken as a result of the Merger Agreement having been executed, or the effect of any business or strategic decisions or actions that would likely have been taken if the Merger Agreement had not been executed, but which were instead altered, accelerated, postponed or not taken in anticipation of the merger. Further, the Forecasted Financial Information does not take into account the effect on Magellan or ONEOK of any possible failure of the merger to occur. None of Magellan or ONEOK or their respective affiliates, officers, directors, advisors or other representatives has made, makes or is authorized in the future to make any representation to any Magellan unitholder or ONEOK shareholder or other person regarding Magellan’s or ONEOK’s ultimate performance compared to the information contained in the Forecasted Financial Information or that the Forecasted Financial Information will be achieved. The inclusion of the Forecasted Financial Information herein should not be deemed an admission or representation by any of Magellan, ONEOK, their respective affiliates, officers, directors, advisors or other representatives or any other person that it is viewed as material information of Magellan or ONEOK, particularly in light of the inherent risks and uncertainties associated with such forecasts. The summary of the Forecasted Financial Information included below is not being included in this joint proxy statement/prospectus in order to influence any Magellan unitholder’s or ONEOK shareholder’s decision or to induce any unitholder or shareholder to vote in favor of any of the proposals at the Magellan Special Meeting or the ONEOK Special Meeting, but is being provided solely because it was made available to the Magellan GP Board, Magellan’s financial advisor, the ONEOK Board and ONEOK’s financial advisor, as applicable, in connection with the merger.

In light of the foregoing, and considering that the Magellan Special Meeting and the ONEOK Special Meeting will be held several months after the Forecasted Financial Information was prepared, as well as the uncertainties inherent in any forecasted information, Magellan unitholders and ONEOK shareholders are cautioned not to place undue reliance on such information, and each of Magellan and ONEOK urges you to review Magellan’s and ONEOK’s most recent SEC filings for a description of Magellan’s and ONEOK’s reported financial results included therein. See the section entitled “Where You Can Find More Information.”

Magellan Forecasted Financial Information

The following table sets forth certain summarized prospective financial and operating information regarding Magellan for the fiscal years 2023 through 2027 on a stand-alone basis prepared by Magellan management.

	Magellan Stand-Alone Basis
	2023E	2024E	2025E	2026E	2027E
	(in millions)(1)
Adjusted EBITDA(2)	$1,553	$1,561	$1,548	$1,613	$1,608
Capital Expenditures	$242	$176	$176	$180	$182
Free Cash Flow(3)	$1,090	$1,162	$1,158	$1,204	$1,198
Adjusted Free Cash Flow After Distributions(3)(4)	$241	$326	$337	$400	$414
	Q2 – Q4 2023E	2024E	2025E	2026E	2027E
Unlevered Free Cash Flow derived by Magellan(5)	$948	$1,387	$1,384	$1,425	$1,419
Unlevered Free Cash Flow derived by ONEOK(6)	$975	$1,386	$1,385	$1,433	$1,427

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(1)      The Magellan Forecasted Financial Information set forth in this table does not take into account any circumstances or events occurring after the date it was prepared. Given that the Magellan Special Meeting and ONEOK Special Meeting will be held several months after the Magellan Forecasted Financial Information was prepared, as well as the uncertainties inherent in any forecasted information, Magellan unitholders and ONEOK shareholders are cautioned not to place undue reliance on such information.

(2)      Adjusted EBITDA is defined as net income adjusted for interest expense, depreciation and amortization, noncash impairment, equity based incentive compensation, commodity related adjustments, gain on the disposition of Magellan assets and distributions from non-controlled entities in excess of earnings. Adjusted EBITDA is not a measure of financial performance under GAAP. Accordingly, it should not be considered as a substitute for net income (loss), operating income (loss) or other measures prepared in accordance with GAAP.

(3)      Free Cash Flow is defined as Adjusted EBITDA less interest expense, maintenance capex and growth capex, plus proceeds from asset sales. Adjusted Free Cash Flow After Distributions is defined as Free Cash Flow less distributions. Free Cash Flow and Adjusted Free Cash Flow After Distributions are not measures of financial performance under GAAP. Accordingly, they should not be considered as a substitute for net income (loss), operating income (loss) or other measures prepared in accordance with GAAP.

(4)      Assumes distributions paid will be $849 million, $836 million, $821 million, $804 million and $784 million for 2023E, 2024E, 2025E, 2026E and 2027E, respectively.

(5)      Unlevered Free Cash Flow, as used by Magellan’s financial advisor, as instructed by Magellan, is defined as Adjusted EBITDA, less stock-based compensation, maintenance capex and growth capex and change in net working capital, plus proceeds from asset sales. Unlevered Free Cash Flow is not a measure of financial performance under GAAP. Accordingly, it should not be considered as a substitute for net income (loss), operating income (loss) or other measures prepared in accordance with GAAP.

(6)      Unlevered Free Cash Flow, as used by ONEOK’s financial advisor, as instructed by ONEOK, is defined as Adjusted EBITDA, less maintenance capex and growth capex plus proceeds from asset sales. Unlevered Free Cash Flow is not a measure of financial performance under GAAP. Accordingly, it should not be considered as a substitute for net income (loss), operating income (loss) or other measures prepared in accordance with GAAP.

ONEOK Forecasted Financial Information

The following table sets forth certain summarized prospective financial and operating information of ONEOK for the fiscal years 2023 through 2027 on a stand-alone basis prepared by ONEOK management.

	ONEOK Stand-Alone Basis
	2023E	2024E	2025E	2026E	2027E
	(in millions)(1)
Adjusted EBITDA(2)	$4,575	$4,117	$4,242	$4,415	$4,526
Capital Expenditures(3)	$1,883	$2,075	$1,355	$653	$665
Free Cash Flow(4)(5)	$1,981	$1,069	$1,881	$2,595	$2,659
Adjusted Free Cash Flow After Dividends(4)(5)(6)	$272	$(678)	$95	$771	$796
	Q2 – Q4 2023E	2024E	2025E	2026E	2027E
	(in millions)(1)
Unlevered Free Cash Flow derived by Magellan(7)	$1,217	$1,600	$2,429	$3,184	$3,214
Unlevered Free Cash Flow derived by ONEOK(8)	$1,241	$1,411	$2,130	$3,136	$3,219

____________

(1)      The ONEOK Forecasted Financial Information set forth in this table does not take into account any circumstances or events occurring after the date it was prepared. Given that the Magellan Special Meeting and ONEOK Special Meeting will be held several months after the ONEOK Forecasted Financial Information was prepared, as well as the uncertainties inherent in any forecasted information, Magellan unitholders and ONEOK shareholders are cautioned not to place undue reliance on such information.

(2)      Adjusted EBITDA is defined as net income adjusted for interest expense, income taxes, depreciation and amortization and certain other noncash items. Adjusted EBITDA is not a measure of financial performance under GAAP. Accordingly, it should not be considered as a substitute for net income (loss), operating income (loss) or other measures prepared in accordance with GAAP. 2023E Adjusted EBITDA includes $539 million of settlement gain net of third-party fractionation costs.

(3)      Inclusive of non-FID capital projects.

(4)      Free Cash Flow is defined as Adjusted EBITDA adjusted for equity earnings from investments, distributions received from investments, interest expense, preferred dividends, income taxes, maintenance capex and growth capex. Free Cash Flow is not a measure of financial performance under GAAP. Adjusted Free Cash Flow After Dividends is defined as Free Cash Flow less dividends. Free Cash Flow and Adjusted Free Cash Flow After Dividends are not measures of financial performance under GAAP. Accordingly, they should not be considered as a substitute for net income (loss), operating income (loss) or other measures prepared in accordance with GAAP.

(5)      As instructed by ONEOK, solely for purposes of the financial analyses performed by ONEOK’s financial advisor, described in the section entitled “–Opinion of ONEOK’s Financial Advisor,” certain adjustments were made to the summary prospective financial and operating information of ONEOK presented above, primarily attributable to cash taxes, cash interest, and actual year-to-date performance results for the first quarter of FY2023. Such adjustments result in Free Cash Flow of $1,954 million, $1,090 million, $1,903 million, $2,621 million, $2,663 million and Adjusted Free Cash Flow After Dividends of $241 million, ($656) million, $116 million, $799 million, $800 million, in each case, for the fiscal years 2023 through 2027.

(6)      Assumes dividends paid will be $1,709 million, $1,748 million, $1,786 million, $1,825 million and $1,863 million for 2023E, 2024E, 2025E, 2026E and 2027E, respectively.

(7)      Unlevered Free Cash Flow, as used by Magellan’s financial advisor, as instructed by Magellan, is defined as Adjusted EBITDA adjusted for equity earnings from investments and distributions received from investments, less stock-based compensation, unlevered cash tax expense and maintenance capex and growth capex. Unlevered Free Cash Flow is not a measure of financial performance under GAAP. Accordingly, it should not be considered as a substitute for net income (loss), operating income (loss) or other measures prepared in accordance with GAAP.

(8)      Unlevered Free Cash Flow, as used by ONEOK’s financial advisor, as instructed by ONEOK, is defined as Adjusted EBITDA adjusted for equity earnings from investments and distributions received from investments, less unlevered cash taxes inclusive of benefits from tax attributes, maintenance capex, growth capex, change in net working capital and other items. Unlevered Free Cash Flow is not a measure of financial performance under GAAP. Accordingly, it should not be considered as a substitute for net income (loss), operating income (loss) or other measures prepared in accordance with GAAP.

Pro Forma Forecasted Financial Information

The following table sets forth certain unaudited internal financial forecasts for ONEOK and Magellan on a pro forma basis for the proposed merger of ONEOK for the period from second quarter through fourth quarter of 2023 and fiscal years 2024 through 2027 prepared by ONEOK management.

	Q2 – Q4 2023E	2024E	2025E	2026E	2027E
	(in millions)(1)
Adjusted EBITDA(2)	$4,064	$5,843	$5,981	$6,234	$6,317
Capital Expenditures(3)	$1,830	$2,250	$1,530	$832	$846
Free Cash Flow(4)	$1,402	$2,388	$3,251	$4,130	$3,825
Adjusted Free Cash Flow After Dividends(4)(5)	$(272)	$117	$929	$1,762	$1,406
Unlevered Free Cash Flow(6)	$2,300	$3,221	$3,948	$5,050	$4,586

____________

(1)      The Forecasted Financial Information set forth in this table does not take into account any circumstances or events occurring after the date it was prepared. Given that the Magellan Special Meeting and ONEOK Special Meeting will be held several months after the Forecasted Financial Information was prepared, as well as the uncertainties inherent in any forecasted information, Magellan unitholders and ONEOK shareholders are cautioned not to place undue reliance on such information.

(2)      Pro Forma Adjusted EBITDA was determined by adding ONEOK’s Adjusted EBITDA, Magellan’s Adjusted EBITDA and expected synergies of $75 million in Q2-Q4 2023, $200 million in 2024, increasing 2% annually thereafter, and subtracting Magellan’s projected distributions in excess of equity earnings. Pro Forma Adjusted EBITDA is not a measure of financial performance under GAAP. Accordingly, it should not be considered as a substitute for net income (loss), operating income (loss) or other measures prepared in accordance with GAAP.

(3)      Inclusive of non-FID capital projects.

(4)      Pro Forma Free Cash Flow is defined as Adjusted EBITDA adjusted for ONEOK equity earnings from investments, ONEOK distributions received from investments, Magellan distributions from non-controlled entities in excess of equity earnings, interest expense, cash taxes, maintenance capex, growth capex and proceeds from Magellan asset sales. Pro Forma Adjusted Free Cash Flow After Dividends is defined as Pro Forma Free Cash Flow less dividends. Free Cash Flow and Adjusted Free Cash Flow After Dividends are not measures of financial performance under GAAP. Accordingly, they should not be considered as a substitute for net income (loss), operating income (loss) or other measures prepared in accordance with GAAP.

(5)      Assumes dividends paid will be $1,674 million, $2,271 million, $2,322 million, $2,368 million and $2,419 million for Q2-Q4 2023E, 2024E, 2025E, 2026E and 2027E, respectively.

(6)      Pro Forma Unlevered Free Cash Flow is defined as Pro Forma Adjusted EBITDA adjusted for ONEOK equity earnings from investments, ONEOK distributions received from investments, Magellan distributions from non-controlled entities in excess of equity earnings, less unlevered cash taxes inclusive of benefits from tax attributes, maintenance capex, growth capex, proceeds from Magellan asset sales, change in net working capital and other items. Pro Forma Unlevered Free Cash Flow is not a measure of financial performance under GAAP. Accordingly, it should not be considered as a substitute for net income (loss), operating income (loss) or other measures prepared in accordance with GAAP.

ONEOK and Magellan do not intend to update or otherwise revise the above Forecasted Financial Information to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the assumptions underlying such Forecasted Financial Information are no longer appropriate, except as may be required by applicable law.

Opinion of ONEOK’s Financial Advisor

Goldman Sachs rendered its oral opinion, subsequently confirmed in writing, to the ONEOK Board that, as of May 14, 2023 and based upon and subject to the factors and assumptions set forth therein, the Merger Consideration to be paid by ONEOK for each Magellan Unit pursuant to the Merger Agreement was fair from a financial point of view to ONEOK.

The full text of the written opinion of Goldman Sachs, dated May 14, 2023, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B to this joint proxy statement/prospectus and is incorporated herein by reference. Goldman Sachs provided advisory services and its opinion for the information and assistance of the

ONEOK Board in connection with its consideration of the proposed merger. Goldman Sachs’ opinion is not a recommendation as to how any holder of ONEOK Common Stock should vote with respect to the proposed merger, or any other matter.

In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

•        the Merger Agreement;

•        annual reports to shareholders or unitholders, as applicable, and Annual Reports on Form 10-K of ONEOK and Magellan for the five fiscal years ended December 31, 2022;

•        certain interim reports to shareholders or unitholders, as applicable, and Quarterly Reports on Form 10-Q of ONEOK and Magellan;

•        certain other communications from ONEOK and Magellan to their respective shareholders or unitholders, as applicable;

•        certain publicly available research analyst reports for ONEOK and Magellan; and

•        certain internal financial analyses and forecasts for Magellan prepared by its management (the “Magellan Forecasts”) and certain internal financial analyses and forecasts for ONEOK standalone (the “ONEOK Forecasts”) and pro forma for the proposed merger (the “ONEOK Pro Forma Forecasts”), in each case, prepared by the management of ONEOK and approved for Goldman Sachs’ use by ONEOK, including certain operating synergies projected by the management of ONEOK to result from the proposed merger, prepared by the management of ONEOK and approved for Goldman Sachs’ use by ONEOK (the “Synergies”) and certain internal forecasts prepared by the management of ONEOK related to the expected utilization, by ONEOK standalone and pro forma for the proposed merger, of certain tax attributes of ONEOK and Magellan, as approved for Goldman Sachs’ use by ONEOK (the “Tax Attributes Forecast”).

Goldman Sachs also held discussions with members of the senior managements of ONEOK and Magellan regarding their assessment of the past and current business operations, financial condition and future prospects of Magellan and with the members of senior management of ONEOK regarding their assessment of the past and current business operations, financial condition and future prospects of ONEOK and the strategic rationale for, and the potential benefits of, the proposed merger; reviewed the reported price and trading activity for the shares of ONEOK Common Stock and the Magellan Units; compared certain financial and stock market information for ONEOK and Magellan with similar financial and stock market information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the U.S. energy infrastructure industry and in other industries; and performed such other studies and analyses, and considered such other factors, as it deemed appropriate.

For purposes of rendering this opinion, Goldman Sachs, with ONEOK’s consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, it, without assuming any responsibility for independent verification thereof. In that regard, Goldman Sachs assumed with ONEOK’s consent that the forecasts, including the Synergies and the Tax Attributes Forecast, have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of ONEOK. Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of ONEOK or Magellan or any of their respective subsidiaries and it was not furnished with any such evaluation or appraisal. Goldman Sachs assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the proposed merger will be obtained without any adverse effect on ONEOK or Magellan or on the expected benefits of the proposed merger in any way meaningful to its analysis. Goldman Sachs also assumed that the proposed merger will be consummated on the terms set forth in the Merger Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to its analysis.

Goldman Sachs’ opinion does not address the underlying business decision of ONEOK to engage in the proposed merger or the relative merits of the proposed merger as compared to any strategic alternatives that may be available to ONEOK; nor does it address any legal, regulatory, tax or accounting matters. Goldman Sachs’ opinion addresses only the fairness from a financial point of view to ONEOK, as of the date of the opinion, of the Merger Consideration to be paid by ONEOK for each Magellan Unit pursuant to the Merger Agreement. Goldman Sachs’ opinion does not express any view on, and does not address, any other term or aspect of the Merger Agreement or the proposed merger or any term or aspect of any other agreement or instrument contemplated by the Merger Agreement or entered into or amended in connection with the proposed merger, including any allocation of the Merger Consideration, the treatment of the general partner interest in Magellan, the fairness of the proposed merger to, or any consideration received in connection therewith by, the holders of any class of securities, creditors, or other constituencies of ONEOK; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of ONEOK or Magellan, or class of such persons in connection with the proposed merger, whether relative to the Merger Consideration to be paid by ONEOK for each Magellan Unit pursuant to the Merger Agreement or otherwise. Goldman Sachs’ opinion is necessarily based on economic, monetary market and other condition as in effect on, and the information made available to Goldman Sachs as of, the date of its opinion and Goldman Sachs assumes no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after the date of its opinion. In addition, Goldman Sachs does not express any opinion as to the prices at which shares of ONEOK Common Stock or Magellan Units will trade at any time, as to the potential effects of volatility in the credit, financial and stock markets on ONEOK, Magellan or the proposed merger, or as to the impact of the proposed merger on the solvency or viability of ONEOK or Magellan or the ability of the ONEOK or Magellan to pay their respective obligations when they come due. Goldman Sachs’ opinion was approved by a fairness committee of Goldman Sachs.

Summary of Material Financial Analysis

The following is a summary of the material financial analyses delivered by Goldman Sachs to the ONEOK Board in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before May 12, 2023, the last trading day before the public announcement of the proposed merger (which we refer to for purposes of this section of this joint proxy statement/prospectus as the “last trading date”) and is not necessarily indicative of current market conditions.

For purposes of its analysis, Goldman Sachs calculated an implied value of the Merger Consideration of $67.50 (which we refer to as the “implied merger consideration value”) by multiplying the Exchange Ratio of 0.667 pursuant to the Merger Agreement by $63.72, the closing price for the shares of ONEOK Common Stock on May 12, 2023, the last completed trading day prior to announcement of the merger and adding the $25.00 Cash Consideration per unit, and an implied value of the Merger Consideration of $67.99 (which we refer to as the “implied merger consideration value including the potential Special Distributions”) if the Special Distributions are paid at the maximum amount of $100 million.

Implied Premia Analysis — Goldman Sachs calculated and compared certain premia and multiples using various prices per Magellan Unit and the implied value of the Merger Consideration to be paid by ONEOK for each Magellan Unit pursuant to the Merger Agreement.

Goldman Sachs calculated the following:

•        The premium represented by the implied merger consideration value of $67.50 per Magellan Unit relative to:

•        $55.41, the closing price of the Magellan units on May 12, 2023 (which we refer to as the “Magellan closing price”), the last completed trading day prior to announcement of the merger;

•        $54.91, the volume weighted average price (which we refer to as “VWAP”) of Magellan units over the 10-trading-day period ended May 12, 2023 (which we refer to as the “Magellan 10-day VWAP”).

•        The premium represented by the implied value of 0.667 shares of ONEOK Common Stock, based on the average ONEOK closing price over the specified period, and $25.00 in cash per Magellan Unit relative to:

•        $55.51, the average price of Magellan units over prior 30 calendar days ending on May 12, 2023 (which we refer to as the “Magellan 30-Day Average”);

•        $54.38, the average price of Magellan units over prior 60 calendar days ending on May 12, 2023 (which we refer to as the “Magellan 60-Day Average”);

•        $54.06, the average price of Magellan units over prior 90 calendar days ending on May 12, 2023 (which we refer to as the “Magellan 90-Day Average”);

•        $52.92, the average price of Magellan units over prior 6 calendar months ending on May 12, 2023 (which we refer to as the “Magellan 6-Month Average”);

•        $51.24, the average price of Magellan units over prior calendar year ending on May 12, 2023 (which we refer to as the “Magellan 1-Year Average”);

•        $49.57, the average price of Magellan units over prior 2 calendar years ending on May 12, 2023 (which we refer to as the “Magellan 2-Year Average”);

•        $47.35, the average price of Magellan units over prior 3 calendar years ending on May 12, 2023 (which we refer to as the “Magellan 3-Year Average”);

•        $52.96, the average price of Magellan units over prior 5 calendar years ending on May 12, 2023 (which we refer to as the “Magellan 5-Year Average”).

The results of these calculations are as follows:

Magellan Reference Unit Price	Implied Premium Represented by the Implied Value of 0.667 shares of ONEOK Common Stock and $25.00 in Cash per Magellan Unit
Closing Price of $55.41	22%
10-Day VWAP of $54.91	23%
30-Day Average of $55.51	23%
60-Day Average of $54.38	24%
90-Day Average of $54.06	26%
6-Month Average of $52.92	30%
1-Year Average of $51.24	32%
2-Year Average of $49.57	32%
3-Year Average of $47.35	28%
5-Year Average of $52.96	20%

Premia Paid Analysis.    Goldman Sachs reviewed and analyzed, using publicly available information, the acquisition premia for transactions announced from January 1, 2012 through May 12, 2023 involving a public company in the United States as the target where the disclosed enterprise values for the transaction were between $7.5 billion and $30 billion and where more than 10% of the consideration paid in connection with the transaction consisted of stock consideration. For the entire period, using publicly available information, Goldman Sachs calculated the 25th percentile, the 75th percentile, median and average premiums of the price paid in the 105 transactions relative to the target’s last undisturbed closing stock price prior to announcement of the transaction. This analysis indicated a 25th percentile premium of 12% and 75th percentile premium of 36% across the period. This analysis also indicated a median premium of 23% and an average premium of 27% across the period. Using this analysis, Goldman Sachs applied a reference range of illustrative premiums of 12% to 36% to the closing price per Magellan Unit of $55.41 as of the last trading date and calculated a range of implied equity values per Magellan Unit of $61.86 to $75.11.

Illustrative Discounted Cash Flow Analysis — Magellan Standalone.    Using the Magellan Forecasts, Goldman Sachs performed an illustrative discounted cash flow analysis on Magellan to derive a range of illustrative present values per Magellan Unit. Using the mid-year convention for discounting cash flows and discount rates ranging from 6.0% to 7.5%, reflecting estimates of Magellan’s weighted average cost of capital, Goldman Sachs discounted to present value as of March 31, 2023 (i) estimates of unlevered free cash flow for Magellan for the second through fourth quarters of the fiscal year 2023 and the fiscal years 2024 through 2027 as reflected in the Magellan Forecasts and (ii) a range of illustrative terminal values for Magellan, which were calculated by applying terminal year exit last twelve months (“LTM”) enterprise value (“EV”)/EBITDA multiples ranging from 10.0x to 12.0x, to a terminal year estimate of EBITDA to be generated by Magellan, as reflected in the Magellan Forecasts (which analysis implied perpetuity growth rates ranging from (0.2%) to (2.9%)). The range of terminal year exit LTM EV/EBITDA multiples was estimated by Goldman Sachs utilizing its professional judgment and experience, taking into account historical trading multiples of Magellan. Goldman Sachs derived such discount rates by application of the Capital Asset Pricing Model (“CAPM”), which requires certain company-specific inputs, including Magellan’s target capital structure weightings, the cost of long-term debt, after-tax yield on permanent excess cash, if any, future applicable marginal state cash tax rate and a beta for Magellan, as well as certain financial metrics for the United States financial markets generally.

Goldman Sachs derived ranges of illustrative enterprise values for Magellan by adding the ranges of present values it derived above. Goldman Sachs then subtracted from the range of illustrative enterprise values it derived for Magellan the amount of Magellan’s total debt and added the amount of Magellan’s cash and cash equivalents, in each case, as provided by Magellan and approved for Goldman Sachs’ use by the management of ONEOK, to derive a range of illustrative equity values for Magellan. Goldman Sachs then divided the range of illustrative equity values it derived by the number of fully diluted outstanding units of Magellan, as provided by the management of Magellan and approved for Goldman Sachs’ use by the management of ONEOK, using the treasury stock method, to derive a range of illustrative present values per unit ranging from $58.64 to $75.29.

Illustrative Discounted Cash Flow Analysis — ONEOK Standalone.    Using the ONEOK Forecasts and the Tax Attributes Forecast, Goldman Sachs performed an illustrative discounted cash flow analysis on ONEOK to derive a range of illustrative present values per share of ONEOK Common Stock. Using the mid-year convention for discounting cash flows and discount rates ranging from 7.25% to 8.75%, reflecting estimates of ONEOK’s weighted average cost of capital, Goldman Sachs discounted to present value as of March 31, 2023 (i) estimates of unlevered free cash flow for ONEOK for the second through fourth quarters of the fiscal year 2023 and the fiscal years 2024 through 2027 as reflected in the ONEOK Forecasts and (ii) a range of illustrative terminal values for ONEOK, which were calculated by applying terminal year exit LTM EV/EBITDA multiples ranging from 11.0x to 13.0x, to a terminal year estimate of EBITDA to be generated by ONEOK, as reflected in the ONEOK Forecasts (which analysis implied perpetuity growth rates ranging from 0.9% to 3.2%). The range of terminal year exit LTM EV/EBITDA multiples was estimated by Goldman Sachs utilizing its professional judgment and experience, taking into account historical trading multiples of ONEOK. Goldman Sachs derived such discount rates by application of the CAPM, which requires certain company-specific inputs, including ONEOK’s target capital structure weightings, the cost of long-term debt, after-tax yield on permanent excess cash, if any, future applicable marginal cash tax rate and a beta for ONEOK, as well as certain financial metrics for the United States financial markets generally.

Goldman Sachs derived ranges of illustrative enterprise values for ONEOK by adding the ranges of present values it derived above. Goldman Sachs then calculated the present value of the estimated cash tax savings resulting from ONEOK’s net operating losses (“NOLs”) for the second through fourth quarters of the fiscal year 2023 and the fiscal years 2024 through 2032 as reflected in the Tax Attribute Forecast, using the mid-year convention for discounting cash flows and discount rates ranging from 7.25% to 8.75% with a midpoint of 8.0%, reflecting estimates of ONEOK’s weighted average cost of capital. Goldman Sachs then added the resulting present value of the estimated cash tax savings resulting from ONEOK’s NOLs to the range of illustrative enterprise values calculated in the previous sentence. Goldman Sachs then subtracted from the range of illustrative enterprise values (including the estimated cash tax savings) it derived for ONEOK the amount of ONEOK’s total debt (including $20 million of Series E Preferred Equity) and added the amount of ONEOK’s cash and cash equivalents, in each case, as provided by and approved for Goldman Sachs’ use by the management of ONEOK, to derive a range of illustrative equity values for ONEOK. Goldman Sachs then divided the range of illustrative equity values it derived in the manner described in the preceding two sentences by the number of fully diluted outstanding shares of ONEOK Common Stock, as provided by and approved for Goldman Sachs’ use by the management of ONEOK, using the treasury stock method, to derive a range of illustrative present values per share ranging from $66.42 to $86.68.

Illustrative Present Value of Future Share Price Analysis — ONEOK Standalone.    Using the ONEOK Forecasts, Goldman Sachs performed an illustrative analysis of the implied present value of an illustrative future value per share of ONEOK Common Stock. For this analysis, Goldman Sachs first calculated the implied EV for ONEOK as of March 31 for the fiscal year 2025, by applying a range multiples of illustrative EV to next twelve month (“NTM”) EBITDA (“EV/NTM EBITDA)” of 10.0x to 12.0x to estimates of ONEOK’s EV/NTM EBITDA for the fiscal year 2025. This illustrative range of EV/NTM EBITDA multiple estimates was derived by Goldman Sachs utilizing its professional judgment and experience, taking into account current and historical EV/NTM EBITDA multiples for ONEOK.

Goldman Sachs then subtracted the amount of ONEOK’s net debt (including $20 million of Series E Preferred Equity) for the fiscal year 2025, as provided by and approved for Goldman Sachs’ use by the management of ONEOK, from the respective implied enterprise values in order to derive a range of illustrative equity values as of March 31 for ONEOK for the fiscal year 2025. Goldman Sachs then divided these implied equity values by the projected year-end number of fully diluted outstanding shares of ONEOK Common Stock for the fiscal year 2025, calculated using information provided by and approved for Goldman Sachs’ use by the management of ONEOK, to derive a range of implied future values per share of ONEOK Common Stock. Goldman Sachs then added the cumulative dividends per share of ONEOK Common Stock expected to be paid to holders of shares of ONEOK Common Stock through the end of fiscal year 2025, using the ONEOK Forecasts. Goldman Sachs then discounted these implied future equity values per share of ONEOK Common Stock to March 31, 2023, using an illustrative discount rate of 9.5%, reflecting an estimate of ONEOK’s cost of equity. Goldman Sachs derived such discount rate by application of the CAPM, which requires certain company-specific inputs, including a beta for the company, as well as certain financial metrics for the United States financial markets generally. This analysis resulted in a range of implied present values of $61.42 to $76.68 per share of ONEOK Common Stock.

Illustrative Discounted Cash Flow Analysis — ONEOK Pro Forma.    Using the ONEOK Pro Forma Forecasts and Tax Attributes Forecasts, Goldman Sachs performed an illustrative discounted cash flow analysis on ONEOK pro forma for the proposed merger to derive a range of illustrative present values per share of ONEOK Common Stock. Using the mid-year convention for discounting cash flows and discount rates ranging from 6.75% to 8.25%, reflecting estimates of ONEOK’s pro forma weighted average cost of capital, Goldman Sachs discounted to present value as of March 31, 2023 (i) estimates of unlevered free cash flow for ONEOK pro forma for the proposed merger for the second through fourth quarters of the fiscal year 2023 and the fiscal years 2024 through 2027 as reflected in the ONEOK Pro Forma Forecasts and (ii) a range of illustrative terminal values for ONEOK pro forma for the proposed merger, which were calculated by applying terminal year exit LTM EV/EBITDA multiples ranging from 11.0x to 13.0x, to a terminal year estimate of EBITDA flow to be generated by ONEOK on pro forma basis, as reflected in the ONEOK Pro Forma Forecasts (which analysis implied perpetuity growth rates ranging from 0.2% to 2.6%). The range of terminal year exit LTM EV/EBITDA multiples was estimated by Goldman Sachs utilizing its professional judgment and experience, taking into account historical trading multiples of ONEOK. Goldman Sachs derived such discount rates by application of the CAPM, which requires certain company-specific inputs, including ONEOK’s pro forma target capital structure weightings, the cost of long-term debt, after-tax yield on permanent excess cash, if any, future applicable marginal cash tax rate and a beta for ONEOK pro forma for the proposed merger, as well as certain financial metrics for the United States financial markets generally.

Goldman Sachs derived ranges of illustrative enterprise values for ONEOK pro forma for the proposed merger by adding the ranges of present values it derived above. Goldman Sachs then calculated the present value of the estimated cash tax savings resulting from ONEOK’s pro forma NOLs for the second through fourth quarters of the fiscal year 2023 and the fiscal years 2024 through 2032, as reflected in the Tax Attribute Forecast, using the mid-year convention for discounting cash flows and discount rates ranging from 6.75% to 8.25% with a midpoint of 7.5%, reflecting estimates of ONEOK’s pro forma weighted average cost of capital. Goldman Sachs then added the resulting present value of the estimated cash tax savings resulting from ONEOK’s pro forma NOLs to the range of illustrative enterprise values calculated in the previous sentence. Goldman Sachs then subtracted from the range of illustrative pro forma enterprise values (including the estimated cash tax savings) it derived for ONEOK the pro forma amount of ONEOK’s pro forma total debt (including $20 million of Series E Preferred Equity) and added the amount of ONEOK’s pro forma cash and cash equivalents, in each case, as provided by and approved for Goldman Sachs’ use by the management of ONEOK, to derive a range of illustrative equity values for ONEOK on a pro forma basis. Goldman Sachs then divided the range of illustrative equity values it derived in the manner described in the preceding two sentences by the number of fully diluted outstanding shares of ONEOK Common Stock, as provided by and approved for Goldman Sachs’ use by the management of ONEOK, using the treasury stock method, to derive a range of illustrative present values per share ranging from $69.25 to $91.53 pro forma for the proposed merger, or a range of implied present values of $69.08 to $91.36 if both of the Special Distributions are paid.

Illustrative Present Value of Future Share Price Analysis — ONEOK Pro Forma.    Using the ONEOK Pro Forma Forecasts, Goldman Sachs performed an illustrative analysis of the implied present value of an illustrative future value per share of ONEOK Common Stock pro forma for the proposed merger. For this analysis, Goldman Sachs first calculated the implied EV for ONEOK pro forma for the proposed merger as of March 31 for the fiscal year 2025, by applying a range multiples of illustrative EV to NTM EBITDA (“EV/NTM Pro Forma EBITDA)” of 10.5x to 12.5x, to estimates of ONEOK’s EV/NTM Pro Forma EBITDA for the fiscal year 2025. This illustrative range of EV/NTM Pro Forma EBITDA multiple estimates was derived by Goldman Sachs utilizing its professional judgment and experience, taking into account current and historical EV/NTM Pro forma EBITDA multiples for ONEOK and Magellan.

Goldman Sachs then subtracted the amount of ONEOK’s pro forma net debt (including $20 million of Series E Preferred Equity) for the fiscal year 2025, as provided by and approved for Goldman Sachs’ use by the management of ONEOK, from the respective implied enterprise values in order to derive a range of illustrative equity values as of March 31 for ONEOK on a pro forma basis for the fiscal year 2025. Goldman Sachs then divided these implied equity values by the projected year-end number of fully diluted outstanding shares of ONEOK Common Stock on a pro forma basis for the fiscal year 2025, calculated using information provided by and approved for Goldman Sachs’ use by the management of ONEOK, to derive a range of implied future values per share of ONEOK Common Stock on a pro forma basis. Goldman Sachs then added the cumulative dividends per share of ONEOK Common Stock on a pro forma basis expected to be paid to holders of shares of ONEOK Common Stock on a pro forma basis through the end of fiscal year 2025, using the ONEOK Pro Forma Forecasts. Goldman Sachs then discounted these implied future equity values per share of ONEOK Common Stock on a pro forma basis to March 31, 2023, using an illustrative discount rate of 9.0%, reflecting an estimate of ONEOK’s pro forma cost of equity. Goldman Sachs derived such discount rate by application of the CAPM, which requires certain company-specific inputs, including a beta for the company, as well as certain financial metrics for the United States financial markets generally. This analysis resulted in a range of implied present values of $67.25 to $83.96 per share of ONEOK Common Stock pro forma for the proposed merger, or a range of implied present values of $67.09 to $83.81 if both of the Special Distributions are paid.

General

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to ONEOK, Magellan or the contemplated proposed merger.

Goldman Sachs prepared these analyses for purposes of Goldman Sachs’ providing its opinion to the ONEOK Board as to the fairness from a financial point of view of the Merger Consideration to be paid by ONEOK for each Magellan Unit pursuant to the agreement. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of ONEOK, Magellan, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

The Merger Consideration was determined through arm’s-length negotiations between ONEOK and Magellan and was approved by the ONEOK Board. Goldman Sachs provided advice to ONEOK during these negotiations. Goldman Sachs did not, however, recommend any specific amount of consideration to ONEOK or the ONEOK Board or that any specific amount of consideration constituted the only appropriate consideration for the proposed merger.

As described above, Goldman Sachs’ opinion to the ONEOK Board was one of many factors taken into consideration by the ONEOK Board in making its determination to approve the Merger Agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Annex B to this joint proxy statement/prospectus.

Goldman Sachs and its affiliates are engaged in advisory, underwriting, lending and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of ONEOK, Magellan, any of their respective affiliates and third parties, or any currency or commodity that may be involved in the proposed merger contemplated by the Merger Agreement. Goldman Sachs acted as financial advisor to ONEOK in connection with, and participated in certain of the negotiations leading to, the proposed merger contemplated by the agreement. Goldman Sachs has provided certain financial advisory and/or underwriting services to ONEOK and its affiliates from time to time for which Goldman Sachs Investment Banking has received, and may receive, compensation, including having acted as a bookrunner with respect to ONEOK’s offering of 6.10% senior notes due 2032, in November 2022. During the two-year period ended May 14, 2023, Goldman Sachs has recognized compensation for financial advisory and/or underwriting services provided by Goldman Sachs Investment Banking to ONEOK and/or its affiliates of approximately $320,000. During the two-year period ended May 14, 2023, Goldman Sachs Investment Banking has not been engaged by Magellan or its affiliates to provide financial advisory or underwriting services for which Goldman Sachs has recognized compensation. Goldman Sachs may also in the future provide financial advisory and/or underwriting services to ONEOK, Magellan, and their respective affiliates for which Goldman Sachs Investment Banking may receive compensation. At the request of ONEOK, at the time of the execution of the Merger Agreement certain affiliates of Goldman Sachs entered into financing commitments to provide ONEOK with the bridge facility in connection with the consummation of the proposed merger, subject to the terms of such commitments. ONEOK also has engaged Goldman Sachs to act as lead bookrunning manager in connection with ONEOK’s proposed debt financing to be used to finance the cash portion of the Merger Consideration. The actual amount of aggregate fees received by Goldman Sachs and its affiliates in connection with the bridge facility and the proposed debt financing will depend upon, among other things, the timing of reductions of the commitments under the bridge facility, the amounts of debt financing used to finance the cash portion of the Merger Consideration and the issuance costs for such debt financing. ONEOK estimates that Goldman Sachs and its affiliates will in aggregate receive approximately $24 million in fees in connection with the bridge facility and the proposed debt financing.

The ONEOK Board selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the proposed merger. Pursuant to a letter agreement dated February 20, 2023, ONEOK engaged Goldman Sachs to act as its financial advisor in connection with the contemplated proposed merger. The engagement letter between ONEOK and Goldman Sachs provides for a transaction fee that is estimated, based on the information available as of the date of announcement, at approximately $35 million, $2 million of which became payable at announcement of the proposed merger, and the remainder of which is contingent upon consummation of the proposed merger. In addition, ONEOK has agreed to reimburse Goldman Sachs for certain of its expenses, including attorneys’ fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.

Opinion of Magellan’s Financial Advisor

The Magellan GP Board retained Morgan Stanley to act as its financial advisor and to provide it with a financial opinion in connection with the merger. The Magellan GP Board selected Morgan Stanley to act as its financial advisor based on Morgan Stanley’s qualifications, expertise and reputation and its knowledge of the industry, business and affairs of Magellan. At the meeting of the Magellan GP Board on May 14, 2023, Morgan Stanley rendered its oral opinion, which was confirmed by delivery of a written opinion dated May 14, 2023, to the Conflicts Committee and the Magellan GP Board to the effect that, as of such date, and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Morgan Stanley as set forth in its written opinion, the Merger Consideration to be received by the holders of Magellan Units (other than Excluded Units) pursuant to the Merger Agreement was fair from a financial point of view to the holders of such Magellan Units.

The full text of Morgan Stanley’s written opinion to the Conflicts Committee and the Magellan GP Board, dated May 14, 2023, which sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Morgan Stanley in rendering its opinion, is attached as Annex C to this joint proxy statement/prospectus and is incorporated herein by reference. The foregoing summary of Morgan Stanley’s opinion is qualified in its entirety by reference to the full text of the opinion. You are encouraged to read Morgan Stanley’s opinion and the summary of Morgan Stanley’s opinion below carefully and in their entirety. Morgan Stanley’s opinion was for the benefit of the Conflicts Committee and the Magellan GP Board, in their respective capacities as such, and addressed only the fairness from a financial point of view of the Merger Consideration to be received by the holders of Magellan Units (other than Excluded Units) pursuant to the Merger Agreement as of the date of the opinion and did not address any other aspects or implications of the merger. Morgan Stanley’s opinion was not intended to, and does not, constitute an opinion or recommendation as to how the shareholders of ONEOK or the unitholders of Magellan should vote at any shareholders’ meeting or unitholders’ meeting, respectively, to be held in connection with the merger.

In connection with rendering its opinion, Morgan Stanley, among other things:

(a)     reviewed certain publicly available financial statements and other business and financial information of Magellan and ONEOK, respectively;

(b)    reviewed certain internal financial statements and other financial and operating data concerning Magellan and ONEOK, respectively;

(c)     reviewed certain financial projections with respect to Magellan and ONEOK prepared by the managements of Magellan and ONEOK, respectively (the “Management Projections”), which are the same financial projections described in the section entitled “The Merger — Certain Unaudited Forecasted Financial Information” as the “Magellan Forecasted Financial Information” and the “ONEOK Forecasted Financial Information,” and certain financial projections with respect to Magellan and ONEOK that were primarily derived from a consensus of selected Wall Street equity research financial forecasts (the “Street Projections”);

(d)    reviewed information relating to certain strategic, financial and operational benefits anticipated from the merger, prepared by the managements of Magellan and ONEOK, respectively;

(e)     discussed the past and current operations and financial condition and the prospects of Magellan, including information relating to certain strategic, financial and operational benefits anticipated from the merger, with senior executives of Magellan;

(f)     reviewed the pro forma impact of the merger on ONEOK’s earnings per share, cash flow, consolidated capitalization and certain financial ratios;

(g)    reviewed the reported prices and trading activity for Magellan Units and shares of ONEOK Common Stock;

(h)    compared the financial performance of Magellan and ONEOK and the prices and trading activity of Magellan Units and shares of ONEOK Common Stock with that of certain other publicly traded companies comparable with Magellan and ONEOK, respectively, and their securities;

(i)     reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

(j)     participated in certain discussions among representatives of Magellan and their legal advisors, and the financial advisors of ONEOK;

(k)    reviewed a draft of the Merger Agreement dated May 13, 2023 and certain related documents; and

(l)     performed such other analyses and considered such other factors as Morgan Stanley deemed appropriate.

In arriving at its opinion, Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to Morgan Stanley by Magellan and ONEOK, and formed a substantial basis for its opinion. With respect to the financial projections, Morgan Stanley assumed that (i) the Management Projections, and the information relating to certain strategic, financial and operational benefits anticipated from the merger, were reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of Magellan and ONEOK of the future financial performance of Magellan and ONEOK and (ii) the Street Projections were reasonable bases upon which to evaluate the business and financial prospects of Magellan and ONEOK. Morgan Stanley expressed no view as to the Management Projections or the Street Projections or the assumptions on which they were based. In addition, Morgan Stanley assumed that the merger will be consummated in accordance with the terms set forth in the Merger Agreement without any waiver, amendment or delay of any terms or conditions, including, among other things, that the definitive Merger Agreement would not differ in any material respect from the draft of the Merger Agreement dated May 13, 2023 furnished to Morgan Stanley. Morgan Stanley assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the merger, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the merger. Morgan Stanley relied upon, without independent verification, the assessments of the respective managements of Magellan and ONEOK as to the potential impact of market and other trends and prospects for, and governmental, regulatory and legislative matters relating to or otherwise affecting, the oil and gas industry, including commodity pricing and supply and demand for oil and gas. Morgan Stanley is not a legal, tax or regulatory advisor. Morgan Stanley is a financial advisor only and relied upon, without independent verification, the assessment of ONEOK and Magellan and their legal, tax or regulatory advisors with respect to legal, tax or regulatory matters. Morgan Stanley expressed no opinion with respect to the fairness of the amount or nature of the compensation to any of Magellan’s officers, directors or employees, or any class of such persons, relative to the Merger Consideration to be received by the holders of Magellan Units in the merger. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of Magellan or ONEOK, nor was it furnished with any such valuations or appraisals. Morgan Stanley’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Morgan Stanley as of, the date of its opinion. Events occurring after such date may affect Morgan Stanley’s opinion and the assumptions used in preparing it, and Morgan Stanley did not assume any obligation to update, revise or reaffirm its opinion.

The following is a summary of the material financial analyses performed by Morgan Stanley in connection with the preparation of its opinion to the Conflicts Committee and the Magellan GP Board. The following summary is not a complete description of Morgan Stanley’s opinion or the financial analyses performed and factors considered by Morgan Stanley in connection with its opinion, nor does the order of analyses described represent the relative importance or weight given to those analyses. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. The analyses listed in the tables and described below must be considered as a whole; considering any portion of such analyses and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying Morgan Stanley’s preparation of its opinion. Morgan Stanley considered a number of factors in analyzing the Merger Consideration. The fact that points in the ranges of implied equity value per Magellan Unit derived below were less than or greater than the Merger Consideration is not necessarily dispositive in connection with Morgan Stanley’s analysis of the Merger Consideration, but is one of many factors Morgan Stanley considered.

Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before May 12, 2023 and is not necessarily indicative of current market conditions.

In performing the financial analyses summarized below and in arriving at its opinion, Morgan Stanley used and relied upon management estimates provided by the management of Magellan on May 7, 2023 (the “Magellan Management Projections”), management estimates provided by the management of ONEOK on February 20, 2023 (the “ONEOK Management Projections”), as more fully described in the section entitled “The Merger — Certain Unaudited Forecasted Financial Information,” and certain financial projections that were primarily derived from a consensus of selected Wall Street equity research financial forecasts for Magellan (the “Magellan Street Projections”) and ONEOK (the “ONEOK Street Projections”), each of which were approved by Magellan management for Morgan Stanley’s use in connection with its financial analyses.

Analyses Related to Magellan

Comparable Public Company Analysis

Morgan Stanley performed a comparable public company analysis, which attempts to provide an implied value of a company by comparing it to similar companies that are publicly traded. Morgan Stanley reviewed and compared certain financial information of Magellan with corresponding publicly available financial information for other midstream energy companies that shared certain similar characteristics to Magellan to derive an implied valuation range for Magellan. The companies used in this comparison were the following:

•        Enbridge Inc. (“ENB”)

•        TC Energy Corporation (“TRP”)

•        Magellan (“MMP”)

•        ONEOK (“OKE”)

•        The Williams Companies, Inc. (“WMB”)

•        MPLX LP (“MPLX”)

•        Enterprise Products Partners L.P. (“EPD”)

•        Kinder Morgan, Inc. (“KMI”)

•        Targa Resources Corp. (“TRGP”)

•        Energy Transfer LP (“ET”)

The above companies were chosen based on Morgan Stanley’s knowledge of the industry and because they have businesses that may be considered similar to Magellan’s. Although none of such companies is identical or directly comparable to Magellan, these companies are publicly traded companies with operations and/or other criteria, such as lines of business, markets, business risks, growth prospects, maturity of business and size and scale of business, that for purposes of its analysis Morgan Stanley considered similar to Magellan.

For purposes of this analysis, Morgan Stanley analyzed the following statistics of each of these companies, based on public filings, publicly available research estimates and publicly available financial information published by Capital IQ as of May 12, 2023 (which was the last trading day prior to the announcement of the execution of the Merger Agreement):

•        the ratio of aggregate value (“AV”), calculated as the market value of equity plus short-term debt, long-term debt, preferred equity and non-controlling interests, net of cash, cash equivalents and investments to estimated calendar year 2023 EBITDA (which is referred to below as the “2023E AV/EBITDA Ratio”); and

•        the ratio of price per unit to estimated fiscal year 2023 distributable cash flow per unit (which is referred to below as the “2023E P/DCF Ratio”).

The results of Morgan Stanley’s analysis were presented for the comparable companies, as indicated in the following table:

	2023E AV/EBITDA Ratio	2023E P/DCF Ratio
ENB	12.1x	9.4x
TRP	11.3x	8.3x
MMP	10.7x	9.1x
OKE	10.1x	9.3x
WMB	9.4x	7.3x
MPLX	9.2x	6.7x
EPD	9.2x	7.5x
KMI	9.1x	7.8x
TRGP	7.7x	6.5x
ET	7.6x	5.0x
Mean	9.7x	7.7x

Based on its analysis of the relevant metrics for each of the comparable companies and upon the application of its professional judgment and experience, Morgan Stanley selected representative ranges of 2023E AV/EBITDA Ratio and 2023E P/DCF Ratio and applied these ranges to Magellan’s estimated fiscal year 2023 adjusted EBITDA of $1,553 million based on the Magellan Management Projections and of $1,525 million based on the Magellan Street Projections, and to Magellan’s estimated fiscal year 2023 distributable cash flow of $1,240 million based on the Magellan Management Projections and of $1,229 million based on the Magellan Street Projections. Morgan Stanley then calculated a range of implied equity values per Magellan Unit as follows, in each case rounded to the nearest $1.00:

	Selected Representative Range	Implied Equity Value Per Magellan Common Unit
2023E AV/EBITDA
Magellan Management Projections	9.5x – 11.5x	$48.00 – 63.00
Magellan Street Projections	9.5x – 11.5x	$46.00 – 61.00
2023E P/DCF
Magellan Management Projections	8.0x – 10.0x	$49.00 – 61.00
Magellan Street Projections	8.0x – 10.0x	$48.00 – 60.00

Morgan Stanley compared the foregoing ranges of implied equity values per Magellan Unit to the closing trading price of Magellan Units as of May 12, 2023 (which was the last trading day prior to the announcement of the execution of the Merger Agreement) of $55.41 per Magellan Unit and the implied value of the Merger Consideration to be received by holders of Magellan Units in the merger as of May 12, 2023 of $67.50 per Magellan Unit.

No company included in the comparable public company analysis is identical to Magellan. In evaluating comparable companies, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, which are beyond the control of Magellan. These include, among other things, the impact of competition on the business of Magellan and the industry generally, industry growth, and the absence of any adverse material change in the financial condition and prospects of Magellan and the industry, and in the financial markets in general. Mathematical analysis is not in itself a meaningful method of using comparable company data.

Morgan Stanley used a 9.5x to 11.5x representative range for 2023E AV/EBITDA Ratio for both Magellan and ONEOK. This range was based on market data multiples for Magellan, ONEOK and the eight other comparable companies. The market data was as of May 12, 2023.

Morgan Stanley used an 8.0x to 10.0x representative range for 2023E P/DCF Ratio for both Magellan and ONEOK. This range was based on market data multiples for Magellan, ONEOK and the eight other comparable companies. The market data was as of May 12, 2023.

Precedent Transactions Analysis

Morgan Stanley performed a precedent transactions analysis, which attempts to provide an implied value of a company based on publicly available financial terms of selected transactions. Morgan Stanley reviewed the publicly available financial information for certain transactions in the midstream energy industry with a transaction value greater than $1 billion since 2016.

For purposes of this analysis, based on publicly available financial information, Morgan Stanley analyzed the ratio of the implied AV to next twelve months (“NTM”) EBITDA (which is referred to below as the “AV/NTM EBITDA Ratio”) for each of the target companies in the selected transactions. The transactions reviewed, the date that each transaction was announced and the corresponding AV/NTM EBITDA Ratios were as follows:

Date Announced	Acquiror	Target	AV/NTM EBITDA Ratio
September 2016	Enbridge Inc.	Spectra Energy Corp	15.4x
November 2018	ArcLight Capital Partners, LLC	TransMontaigne Partners L.P.	8.8x
May 2019	IFM Investors	Buckeye Partners, L.P.	11.6x
August 2019	The Blackstone Group L.P.	Tallgrass Energy, LP	10.8x
September 2019	Energy Transfer LP	SemGroup Corporation	11.2x
November 2020	Riverstone Holdings LLC	International-Matex Tank Terminals	9.5x
October 2021	Crestwood Equity Partners LP	Oasis Midstream Partners LP	8.1x
February 2021	Energy Transfer LP	Enable Midstream Partners, LP	7.8x
Median			10.1x

The selected precedent transactions varied significantly based upon company scale, business risks, growth prospects and geography, as well as prevailing market trends. Based on its analysis of the relevant metrics for each of the precedent transactions and upon the application of its professional judgment and experience, Morgan Stanley selected a representative range of AV/NTM EBITDA Ratio and applied this range to Magellan’s estimated fiscal year 2023 adjusted EBITDA of $1,525 million based on the Magellan Street Projections.

Based on this analysis, Morgan Stanley calculated a range of implied equity values per Magellan Unit as follows, in each case rounded to the nearest $1.00:

	Selected Representative Range	Implied Equity Value Per Magellan Common Unit
2023E AV/EBITDA
Magellan Street Projections	9.0x – 11.0x	$43.00 – 58.00

No company or transaction used in the precedent transactions analysis is identical to Magellan or the merger. In evaluating the precedent transactions, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, which are beyond the control of Magellan. These include, among other things, the impact of competition on the business of Magellan or the industry generally, industry growth, and the absence of any adverse material change in the financial condition and prospects of Magellan or the industry, and in the financial markets in general. Mathematical analysis is not in itself a meaningful method of using precedent transactions data.

Discounted Equity Value Analysis

Morgan Stanley performed a discounted equity value analysis, which is designed to provide insight into the potential future equity value of a company as a function of the company’s estimated future earnings. The resulting equity value is subsequently discounted to arrive at an estimate of the implied present value for such company’s potential future equity value. In connection with this analysis, Morgan Stanley calculated a range of implied present equity values per unit on a stand-alone basis of Magellan.

To calculate the discounted equity value for Magellan, Morgan Stanley utilized estimated calendar year 2025 adjusted EBITDA based on the Magellan Management Projections. Based upon the application of its professional judgment and experience after reviewing and comparing certain financial estimates for Magellan, Morgan Stanley applied a range of multiples of AV/NTM EBITDA for the 12-month period following January 1, 2025 of 9.5x to 11.5x to these estimates, which range was selected based upon Morgan Stanley’s professional judgment and experience taking into account Magellan’s historical long-term trading multiples, and discounted the resulting values to March 31, 2023 at a discount rate of 7.8% based on Morgan Stanley’s estimate of Magellan’s then-current cost of equity.

Based on this analysis, Morgan Stanley derived the following ranges of implied equity value per Magellan Unit as follows, in each case rounded to the nearest $1.00:

	Selected Representative Range	Implied Equity Value Per Magellan Common Unit
2025E AV/EBITDA
Magellan Management Projections	9.5x – 11.5x	$50.00 – 64.00

Discounted Cash Flow Analysis

Morgan Stanley performed a discounted cash flow analysis, which is designed to provide an implied value of a company by calculating the present value of the estimated future unlevered free cash flows and terminal value of such company. Morgan Stanley calculated a range of implied equity values per Magellan Unit as of March 31, 2023, based on estimates of future unlevered free cash flows for the nine months ending December 31, 2023 and fiscal years 2024 through 2027 contained in the Magellan Management Projections, including net debt of Magellan as of March 31, 2023 of $4,993 million. Morgan Stanley also calculated a range of terminal values for Magellan based on a NTM EBITDA exit multiple range of 9.5x to 11.5x, which was selected based on Morgan Stanley’s professional judgment and experience. The estimated unlevered free cash flows and the range of terminal values were then discounted to present value as of March 31, 2023 using mid-year convention (except for terminal value which was discounted using end-of-period methodology) by applying a discount rate of 6.8%, which was selected based on Morgan Stanley’s professional judgment and experience, to reflect Magellan’s estimated weighted average cost of capital (“WACC”).

This analysis indicated a range of implied equity values per Magellan Unit of $59.00 to $71.00, in each case rounded to the nearest $1.00.

Morgan Stanley compared the foregoing range of implied equity values per Magellan Unit to the closing trading price of Magellan Units on May 12, 2023 (which was the last trading day prior to the announcement of the execution of the Merger Agreement) of $55.41 per Magellan Unit and the implied value of the merger consideration to be received by holders of Magellan Units in the merger as of May 12, 2023 of $67.50 per Magellan Unit.

Other Factors

Morgan Stanley observed certain additional factors that were not considered part of its financial analyses with respect to its opinion but were referenced for informational purposes, including, among other things, the following:

•        Historical Trading Range.    For reference only and not as a component of its fairness analysis, Morgan Stanley reviewed the low and high per unit market closing trading range of Magellan Units for the 12-month period ending May 12, 2023 (which was the last trading day prior to the announcement of the execution of the Merger Agreement). Morgan Stanley observed that during such period the trading range was $46.00 to $57.00 per Magellan Unit, rounded to the nearest $1.00.

•        Equity Research Analysts’ Price Targets.    For reference only and not as a component of its fairness analysis, Morgan Stanley reviewed the undiscounted price targets for Magellan Units prepared and published by 14 equity research analysts as of May 12, 2023 (which was the last trading day prior to the announcement of the execution of the Merger Agreement). These targets generally reflect each analyst’s estimate of the future public market trading price of Magellan Units. This analysis resulted in an undiscounted analyst price target range for Magellan Units of $53.00 to $64.00 per Magellan Unit, rounded to the nearest $1.00.

•        Precedent Premia Range.    For reference only and not as a component of its fairness analysis, Morgan Stanley reviewed a representative range of premia paid for transactions announced between June 2011 and October 2021 in the midstream energy industry with a publicly announced transaction value of more than $1,000 million of 15%-25%. Morgan Stanley applied this range of premia to the closing trading price of Magellan Units as of May 12, 2023 (which was the last trading day prior to the announcement of the execution of the Merger Agreement) of $55.41 per Magellan Unit and observed that such analysis indicated a range of implied prices of $64.00 to $69.00 per Magellan Unit, rounded to the nearest $1.00.

Analyses Related to ONEOK

Comparable Public Company Analysis

Morgan Stanley performed a comparable public company analysis, which attempts to provide an implied value of a company by comparing it to similar companies that are publicly traded. Morgan Stanley reviewed and compared certain financial information of ONEOK with corresponding publicly available financial information for other midstream energy companies that shared certain similar characteristics to ONEOK to derive an implied valuation range for ONEOK. The companies used in this comparison were the following:

•        ENB

•        TRP

•        MMP

•        OKE

•        WMB

•        MPLX

•        EPD

•        KMI

•        TRGP

•        ET

The above companies were chosen based on Morgan Stanley’s knowledge of the industry and because they have businesses that may be considered similar to ONEOK’s. Although none of such companies is identical or directly comparable to ONEOK, these companies are publicly traded companies with operations and/or other criteria, such as lines of business, markets, business risks, growth prospects, maturity of business and size and scale of business, that for purposes of its analysis Morgan Stanley considered similar to ONEOK.

For purposes of this analysis, Morgan Stanley analyzed the following statistics of each of these companies, based on public filings, publicly available research estimates and publicly available financial information published by Capital IQ as of May 12, 2023 (which was the last trading day prior to the announcement of the execution of the Merger Agreement):

•        the 2023E AV/EBITDA Ratio; and

•        the 2023E P/DCF Ratio.

The results of Morgan Stanley’s analysis were presented for the comparable companies, as indicated in the following table:

	2023E AV/EBITDA Ratio	2023E P/DCF Ratio
ENB	12.1x	9.4x
TRP	11.3x	8.3x
Magellan	10.7x	9.1x
ONEOK	10.1x	9.3x
WMB	9.4x	7.3x
MPLX	9.2x	6.7x
EPD	9.2x	7.5x
KMI	9.1x	7.8x
TRGP	7.7x	6.5x
ET	7.6x	5.0x
Mean	9.7x	7.7x

Based on its analysis of the relevant metrics for each of the comparable companies and upon the application of its professional judgment and experience, Morgan Stanley selected representative ranges of 2023E AV/EBITDA Ratio and 2023E P/DCF Ratio and applied these ranges to ONEOK’s estimated fiscal year 2023 EBITDA of $4,036 million based on the ONEOK Management Projections and of $4,074 million based on the ONEOK Street Projections, and to ONEOK’s estimated fiscal year 2023 distributable cash flow of $3,061 million based on the ONEOK Management Projections and of $3,094 million based on the ONEOK Street Projections. At the direction of Magellan management, Morgan Stanley adjusted the ONEOK Management Projections and the ONEOK Street Projections to exclude $539 million of EBITDA related to the insurance settlement gain, net of third-party fractionation costs in fiscal year 2023, as described in ONEOK’s public filings.

Morgan Stanley then calculated a range of implied equity values per share of ONEOK Common Stock as follows, in each case rounded to the nearest $1.00:

	Selected Representative Range	Implied Equity Value Per Share of ONEOK Common Stock
2023E AV/EBITDA
ONEOK Management Projections	9.5x – 11.5x	$57.00 – $75.00
ONEOK Street Projections	9.5x – 11.5x	$58.00 – $76.00
2023E P/DCF
ONEOK Management Projections	8.0x – 10.0x	$54.00 – $68.00
ONEOK Street Projections	8.0x – 10.0x	$55.00 – $69.00

Morgan Stanley compared the foregoing ranges of implied equity values per share of ONEOK Common Stock to the closing trading price of ONEOK Common Stock as of May 12, 2023 (which was the last trading day prior to the announcement of the execution of the Merger Agreement) of $63.72 per share of ONEOK Common Stock.

No company included in the comparable public company analysis is identical to ONEOK. In evaluating comparable companies, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, which are beyond the control of ONEOK. These include, among other things, the impact of competition on the business of ONEOK and the industry generally, industry growth, and the absence of any adverse material change in the financial condition and prospects of ONEOK and the industry, and in the financial markets in general. Mathematical analysis is not in itself a meaningful method of using comparable company data.

Discounted Equity Value Analysis

Morgan Stanley performed a discounted equity value analysis, which is designed to provide insight into the potential future equity value of a company as a function of the company’s estimated future earnings. The resulting equity value is subsequently discounted to arrive at an estimate of the implied present value for such company’s potential future equity value. In connection with this analysis, Morgan Stanley calculated a range of implied present equity values per share on a stand-alone basis of ONEOK.

To calculate the discounted equity value for ONEOK, Morgan Stanley utilized estimated calendar year 2025 EBITDA based on the ONEOK Management Projections. Based upon the application of its professional judgment and experience after reviewing and comparing certain financial estimates for ONEOK, Morgan Stanley applied a range of multiples of NTM AV/EBITDA for the 12-month period following January 1, 2025 of 9.5x to 11.5x to these estimates, which range was selected based upon Morgan Stanley’s professional judgment and experience taking into account ONEOK’s historical long-term trading multiples, and discounted the resulting values to March 31, 2023 at a discount rate of 9.0% based on Morgan Stanley’s estimate of ONEOK’s then-current cost of equity.

Based on this analysis, Morgan Stanley derived the following ranges of implied equity value per share of ONEOK Common Stock as follows, in each case rounded to the nearest $1.00:

	Selected Representative Range	Implied Equity Value Per Share of ONEOK Common Stock
2025E AV/EBITDA
ONEOK Management Projections	9.5x – 11.5x	$56.00 – 72.00

Discounted Cash Flow Analysis

Morgan Stanley performed a discounted cash flow analysis, which is designed to provide an implied value of a company by calculating the present value of the estimated future unlevered free cash flows and terminal value of such company. Morgan Stanley calculated a range of implied equity values per share of ONEOK Common Stock as of March 31, 2023, based on estimates of future unlevered free cash flows for the nine months ending December 31, 2023 and fiscal years 2024 through 2027 contained in the ONEOK Management Projections, including net debt of ONEOK as of March 31, 2023 of $12,676 million. Morgan Stanley also calculated a range of terminal values for ONEOK based on a NTM EBITDA exit multiple range of 9.5x to 11.5x, which was selected based on Morgan Stanley’s professional judgment and experience. The estimated unlevered free cash flows and the range of terminal values were then discounted to present value as of March 31, 2023 by applying a discount rate of 7.3%, which was selected based on Morgan Stanley’s professional judgment and experience, to reflect ONEOK’s estimated WACC.

This analysis indicated a range of implied equity values per share of ONEOK Common Stock of $63.00 to $78.00, in each case rounded to the nearest $1.00.

Morgan Stanley compared the foregoing range of implied equity values per share of ONEOK Common Stock to the closing trading price of ONEOK Common Stock on May 12, 2023 (which was the last trading day prior to the announcement of the execution of the Merger Agreement) of $63.72 per share of ONEOK Common Stock.

Other Factors

Morgan Stanley observed certain additional factors that were not considered part of its financial analyses with respect to its opinion but were referenced for informational purposes, including, among other things, the following:

•        Historical Trading Range.    For reference only and not as a component of its fairness analysis, Morgan Stanley reviewed the low and high per share market closing trading range of ONEOK Common Stock for the 12-month period ending May 12, 2023 (which was the last trading day prior to the announcement of the execution of the Merger Agreement). Morgan Stanley observed that during such period the trading range was $51.00 to $71.00 per share of ONEOK Common Stock, rounded to the nearest $1.00.

•        Equity Research Analysts’ Price Targets.    For reference only and not as a component of its fairness analysis, Morgan Stanley reviewed the undiscounted price targets for ONEOK Common Stock prepared and published by 20 equity research analysts as of May 12, 2023 (which was the last trading day prior to the announcement of the execution of the Merger Agreement). These targets generally reflect each analyst’s estimate of the future public market trading price of ONEOK Common Stock. This analysis resulted in an undiscounted analyst price target range for ONEOK Common Stock of $61.00 to $81.00 per share of ONEOK Common Stock, rounded to the nearest $1.00.

Summary of Material Pro Forma Financial Analysis

Exchange Ratio Implied by Comparable Public Companies Analysis

Morgan Stanley calculated the estimated cash adjusted exchange ratio ranges implied by the comparable public companies analysis as set forth in the table below. Morgan Stanley calculated the low end of the implied cash adjusted exchange ratio range by dividing the lowest per unit price for Magellan Units resulting from the application of the relevant multiples described above, less the $25.00 Cash Consideration to be received in the merger, by the highest per share price for ONEOK Common Stock resulting from the application of the relevant multiples described above. Morgan Stanley calculated the high end of the implied cash adjusted exchange ratio range by dividing the highest per unit price for Magellan Units resulting from the application of the relevant multiples described above, less the $25.00 Cash Consideration to be received in the merger, by the lowest per share price for ONEOK Common Stock resulting from the application of the relevant multiples described above. The implied cash adjusted exchange ratio ranges (rounded to four decimal places) resulting from this analysis were as follows:

Implied Cash Adjusted Exchange Ratio Range
2023E AV/EBITDA
Magellan Management Projections to ONEOK Management Projections	0.3034x – 0.6653x
Magellan Street Projections to ONEOK Street Projections	0.2821x – 0.6283x
2023E P/DCF
Magellan Management Projections to ONEOK Management Projections	0.3456x – 0.6549x
Magellan Street Projections to ONEOK Street Projections	0.3359x – 0.6384x

Morgan Stanley compared the foregoing range of implied cash adjusted exchange ratios with the Exchange Ratio provided for in the Merger Agreement of 0.6670x.

Exchange Ratio Implied by Discounted Equity Value Analysis

Morgan Stanley calculated the estimated cash adjusted exchange ratio range implied by the discounted equity value analysis as set forth in the table below. Morgan Stanley calculated the low end of the implied cash adjusted exchange ratio range by dividing the lowest per unit price for Magellan Units resulting from the application of the relevant multiples described above, less the $25.00 Cash Consideration to be received in the merger, by the highest per share price for ONEOK Common Stock resulting from the application of the relevant multiples described above. Morgan Stanley calculated the high end of the implied cash adjusted exchange ratio range by dividing the highest per unit price for Magellan Units resulting from the application of the relevant multiples described above, less the $25.00 Cash Consideration to be received in the merger, by the lowest per share price for ONEOK Common Stock resulting from the application of the relevant multiples described above. The implied cash adjusted exchange ratio range (rounded to four decimal places) resulting from this analysis was as follows:

Implied Cash Adjusted Exchange Ratio Range
2025E AV/EBITDA
Magellan Management Projections to ONEOK Management Projections	0.3516x – 0.6936x

Morgan Stanley compared the foregoing range of implied cash adjusted exchange ratios with the Exchange Ratio provided for in the Merger Agreement of 0.6670x.

Exchange Ratio Implied by Discounted Cash Flow Analysis

Morgan Stanley calculated the estimated cash adjusted exchange ratio range implied by the discounted cash flow analysis as set forth in the table below. Morgan Stanley calculated the low end of the implied cash adjusted exchange ratio range by dividing the lowest implied per unit price for Magellan Units, less the $25.00 Cash Consideration to be received in the merger, by the highest implied per share price for ONEOK Common Stock. Morgan Stanley calculated the high end of the implied cash adjusted exchange ratio range by dividing the highest implied per unit price for Magellan Units, less the $25.00 Cash Consideration to be received in the merger, by the lowest implied per share price for ONEOK Common Stock. The implied cash adjusted exchange ratio range (rounded to four decimal places) resulting from this analysis was as follows:

Discounted Cash Flow Analysis	Implied Cash Adjusted Exchange Ratio Range
Magellan Management Projections to ONEOK Management Projections	0.4387x – 0.7278x

Morgan Stanley compared the foregoing range of implied cash adjusted exchange ratios with the Exchange Ratio provided for in the Merger Agreement of 0.6670x.

Other Considerations

In connection with the review of the merger by the Conflicts Committee and the Magellan GP Board, Morgan Stanley performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a financial opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor it considered. Morgan Stanley believes that selecting any portion of its analyses, without considering all analyses as a whole, would create an incomplete view of the process underlying its analyses and opinion. In addition, Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley’s view of the actual value of Magellan or ONEOK.

In performing its analyses, Morgan Stanley made numerous assumptions with regard to industry performance, general business, regulatory, economic, market and financial conditions and other matters, which are beyond the control of Magellan or ONEOK. These include, among other things, the impact of competition on the businesses of Magellan and ONEOK or the industry generally, industry growth, and the absence of any adverse material change in the financial condition and prospects of Magellan, ONEOK or the industry, and in the financial markets in general. Any estimates contained in Morgan Stanley’s analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.

Morgan Stanley conducted the analyses described above solely as part of its analysis of the fairness, from a financial point of view, of the Merger Consideration to be received by the holders of Magellan Units (other than Excluded Units) pursuant to the Merger Agreement, and in connection with the delivery of its opinion to the Conflicts Committee and the Magellan GP Board. These analyses do not purport to be appraisals or to reflect the prices at which Magellan Units or shares of ONEOK Common Stock might actually trade.

The Merger Consideration to be received by the holders of Magellan Units was determined through arm’s-length negotiations between Magellan and ONEOK and was approved by the Magellan GP Board. Morgan Stanley acted as financial advisor to the Magellan GP Board during these negotiations but did not, however, recommend any specific merger consideration to Magellan, nor opine that any specific merger consideration constituted the only appropriate merger consideration for the merger. In addition, Morgan Stanley’s opinion does not in any manner address the prices at which ONEOK Common Stock will trade following consummation of the merger or at any other time and Morgan Stanley expressed no opinion or recommendation as to how Magellan’s unitholders or ONEOK’s shareholders should vote at any unitholders’ meeting or shareholders’ meeting, respectively, to be held in connection with the merger.

Morgan Stanley’s opinion and its presentation to the Magellan GP Board was one of many factors taken into consideration by the Magellan GP Board in deciding to approve the Merger Agreement. Consequently, the analyses as described above should not be viewed as determinative of the recommendation of the Magellan GP Board with respect to the Merger Consideration or of whether the Magellan GP Board would have been willing to agree to different merger consideration. Morgan Stanley’s opinion was approved by a committee of Morgan Stanley investment banking and other professionals in accordance with its customary practice.

Magellan has agreed to pay Morgan Stanley for its services in connection with the merger an aggregate fee, which is currently estimated, based on the information available as of the date of announcement, to be approximately $37 million, a portion of which was payable upon the rendering of its opinion in connection with the merger and the remainder of which is payable upon the closing of the merger. Magellan has also agreed to reimburse Morgan Stanley for certain of its expenses incurred in performing its services, including fees and expenses of outside counsel to Morgan Stanley. In addition, Magellan has agreed to indemnify Morgan Stanley and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities and expenses, including certain liabilities under the federal securities laws, related to or arising out of Morgan Stanley’s engagement.

In the two years prior to the date of its opinion, Morgan Stanley or its affiliates have provided financing services to Magellan and ONEOK and have received aggregate fees of approximately less than $500,000 and approximately less than $1,000,000, respectively, in connection with such services. In addition, Morgan Stanley or one of its affiliates is currently a lender to each of Magellan and ONEOK, for which Morgan Stanley expects to receive customary fees. In addition, Morgan Stanley or one of its affiliates currently serves as a manager in connection with ONEOK’s at-the-market equity program, for which Morgan Stanley would expect to receive customary fees if sales are completed. Morgan Stanley may also seek to provide financial advisory and financing services to Magellan, ONEOK and their respective affiliates in the future and would expect to receive fees for the rendering of these services.

Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Its securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of ONEOK, Magellan, their respective affiliates or any other company, or any currency or commodity, that may be involved in the merger, or any related derivative instrument.

Interests of Certain ONEOK Directors and Executive Officers in the Merger

When considering the recommendation of the ONEOK Board that ONEOK shareholders vote “FOR” the Stock Issuance Proposal, ONEOK shareholders should be aware that certain of ONEOK’s directors and executive officers have interests in the merger that are different from, or in addition to, the interests of other ONEOK shareholders generally. The ONEOK Board was aware of these interests when it approved the Merger Agreement and the transactions contemplated thereby and recommended that ONEOK shareholders vote “FOR” the Stock Issuance Proposal. Such interests include the following and are more fully summarized below:

•        Certain directors and executive officers are expected to continue as directors and executive officers of ONEOK following consummation of the merger.

•        The executive officers of ONEOK hold restricted units in respect of ONEOK Common Stock and performance units in respect of ONEOK Common Stock. If an executive’s employment is terminated by ONEOK without cause, a pro rata portion of the restricted units would vest at the time of termination of employment and a pro rata portion of the performance units would remain eligible to vest at the end of the performance period based on actual ONEOK performance. These termination provisions are not affected or enhanced by the merger, and presently it is not expected that any executive officer’s employment will terminate in connection with the merger.

The merger does not constitute a “change in control” for purposes of the executives’ equity award agreements or ONEOK’s Officer Change in Control Severance Plan, and accordingly the “change in control” benefits potentially provided under those arrangements are not triggered by reason of the merger.

Interests of Certain Magellan GP Directors and Executive Officers in the Merger

In considering the recommendation of the Magellan GP Board that Magellan unitholders vote to approve the Merger Agreement, Magellan unitholders should be aware that certain directors and executive officers of Magellan GP may have interests in the merger that are different from, or in addition to, the interests of Magellan unitholders generally. The Magellan GP Board was aware of and considered these interests when it unanimously (i) determined that it is in the best interests of Magellan and its unitholders and advisable for Magellan to enter into the Merger Agreement, (ii) approved the Merger Agreement and the transactions contemplated by the Merger Agreement, including the merger, and (iii) resolved to recommend that the Magellan unitholders approve the Merger Agreement and the transactions contemplated by the Merger Agreement, including the merger.

The following discussion sets forth certain of these interests in the merger of each executive officer or non-employee director of Magellan GP.

Treatment of Magellan Equity Awards

The Merger Agreement provides for the treatment set forth below with respect to the Magellan equity awards that are outstanding immediately prior to the Effective Time.

Magellan RSU Awards

At the Effective Time, each Magellan RSU Award, whether vested or unvested, that is outstanding immediately prior to the Effective Time, will be assumed by ONEOK and converted into a phantom unit award relating to a number of shares of ONEOK Common Stock equal to the number of Magellan Units subject to such Magellan RSU Award immediately prior to the Effective Time multiplied by the Equity Exchange Ratio, rounded up or down to the nearest whole share of ONEOK Common Stock and otherwise subject to the same terms and conditions of such Magellan RSU Award.

Magellan PSU Awards

At the Effective Time, each Magellan PSU Award, whether vested or unvested, that is outstanding immediately prior to the Effective Time, will be assumed by ONEOK and converted into a phantom unit award relating to a number of shares of ONEOK Common Stock equal to the number of Magellan Units subject to such Magellan PSU Award immediately prior to the Effective Time, assuming achievement of the applicable performance based vesting condition at the maximum level, multiplied by the Equity Exchange Ratio, rounded up or down to the nearest whole share of ONEOK Common Stock and otherwise subject to the same terms and conditions of such Magellan PSU Award (other than the performance-based vesting conditions); provided, however, such assumed award or the relevant portion thereof will be paid to the holder thereof no later than March 15th of the year following the calendar year in which any substantial risk of forfeiture lapses, within the meaning of Internal Revenue Code Section 409A, with respect to such assumed award or the relevant portion thereof.

The following sets forth, for each Magellan GP executive officer who has served at any time since January 1, 2022 (except Melanie A. Little, Magellan’s former Executive VP and Chief Operating Officer, who no longer holds any Magellan RSU Awards or Magellan PSU Awards), the aggregate number of Magellan Units subject to outstanding Magellan RSU Awards and Magellan PSU Awards held by such executive officer assuming (i) as required under SEC rules, the closing price of a Magellan Unit is $62.26 (the “Estimated Closing Value”), which is equal to the average closing price of a Magellan Unit over the first five business days following the first public announcement of the entry into the Merger Agreement, (ii) a closing date of June 15, 2023 (which is the assumed date of closing of the merger solely for purpose of the disclosure in this section), (iii) the performance vesting conditions applicable to any Magellan PSU Awards are deemed achieved at “maximum” level performance (i.e., payout at 200% of the number of units covered by such awards) and (iv) such executive officer remains continuously employed with Magellan GP or a subsidiary until the merger closing date.

Name	Unvested RSU Awards (#)	Value of Unvested RSU Awards ($)(1)	Unvested PSU Awards (#)(2)	Value of Unvested PSU Awards ($)(3)	Total Value of Unvested RSU Awards and PSU Awards ($)
Michael J. Aaronson	41,464	2,761,142	82,930	5,522,419	8,283,561
Jeff L. Holman	58,488	3,943,850	116,984	7,888,237	11,832,087
James R. Hoskin	10,253	665,947	20,510	1,332,166	1,998,113
Lisa J. Korner	32,148	2,168,494	64,302	4,337,392	6,505,886
Kyle T. Krshka	11,633	757,300	23,270	1,514,871	2,272,171
Douglas J. May	33,190	2,239,435	66,382	4,479,006	6,718,441
Aaron L. Milford	103,973	6,893,329	207,952	13,787,053	20,680,382
Michael C. Pearson	26,374	1,777,957	52,750	3,556,055	5,334,012
Mark B. Roles	22,756	1,520,730	45,516	3,041,727	4,562,457
Robert L. Barnes	7,372	518,999	14,744	1,037,998	1,556,997
Michael N. Mears	126,720	8,823,775	253,442	17,647,685	26,471,460

____________

(1)      The estimated value of the Magellan RSU Awards is equal to the sum of (A) the product of (i) the Estimated Closing Value of $62.26 and (ii) the number of units underlying each Magellan RSU Award and (B) the associated distribution equivalents earned through the assumed closing date.

(2)      Each Magellan PSU Award that is outstanding immediately prior to the Effective Time may vest at up to 200% of the units covered by the award. The performance condition for such awards will be deemed achieved at the maximum level (200%) at the closing. Magellan PSU Awards are shown in this table at the maximum level of performance.

(3)      The estimated value of the unvested Magellan PSU Awards is equal to the sum of (A) the product of (i) the Estimated Closing Value of $62.26 and (ii) the maximum number of units underlying each Magellan PSU Award and (B) the associated distribution equivalents earned through the assumed closing date.

The following sets forth, for each Magellan GP non-management director who has served at any time since January 1, 2022 (except Robert Croyle, who no longer holds any Magellan RSU Awards), the aggregate number of Magellan Units subject to outstanding Magellan RSU Awards held by such director assuming (i) a closing date of June 15, 2023 and (ii) the director remains continuously in service with Magellan GP until such date. None of the Magellan GP directors hold Magellan PSU Awards.

Name	RSU Awards (#)	Value of RSU Awards ($)(1)
Walter R. Arnheim	131,454	8,184,326
Lori A. Gobillot(2)	20,370	1,268,236
Edward J. Guay	29,924	1,863,068
Chansoo Joung	9,748	606,910
Stacy P. Methvin	10,247	637,978
James R. Montague	52,553	3,271,950
Barry R. Pearl	26,225	1,632,769
Sivasankaran Somasundaram(3)	7,968	496,088

____________

(1)      The estimated value of the Magellan RSU Awards is equal to the product of (i) the Estimated Closing Value of $62.26 and (ii) the number of units underlying each Magellan RSU Award.

(2)      Assumes 13 meetings through the assumed closing date have been credited to the director’s account and that deferred meeting fees through the assumed closing date are converted into Magellan RSU Awards at the Estimated Closing Value immediately prior to the closing.

(3)      Assumes 12 meetings through the assumed closing date have been credited to the director’s account and that deferred meeting fees through the assumed closing date are converted into Magellan RSU Awards at the Estimated Closing Value immediately prior to the closing.

None of the Magellan RSU Awards or Magellan PSU Awards held by Magellan GP’s executive officers or directors (as applicable) settle solely by reason of the occurrence of the closing. As the Magellan RSU Awards and Magellan PSU Awards are being converted directly into awards based on ONEOK Common Stock using the Equity Exchange Ratio, no monetary value is being received by Magellan GP’s executive officers and directors solely in connection with the conversion of their respective Magellan RSU Awards or Magellan PSU Awards. However, pursuant to the underlying award agreements, the vesting of any unvested Magellan RSU Awards and Magellan PSU Awards held by an executive officer would accelerate (with all performance criteria deemed achieved at the maximum level) in the event an executive officer’s termination of employment by Magellan GP without cause or by the executive officer for good reason, in each case, during the period beginning on the date of the announcement of the parties’ entry into the Merger Agreement and ending within the two-year period following the merger. In addition, pursuant to the deferred compensation plan for Magellan GP’s directors, any Magellan RSU Awards held by a director would generally become payable within 60 days of the date they cease to serve as a director for any reason.

Executive Severance Pay Plan

Magellan GP maintains an Executive Severance Pay Plan (the “Severance Plan”) for the benefit of the Chief Executive Officer, the Chief Operating Officer, any Executive Vice President, any Senior Vice President and any other senior executive officer who the Compensation Committee of the Magellan GP Board declares is eligible to participate. Currently, all of the executive officers of Magellan GP participate in the Severance Plan.

Pursuant to the Severance Plan, in the event (i) the executive is terminated involuntarily other than due to performance reasons or (ii) the executive resigns for “good reason” (as such term is defined in the Severance Plan), in either case, within 2 years of (A) the public announcement of the future occurrence of such change-in-control event, (B) the execution of a definitive agreement in connection with such future occurrence of such change-in-control event or (C) the consummation of such change-in-control event (collectively, the “change in control period”), such executive is entitled to the following:

•        Two (2) times the executive’s base salary (or three (3) times for the Chief Executive Officer); plus

•        Two (2) times the executive’s current annual incentive program target bonus (or three (3) times for the Chief Executive Officer); plus

•        A prorated annual bonus at target for the year of separation through the termination date; plus

•        150% of the value of subsidized COBRA medical and prescription drug benefits for the first 12 months following termination.

The severance benefits described above are subject to the executive’s execution without revocation of a general release of claims in favor of Magellan GP and its affiliates.

The merger will constitute a “change in control event” under the Severance Plan. For the quantification of the estimated value of the severance payments and benefits described above that would be payable to Magellan GP’s named executive officers, see the table below under “–– Interests of Certain Magellan GP Directors and Executive Officers in the Merger — Merger-Related Compensation.”

Annual Bonuses

Each executive officer who is employed by the Surviving Entity or its affiliates on December 31, 2023 shall receive an annual bonus for 2023 (to the extent such bonus is not otherwise paid prior to the Effective Time) in an amount equal to not less than the amount payable based on Magellan’s reasonable projection, as of immediately prior to the Effective Time, or performance achievement for calendar year 2023 under the terms of the applicable Magellan benefit plan, determined in a manner consistent with past practice; provided that, if such executive officer is terminated without “cause” (as such term is defined in the Merger Agreement) or resigns for “good reason” (as such term is defined in the Severance Plan) prior to December 31, 2023, such executive officer shall remain entitled to receive a pro-rated portion of his or her bonus for 2023 (to the extent it would be greater than the pro-rata bonus such executive officer is entitled to receive under the Severance Plan). To the extent the Effective Time occurs in calendar year 2024, each executive officer who is employed by the Surviving Entity or its affiliates on December 31, 2024 shall receive (i) a prorated annual bonus for 2024 in an amount equal to not less than the amount payable based on Magellan’s performance achievement as measured through the Effective Time under the terms of the applicable Magellan benefit plan, determined in a manner consistent with past practice for the period in 2024 prior to the Effective Time, plus (ii) a prorated annual cash bonus under an ONEOK benefit plan for the period in 2024 following the Effective Time; provided that, if such executive officer is terminated without cause or resigns for good reason prior to December 31, 2024, such employee shall remain entitled to receive a pro-rated portion of his or her bonus for 2024 (to the extent it would be greater than the pro-rata bonus such executive officer is entitled to receive under the Severance Plan or another existing severance arrangement).

No Tax Reimbursement

No tax reimbursement payment is expected to be paid in connection with the transactions contemplated by the Merger Agreement to executive officers or directors. However, in the event that Section 280G of the Internal Revenue Code is determined to apply to the transaction, the Magellan GP executive officers may be entitled to a partial tax reimbursement payment from the Surviving Entity or its affiliates for any excise taxes imposed as a result of such determinations.

Quantification of Potential Payments to Magellan GP’s Named Executive Officers in Connection with the Merger

In accordance with Item 402(t) of Regulation S-K, the table below sets forth the estimated amounts of compensation that are based on or otherwise relate to the merger and that may be payable to those individuals (comprising Magellan GP’s existing executive officers) who were listed in the “Summary Compensation Table” that was set out in Magellan’s most recent securities filing for which disclosure was required under Item 402(c) of Regulation S-K (its 2022 annual proxy), other than Melanie A. Little, who is omitted because she has separated from Magellan GP and is not entitled to any compensation or benefits in conjunction with the merger.

See the section above entitled “— Interests of Certain Magellan GP Directors and Executive Officers in the Merger” for further information about the compensation disclosed in the table below. The amounts set out below assume (i) the Effective Time occurs on June 15, 2023, which is the assumed date of closing of the merger solely for purposes of the disclosures in this section, (ii) a price equal to the Estimated Closing Value of $62.26, (iii) the performance vesting conditions applicable to any Magellan PSU Awards are deemed achieved at “maximum” level performance (i.e., payout at 200% of the number of units covered by such awards), (iv) the annual base salary and annual target bonus opportunity for each of the executive officers remains unchanged from the amount determined as of the date hereof, (v) none of Magellan’s executive officers receives any additional equity-based awards following the date hereof, (vi) each executive officer (other than Mr. Mears) is terminated involuntarily other than due to performance reasons or resigns for “good reason” immediately following the Effective Time, (vii) each of Magellan’s executive officers (other than Mr. Mears) has properly executed any required releases and complied with all requirements (including any applicable restrictive covenants) necessary in order to receive such payments and benefits, and (viii) no tax reimbursement is required to be made to any named executive officer. These amounts are estimates that might become payable to the named executive officers, and the estimates are based on multiple assumptions that may or may not prove correct. Some of the assumptions are based on information not currently available and as a result the actual amounts received by a named executive officer may differ in material respects from the amounts set forth below.

Merger-Related Compensation

Name	Cash ($)(1)	Equity ($)(2)	Benefits ($)(3)	Total ($)
Aaron L. Milford	6,964,495	20,680,382	29,723	27,674,600
Jeff L. Holman	2,691,332	11,832,087	29,723	14,553,142
Michael J. Aaronson	2,391,704	8,283,561	29,723	10,704,988
Douglas J. May	1,969,309	6,718,441	29,723	8,717,473
Michael Mears	—	26,471,460	—	26,471,460

____________

(1)      The amount shown for each named executive officer (other than Mr. Mears) consists of a lump sum cash severance payment equal to two (2) times the sum of the executive officer’s annual base salary and target bonus for the 2023 calendar year (or three (3) times for Mr. Milford), plus a prorated annual bonus at 175%, which represents projected actual performance as of the assumed closing date. Such severance payments are considered to be double-trigger payments, which means that both a change in control, such as the merger, and a qualifying termination of employment must occur prior to any payment being provided to the named executive officer.

(2)      With respect to each of the named executive officers, the amounts shown reflect the value of the Magellan PSU Awards, plus, for each of the named executive officers other than Mr. Mears, the potential value that such named executive officer could receive in connection with accelerated vesting and settlement of the Magellan RSU Awards. The accelerated vesting of the performance-based vesting condition applicable to such Magellan PSU Awards at the maximum level at the Effective Time can be considered a single-trigger benefit; however, in order for accelerated vesting of the time-based vesting condition applicable to such award to occur a qualifying termination of employment of the named executive officer (during the period beginning on the date of the announcement of the parties’ entry into the Merger Agreement and ending within the two-year period following the merger) must also occur. The accelerated vesting of the Magellan RSU Awards is considered to be a “double-trigger” benefit, because both a change in control, such as the merger, and a qualifying termination of employment (during the period beginning on the date of the announcement of the parties’ entry into the Merger Agreement and ending within the two-year period following the merger) must occur in order for such accelerated vesting to be provided to the named executive officer. Mr. Mears is already vested in his Magellan RSU Awards. The estimated amount of each such payment is set forth in the table below:

Name	Value of Magellan PSUs ($)	Value of Magellan RSUs ($)
Aaron L. Milford	13,787,053	6,893,329
Jeff L. Holman	7,888,237	3,943,850
Michael J. Aaronson	5,522,419	2,761,142
Douglas J. May	4,479,006	2,239,435
Michael Mears	17,647,685	8,823,775

____________

(3)      The amounts shown in this column represent 150% of the maximum value of subsidized COBRA medical and prescription drug benefits (i.e., 150% of the value of coverage at the family tier election) for twelve (12) months for each eligible named executive officer (other than Mr. Mears). These COBRA benefits would be considered double-trigger benefits.

Indemnification and Insurance

The Merger Agreement provides that the executive officers and directors of Magellan GP and its subsidiaries will have the right to indemnification and continued coverage under directors’ and officers’ liability insurance policies for at least six years following the Effective Time. Please see “The Merger Agreement — Directors’ and Officers’ Insurance and Indemnification.”

Board of Directors of the Combined Company Following Completion of the Merger

The ONEOK Board at the Effective Time is expected to be composed of the (i) Legacy ONEOK Directors and (ii) one to two Legacy Magellan Directors.

The management of ONEOK following the completion of the merger will include officers and other key employees from ONEOK, including Pierce H. Norton II, the current President and Chief Executive Officer of ONEOK, and Magellan. For additional information regarding the ONEOK Board and the management of ONEOK following the completion of the merger, please see “The Merger Agreement — Board of Directors and Executive Officers After Completion of the Merger.”

Treatment of the Magellan Equity Awards in the Merger

Each award of phantom units and performance phantom units of Magellan will be treated as follows: (i) at the Effective Time, each Magellan RSU Award, whether vested or unvested, that is outstanding immediately prior to the Effective Time, will be assumed by ONEOK and converted into a phantom unit award relating to a number of shares of ONEOK Common Stock equal to the number of Magellan Units subject to such Magellan RSU Award immediately prior to the Effective Time multiplied by the Equity Exchange Ratio, rounded up or down to the nearest whole share of ONEOK Common Stock and otherwise subject to the same terms and conditions of such Magellan RSU Award and (ii) at the Effective Time, each Magellan PSU Award, whether vested or unvested, that is outstanding immediately prior to the Effective Time, will be assumed by ONEOK and converted into a phantom unit award relating to a number of shares of ONEOK Common Stock equal to the number of Magellan Units subject to such Magellan PSU Award immediately prior to the Effective Time, assuming achievement of the applicable performance based vesting condition at the maximum level, multiplied by the Equity Exchange Ratio, rounded up or down to the nearest whole share of ONEOK Common Stock and otherwise subject to the same terms and conditions of such Magellan PSU Award (other than the performance-based vesting conditions); provided, however, such assumed award or the relevant portion thereof will be paid to the holder thereof no later than March 15th of the year following the calendar year in which any substantial risk of forfeiture, within the meaning of Internal Revenue Code Section 409A, lapses with respect to such assumed award or the relevant portion thereof.

The Merger Agreement further provides that Magellan will take all necessary and appropriate actions to approve and effectuate the above, including making any determinations or adopting resolutions of the Magellan GP Board or a committee thereof or any administrator of a Magellan benefit plan as may be necessary. ONEOK must also take such actions as are necessary for the conversion of the Magellan phantom units and performance phantom units pursuant to the Merger Agreement, including reservation, issuance and listing of shares of ONEOK Common Stock as are necessary to effectuate the transactions contemplated by the above.

Accounting Treatment of the Merger

In accordance with accounting principles generally accepted in the United States and in accordance with FASB’s ASC 805 — Business Combinations, ONEOK will account for the merger as an acquisition of a business.

Regulatory Approvals

The completion of the merger is subject to antitrust review in the United States. Under the HSR Act and the rules promulgated thereunder, the merger cannot be completed until the parties to the Merger Agreement have given notification and furnished information to the FTC and the DOJ and until the applicable waiting period (and any extension of such period) has expired or has been terminated. ONEOK and Magellan have submitted the required notification and furnished information to the FTC and the DOJ.

Dividend Policy

Although ONEOK has paid cash dividends on ONEOK Common Stock in the past, the ONEOK Board may determine not to declare dividends in the future or may reduce the amount of dividends paid in the future. Following the closing of the merger, ONEOK expects to continue its dividend strategy. Under this strategy, ONEOK plans to continue to pay, on a quarterly basis, a fixed dividend amount to its shareholders. The declaration and payment of any future dividend will remain at the full discretion of the ONEOK Board and will depend on various factors, some of which are beyond ONEOK’s control, including its working capital needs, its ability to borrow, the restrictions contained in its indentures and credit facility, its debt-service requirements and the cost of acquisitions, if any. For additional information regarding risks associated with ONEOK’s dividends, please see “Risk Factors — Declaration, payment and amounts of dividends, if any, distributed to shareholders of the combined company will be uncertain.”

Listing of ONEOK Common Stock; Delisting of Magellan Units

Before completion of the merger, ONEOK has agreed to use its reasonable best efforts to cause the shares of ONEOK Common Stock to be issued in the merger and reserved for issuance under any equity awards to be approved for listing on the NYSE, subject to official notice of issuance. If the merger is completed, the Magellan Units will cease to be listed on the NYSE and will be deregistered under the Exchange Act.

No Appraisal Rights

Appraisal rights are statutory rights that, if applicable under law, enable shareholders of a corporation or unitholders of a limited partnership, as applicable, to dissent from a merger and to demand that such corporation or limited partnership pay the fair value for their shares or units as determined by a court in a judicial proceeding instead of receiving the consideration offered to such shareholders or unitholders in connection with the transaction. Under the Delaware Partnership Act (with respect to the Magellan unitholders) and the OGCA (with respect to the ONEOK shareholders), neither Magellan unitholders nor ONEOK shareholders, respectively, are entitled to appraisal rights or dissenters’ rights in connection with the merger or the issuance of shares of ONEOK Common Stock in the merger.

No dissenters’ or appraisal rights will be available with respect to the merger, the Stock Issuance Proposal or any of the other transactions contemplated by the Merger Agreement.

THE MERGER AGREEMENT

The following description sets forth the principal terms of the Merger Agreement, which is attached as Annex A and incorporated by reference into this joint proxy statement/prospectus. The rights and obligations of the parties are governed by the express terms and conditions of the Merger Agreement and not by this description, which is summary by nature. This description does not purport to be complete and is qualified in its entirety by reference to the complete text of the Merger Agreement. You are encouraged to read the Merger Agreement carefully and in its entirety, as well as this joint proxy statement/prospectus, before making any decisions regarding any of the proposals described in this joint proxy statement/prospectus. This section is only intended to provide you with information regarding the terms of the Merger Agreement. Neither ONEOK nor Magellan intends that the Merger Agreement will be a source of business or operational information about ONEOK or Magellan. Accordingly, the representations, warranties, covenants and other agreements in the Merger Agreement should not be read alone, and you should read the information provided elsewhere in this joint proxy statement/prospectus and in the public filings ONEOK and Magellan make with the SEC, as described in “Where You Can Find More Information.”

Explanatory Note Regarding the Merger Agreement

The Merger Agreement and this summary of terms are included to provide you with information regarding the terms of the Merger Agreement. Factual disclosures about ONEOK and Magellan contained in this joint proxy statement/prospectus or in the public reports of ONEOK and Magellan filed with the SEC may supplement, update or modify the factual disclosures about ONEOK and Magellan contained in the Merger Agreement. The representations, warranties and covenants contained in the Merger Agreement were made only for purposes of the Merger Agreement, as of a specific date. In addition, these representations, warranties and covenants were made solely for the benefit of the parties to the Merger Agreement and may be qualified and subject to important limitations agreed to by ONEOK and Magellan in connection with negotiating the terms of the Merger Agreement. In particular, in your review of the representations and warranties contained in the Merger Agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with a principal purpose of allocating risk between parties to the Merger Agreement rather than the purpose of establishing these matters as facts. The representations and warranties also may be subject to a contractual standard of materiality different from that generally applicable to shareholders and unitholders and reports and documents filed with the SEC and, in some cases, were qualified by the matters contained in the confidential disclosures that ONEOK and Magellan each delivered in connection with the Merger Agreement, which disclosures were not reflected in the Merger Agreement itself. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this joint proxy statement/prospectus, may have changed since the date of the Merger Agreement and subsequent developments or new information qualifying a representation or warranty may have been included in this joint proxy statement/prospectus or in the respective public filings made by ONEOK and Magellan with the SEC.

Additional information about ONEOK and Magellan may be found elsewhere in this joint proxy statement/prospectus or incorporated by reference herein. Please see “Where You Can Find More Information.”

Structure of the Merger

Upon satisfaction or waiver of the conditions to closing in the Merger Agreement, at the Effective Time, Merger Sub will be merged with and into Magellan; the separate existence of Merger Sub will cease, and Magellan will continue as the Surviving Entity in the merger as a wholly owned subsidiary of ONEOK.

Completion and Effectiveness of the Merger

The closing of the merger will take place on the second business day after the conditions set forth in the Merger Agreement have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the closing, but subject to the satisfaction or waiver of such conditions), or such other time as ONEOK and Magellan will mutually agree.

On the closing date, Magellan will file a certificate of merger with the Secretary of State of the State of Delaware, executed in accordance with and containing such information as is required by the Delaware Partnership Act and the Delaware Limited Liability Company Act. The merger will become effective upon such filing of the certificate of merger with the Secretary of State of the State of Delaware, or at such later date and time as agreed by ONEOK and Magellan and as specified in the certificate of merger.

Merger Consideration

At the Effective Time, by virtue of the merger and without any further action on the part of ONEOK, Merger Sub, Magellan or any holder of securities thereof:

•        all Magellan Units owned immediately prior to the Effective Time by Magellan or its wholly owned subsidiaries or by ONEOK or its wholly owned subsidiaries (the “Excluded Units”) will automatically be canceled and cease to exist without any conversion thereof and no consideration will be delivered in exchange therefor; and

•        subject to certain terms of the Merger Agreement, each Magellan Unit issued and outstanding (other than Excluded Units) immediately prior to the Effective Time will automatically be converted into and will thereafter represent the right to receive from ONEOK 0.667 duly authorized and validly issued shares of ONEOK Common Stock and $25.00 in cash.

The number of shares of ONEOK Common Stock into which each Magellan Unit will be converted as specified in the second bullet above (as such number may be adjusted in accordance with the terms of the Merger Agreement) is referred to as the Equity Consideration, and such ratio is referred to as the Exchange Ratio. The amount of cash payable in respect of each Magellan Unit as specified in the second bullet above (as number may be adjusted in accordance with the terms of the Merger Agreement) is referred to as the Cash Consideration, and together with the Equity Consideration, is referred to as the Merger Consideration.

Without limiting the parties’ respective obligations under certain parts of the Merger Agreement, if, during the period between the date of the Merger Agreement and the Effective Time, any change in the outstanding Magellan Units or shares of ONEOK Common Stock occurs as a result of any reclassification, stock or unit split (including a reverse stock or unit split) or combination, exchange or readjustment of shares or units, or any stock or unit dividend or stock or unit distribution with a record date during such period, then the Exchange Ratio and any other amounts payable pursuant to the Merger Agreement will be equitably adjusted to eliminate the effect of such event on the Exchange Ratio or any such other amounts payable pursuant to the Merger Agreement and provide ONEOK, Merger Sub and Magellan unitholders the same economic effect as contemplated by the Merger Agreement prior to such action.

No certificates or scrip of ONEOK Common Stock representing fractional shares of ONEOK Common Stock or book-entry credit of the same will be issued upon the surrender of Magellan Units, and such fractional interests will not entitle the owner thereof to vote or to have any rights as a holder of ONEOK Common Stock. Any Magellan unitholder who would otherwise be entitled to receive a fraction of a share of ONEOK Common Stock pursuant to the merger (after taking into account all Magellan Units held immediately prior to the Effective Time by such holder) will, in lieu of such fraction of a share and upon surrender of such holder’s Magellan Unit Certificate formerly representing any Magellan Unit (other than an Excluded Unit) or each Book-Entry Common Unit, be paid in cash the dollar amount as specified in the Merger Agreement.

At the Effective Time, by virtue of the merger and without any action on the part of any holder thereof, each limited liability company interest of Merger Sub issued and outstanding immediately prior to the Effective Time will automatically be converted into a number of Magellan Units equal to the number of Magellan Units converted into Merger Consideration pursuant to the terms of the Merger Agreement and ONEOK shall be admitted as a limited partner of the Surviving Entity.

Treatment of Magellan Equity Awards

Each award of phantom units and performance phantom units of Magellan will be treated as follows: (i) at the Effective Time, each Magellan RSU Award, whether vested or unvested, that is outstanding immediately prior to the Effective Time, will be assumed by ONEOK and converted into a phantom unit award relating to a number of shares of ONEOK Common Stock equal to the number of Magellan Units subject to such Magellan RSU Award immediately prior to the Effective Time multiplied by the Equity Exchange Ratio, rounded up or down to the nearest whole share of ONEOK Common Stock and otherwise subject to the same terms and conditions of such Magellan RSU Award and (ii) at the Effective Time, each Magellan PSU Award, whether vested or unvested, that is outstanding immediately prior to the Effective Time, will be assumed by ONEOK and converted into a phantom unit award relating to a number of shares of ONEOK Common Stock equal to the number of Magellan Units subject to such Magellan PSU Award immediately prior to the Effective Time, assuming achievement of the applicable performance based vesting condition at the maximum level, multiplied by the Equity Exchange Ratio, rounded up or down to the nearest whole share of ONEOK Common Stock and otherwise subject to the same terms and conditions of such Magellan PSU Award (other than the performance-based vesting conditions); provided, however, such assumed award or the relevant portion thereof will be paid to the holder thereof no later than March 15th of the year following the calendar year in which any substantial risk of forfeiture, within the meaning of Internal Revenue Code Section 409A, lapses with respect to such assumed award or the relevant portion thereof.

The Merger Agreement further provides that Magellan will take all necessary and appropriate actions to approve and effectuate the above, including making any determinations or adopting resolutions of the Magellan GP Board or a committee thereof or any administrator of a Magellan benefit plan as may be necessary. ONEOK must also take such actions as are necessary for the conversion of the Magellan phantom units and performance phantom units pursuant to the Merger Agreement, including reservation, issuance and listing of shares of ONEOK Common Stock as are necessary to effectuate the transactions contemplated by the above.

Board of Directors and Executive Officers After Completion of the Merger

The ONEOK Board at the Effective Time will be composed of (i) the Legacy ONEOK Directors prior to the Effective Time and (ii) one to two Legacy Magellan Directors designated by ONEOK prior to the Effective Time.

ONEOK expects that the officers of ONEOK immediately prior to the Effective Time will, from and after the Effective Time, be included in the officers of ONEOK and will hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

Exchange of Shares

Exchange Agent

Prior to the date of closing, ONEOK and Magellan will mutually select a bank or trust company, which may be the transfer agent for the ONEOK Common Stock, to act as Exchange Agent in the merger, and, not later than the Effective Time, ONEOK will enter into an agreement with the Exchange Agent, which will provide that, at or prior to the Effective Time, ONEOK will deposit with the Exchange Agent all of the shares of ONEOK Common Stock to pay the aggregate Equity Consideration and cash to pay the Cash Consideration pursuant to the Merger Agreement. The shares of ONEOK Common Stock so deposited with the Exchange Agent, together with (i) cash to pay the Cash Consideration, (ii) any dividends or distributions received by the Exchange Agent with respect to such shares and (iii) cash to be paid in lieu of any fractional shares of ONEOK Common Stock, are referred to collectively as the “Exchange Fund.”

Exchange Procedures

As soon as practicable after the Effective Time, but in no event more than five business days after the Effective Time, ONEOK will cause the Exchange Agent to mail to the record holders of Magellan Unit Certificates (other than holders of Excluded Units) (i) a letter of transmittal in customary form and containing such provisions as ONEOK and Magellan may reasonably specify (including a provision confirming that delivery of Magellan Unit Certificates will be effected, and risk of loss and title to Magellan Unit Certificates will pass, only upon delivery of such Magellan Unit Certificates to the Exchange Agent) and (ii) instructions for use in effecting the surrender of Magellan Unit Certificates in exchange for the Merger Consideration, as provided in the Merger Agreement, and any cash in lieu of a fractional share, which the shares of Magellan Units represented by such Magellan Unit Certificates shall be converted into the right to receive pursuant to the Merger Agreement, as well as any dividends or distributions to be paid pursuant to the Merger Agreement. Upon surrender of a Magellan Unit Certificate to the Exchange Agent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Exchange Agent or ONEOK, (A) the holder of such Magellan Unit Certificate will be entitled to receive in book-entry form the number of whole shares of ONEOK Common Stock in respect of the Equity Consideration and the amount of Cash Consideration that such holder has the right to receive pursuant to certain provisions of the Merger Agreement (and cash in lieu of any fractional share of ONEOK Common Stock) as well as any dividends or distributions to be paid pursuant to the Merger Agreement and (B) the Magellan Unit Certificate so surrendered will be immediately canceled.

Lost, Stolen, or Destroyed Certificates

If any Magellan Unit Certificate is lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Magellan Unit Certificate to be lost, stolen or destroyed and, if required by ONEOK, the posting by such person of a bond, in such reasonable amount as ONEOK may direct, as indemnity against any claim that may be made against it with respect to such Magellan Unit Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Magellan Unit Certificate the Merger Consideration to be paid in respect of the Magellan Units represented by such Magellan Unit Certificate.

Fractional Shares

No certificates or scrip of ONEOK Common Stock representing fractional shares of ONEOK Common Stock or book-entry credit of the same will be issued upon the surrender of Magellan Units outstanding immediately prior to the Effective Time, and such fractional interests will not entitle the owner thereof to vote or to have any rights as a holder of shares of ONEOK Common Stock. Each holder of Magellan Units converted in the merger who would otherwise have been entitled to receive a fraction of a shares of ONEOK Common Stock (after taking into account all Magellan Units exchanged by such holder) will receive, in lieu thereof, cash (without interest rounded up to the nearest whole cent) in an amount equal to the product of (i) the volume-weighted average closing price of one share of ONEOK Common Stock as reported on the NYSE for the ten (10) consecutive full trading days (in which shares of ONEOK Common Stock are traded on the NYSE) ending at the close of trading on the full trading day immediately preceding (and not including) the closing date and (ii) the fraction of a share of ONEOK Common Stock that such holder would otherwise be entitled to receive under the Merger Agreement. As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional interests, ONEOK will cause the Exchange Agent to forward payments to such holders of fractional interests subject to and in accordance with the terms of the Merger Agreement.

Distributions with Respect to Unexchanged ONEOK Common Stock

No dividends or other distributions declared with respect to the ONEOK Common Stock will be paid to the holder of any unsurrendered Magellan Unit Certificate until the holder thereof surrenders such Magellan Unit Certificate in accordance with the Merger Agreement. After the surrender of a Magellan Unit Certificate in accordance with the Merger Agreement, the record holder thereof will be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to the whole shares of ONEOK Common Stock, which the Magellan Units represented by such Magellan Unit Certificate have been converted into the right to receive.

Until surrendered as contemplated by the Merger Agreement, each Magellan Unit Certificate will be deemed, from and after the Effective Time, to represent only the right to receive the Merger Consideration (and cash in lieu of any fractional share of ONEOK Common Stock) as contemplated by the Merger Agreement and any distribution or dividend with respect to ONEOK Common Stock the record date for which is after the Effective Time.

Termination of the Exchange Fund

Any portion of the Exchange Fund that remains undistributed to Magellan unitholders as of the date 180 days after the Effective Time will be delivered to ONEOK upon demand, and any holders of Magellan Unit Certificates who have not theretofore surrendered their Magellan Unit Certificates to the Exchange Agent in accordance with the Merger Agreement and any holders of Book-Entry Common Units who have not theretofore cashed any check payable to them in accordance with the Merger Agreement will thereafter look only to ONEOK for satisfaction of their claims for the Merger Consideration, cash in lieu of fractional shares of ONEOK Common Stock and any dividends or distributions with respect to ONEOK Common Stock subject to applicable abandoned property law, escheat laws or similar laws.

Withholding Rights

Each of the Exchange Agent, ONEOK and the Surviving Entity are entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to the Merger Agreement such amounts as are required to be deducted or withheld therefrom under the Code, or any provision of state, local or foreign tax law or under any other applicable law. To the extent that amounts are so deducted or withheld, and timely remitted to the appropriate governmental entity, such amounts will be treated for all purposes of the Merger Agreement as having been paid to the person in respect of which such deduction or withholding was made.

No Liability

None of Magellan, ONEOK, Merger Sub, the Surviving Entity, the Exchange Agent or any other person is liable to any former Magellan unitholder for any amount properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

No Interest

The Merger Agreement provides that no interest shall be paid or accrued on any Merger Consideration, cash in lieu of fractional shares, or any unpaid dividends or distributions payable to Magellan unitholders.

Stock and Unit Certificates and Transfer Books

At the Effective Time:

•        all shares of Magellan Units outstanding immediately prior to the Effective Time will automatically be canceled and will cease to exist and (1) each Magellan Unit Certificate and (2) each Book-Entry Common Unit formerly representing any Magellan Units (other than an Excluded Unit) will represent only the right to receive the Merger Consideration as contemplated by the Merger Agreement and any dividends or other distributions to which the holders thereof are entitled pursuant to the Merger Agreement, and all holders of Magellan Unit Certificates or Book-Entry Common Units will cease to have any rights as Magellan unitholders; and

•        the unit transfer books of Magellan will be closed with respect to all Magellan Units outstanding immediately prior to the Effective Time. No further transfer of any such shares of Magellan Units will be made on such unit transfer books after the Effective Time. If, after the Effective Time, a valid Magellan Unit Certificate is presented to the Exchange Agent or to the Surviving Entity or ONEOK, such Magellan Unit Certificate will be canceled and will be exchanged as provided in the Merger Agreement.

Adjustments to Exchange Ratio

If after the date of the Merger Agreement and at or prior to the Effective Time, any change in the outstanding Magellan Units or outstanding ONEOK Common Stock occurs as a result of any reclassification, stock or unit split (including a reverse stock or unit split) or combination, exchange or readjustment of shares or units, or any stock or unit dividend or stock or unit distribution with a record date during such period, the Merger Consideration, the Cash Consideration, the Equity Consideration, the Exchange Ratio, the Equity Exchange Ratio and any other similarly dependent items will be equitably adjusted to eliminate the effect of such event on such items and provide to ONEOK, Merger Sub and the Magellan unitholders the same economic effect as contemplated by the Merger Agreement prior to such event.

Representations and Warranties

The Merger Agreement contains general representations and warranties made by each of ONEOK and Merger Sub, on the one hand, and Magellan on the other, to the other party or parties, as applicable, regarding aspects of their respective businesses, financial condition and structure, as well as other facts pertinent to the merger. These representations and warranties are in many respects subject to materiality, knowledge and other similar qualifications contained in the Merger Agreement and expire at the Effective Time. The representations and warranties of each of ONEOK and Merger Sub, on the one hand, and Magellan on the other, were made solely for the benefit of the other party or parties, as applicable. In addition, those representations and warranties were intended not as statements of actual fact, but rather as a way of allocating risk between the parties, were modified by the confidential disclosure schedules attached to the Merger Agreement, were subject to the materiality standards described in the Merger Agreement (which may differ from what may be viewed as material by you) and were made only as of the date of the Merger Agreement and the closing date or another date as is specified in the Merger Agreement. Information concerning the subject matter of these representations or warranties may have changed since the date of the Merger

Agreement. ONEOK and Magellan will provide additional disclosure in their SEC reports to the extent that they are aware of the existence of any material facts that are required to be disclosed under federal securities laws and that might otherwise contradict the terms and information contained in the Merger Agreement and will update such disclosure as required by federal securities laws.

Magellan made a number of representations and warranties to ONEOK and Merger Sub, including representations and warranties related to the following matters:

•        the organization, qualification to do business and good standing of Magellan and its subsidiaries;

•        the capital structure of Magellan and its subsidiaries;

•        the authority of Magellan, and the governmental and regulatory approvals necessary, to enter into the Merger Agreement and consummate the transactions contemplated thereby, and the absence of any loss, or creation of any lien, or violation of the organizational documents of Magellan and its subsidiaries or any applicable laws resulting from the consummation of the transactions contemplated by the Merger Agreement;

•        Magellan and its subsidiaries’ SEC filings and the financial statements contained therein;

•        Magellan’s internal controls over financial reporting and disclosure controls and procedures;

•        the absence of undisclosed liabilities for Magellan and its subsidiaries;

•        Magellan and its subsidiaries’ compliance with laws and permits;

•        Magellan and its subsidiaries’ environmental liabilities;

•        Magellan and its subsidiaries’ employee benefit plans and other employee benefits matters;

•        the conduct of Magellan and its subsidiaries’ business and the absence of certain adverse changes or events since May 14, 2023;

•        litigation, investigations, claims or judgments against Magellan or its subsidiaries;

•        the accuracy of the information supplied by Magellan and its subsidiaries for this document and the registration statement of which it is a part;

•        certain regulatory matters related to Magellan and its subsidiaries;

•        Magellan and its subsidiaries’ taxes, tax returns and other tax matters;

•        certain employment and labor matters related to Magellan and its subsidiaries;

•        Magellan and its subsidiaries’ intellectual property;

•        Magellan and its subsidiaries’ owned and leased real property and rights-of-way;

•        Magellan and its subsidiaries’ insurance policies;

•        the receipt by the Magellan GP Board of an opinion from Morgan Stanley related to the fairness, from a financial point of view, of the Merger Consideration to be received by Magellan unitholders;

•        Magellan and its subsidiaries’ material contracts and the absence of a material breach of such contracts;

•        investment banker, broker or finder fees in connection with the consummation of the merger;

•        the inapplicability of any state’s takeover laws; and

•        the absence of any additional ONEOK or Merger Sub representations or warranties beyond those in the Merger Agreement.

ONEOK and Merger Sub each also made a number of representations and warranties to Magellan, including representations and warranties related to the following matters:

•        organization, qualification to do business and good standing of ONEOK and its subsidiaries;

•        the equity interests of ONEOK and capital structure of Merger Sub;

•        the authority of ONEOK and Merger Sub, and governmental and regulatory approvals necessary, to enter into the Merger Agreement and consummate the transactions contemplated thereby, and the absence of any loss, or creation of any lien, or violation of the organizational documents of ONEOK and its subsidiaries, or any applicable laws resulting from the consummation of the transactions contemplated by the Merger Agreement;

•        ONEOK and its subsidiaries’ SEC filings and the financial statements contained therein;

•        ONEOK’s internal controls over financial reporting and disclosure controls and procedures;

•        the absence of undisclosed liabilities for ONEOK and its subsidiaries;

•        ONEOK and its subsidiaries’ compliance with laws and permits;

•        ONEOK and its subsidiaries’ environmental liabilities;

•        ONEOK and its subsidiaries’ employee benefit plans and other employee benefits matters;

•        the conduct of ONEOK and its subsidiaries’ business and the absence of certain adverse changes or events since May 14, 2023;

•        litigation, investigations, claims or judgments against ONEOK or its subsidiaries;

•        the accuracy of the information supplied by ONEOK or its subsidiaries for this document and the registration statement of which it is a part;

•        certain regulatory matters related to ONEOK and its subsidiaries;

•        ONEOK’s taxes, tax returns and other tax matters;

•        certain employment and labor matters related to ONEOK and its subsidiaries;

•        ONEOK and its subsidiaries’ intellectual property;

•        ONEOK and its subsidiaries’ owned and leased real property and rights-of-way;

•        ONEOK and its subsidiaries’ insurance policies;

•        ONEOK and its subsidiaries’ material contracts and the absence of a material breach of such contracts;

•        investment banker, broker or finder fees in connection with the consummation of the merger;

•        the inapplicability of any state takeover laws;

•        ONEOK’s access to funds to consummate the merger and the other transactions contemplated by the Merger Agreement; and

•        the absence of any additional Magellan representations or warranties beyond those in the Merger Agreement.

Definition of Material Adverse Effect

Many of the representations and warranties of ONEOK, Merger Sub and Magellan are qualified by a material adverse effect standard. For purposes of the Merger Agreement, “material adverse effect,” with respect to either ONEOK, Merger Sub or Magellan, is defined to mean an event, change, effect, development or occurrence that has had, or is reasonably likely to have, a material adverse effect on the business, financial condition or continuing results of operations of either (1) ONEOK and its subsidiaries, taken as a whole or (2) Magellan and its subsidiaries, taken as a whole, as the case may be, in either case, other than any event, change, effect, development or occurrence:

•        disclosed in any of the applicable party’s SEC filings prior to the date of the Merger Agreement (excluding any disclosure set forth in any risk factor section, or in any section relating to forward looking statements) or as disclosed on the applicable party’s disclosure schedule to the Merger Agreement;

•        generally affecting the economy, the financial, credit or securities markets, or political, legislative or regulatory conditions, in the United States or elsewhere in the world (so long as it does not disproportionately affect the applicable party relative to similarly situated industry companies); or

•        resulting from or arising out of:

(A)    changes or developments in the industries in which the applicable party or its subsidiaries conduct their business;

(B)    changes or developments in prices for oil, natural gas, refined products, condensates or other natural gas liquids, or other commodities or for the applicable party’s raw material inputs and end products;

(C)    the announcement or the existence of, or compliance with or performance under the Merger Agreement or the transactions contemplated thereby (including its impact on the relationships, contractual or otherwise, of the applicable party and its subsidiaries with employees, labor unions, customers, suppliers or partners, and including any lawsuit, action or other proceeding with respect to the merger or the other transactions contemplated by the Merger Agreement);

(D)    the taking of any action at the request, approval or consent of (i) ONEOK or Merger Sub, in the case of Magellan, or (ii) Magellan, in the case of ONEOK;

(E)    adoption, implementation, promulgation, repeal, modification, reinterpretation or proposal of any rule, regulation, ordinance, order, protocol or any other law of or by any national, regional, state or local governmental entity, or market administrator;

(F)    changes in GAAP or accounting standards or interpretations thereof;

(G)    earthquakes, any weather-related or other force majeure event, or outbreak, or escalation of hostilities or acts of war or terrorism, or any declaration of martial law, quarantine or similar directive, policy or guidance or law or other action by any governmental entity in response thereto;

(H)    failure by the applicable party to meet any financial projections or forecasts or estimates of revenues, earnings or other financial metrics for any period (although this exclusion does not affect a determination that the underlying event, change, effect, development or occurrence resulted in, or contributed to, a material adverse effect); or

(I)     any changes in the share price or trading volume of the equity interests of ONEOK or Magellan or their respective subsidiaries, as the case may be, or in their respective credit ratings (although this exclusion does not affect a determination that the underlying event, change, effect, development or occurrence resulted in, or contributed to, a material adverse effect);

except, in each case with respect to subclauses (A) and (B) and (E) through (G) above, to the extent disproportionately affecting ONEOK or Magellan, as the case may be, and its subsidiaries, taken as a whole, relative to other similarly situated companies in the industries in which such party and its subsidiaries operate.

Covenants

The Merger Agreement contains additional agreements between the parties relating to the following matters, among other things:

•        taking such actions to render state takeover laws to be inapplicable to the merger and the other transactions contemplated by the Merger Agreement;

•        making certain public announcements regarding the terms of the Merger Agreement or the transactions contemplated thereby;

•        taking steps as may be required to cause any dispositions of Magellan Units or acquisitions of ONEOK Common Stock resulting from the Merger Agreement transactions to be exempt under Rule 16b-3 under the Exchange Act;

•        the listing on the NYSE of the ONEOK Common Stock to be issued as consideration in connection with the merger;

•        that Magellan will give notice of, convene and hold a meeting of its unitholders as promptly as reasonably practicable after the registration statement on Form S-4, of which this document forms a part, is declared effective under the Securities Act; and

•        that each party will provide reasonable access to personnel, properties, books and records.

Conduct of Business Pending the Merger

Magellan

Magellan has agreed that, until the earlier of the termination of the Merger Agreement or the Effective Time, subject to specified exceptions, Magellan shall, and shall cause its subsidiaries and, to the extent within the power of Magellan, shall cause each Significant JV Entity (as defined in the Merger Agreement) to use commercially reasonable efforts to:

•        conduct their businesses in the ordinary course; and

•        preserve substantially intact their present lines of business, maintain their material rights, franchises and permits and preserve their relationships with significant customers and suppliers.

Magellan has further agreed, on behalf of itself and its subsidiaries, that until the earlier of the termination of the Merger Agreement or the Effective Time, subject to specified exceptions, Magellan:

•        shall not adopt any amendment to its organizational documents, and shall not permit its subsidiaries to do so;

•        shall not, and shall not permit its subsidiaries to, split, combine or reclassify their equity interests or other ownership interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its equity interests or other ownership interests, except for any such transaction by a wholly owned subsidiary of Magellan which remains a wholly owned subsidiary after consummation of such transaction;

•        shall not, and shall not permit any of its subsidiaries to, authorize or pay any dividends on or make any distribution with respect to its outstanding equity securities (whether in cash, assets, capital stock or other securities of Magellan or its subsidiaries), except (1) dividends or distributions by any subsidiaries only to Magellan or to any subsidiary of Magellan in the ordinary course of business consistent with past practice, (2) dividends or distributions required under the applicable organizational documents of such entity in effect on the date of the Merger Agreement, (3) regular quarterly cash distributions with customary record and payment dates on the Magellan Units not in excess of $1.06 per unit per quarter, (4) the First Special Distribution and (5) the Second Special Distribution;

•        shall not, and shall not permit its significant subsidiaries to, adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, or enter into a letter of intent or agreement in principle with respect thereto, other than the merger, any mergers, consolidations, restructurings or reorganizations solely among Magellan and its wholly owned subsidiaries or among the Magellan’s wholly owned subsidiaries or in connection with an acquisition not prohibited by the Merger Agreement;

•        shall not, and shall not permit its subsidiaries to, make any acquisition of any other person or business or make any loans, advances or capital contributions to, or investments in, any other person with a value in excess of $100 million in the aggregate, except (1) as contemplated by Magellan’s capital expenditure plan, as previously provided to ONEOK (the “Magellan Budget”), (2) as made in connection with any transaction among Magellan and its wholly owned subsidiaries or among the Magellan’s wholly owned subsidiaries, (3) capital contributions to any joint venture, partnership or limited liability company set forth on Magellan’s disclosure schedule to the Merger Agreement or that are not currently anticipated but (x) are required under the organizational documents of such entity or (y) if not made, would result in dilution of the Magellan’s direct or indirect interest in such joint venture, partnership or limited liability company, or (4) in response to any Emergency (as defined in the Merger Agreement); provided, however, that Magellan shall not, and shall not permit any of its subsidiaries to, make any acquisition of any other person or business or make loans, advances or capital contributions to, or investments in, any other person that would reasonably be expected to prevent, materially impede or materially delay the consummation of the merger;

•        shall not, and shall not permit its subsidiaries to, sell, lease, license, transfer, exchange or swap or otherwise dispose of any properties or non-cash assets with a value in excess of $50 million individually or $100 million in the aggregate, except (1) sales, transfers and dispositions of obsolete or worthless equipment, (2) sales, transfers and dispositions of inventory, Renewable Identification Numbers, commodities and produced hydrocarbons, crude oil and refined products in the ordinary course of business or (3) sales, leases, transfers or other dispositions made in connection with any transaction among Magellan and its wholly owned subsidiaries or among its wholly owned subsidiaries;

•        shall not, and shall not permit its subsidiaries to, authorize any capital expenditures in excess of $50 million in the aggregate, except (1) as contemplated by the Magellan Budget or (2) those made in response to any Emergency;

•        except as required by any Magellan benefit plan as in effect on the date of the Merger Agreement, shall not, and shall not permit its subsidiaries to, (1) increase the compensation or other benefits payable or provided to Magellan’s directors, officers, employees or other service providers, other than customary increases in the ordinary course of business consistent with past practice, (2) enter into, adopt, terminate or amend any employment, change of control, severance or retention agreement or arrangement with any director, officer or employee of Magellan or its subsidiaries, except for offer letters in the ordinary course of business consistent with past practice that do not provide for severance or change of control benefits beyond those that may be provided by pre-existing plans or other de minimis changes, (3) establish, adopt, enter into, terminate or amend any Magellan benefit plan, except in the ordinary course of business consistent with past practice that would not result in material additional or increased cost, (4) enter into, terminate or materially amend any collective bargaining agreement, or recognize or certify any labor union, labor organization, works council, or group of employees of Magellan or any of its subsidiaries as the bargaining representative for any employees of Magellan or any of its subsidiaries, (5) hire, enter into any employment agreement or arrangement with or terminate (other than for cause) any current or former employees, officers or directors of Magellan or its subsidiaries who is a Vice President or higher ranked officer, except to backfill vacancies or as set forth on Magellan’s disclosure schedule to the Merger Agreement, provided, that, Magellan shall consult with ONEOK in good faith to fill such vacancies, (6) grant any Magellan equity awards except annual awards in the ordinary course consistent with past practice and as set forth on Magellan’s disclosure schedule to the Merger Agreement, or (7) enter into or make any loans or advances to any of its officers, directors, employees, agents, or consultants (other than loans or advances for travel or reasonable business expenses);

•        shall not implement any employee layoffs, plant closings, reductions in force, furloughs, temporary layoffs, salary or wage reductions, work schedule changes or other such actions that could trigger a notice obligation under the Worker Adjustment and Retraining Notification Act of 1988, as amended;

•        shall not, and shall not permit its subsidiaries to, materially change financial accounting policies or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by GAAP, Federal Energy Regulatory Commission (“FERC”) regulations, SEC rule or policy or applicable law;

•        shall not, and shall not permit its subsidiaries to, issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any equity interest or other ownership interest in Magellan or any of its subsidiaries or any securities convertible into or exchangeable for any such equity interests or other ownership interest, or any rights, warrants or options to acquire any such shares of capital stock, ownership interest or convertible or exchangeable securities or take any action to cause to be exercisable any otherwise unexercisable option under any existing Magellan benefit plans (except as otherwise provided in the Merger Agreement or the terms of any unexercisable or unexercised options or warrants outstanding on the date of the Merger Agreement), other than (1) issuances of Magellan Units in respect of the exercise or settlement of any Magellan equity awards outstanding on the date of the Merger Agreement, or (2) for transactions among Magellan and its wholly owned subsidiaries or among its wholly owned subsidiaries;

•        shall not, and shall not permit its subsidiaries to, directly or indirectly, purchase, redeem or otherwise acquire any shares of the capital stock of any of them or any rights, warrants or options to acquire any such shares, except for transactions among Magellan and its subsidiaries or among its subsidiaries;

•        shall not, and shall not permit its subsidiaries to, incur, assume, guarantee or otherwise become liable for any indebtedness for borrowed money or any guarantee of such indebtedness, except: (1) for any indebtedness (including indebtedness incurred pursuant to the Magellan Credit Agreement) incurred in the ordinary course of business or consistent with past practice, (2) for any indebtedness among Magellan and its wholly owned subsidiaries or among Magellan’s wholly owned subsidiaries, (3) for any indebtedness incurred to replace, renew, extend, refinance or refund any existing indebtedness of Magellan or its subsidiaries in an amount not to exceed the principal amount of such existing indebtedness being replaced, renewed, extended, refinanced or refunded plus fees, expenses, accrued and unpaid interest and, solely in connection with the refinancing of Magellan’s 3.20% Senior Notes due 2025, make-whole premiums, (4) for any guarantees by Magellan of indebtedness of subsidiaries of Magellan or guarantees by Magellan’s subsidiaries of indebtedness of Magellan or any subsidiary, (5) for any indebtedness (including indebtedness incurred pursuant to the Magellan Credit Agreement) incurred in response to any Emergency and (6) for any other purpose, other indebtedness incurred pursuant to the Magellan Credit Agreement not to exceed in principal amount $100 million at any one time outstanding; provided, however, that in the case of each of clauses (1) through (6) such indebtedness does not impose or result in any additional restrictions or limitations that would be material to Magellan and its subsidiaries, or, following the closing, ONEOK and its subsidiaries, other than any obligation to make payments on such indebtedness and other than any restrictions or limitations to which Magellan or any subsidiary is currently subject under the terms of any indebtedness outstanding as of the date hereof;

•        other than in the ordinary course of business, shall not, and shall not permit its subsidiaries to, modify, amend or terminate, or waive any rights under any Magellan material contract or under any Magellan permit, in a manner or with an effect that is materially adverse to Magellan and its subsidiaries, taken as a whole;

•        shall not, and shall not permit its subsidiaries to, waive, release, assign, settle or compromise any claim, action or proceeding, other than waivers, releases, assignments, settlements or compromises (1) equal to or lesser than the amounts reserved with respect thereto on the balance sheet of Magellan as of December 31, 2022 included in the Magellan’s filings with the SEC or (2) that are covered by insurance or do not exceed $30 million in the aggregate;

•        shall not (except in the ordinary course of business) (1) change its fiscal year or any material method of tax accounting, (2) make, change or revoke any material tax election, (3) enter into any closing agreement with respect to, or otherwise settle or compromise, any material tax liability, (4) file any material amended tax return, (5) surrender a claim for a material refund of taxes, (6) incur any material tax liability outside of the ordinary course of business or (7) fail to pay any income or other material tax (including estimated tax payments or installments) that becomes due and payable;

•        except as otherwise permitted by the Merger Agreement or for transactions between Magellan and its subsidiaries or among its subsidiaries, shall not, and shall not permit its subsidiaries to, prepay, redeem, repurchase, defease, cancel or otherwise acquire any indebtedness or guarantees thereof of Magellan or any subsidiary, other than (1) at stated maturity, (2) prepayment and repayment of existing indebtedness in connection with any replacement, renewal, extension, refinancing or refund thereof as set forth on Magellan’s disclosure schedule to the Merger Agreement, (3) prepayment and repayment of revolving loans in the ordinary course of business, and (4) any required amortization payments and mandatory prepayments (including mandatory prepayments arising from any change of control put rights to which holders of such indebtedness or guarantees thereof may be entitled), in each case in accordance with the terms of the instrument governing such indebtedness as in effect on the date of the Merger Agreement;

•        shall not, and shall not permit any of its subsidiaries to, directly or indirectly, enter into a new line of business or abandon or discontinue any existing line of business;

•        shall not take any action or fail to take any action that would reasonably be expected to cause Magellan or any of its subsidiaries not currently treated as a corporation to be treated, for U.S. federal or applicable state or local income tax purposes, as a corporation (including a publicly traded partnership taxable as a corporation under Section 7704 of the Code); and

•        shall not, and shall not permit any of its subsidiaries to, agree to take any of the foregoing actions.

ONEOK

ONEOK has agreed that, until the earlier of the termination of the Merger Agreement or the Effective Time, subject to specified exceptions, ONEOK shall, and shall cause its subsidiaries to use commercially reasonable efforts to:

•        conduct their businesses in the ordinary course; and

•        preserve substantially intact their present lines of business, maintain their material rights, franchises and permits and preserve their relationships with significant customers and suppliers.

ONEOK has further agreed, on behalf of itself and its subsidiaries, that until the earlier of the termination of the Merger Agreement or the Effective Time, subject to specified exceptions, ONEOK:

•        shall not adopt any material amendments to its organizational documents;

•        shall not, and shall not permit its subsidiaries to, split, combine or reclassify their equity interests or other ownership interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its equity interests or other ownership interests, except for any such transaction by a wholly owned subsidiary of ONEOK which remains a wholly owned subsidiary after consummation of such transaction;

•        except in the ordinary course of business, shall not, and shall not permit any of its subsidiaries to, authorize or pay any dividends on or make any distribution with respect to its outstanding equity securities (whether in cash, assets, capital stock or other securities of ONEOK or its subsidiaries), except (1) dividends or distributions by any subsidiaries only to ONEOK or to any subsidiary of ONEOK in the ordinary course of business consistent with past practice, (2) dividends or distributions required under the applicable organizational documents of such entity in effect on the date of the Merger Agreement and (3) regular quarterly cash dividends with customary record and payment dates on the shares of ONEOK Common Stock not in excess of $0.980 per quarter and regular quarterly distributions in respect of ONEOK preferred stock;

•        shall not, and shall not permit its significant subsidiaries to, adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, or enter into a letter of intent or agreement in principle with respect thereto, other than the merger, any mergers, consolidations, restructurings or reorganizations solely among ONEOK and its subsidiaries or among its subsidiaries or in connection with an acquisition not prohibited by the Merger Agreement;

•        shall not, and shall not permit its subsidiaries to, make any acquisition of any other person or business in excess of $300 million or make loans, advances or capital contributions to, or investments in, any other person in excess of $300 million or, in any case, that would reasonably be expected to prevent, materially impede or materially delay the consummation of the merger;

•        shall not, and shall not permit its subsidiaries to, materially change financial accounting policies or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by GAAP, FERC regulations, SEC rule or policy or applicable law;

•        shall not, and shall not permit its subsidiaries to, issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any equity interest or other ownership interest in ONEOK or any of its subsidiaries or any securities convertible into or exchangeable for any such equity interests or other ownership interest, or any rights, warrants or options to acquire any such equity interest, ownership interest or convertible or exchangeable securities or take any action to cause to be exercisable any otherwise unexercisable option under any existing ONEOK benefit plans (except as otherwise provided in the Merger Agreement or the terms of any unexercisable or unexercised options or warrants outstanding on the date of the Merger Agreement), other than (1) as set forth on ONEOK’s disclosure schedule to the Merger Agreement, (2) issuances of shares of ONEOK Common Stock in respect of any exercise of ONEOK equity awards and settlement of any ONEOK equity awards outstanding on the date of the Merger Agreement or as may be granted after such date as permitted under the Merger Agreement, the ONEOK, Inc. 2012 Employee Stock Purchase Plan, as amended from time to time (the “ONEOK ESPP”) or the ONEOK, Inc. Employee Stock Award Program, as amended from time to time (the “ONEOK ESAP”), (3) the sale of shares of ONEOK Common Stock pursuant to the exercise of options to purchase shares of ONEOK Common Stock if necessary to effectuate an option direction upon exercise or for withholding of taxes, (4) the grant of equity compensation awards under the ONEOK equity plans, the ONEOK ESPP or the ONEOK ESAP, (5) for transactions among ONEOK and its subsidiaries or among its subsidiaries, (6) the authorization, issuance and sale of shares of ONEOK Common Stock pursuant to the Equity Distribution Agreement, dated July 23, 2020, by and among ONEOK and the managers party thereto (the “EDA”) (or any “at the market” registered offering through a broker, sales agent or distribution agent, whether as agent or principal, that replaces the EDA in full), subject to limitations set forth on ONEOK’s disclosure schedule to the Merger Agreement, or (7) issuances of shares of ONEOK Common Stock pursuant to the ONEOK, Inc. Direct Stock Purchase and Dividend Reinvestment Plan;

•        shall not, and shall not permit its subsidiaries to, directly or indirectly, purchase, redeem or otherwise acquire any equity securities of ONEOK or any rights, warrants or options to acquire any such equity securities, except (1) as set forth on ONEOK’s disclosure schedule to the Merger Agreement or (2) for transactions among ONEOK and its subsidiaries or among its subsidiaries;

•        shall not, and shall not permit any of its subsidiaries to, directly or indirectly, enter into a new line of business or abandon or discontinue any existing line of business;

•        shall not, and shall not permit any of its subsidiaries to, sell, lease, license, transfer, exchange or swap, or otherwise dispose of any properties or non-cash assets with a value in excess of $200 million in the aggregate, except (1) sales, transfers and dispositions of obsolete or worthless equipment, (2) sales, transfers and dispositions of inventory, commodities and NGLs and natural gas products in the ordinary course of business or (3) sales, leases, transfers or other dispositions (x) made in connection with any transaction among ONEOK and its wholly owned subsidiaries or among its wholly owned subsidiaries or (y) in the ordinary course of business consistent with past practice; and

•        shall not, and shall not permit any of its subsidiaries to, agree to take any of the foregoing actions.

No Solicitation of Acquisition Proposals

Magellan agreed that, except as expressly contemplated by the Merger Agreement, neither it nor Magellan GP will, and Magellan and Magellan GP will cause their respective directors, officers and employees, their subsidiaries and their subsidiaries’ respective directors, officers and employees not to, and will use their respective reasonable best efforts to cause their and their subsidiaries respective representatives not to, directly or indirectly:

•        solicit, initiate, seek or knowingly encourage, induce or facilitate (including by way of furnishing non-public information) any proposal or offer or any inquiries regarding the making or submission of any proposal or offer, including any proposal or offer to Magellan’s unitholders, that constitutes, or would reasonably be expected to lead to, an acquisition proposal;

•        furnish any non-public information regarding Magellan or any of its subsidiaries, or afford access to the business, properties, books or records of Magellan or any of its subsidiaries, to any person (other than ONEOK, Merger Sub or their respective directors, officers, employees, affiliates or representatives), in connection with or in response to an acquisition proposal or any inquiries regarding an acquisition proposal;

•        engage or participate in or otherwise knowingly facilitate any discussions or negotiations with any person (other than ONEOK, Merger Sub or their respective directors, officers, employees, affiliates or representatives) with respect to an acquisition proposal;

•        approve, endorse or recommend (or publicly propose to approve, endorse or recommend) any inquiry, proposal or offer that constitutes, or would reasonably be expected to lead to, an acquisition proposal;

•        enter into any letter of intent, term sheet, memorandum of understanding, merger agreement, acquisition agreement, exchange agreement or duly execute any other agreement (whether binding or not) with respect to any inquiry, proposal or offer that constitutes, or would reasonably be expected to lead to, an acquisition proposal or requiring Magellan to abandon, terminate or fail to consummate the merger or any other transaction contemplated by the Merger Agreement;

•        unless the Magellan GP Board, or any committee thereof, concludes in good faith, after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with the duties of the Magellan GP Board under applicable law, the Magellan Partnership Agreement or the Magellan GP Agreement, amend or grant any waiver, release or modification under, or fail to enforce, any standstill or similar agreement with respect to any class of equity securities of Magellan or its subsidiaries’ equity securities; or

•        resolve or agree to do any of the foregoing.

Notwithstanding its non-solicitation obligations described above, prior to obtaining the approval of the Merger Proposal by Magellan unitholders, Magellan or the Magellan GP Board may furnish non-public information regarding Magellan or any of its subsidiaries to, and afford access to the business, properties, books or records of Magellan or any of its subsidiaries to, any person and engage and participate in discussions and negotiations with any person in response to an unsolicited, written and bona fide acquisition proposal that the Magellan GP Board, or any committee thereof, concludes in good faith, after consultation with its financial advisors and outside legal counsel, constitutes or could reasonably be expected to result in a Magellan superior offer if (1) such acquisition proposal was received after the date of the Merger Agreement and did not result from a material breach of Magellan’s non-solicitation obligations, (2) Magellan notifies ONEOK in the manner required by the Merger Agreement and (3) Magellan furnishes any non-public information to the maker of the acquisition proposal only pursuant to a confidentiality agreement that is not less restrictive to such person than the confidentiality agreement between Magellan and ONEOK and any such information not previously provided to ONEOK will be provided or made available to ONEOK on a substantially concurrent timeline.

Magellan’s non-solicitation obligations described above do not prohibit Magellan from:

•        informing any person that Magellan is a party to the Merger Agreement and of the non-solicitation restrictions therein;

•        disclosing factual information regarding the business, financial condition or results of operations of Magellan, including in the ordinary course of business with its partners, other members or other equityholders in any jointly owned entity of Magellan with respect to such entity; or

•        disclosing the fact that an acquisition proposal has been made, the identity of the party making such proposal or the material terms of such proposal in this joint proxy statement/prospectus or otherwise, to the extent Magellan determines in good faith that such information is required to be disclosed under applicable law or that the failure to make such disclosure is reasonably likely to be inconsistent with the duties of the Magellan GP Board under applicable law, the Magellan Partnership Agreement or the Magellan GP Agreement; provided, however, that any such disclosure that relates to the approval, recommendation or declaration of advisability by the Magellan GP Board with respect to the Merger Agreement or an acquisition proposal will be deemed to be a change of the Magellan GP Board recommendation to approve the Merger Agreement unless the Magellan GP Board publicly states that its recommendation of the Merger Agreement has not changed or refers to the prior recommendation.

Additionally, Magellan and the Magellan GP Board will be permitted to disclose to the Magellan unitholders a position or to issue a “stop, look and listen” communication under applicable Exchange Act rules, provided, however, that any such disclosure that relates to the approval, recommendation or declaration of advisability by the Magellan GP Board with respect to the Merger Agreement or an acquisition proposal will be deemed to be a change of the Magellan GP Board’s recommendation to approve the Merger Agreement unless it publicly states its recommendation of the Merger Agreement has not changed or refers to the prior recommendation.

Magellan is also permitted to seek clarifications of certain acquisition proposals. Magellan has agreed to notify ONEOK promptly (orally and in writing and no later than forty-eight (48) hours thereafter) upon the receipt of an acquisition proposal or any inquiry or request for discussions or negotiations regarding an acquisition proposal or for non-public information in connection with an acquisition proposal. Such notice must include the identity of the person making such acquisition proposal and if such acquisition proposal is made in writing, a copy of such written acquisition proposal and any related draft agreements, or, if oral, a reasonably detailed summary thereof, in each case, including any modifications made. Thereafter, Magellan must keep ONEOK informed in all material respects on a prompt basis with respect to any change to the material terms of any such acquisition proposal (and no later than forty-eight (48) hours following any such change).

ONEOK agreed that, except as expressly contemplated by the Merger Agreement, neither it nor any of its subsidiaries will, and ONEOK will cause its directors, officers and employees, its subsidiaries and its subsidiaries’ respective directors, officers and employees not to, and will use its reasonable best efforts to cause its and its subsidiaries’ respective representatives not to, directly or indirectly:

•        solicit, initiate, seek or knowingly encourage, induce or facilitate (including by way of furnishing non-public information) any proposal or offer or any inquiries regarding the making or submission of any proposal or offer, including any proposal or offer to its shareholders, that constitutes, or would reasonably be expected to lead to, an acquisition proposal of ONEOK;

•        furnish any non-public information regarding ONEOK or any of its subsidiaries or afford access to the business, properties, books or records of ONEOK or any of its subsidiaries, to any person (other than the Magellan, Magellan GP or their respective directors, officers, employees, affiliates or Representatives) in connection with or in response to an acquisition proposal or any inquiries regarding an acquisition proposal with respect to ONEOK;

•        engage or participate in or otherwise knowingly facilitate any discussions or negotiations with any person (other than ONEOK, Merger Sub or their respective directors, officers, employees, affiliates or Representatives) with respect to an acquisition proposal of ONEOK;

•        approve, endorse or recommend (or publicly propose to approve, endorse or recommend) any inquiry, proposal or offer that constitutes, or would reasonably be expected to lead to, an acquisition proposal of ONEOK;

•        enter into any letter of intent, term sheet, memorandum of understanding, merger agreement, acquisition agreement, exchange agreement or duly execute any other agreement (whether binding or not) with respect to any inquiry, proposal or offer that constitutes, or would reasonably be expected to lead to, an acquisition proposal of ONEOK or requiring ONEOK to abandon, terminate or fail to consummate the merger or any other transaction contemplated by the Merger Agreement;

•        unless the ONEOK Board, or any committee thereof, concludes in good faith, after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable law, amend or grant any waiver, release or modification under, or fail to enforce, any standstill or similar agreement with respect to any class of equity securities of ONEOK or any of its subsidiaries; or

•        resolve or agree to do any of the foregoing.

Notwithstanding its non-solicitation obligations described above, prior to obtaining ONEOK shareholder approval of the Stock Issuance Proposal, ONEOK may furnish non-public information regarding ONEOK or any of its subsidiaries to, and afford access to the business, properties, books or records of ONEOK or any of its subsidiaries to, any person and engage and participate in discussions and negotiations with any person in response to an unsolicited, written and bona fide acquisition proposal that the ONEOK Board, or any committee thereof, concludes in good faith, after consultation with its financial advisors and outside legal counsel, constitutes or could reasonably be expected to result in a ONEOK superior offer if (1) such acquisition proposal was received after the date of the Merger Agreement and did not result from a material breach of ONEOK’s non-solicitation obligations, (2) ONEOK notifies Magellan in the manner required by the Merger Agreement and (3) ONEOK furnishes any non-public information to the maker of the acquisition proposal only pursuant to a confidentiality agreement that is not less restrictive to such person than the confidentiality agreement between Magellan and ONEOK and any such information not previously provided to Magellan will be provided or made available to Magellan on a substantially concurrent timeline.

ONEOK’s non-solicitation obligations described above do not prohibit ONEOK from:

•        informing any person that ONEOK is a party to the Merger Agreement and of the non-solicitation restrictions therein;

•        disclosing factual information regarding the business, financial condition or results of operations of ONEOK, including in the ordinary course of business with its partners, other members or other equityholders in any jointly owned subsidiary of ONEOK with respect to such subsidiary; or

•        disclosing the fact that an acquisition proposal has been made, the identity of the party making such proposal or the material terms of such proposal in this joint proxy statement/prospectus or otherwise, to the extent ONEOK determines in good faith that such information is required to be disclosed under applicable law or that the failure to make such disclosure is reasonably likely to be inconsistent with the ONEOK Board’s fiduciary duties; provided, however, that any such disclosure that relates to the approval, recommendation or declaration of advisability by the ONEOK Board with respect to the Merger Agreement or an acquisition proposal will be deemed to be a change of the ONEOK Board recommendation to approve and adopt the Merger Agreement unless the ONEOK Board publicly states that its recommendation of the Merger Agreement has not changed or refers to the prior recommendation.

Additionally, ONEOK and the ONEOK Board will be permitted to disclose to the ONEOK shareholders a position or to issue a “stop, look and listen” communication under applicable Exchange Act rules, provided, however, any such disclosure that relates to the approval, recommendation or declaration of advisability by the ONEOK Board with respect to the Merger Agreement or an acquisition proposal will be deemed to be a change of the ONEOK Board’s recommendation to approve and adopt the Merger Agreement unless it states its recommendation of the Merger Agreement has not changed or refers to the prior recommendation.

ONEOK is also permitted to seek clarifications of certain acquisition proposals. ONEOK has agreed to notify Magellan promptly (orally and in writing and no later than forty-eight (48) hours thereafter) upon the receipt of an acquisition proposal or any inquiry or request for discussions or negotiations regarding an acquisition proposal or for non-public information in connection with such acquisition proposal. Such notice must include the identity of the person making such acquisition proposal and if such proposal is made in writing, a copy of such written acquisition proposal and any related draft agreements, or, if oral, a reasonably detailed summary thereof, in each case, including any modifications made. Thereafter, ONEOK must keep Magellan informed in all material respects on a prompt basis with respect to any change to the material terms of any such acquisition proposal (and no later than forty-eight (48) hours following any such change).

No Change of Recommendation

The Magellan GP Board may at any time prior to obtaining the approval of the Merger Proposal by Magellan unitholders, make a Magellan change of recommendation and/or terminate the Merger Agreement if (and only if):

•        in the case of a written acquisition proposal that is made by a third party after the date of the Merger Agreement, and is not withdrawn:

•        such acquisition proposal did not result from a material breach of Magellan’s non-solicitation obligations; and

•        the Magellan GP Board determines in good faith after consultation with its financial advisors and outside legal counsel that such Magellan acquisition proposal constitutes a Magellan superior offer and following consultation with outside legal counsel, the Magellan GP Board determines that a Magellan change of recommendation is consistent with its duties under applicable law, as modified by the Magellan Partnership Agreement or the Magellan GP Agreement; and

•        in the case of an intervening event, the Magellan GP Board, or any committee thereof, determines, after consultation with Magellan’s outside legal counsel, that a Magellan change of recommendation is consistent with its duties under applicable law, as modified by the existing Magellan Partnership Agreement or the Magellan GP Agreement; and

•        in either case:

•        Magellan provides ONEOK forty-eight (48) hours’ prior written notice of its intention to take such action, which notice shall include the information with respect to such Magellan superior offer or intervening event;

•        after providing such notice and prior to making such Magellan change of recommendation in connection with a Magellan superior offer or taking any action pursuant to the applicable termination provisions in the Merger Agreement, with respect to a Magellan superior offer, Magellan shall negotiate in good faith with ONEOK during such forty-eight (48) hour period (to the extent that ONEOK desires to negotiate) to make such revisions to the terms of the Merger Agreement, such that the Magellan acquisition proposal ceases to constitute a Magellan superior offer or permits the Magellan GP Board not to effect a change of recommendation in connection with an intervening event; and

•        the Magellan GP Board shall have considered in good faith any changes to the terms of the Merger Agreement proposed in writing by ONEOK, and following such forty-eight (48) hour period, shall have determined in good faith, after consultation with its outside legal counsel and financial advisors, that the Magellan acquisition proposal would continue to constitute a Magellan superior offer if such changes to the Merger Agreement proposed in writing by ONEOK were to be given effect or that a Magellan change of recommendation in response to such intervening event continues to be consistent with its duties under applicable law, as modified by the Magellan Partnership Agreement or the Magellan GP Agreement.

The ONEOK Board may at any time prior to obtaining the approval of the Stock Issuance Proposal by ONEOK shareholders, make a ONEOK change of recommendation and/or terminate the Merger Agreement if (and only if):

•        in the case of a written acquisition proposal that is made by a third party after the date of the Merger Agreement, and is not withdrawn:

•        such acquisition proposal did not result from a material breach of ONEOK’s non-solicitation obligations; and

•        the ONEOK Board determines in good faith after consultation with its financial advisors and outside legal counsel that such ONEOK acquisition proposal constitutes a ONEOK superior offer and following consultation with outside legal counsel, the ONEOK Board determines that the failure to make a ONEOK change of recommendation or terminate the Merger Agreement, pursuant to its termination or abandonment provisions, would be inconsistent with its fiduciary duties under applicable law or the ONEOK organizational documents; and

•        in the case of an intervening event, the ONEOK Board, or any committee thereof, determines, after consultation with ONEOK’s outside legal counsel, that the failure of the ONEOK Board to effect a ONEOK change of recommendation would be inconsistent with its fiduciary duties under applicable law; and

•        in either case,

•        ONEOK provides Magellan forty-eight (48) hours’ prior written notice of its intention to take such action, which notice shall include the information with respect to such ONEOK superior offer or intervening event and the reasons for such action;

•        after providing such notice and prior to making such ONEOK change of recommendation in connection with a ONEOK superior offer or taking any action pursuant to the applicable termination provisions in the Merger Agreement, with respect to a ONEOK superior offer, ONEOK shall negotiate in good faith with Magellan during such forty-eight (48) hour period (to the extent that Magellan desires to negotiate) to make such revisions to the terms of the Merger Agreement, such that the ONEOK acquisition proposal ceases to constitute a ONEOK superior offer or permits the ONEOK Board not to effect a change of recommendation in connection with an intervening event; and

•        the ONEOK Board shall have considered in good faith any changes to the terms of the Merger Agreement proposed in writing by Magellan, and following such forty-eight (48) hour period, shall have determined in good faith, after consultation with its outside legal counsel and financial advisors, that the ONEOK acquisition proposal would continue to constitute a ONEOK superior offer if such changes to the Merger Agreement proposed in writing by Magellan were to be given effect or that the failure to effect a ONEOK change of recommendation in response to such intervening event continues to be inconsistent with its fiduciary duties under applicable law or the ONEOK organizational documents.

Certain Definitions Relating to No Solicitation and No Change of Recommendation Covenants

As used herein, a “Magellan acquisition proposal” means any bona fide offer or proposal, whether or not in writing, or any bona fide written indication of interest, received from or made public by a third party (other than an offer, proposal or indication of interest by ONEOK, Merger Sub or their respective affiliates) relating to any Magellan acquisition transaction.

A “Magellan acquisition transaction” means any transaction or series of related transactions (other than the transactions contemplated by the Merger Agreement) pursuant to which any person, other than ONEOK, Merger Sub or their respective affiliates directly or indirectly acquires (whether in a single transaction or a series of related transactions, and whether through merger, tender offer, exchange offer, business combination, consolidation or otherwise):

•        beneficial ownership, or the right to acquire beneficial ownership, of the general partner interest of Magellan or assets of Magellan and its subsidiaries equal to 20% or more of Magellan’s consolidated assets or to which 20% or more of Magellan’s consolidated revenues or earnings are attributable; or

•        “beneficial ownership” (as defined in the Exchange Act) of 20% or more of any class of equity securities of Magellan entitled to vote on the Merger Proposal.

A “Magellan superior offer” means a written Magellan acquisition proposal for a Magellan acquisition transaction to acquire at least:

•        75% of the equity securities of Magellan; or

•        the general partner interest in Magellan or 75% of the assets of Magellan and its subsidiaries, taken as a whole;

in each case, on terms that the Magellan GP Board, or any committee thereof, determines, in good faith, after consultation with its outside legal counsel and its financial advisor, is:

•        if accepted, reasonably likely to be consummated; and

•        more favorable to Magellan’s unitholders (including, without limitation, from a financial point of view) than the merger and the transactions contemplated by the Merger Agreement (taking into account any proposal by ONEOK to amend or modify the terms of the Merger Agreement which are committed to in writing and any such factors deemed relevant by the Magellan GP Board, or any committee thereof, including the form of consideration, timing, likelihood of consummation, required approvals and conditions to consummation).

A “ONEOK acquisition proposal” means any bona fide offer or proposal, whether or not in writing, or any bona fide written indication of interest, received from or made public by a third party (other than an offer, proposal or indication of interest by Magellan, Magellan GP or their respective affiliates) relating to any ONEOK acquisition transaction.

A “ONEOK acquisition transaction” means any transaction or series of related transactions (other than the transactions contemplated by the Merger Agreement) pursuant to which any person, other than Magellan, Magellan GP or their respective affiliates directly or indirectly acquires (whether in a single transaction or a series of related transactions, and whether through merger, tender offer, exchange offer, business combination, consolidation or otherwise):

•        assets of ONEOK and its subsidiaries equal to 20% or more of ONEOK’s consolidated assets or to which 20% or more of ONEOK’s consolidated revenues or earnings are attributable; or

•        “beneficial ownership” (as defined in the Exchange Act) of 20% or more of any class of equity securities of ONEOK entitled to vote on the Stock Issuance Proposal.

A “ONEOK superior offer” means a written ONEOK acquisition proposal for a ONEOK acquisition transaction to acquire at least:

•        75% of the equity securities of ONEOK; or

•        75% of the assets of ONEOK and its subsidiaries, taken as a whole;

in each case, on terms that the ONEOK Board, or any committee thereof, determines, in good faith, after consultation with its outside legal counsel and its financial advisor, is:

•        if accepted, reasonably likely to be consummated; and

•        more favorable to ONEOK’s shareholders (including, without limitation, from a financial point of view) than the merger and the transactions contemplated by the Merger Agreement (taking into account any proposal by Magellan or the Magellan GP Board to amend or modify the terms of the Merger Agreement which are committed to in writing and any such factors deemed relevant by the ONEOK Board, or any committee thereof, including the form of consideration, timing, likelihood of consummation, required approvals and conditions to consummation).

An “intervening event” means any material event, fact, circumstance, development or occurrence that is not known or reasonably foreseeable (or if known or reasonably foreseeable, the material consequences of which were not known or reasonably foreseeable), to or by the Magellan GP Board or the ONEOK Board, as the case may be, as of the date of the Merger Agreement; however, such event, fact, circumstance, development or occurrence will not constitute an intervening event if it results from or arises out of:

•        any changes or developments in prices for oil, natural gas, refined products, condensates or natural gas liquids, or other commodities or for ONEOK’s or Magellan’s raw material inputs and end products;

•        the announcement or the existence of, compliance with or performance under, the Merger Agreement or the transactions contemplated thereby (including the impact thereof on the relationships, contractual or otherwise, with employees, labor unions, customers, suppliers or partners, and including any lawsuit, action or other proceeding with respect to the merger or any of the other transactions contemplated by the Merger Agreement);

•        any Magellan acquisition proposal, Magellan superior offer, ONEOK acquisition proposal or ONEOK superior offer; or

•        any changes in the share price or trading volume of ONEOK’s shares or in the credit rating of ONEOK or any of its subsidiaries.

Mutual Access

Until the Effective Time or the earlier termination of the Merger Agreement, ONEOK and Magellan agreed to afford the other party and its representatives reasonable access during normal business hours to its and its subsidiaries’ key personnel and properties, contracts, commitments, books and records and any reports, schedules or documents filed or received by it pursuant to law, together with such other accounting, financing, operating, environmental and other information as a party may reasonably request. Notwithstanding the obligations described above, neither Magellan nor ONEOK is required to afford such access if it would unreasonably disrupt the operations of such party or its subsidiaries, would cause a violation of any agreement to which it or its subsidiaries is party, would cause a risk of a loss privilege to such party or its subsidiaries or would violate the law. Neither Magellan, ONEOK nor any of their respective representatives are permitted to perform any invasive or subsurface assessment on property of the other party or its subsidiaries without prior written consent. Magellan and ONEOK are required to comply, and cause their respective subsidiaries and representatives to comply, with their respective obligations under the confidentiality agreement between Magellan and ONEOK.

Regulatory Approvals and Efforts to Close the Merger

Each of Magellan and ONEOK has agreed to use, and to cause their respective subsidiaries to use, reasonable best efforts to take promptly all actions and to do promptly and assist and cooperate with the other party in doing all things necessary, proper or advisable to complete the merger and the transactions contemplated by the Merger Agreement, including using reasonable best efforts to:

•        obtain all necessary actions or nonactions, waivers, clearances, expirations or terminations of applicable waiting periods, consents and approvals from governmental entities and make all necessary registrations, notifications and filings and take any other steps necessary to obtain any action or nonaction, waiver, clearance, consent or approval from, or to avoid any action or proceeding by, any governmental entity; and

•        obtain all necessary consents, approvals or waivers from third parties other than any governmental entity.

ONEOK and Magellan have also agreed to:

•        make their respective filings under the HSR Act as promptly as practicable and in any event no later than 10 business days following the date of the Merger Agreement, promptly make any necessary filings with the Federal Communications Commission (the “FCC”), and make available to the other party such information as the other party may reasonably request in order to make its HSR Act filing, FCC filings or respond to requests by any relevant governmental entity;

•        use reasonable best efforts to take, or cause to be taken, all other actions and do, or cause to be done, all other things advisable to consummate and make effective the transactions contemplated by the Merger Agreement; and

•        keep each other apprised of the status of such matters, including promptly furnishing the other with copies of notices or other communications or correspondence between Magellan or ONEOK, or any of their respective subsidiaries or affiliates, and any third party and/or any governmental entity with respect to such transactions.

ONEOK and Magellan have agreed, prior to transmitting any communications, advocacy, white papers, information responses or other submission to any governmental entity in connection with the merger or the other transactions contemplated by the Merger Agreement, to permit counsel for the other parties opportunity to review and provide comments thereon and consider in good faith the views of the other party. ONEOK and Magellan have also agreed that neither party will participate in any substantive meeting or discussion with any governmental entity in connection with the proposed transactions without prior consultation with the other party and, to the extent not prohibited by such governmental entity, the opportunity for such other party to attend and participate. ONEOK and Magellan have also agreed to, and to cause their subsidiaries and affiliates to, promptly respond and comply with any request for information, documents or testimony regarding the transactions contemplated by the Merger Agreement from any governmental entity, including responding to any “second request” under the HSR Act as promptly as practicable. ONEOK has agreed to pay all filing fees pursuant to the HSR Act in connection with the transactions contemplated by the Merger Agreement. In addition, ONEOK, Merger Sub and Magellan have agreed to use their respective reasonable best efforts to satisfy the conditions to each party’s obligations to close the merger, as described below.

ONEOK has agreed to use its reasonable best efforts to resolve any objections that a governmental entity may assert under regulatory laws with respect to the transactions and to avoid or eliminate every impediment to consummation of the transactions contemplated by the Merger Agreement under regulatory laws so as to enable the closing to occur as promptly as practicable and in any event no later than the End Date (as defined in “— Termination of the Merger Agreement”). Notwithstanding anything in the Merger Agreement, nothing shall obligate ONEOK to propose, commit to or effect by consent decree, hold separate order or otherwise, (i) the sale, divestiture, license, transfer or other disposition of any businesses, assets, equity interests, product lines or properties of ONEOK (or any of its subsidiaries or affiliates), (ii) the creation, termination, amendment, modification or divestment of any contracts, agreements, commercial arrangements, relationships, ventures, rights or obligations of ONEOK (or its subsidiaries or affiliates), (iii) any restrictions, impairments, agreements or actions that would limit ONEOK’s or its subsidiaries’ or affiliates’ freedom of action with respect to, or their ability to own, manage, operate, conduct and retain businesses, assets, equity interests, product lines or properties or (iv) any other remedy or condition of any kind, in each case, in order to obtain any approvals, consents, clearances, expirations or terminations of waiting periods, registrations, permits, authorizations or other confirmations from any governmental entities pursuant to regulatory laws.

ONEOK has agreed to not, and to not permit its subsidiaries or affiliates to, take any action, or refrain from taking any action, the effect of which could be to delay or impede the ability of the parties to consummate the transactions contemplated by the Merger Agreement. ONEOK shall not, and shall not permit its subsidiaries or affiliates to, acquire or agree to acquire (by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner), any person or portion thereof, or otherwise acquire or agree to acquire any assets, if the entering into a definitive agreement relating to, or the consummation of, such acquisition, merger or consolidation could reasonably be expected to (i) impose any material delay in the obtaining of, or increase the risk of not obtaining, any actions or nonactions, waivers, clearances, expirations or terminations of waiting periods, consents or approvals from governmental entities necessary, proper or advisable to consummate the transactions contemplated by the Merger Agreement, (ii) materially increase the risk of any governmental entity issuing, entering, adopting, enacting or promulgating any law restraining, enjoining, prohibiting, preventing or making illegal the consummation of the transactions contemplated by the Merger Agreement, (iii) materially increase the risk of not being able to remove, overrule or set aside any such law on appeal or otherwise or (iv) materially delay or otherwise prevent the consummation of the transactions contemplated by the Merger Agreement.

Proxy Statement / Form S-4; Shareholders’ Meeting

ONEOK and Magellan agreed that as soon as practicable following the execution of the Merger Agreement, ONEOK and Magellan will jointly prepare and each will file with the SEC a joint proxy statement/prospectus in preliminary form, which will contain each of the ONEOK Board recommendation with respect to the Stock Issuance Proposal and the Magellan GP Board recommendation with respect to the Merger Proposal and the Non-Binding Advisory Compensation Proposal, and comply with applicable laws, and ONEOK will prepare and file with the SEC:

•        a Registration Statement on Form S-4, in which the joint proxy statement/prospectus will be included; and

•        a prospectus relating to the ONEOK Common Stock to be offered and sold pursuant to the Merger Agreement and the merger.

ONEOK and Magellan will use their respective reasonable best efforts to have the registration statement declared effective under the Securities Act as promptly as practicable after its filing. Each of ONEOK and Magellan will use its reasonable best efforts to cause the joint proxy statement/prospectus to be mailed to its shareholders or unitholders, respectively, as promptly as practicable after the registration statement is declared effective under the Securities Act. ONEOK will also use its reasonable best efforts to take any action required to be taken under any applicable state securities laws and other applicable laws in connection with the issuance of shares of ONEOK Common Stock pursuant to the Merger Agreement, and each party will furnish all information concerning Magellan, ONEOK and the holders of capital stock of ONEOK and Magellan, as applicable, as may be reasonably requested by the other party in connection with any such action and the preparation, filing and distribution of the joint proxy statement/prospectus.

No filing of, or amendment or supplement to, or correspondence to the SEC or its staff with respect to the joint proxy statement/prospectus will be made by Magellan, ONEOK or any of their subsidiaries, without providing the other party a reasonable opportunity to review and comment thereon. ONEOK will advise Magellan, promptly after it receives notice thereof, of the time when the registration statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the ONEOK Common Stock issuable in connection with the merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the joint proxy statement/prospectus or comments thereon and responses thereto or requests by the SEC for additional information.

Each of ONEOK and Magellan will advise the other party, promptly after it receives notice thereof, of any request by the SEC for the amendment of the joint proxy statement/prospectus or comments thereon and responses thereto or requests by the SEC for additional information. If at any time prior to the Effective Time any information relating to Magellan or ONEOK, or any of their respective affiliates, officers or directors, is discovered by ONEOK or Magellan which should be set forth in an amendment or supplement to either the registration statement or this joint proxy statement/prospectus, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information must promptly notify the other party to the Merger Agreement and an appropriate amendment or supplement describing such information will be promptly filed with the SEC, after the other party has had a reasonable opportunity to review and comment thereon, and, to the extent required by applicable law, disseminated to either the ONEOK shareholders or the Magellan unitholders, as applicable.

Notification of Certain Matters

Each of Magellan and ONEOK will give prompt written notice to the other (and will subsequently keep the other informed on a current basis of any developments related to such notice) upon it obtaining knowledge of the occurrence or existence of any fact, event or circumstance that is reasonably likely to result in any of the conditions set forth in the Merger Agreement not being able to be satisfied prior to the End Date.

Directors’ and Officers’ Insurance and Indemnification

ONEOK and Merger Sub have agreed that all rights to exculpation, indemnification and advancement of expenses now existing in favor of the current or former directors, officers or employees of Magellan or its subsidiaries will survive the merger and continue in full force and effect. ONEOK and the Surviving Entity will, to the fullest extent permitted under applicable law, indemnify and hold harmless each current and former director, officer or employee of Magellan or any of its subsidiaries and each person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise if such service was at the request or for the benefit of Magellan or any of its subsidiaries against any costs or expenses, judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, arising out of or in connection with any action or omission by them in their capacities as such.

The parties have agreed that for six years from the Effective Time, (i) ONEOK and the Surviving Entity will maintain the exculpation, indemnification and advancement of expenses provisions of Magellan’s and any of its subsidiary’s organizational documents or in any indemnification agreements of Magellan or its subsidiaries with any of their respective directors, officers or employees; however, all rights to indemnification in respect of any action pending or asserted or any claim made within such period will continue until the disposition of such action or resolution of such claim and (ii) ONEOK will maintain the coverage provided by the policies of directors’ and officers’ liability insurance and fiduciary liability insurance in effect as of the Effective Time by Magellan and its subsidiaries, subject to certain limitations, but ONEOK shall not be required to pay annual premiums in excess of 300% of the last annual premium paid by Magellan prior to the date of the Merger Agreement, or Magellan may elect, prior to the Effective Time, to purchase a tail policy for such coverage, but the cost of such policy may not exceed 6 times the maximum amount ONEOK would be required to pay in annual premiums as described above. If a tail policy is purchased, the Surviving Entity will, and ONEOK will cause the Surviving Entity to, maintain such policy in full force and effect, and continue to honor the obligations thereunder.

Public Disclosure

Magellan and ONEOK agreed that the initial press release relating to the Merger Agreement would be a joint press release and thereafter ONEOK and Magellan will consult with each other before issuing, and provide each other the reasonable opportunity to review and comment upon, any press release or other public statements with respect to the merger or the other transactions contemplated by the Merger Agreement. No provision of the Merger Agreement will prohibit either ONEOK or Magellan from issuing any press release or public statement that is in compliance in all respects with the terms of the Merger Agreement.

Stock Exchange Listing

ONEOK agreed, in accordance with the requirements of the NYSE, to use its reasonable best efforts to file with the NYSE a subsequent listing application covering the shares of ONEOK Common Stock to be issued to Magellan unitholders pursuant to the Merger Agreement, subject to official notice of issuance, prior to the date of closing.

Employee Matters

ONEOK has agreed that it will or will cause its subsidiaries, for one year after the Effective Time, to provide to each individual employed by Magellan or its subsidiaries immediately prior to the Effective Time and who continue employment during such time period with (i) annual base salary or wages that are no less favorable than the annual base salary or wages provided to such current employees immediately prior to the Effective Time, (ii) severance benefits that are no less favorable than the severance benefits in effect for such employees as immediately prior to the Effective Time and (iii) employee benefits that are substantially comparable in the aggregate to either, ONEOK’s election, (A) the employee benefits provided to similarly situated employees of ONEOK and its subsidiaries or (B) the employee benefits provided to such employees immediately prior to the Effective Time (excluding equity compensation, nonqualified deferred compensation and retiree medical benefits).

For purposes of vesting of defined contribution retirement benefits, eligibility to participate, and, solely for vacation and paid time off policies, severance plans and policies, and disability plans and policies, determining levels of benefits, but not, for the avoidance of doubt, for purposes of benefit accrual under any defined benefit pension plan under the benefit plans of ONEOK and its subsidiaries providing benefits to such employees after the Effective Time, each such employee will be credited with his or her years of service with Magellan and its subsidiaries and their respective predecessors before the Effective Time, to the same extent as such employee was entitled, before the Effective Time, to credit for such service under any comparable Magellan benefit plan in which such employee participated or was eligible to participate immediately prior to the Effective Time, provided that it does not result in a duplication of benefits for the same period of service. In addition, (i) ONEOK will use commercially reasonable efforts such that each such employee will be immediately eligible to participate, without any waiting time, in any and all benefit plans of ONEOK and its subsidiaries providing benefits to such employee after the Effective Time to the extent coverage under such plans is comparable to a benefit plan in which the employee participated prior to the Effective Time, (ii) for purposes of each benefit plan of ONEOK and its subsidiaries providing medical, dental, pharmaceutical and/or vision benefits to such employee after the Effective Time, ONEOK will use commercially reasonable efforts to cause all pre-existing condition exclusions and actively-at-work requirements to be waived for such employee and his or her dependents, unless and to the extent the individual was subject to the same such conditions under a comparable benefit plan prior to the Effective Time and (iii) ONEOK will use commercially reasonable efforts to credit employees for amounts paid under Magellan medical, dental, pharmaceutical and/or vision benefit plans under any corresponding benefit plans of ONEOK and its subsidiaries for purposes of applying deductibles, co-payments and out-of-pocket maximums with respect to the plan year in which the Effective Time occurs.

Each employee who as of immediately prior to the Effective Time is eligible for an annual cash bonus under a Magellan benefit plan for calendar year 2023 and who is employed by the Surviving Entity or its affiliates on December 31, 2023 shall receive an annual bonus for 2023 (to the extent such bonus is not otherwise paid prior to the Effective Time) in an amount equal to not less than the amount payable based on Magellan’s reasonable projection, as of immediately prior to the Effective Time, or performance achievement for calendar year 2023 under the terms of the applicable Magellan benefit plan, determined in a manner consistent with past practice; provided that if such employee is terminated without cause or resigns for good reason prior to December 31, 2023, such employee shall remain entitled to receive a pro-rated portion of his or her bonus for 2023. To the extent the Effective Time occurs in calendar year 2024, each employee who as of immediately prior to the Effective Time is eligible for an annual cash bonus under a Magellan benefit plan for calendar year 2024 and who is employed by the Surviving Entity or its affiliates on December 31, 2024 shall receive (i) a prorated annual bonus for 2024 in an amount equal to not less than the amount payable based on Magellan’s performance achievement as measured through the Effective Time under the terms of the applicable Magellan benefit plan, determined in a manner consistent with past practice for the period in 2024 prior to the Effective Time, plus (ii) a prorated annual cash bonus under an ONEOK benefit plan for the period in 2024 following the Effective Time; provided that, if such employee is terminated without cause or resigns for good reason prior to December 31, 2024, such employee shall remain entitled to receive a pro-rated portion of his or her bonus for 2024.

Section 16 Matters

ONEOK and Magellan have agreed to take all such steps as may be required to cause any dispositions of Magellan Units (including derivative securities thereof) or acquisitions of ONEOK Common Stock (including derivative securities thereof) resulting from the transactions contemplated by the Merger Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Magellan or will become subject to such reporting requirements with respect to ONEOK, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Treatment of Indebtedness

As of March 31, 2023, ONEOK had no borrowings outstanding and no outstanding letters of credit issued under the ONEOK Credit Agreement. As of March 31, 2023, ONEOK had approximately $13.3 billion in senior notes outstanding. For a description of the ONEOK Credit Agreement and ONEOK’s senior notes, see ONEOK’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2023, filed with the SEC on May 3, 2023, which is incorporated by reference into this joint proxy statement/prospectus.

As of March 31, 2023, Magellan had no borrowings outstanding and $3.5 million was obligated for letters of credit under the Magellan Credit Agreement. Unless the Magellan Credit Agreement is terminated or amended prior to or at the closing date, consummation of the merger would constitute a “Change in Control” and result in an event of default under the Magellan Credit Agreement. The Merger Agreement requires Magellan to deliver to ONEOK, prior to the closing date, a customary executed payoff letter with respect to the indebtedness and obligations of Magellan and its subsidiaries under the Magellan Credit Agreement. In connection with the merger, ONEOK shall pay or cause to be paid the amounts set forth in such payoff letter. As of March 31, 2023, Magellan had approximately $5.0 billion in senior notes outstanding. In connection with the merger, ONEOK will assume the Magellan senior notes outstanding. For a description of the Magellan Credit Agreement and Magellan’s senior notes, see Magellan’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2023, filed with the SEC on May 4, 2023, which is incorporated by reference into this joint proxy statement/prospectus.

In connection with, and concurrently with entry into, the Merger Agreement, ONEOK entered into the Debt Commitment Letter with the Bank pursuant to which the Bank has agreed to provide ONEOK with an unsecured 364-day bridge loan facility in an aggregate principal amount of $5.25 billion on the terms and subject to the conditions set forth in the Debt Commitment Letter for the purposes of financing the transactions contemplated by the Merger Agreement. The obligations of the Bank to provide the debt financing under the Debt Commitment Letter are subject to a number of customary conditions.

Conditions to the Completion of the Merger

Each party’s obligation to effect the merger is subject to the satisfaction at closing, or waiver at or prior to closing, of each of the following conditions:

•        the approval of the Merger Proposal by the Magellan unitholders;

•        the approval of the Stock Issuance Proposal by the ONEOK shareholders;

•        the NYSE having approved the listing of the shares of ONEOK Common Stock to be issued in the merger, subject to official notice of issuance;

•        the absence of any applicable law or order prohibiting or making illegal the consummation of the merger or the other transactions contemplated by the Merger Agreement;

•        the expiration or termination of the waiting period under the HSR Act applicable to the transactions contemplated by the Merger Agreement and any agreement with any governmental entity not to effect the transactions contemplated by the Merger Agreement; and

•        the registration statement on Form S-4, of which this joint proxy statement/prospectus forms a part, will have become effective under the Securities Act and no stop order suspending the effectiveness of the registration statement shall have been issued by the SEC, nor have proceedings seeking a stop order been initiated or threatened by the SEC.

In addition, ONEOK’s and Merger Sub’s obligation to effect the merger is subject to the satisfaction at closing, or waiver at or prior to closing, of each of the following conditions:

•        the accuracy of the representations and warranties of Magellan as follows:

•        the representations and warranties of Magellan regarding organization and certain representations regarding capital stock (as set forth in Section 3.2(a) and Section 3.2(f) of the Merger Agreement) shall be true and correct as of the date of the Merger Agreement and as of the closing date, as if made as of such date (except to the extent expressly made as of an earlier date, in which case only as of such date), except for immaterial inaccuracies;

•        the representations and warranties of Magellan regarding operation in the ordinary course of business and the absence of a material adverse effect (as set forth in Section 3.10(b) and 3.10(c) of the Merger Agreement) shall be true and correct as of the date of the Merger Agreement and as of the closing date, as if made as of such date or period (except to the extent expressly made as of an earlier date, in which case only as of such date or period); and

•        the representations and warranties of Magellan (other than Sections 3.2(a), 3.2(f), 3.10(b) and 3.10(c) of the Merger Agreement) shall be true and correct as of the date of the Merger Agreement and as of the closing date (except to the extent expressly made as of an earlier date, in which case only as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “material adverse effect” set forth in any individual such representation or warranty) would not, in the aggregate, reasonably be expected to have a material adverse effect on Magellan.

•        Magellan’s performance or compliance in all material respects with all of its covenants, obligations or agreements required to be performed or complied with under the Merger Agreement prior to the Effective Time; and

•        Magellan having delivered to ONEOK a certificate of a duly authorized officer certifying the matters of the immediately preceding bullets.

•        Magellan having received an opinion of Latham & Watkins LLP, dated as of the closing date, in form and substance reasonably acceptable to ONEOK, to the effect that for U.S. federal income tax purposes (i) Magellan is properly classified as a partnership, and not as an association or a publicly traded partnership taxable as a corporation under Section 7704 of the Code and (ii) each subsidiary of Magellan is properly classified as (A) an entity disregarded as separate from Magellan or (B) a partnership, and not as an association or a publicly traded partnership taxable as a corporation under Section 7704 of the Code.

Magellan’s obligation to effect the merger is subject to the satisfaction at closing, or waiver at or prior to closing, of each of the following conditions:

•        the accuracy of the representations and warranties of ONEOK and Merger Sub as follows:

•        the representations and warranties of ONEOK and Merger Sub regarding organization and certain representations regarding capital stock (as set forth in Section 4.2(a) and Section 4.2(g) of the Merger Agreement) shall be true and correct as of the date of the Merger Agreement and as of the closing date, as if made as of such date (except to the extent expressly made as of an earlier date, in which case only as of such date), except for immaterial inaccuracies;

•        the representations and warranties of ONEOK and Merger Sub regarding operation in the ordinary course of business and the absence of a material adverse effect (as set forth in Section 4.10(b) and 4.10(c) of the Merger Agreement) shall be true and correct as of the date of the Merger Agreement and as of the closing date, as if made as of such date or period (except to the extent expressly made as of an earlier date, in which case only as of such date or period); and

•        the representations and warranties of ONEOK and Merger Sub (other than Sections 4.2(a), 4.2(g), 4.10(b) and 4.10(c) of the Merger Agreement) shall be true and correct as of the date of the Merger Agreement and as of the closing date (except to the extent expressly made as of an earlier date, in which case only as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “material adverse effect” set forth in any individual such representation or warranty) would not, in the aggregate, reasonably be expected to have a material adverse effect on ONEOK.

•        ONEOK’s performance or compliance in all material respects with all of its covenants, obligations or agreements required to be performed or complied with under the Merger Agreement prior to the Effective Time; and

•        ONEOK having delivered to Magellan a certificate of a duly authorized officer certifying the matters of the immediately preceding bullets.

Termination of the Merger Agreement

The Merger Agreement can be terminated in the following circumstances:

•        Mutual Agreement.    Mutual agreement of ONEOK and Magellan.

•        End Date.    Termination by either party, if the merger has not closed by May 14, 2024, which may be automatically extended to August 14, 2024 in certain circumstances.

•        Final Injunction or Other Law.    Termination by either party, if a permanent injunction has been issued or other law has been enacted prohibiting the merger.

•        Shareholder or Unitholder Rejection.    Termination by either party, if Magellan unitholders fail to approve the Merger Proposal at the Magellan Special Meeting or if the ONEOK shareholders fail to approve the Stock Issuance Proposal at the ONEOK Special Meeting.

•        ONEOK Superior Offer.    Termination by ONEOK, prior to ONEOK shareholder approval of the Stock Issuance Proposal, in order to accept a ONEOK superior offer, in which case, ONEOK must pay to Magellan the $450.0 million breakup fee described below.

•        Magellan Superior Offer.    Termination by Magellan, prior to Magellan unitholder approval of the Merger Proposal, in order to accept a Magellan superior offer, in which case, Magellan must pay to ONEOK the $275.0 million breakup fee described below.

•        Change in Recommendation.    Termination by Magellan, prior to ONEOK shareholder approval of the Stock Issuance Proposal, if the ONEOK Board changes its recommendation to the ONEOK shareholders to vote for the issuance of shares of ONEOK Common Stock to the Magellan unitholders in connection with the merger.

•        Change in Recommendation.    Termination by ONEOK, prior to Magellan unitholder approval of the Merger Proposal, if the Magellan GP Board changes its recommendation to the Magellan unitholders to vote for the merger.

•        Breach of Representations or Covenants.    Termination by either party, if the other party has breached its representations or covenants in a way that causes a closing condition to fail.

•        Willful Breach of Non-Solicitation Obligations.    Termination by either party, prior to ONEOK shareholder approval of the Stock Issuance Proposal or Magellan unitholder approval of the Merger Proposal, as applicable, if the other party willfully and materially breaches its non-solicitation obligations which breach materially impedes the consummation of the transactions contemplated by the Merger Agreement.

Payment of Expenses

Magellan has agreed to reimburse ONEOK for its expenses in connection with the merger, up to $125 million, if:

•        End Date.    Either party terminates the Merger Agreement because the merger failed to close by the End Date and at the time of such termination ONEOK could have terminated the Merger Agreement pursuant to a breach of a representation or a failure to perform a covenant by Magellan;

•        Unitholder Rejection.    Magellan unitholders fail to approve the Merger Proposal at the Magellan Special Meeting; or

•        Breach of Representations or Covenants.    ONEOK terminates the Merger Agreement because Magellan has breached its representations or covenants in a way that causes a closing condition to fail.

ONEOK has agreed to reimburse Magellan for its expenses in connection with the merger, up to $75 million, if:

•        End Date.    Either party terminates the Merger Agreement because the merger failed to close by the End Date and at the time of such termination Magellan could have terminated the Merger Agreement pursuant to a breach of a representation or a failure to perform a covenant by ONEOK;

•        Shareholder Rejection.    ONEOK shareholders fail to approve the Stock Issuance Proposal at the ONEOK Special Meeting; or

•        Breach of Representations or Covenants.    Magellan terminates the Merger Agreement because ONEOK has breached its representations or covenants in a way that causes a closing condition to fail.

Termination Fee

Magellan has agreed to pay ONEOK $275 million, less any expenses already reimbursed pursuant to the foregoing section entitled “— Payment of Expenses,” if:

•        End Date Followed by Subsequent Transaction.    Either party terminates the Merger Agreement because the merger failed to close by the End Date and at the time of such termination ONEOK could have terminated the Merger Agreement pursuant to a breach of a representation or a failure to perform a covenant by Magellan and, within 12 months after such termination, Magellan consummates or enters into a definitive agreement to consummate an alternative transaction;

•        Breach of Representations or Covenants Followed by Subsequent Transaction.    ONEOK terminates the Merger Agreement because Magellan has breached its representations or covenants in a way that causes a closing condition to fail and, within 12 months after such termination, Magellan consummates or enters into a definitive agreement to consummate an alternative transaction;

•        Unitholder Rejection Followed by Subsequent Transaction.    Either ONEOK or Magellan terminates the Merger Agreement because Magellan unitholders failed to approve the Merger Proposal at the Magellan Special Meeting and, within 12 months after such termination, Magellan consummates or enters into an agreement to consummate an alternative transaction;

•        Change of Recommendation.    ONEOK terminates the Merger Agreement prior to the approval of the Merger Proposal by Magellan unitholders because the Magellan GP Board has made a change of recommendation;

•        Willful Breach of Non-Solicitation Obligations.    ONEOK terminates the Merger Agreement prior to the approval of the Merger Proposal by Magellan unitholders because Magellan has willfully and materially breached its non-solicitation obligations which breach materially impedes the consummation of the transactions contemplated by the Merger Agreement; or

•        Magellan Superior Offer.    Prior to the approval of the Merger Proposal by Magellan unitholders, Magellan terminates the Merger Agreement to enter into a definitive agreement with respect to a Magellan superior offer.

ONEOK has agreed to pay Magellan $450 million, less any expenses already reimbursed pursuant to the foregoing section entitled “— Payment of Expenses,” if:

•        End Date Followed by Subsequent Transaction.    Either party terminates the Merger Agreement because the merger failed to close by the End Date and at the time of such termination Magellan could have terminated the Merger Agreement pursuant to a breach of a representation or a failure to perform a covenant by ONEOK and, within 12 months after such termination, ONEOK consummates or enters into a definitive agreement to consummate an alternative transaction;

•        Breach of Representations or Covenants Followed by Subsequent Transaction.    Magellan terminates the Merger Agreement because ONEOK has breached its representations or covenants in a way that causes a closing condition to fail and, within 12 months after such termination, ONEOK consummates or enters into a definitive agreement to consummate an alternative transaction;

•        Shareholder Rejection Followed by Subsequent Transaction.    Either ONEOK or Magellan terminates the Merger Agreement because ONEOK shareholders failed to approve the Stock Issuance Proposal at the ONEOK Special Meeting and, within 12 months after such termination, ONEOK consummates or enters into an agreement to consummate an alternative transaction;

•        Change of Recommendation.    Magellan terminates the Merger Agreement prior to the approval of the Stock Issuance Proposal by ONEOK shareholders because the ONEOK Board has made a change of recommendation;

•        Willful Breach of Non-Solicitation Obligations.    Magellan terminates the Merger Agreement prior to the approval of the Stock Issuance Proposal by ONEOK shareholders because ONEOK has willfully and materially breached its non-solicitation obligations which breach materially impedes the consummation of the transactions contemplated by the Merger Agreement;

•        ONEOK Superior Offer.    Prior to the approval of the Stock Issuance Proposal by ONEOK shareholders, ONEOK terminates the Merger Agreement to enter into a definitive agreement with respect to a ONEOK superior offer.

•        Failure to Obtain Regulatory Approval.    Either ONEOK or Magellan terminates the Merger Agreement for the failure to consummate the transaction by the End Date or due to a final and nonappealable injunction prohibiting the merger and at such time (i) any of the closing conditions relating to competition matters have not been satisfied or waived, (ii) the failure to satisfy such conditions is not due to an action of or failure to act by Magellan in material breach of Magellan’s obligations under the Merger Agreement (after provided with an opportunity to cure) and (iii) all the other closing conditions set forth in the Merger Agreement have been satisfied or waived or are capable of being satisfied.

Amendment; Waiver

At any time prior to the Effective Time, any provision of the Merger Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Magellan, ONEOK and Merger Sub or, in the case of a waiver, by the party against whom the waiver is to be effective; provided, however, that after obtaining the approval of the Merger Proposal by Magellan unitholders or the approval of the Stock Issuance Proposal by ONEOK shareholders, as applicable, if any such amendment or waiver will by applicable law or in accordance with the rules and regulations of the NYSE require further approval of the Magellan unitholders or the shareholders of ONEOK, as applicable, the effectiveness of such amendment or waiver will be subject to the approval of the Magellan unitholders or shareholders of ONEOK, as applicable. Notwithstanding the foregoing, no failure or delay by any party to the Merger Agreement in exercising any right under the Merger Agreement will operate as a waiver thereof nor will any single or partial exercise thereof preclude any other or further exercise of any other right under the Merger Agreement.

UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

On May 14, 2023, ONEOK, Merger Sub and Magellan entered into the Merger Agreement, which provides that Merger Sub, a wholly owned subsidiary of ONEOK, will merge with and into Magellan, with Magellan surviving the merger as a direct wholly owned subsidiary of ONEOK. If the merger is completed, Magellan unitholders will receive, for each Magellan Unit that they own as of immediately prior to the Effective Time, a combination of (i) $25.00 in cash and (ii) 0.667 of a share of ONEOK Common Stock.

The merger is anticipated to close during the third quarter of 2023. The following unaudited pro forma combined financial statements (the “Pro Forma Financial Statements”) have been prepared from the respective historical consolidated financial statements of ONEOK and Magellan and have been adjusted to reflect the completion of the merger. The Pro Forma Financial Statements and the notes thereto have been prepared to illustrate the estimated effects of the merger in accordance with Article 11 of Regulation S-X, as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Release No 33-10786 replaced the existing pro forma adjustment criteria with simplified requirements to depict the accounting for the transaction (“Transaction Accounting Adjustments”) and present in the notes the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). Other transactions that are expected to occur as a result of the merger and considered material are included in the Pro Forma Financial Statements as “Other Transaction Accounting Adjustments.” ONEOK has elected not to present Management’s Adjustments and only presents Transaction Accounting Adjustments and Other Transaction Accounting Adjustments in the Pro Forma Financial Statements and notes thereto. The unaudited pro forma combined statements of income (the “Pro Forma Statement(s) of Income”) for the year ended December 31, 2022, and for the three months ended March 31, 2023, are presented as if the merger had been completed on January 1, 2022. The unaudited pro forma combined balance sheet (the “Pro Forma Balance Sheet”) is presented as if the merger had been completed on March 31, 2023.

The Pro Forma Financial Statements have been developed from and should be read in conjunction with:

•        The unaudited consolidated financial statements of ONEOK included in its Quarterly Report on Form 10-Q for the quarter ended March 31, 2023;

•        The unaudited consolidated financial statements of Magellan included in its Quarterly Report on Form 10-Q for the quarter ended March 31, 2023;

•        The audited consolidated financial statements of ONEOK included in its Annual Report on Form 10-K for the year ended December 31, 2022;

•        The audited consolidated financial statements of Magellan included in its Annual Report on Form 10-K for the year ended December 31, 2022; and

•        Other information relating to ONEOK and Magellan contained in or incorporated by reference into this joint proxy statement/prospectus.

The Pro Forma Financial Statements have been prepared to reflect adjustments to ONEOK’s historical consolidated financial information that are directly attributable to the merger and factually supportable. Accordingly, the Pro Forma Financial Statements reflect the following:

Transaction Accounting Adjustments

•        The merger, using the acquisition method of accounting, with ONEOK as the accounting acquirer and each Magellan Unit converted into 0.667 of a share of ONEOK Common Stock and cash in the amount of $25.00;

•        The estimate of liabilities and expenses directly attributable to the merger;

•        Adjustment of depreciation and amortization related to the step up of depreciable assets to estimated fair value;

•        Elimination of historical transactions between ONEOK and Magellan that would be treated as intercompany transactions after the merger;

•        Application of ONEOK’s statutory tax rate to Magellan’s historical pre-tax income; and

•        Certain reclassifications to conform Magellan’s and ONEOK’s historical consolidated financial information.

Other Transaction Accounting Adjustments

•        ONEOK’s estimated debt financing related to funding the cash portion of the Merger Consideration, including related fees; and

•        Estimated compensation costs expected to result from the post-merger alignment of ONEOK and Magellan.

The acquisition method of accounting requires fair values to be estimated and determined for the Merger Consideration, as well as the assets acquired and liabilities assumed by ONEOK upon completing the merger, based on the application of the FASB’s ASC 805, “Business Combinations.” As of the date of this joint proxy statement/prospectus, ONEOK has used currently available information to determine preliminary fair value estimates for the Merger Consideration and its allocation to the Magellan assets acquired and liabilities assumed. Until the merger is completed, ONEOK and Magellan are limited in their ability to share certain information. Therefore, ONEOK estimated the fair value of Magellan’s assets and liabilities based on reviews of Magellan’s SEC filings, preliminary valuation studies, allowed discussions with Magellan’s management and Magellan GP and other due diligence procedures. The assumptions and estimates used to make the preliminary pro forma adjustments are described in the notes accompanying the Pro Forma Financial Statements.

Upon completing the merger, ONEOK will determine the value of the Merger Consideration using the ONEOK Common Stock closing price and Magellan Units outstanding on the closing date. Additionally, after completing the merger, ONEOK will identify the Magellan assets acquired and liabilities assumed and make final determinations of their fair values using relevant information available at that time. As a result of the foregoing, the pro forma adjustments with respect to the merger are preliminary and are subject to change as additional information becomes available and as additional analysis is performed. Any increases or decreases in the Merger Consideration and the fair value of assets acquired and liabilities assumed upon completion of the final valuations may be materially different from the information presented in the Pro Forma Financial Statements. Additionally, compensation costs triggered by change in control provisions related to Magellan employees, which are included as Other Transaction Accounting Adjustments, could differ materially from ONEOK’s preliminary estimates, as ONEOK’s post-integration activities develop.

The Pro Forma Financial Statements are presented for illustrative purposes only and are not necessarily indicative of the operating results and financial position that would have occurred had the merger occurred on the dates indicated. Further, the Pro Forma Financial Statements do not purport to project the future operating results or financial position of the combined company following the merger. ONEOK’s actual financial position and results of operations following completion of the merger may differ materially from these Pro Forma Financial Statements.

As ONEOK has elected not to present Management’s Adjustments, the notes to the Pro Forma Financial Statements exclude projected synergies expected to be achieved as a result of the merger, which are described in the section entitled “The Merger — Recommendation of the ONEOK Board and its Reasons for the Merger” beginning on page 64, as well as any associated costs that may be required to achieve the identified synergies, excluding estimated severance and accelerated vesting of equity awards as described in Note C, (k) and (m) adjustments. Further, the Pro Forma Financial Statements do not reflect the effect of any regulatory actions that may impact the results of the combined company following the merger.

ONEOK, INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA COMBINED BALANCE SHEET
MARCH 31, 2023

	Historical		Reclass Adjustments (a)	Transaction Accounting Adjustments		Other Transaction Accounting Adjustments		Pro Forma Combined
	ONEOK	Magellan
	(Millions of dollars)
Assets
Current assets
Cash and cash equivalents	$680	$7	$—	$(5,052)	(c)	$5,198	(d)	$833
Accounts receivables, net	1,153	160	35	(15)	(i)	—		1,333
Other accounts receivable	—	35	(35)	—		—		—
Materials and supplies	157	—	—	—		—		157
NGLs and natural gas in storage	399	—	(399)	—		—		—
Inventories	—	327	399	45	(b)	—		771
Commodity imbalances	22	—	—	—		—		22
Commodity derivative contracts, net	—	1	(1)	—		—		—
Commodity derivative deposits	—	19	(19)	—		—		—
Assets held for sale	—	10	(10)	—		—		—
Other current assets	158	40	30	—		—		228
Total current assets	2,569	599	—	(5,022)		5,198		3,344
Property, plant and equipment
Property, plant and equipment	25,252	8,209	—	3,091	(b)	—		36,552
Accumulated depreciation and amortization	5,212	2,388	—	(2,388)	(b)	—		5,212
Net property, plant and equipment	20,040	5,821	—	5,479	(b)	—		31,340
Investments and other assets
Investments in unconsolidated affiliates	789	882	—	624	(b)	—		2,295
Goodwill and net intangible assets	750	—	90	4,133	(b)	—		4,973
Goodwill	—	50	(50)	—		—		—
Other intangibles	—	40	(40)	—		—		—
Long-term receivables	—	9	(9)	—		—		—
Right of use assets, operating leases	—	143	(143)	—		—		—
Restricted cash	—	5	(5)	—		—		—
Other assets	316	18	157	(55)	(i)	—		436
Total investments and other assets	1,855	1,147	—	4,702		—		7,704
Total assets	$24,464	$7,567	$—	$5,159		$5,198		$42,388
Liabilities and equity
Current liabilities
Current maturities of long-term debt	$500	$—	$—	$—		$—		$500
Accounts payable	1,074	127	—	(13)	(i)	—		1,188
Accrued payroll and benefits	—	43	(43)	—		—		—
Commodity imbalance	220	—	162	—		—		382
Accrued taxes	150	57	—	—		—		207
Accrued interest	137	50	—	—		—		187
Deferred revenue	—	110	(110)	—		—		—

ONEOK, INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA COMBINED BALANCE SHEET — (Continued)
MARCH 31, 2023

	Historical		Reclass Adjustments (a)	Transaction Accounting Adjustments		Other Transaction Accounting Adjustments		Pro Forma Combined
	ONEOK	Magellan
	(Millions of dollars)
Accrued product liabilities	—	162	(162)	—		—		—
Operating lease liability	12	31	—	(7)	(i)	—		36
Commodity derivative contracts, net	—	4	(4)	—		—		—
Other current liabilities	89	34	157	121	(e)	135	(h) (m) (k)	536
Total current liabilities	2,182	618	—	101		135		3,036
Long-term debt, excluding current maturities	12,728	4,984	—	(895)	(b)	5,198	(d)	22,015
Deferred credits and other liabilities
Long-term pension and benefits	—	91	(91)	—		—		—
Deferred income taxes	2,027	—	—	—		—		2,027
Operating lease liability	66	112	—	(48)	(i)	—		130
Other deferred credits	329	81	91	—		—		501
Total deferred credits and other liabilities	2,422	284	—	(48)		—		2,658
Equity
Preferred stock, $0.01 par value	—	—	—	—		—		—
Common stock, $0.01 par value	5	—	—	1	(f)	—		6
Common unitholders	—	1,774	—	(1,774)	(g)	—		—
Paid-in capital	7,253	—	—	7,804	(f)	—		15,057
Retained earnings	672	—	—	(123)	(e)(i)	(135)	(h) (m) (k)	414
Accumulated other comprehensive loss	(99)	(93)	—	93	(g)	—		(99)
Treasury stock	(699)	—	—	—		—		(699)
Total equity	7,132	1,681	—	6,001		(135)		14,679
Total liabilities and equity	$24,464	$7,567	$—	$5,159		$5,198		$42,388

The accompanying notes are an integral part of the Pro Forma Financial Statements.

ONEOK, INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA STATEMENT OF INCOME
FOR THREE MONTHS ENDED MARCH 31, 2023

	Historical		Reclass Adjustments (a)	Transaction Accounting Adjustments		Other Transaction Accounting Adjustments		Pro Forma Combined
	ONEOK	Magellan
	(Millions of dollars, except per share data)
Revenues
Commodity sales	$4,156	$—	$410	$(47)	(i)	$—		$4,519
Services	365	—	460	(5)	(i)	—		820
Transportation and terminals revenues	—	454	(454)	—		—		—
Product sales revenue	—	410	(410)	—		—		—
Affiliate management fee revenue	—	6	(6)	—		—		—
Total revenues	4,521	870	—	(52)		—		5,339
Cost of sales and fuel (exclusive of items shown separately below)	3,347	—	347	(52)	(i)	—		3,642
Cost of product sales	—	320	(320)	—		—		—
Operations and maintenance	239	—	138	1	(l)	—		378
Operating	—	134	(134)	—		—		—
Depreciation and amortization	162	56	—	24	(j)(t)	—		242
General and administrative	—	60	(60)	—		—		—
General taxes	57	—	29	—		—		86
Earnings of non-controlled entities	—	26	(26)	—		—		—
Other operating (income) expense, net	(781)	(6)	—	—		—		(787)
Operating income	1,497	332	(26)	(25)		—		1,778
Equity in net earnings from investments	40	—	26	(4)	(r)	—		62
Allowance for equity funds used during construction	1	—	—	—		—		1
Gain on disposition of assets	—	—	—	—		—		—
Interest income	—	1	(1)	—		—		—
Other income (expense), net	7	(1)	1	—		—		7
Interest expense (net of capitalized interest of $19)	(166)	(58)	1	(6)	(n)	(84)	(p)	(313)
Interest capitalized	—	1	(1)	—		—		—
Income (loss) before income taxes	1,379	275	—	(35)		(84)		1,535
Income taxes	(330)	(1)		(55)	(o)(s)	19	(s)	(367)
Income from continuing operations attributable to ONEOK	$1,049	$274	$—	$(90)		$(65)		$1,168
Basic EPS	$2.34							$2.00
Diluted EPS	$2.34							$2.00
Average shares (millions)
Basic	448			135	(f)			583
Diluted	449			135	(f)			584

The accompanying notes are an integral part of the Pro Forma Financial Statements.

ONEOK, INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA STATEMENT OF INCOME
FOR THE YEAR ENDED DECEMBER 31, 2022

	Historical		Reclass Adjustments (a)	Transaction Accounting Adjustments		Other Transaction Accounting Adjustments		Pro Forma Combined
	ONEOK	Magellan
	(Millions of dollars, except per share data)
Revenues
Commodity sales	$20,976	$—	$1,302	$(218)	(i)	$—		$22,060
Services	1,411	—	1,898	(21)	(i)	—		3,288
Transportation and terminals revenues	—	1,876	(1,876)	—		—		—
Product sales revenue	—	1,302	(1,302)	—		—		—
Affiliate management fee revenue	—	22	(22)	—		—		—
Total revenues	22,387	3,200	—	(239)		—		25,348
Cost of sales and fuel (exclusive of items shown separately below)	17,910	—	1,224	(194)	(q)(i)	—		18,940
Cost of product sales	—	1,119	(1,119)	—		—		—
Operations and maintenance	958	—	625	126	(e)(l)	112	(k) (m)	1,821
Operating	—	592	(592)	—		—		—
Depreciation and amortization	626	293	—	98	(j)(t)	—		1,017
General and administrative	—	241	(241)	—		—		—
General taxes	191	—	103	—		—		294
Earnings of non-controlled entities	—	148	(148)	—		—		—
Other operating (income) expense, net	(105)	(5)	—	—		—		(110)
Operating income	2,807	1,108	(148)	(269)		(112)		3,386
Equity in net earnings from investments	148	—	148	(17)	(r)	—		279
Allowance for equity funds used during construction	3	—	—	—		—		3
Gain on disposition of assets	—	1	(1)	—		—		—
Interest income	—	1	(1)	—		—		—
Other income (expense), net	(32)	(20)	2	—		—		(50)
Interest expense (net of capitalized interest of $59)	(676)	(230)	2	(23)	(n)	(359)	(p) (h)	(1,286)
Interest capitalized	—	2	(2)	—		—		—
Income (loss) before income taxes	2,250	862	—	(309)		(471)		2,332
Income taxes	(528)	(3)	—	(127)	(o)(s)	108	(s)	(550)
Income from continuing operations attributable to ONEOK	$1,722	$859	$—	$(436)		$(363)		$1,782
Basic EPS	$3.85							$3.06
Diluted EPS	$3.84							$3.05
Average shares (millions)
Basic	447			135	(f)			582
Diluted	448			135	(f)			583

The accompanying notes are an integral part of the Pro Forma Financial Statements.

NOTES TO THE UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

A.     BASIS OF PRESENTATION

The ONEOK and Magellan historical financial information have been derived from each respective company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2023, and Annual Report on Form 10-K for the year ended December 31, 2022. Certain historical consolidated financial information has been reclassified to conform Magellan’s and ONEOK’s financial statement presentation. The Pro Forma Financial Statements should be read in conjunction with the historical consolidated financial statements and related notes thereto of ONEOK and Magellan.

The Pro Forma Balance Sheet is presented as if the merger had been completed on March 31, 2023. The Pro Forma Statements of Income are presented as if the merger had been completed on January 1, 2022.

The merger and related adjustments are described in the accompanying notes and are based on currently available information. All material adjustments have been made that are necessary to present fairly the Pro Forma Financial Statements, in accordance with Article 11 of the Regulation of S-X of the SEC. The Pro Forma Financial Statements do not purport to represent what the combined company’s financial position or results of operations would have been if the transactions had actually occurred on the dates indicated, nor are they indicative of ONEOK’s future financial position or results of operations. Actual results may differ materially from the assumptions and estimates reflected in the Pro Forma Financial Statements due to factors discussed in the section entitled “Risk Factors” on page 25 of this joint proxy statement/prospectus.

Upon completion of the merger, ONEOK will perform a comprehensive review of Magellan’s accounting policies. As a result of that review, ONEOK may identify differences between the accounting policies of the two companies, which when conformed, could have a material impact on the Pro Forma Financial Statements. With the information currently available, ONEOK has determined that no significant adjustments are necessary to conform Magellan’s historical consolidated financial information to the accounting policies used by ONEOK. As a result, the Pro Forma Financial Statements presented assume there are no differences in accounting policies. However, as discussed in Note C, certain reclassifications have been made to conform Magellan’s and ONEOK’s historical consolidated financial statement presentation.

ONEOK’s historical consolidated financial information included in the Pro Forma Statement of Income for the three months ended March 31, 2023, includes a non-recurring operational gain of $779 million ($600 million, net of taxes) related to the receipt of insurance proceeds following a fire that occurred in 2022 at ONEOK’s 210 MBbl/d Medford, Oklahoma, natural gas liquids fractionation facility. The gain is recorded within Other operating (income) expense, net and is further discussed in ONEOK’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2023.

B.     PRELIMINARY ACQUISITION ACCOUNTING

As the accounting acquirer, ONEOK will account for the merger using the acquisition method of accounting for business combinations pursuant to ASC 805, “Business Combinations.” The allocation of the preliminary purchase price to the fair value of assets acquired and liabilities assumed is based upon ONEOK management’s estimates and assumptions using currently available information. The purchase price allocation and the resulting effect on ONEOK’s financial position and results of operations may be subject to change as ONEOK monitors and interprets the impact that new information may have on the fair value of assets acquired and liabilities assumed. The final valuation could differ materially from the preliminary valuation used in the Transaction Accounting Adjustments. The preliminary purchase price allocation is subject to change due to several factors, including, but not limited to changes in the estimated fair value of the ONEOK Common Stock issued to Magellan unitholders and changes in the estimated fair value of Magellan’s assets acquired and liabilities assumed as of the closing date, as management obtains additional information regarding the assets acquired and liabilities assumed. The preliminary purchase accounting has not assumed any differences between assigned book values and tax bases of Magellan’s assets acquired and liabilities assumed. Further refinements of ONEOK’s fair values estimates of the assets acquired and liabilities assumed for financial reporting and ONEOK’s tax basis reporting could result in material changes to the preliminary purchase accounting. The fair value of assets acquired and liabilities assumed that are not separately discussed within the Pro Forma Financial Statements and related notes have been assumed to be their March 31, 2023 carrying amounts. After completing the merger, ONEOK expects to finalize the purchase price allocation as soon as practicable, within the measurement period of ASC 805, “Business Combinations.”

The following tables present the preliminary Merger Consideration and preliminary purchase price allocation of assets acquired and liabilities assumed in the merger (millions of dollars, shares and units, except per share/unit data):

Preliminary Purchase Price Allocation
Merger Consideration
Magellan public common units outstanding(1)	202
Cash Consideration per Magellan Unit(2)	$25.00
Cash portion of Merger Consideration	$5,052
Magellan public common units outstanding(1)	202
ONEOK Exchange Ratio per Magellan Unit(2)	0.667
Shares of ONEOK Common Stock assumed to be issued	135
ONEOK Common Stock closing price as of May 25, 2023	$57.57
Fair value of equity portion of Merger Consideration	$7,760
Fair value of Magellan replacement equity awards(3)	$45
Total Merger Consideration (excluding debt assumed)	$12,857

____________

(1)      Reflects Magellan public common units outstanding as of May 3, 2023.

(2)      Reflects the cash payment amount per Magellan Unit and the Exchange Ratio per Magellan Unit to be received by the holders of Magellan public common units.

(3)      Reflects the fair value of Magellan’s equity awards attributable to employee pre-combination service, which is included in the consideration transferred. The fair value of Magellan’s equity awards after their conversion into ONEOK equity awards attributable to post-combination service will be recognized as expense over the post-combination service period. ONEOK approximated the fair value of Magellan’s equity awards attributable to pre-combination service utilizing publicly available information from the Magellan Annual Report on Form 10-K for the year ended December 31, 2022 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2023.

Preliminary Purchase Price Allocation
Assets acquired:
Cash and cash equivalents	$7
Accounts receivables, net	195
Inventories	372
Other current assets	70
Net property, plant and equipment	11,300
Investments in unconsolidated affiliates	1,506
Net intangible assets	1,075
Other assets	175
Total assets acquired	14,700
Liabilities assumed:
Accounts payable	127
Other current liabilities	491
Long-term debt, excluding current maturities	4,089
Other deferred credits and liabilities	284
Total liabilities assumed	4,991
Total identifiable net assets	9,709
Goodwill	3,148
Total estimated Merger Consideration	$12,857

From May 12, 2023, the last trading date prior to the initial public announcement of the merger to May 25, 2023, the preliminary value of the Merger Consideration to be issued decreased by approximately $829 million, as a result of the decrease in the share price for ONEOK Common Stock from $63.72 to $57.57. The final value of Merger Consideration will be determined based on the actual number of shares of ONEOK Common Stock issued and the market price of ONEOK Common Stock at the closing date of the merger. A 10 percent increase or decrease in the closing price of ONEOK Common Stock, as compared to the May 25, 2023 closing price of $57.57, would increase or decrease the Merger Consideration by approximately $776 million, assuming all other factors are held constant.

C.     PRO FORMA ADJUSTMENTS

The Pro Forma Financial Statements have been adjusted to reflect reclassifications to conform ONEOK’s and Magellan’s financial statement presentations. Adjustments included in the “Transaction Accounting Adjustments” column reflect the impact of the merger. Adjustments included in the “Other Transaction Accounting Adjustments” column reflect financing associated with the merger and estimated compensation costs projected to occur subsequent to the merger. Both of these columns include an estimated tax impact of the pro forma adjustments.

(a)     The following reclassifications have been made to conform Magellan’s and ONEOK’s financial statement presentations:

Pro Forma Balance Sheet as of March 31, 2023:

•        To reclassify $35 million of other accounts receivable to accounts receivables, net;

•        To reclassify $399 million of NGLs and natural gas in storage to inventories;

•        To reclassify $1 million of commodity derivative contracts, net, $19 million of commodity derivative deposits and $10 million of assets held for sale to other current assets;

•        To reclassify $50 million of goodwill and $40 million of other intangibles to goodwill and net intangible assets;

•        To reclassify $9 million of long-term receivables; $143 million of right of use assets, operating leases; and $5 million of restricted cash to other assets;

•        To reclassify $43 million of accrued payroll and benefits; $110 million of deferred revenue and $4 million of commodity derivative contracts, net to other current liabilities;

•        To reclassify $162 million of accrued product liabilities to commodity imbalance; and

•        To reclassify $91 million of long-term pension and benefits to other deferred credits.

Pro Forma Statement of Income for the three months ended March 31, 2023:

•        To reclassify $454 million of transportation and terminals revenues and $6 million of affiliate management fee revenue to services;

•        To reclassify $410 million of product sales revenue to commodity sales;

•        To reclassify $320 million of cost of product sales and $27 million of operating costs, representing fuel and power costs, to cost of sales and fuel;

•        To reclassify $82 million of operating costs and $56 million of general and administrative costs to operations and maintenance;

•        To reclassify $26 million of earnings of non-controlled entities included in operating income to equity in net earnings from investments, below operating income;

•        To reclassify $25 million of operating costs and $4 million of general and administrative costs to general taxes;

•        To reclassify $1 million of interest income to other income (expense), net; and

•        To reclassify $1 million of interest capitalized to interest expense, net of capitalized interest.

Pro Forma Statement of Income for the year ended December 31, 2022:

•        To reclassify $1,302 million of product sales revenue to commodity sales;

•        To reclassify $1,876 million of transportation and terminals revenues and $22 million of affiliate management fee revenue to services;

•        To reclassify $1,119 million of cost of product sales and $105 million of operating costs, representing fuel and power costs, to cost of sales and fuel;

•        To reclassify $391 million of operating costs and $234 million of general and administrative costs to operations and maintenance;

•        To reclassify $96 million of operating costs and $7 million of general and administrative costs to general taxes;

•        To reclassify $148 million of earnings of non-controlled entities included in operating income to equity in net earnings from investments, below operating income;

•        To reclassify $1 million of gain on disposition of assets and $1 million of interest income to other income (expense), net; and

•        To reclassify $2 million of interest capitalized to interest expense, net of capitalized interest.

(b)    These adjustments reflect the adjustment to book value for the preliminary estimated fair value of $12.9 billion in total Merger Consideration allocated to the estimated fair values of the assets acquired and liabilities assumed as follows:

•        Inventories:    a $45 million increase to Magellan’s book value. The estimated fair value was determined utilizing recent market pricing.

•        Net property, plant and equipment:    a $5.479 billion increase to Magellan’s net book value.

•        Investments in unconsolidated affiliates:    a $624 million increase to Magellan’s book value.

•        Goodwill and net intangible assets:    a $4.133 billion net increase, attributable to the removal of Magellan’s historical goodwill and other intangible balances of $90 million and the increase resulting from acquired intangible assets and goodwill resulting from the merger. This results in goodwill attributable to the merger of $3.148 billion and intangible assets of $1.075 billion. As part of the preliminary purchase price allocation, ONEOK identified intangible assets related to contract-based customer relationships. These preliminary estimates of fair value may differ materially from final amounts calculated after completing a detailed valuation analysis.

•        Long-term debt:    a net $895 million decrease to Magellan’s book value associated with their assumed debt. This includes the removal of Magellan’s historical balances for debt issuance costs and net unamortized debt premium, as well as the reduction associated with remeasuring Magellan’s debt to fair value. ONEOK utilized publicly traded prices for Magellan’s debt as of May 25, 2023, to estimate the fair value of the assumed debt.

(c)     Reflects a decrease in cash related to the $5.052 billion cash portion of Merger Consideration.

(d)    Reflects an increase in cash and long-term debt related to the assumption that the existing $5.25 billion senior unsecured bridge loan facility will be unused and replaced by issuance of an equal amount of new senior unsecured notes used to finance the Cash Consideration, less $52 million of associated debt issuance costs from the new senior unsecured notes.

(e)     Reflects the estimated accrual of non-recurring transaction costs of $121 million ($93 million, net of tax) related to the merger, including fees paid for financial advisory, legal and other professional services.

(f)     Reflects the increase in shares of ONEOK Common Stock and additional paid-in capital resulting from the issuance of ONEOK Common Stock to Magellan unitholders to effect the merger as well as the increase resulting from the estimated fair value of Magellan’s equity awards attributable to employee pre-combination service. See Note B for discussion of assumptions.

(g)    Reflects the elimination of Magellan’s historical equity balances in accordance with the acquisition method of accounting.

(h)    Reflects the estimated accrual of non-recurring fees of $23 million ($18 million, net of tax) associated with a 364-day fully committed bridge loan. The fees are not reflected in the historical March 31, 2023, consolidated balance sheets of ONEOK and Magellan, but are reflected in the Pro Forma Balance Sheet, as an increase to other current liabilities and a decrease to retained earnings, and an increase in interest expense in the Pro Forma Statement of Income for the year ended December 31, 2022, as fully amortized debt issuance costs.

(i)     Reflects the elimination of historical transactions between ONEOK and Magellan that would be treated as intercompany transactions after the merger.

(j)     Reflects the increase to depreciation expense of $18 million and $73 million in the Pro Forma Statements of Income for the three months ended March 31, 2023 and the year ended December 31, 2022, respectively, resulting from the increase in the basis of Magellan’s property, plant and equipment. ONEOK utilized a preliminary estimated useful life of 38 years and the straight line method to amortize the increase in basis. The estimated useful life is based on ONEOK’s preliminary expectation of the assets’ useful lives, which was informed by Magellan’s publicly available information.

(k)    Reflects a non-recurring post-combination expense of $33 million ($25 million, net of tax) consisting of cash severance benefits estimated to result from the post-merger alignment of ONEOK and Magellan. Such benefits are required upon both a change in control and a change in employment status, as defined by Magellan’s severance plans. The amount is accrued in the Pro Forma Balance Sheet as an increase to other current liabilities and a decrease to retained earnings and reflected in operations and maintenance in the Pro Forma Statement of Income for the year ended December 31, 2022.

(l)     Reflects the adjustment for additional compensation expense resulting from the conversion of Magellan’s equity awards to ONEOK equity awards at the closing date. These awards will vest in shares of ONEOK Common Stock subsequent to the merger. The Pro Forma Statements of Income for three months ended March 31, 2023, and the year ended December 31, 2022, include adjustments for $1 million and $5 million of additional expense, respectively. The adjustment is attributable to ONEOK’s preliminary estimate of the difference between Magellan’s historical share-based compensation expense included in Magellan’s historical results and the estimated share-based compensation expense related to the fair value of the replacement awards issued as part of the merger. The estimated excess in fair value of the replacement share-based awards is recognized ratably over post-combination service periods presented, utilizing the term of Magellan’s vesting period. ONEOK estimated the preliminary fair value of the awards primarily utilizing a combination of publicly available information and due diligence information available to ONEOK. The preparation of a valuation study to determine the appropriate fair value of share-based awards has not yet been completed and any resulting change in the fair value would have a direct impact to this expense.

(m)   Reflects a non-recurring expense of $79 million ($61 million, net of tax) attributable to ONEOK’s preliminary estimate of accelerated vesting in the replacement awards, triggered by both the change in control and terminations resulting from the post-merger alignment of ONEOK and Magellan. These accelerated awards are payable in cash. This amount is included within operations and maintenance in the Pro Forma Statement of Income for the year ended December 31, 2022, and as an increase to other current liabilities and a decrease to retained earnings in the Pro Forma Balance Sheet. ONEOK estimated the preliminary fair value of the awards primarily utilizing a combination of publicly available information and due diligence information available to ONEOK. The preparation of a valuation study to determine the appropriate fair value of share based awards has not yet been completed and any resulting change in the fair value would have a direct impact to this expense.

(n)    Reflects a net increase to interest expense of $6 million and $23 million in the Pro Forma Statements of Income for the three months ended March 31, 2023 and the year ended December 31, 2022, respectively, primarily related to the amortization of the discount resulting from the fair value remeasurement of Magellan’s debt.

(o)    Reflects the tax effect of Magellan’s historical pre-tax income at ONEOK’s blended federal and state statutory rate of 23%.

(p)    Reflects an increase to interest expense, including amortization of debt issuance costs, of $84 million and $336 million in the Pro Forma Statements of Income for the three months ended March 31, 2023 and the year ended December 31, 2022, respectively, associated with the anticipated issuance of new senior fixed-rate notes used to fund the Cash Consideration. The increased interest expense relates to the anticipated issuance of new senior unsecured notes and assumes issuance occurred on January 1, 2022. Interest expense is estimated using an assumed weighted average interest rate of 6.35%, which is based on current indicative new issue credit spreads to applicable U.S. Treasury yields.

(q)    Reflects the adjustments to increase cost of sales and fuel by $45 million ($35 million, net of tax), the same amount as the increase in the basis of Magellan’s inventory, as the inventory is expected to be sold within one year of the acquisition date.

(r)     Reflects adjustments related to the amortization of equity method basis differences related to Magellan’s investments in unconsolidated affiliates. ONEOK has preliminarily assessed that basis differences are attributable to property, plant and equipment and contract-based customer relationship intangible assets and utilized a preliminary useful life of 38 years to amortize the basis differences.

(s)     Reflects the tax effect of the Transaction Accounting Adjustments and Other Transaction Accounting Adjustments at the blended federal and state statutory rate of 23%.

(t)     Reflects the increase in amortization expense of $6 million and $25 million in the Pro Forma Statements of Income for the three months ended March 31, 2023 and the year ended December 31, 2022, respectively, resulting from the recognized intangible assets acquired. ONEOK utilized the straight line method of amortization for purposes of the Pro Forma Financial Statements and an estimated useful life of 38 years. Assuming the fair value of the recognized intangible assets is held constant, utilizing an estimate useful life of 30 years would increase amortization expense by $2 million and $8 million for the three months ended March 31, 2023 and the year ended December 31, 2022, respectively. An estimated useful life of 20 years would increase amortization expense by $7 million and $26 million for the three months ended March 31, 2023 and the year ended December 31, 2022, respectively.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a discussion of U.S. federal income tax consequences to U.S. holders (as defined below) of the merger and of owning and disposing of shares of ONEOK Common Stock received in the merger. This discussion is limited to U.S. Magellan unitholders that hold their Magellan Units, and will hold their shares of ONEOK Common Stock received in the merger, as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion is based upon the Code, Treasury Regulations promulgated thereunder, administrative rulings and judicial decisions in effect as of the date of this joint proxy statement/prospectus, all of which are subject to change at any time, possibly with retroactive effect. Any such change could affect the accuracy of the statements and conclusions set forth in this discussion. No ruling has been, or is expected to be, sought from the Internal Revenue Service (the “IRS”) with respect to any of the tax consequences discussed below. As a result, there can be no assurances that the IRS will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth below.

This discussion does not address tax consequences that may be relevant to particular U.S. holders in light of their individual circumstances, including, without limitation:

•        banks, financial institutions or insurance companies;

•        real estate investment trusts;

•        regulated investment companies or mutual funds;

•        “controlled foreign corporations” or “passive foreign investment companies”;

•        dealers and brokers in stocks and securities or currencies;

•        traders in securities that use a mark-to-market method of tax accounting;

•        tax-exempt entities;

•        certain former citizens or long-term residents of the United States;

•        persons that received Magellan Units as compensation for the performance of services;

•        holders of options, restricted units or bonus units granted under any Magellan benefit plan;

•        persons that hold Magellan Units or ONEOK Common Stock as part of a hedge, straddle, appreciated financial position, conversion or other “synthetic security” or integrated investment or risk reduction transaction for U.S. federal income tax purposes;

•        S-corporations or other pass-through entities (or investors in S-corporations or other pass-through entities);

•        persons whose “functional currency” is not the U.S. dollar;

•        “qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds; or

•        persons subject to special tax accounting rules as a result of any item of gross income with respect to the Magellan Units or ONEOK Common Stock being taken into account in an applicable financial statement.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds Magellan Units, the tax treatment of a partner in such partnership will generally depend on the status of the partner and the activities of the partner and the partnership. Any entity treated as a partnership for U.S. federal income tax purposes that holds Magellan Units, and any partners in such partnership, are strongly urged to consult their tax advisors regarding the tax consequences of the merger and of owning and disposing of shares of ONEOK Common Stock received in the merger.

The tax consequences of the merger to any Magellan unitholder that is not a U.S. holder are not discussed in this joint proxy statement/prospectus. Such holders are strongly urged to consult their own tax advisors regarding the tax consequences of the merger and of owning and disposing of shares of ONEOK Common Stock received in the merger, in each case, in light of their specific circumstances.

Moreover, this discussion does not address any tax consequences arising under the net investment income tax or the alternative minimum tax, nor does it address any tax consequences arising under the laws of any state, local or foreign jurisdiction, or under any U.S. federal laws other than those pertaining to income taxes.

For purposes of this discussion, a “U.S. holder” is a beneficial owner of Magellan Units or shares of ONEOK Common Stock received in the merger that is for U.S. federal income tax purposes:

•        a citizen or resident of the United States;

•        a corporation (or other entity or arrangement treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•        an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•        a trust if such trust has validly elected to be treated as a U.S. person for U.S. federal income tax purposes or if (1) a court within the United States is able to exercise primary supervision over its administration and (2) one or more U.S. persons have the authority to control all of the substantial decisions of such trust.

THIS DISCUSSION IS PROVIDED FOR GENERAL INFORMATION ONLY AND IS NOT A COMPLETE ANALYSIS OR DESCRIPTION OF ALL POTENTIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER OR THE RECEIPT, OWNERSHIP AND DISPOSITION OF SHARES OF ONEOK COMMON STOCK RECEIVED IN THE MERGER. EACH MAGELLAN UNITHOLDER IS STRONGLY URGED TO CONSULT WITH AND RELY SOLELY UPON ITS OWN TAX ADVISOR AS TO THE SPECIFIC FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES TO SUCH HOLDER OF THE MERGER AND THE RECEIPT, OWNERSHIP AND DISPOSITION OF SHARES OF ONEOK COMMON STOCK RECEIVED IN THE MERGER, TAKING INTO ACCOUNT ITS OWN PARTICULAR CIRCUMSTANCES.

Tax Consequences of the Merger to U.S. Magellan Unitholders

Tax Characterization of the Merger

The receipt of shares of ONEOK Common Stock and cash in exchange for Magellan Units pursuant to the merger will be a taxable transaction to U.S. holders for U.S. federal income tax purposes. In general, the merger will be treated as a taxable sale of a U.S. holder’s Magellan Units in exchange for shares of ONEOK Common Stock and the aggregate Cash Consideration received in the merger. The remainder of this discussion assumes that the merger will be treated as a taxable transaction.

Amount and Character of Gain or Loss Recognized

A U.S. holder that receives shares of ONEOK Common Stock and cash in exchange for Magellan Units pursuant to the merger will recognize gain or loss in an amount equal to the difference between (i) the sum of (A) the fair market value of the shares of ONEOK Common Stock received (plus any cash received in lieu of a fractional share of ONEOK Common Stock), (B) the aggregate Cash Consideration received in the merger and (C) such U.S. holder’s share of Magellan nonrecourse liabilities immediately prior to the merger and (ii) such U.S. holder’s adjusted tax basis in the Magellan Units exchanged therefor (which includes such U.S. holder’s share of Magellan’s nonrecourse liabilities immediately prior to the merger).

A U.S. holder’s initial tax basis in Magellan Units that were purchased with cash equaled, at the time of such purchase, the amount such holder paid for the Magellan Units plus the U.S. holder’s share of Magellan’s nonrecourse liabilities. Over time that basis has (i) increased by the U.S. holder’s share of Magellan’s income and by any increases in the U.S. holder’s share of Magellan’s nonrecourse liabilities, and (ii) decreased, but not below zero, by distributions from Magellan, by the U.S. holder’s share of Magellan’s losses, by any decrease in the U.S. holder’s share of Magellan’s nonrecourse liabilities and by the U.S. holder’s share of Magellan expenditures that are not deductible in computing taxable income and are not required to be capitalized. Upon the disposition of a Magellan Unit, including in connection with the merger, a U.S. holder’s basis in its Magellan Units will be increased by the U.S. holder’s share of certain items related to business interest not yet deductible by such U.S. holder due to applicable limitations on the deductibility of such business interest.

Except as noted below, gain or loss recognized by a U.S. holder on the exchange of Magellan Units in the merger will generally be taxable as a capital gain or loss. However, a portion of this gain or loss, which could be substantial, will be separately computed and taxed as ordinary income or loss under Section 751 of the Code to the extent attributable to “unrealized receivables,” including depreciation recapture, or to “inventory items” owned by Magellan and its subsidiaries. Ordinary income attributable to unrealized receivables and inventory items may exceed net taxable gain realized upon the exchange of a Magellan Unit pursuant to the Merger Agreement and may be recognized even if there is a net taxable loss realized on the exchange of such U.S. holder’s Magellan Units pursuant to the merger. Consequently, a U.S. holder may recognize both ordinary income and capital loss upon the exchange of Magellan Units in the merger.

Capital gain or loss recognized by a U.S. holder will generally be long-term capital gain or loss if the U.S. holder has held its Magellan Units for more than twelve months as of the Effective Time. If the U.S. holder is an individual, such long-term capital gain will generally be eligible for reduced rates of taxation. Capital losses recognized by a U.S. holder may offset capital gains and, in the case of individuals, no more than $3,000 of ordinary income. Capital losses recognized by U.S. holders that are corporations may only be used to offset capital gains.

The amount of gain or loss recognized by each U.S. holder in the merger will vary depending on the value of the shares of ONEOK Common Stock received by each U.S. holder in the merger and on each U.S. holder’s particular situation, including the adjusted tax basis of the Magellan Units exchanged by each U.S. holder in the merger and the amount of any suspended passive losses that may be available to a particular unitholder to offset all or a portion of the gain recognized by each U.S. holder. Passive losses that were not deductible by a U.S. holder in prior taxable periods because they exceeded a U.S. holder’s share of Magellan’s income may be deducted in full upon the U.S. holder’s taxable disposition of its entire investment in Magellan pursuant to the merger. Each U.S. holder is strongly urged to consult its own tax advisor with respect to the unitholder’s specific tax consequences of the merger, taking into account its own particular circumstances.

Magellan Items of Income, Gain, Loss, and Deduction for the Taxable Period of Magellan that Includes the Date of the Merger

A U.S. Magellan unitholder will be allocated its share of Magellan’s items of income, gain, loss, and deduction for the taxable period of Magellan that includes the date of the merger in accordance with the Magellan Partnership Agreement. A U.S. holder will be subject to U.S. federal income tax on any such allocated income and gain even if such U.S. holder does not receive a cash distribution from Magellan. Any such income and gain allocated to a U.S. holder will increase the U.S. holder’s tax basis in its Magellan Units and, therefore, will reduce the gain, or increase the loss, recognized by such U.S. holder resulting from the merger. Any losses or deductions allocated to a U.S. holder will decrease the U.S. holder’s tax basis in its Magellan Units and, therefore, will increase the gain, or reduce the loss, recognized by such U.S. holder resulting from the merger.

Tax Basis and Holding Period in Shares of ONEOK Common Stock Received in the Merger

A U.S. holder’s tax basis in the shares of ONEOK Common Stock received in the merger will equal the fair market value of such shares. A U.S. holder’s holding period in the shares of ONEOK Common Stock received in the merger will begin on the day after the date of the merger.

Tax Consequences to U.S. Holders of Owning and Disposing of Shares of ONEOK Common Stock Received in the Merger

Distributions on Shares of ONEOK Common Stock

For U.S. federal income tax purposes, distributions of cash by ONEOK to a U.S. holder with respect to shares of ONEOK Common Stock received in the merger will generally be included in such U.S. holder’s income as dividend income to the extent of ONEOK’s current or accumulated “earnings and profits” as determined under U.S. federal income tax principles. A portion of the cash distributed to ONEOK shareholders by ONEOK after the merger may exceed ONEOK’s current and accumulated earnings and profits. Distributions of cash in excess of ONEOK’s current and accumulated earnings and profits will be treated as a non-taxable return of capital reducing a U.S. holder’s adjusted tax basis in such U.S. holder’s shares of ONEOK Common Stock and, to the extent the distribution exceeds such U.S. holder’s adjusted tax basis, as capital gain from the sale or exchange of such shares of ONEOK Common Stock. Dividends received by a corporate U.S. holder may be eligible for a dividends received deduction, subject to applicable limitations. Dividends received by an individual U.S. holder may be taxed at the lower applicable long-term capital gains rate if such dividends are treated as “qualified dividend income” for U.S. federal income tax purposes.

Sale, Exchange, Certain Redemptions or Other Taxable Dispositions of Shares of ONEOK Common Stock

Upon the sale, exchange, certain redemptions or other taxable dispositions of shares of ONEOK Common Stock received in the merger, a U.S. holder will generally recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any other property received upon such taxable disposition of shares of ONEOK Common Stock and (ii) the U.S. holder’s adjusted tax basis in such shares of ONEOK Common Stock. Such capital gain or loss will be long-term capital gain or loss if the U.S. holder’s holding period in the shares of ONEOK Common Stock disposed of is more than twelve months at the time of such taxable disposition. Long-term capital gains of non-corporate taxpayers are generally taxed at reduced rates. Capital losses recognized by a U.S. holder may offset capital gains and, in the case of individuals, no more than $3,000 of ordinary income. Capital losses recognized by U.S. holders that are corporations may only be used to offset capital gains.

Information Reporting and Backup Withholding

Information returns may be required to be filed with the IRS in connection with the merger and in connection with distributions made with respect to, or dispositions of, shares of ONEOK Common Stock received in the merger. A U.S. holder may be subject to U.S. backup withholding on payments made pursuant to the merger or on distributions made with respect to, or on payments made pursuant to dispositions of, shares of ONEOK Common Stock received in the merger unless such holder provides proof of an applicable exemption or a correct taxpayer identification number and otherwise complies with the applicable requirements of the backup withholding rules. Any amount withheld under the U.S. backup withholding rules is not an additional tax and will generally be allowed as a refund or credit against the U.S. holder’s U.S. federal income tax liability provided that the required information is timely furnished to the IRS.

COMPARISON OF RIGHTS OF MAGELLAN UNITHOLDERS AND ONEOK SHAREHOLDERS

If the merger is completed, Magellan unitholders will receive shares of ONEOK Common Stock.

Magellan is a Delaware limited partnership subject to the Delaware Partnership Act, while ONEOK is an Oklahoma corporation subject to the OGCA. If the merger is completed, the rights of Magellan unitholders who become ONEOK shareholders through the exchange of shares and the rights of ONEOK shareholders will be governed by the OGCA, the ONEOK Charter and the ONEOK Bylaws.

The following description summarizes certain material differences between the rights of Magellan unitholders and the rights of ONEOK shareholders. This does not purport to be a complete statement of all those differences, or a complete description of the specific provisions referred to in this summary. The identification of specific differences is not intended to indicate that other equally significant or more significant differences do not exist. Magellan unitholders should read carefully the relevant provisions of the OGCA, the ONEOK Charter, the ONEOK Bylaws, as well as the Magellan Partnership Agreement and the Magellan GP Agreement. Copies of the documents referred to in this summary may be obtained as described under “Where You Can Find More Information.”

Magellan	ONEOK
OUTSTANDING UNITS; AUTHORIZED CAPITAL

Magellan’s authorized equity interests consist of the Magellan Units and a non-economic general partner interest (the “General Partner Interest”) that has no rights to ownership, profit or any rights to receive any distributions from operations or the liquidation of Magellan.

As of the close of business on [            ], 2023, the latest practicable date prior to the date of this joint proxy statement/prospectus, Magellan had [            ] Magellan Units and the General Partner Interest issued and outstanding.

The Magellan Partnership Agreement authorizes Magellan to issue an unlimited number of additional limited partner interests, other equity securities, options, rights, warrants and appreciation rights for any purpose at any time and from time to time and on such terms and conditions as shall be established by the general partner in its discretion, all without the approval of the limited partners.

ONEOK is authorized to issue 1,200,000,000 shares of common stock, par value $0.01 per share, and 100,000,000 shares of preferred stock, par value $0.01 per share.

As of the close of business on [            ], 2023, the latest practicable date prior to the date of this joint proxy statement/prospectus, ONEOK had [            ] shares of ONEOK Common Stock and [            ] shares of preferred stock issued and outstanding, which number of shares of ONEOK Common Stock does not include the shares of ONEOK Common Stock expected to be issued in the merger.

The authorized but unissued shares of ONEOK Common Stock are available for future issuance without shareholder approval, unless required by the ONEOK organizational documents, by the rules of the NYSE or by applicable law. These additional shares may be used for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans.

Pursuant to the terms of the Merger Agreement, each Magellan Unit will be converted into the right to receive $25.00 in cash and 0.667 of a share of ONEOK Common Stock. In addition, in connection with the closing of the merger, ONEOK expects to issue approximately [            ] million shares of ONEOK Common Stock to the unitholders of Magellan.

RIGHTS OF PREFERRED STOCK

In accordance with Delaware law and the provisions of the Magellan Partnership Agreement, the general partner may issue additional partnership securities that have special rights, powers and preferences to which the Magellan Units are not entitled.

The ONEOK Board is authorized, subject to limitations prescribed by law, to provide for issuance of shares of preferred stock in one or more series, to establish the number of shares to be included in each such series, and to fix the designations, powers, preferences, and rights of the shares of each such series, and any qualifications, limitations or restrictions thereof.

Magellan	ONEOK
VOTING RIGHTS

Except as described below regarding a person or group owning 20% or more of any class of units then outstanding, each unitholder is entitled to one vote for each Magellan Unit on all matters submitted to a vote of the Magellan unitholders. Magellan Units held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and the nominee provides otherwise. Magellan Units that are owned by an assignee who is a record holder, but who has not yet been admitted as a limited partner, will be voted by Magellan’s general partner at the written direction of the record holder.

Each record holder of a Magellan Unit has a vote according to their percentage interest in Magellan, although additional limited partner interests having special voting rights could be issued. Please read “Outstanding Units; Authorized Capital” and “Rights of Preferred Stock.”

If at any time any person or group, other than Magellan’s general partner and its affiliates, or a direct or a subsequently approved transferee of Magellan’s general partner or its affiliates, acquires, in the aggregate, beneficial ownership of 20% or more of any class of units then outstanding, that person or group will lose voting rights on all of its units and the units may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of unitholders, calculating required votes, determining the presence of a quorum or for other similar purposes.

At every annual or special meeting of shareholders of the ONEOK, every holder of Common Stock shall be entitled to one vote, in person or by proxy, for each share of Common Stock standing in his name on the books of ONEOK.

The holders of ONEOK Common Stock do not have cumulative voting rights.

QUORUM

The holders of a majority of the outstanding limited partner interests of the class or classes for which a meeting has been called (including limited partner interests deemed owned by the general partner) represented in person or by proxy shall constitute a quorum at a meeting of limited partners of such class or classes unless any such action by the limited partners requires approval by holders of a greater percentage of such limited partner interests, in which case the quorum shall be such greater percentage.

The limited partners present at a duly called or held meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the withdrawal of enough limited partners to leave less than a quorum, if any action taken (other than adjournment) is approved by the required percentage of outstanding limited partner interests specified in the Magellan Partnership Agreement (including limited partner interests deemed owned by the general partner). In the absence of a quorum any meeting of limited partners may be adjourned from time to time by the affirmative vote of holders of at least a majority of the outstanding limited partner interests entitled to vote at such meeting (including limited partner interests deemed owned by the general partner) represented either in person or by proxy, but no other business may be transacted, except as otherwise provided in the Magellan Partnership Agreement.

Subject to the provisions of the OGCA or the ONEOK Charter, a majority of the shares of stock of ONEOK entitled to vote, the holders of which shall be present in person or represented by proxy, shall constitute a quorum for any meeting of the shareholders of ONEOK or any adjournment thereof.

In the absence of a quorum at any meeting or any adjournment thereof, the holders of a majority of the shares entitled to vote thereat who are present in person or by proxy or, if none of the holders of any shares entitled to vote thereat are present, any officer entitled to preside at, or to act as secretary of, such meeting may adjourn such meeting from time to time. At any such adjourned meeting at which a quorum is present, any business may be transacted which might have been transacted at the meeting as originally called.

Magellan	ONEOK
SPECIAL MEETINGS OF UNITHOLDERS AND SHAREHOLDERS

Special meetings of Magellan unitholders may be called by the general partner or by limited partners owning 20% or more of the outstanding limited partner interests of the class or classes for which a meeting is proposed. Limited partners can call a special meeting by delivering to the general partner one or more requests in writing stating that the signing limited partners wish to call a special meeting and indicating the general or specific purposes for which the special meeting is to be called.

Limited partners shall not vote at any special meeting for the election of directors to the Magellan GP Board or on matters that would cause the limited partners to be deemed to be taking part in the management and control of the business and affairs of Magellan so as to jeopardize the limited partners’ limited liability under the Delaware Partnership Act or the law of any other state in which Magellan is qualified to do business.

The ONEOK Bylaws provide special meetings of the shareholders may be called at any time by a majority of the members of the ONEOK Board. Shareholders may not call special meetings.

At any special meeting of the shareholders, no business shall be transacted and no corporate action shall be taken other than as stated in the notice of meeting (or any supplement thereto).

NOTICE OF MEETINGS OF UNITHOLDERS AND SHAREHOLDERS

Record Date

For purposes of determining the limited partners entitled to notice of or to vote at a meeting of the limited partners or to give approvals without a meeting as provided in the Magellan Partnership Agreement, the general partner may set a record date, which shall not be less than 10 nor more than 90 days before (a) the date of the meeting (unless such requirement conflicts with any rule, regulation, guideline or requirement of any national securities exchange on which the limited partner interests are listed for trading, in which case the rule, regulation, guideline or requirement of such exchange shall govern) or (b) in the event that approvals are sought without a meeting, the date by which limited partners are requested in writing by the general partner to give such approvals.

When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting and a new record date need not be fixed, if the time and place thereof are announced at the meeting at which the adjournment is taken, unless such adjournment shall be for more than 45 days.

Notice of Unitholder Meetings

Notice of a meeting of the limited partners shall be given to the record holders of the class or classes of limited partner interests for which a meeting is proposed in writing by mail or other means of written communication in accordance with the Magellan Partnership Agreement. The notice shall be deemed to have been given at the time when deposited in the mail or sent by other means of written communication. Notice of a meeting shall be given in accordance not less than 10 days nor more than 60 days prior to the date of such meeting.

Record Date

Pursuant to the ONEOK Bylaws, in order that ONEOK may determine the shareholders entitled to notice of, or to vote at any meeting of shareholders or any adjournment thereof, the ONEOK Board may fix, in advance, a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall not be more than sixty (60) nor less than ten (10) days before the date of such meeting.

If no record date is fixed by the directors, the record date for determining shareholders entitled to notice of or to vote at a meeting of shareholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held.

A determination of shareholders entitled to notice of, or to vote at, a meeting of shareholders shall apply to any adjournment of such meeting; provided, however, that the ONEOK Board may fix a new record date for the adjourned meeting.

Notice of Shareholder Meetings

Pursuant to the ONEOK Bylaws, whenever shareholders are required or permitted to take any action at a meeting, a written notice of the meeting shall be given which shall state the place, date, and hour of the meeting, and, in the case of a special meeting, the purpose or purposes for which such special meeting is called.

Magellan	ONEOK

Attendance of a limited partner at a meeting shall constitute a waiver of notice of the meeting, except when the limited partner does not approve, at the beginning of the meeting, of the transaction of any business because the meeting is not lawfully called or convened; and except that attendance at a meeting is not a waiver of any right to disapprove the consideration of matters required to be included in the notice of the meeting, but not so included, if the disapproval is expressly made at the meeting.

Unless otherwise provided for in the OGCA, as in effect at the time, or in ONEOK’s Charter, as in effect at the time, the written notice of any meeting shall be given not less than ten (10) nor more than sixty (60) days before the date of the meeting to each shareholder entitled to vote at such meeting. If mailed, notice shall be deemed given when deposited in the United States mail, postage prepaid, directed to the shareholder at such shareholder’s address as it appears on the records of ONEOK. An affidavit of the secretary or an assistant secretary or of the stock transfer agent of the ONEOK that the notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

Notice of any meeting of shareholders shall not be required to be given to any shareholder who shall have waived such notice, and such notice shall be deemed waived by any shareholder who shall have submitted a written waiver of notice or who shall have attended such meeting in person or by proxy, except a shareholder who shall have attended such meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

UNITHOLDER AND SHAREHOLDER RIGHTS PLANS
Magellan does not currently have a unitholder rights plan in effect.	ONEOK does not currently have a shareholder rights plan in effect.
UNITHOLDER AND SHAREHOLDER INSPECTION RIGHTS; UNITHOLDER AND SHAREHOLDER LISTS

A limited partner can, for a purpose reasonably related to such limited partner’s interest as a limited partner of Magellan, upon reasonable written demand and at such limited partner’s own expense:

•   obtain true and full information regarding the status of the business and financial condition of Magellan;

•   promptly after becoming available, obtain a copy of Magellan’s federal, state and local income tax returns for each year;

•   have furnished to them a current list of the name and last known business, residence or mailing address of the general partner and each limited partner;

•   have furnished to them a copy of the Magellan Partnership Agreement and Magellan’s certificate of limited partnership and all amendments thereto, together with a copy of the executed copies of all powers of attorney pursuant to which Magellan Partnership Agreement, Magellan’s certificate of limited partnership and all amendments thereto have been executed;

Under Section 1065 of the OGCA, a shareholder, in person or by attorney or other agent, upon written demand under oath stating the purpose thereof, has a right during the usual hours of business to inspect ONEOK’s stock ledger, a list of its shareholders and its other books and records and a subsidiary’s books and records (under certain circumstances). If ONEOK refuses to permit such inspection or fails to reply to the request within five business days of the demand, the shareholder may apply to the district court for an order to compel such inspection.

Pursuant to the ONEOK Bylaws, the Secretary of ONEOK shall cause to be prepared and made, at least ten (10) days before every meeting of shareholders, a complete list of the shareholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each shareholder and the number of shares registered in the name of each shareholder. Such list shall be open to the examination of any shareholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten (10) days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or, if not so specified, at the place where the meeting is to be held. The list shall also be produced and kept at the time

Magellan	ONEOK

•   obtain true and full information regarding the amount of cash and a description and statement of the net agreed value of any other capital contribution by the general partner and each limited partner and which the general partner and each limited partner has agreed to contribute in the future, and the date on which each became the general partner or a partner, as applicable; and

•   obtain such other information regarding the affairs of Magellan as is just and reasonable.

The general partner may, and intends to, keep confidential from the limited partners and assignees, for such period of time as the general partner deems reasonable, (i) any information that the general partner reasonably believes to be in the nature of trade secrets or (ii) other information the disclosure of which the general partner in good faith believes (A) is not in the best interests of Magellan and its subsidiaries, (B) could damage Magellan and its subsidiaries or (C) that any of Magellan or its subsidiaries is required by law or by agreement with any third party to keep confidential (other than agreements with affiliates of Magellan the primary purpose of which is to circumvent these obligations).

and place of the meeting during the entire duration thereof, and may be inspected by any shareholder who is present for any purpose germane to the meeting.
NUMBER OF DIRECTORS; TERM

Number of Directors

The Magellan Partnership Agreement provides that the number of directors constituting the Magellan GP Board will be between seven and nine, as determined from time to time by a majority of the directors of the Magellan GP Board. Any decrease in the number of directors on the Magellan GP Board may not have the effect of shortening the term of any incumbent director. The directors will be classified with respect to their terms of office by dividing them into three classes established pursuant to the Magellan GP Agreement, each class to be as nearly equal in number as possible.

The Magellan GP Board must maintain at least three directors meeting the independence and experience requirements of any national securities exchange on which any units or other partnership securities are listed or quoted.

There are currently nine members of the Magellan GP Board.

Term

At each annual meeting of Magellan unitholders, directors to replace those whose terms expire at such annual meeting will be elected to hold office until the third succeeding annual meeting. Each director will hold office for the term for which such director is elected or until such director’s earlier death, resignation or removal.

Number of Directors

The ONEOK Charter provides that the number of Directors of ONEOK shall be not less than nine (9) nor more than twenty-one (21) persons and shall be fixed from time to time by the ONEOK Board. Directors shall be elected at each annual meeting of shareholders of the corporation.

There are currently 10 members of the ONEOK Board.

Term

The ONEOK Bylaws provide that at each annual meeting of shareholders of ONEOK, directors shall be elected for a term expiring at the next succeeding annual meeting of shareholders. Each director shall serve until the director’s term expires in accordance with the ONEOK Bylaws or until the director’s prior resignation, death, disqualification or removal from office.

Magellan	ONEOK
ELECTION OF DIRECTORS

Under the Magellan Partnership Agreement, the limited partners entitled to vote at each annual meeting shall elect by a plurality of the votes cast at such meeting persons to serve on the Magellan GP Board who are nominated in accordance with the Magellan Partnership Agreement.

Nominations of persons for election to the Magellan GP Board may be made at an annual meeting only (a) by or at the direction of the general partner or the Magellan GP Board, or (b) by any limited partner who was a record holder of units at the time notice of the annual meeting was provided, who is entitled to vote at the meeting and who complies with the notice procedures set forth in the Magellan Partnership Agreement; provided, however, that such nominations shall be subject to the requirement that the Magellan GP Board have and maintain at least three directors meeting the independence and experience requirements as set forth most recently by any national securities exchange on which any units or other partnership securities are listed or quoted.

The ONEOK Bylaws provide that, with respect to the election of directors at any meeting of the shareholders, each nominee shall be elected by the affirmative vote of a majority of the votes cast with respect to that director’s election by the shareholders present in person or by proxy at the meeting and entitled to vote for the election of directors, provided that a quorum is present and, provided further, that directors shall be elected by a plurality of the votes cast at any meeting of shareholders for which (i) the secretary of ONEOK receives a notice that a shareholder has nominated a person for election to the ONEOK Board in compliance with the advance notice requirements for shareholder nominees for director set forth in Section 3.03(c) and (d) of the ONEOK Bylaws and, as applicable, Section 3.18 of the ONEOK Bylaws and (ii) such nomination has not been withdrawn by such shareholder on or before the tenth (10th) day before ONEOK first issues its notice of meeting for such meeting to the shareholders. The vote at any meeting of the shareholders on any matter need not be by written ballot, except election of directors, unless so directed by the presiding officer of the meeting. On a vote by ballot, each ballot shall be signed by the shareholder voting, or by the shareholder’s proxy, if there be such a proxy, and it shall state the number of shares voted.

FILLING VACANCIES ON THE BOARD OF DIRECTORS

Under the Magellan Partnership Agreement, a director will hold office for the term for which such director is elected and thereafter until such director’s successor has been duly elected and qualified, or until such director’s earlier death, resignation or removal. Any vacancies may be filled, until the next annual meeting at which the term of such class of directors expires, by a majority of the remaining directors then in office.

Pursuant to the ONEOK Charter, newly created directorships resulting from any increase in the authorized number of directors, and any vacancies in the ONEOK Board resulting from death, resignation, retirement, disqualification, removal from office or other cause shall be filled by the affirmative vote of a majority of the directors then in office, though less than a quorum, or by the sole remaining director, or by the shareholders at their next annual meeting or at any special meeting of shareholders called for that purpose. Each director so chosen shall hold office until the next annual meeting of shareholders of ONEOK or until his earlier death, resignation or removal.

WITHDRAWAL OR REMOVAL OF THE GENERAL PARTNER; REMOVAL OF DIRECTORS

The Magellan Partnership Agreement provides that except in the event the general partner has transferred all of its General Partner Interest in accordance with the terms of the Magellan Partnership Agreement, the general partner may not withdraw as general partner of Magellan for any reason whatsoever. Any attempt of withdrawal shall, to the fullest extent permitted by law, be null and void.

The ONEOK Charter and ONEOK Bylaws provide that, subject to the rights of the holders of any series of preferred stock then outstanding, any director or the entire ONEOK Board may be removed from office at any time, with or without cause, by the holders of a majority of the voting power of all outstanding Common Stock and shares of any other class of capital stock of ONEOK then entitled to vote generally in the election of directors (“Voting Shares”).

Magellan	ONEOK

Notwithstanding the foregoing, if the general partner withdraws as general partner of Magellan in violation of the Magellan Partnership Agreement pursuant to Section 17-602 of the Delaware Partnership Act, the withdrawing general partner must give 90 days’ prior notice of such withdrawal to the limited partners, and the successor general partner will be elected by a plurality of the votes of the limited partners cast at a special meeting or an annual meeting where a quorum is present.

The general partner may only be removed if such removal is approved by the Magellan unitholders holding at least 100% of the outstanding units (including units held by the general partner and its affiliates).

The Magellan Partnership Agreement provides that a director may be removed only for cause and only upon a vote of the majority of the remaining directors then in office.

DIRECTOR NOMINATIONS BY UNITHOLDERS AND SHAREHOLDERS

Under the Magellan Partnership Agreement, nominations of persons for election to the Magellan GP Board may be made at an annual meeting only (a) by or at the direction of the general partner or the Magellan GP Board, or (b) by any limited partner who was a record holder of units at the time notice of the annual meeting was provided, who is entitled to vote at the meeting and who complies with the notice procedures set forth in the Magellan Partnership Agreement; provided, however, that such nominations shall be subject to the requirement that the Magellan GP Board have and maintain at least three directors meeting the independence and experience requirements as set forth most recently by any national securities exchange on which any units or other partnership securities are listed or quoted.

For nominations of directors by a limited partner, the Magellan Partnership Agreement provides that the limited partner must have delivered timely notice in writing to the general partner at the principal executive offices of the general partner not later than the close of business on the 120th calendar day, nor earlier than the close of business on the 135th calendar day, prior to the first anniversary of the preceding year’s annual meeting. Such notice must set forth (y) as to each person whom the limited partner proposes to nominate for election or reelection as a director all information relating to such person that is required to be disclosed in solicitations of proxies for the election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); and (z) as to the limited partner giving the notice (1) the name and address of such limited partner, and (2) the class and number of units which are owned by such limited partner. The chairman of the meeting shall have the power and duty to determine whether a nomination was made in accordance with the procedures set forth above and to declare that such defective nomination shall be disregarded.

The ONEOK Bylaws provide that, except as may be otherwise provided in the ONEOK Charter with respect to the right of holders of preferred stock of ONEOK to nominate and elect a specified number of directors in certain circumstances, nominations of persons for election to the ONEOK Board may be made at any annual meeting of shareholders, or at any special meeting of shareholders called for the purpose of electing directors (i) by or at the direction of the ONEOK Board or a committee thereof, or (ii) by any shareholder of ONEOK (x) who is a shareholder of record on the date of the giving of the notice and on the record date for the determination of shareholders entitled to notice of and to vote at such annual meeting or special meeting, (y) who complies with the notice procedures set forth in the ONEOK Bylaws and (z) with respect to qualifying nominations of a Shareholder Nominee (as defined below) pursuant to a Proxy Access Notice (as defined below) at an annual meeting of shareholders, complies with the ONEOK Bylaws.

In addition, no individual nominated by a shareholder pursuant to clause (ii) above shall be eligible for election as a director unless the individual complies with the information requirements contained in the ONEOK Bylaws. Such nominations, other than those made pursuant to Section 3.18 of the ONEOK Bylaws or by or at the direction of the ONEOK Board or a committee thereof, shall be made pursuant to timely notice in writing to the secretary of ONEOK. To be timely, a shareholder’s notice must be received at the principal office of ONEOK (a) in the case of an annual meeting, not less than one hundred twenty (120) calendar days, and not more than one hundred fifty (150) calendar days, before the first anniversary of the date that ONEOK’s proxy statement was released to shareholders in connection with the previous year’s annual meeting; provided, however, that if the date of the meeting is changed by more than thirty (30) days from the first anniversary date of the previous year’s meeting, notice

Magellan	ONEOK

by a shareholder must be received no later than the close of business on the tenth (10th) day following the earlier of the day on which notice of the date of the meeting was mailed to shareholders or public disclosure of such date was made and (b) in the case of a special meeting of shareholders called for the purpose of electing directors, not later than the close of business on the tenth (10th) day following the earlier of the day on which notice of the date of the meeting was mailed to shareholders or public disclosure of such date was made. In no event shall the adjournment or postponement of an annual meeting or a special meeting called for the purpose of electing directors, or the public announcement of such an adjournment or postponement, commence a new time period for the giving of a shareholder’s notice as described above.

Proxy Access Nomination

Pursuant to the ONEOK Bylaws, if ONEOK receives a timely director nomination notice that satisfies the requirements of Section 3.03 of the ONEOK Bylaws in connection with an annual meeting of shareholders delivered by one or more shareholders who, at the time the request is delivered and through the date of such annual meeting of shareholders, satisfy the ownership and other requirements of Section 3.03 and Section 3.18 (such shareholder or shareholders, the “Eligible Shareholder”), and who at the time of providing the notice required by Section 3.03 also provides a notice (a “Proxy Access Notice”) expressly electing to have its nominee(s) in its notice pursuant to Section 3.03 (each such nominee, a “Shareholder Nominee”) included in ONEOK’s proxy statement pursuant to Section 3.18 with respect to such annual meeting of shareholders, ONEOK shall include in its proxy statement for such annual meeting of shareholders: (i) the name of such qualifying Shareholder Nominee(s) identified in such timely notice; (ii) the information concerning the Shareholder Nominee and the Eligible Shareholder that, as determined by ONEOK, is required to be disclosed in a proxy statement filed by ONEOK pursuant to the proxy rules of the SEC or other applicable law; and (iii) if the Eligible Shareholder so elects, a Statement (as defined below). For the avoidance of doubt, and any other provision of the ONEOK Bylaws notwithstanding, (i) ONEOK may in its sole discretion solicit against, and include in the proxy statement and any other proxy materials its own statements or other information relating to, any Eligible Shareholder and/or Shareholder Nominee, including any information provided to ONEOK with respect to the foregoing and (ii) ONEOK shall not be required to include a Shareholder Nominee in its proxy statement or other proxy materials for an annual meeting (nor allow any such nomination to be made or vote on such nominee to be taken) if a compliant Proxy Access Notice has not been timely received or if the requirements of the ONEOK Bylaws have not been met.

Magellan	ONEOK

To be timely, a Proxy Access Notice must be received at the principal office of ONEOK not less than one hundred twenty (120) calendar days, and not more than one hundred fifty (150) calendar days, before the first anniversary of the date that ONEOK’s proxy statement was released to shareholders in connection with the previous year’s annual meeting. In no event shall the adjournment or postponement of an annual meeting, or the public announcement of such an adjournment or postponement, commence a new time period for the giving of a Proxy Access Notice pursuant to Section 3.18 of the ONEOK Bylaws.

ONEOK shall also include in its form of proxy and ballot the name of qualifying Shareholder Nominee(s) included in ONEOK’s proxy statement pursuant to Section 3.18 of ONEOK’s Bylaws.

The maximum number of Shareholder Nominees appearing in ONEOK’s proxy statement with respect to an annual meeting of shareholders shall not exceed the Permitted Number. For purposes hereof, the “Permitted Number” shall be equal to the greater of (i) two and (ii) the closest whole number that does not exceed 20% of the number of directors in office as of the last day on which a Proxy Access Notice may be delivered pursuant to and in accordance with Section 3.18 of ONEOK’s Bylaws with respect to the applicable annual meeting of shareholders (such date, the “Final Proxy Access Nomination Date” and such number, the “Permitted Number”); provided, however, that the Permitted Number shall be reduced, but not below zero, by (i) the number of Shareholder Nominees that were submitted by Eligible Shareholder(s) for inclusion in ONEOK’s proxy statement with respect to the applicable annual meeting of shareholders pursuant to Section 3.18 but either are subsequently withdrawn or that the ONEOK Board decides to nominate as nominees of the ONEOK Board or otherwise appoint to the ONEOK Board, (ii) the number of directors in office or director candidates who previously were Shareholder Nominees at either of the two prior annual meetings of shareholders (including any Shareholder Nominees the ONEOK Board decided to nominate or appoint as contemplated by clause (i) above and whom the ONEOK Board determines to nominate for election or re-election as a director in connection with such annual meeting of shareholders) and (iii) the number of directors in office or director candidates that in either case will be included in ONEOK’s proxy statement with respect to such annual meeting as an unopposed (by ONEOK) nominee pursuant to an agreement, arrangement or other understanding with a shareholder or group of shareholders (other than any such agreement, arrangement or understanding entered into in connection with an acquisition of stock, by such shareholder or group of shareholders, from ONEOK), other than any such director referred to in this clause (iii) who was elected, as a nominee of the ONEOK Board, at both of the two annual

Magellan	ONEOK

meetings of shareholders immediately preceding the applicable annual meeting, but only to the extent the Permitted Number will not be less than one after giving effect to the reduction set forth in this clause (iii).

SHAREHOLDER PROPOSALS
Not applicable.

The ONEOK Bylaws provide that at an annual meeting of the shareholders, a matter (other than nominations of directors governed by the ONEOK Bylaws) may only be considered if it is brought before the meeting: (i) pursuant to ONEOK’s notice of meeting; (ii) by or at the discretion of the ONEOK Board; or (iii) by any shareholder of ONEOK who is a shareholder of record at the time of giving the notice provided for in the ONEOK Bylaws, who shall be entitled to vote at such meeting and who complies with the notice procedures set forth in Section 2.11 of the ONEOK Bylaws

Nothing in the ONEOK Bylaws will be deemed to affect the rights of shareholders to request inclusion of proposals in ONEOK’s proxy statement pursuant to Rule 14a-8 of the ONEOK Exchange Act.

For business to be properly brought before an annual meeting by a shareholder, the shareholder must have given timely notice thereof in writing to the secretary of ONEOK. To be timely, a shareholder’s notice must be received at the principal office of ONEOK not less than one hundred twenty (120) calendar days, and not more than one hundred fifty (150) calendar days, before the first anniversary of the date that ONEOK’s proxy statement was released to shareholders in connection with the previous year’s annual meeting; provided, however, that if the date of the meeting is changed by more than thirty (30) days from the first anniversary date of the previous year’s meeting, notice by a shareholder must be received no later than the close of business on the tenth (10th) day following the earlier of the day on which notice of the date of the meeting was mailed to shareholders or public disclosure of such date was made. In no event shall the postponement or adjournment of an annual meeting, or the public disclosure of the postponement or adjournment of an annual meeting, commence a new time period for the giving of a shareholder’s notice as described above. Such shareholder notice shall set forth as to each matter the shareholder proposes to bring before the meeting:

(1)    a brief description of and the reasons for proposing such matter at the meeting;

Magellan	ONEOK

(2)    with respect to the shareholder giving notice and the beneficial owner, if any, on whose behalf the proposal is being made: (A) the name and address, as they appear on ONEOK’s books, of such shareholder, and the name and address of such beneficial owner, if any; (B) the class or series and number of shares of ONEOK which are owned beneficially or of record by such person and any affiliates or associates of such person; (C) the name of each nominee holder of shares of all stock of ONEOK owned beneficially but not of record by such person or any affiliates or associates of such person, and the number of such shares of stock of ONEOK held by each such nominee holder; (D) whether and the extent to which any derivative instrument, swap, option, warrant, short interest, hedge or profit interest or other transaction has been entered into by or on behalf of such person, or any affiliates or associates of such person, with respect to stock of ONEOK and (E) whether and the extent to which any other transaction, agreement, arrangement or understanding (including any short position or any borrowing or lending of shares of stock of ONEOK) has been made by or on behalf of such person, or any affiliates or associates of such person, the effect or intent of any of the foregoing being to mitigate loss to, or to manage risk or benefit of stock price changes for, such person, or any affiliates or associates of such person, or to increase or decrease the voting power or pecuniary or economic interest of such person, or any affiliates or associates of such person, with respect to stock of ONEOK;

(3)    a representation that the shareholder giving notice intends to appear in person or by proxy at the annual meeting to bring such business before the meeting;

(4)    any material interest of such shareholder of record, the beneficial owner, if any, on whose behalf the proposal is made or any affiliate or associate of any of the foregoing, in such proposal;

(5)     a description of all agreements, arrangements and understandings between such shareholder, the beneficial owner, if any, on whose behalf the proposal is made or any affiliate or associate of any of the foregoing, and any other person or persons (including their names) in connection with the proposal of such business by such shareholder; and

Magellan	ONEOK

(6)     all other information that would be required to be disclosed by such shareholder or the beneficial owner, if any, on whose behalf the proposal is made as a participant in a solicitation of proxies for the election of directors in a contested election, or would be otherwise required to be disclosed in connection with such solicitation, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended.

The foregoing information shall be supplemented by such shareholder and beneficial owner, if any, not later than ten (10) days after the record date for the meeting to disclose all such information as of the record date.

Notwithstanding anything in the ONEOK Bylaws to the contrary, no business shall be proper at a meeting unless brought before it in accordance with the procedures set forth above. Further, a shareholder shall also comply with all applicable requirements of the Exchange Act, as amended, and the rules and regulations thereunder with respect to the matters set forth in the ONEOK Bylaws.

Each of the ONEOK Board, the chairman of the ONEOK Board or the presiding officer of the meeting shall have the power to determine whether business proposed to be brought before a meeting was properly brought or proposed in accordance with the ONEOK Bylaws. The chairman of the ONEOK Board or the individual designated as presiding officer of the meeting shall, if the facts warrant, determine and declare to the meeting that business was not properly brought before the meeting and in accordance with the procedures proscribed herein, and, if the chairman of the ONEOK Board or the presiding officer of the meeting should so determine, then any such business shall not be transacted.

Notwithstanding anything provided in the ONEOK Bylaws to the contrary, the procedures for submission of shareholder proposals have not expanded, altered or affected in any manner whatever, the rights or limitations that may exist regarding the ability of a shareholder of ONEOK to submit a proposal for consideration by shareholders of ONEOK under Oklahoma or federal law.

Magellan	ONEOK
UNITHOLDER AND SHAREHOLDER ACTION BY WRITTEN CONSENT

Pursuant to the Magellan Partnership Agreement, if authorized by the general partner, any action that may be taken at a meeting of the limited partners may be taken without a meeting if an approval in writing setting forth the action so taken is signed by limited partners owning not less than the minimum percentage of the outstanding limited partner interests (including limited partner interests deemed owned by the general partner) that would be necessary to authorize or take such action at a meeting at which all the limited partners were present and voted (unless such provision conflicts with any rule, regulation, guideline or requirement of any national securities exchange on which the limited partner interests are listed for trading, in which case the rule, regulation, guideline or requirement of such exchange shall govern). Prompt notice of the taking of action without a meeting shall be given to the limited partners who have not approved in writing. The general partner may specify that any written ballot submitted to limited partners for the purpose of taking any action without a meeting shall be returned to Magellan within the time period, which shall be not less than 20 days, specified by the general partner. If a ballot returned to Magellan does not vote all of the limited partner interests held by the limited partners, Magellan shall be deemed to have failed to receive a ballot for the limited partner interests that were not voted. If approval of the taking of any action by the limited partners is solicited by any person other than by or on behalf of the general partner, the written approvals shall have no force and effect unless and until (a) they are deposited with Magellan in care of the general partner, (b) approvals sufficient to take the action proposed are dated as of a date not more than 90 days prior to the date sufficient approvals are deposited with Magellan and (c) an opinion of counsel is delivered to the general partner to the effect that the exercise of such right and the action proposed to be taken with respect to any particular matter (1) will not cause the limited partners to be deemed to be taking part in the management and control of the business and affairs of Magellan so as to jeopardize the limited partners’ limited liability, and (2) are otherwise permissible under the state statutes then governing the rights, duties and liabilities of Magellan and the partners.

The OGCA provides that, unless otherwise provided for in a company’s certificate of incorporation, any action required by the provisions of the OGCA to be taken at any annual or special meeting of shareholders of a corporation or any action which may be taken at any annual or special meeting of shareholders, may be taken without a meeting, without prior notice, and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take the action at a meeting at which all shares entitled to vote thereon were present and voted and delivered to the appropriate address.

The ONEOK Charter provides that, unless otherwise specifically provided in the ONEOK Charter (including any certificate of designation with respect to any class or series of preferred stock), any action required or permitted to be taken by the shareholders of ONEOK must be effected by a vote of the shareholders at a duly called annual meeting or special meeting called for that purpose and may not be effected by any consent in writing of such shareholders.

Magellan	ONEOK
AMENDMENT OF GOVERNING DOCUMENTS

Agreement of Limited Partnership

General.    Amendments to the Magellan Partnership Agreement may be proposed only by or with the consent of Magellan’s general partner, which consent may be given or withheld in its sole discretion. In addition, certain amendments require the approval of a committee of the Magellan GP Board composed entirely of three or more directors who meet the independence and experience requirements as set forth most recently by the NYSE (“special approval”). In order to adopt a proposed amendment, other than those amendments discussed below that do not require unitholder approval, Magellan’s general partner must seek written approval of the holders of the number of units required to approve the amendment or call a meeting of the limited partners to consider and vote upon the proposed amendment. Except as described below, an amendment must be approved by at least a majority of outstanding Magellan Units.

Prohibited Amendments.    No amendment may be made that would:

•   enlarge the obligations of any limited partner without its consent, unless approved by at least a majority of the type or class of limited partner interests so affected;

•   enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable by Magellan to Magellan’s general partner or any of its affiliates without the consent of Magellan’s general partner, which may be given or withheld in its sole discretion;

•   change the term of Magellan;

•   provide that Magellan is not dissolved upon an election to dissolve Magellan by Magellan’s general partner that is approved by a majority of the outstanding Magellan Units; or

•   give any person the right to dissolve Magellan other than Magellan’s general partner’s right to dissolve Magellan upon the approval of a majority of outstanding Magellan Units.

The provision of the Magellan Partnership Agreement providing for the requirements to amend such agreement may not be amended without the approval of the holders of at least 90% of the outstanding Magellan Units voting together as a single class.

Certificate of Incorporation

Under Section 1077 of the OGCA, a company’s certificate of incorporation may be amended upon a resolution of the board of directors and, subject to certain exceptions, approved by:

•   the holders of a majority of the outstanding stock entitled to vote; and

•   a majority of the outstanding stock of each class entitled to a class vote.

The ONEOK Charter provides that, in regard to the Article Seventh of the ONEOK Charter, the affirmative vote of the holders of at least eighty percent (80%) of the voting power of all outstanding Voting Shares shall be required to amend, repeal, or adopt any provision inconsistent with paragraphs 2, 3, 6, 11, 13 or 14.

The affirmative vote of the holders of at least eighty percent (80%) of the voting power of all outstanding Voting Shares of ONEOK, voting together as a single class, shall be required in order to amend, repeal or adopt any provision inconsistent with Article Tenth or Article Eleventh of the ONEOK Charter.

Further, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all outstanding equity securities of ONEOK, voting as a class, shall be required in order to amend Article TWELFTH of the ONEOK Charter.

Bylaws

The ONEOK Charter provides that the ONEOK Bylaws or any bylaw may be adopted, amended or repealed only by the affirmative vote of not less than a majority of the directors then in office at any regular or special meeting, or by the affirmative vote of the holders of at least eighty percent (80%) of the voting power of all outstanding Voting Shares, voting as a single class, at any annual meeting or any special meeting called for that purpose.

Magellan	ONEOK

No Magellan Unitholder Approval.    Magellan’s general partner may generally make amendments to the Magellan Partnership Agreement without the approval of any limited partner or assignee to reflect:

•   a change in Magellan’s name, the location of Magellan’s principal place of business, Magellan’s registered agent or Magellan’s registered office;

•   the admission, substitution, withdrawal, or removal of partners, as applicable, in accordance with the Magellan Partnership Agreement;

•   a change that, in the sole discretion of Magellan’s general partner, is necessary or advisable for Magellan to qualify or to continue Magellan’s qualification as a limited partnership or a partnership in which the limited partners have limited liability under the laws of any state or to ensure that none of Magellan, and Magellan’s operating partnerships will be treated as an association taxable as a corporation or otherwise taxed as an entity for federal income tax purposes;

•   an amendment that is necessary, in the opinion of Magellan’s counsel, to prevent Magellan or Magellan’s general partner or its directors, officers, agents, or trustees from in any manner being subjected to the provisions of the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, or plan asset regulations adopted under the Employee Retirement Income Security Act of 1974, as amended, whether or not substantially similar to plan asset regulations currently applied or proposed;

•   an amendment that in the discretion of Magellan’s general partner is necessary or advisable in connection with the authorization or issuance of any class or series of partnership securities, pursuant to the Magellan Partnership Agreement;

•   any amendment expressly permitted in the Magellan Partnership Agreement to be made by Magellan’s general partner acting alone;

•   an amendment effected, necessitated or contemplated by a merger agreement that has been approved under the terms of the Magellan Partnership Agreement;

Magellan	ONEOK

•   any amendment that, in the discretion of Magellan’s general partner, is necessary or advisable for the formation by Magellan of, or Magellan’s investment in, any corporation, partnership or other entity, as otherwise permitted by the Magellan Partnership Agreement;

•   a change in Magellan’s fiscal year or taxable year and related changes;

•   an amendment to reflect a merger or conveyance pursuant to the Magellan Partnership Agreement; or

•   any other amendments substantially similar to any of the matters described in the clauses above.

In addition, Magellan’s general partner may make amendments to the Magellan Partnership Agreement without the approval of any limited partner or assignee if those amendments, in the discretion of Magellan’s general partner:

•   do not adversely affect the limited partners of Magellan in any material respect;

•   are necessary or advisable to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute;

•   are necessary or advisable to facilitate the trading of limited partner interests of Magellan or to comply with any rule, regulation, guideline or requirement of any securities exchange on which the limited partner interests of Magellan are or will be listed for trading, compliance with any of which Magellan’s general partner deems to be in Magellan’s best interest and the best interest of Magellan’s limited partners;

•   are necessary or advisable for any action taken by Magellan’s general partner relating to splits or combinations of Magellan’s units under the provisions of the Magellan Partnership Agreement; or

•   are required to effect the intent of the provisions of the Magellan Partnership Agreement or are otherwise contemplated by the Magellan Partnership Agreement.

Magellan	ONEOK

Opinion of Counsel and Magellan Unitholder Approval.    Except for the amendments described above under “No Magellan Unitholder Approval,” which amendments do not require unitholder approval, no other amendments to the Magellan Partnership Agreement will become effective without the approval of holders of at least 90% of the outstanding Magellan Units unless Magellan obtains an opinion of counsel to the effect that the amendment will not affect the limited liability under applicable law of any of Magellan’s limited partners.

Any amendment that would have a material adverse effect on the rights or preferences of any type or class of outstanding units in relation to other classes of units will require the approval of at least a majority of the type or class of units so affected. Any amendment that reduces the voting percentage required to take any action must be approved by the affirmative vote of limited partners constituting not less than the voting requirement sought to be reduced. Any amendment of certain director election and nomination provisions requires approval of two-thirds of the outstanding Magellan common units.

INDEMNIFICATION

Under the Magellan Partnership Agreement, in most circumstances, Magellan and Magellan’s general partner will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages or similar events:

•   Magellan’s general partner;

•   any departing general partner;

•   any person who is or was an affiliate of Magellan’s general partner or any departing general partner;

•   any person who is or was a member, partner, officer, director, employee, agent or trustee of Magellan’s general partner, any departing general partner or any affiliate of Magellan’s general partner or any departing general partner; or

•   any person who is or was serving at the request of a general partner or any departing general partner or any affiliate of a general partner or any departing general partner as an officer, director, employee, member, partner, agent or trustee of another person.

Any indemnification under these provisions will only be out of Magellan’s assets. Unless it otherwise agrees in its sole discretion, Magellan’s general partner and its affiliates will not be personally liable for, or have any obligation to contribute or loan funds or assets to Magellan to enable Magellan to effectuate indemnification. Magellan may purchase insurance against liabilities asserted against and expenses incurred by persons in connection with Magellan’s activities, regardless of whether Magellan would have the power to indemnify the person against liabilities under the Magellan Partnership Agreement.

The ONEOK Bylaws provide that ONEOK shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of ONEOK) by reason of the fact that the person is or was a director, officer, employee, or agent of ONEOK, or is or was serving at the request of ONEOK as a director, officer, employee, or agent of another corporation, partnership, limited liability company, joint venture, trust, or other enterprise or as a member of any committee or similar body, against expenses (including attorneys’ fees and expenses), judgments, fines, and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of ONEOK, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit, investigation or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of ONEOK, and, with respect to any criminal action or proceeding, that the person had reasonable cause to believe that the person’s conduct was unlawful.

ONEOK shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of ONEOK to procure a judgment in its favor

Magellan	ONEOK

by reason of the fact that the person is or was a director, officer, employee, or agent of ONEOK, or is or was serving at the request of ONEOK as a director, officer, employee or agent of another corporation, partnership, limited liability company, joint venture, trust, or other enterprise against expenses (including attorneys’ fees and expenses) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith in a manner the person reasonably believed to be in or not opposed to the best interests of ONEOK except that no indemnification shall be made in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable to ONEOK unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

Notwithstanding other provisions of Article VIII of the ONEOK Bylaws, to the extent that a present or former director, officer, employee, or agent of ONEOK has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to in Sections 8.01 and 8.02 of the ONEOK Bylaws, or in defense of any claim, issue, or matter therein, the person shall be indemnified against expenses (including attorneys’ fees and expenses) actually and reasonably incurred by such person in connection therewith.

Any indemnification under Sections 8.01 or 8.02 (unless ordered by a court) shall be made by ONEOK only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee, or agent is proper in the circumstances because such person has met the applicable standard of conduct set forth in Sections 8.01 and 8.02. Such determination shall be made (i) by the ONEOK Board by a majority vote of the directors who were not parties to such action, suit, or proceeding, even though less than a quorum; (ii) by a committee of directors designated by a majority vote of directors, even though less than a quorum; (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion; or (iv) by the shareholders.

Expenses (including attorneys’ fees and expenses) incurred by an officer or director in defending a civil or criminal action, suit, or proceeding shall be paid by ONEOK in advance of the final disposition of such action, suit, or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by

Magellan	ONEOK

ONEOK as authorized in Article VIII of the ONEOK Bylaws. Such expenses (including attorneys’ fees and expenses) incurred by former directors or officers or other employees and agents may be so paid under such terms and conditions, if any, as the ONEOK Board may deem appropriate.

The indemnification and advancement of expenses provided by, or granted pursuant to, Article VIII of the ONEOK Bylaws shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of shareholders or disinterested directors or otherwise, both as to such person’s official capacity and as to action in another capacity while holding such office, it being the policy of ONEOK that indemnification of the persons specified in Sections 8.01 and 8.02 of the ONEOK Bylaws shall be made to the fullest extent permitted by law. The provisions of Article VIII shall not be deemed to preclude the indemnification of any person who is not specified in Section 8.01 or Section 8.02 but whom ONEOK has the power or obligation to indemnify under the provisions of ONEOK Bylaws, or otherwise.

Upon resolution passed by the ONEOK Board, ONEOK may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of ONEOK, or is or was serving at the request of ONEOK as a director, officer, employee, or agent of another corporation, partnership, limited liability company, joint venture, trust, or other enterprise or as a member of any committee or similar body, against any liability asserted against the person and incurred by the person in any such capacity, or arising out of the person’s status as such, whether or not ONEOK would have the power to indemnify the person against such liability under the provisions of Article VIII of the ONEOK Bylaws.

The indemnification and advancement of expenses provided by, or granted pursuant to, Article VIII of the ONEOK Bylaws shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

In furtherance and not in limitation of the foregoing provisions of Article VIII of the ONEOK Bylaws, ONEOK shall indemnify the persons referred to hereinabove to the fullest extent permitted by the OGCA, as the same may be amended from time to time.

Magellan	ONEOK
LIMITATION OF LIABILITY OF DIRECTORS

The Magellan GP Agreement provides that to the fullest extent permitted by law but subject to the limitations expressly provided in the Magellan GP Agreement, all directors shall be indemnified and held harmless by Magellan GP from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any director may be involved, or is threatened to be involved, as a party or otherwise, by reason of his or her status as a director. Additionally, the Magellan GP Agreement provides that to the extent that, at law or in equity, a director has duties (including fiduciary duties) and liabilities relating thereto to Magellan GP, such director acting in connection with Magellan GP’s business or affairs shall not be liable to the Magellan GP or to any member of Magellan GP for its good faith reliance on the provisions of the Magellan GP Agreement.

The OGCA provides that a corporation may limit or eliminate a director’s personal liability for monetary damages to the corporation or its shareholders for breach of fiduciary duty as a director, except for liability for: (i) any breach of the director’s duty of loyalty to such corporation or its shareholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) willful or negligent violation of provisions of Oklahoma law governing payment of dividends and stock purchases or redemptions; or (iv) any transaction from which the director derived an improper personal benefit.

The ONEOK Charter provides that no director shall be personally liable to ONEOK or its shareholders for monetary damages for any breach of fiduciary duty by such director as a director, except (i) for breach of the director’s duty of loyalty to ONEOK or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 1053 of the OGCA, or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this paragraph 13 shall not adversely affect any right to protection of a director of ONEOK existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

CERTAIN BUSINESS COMBINATIONS

The Magellan Partnership Agreement generally prohibits Magellan’s general partner, without the prior approval of the holders of a majority of the outstanding Magellan common units and special approval, from causing Magellan to, among other things, sell, exchange or otherwise dispose of all or substantially all of Magellan’s assets in a single transaction or a series of related transactions, including by way of merger, consolidation or other combination, or approving on Magellan’s behalf the sale, exchange or other disposition of all or substantially all of the assets of Magellan’s operating partnerships. Magellan’s general partner may, however, mortgage, pledge, hypothecate or grant a security interest in all or substantially all of Magellan’s assets without that approval. Magellan’s general partner may also sell all or substantially all of Magellan’s assets under a foreclosure or other realization upon those encumbrances without such approval.

In general, Section 1090.3 of the OGCA, subject to certain exceptions set forth therein, prohibits a Business Combination (as defined below) between a corporation and an interested shareholder within three years of the time such shareholder became an Interested Shareholder (as defined below), unless (i) prior to such time, the board of directors approved either the business combination or the transaction that resulted in the shareholder becoming an Interested Shareholder, (ii) upon consummation of the transaction that resulted in the shareholder becoming an Interested Shareholder, the Interested Shareholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, exclusive of shares owned by directors who are also officers and by certain employee stock plans or (iii) at or subsequent to such time, the Business Combination is approved by the board of directors and authorized by the affirmative vote at a shareholders’ meeting of at least 66 2/3% of the outstanding voting stock of the corporation which is not owned by the interested shareholder.

Magellan	ONEOK

If conditions specified in the Magellan Partnership Agreement are satisfied and without prior approval of the limited partners, Magellan’s general partner may merge Magellan or any of Magellan’s subsidiaries into, or convey all of Magellan’s assets to, a newly formed entity if the sole purpose of that merger or conveyance is to change Magellan’s legal form into another limited liability entity, Magellan’s general partner obtains an opinion of counsel regarding limited liability and tax matters and the governing instruments of the new entity provide the limited partners and Magellan’s general partner with the same rights and obligations as are contained in the Magellan Partnership Agreement.

Section 1090.3 defines a “Business Combination” as a merger, sale or lease of assets, issuance of securities, or other similar transaction. Section 1090.3 defines an “Interested Shareholder” as a person who owns, or is an affiliate or associate of the corporation and within three years prior did own, 15% or more of such corporation’s outstanding voting stock, and the affiliates and associates of such person.

The ONEOK Charter provides that a Business Combination with or upon a proposal by a Related Person (as defined below) shall require, in addition to such approvals as are required by law, the approval of the business combination by either (a) a majority vote of all of the independent directors or (b) the holders of at least two-thirds (66 2/3%) of the shares otherwise entitled to vote as a single class with the Common Stock to approve such Business Combination (the “Applicable Shares”), excluding any shares owned by such Related Person; provided, however, that the provisions of Article Tenth of the ONEOK Charter shall not apply to any Related Person who becomes an Related Person pursuant to a single transaction in which such Related Person acquires 85% of the Applicable Shares then outstanding in a single transaction; provided, further, that for the purpose of the immediately preceding proviso, Applicable Shares owned by (i) persons who are directors and also officers of ONEOK and (ii) employee stock plans, shall be excluded.

The ONEOK Charter defines a “Related Person” as any person (other than ONEOK, a subsidiary of ONEOK or any profit sharing, employee stock ownership or other employee benefit plan of ONEOK or a subsidiary of ONEOK or any trustee of or fiduciary with respect to any such plan acting in such capacity) that is the direct or indirect beneficial owner (as defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act) of more than ten percent (10%) of the outstanding Voting Shares of ONEOK and any affiliate or associate of any such person.

FORUM SELECTION

Under the Magellan Partnership Agreement, unless Magellan consents in writing to the selection of an alternative forum, (a) the federal district courts of the United States of America located in the State of Delaware shall be the sole and exclusive forum for the resolution of any federal securities claims or complaints, specifically including those arising under the Securities Act, and (b) the Delaware Court of Chancery shall be the sole and exclusive forum for the resolution of all other claims or complaints arising under or in connection with the Magellan Partnership Agreement.

The ONEOK Charter provides that whenever compromise or arrangement is proposed between ONEOK and its creditors or any class of them and/or between ONEOK and its shareholders or any class of them, any court of equitable jurisdiction within the State of Oklahoma may, on the application in a summary way of ONEOK or of any creditor or shareholder thereof, or on the application of any receiver or receivers appointed for ONEOK under the provisions of Section 1106 of the OGCA, or on the application of trustees in dissolution or of any receiver or receivers appointed for ONEOK under the provisions of Section 1100 of the OGCA, order a meeting of the creditors or class of creditors, and/or of the shareholders or class of shareholders of ONEOK, as the case may be, to be summoned in such manner as the

Magellan	ONEOK

said court directs. If holders of liabilities representing three-fourths (3/4) in value of the creditors or class of creditors and/or if holders of shares representing three-fourths (3/4) of the shares held by such shareholders or class of shareholders of ONEOK, as the case may be, agree to any compromise or arrangement and to any reorganization of ONEOK as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the shareholders or class of shareholders, of ONEOK, as the case may be, and also on ONEOK.

This provision would not apply to claims brought to enforce a duty or liability created by the Exchange Act, the Securities Act or any other claim for which the federal courts have exclusive jurisdiction. To the extent that any such claims may be based upon federal law claims, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. Furthermore, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder.

APPRAISAL RIGHTS AND DISSENTERS’ RIGHTS

Unitholders are not entitled to appraisal rights under the partnership agreement or applicable Delaware law in the event of a merger or consolidation, a sale of substantially all of Magellan’s assets or any other transaction or event

Under Section 1091 of the OGCA, ONEOK shareholders are not entitled to appraisal or dissenters’ rights in connection with the merger. Please see “The Merger — No Appraisal Rights.”
BUSINESS OPPORTUNITIES
Under the Magellan Partnership Agreement and subject to its other terms, the general partner and the indemnities shall have no obligation to present business opportunities to the Magellan.	The ONEOK Charter and the ONEOK Bylaws are silent on business opportunities.

CERTAIN BENEFICIAL OWNERS OF ONEOK COMMON STOCK

The following table sets forth information known to ONEOK regarding the beneficial ownership of ONEOK Common Stock as of the ONEOK Record Date:

•        each person who is the beneficial owner of more than 5% of the outstanding shares of ONEOK Common Stock;

•        each of ONEOK’s current named executive officers and directors; and

•        all officers and directors of ONEOK, as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including securities that such he, she or it has the right to acquire within 60 days, including options exercisable within 60 days. Restricted stock units that do not vest within 60 days of [            ], 2023 are not included in the beneficial ownership percentage. Except as described in the footnotes below and subject to applicable community property laws and similar laws, ONEOK believes that each person listed above has sole voting and investment power with respect to such shares.

The beneficial ownership of ONEOK Common Stock is based on [            ] shares of ONEOK Common Stock issued and outstanding as of [            ], 2023.

Unless otherwise indicated, ONEOK believes that all persons named in the tables below have sole voting and investment power with respect to all shares of ONEOK Common Stock beneficially owned by them.

Name and Address	Number of Shares of Common Stock Beneficially Owned	Percent of Outstanding Common Stock
5% beneficial owners
The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355(1)	53,863,544	12.05%
BlackRock, Inc. 55 East 52nd St. New York, NY 10055(2)	48,439,908	10.80%
State Street Corporation State Street Financial Ctr. One Lincoln St. Boston, MA 02111(3)	32,835,378	7.35%

____________

(1)      Based upon an amendment to Schedule 13G filed with the SEC on February 9, 2023, in which The Vanguard Group, Inc. reported that, as of December 30, 2022, The Vanguard Group, Inc. directly and through its wholly owned subsidiaries, beneficially owned in the aggregate 53,863,544 shares of ONEOK Common Stock. Of such shares, The Vanguard Group, Inc. reported it had sole dispositive power with respect to 51,812,837 shares, shared dispositive power with respect to 2,050,707 shares, and shared voting power with respect to 821,905 shares.

(2)      Based upon a Schedule 13G/A filed with the SEC on January 23, 2023, in which BlackRock, Inc. reported that, as of December 31, 2022, BlackRock, Inc. through certain of its subsidiaries, beneficially owned in the aggregate 48,439,908 shares of ONEOK Common Stock with respect to which BlackRock, Inc. had sole voting power with respect to 44,741,511 shares, and sole dispositive power with respect to 48,439,908 shares.

(3)      Based upon a Schedule 13G/A filed with the Securities and Exchange Commission on February 7, 2023, in which State Street Corporation reported that, as of December 31, 2022, State Street Corporation, through certain of its direct or indirect subsidiaries, beneficially owned in the aggregate 32,835,378 shares of ONEOK Common Stock with respect to which State Street Corporation had shared dispositive power with respect to 32,824,613 shares and shared voting power with respect to 28,515,088 shares.

Name	Shares of ONEOK Common Stock Beneficially Owned(1)	ONEOK Directors’ Deferred Compensation Plan Phantom Stock(2)	Total Shares	Percent of Class(3)
Kevin L. Burdick	136,908	—	136,908	*
Brian L. Derksen	13,800	27,506	41,306	*
Julie H. Edwards	58,691	3,965	62,656	*
Mark W. Helderman	24,516	—	24,516	*
Walter S. Hulse III	157,370	—	157,370	*
Randall J. Larson	24,904	—	24,904	*
Steven J. Malcolm	31,557	—	31,557	*
Robert F. Martinovich(4)	306,904	—	306,904	*
Jim W. Mogg	1,970	109,326	111,296	*
Pattye L. Moore	3,379	173,887	177,266	*
Pierce H. Norton II	9,883	—	9,883	*
Eduardo A. Rodriguez	23,905	13,010	36,915	*
Gerald B. Smith	—	6,824	6,824	*
Sheridan C. Swords(5)	213,509	—	213,509	*
All directors and executive officers as a group	1,300,343	334,518	1,634,861	*

____________

*        Less than 1%.

(1)      Includes shares of common stock held by members of the family of the director or executive officer for which the director or executive officer has sole or shared voting or investment power, shares of common stock held in ONEOK’s Direct Stock Purchase and Dividend Reinvestment Plan, and shares held through ONEOK’s 401(k) Plan. Of the directors and named executive officers, only Mr. Martinovich holds shares through ONEOK’s 401(k) Plan. As of March 1, 2023, the trustee of ONEOK’s 401(k) Plan held 23,415 shares of ONEOK Common Stock on behalf of Mr. Martinovich, and 56,145 shares of ONEOK’s Common Stock on behalf of all directors and executive officers as a group.

(2)      Represents shares of phantom stock credited to a director’s account under ONEOK’s Deferred Compensation Plan for Non-Employee Directors. Each share of phantom stock is equal to one share of ONEOK Common Stock. Phantom stock has no voting or other shareholder rights, except that dividend equivalents are paid on phantom stock and reinvested in additional shares of phantom stock based on the closing price of ONEOK Common Stock on the NYSE on the date the dividend equivalent was paid. Shares of phantom stock do not give the holder beneficial ownership of any shares of ONEOK Common Stock because they do not give such holder the power to vote or dispose of any shares of ONEOK Common Stock.

(3)      The percent of ONEOK’s voting securities owned is based on its outstanding shares of ONEOK Common Stock on [            ], 2023.

(4)      Excludes 11,418 shares, the receipt of which was deferred by Mr. Martinovich upon vesting in January 2011, under the deferral provisions of ONEOK’s Equity Compensation Plan, which shares will be issued to Mr. Martinovich following his separation of service from ONEOK and in accordance with the terms of the Equity Compensation Plan. Due to Section 409A of the Internal Revenue Code and its related regulations, such shares will not settle until July 1, 2023, at the earliest, in compliance with the six-month delayed payment rule.

(5)      Excludes 2,770, 11,412 and 5,416 shares, the receipt of which was deferred by Mr. Swords upon vesting in January 2010, January 2011 and February 2017, respectively, under the deferral provisions of ONEOK’s Equity Compensation Plan, which shares will be issued to Mr. Swords upon his separation of service from ONEOK and in accordance with the terms of the Equity Compensation Plan.

CERTAIN BENEFICIAL OWNERS OF MAGELLAN UNITS

The following table sets forth information known to Magellan regarding the beneficial ownership of Magellan Units as of the Magellan Record Date:

•        each person who is the beneficial owner of more than 5% of the outstanding Magellan Units;

•        each of Magellan GP’s current named executive officers and directors; and

•        all officers and directors of Magellan GP, as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including securities that such he, she or it has the right to acquire within 60 days, including options exercisable within 60 days. Restricted stock units that do not vest within 60 days of [          ], 2023 are not included in the beneficial ownership percentage. Except as described in the footnotes below and subject to applicable community property laws and similar laws, Magellan believes that each person listed above has sole voting and investment power with respect to such shares.

The beneficial ownership of Magellan Units is based on [ ] Magellan Units issued and outstanding as of [            ], 2023.

Unless otherwise indicated, Magellan believes that all persons named in the tables below have sole voting and investment power with respect to all Magellan Units beneficially owned by them.

Name and Address	Common Units Beneficially Owned	Percent of Common Units
5% beneficial owners
ALPS Advisors, Inc. 1290 Broadway, Suite 1100 Denver, CO 80203(1)	15,469,185	7.65%

____________

(1)      A filing with the SEC on May 10, 2023 indicates, as of March 31, 2023, ALPS Advisors, Inc., an investment adviser registered under Section 203 of the Investment Advisors Act of 1940, has voting and/or investment power over the common units reported therein, which are owned by Alerian MLP ETF, and may be deemed to be the beneficial owner of such common units, for which it disclaims beneficial ownership. Alerian MLP ETF, an investment company registered under the Investment Company Act of 1940, is one of the funds advised by ALPS Advisors, Inc. Alerian MLP ETF indicated in the May 10, 2023 SEC filing that it is the beneficial owner of and has shared voting and investment power over 15,469,185 common units, which is approximately 7.65% of the common units of Magellan outstanding based on the outstanding common units of Magellan on [            ], 2023. The address of ALPS Advisors, Inc. and Alerian MLP ETF is 1290 Broadway, Suite 1100, Denver, Colorado 80203.

Name	Common Units Beneficially Owned	Percent of Common Units(4)
Walter R. Arnheim	5,204	*
Lori A. Gobillot	2,119	*
Edward J. Guay	2,000	*
Chansoo Joung	45,863	*
Stacy P. Methvin	14,620	*
Aaron L. Milford	83,754	*
James R. Montague	27,786	*
Barry R. Pearl	28,464	*
Sivasankaran Somasundaram	1,052	*
Michael J. Aaronson	38,761	*
Jeff L. Holman	50,679	*
Melanie A. Little(2)	31,040	*
Douglas J. May	71,521	*
Michael N. Mears(3)	245,566	*
All directors and executive officers as a group	820,539	*

____________

*        Less than 1%.

(1)      The contact address for Magellan GP’s directors and named executive officers is One Williams Center, Tulsa, Oklahoma 74172.

(2)      Ms. Little resigned effective January 1, 2023 to pursue another opportunity. This amount reflects Ms. Little’s common unit ownership as of such date.

(3)      Mr. Mears retired effective April 30, 2022. This amount reflects Mr. Mears’ common unit ownership as of such date.

(4)      The percent of Magellan’s common units owned is based on its outstanding common units on [            ], 2023.

VALIDITY OF COMMON STOCK

The validity of the shares of ONEOK Common Stock offered hereby will be passed upon for ONEOK by GableGotwals, Tulsa, Oklahoma.

EXPERTS

ONEOK

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to ONEOK, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2022, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Magellan

The consolidated financial statements of Magellan Midstream Partners, L.P. appearing in Magellan Midstream Partners, L.P.’s Annual Report (Form 10-K) for the year ended December 31, 2022, and the effectiveness of Magellan Midstream Partners, L.P.’s internal control over financial reporting as of December 31, 2022 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

SHAREHOLDER AND UNITHOLDER PROPOSALS

ONEOK

ONEOK held its 2023 annual meeting of shareholders on May 24, 2023. Shareholder proposals intended to be presented for possible inclusion in ONEOK’s proxy materials for ONEOK’s 2024 annual meeting of shareholders (the “ONEOK 2024 Meeting”) must be received by ONEOK at its principal offices not later than December 7, 2023. Any shareholder submitting a proposal intended to be brought before the ONEOK 2024 Meeting who has not sought inclusion of the proposal in ONEOK’s proxy materials must provide written notice of such proposal to the Secretary of ONEOK at ONEOK’s principal executive offices no later than the close of business on December 7, 2023, and no earlier than the opening of business on November 7, 2023. If, however, the ONEOK 2024 Meeting is called for a date that is not within 30 days before or after the anniversary of ONEOK’s 2023 annual meeting, written notice of any such proposal must be received no earlier than the 150th day prior to such annual meeting and not later than the close of business on the later of the 120th day prior to such annual meeting or the 10th day following the earlier of the day on which notice of the date of such meeting was mailed or public announcement of the date of such meeting is first made. The ONEOK Bylaws require that notices of shareholder proposals contain certain information about any proposal and the proposing shareholder. A copy of the relevant bylaw provisions may be obtained on www.sec.gov or by contacting the Secretary, ONEOK, Inc., 100 West Fifth Street, Tulsa, Oklahoma 74103.

Eligible shareholders may nominate a candidate for election to the ONEOK Board for inclusion in ONEOK’s proxy materials in accordance with the ONEOK Bylaws. The ONEOK Bylaws require that notice be provided in writing to the Secretary of ONEOK (at the same address noted above) no later than the close of business on December 7, 2023, and no earlier than the opening of business on November 7, 2023. The ONEOK Bylaws also provide that, subject to compliance with certain requirements, any eligible shareholder may nominate a candidate for election to the ONEOK Board, which nomination is not submitted for inclusion in ONEOK’s proxy materials. If, however, the ONEOK 2024 Meeting is not held within 30 days of May 24, 2024, the ONEOK Bylaws require that notice of any such nomination be provided in writing to the Secretary of ONEOK (at the same address noted above) no later than the close of business on the 10th day following the earlier of the day on which notice of the date of such meeting was mailed or public announcement of the date of such meeting is first made.

For more information regarding shareholder proposals for the ONEOK 2024 Meeting, see the “Submission of Shareholder Proposals and Nominations” section of ONEOK Definitive Proxy Statement on Schedule 14A filed with the SEC on April 5, 2023.

Magellan

Magellan held its 2023 annual meeting of limited partners on April 27, 2023. Magellan will only hold an annual meeting of limited partners in 2024 (the “Magellan 2024 Meeting”) if the merger is not completed. If the merger is not completed, any Magellan unitholder entitled to vote at the Magellan 2024 Meeting can nominate persons for election to the Magellan GP Board or submit other proposals for consideration during the Magellan 2024 Meeting by complying with the notice procedures discussed below. A unitholder’s ability to nominate persons for election to the Magellan GP Board is limited by the NYSE listing requirements regarding the independence and experience of Magellan GP’s directors or committees thereof. SEC rules set forth standards as to what proposals are required to be included in a proxy statement for a meeting. In no event are limited partners allowed to vote on matters that would cause the limited partners to be deemed to take part in the management and control of Magellan’s business and affairs so as to jeopardize the limited partners’ limited liability under the Delaware Partnership Act or the law of any other state in which Magellan is qualified to do business.

As required by the SEC rules, the deadline for submitting any proposal for consideration at the Magellan 2024 Meeting is October 19, 2023. However, the Magellan Partnership Agreement allows a unitholder to nominate a person to the Magellan GP Board between December 7, 2023 and December 22, 2023. To submit a proposal, written notice must be delivered to Magellan at One Williams Center, Tulsa, Oklahoma 74172 and must include: (i) information regarding the proposal or each person the unitholder proposes to nominate for election or re-election as a director of the Magellan GP Board, all information relating to such nominee that is required to be disclosed in solicitations of proxies for the election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director on the Magellan GP Board if elected) and (ii) as to the unitholder giving the notice: (x) the name and address of such unitholder and (y) the number of units which are owned by the unitholder.

HOUSEHOLDING OF PROXY MATERIALS

Each registered ONEOK shareholder and Magellan unitholder (meaning you own shares or units, as applicable, in your own name on (i) the books of Magellan’s transfer agent, Computershare, N.A., or (ii) the books of ONEOK’s transfer agent, Equiniti) will receive one copy of this joint proxy statement/prospectus per account, regardless of whether you have the same address as another shareholder of record. SEC rules permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and notices with respect to two or more shareholders sharing the same address by delivering a single proxy statement or a single notice addressed to those shareholders. This process, commonly called “householding,” provides cost savings for companies. If you hold shares through a broker, some brokers household proxy materials, delivering a single proxy statement or notice to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that it will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement or notice, or if your household is receiving multiple copies of these documents and you wish to request that future deliveries be limited to a single copy, please notify your broker.

Magellan will promptly deliver, upon oral or written request, a separate copy of this joint proxy statement/prospectus to any Magellan unitholder residing at an address to which only one copy was mailed. Requests for additional copies should be directed to Investor Relations, at Magellan’s principal executive offices, One Williams Center, Tulsa, Oklahoma 74172, or contact Magellan Investor Relations by telephone at (877) 934-6571 or by email at investor.relations@magellanlp.com.

ONEOK will promptly deliver, upon oral or written request, a separate copy of this joint proxy statement/prospectus to any ONEOK shareholder residing at an address to which only one copy was mailed. Requests for additional copies should be directed to Investor Relations, at ONEOK’s principal executive offices, 100 West Fifth Street, Tulsa, Oklahoma 74103, or contact ONEOK Investor Relations by telephone at (877) 208-7318 or by email at ONEOKInvestorRelations@oneok.com.

WHERE YOU CAN FIND MORE INFORMATION

ONEOK and Magellan file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including both ONEOK and Magellan, which you can access at www.sec.gov. The information contained on the SEC’s website is expressly not incorporated by reference into this joint proxy statement/prospectus.

ONEOK has filed with the SEC a registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part. The registration statement registers the shares of ONEOK Common Stock to be issued to Magellan unitholders in connection with the merger. The registration statement, including the attached exhibits and annexes, contains additional relevant information about ONEOK and Magellan, respectively. The rules and regulations of the SEC allow ONEOK and Magellan to omit certain information included in the registration statement from this joint proxy statement/prospectus.

In addition, the SEC allows ONEOK and Magellan to disclose important information to you by referring you to other documents filed separately with the SEC. This information is considered to be a part of this joint proxy statement/prospectus, except for any information that is superseded by information included directly in this joint proxy statement/prospectus or incorporated by reference subsequent to the date of this joint proxy statement/prospectus as described below.

This joint proxy statement/prospectus incorporates by reference the documents listed below that ONEOK and Magellan have previously filed with the SEC. They contain important information about the companies and their financial condition.

ONEOK SEC Filings

•        Annual Report on Form 10-K for the fiscal year ended December 31, 2022;

•        The portions of the Definitive Proxy Statement on Schedule 14A for the 2023 annual meeting of shareholders that are specifically incorporated by reference into ONEOK’s Annual Report on Form 10-K for the year ended December 31, 2022;

•        Quarterly Report on Form 10-Q for the quarter ended March 31, 2023;

•        Current Reports on Form 8-K filed on January 10, 2023, January 19, 2023, February 24, 2023, March 3, 2023, April 24, 2023, May 15, 2023, May 23, 2023, May 26, 2023 and May 31, 2023 (other than the portions of those documents not deemed to be filed pursuant to the rules promulgated under the Exchange Act); and

•        The description of the ONEOK securities set forth in Exhibit 4.39 of ONEOK’s Annual Report on Form 10-K, filed February 28, 2023, including any amendment or report filed for the purposes of updating such description.

Magellan SEC Filings

•        Annual Report on Form 10-K for the fiscal year ended December 31, 2022;

•        The portions of the Definitive Proxy Statement on Schedule 14A for the 2023 annual meeting of unitholders that are specifically incorporated by reference into Magellan’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022;

•        Quarterly Report on Form 10-Q for the quarter ended March 31, 2023;

•        Current Reports on Form 8-K filed on May 2, 2023, May 15, 2023 and June 20, 2023 (other than the portions of those documents not deemed to be filed pursuant to the rules promulgated under the Exchange Act); and

•        The description of the Magellan securities contained in Exhibit (n) to Magellan’s Annual Report on Form 10-K filed on February 21, 2023, and any other amendment or report filed for the purposes of updating such description.

To the extent that any information contained in any report on Form 8-K, or any exhibit thereto, was furnished to, rather than filed with, the SEC, such information or exhibit is specifically not incorporated by reference.

In addition, ONEOK and Magellan incorporate by reference any future filings they make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this joint proxy statement/prospectus and before the date of the ONEOK Special Meeting and Magellan Special Meeting (excluding any current reports on Form 8-K to the extent disclosure is furnished and not filed). Those documents are considered to be a part of this joint proxy statement/prospectus, effective as of the date they are filed. In the event of conflicting information in these documents, the information in the latest filed document should be considered correct.

Statements contained in this joint proxy statement/prospectus regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to the full text of that contract or other document filed as an exhibit with the SEC.

You can obtain any of the other documents listed above from the SEC, through the SEC’s website at the address indicated above, or from ONEOK or Magellan, as applicable, by requesting them in writing or by telephone from the appropriate company at the following addresses and telephone numbers:

ONEOK Inc.
100 West Fifth Street
Tulsa, Oklahoma 74103
(918) 588-7000

Magellan Midstream Partners, L.P.
One Williams Center
Tulsa, Oklahoma 74172
(918) 574-7000

These documents are available from ONEOK or Magellan, as the case may be, without charge, excluding any exhibits to them unless the exhibit is specifically listed as an exhibit to the registration statement of which this joint proxy statement/prospectus forms a part. You can also find information about ONEOK and Magellan at their Internet websites at www.oneok.com and www.magellanlp.com, respectively. Information contained on these websites does not constitute part of this joint proxy statement/prospectus.

If you are a ONEOK shareholder and would like to request documents, please do so by [            ], 2023 to receive them before the ONEOK Special Meeting. If you are a Magellan unitholder and would like to request documents, please do so by [            ], 2023 to receive them before the Magellan Special Meeting. If you request any documents from Magellan or ONEOK, ONEOK or Magellan will mail them to you by first class mail, or another equally prompt means, within one business day after ONEOK or Magellan, as the case may be, receives your request.

This document is a prospectus of ONEOK and is a joint proxy statement of Magellan and ONEOK for the Magellan Special Meeting and ONEOK Special Meeting, as the case may be. Neither ONEOK nor Magellan has authorized anyone to give any information or make any representation about the merger or ONEOK or Magellan that is different from, or in addition to, that contained in this joint proxy statement/prospectus or in any of the materials that ONEOK or Magellan has incorporated by reference into this joint proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

Annex A

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

ONEOK, INC.,

OTTER MERGER SUB, LLC

and

MAGELLAN MIDSTREAM PARTNERS, L.P.

Dated as of May 14, 2023

Annex A-i

Annex A-ii

Annex A-iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of May 14, 2023, is by and among ONEOK, Inc., an Oklahoma corporation (“Parent”), Otter Merger Sub, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of Parent (“Merger Sub”), and Magellan Midstream Partners, L.P., a Delaware limited partnership (the “Partnership”).

WITNESSETH:

WHEREAS, the parties intend that Merger Sub, be merged with and into the Partnership (the “Merger”), with the Partnership surviving the Merger as a direct wholly owned subsidiary of Parent;

WHEREAS, the Conflicts Committee (the “Conflicts Committee”) of the Board of Directors (the “GP Board”) of Magellan GP, LLC, a Delaware limited liability company and the sole general partner of the Partnership (the “Partnership GP”), has (a) determined that this Agreement and the transactions contemplated hereby, including the Merger, are in the best interests of the Partnership and its unitholders and (b) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger (the foregoing constituting “Special Approval” as defined in the Existing Partnership Agreement);

WHEREAS, the GP Board has unanimously (a) determined that this Agreement and the transactions contemplated hereby, including the Merger, are in the best interests of the Partnership and its unitholders, (b) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, (c) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, (d) resolved to recommend approval of this Agreement by the unitholders of the Partnership and (e) directed that this Agreement be submitted to the unitholders of the Partnership for its approval in accordance with the Existing Partnership Agreement;

WHEREAS, the Board of Directors of Parent (the “Parent Board”) has unanimously (a) determined that it is in the best interests of Parent and its shareholders, and declared it advisable, to enter into this Agreement, (b) approved the execution, delivery and performance by Parent of this Agreement and the consummation of the transactions contemplated hereby, including the issuance of Parent Shares in connection with the Merger (the “Share Issuance”), and (c) resolved to recommend the approval by its shareholders of the Share Issuance and to submit the Share Issuance to the shareholders of Parent for approval (the “Parent Board Recommendation”);

WHEREAS, Parent, as the sole member of Merger Sub, has determined that it is in the best interests of Merger Sub, and declared it advisable, for Merger Sub to enter into this Agreement, and has approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger; and

WHEREAS, Parent, Merger Sub and the Partnership desire to make certain representations, warranties, covenants and agreements specified herein in connection with this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Parent, Merger Sub and the Partnership agree as follows:

ARTICLE I

THE MERGER

Section 1.1 The Merger. At the Effective Time, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the Delaware Revised Uniform Limited Partnership Act (the “Delaware LP Act”) and the Delaware Limited Liability Company Act (the “Delaware LLC Act”), Merger Sub shall be merged with and into the Partnership, whereupon the separate limited liability company existence of Merger Sub shall cease, and the Partnership shall continue its partnership existence under Delaware law as the surviving entity in the Merger (the “Surviving Entity”) and a wholly owned subsidiary of Parent.

Section 1.2 Closing. The closing of the Merger (the “Closing”) shall take place at the offices of Kirkland & Ellis LLP, 609 Main Street, Houston, Texas 77002, at 10:00 a.m., local time, on the second (2nd) business day after the satisfaction or waiver (to the extent permitted by applicable Law) of the conditions set forth

Annex A-1

in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), or at such other place, date and time as the Partnership and Parent may agree in writing. The date on which the Closing actually occurs is referred to as the “Closing Date.”

Section 1.3 Effective Time. On the Closing Date, the Partnership shall file with the Secretary of State of the State of Delaware a certificate of merger (the “Certificate of Merger”), executed in accordance with, and containing such information as is required by, the relevant provisions of the Delaware LP Act and the Delaware LLC Act in order to effect the Merger, and make any other filings or recordings as may be required by Delaware law in connection with the Merger. The Merger shall become effective at such time as the Certificate of Merger has been filed with the Secretary of State of the State of Delaware or at such other, later date and time as is agreed between the parties and specified in the Certificate of Merger in accordance with the relevant provisions of the Delaware LP Act and the Delaware LLC Act (such date and time is hereinafter referred to as the “Effective Time”).

Section 1.4 Effects of the Merger. The effects of the Merger shall be as provided in this Agreement and in the applicable provisions of the Delaware LP Act and the Delaware LLC Act. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the assets, property, rights, privileges, powers and franchises of any kind of the Partnership and Merger Sub shall vest in the Surviving Entity without further act or deed, and all debts, liabilities, duties and obligations of any kind of the Partnership and Merger Sub shall become the debts, liabilities, duties and obligations of the Surviving Entity, all as provided under the Delaware LP Act and the Delaware LLC Act.

Section 1.5 Organizational Documents of the Surviving Entity. At the Effective Time, (i) the Partnership’s Certificate of Limited Partnership as in effect immediately prior to the Effective Time shall remain unchanged and shall be the certificate of limited partnership of the Surviving Entity from and after the Effective Time, until duly amended in accordance with applicable Law and (ii) the Existing Partnership Agreement as in effect immediately prior to the Effective Time shall remain unchanged and shall be the agreement of limited partnership of the Surviving Entity from and after the Effective Time, until duly amended in accordance with the terms of the Existing Partnership Agreement and applicable Law.

Section 1.6 Directors. At the Effective Time, the persons listed on Section 1.6 of the Parent Disclosure Schedule shall be appointed as the directors of the Partnership GP and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal in accordance with the terms of the limited liability company agreement of the Partnership GP.

Section 1.7 Officers. The officers of Merger Sub immediately prior to the Effective Time shall be appointed as the officers of the Partnership GP and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal in accordance with the terms of the limited liability company agreement of the Partnership GP.

ARTICLE II

EFFECT OF MERGER; EXCHANGE OF CERTIFICATES

Section 2.1 Conversion of Partnership Interests. Subject to the terms and provisions of this Agreement, at the Effective Time, and by virtue of the Merger and without any action on the part of Parent, Merger Sub and the Partnership or any holder of securities of Parent, Merger Sub and the Partnership:

(a) Each Partnership Unit issued and outstanding immediately prior to the Effective Time (excluding any Excluded Units) will be converted into and will thereafter represent the right to receive (i) 0.667 Parent Shares (the “Equity Consideration” and such ratio, the “Exchange Ratio”), which Parent Shares will be duly authorized and validly issued in accordance with applicable Laws and the Parent Organizational Documents, and (ii) cash in an amount of $25.00 (the “Cash Consideration” and, together with the Equity Consideration, the “Merger Consideration”), in each case subject to the procedures of Section 2.4.

(b) The general partner interest in the Partnership issued and outstanding immediately prior to the Effective Time will remain unchanged and outstanding in the Surviving Entity in the form set forth in the Existing Partnership Agreement, and the Partnership GP, as the holder of such general partner interest, will continue as the sole general partner of the Surviving Entity as set forth in the Existing Partnership Agreement. At the Effective Time, the books and records of the Partnership will be revised to reflect that all limited partners of the Partnership

Annex A-2

immediately prior to the Effective Time cease to be limited partners of the Partnership pursuant to the terms of this Agreement and that Parent will be admitted as the sole limited partner of the Partnership, and the Partnership will continue without dissolution.

(c) Notwithstanding anything to the contrary in this Agreement, at the Effective Time, all Partnership Units owned immediately prior to the Effective Time by the Partnership or its wholly owned Subsidiaries or by Parent or its wholly owned Subsidiaries (collectively, the “Excluded Units”) will automatically be cancelled and cease to exist without any conversion thereof and no consideration will be received therefor.

(d) If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding Partnership Units or outstanding Parent Shares shall occur as a result of any reclassification, stock or unit split (including a reverse stock or unit split) or combination, exchange or readjustment of shares or units, or any stock or unit dividend or stock or unit distribution with a record date during such period, the Merger Consideration, the Cash Consideration, the Equity Consideration, the Exchange Ratio, the Equity Exchange Ratio and any other similarly dependent items shall be equitably adjusted to provide to Parent, Merger Sub and the holders of Partnership Units the same economic effect as contemplated by this Agreement prior to such action, and thereafter, all references in this Agreement to the Merger Consideration, the Cash Consideration, the Equity Consideration, the Exchange Ratio, the Equity Exchange Ratio and any other similarly dependent items shall be references to the Merger Consideration, the Cash Consideration, the Equity Consideration, the Exchange Ratio, the Equity Exchange Ratio and any other similarly dependent items as so adjusted; provided, however, that nothing in this Section 2.1(d) shall be deemed to permit or authorize any party hereto to effect any such change that it is not otherwise authorized or permitted to undertake pursuant to this Agreement.

Section 2.2 Rights as Unitholders; Unit Transfers. All Partnership Units converted into the right to receive the Merger Consideration pursuant to Section 2.1(a) will cease to be outstanding and will automatically be canceled and will cease to exist when converted as a result of and pursuant to the Merger. At the Effective Time, each holder of a certificate representing Partnership Units (a “Certificate”) and each holder of non-certificated Partnership Units represented in book-entry form (“Book-Entry Units”) will cease to be a limited partner of the Partnership and cease to have any rights with respect thereto, except the right to receive, (a) the Merger Consideration, (b) any cash to be paid in lieu of any fractional Parent Shares in accordance with Section 2.4(d), and (c) any dividends in accordance with Section 2.4(c); provided, however, that the rights of (i) any holder of the Partnership Equity Awards will be as set forth in Section 5.7, and (ii) Parent, the Partnership and their respective Subsidiaries will be as set forth in Section 2.1(c). In addition, holders as of the relevant record date of Partnership Units outstanding immediately prior to the Effective Time will have continued rights to any distribution, without interest, with respect to such Partnership Units with a record date occurring prior to the Effective Time that may have been declared or made by the Partnership with respect to such Partnership Units in accordance with the terms of the Existing Partnership Agreement and this Agreement, including any Special Distribution, and which remains unpaid as of the Effective Time (a “Regular Distribution”). Regular Distributions by the Partnership are not part of the Merger Consideration, and will be paid by Parent on the payment date set therefor to such holders as of the relevant record date of Partnership Units, whether or not they exchange their Partnership Units pursuant to Section 2.4. At the Effective Time, the unit transfer books of the Partnership will be closed immediately and there will be no further registration of transfers on the unit transfer books of the Partnership with respect to Partnership Units.

Section 2.3 Conversion of Merger Sub Interests. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, the limited liability company interests of Merger Sub issued and outstanding immediately prior to the Effective Time shall automatically convert into a number of Partnership Units equal to the number of Partnership Units converted into Merger Consideration pursuant to Section 2.1(a) and Parent shall be admitted as a limited partner of the Surviving Entity.

Section 2.4 Exchange of Partnership Units.

(a) Exchange Agent. Prior to the Closing Date, Parent shall appoint an exchange agent mutually acceptable to Parent and the Partnership (the “Exchange Agent”) for the purpose of exchanging Partnership Units for Merger Consideration. Prior to the Effective Time, (i) Parent shall deposit, or shall cause to be deposited, with the Exchange Agent, in trust for the benefit of holders of the Partnership Units (other than the Excluded Units), Parent Shares (which shall be in non-certificated book-entry form) issuable pursuant to Section 2.1(a) and Section 5.7 and an amount of cash sufficient to effect the delivery of the Merger Consideration to the holders of the Partnership Units (other than the Excluded Units). Following the Effective Time, Parent agrees to make available to the Exchange

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Agent, from time to time as needed, Parent Shares issuable and cash sufficient to make any payments pursuant to Section 2.4(c) or Section 2.4(d). All Parent Shares and cash deposited with the Exchange Agent from time to time is hereinafter referred to as the “Exchange Fund.”

(b) Exchange Procedures. Promptly after the Effective Time and in any event not later than the fifth (5th) business day following the Effective Time, Parent will cause the Exchange Agent to mail to each record holder of Partnership Units as of the Effective Time (other than the holders of Excluded Units) (i) a letter of transmittal (which will be in customary form and agreed to by Parent and the Partnership prior to the Effective Time and which will specify that, in respect of certificated Partnership Units, delivery will be effected, and risk of loss and title to the Certificates will pass, only upon proper delivery of the Certificates to the Exchange Agent (including by affidavits of loss in lieu of delivery therefor as provided in Section 2.4(g)) (the “Letter of Transmittal”)) and (ii) instructions (in customary form and agreed to by Parent and the Partnership prior to the Effective Time) for use in effecting the surrender of the Certificates or Book-Entry Units in exchange for the Merger Consideration, cash in lieu of any fractional Parent Shares in accordance with Section 2.4(d) and any dividends in accordance with Section 2.4(c) and distributions in accordance with Section 2.2. Promptly after the Effective Time, upon surrender of Certificates or Book-Entry Units, if any, for cancellation to the Exchange Agent, together with such letters of transmittal, properly completed and duly executed, and such other documents (including in respect of Book-Entry Units) as may be reasonably required pursuant to such instructions, each holder who held Partnership Units immediately prior to the Effective Time (other than the holders of Excluded Units) will be entitled to receive therefor (x) Parent Shares representing, in the aggregate, the whole number of Parent Shares that such holder has the right to receive pursuant to Section 2.1(a) (after taking into account all Partnership Units surrendered by such holder and subject to any withholding tax specified in Section 2.5) and (y) a check in an amount equal to the aggregate amount of the cash that such holder has the right to receive with respect to such Partnership Units pursuant to Section 2.1(a), Section 2.2, Section 2.4(c) and Section 2.4(d). No interest will be paid or accrued on any Merger Consideration, any cash payment in lieu of fractional Parent Shares, any dividends payable pursuant to Section 2.4(c) or any Regular Distribution. In the event of a transfer of ownership of Partnership Units that is not registered in the transfer records of the Partnership, the Merger Consideration, any cash to be paid in lieu of any fractional Parent Shares in accordance with Section 2.4(d), Regular Distribution in accordance with Section 2.2, and any Parent dividends payable pursuant to Section 2.4(c) in respect of such Partnership Units may be paid to a transferee, if the Certificate representing such Partnership Units or evidence of ownership of the Book-Entry Units is presented to the Exchange Agent, and in the case of both certificated and book-entry Partnership Units, accompanied by all documents reasonably required to evidence and effect such transfer, and the Person requesting such exchange will pay to the Exchange Agent in advance any transfer or other Taxes required by reason of the delivery of the Merger Consideration in any name other than that of the record holder of such Partnership Units, or will establish to the satisfaction of the Exchange Agent that such Taxes have been paid or are not payable. Until such required documentation has been delivered and Certificates and Book-Entry Units, if any, have been surrendered, as contemplated by this Section 2.4, each Certificate or Book-Entry Unit will be deemed at any time after the Effective Time to represent only the right to receive upon such delivery and surrender the Merger Consideration, payable in respect of Partnership Units, any cash or dividends to which such holder is entitled pursuant to Section 2.4(c) and Section 2.4(d) and (without the necessity of such surrender) Regular Distributions.

(c) Dividends with Respect to Unexchanged Partnership Units. No dividends declared or made with respect to Parent Shares with a record date after the Effective Time will be paid to the holder of any unsurrendered Partnership Units and no cash payment in lieu of fractional Parent Shares will be paid to any such holder, in each case, until such holder has delivered the required documentation and surrendered any such Certificates or Book-Entry Units as contemplated by this Section 2.4. Subject to applicable Law and Section 5.17, following compliance with the requirements of Section 2.4(b), there will be paid to the holder of Parent Shares, without interest, (i) promptly after the time of such compliance, and with no effect to the Merger Consideration such holder is entitled to pursuant to Section 2.1(a) (after taking into account all Partnership Units surrendered by such holder), the amount of any cash payable in lieu of fractional Parent Shares to which such holder is entitled pursuant to Section 2.4(d) (which shall be paid by the Exchange Agent as provided therein) and the amount of dividends with a record date after the Effective Time theretofore paid with respect to Parent Shares and payable with respect to such Parent Shares, and (ii) at the appropriate payment date, the amount of dividends with a record date after the Effective Time but prior to such delivery and surrender of Partnership Units and a payment date subsequent to such delivery and surrender payable with respect to such Parent Shares (which shall be paid by Parent).

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(d) Fractional Parent Shares. No certificates or scrip of Parent Shares representing fractional Parent Shares or book-entry credit of the same will be issued upon the surrender of Partnership Units outstanding immediately prior to the Effective Time in accordance with Section 2.4(b), and such fractional interests will not entitle the owner thereof to vote or to have any rights as a holder of Parent Shares. Notwithstanding any other provision of this Agreement, each holder of Partnership Units converted in the Merger who would otherwise have been entitled to receive a fraction of a Parent Share (after taking into account all Partnership Units exchanged by such holder) will receive, in lieu thereof, cash (without interest rounded up to the nearest whole cent) in an amount equal to the product of (i) the volume-weighted average closing price of one Parent Share as reported on the NYSE for the ten (10) consecutive full trading days (in which such Parent Shares are traded on the NYSE) ending at the close of trading on the full trading day immediately preceding (and not including) the Closing Date and (ii) the fraction of a Parent Share that such holder would otherwise be entitled to receive pursuant to this Article II. As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional interests, Parent will cause the Exchange Agent to forward payments to such holders of fractional interests subject to and in accordance with the terms hereof. The parties acknowledge that payment of cash in lieu of issuing fractional Parent Shares was not separately bargained-for consideration but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience to Parent that would otherwise be caused by the issuance of fractional Parent Shares.

(e) No Further Ownership Rights in Partnership Units. The Merger Consideration issued upon conversion of a Partnership Unit in accordance with the terms hereof (including any cash paid pursuant to Section 2.4(d) and any declared dividends to be paid on Parent Shares as described in Section 2.4(c)) will be deemed to have been issued (or paid) in full satisfaction of all rights pertaining to such Partnership Unit (other than the right to receive any Regular Distribution in accordance with Section 2.2). If, after the Effective Time, Certificates are presented to the Surviving Entity or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this Article II.

(f) Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains undistributed to the former holders of Partnership Units for 180 days after the Effective Time shall be delivered to Parent upon demand, and any holders of Partnership Units who have not theretofore complied with this Article II shall thereafter look only to Parent for payment of their claim for the Merger Consideration, any cash in lieu of fractional Parent Shares pursuant to Section 2.4(d), any Regular Distribution in accordance with Section 2.2 and any dividends pursuant to Section 2.4(c). Any amounts remaining unclaimed by holders of Parent Shares immediately prior to such time as such amounts would otherwise escheat to or become the property of any Governmental Entity will, to the extent permitted by applicable Law, become the property of Parent.

(g) Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration to be paid in respect of the Partnership Units represented by such Certificate as contemplated by this Article II.

(h) No Dissenters Rights. No dissenters’ or appraisal rights shall be available to holders of Partnership Units, Parent Shares or otherwise with respect to the Merger or the other transactions contemplated by this Agreement.

(i) No Liability. Notwithstanding anything in this Agreement to the contrary, none of the Partnership, Parent, Merger Sub, the Surviving Entity, the Exchange Agent or any other person shall be liable to any former holder of Partnership Units for any amount properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

Section 2.5 Withholding. Each of Parent, Merger Sub and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as Parent, Merger Sub and the Exchange Agent are required to deduct and withhold under the Internal Revenue Code of 1986, as amended (the “Code”), or any Tax Law, with respect to the making of such payment. To the extent that amounts are so withheld and timely paid over to the applicable Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of whom such deduction and withholding was made. If withholding is taken in Parent Shares, Parent, Merger Sub or the

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Exchange Agent (as applicable) shall be treated as having sold such Parent Shares on behalf of the applicable holder of Partnership Units for an amount of cash equal to the fair market value of such Parent Shares at the time of such deemed sale.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE PARTNERSHIP

Except as disclosed in (a) the Partnership SEC Documents (excluding any disclosures set forth in any such Partnership SEC Document under the heading “Risk Factors” or in any section disclaiming forward-looking statements, in each case, other than historical facts contained therein), where the relevance of the information as an exception to (or disclosure for purposes of) a particular representation is reasonably apparent on the face of such disclosure, or (b) the disclosure schedule delivered by the Partnership to Parent immediately prior to the execution of this Agreement (the “Partnership Disclosure Schedule”) (each section of which qualifies the correspondingly numbered representations, warranties or covenants if specified therein and such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent), the Partnership represents and warrants to Parent and Merger Sub as follows:

Section 3.1 Qualification, Organization, Subsidiaries, etc.

(a) Each of the Partnership, its Subsidiaries and the Significant JV Entities is a legal entity duly organized or formed, validly existing and in good standing under the Laws of its jurisdiction of organization or formation and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except where the failure to have such power or authority would not have, individually or in the aggregate, a Partnership Material Adverse Effect. Each of the Partnership, its Subsidiaries and the Significant JV Entities is duly licensed or qualified to do business, and is in good standing as a foreign entity, in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such licensing or qualification, except where the failure to be so qualified or in good standing would not have, individually or in the aggregate, a Partnership Material Adverse Effect.

(b) The Partnership has made available to Parent prior to the date of this Agreement a true and complete copy of the Partnership’s Certificate of Limited Partnership, Existing Partnership Agreement, and the Partnership GP Agreement (the “Partnership Organizational Documents”), in each case, as amended through the date hereof, and true and complete copies of the certificate of incorporation, certificate of limited partnership, certificate of formation, bylaws, limited partnership agreement, limited liability company agreement or comparable constituent or organizational documents of each significant Subsidiary (as defined under Regulation S-X of the SEC) of the Partnership and each Significant JV Entity, in each case as amended through the date hereof. All such Partnership Organizational Documents and organizational documents of each significant Subsidiary of the Partnership and, to the knowledge of the Partnership, each Significant JV Entity, are in full force and effect and the Partnership and its Subsidiaries and, to the knowledge of the Partnership, the Significant JV Entities are not in violation of any of their provisions in any material respect.

Section 3.2 Equity Interests.

(a) The authorized equity interests of the Partnership consist of Partnership Units and a general partner interest in the Partnership. As of May 11, 2023, the issued and outstanding limited partner interests and general partner interest of the Partnership consisted of (i) 202,095,600 common units representing a fractional part of the limited partner interests of the Partnership (each, a “Partnership Unit”), (ii) 2,625,158 Partnership Units issuable pursuant to Partnership Equity Awards, of which 1,525,138 Partnership Units are issuable in respect of Partnership PSU Awards, assuming, as applicable, the maximum level of achievement under performance awards, (iii) 1,336,533 Partnership Units that are reserved for the grant of additional awards under the equity incentive plans of the Partnership and (iv) a general partner interest in the Partnership that has no rights to ownership, profit or any rights to receive any distributions from operations or the liquidation of the Partnership. The Partnership GP is the sole general partner of the Partnership and owns all of the outstanding general partner interest in the Partnership free and clear of all Liens. All outstanding equity securities of the Partnership are, and all Partnership Units issuable pursuant to Partnership Equity Awards, when issued in accordance with the respective terms thereof, will be, duly authorized, validly issued, fully paid (to the extent required under the Partnership Organizational

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Documents) and nonassessable (except as such nonassessability may be affected by matters described in Sections 17-303, 17-607 and 17-804 of the Delaware LP Act) and free of preemptive rights (except as set forth in the Existing Partnership Agreement).

(b) The Partnership has provided to Parent a list of outstanding Partnership Equity Awards as of May 11, 2023, containing (1) the number of outstanding Partnership Units issuable (assuming, if applicable, target performance) grouped by employee level (including the allocation between time-based and performance-based vesting) and (2) the grant dates of the Partnership Equity Awards.

(c) Except as set forth in Section 3.2(a) and Section 3.2(b), there are no outstanding subscriptions, options, warrants, calls, convertible securities, exchangeable securities or other similar rights, agreements or commitments to which the Partnership or any of its Subsidiaries is a party (i) obligating the Partnership or any of its Subsidiaries to (A) issue, transfer, exchange, sell or register for sale any equity interests of the Partnership or such Subsidiary of the Partnership or securities convertible into or exchangeable for such equity interests, (B) grant, extend or enter into any such subscription, option, warrant, call, convertible securities or other similar right, agreement or arrangement, (C) redeem or otherwise acquire any such equity interests, (D) provide any amount of funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary or (E) make any payment to any person the value of which is derived from or calculated based on the value of any Partnership Units, or (ii) granting any preemptive or antidilutive or similar rights with respect to any security issued by the Partnership or its Subsidiaries.

(d) Neither the Partnership nor any of its Subsidiaries has outstanding bonds, debentures, notes or other indebtedness, the holders of which have the right to vote (or which are convertible or exchangeable into or exercisable for securities having the right to vote) with the unitholders of the Partnership on any matter.

(e) There are no voting trusts or other agreements or understandings to which the Partnership or any of its Subsidiaries is a party with respect to the voting or registration of the Partnership Units or other equity interests of the Partnership or any of its Subsidiaries.

(f) The Partnership or a Subsidiary of the Partnership owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity interests of each Subsidiary of the Partnership (including the Partnership GP), free and clear of any preemptive rights and any Liens other than Partnership Permitted Liens, and all of such shares of capital stock or other equity interests are duly authorized, validly issued, fully paid and nonassessable (except as such nonassessability may be affected by matters described in Sections 17-303, 17-607 and 17-804 of the Delaware LP Act, Sections 18-607 and 18-804 of the Delaware LLC Act or other similar Laws in any jurisdiction in which such Subsidiary is organized) and free of preemptive rights. Except for equity interests in the Partnership’s Subsidiaries and except as set forth in Section 3.2(f) of the Partnership Disclosure Schedule, neither the Partnership nor any of its Subsidiaries (i) beneficially owns, directly or indirectly, any equity interest in any person (or any security or other right, agreement or commitment convertible or exercisable into, or exchangeable for, any equity interest in any person), (ii) has any obligation to acquire any such equity interest, security, right, agreement or commitment or (iii) has any obligation to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in, any person.

Section 3.3 Authority; Noncontravention.

(a) The Partnership has the requisite limited partnership power and authority to enter into this Agreement and, subject to approval of this Agreement by holders of a majority of the outstanding Partnership Units (the “Partnership Unitholder Approval”), to consummate the transactions contemplated hereby. The execution and delivery by the Partnership of this Agreement and the consummation of the transactions contemplated hereby have been approved by the Conflicts Committee and duly and validly authorized by the GP Board and, except for the Partnership Unitholder Approval (assuming the accuracy of the representations and warranties set forth in Section 4.21), no other limited partnership proceedings on the part of the Partnership are necessary to authorize the consummation of the transactions contemplated hereby. The GP Board has unanimously resolved to recommend that the Partnership’s unitholders approve this Agreement (the “Partnership Recommendation”). The Agreement has been duly and validly executed and delivered by the Partnership and, assuming this Agreement constitutes the legal, valid and binding agreement of each counterparty thereto, this Agreement constitutes the legal, valid and binding agreement of the Partnership and is enforceable against the Partnership in accordance with its terms.

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(b) No consents or approvals of, or filings or registrations with, any Governmental Entity are necessary in connection with (i) the execution and delivery by the Partnership of this Agreement or (ii) the consummation by the Partnership of the transactions contemplated by this Agreement, except for, subject to the accuracy of the representations and warranties of Parent and Merger Sub in Section 4.3(b), (A) the filing with the SEC of a joint proxy statement (the “Proxy Statement/Prospectus”) relating to the matters submitted to the unitholders of the Partnership at a meeting of such holders for the purpose of approving this Agreement and the Merger (including any adjournment or postponement thereof, the “Partnership Unitholders’ Meeting”) and relating to the matters submitted to the Parent shareholders at a meeting of such holders for the purpose of approving the Share Issuance (including any adjournment or postponement thereof, the “Parent Shareholders’ Meeting”) and other filings required under federal or state securities Laws, (B) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (C) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules of the New York Stock Exchange (the “NYSE”), (D) compliance with the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”), and (E) such other consents, authorizations, approvals, filings or registrations the absence or unavailability of which would not have, individually or in the aggregate, a Partnership Material Adverse Effect or materially delay consummation of the Merger.

(c) The execution and delivery by the Partnership of this Agreement do not and, assuming (x) the Partnership Unitholder Approval is obtained, (y) the Partnership Credit Agreement and any commercial paper facilities of the Partnership or its Subsidiaries are terminated and repaid in full on or prior to the Closing Date and (z) the Partnership JV Credit Agreement is amended, replaced or terminated to permit such transactions, the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not (i) result in any loss, or suspension, limitation or impairment of any right of the Partnership or any of its Subsidiaries to own or use any assets required for the conduct of their business or result in any violation of, or default (with or without notice or lapse of time or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to the loss of a benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract, instrument, permit, concession, franchise, tariff, right or license binding upon the Partnership or any of its Subsidiaries or result in the creation of any liens, claims, mortgages, encumbrances, pledges, security interests, equities or charges of any kind (each, a “Lien”) other than Partnership Permitted Liens, in each case, upon any of the properties or assets of the Partnership or any of its Subsidiaries, (ii) conflict with or result in any violation of any provision of the certificate of incorporation or by-laws or other equivalent organizational document, in each case as amended or restated, of the Partnership or any of its Subsidiaries or (iii) other than the approvals, filings or registrations identified in Section 3.3(b), conflict with or violate any applicable Laws, except in the case of clauses (i) and (iii) for such losses, suspensions, limitations, impairments, conflicts, violations, defaults, terminations, cancellation, accelerations, or Liens as would not have, individually or in the aggregate, a Partnership Material Adverse Effect.

Section 3.4 Reports and Financial Statements.

(a) The Partnership and each of its Subsidiaries has filed or furnished all forms, documents and reports required to be filed or furnished prior to the date hereof by it with the Securities and Exchange Commission (the “SEC”) since January 1, 2021 (all such documents and reports filed or furnished by the Partnership or any of its Subsidiaries, the “Partnership SEC Documents”). As of their respective dates or, if amended, as of the date of the last such amendment, the Partnership SEC Documents complied in all material respects with the requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”) and the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”), as the case may be, and none of the Partnership SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except that information set forth in the Partnership SEC Documents as of a later date (but before the date of this representation) will be deemed to modify information as of an earlier date.

(b) The consolidated financial statements (including all related notes and schedules) of the Partnership included in the Partnership SEC Documents fairly present in all material respects the consolidated financial position of the Partnership and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein,

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including the notes thereto) in conformity with United States generally accepted accounting principles (“GAAP”) (except, in the case of the unaudited statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).

(c) Neither the Partnership nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract (including any contract relating to any transaction or relationship between or among the Partnership and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC)), where the purpose of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Partnership in the Partnership’s published financial statements or any Partnership SEC Documents.

Section 3.5 Internal Controls and Procedures. The Partnership has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. The Partnership’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by the Partnership in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the management of the Partnership GP as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). The Partnership GP’s management has completed an assessment of the effectiveness of the Partnership’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2022, and such assessment concluded that such controls were effective. Based on its most recent evaluation of internal controls over financial reporting prior to the date hereof, management of the Partnership GP has disclosed to the Partnership’s auditors and the audit committee of the GP Board (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Partnership’s ability to report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Partnership’s internal control over financial reporting, and each such deficiency, weakness and fraud so disclosed to auditors, if any, has been disclosed to Parent prior to the date hereof.

Section 3.6 No Undisclosed Liabilities. Except (a) as reflected or reserved against in the Partnership’s consolidated balance sheet as of December 31, 2022 (the “Balance Sheet Date”) (including the notes thereto) included in the Partnership SEC Documents, (b) for liabilities and obligations incurred under or in accordance with this Agreement or in connection with the transactions contemplated by this Agreement, (c) for liabilities and obligations incurred since the Balance Sheet Date in the ordinary course of business and (d) for liabilities and obligations that have been discharged or paid in full, neither the Partnership nor any of its Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet of the Partnership and its consolidated Subsidiaries (including the notes thereto), other than those that would not have, individually or in the aggregate, a Partnership Material Adverse Effect.

Section 3.7 Compliance with Law; Permits.

(a) The Partnership and its Subsidiaries are, and in the past three (3) years have been, in compliance with, and are not in default under or in violation of, any applicable federal, state, local or foreign or multinational law, statute, act, code, ruling, award, writ, ordinance, rule, regulation, judgment, order, injunction, decree, decision or agency requirement of any Governmental Entity, including common law (collectively, “Laws” and each, a “Law”), except where such non-compliance, default or violation would not have, individually or in the aggregate, a Partnership Material Adverse Effect. Since January 1, 2021, neither the Partnership nor any of its Subsidiaries has received any written notice or, to the Partnership’s knowledge, other communication from any Governmental Entity regarding any actual, alleged or possible violation of, or failure to comply with, any Law, except as would not have, individually or in the aggregate, a Partnership Material Adverse Effect.

(b) The Partnership and its Subsidiaries are in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals, waivers, clearances, permissions, qualifications and registrations and orders of or issued or approved by all applicable Governmental

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Entities, and all rights under any Partnership Material Contract with all Governmental Entities, and have filed all tariffs, reports, notices and other documents with all Governmental Entities necessary for the Partnership and its Subsidiaries to own, lease and operate their properties and assets and to carry on their businesses as they are now being conducted (the “Partnership Permits”), except where the failure to have any of the Partnership Permits or to have filed such tariffs, reports, notices or other documents would not have, individually or in the aggregate, a Partnership Material Adverse Effect. All Partnership Permits are valid and in full force and effect and are not subject to any administrative or judicial proceeding that could result in modification, termination, cancellation or revocation thereof, except where the failure to be in full force and effect or any modification, termination, cancellation or revocation thereof would not have, individually or in the aggregate, a Partnership Material Adverse Effect. As of the date of this Agreement, no event or condition has occurred or exists which would result in a violation of, breach, default or loss of a benefit under, or acceleration of an obligation of the Partnership or any of its Subsidiaries under, any Partnership Permit, or has caused (or would cause) an applicable Governmental Entity to fail or refuse to issue, renew, or extend, any Partnership Permit (in each case, with or without notice or lapse of time or both), except for violations, breaches, defaults, losses, accelerations or failures that would not have, individually or in the aggregate, a Partnership Material Adverse Effect.

Section 3.8 Environmental Laws and Regulations. Except as would not have, individually or in the aggregate, a Partnership Material Adverse Effect: (a) there are no investigations, actions, suits or proceedings (whether administrative or judicial) pending, or to the knowledge of the Partnership, threatened against the Partnership or any of its Subsidiaries relating to a violation of, or liability under, any Environmental Law, (b) except for matters that have been fully resolved with the applicable Governmental Entity, the Partnership and its Subsidiaries are, and for the past three (3) years have been, in compliance with all Environmental Laws, which compliance includes obtaining, maintaining and complying with all Partnership Permits required under Environmental Laws, (c) there has been no release, treatment, storage, disposal, arrangement for or permitting the disposal, transportation, or handling of, exposure of any Person to, or contamination by, Hazardous Materials, including at any real property currently or formerly owned, leased or operated by the Partnership or any Subsidiary of the Partnership, in each case so as to give rise to liability of the Partnership or any of its Subsidiaries under any Environmental Law, (d) the Partnership is not party to any order, judgment or decree that imposes any obligation on the Partnership or any of its Subsidiaries under any Environmental Law, (e) for the past three (3) years, the Partnership and its Subsidiaries have not received any notice, report, order, directive or other information relating to a violation of, or liability under, any Environmental Law, (f) the Partnership and its Subsidiaries have not assumed, undertaken, provided an indemnity with respect to or otherwise become subject to the liability of any other Person under Environmental Law, and (g) the Partnership and its Subsidiaries have made available to Parent copies of all environmental reports, audits, assessments and other material environmental, health and safety documents relating to the current or former properties, facilities or operations of the Partnership or its Subsidiaries.

Section 3.9 Employee Benefit Plans.

(a) Section 3.9(a) of the Partnership Disclosure Schedule lists all material Partnership Benefit Plans. With respect to each material Partnership Benefit Plan, the Partnership has made available to Parent complete and accurate copies of (A) such Partnership Benefit Plan, including any amendment thereto, (B) a written description of any such Partnership Benefit Plan if such plan is not set forth in a written document, (C) each trust, insurance, annuity or other funding Contract related thereto (if any), (D) the most recent audited financial statements and actuarial or other valuation reports prepared with respect thereto (if any), (E) the most recent Internal Revenue Service determination letter (if any), (F) the two (2) most recent annual reports on Form 5500 required to be filed with the Internal Revenue Service with respect thereto (if any) and (G) all material correspondence to or from any Governmental Entity received in the last three (3) years with respect to any such Partnership Benefit Plan. For purposes of this Agreement, (i) “Partnership Benefit Plans” means all Benefit Plans sponsored, maintained, contributed to or required to be contributed to by the Partnership or any of its Subsidiaries, or under which the Partnership or any of its Subsidiaries has any liability (contingent or otherwise), including on account of any ERISA Affiliate, and (ii) “ERISA Affiliate” means, with respect to any person, trade or business, any other person, trade or business (whether or not incorporated), that together with such first person, trade or business, is, or was at a relevant time, treated as a single employer or under common control, in either case, under or within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.

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(b) Except as would not have, individually or in the aggregate, a Partnership Material Adverse Effect: (i) Each Partnership Benefit Plan (and any related trust or other funding vehicle) has been maintained, funded, operated and administered in compliance with its terms and with applicable Law, including ERISA and the Code to the extent applicable thereto, (ii) all contributions, distributions and premium payments required to be made under the terms of any Partnership Benefit Plan have been timely made or, if not yet due, have been properly reflected in the Partnership’s financial statements in accordance with GAAP and (iii) each of the Partnership and its Subsidiaries is in compliance with ERISA, the Code and all other Laws applicable to Partnership Benefit Plans. Any Partnership Benefit Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination letter or equivalent opinion letter from the Internal Revenue Service, or is the subject of a favorable opinion or advisory letter from the Internal Revenue Service on which the Partnership can rely and, nothing has occurred since the date of such determination or opinion letter that would reasonably be expected to adversely affect such qualification.

(c) Except as set forth on Section 3.9(c) of the Partnership Disclosure Schedule, no Partnership Benefit Plan provides, and neither the Partnership nor any of its Subsidiaries sponsors, maintains, contributes to or is required to contribute to or has any liability to any plan or arrangement which provides retiree health, medical, life or other welfare benefits, except pursuant to the continuation coverage requirements of Section 601 et seq. of ERISA or Section 4980B of the Code for which the covered individual pays the full cost of coverage.

(d) Except as set forth on Section 3.9(d) of the Partnership Disclosure Schedule, neither the Partnership nor its Subsidiaries sponsors, maintains, contributes to or is required to contribute to, or has any liability (including on behalf of or in respect of an ERISA Affiliate) with respect to, any “employee pension benefit plan” (as defined in Section 3(2) of ERISA) that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code or a “Multiemployer Plan” (as defined in Section 3(37) of ERISA).

(e) Except as set forth on Section 3.9(e) of the Partnership Disclosure Schedule, with respect to any Partnership Benefit Plan set forth in Section 3.9(d) of the Partnership Disclosure Schedule that was or is subject to Section 412 of the Code or Section 302 or Title IV of ERISA: (A) the minimum funding standards under Section 430 of the Code have been satisfied and all contributions required under Section 302 of ERISA have been timely made, whether or not waived; (B) no reportable event within the meaning of Section 4043 of ERISA for which the 30-day notice requirement has not been waived has occurred or is expected to occur in connection with the transactions contemplated hereby; (C) all premiums due to the Pension Benefit Guaranty Corporation (“PBGC”) have been timely paid in full; (D) the PBGC has not instituted or threatened to institute proceedings to terminate any such Benefit Plan; and (E) all applicable requirements of Section 204(h) of ERISA have been complied with. No asset of the Partnership or its Subsidiaries is subject to a lien under Section 430 of the Code or Section 4068 of ERISA.

(f) None of the Partnership Benefit Plans is, and neither the Partnership nor its Subsidiaries sponsors, maintains, contributes to or is required to contribute to, or has any liability (including on behalf of or in respect of an ERISA Affiliate) with respect to a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA) or a “multiple employer plan” (as defined in Section 413(c) of the Code).

(g) Except as would not have, individually or in the aggregate, a Partnership Material Adverse Effect: (A) the Partnership and its Subsidiaries have not incurred (whether or not assessed) any penalty or Tax under Section 4980B, 4980D, 4980H, 6721 or 6722 of the Code; and (B) there have been no non-exempt “prohibited transactions” (as defined in Section 4975 of the Code or Section 406 of ERISA) or any breaches of fiduciary duty (as determined under ERISA) with respect to any Partnership Benefit Plan.

(h) Except as set forth in Section 5.7 and Section 5.8 of this Agreement, the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former employee, consultant, officer or other service provider of the Partnership or any of its Subsidiaries to severance pay, unemployment compensation or any other payment, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee, consultant, officer or other service provider, (iii) trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits, or (iv) trigger any other material obligation, benefit (including loan forgiveness), requirement or restriction pursuant to any Partnership Benefit Plan.

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(i) Except as set forth on Section 3.9(i) of the Partnership Disclosure Schedule, neither the Partnership nor any of its Subsidiaries are corporations (within the meaning of Section 280G of the Code) and no amount or benefit that would be, or has been, received (whether in cash or property or the vesting of property or the cancellation of indebtedness) by any current or former employee, unitholder, director or other service provider of the Partnership or its affiliates who is a “disqualified individual” within the meaning of Section 280G of the Code would reasonably be expected to be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) as a result of the consummation of the transactions contemplated by this Agreement.

(j) To the Partnership’s knowledge, each Partnership Benefit Plan and any award thereunder that constitutes a “non-qualified deferred compensation plan” under Section 409A of the Code has been operated and documented in all material respects in compliance with Section 409A of the Code. No director, officer, employee or service provider of the Partnership or its affiliates is entitled to a gross-up, make-whole, reimbursement or indemnification payment with respect to taxes imposed under Section 409A or Section 4999 of the Code.

(k) Except as would not have, individually or in the aggregate, a Partnership Material Adverse Effect, each Partnership Benefit Plan that provides benefits or compensation to any employees or other service providers who reside or provide services primarily outside of the United States has been registered, listed, administered, funded and maintained in good standing, as applicable, in accordance with its terms and all applicable Laws.

(l) Except as would not have, individually or in the aggregate, a Partnership Material Adverse Effect, there are no pending or, to the Partnership’s knowledge, threatened actions, suits, claims, audits or investigations by or on behalf of any Partnership Benefit Plan, by any employee or beneficiary covered under any Partnership Benefit Plan or otherwise involving any Partnership Benefit Plan (other than routine claims for benefits).

Section 3.10 Absence of Certain Changes or Events.

(a) From the Balance Sheet Date through the date of this Agreement, the businesses of the Partnership, its Subsidiaries and, to the knowledge of the Partnership, the Significant JV Entities have been conducted in all material respects in the ordinary course of business.

(b) From the Balance Sheet Date through the date of this Agreement, there has not been any event, change, effect, development or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have, a Partnership Material Adverse Effect.

(c) From the date of this Agreement, there has not been any event, change, effect, development or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have, a Partnership Material Adverse Effect.

Section 3.11 Investigations; Litigation. Except as would not have, individually or in the aggregate, a Partnership Material Adverse Effect, (a) there is no investigation, audit or review pending (or, to the knowledge of the Partnership, threatened) by any Governmental Entity with respect to the Partnership, any of its Subsidiaries or, to the knowledge of the Partnership, any Significant JV Entity, (b) there are no, and within the past three (3) years have been no, actions, suits, inquiries, investigations, proceedings, subpoenas, civil investigative demands or other requests for information relating to potential violations of law pending (or, to the knowledge of the Partnership, threatened) against or affecting the Partnership, any of its Subsidiaries or, to the knowledge of the Partnership, any Significant JV Entity, or any of their respective properties and (c) there are no, and within the past three (3) years have been no, orders, judgments or decrees of, or before, any Governmental Entity against the Partnership, any of its Subsidiaries or any Significant JV Entity.

Section 3.12 Information Supplied. None of the information provided (or to be provided) in writing by or on behalf of the Partnership or its Subsidiaries specifically for inclusion or incorporation by reference in (a) the Registration Statement will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (b) the Proxy Statement/Prospectus will, on the date it is first mailed to the Partnership’s unitholders and Parent shareholders and at the time of the Partnership Unitholders’ Meeting and the Parent Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement/Prospectus and the

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Registration Statement (solely with respect to the portion thereof based on information supplied by the Partnership or its Subsidiaries for inclusion or incorporation by reference therein, but excluding any portion thereof based on information supplied by Parent for inclusion or incorporation by reference therein, with respect to which no representation is made by the Partnership or any of its Subsidiaries) will comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act. Notwithstanding the foregoing provisions of this Section 3.12, no representation or warranty is made by the Partnership with respect to information or statements made or incorporated by reference in the Registration Statement or the Proxy Statement/Prospectus that were not specifically supplied in writing by or on behalf of the Partnership for inclusion or incorporation by reference therein.

Section 3.13 Regulatory Matters.

(a) None of the Partnership and its Subsidiaries is (i) a natural gas company under the Natural Gas Act, 15 U.S.C. §§ 717-717W, and the regulations promulgated by the Federal Energy Regulatory Commission (“FERC”) thereunder (“NGA”), or (ii) a utility, gas service company, gas company, or any similar entity however described under the laws of any state or local jurisdiction and the regulations promulgated thereunder, or (iii) a holding company or a gas utility company as defined in the Public Utility Holding Company Act of 2005, 42 U.S.C. §§ 16451-16453, and the regulations promulgated by the FERC thereunder (“PUHCA”).

(b) Neither the Partnership nor any of its Subsidiaries is a public utility under the Federal Power Act, 16 U.S.C. §§ 791a-825r and the regulations promulgated by the FERC thereunder (the “FPA”) or an electric utility company under PUHCA.

(c) Except as would not have, individually or in the aggregate, a Partnership Material Adverse Effect, all filings required to be made by the Partnership or any of its Subsidiaries during the three (3) years preceding the date hereof, with the FERC under the Interstate Commerce Act implemented by the FERC pursuant to 49 USC § 60502 and the regulations promulgated by the FERC thereunder (“ICA”), with the Pipeline and Hazardous Materials Safety Administration of the Department of Transportation (“PHMSA”), the Department of Energy, the Federal Communications Commission (the “FCC”), or any applicable state public utility commission or department, as the case may be, have been made, including all forms, statements, reports, notices, agreements and all documents, exhibits, amendments and supplements appertaining thereto, including all rates, tariffs and related documents, and all such filings complied, as of their respective dates, and, as amended or supplemented, with all applicable requirements of applicable statutes and the rules and regulations promulgated thereunder.

Section 3.14 Tax Matters. Except as would not have, individually or in the aggregate, a Partnership Material Adverse Effect and, with respect to any representations related to Seabrook Logistics, LLC, to the knowledge of the Partnership:

(a) all Tax Returns that were required to be filed by the Partnership, any of its Subsidiaries or any Significant JV Entity have been duly and timely filed (taking into account valid extensions), and all such Tax Returns are complete and accurate;

(b) all Taxes owed by the Partnership, any of its Subsidiaries or any Significant JV Entity, or for which the Partnership, any of its Subsidiaries or any Significant JV Entity is liable, that are or have become due have been timely paid in full or an adequate reserve for the payment of such Taxes has been established;

(c) all Tax withholding and deposit requirements imposed on the Partnership or any of its Subsidiaries have been satisfied in full in all respects;

(d) there are no Liens (other than Partnership Permitted Liens) on any of the assets of the Partnership, any of its Subsidiaries or any Significant JV Entity that arose in connection with any failure (or alleged failure) to pay any Tax;

(e) there are no audits, examinations, investigations or other proceedings pending or threatened in writing in respect of Taxes or Tax matters of the Partnership, any of its Subsidiaries or any Significant JV Entity;

(f) there is no written claim against the Partnership, any of its Subsidiaries or any Significant JV Entity for any Taxes, and no assessment, deficiency or adjustment has been asserted, proposed, or threatened in writing with respect to any Tax Return of the Partnership, any of its Subsidiaries or any Significant JV Entity;

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(g) no claim has ever been made by a Governmental Entity in a jurisdiction where the Partnership, any of its Subsidiaries or any Significant JV Entity does not file a Tax Return that the Partnership or such Subsidiary or Significant JV Entity is or may be subject to taxation in that jurisdiction in respect of Taxes that would be covered by or the subject of such Tax Return;

(h) there is not in force any extension of time (other than customary extensions) with respect to the due date for the filing of any Tax Return of the Partnership, any of its Subsidiaries or any Significant JV Entity or any waiver or agreement for any extension of time for the assessment or payment of any Tax of the Partnership, any of its Subsidiaries or any Significant JV Entity;

(i) none of the Partnership, any of its Subsidiaries or any Significant JV Entity will be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of any installment sale or other transaction on or prior to the Closing Date, any accounting method change or closing agreement with any Governmental Entity filed or made on or prior to the Closing Date, any prepaid amount received or deferred revenue accrued on or prior to the Closing Date or as a result of an intercompany transaction, installment sale or open transaction entered into on or prior to the Closing Date;

(j) none of the Partnership, any of its Subsidiaries or any Significant JV Entity is a party to a Tax allocation or sharing agreement, and no payments are due or will become due by the Partnership, any of its Subsidiaries or any Significant JV Entity pursuant to any such agreement or arrangement or any Tax indemnification agreement (other than any such agreement (1) arising in ordinary course commercial arrangements not primarily related to Taxes or (2) solely between the Partnership or any of its Subsidiaries);

(k) none of the Partnership, any of its Subsidiaries or any Significant JV Entity has been a member of an affiliated, combined, consolidated, unitary or similar group with respect to Taxes (including any affiliated group within the meaning of Section 1504 of the Code and any similar group under state, local or non-U.S. law), other than the members of the consolidated group of which the Partnership is the common parent, or has any liability for the Taxes of any person (other than the Partnership, any of its Subsidiaries or any Significant JV Entity), as a transferee or successor, by contract, or otherwise (other than Taxes arising in ordinary course commercial arrangements not primarily related to Taxes);

(l) none of the Partnership, any of its Subsidiaries or any Significant JV Entity has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4;

(m) none of the Partnership, any of its Subsidiaries nor or any Significant JV Entity have deferred any “applicable employment taxes” (as defined in Section 2301(c)(1) of the CARES Act) pursuant to or in connection with the CARES Act or Payroll Tax Executive Order that are still unpaid;

(n) none of the Partnership, any of its Subsidiaries nor any Significant JV Entity was a “distributing corporation” or a “controlled corporation” in a transaction intended to qualify under Section 355 of the Code within the past two (2) years;

(o) the Partnership is properly classified as a partnership for U.S. federal income tax purposes, and not as an association or a publicly traded partnership taxable as a corporation under Section 7704 of the Code, and has been properly treated as such (or properly treated as a disregarded entity for U.S. federal income tax purposes) since its formation;

(p) each Subsidiary and Significant JV Entity of the Partnership is properly classified as a partnership or disregarded entity for U.S. federal income tax purposes, and has been properly treated as such since its formation; and

(q) each of the Partnership’s Subsidiaries and any Significant JV Entity that is classified as a partnership for U.S. federal income tax purposes has in effect a valid election under Section 754 of the Code.

Section 3.15 Employment and Labor Matters.

(a) Except as set forth on Section 3.15(a) of the Partnership Disclosure Schedules, (i) neither the Partnership nor any of its Subsidiaries is a party to or bound by any material Labor Agreement and there are no Labor Agreements or similar agreements with any labor union, works council, labor organization or employee

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association, applicable to employees of the Partnership or any of its Subsidiaries, and (ii) to the knowledge of the Partnership, there is, and in the past three (3) years there has been, no union organizing effort pending or threatened against the Partnership or any of its Subsidiaries. There are, and in the past three (3) years there have been, no existing or, to the knowledge of the Partnership, threatened strikes, lockouts, work stoppages, slowdowns, picketing, hand billing or other material labor disputes against or affecting the Partnership or any of its Subsidiaries. There is, and in the past three (3) years there has been, no material unfair labor practice, labor dispute or labor arbitration proceeding pending or, to the knowledge of the Partnership, threatened with respect to any current or former employees of the Partnership or any of its Subsidiaries (other than, in each case, routine individual grievances).

(b) Neither the Partnership nor any of its Subsidiaries has any legal or contractual requirement to provide notice or information to, bargain with, enter into any consultation procedure with, or obtain consent from, any labor union, works council, labor organization or employee representative, which is representing any employee of the Partnership and its Subsidiaries, or any applicable labor tribunal, in connection with the execution of this Agreement or the transactions contemplated by this Agreement.

(c) Except as would not have, individually or in the aggregate, a Partnership Material Adverse Effect, the Partnership and its Subsidiaries are, and for the past three (3) years have been, in compliance with all applicable Laws respecting labor, employment, and employment practices, including all Laws respecting terms and conditions of employment, wages and hours (including the classification of independent contractors and exempt and non-exempt employees), unfair labor practices, health and safety, immigration (including the completion of Forms I-9 for all employees and the proper confirmation of employee visas), employment discrimination, harassment, retaliation, restrictive covenants, pay transparency, disability rights or benefits, equal opportunity, plant closures and layoffs (including the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar Laws (“WARN Act”)), workers’ compensation, labor relations, employee leave issues, employee trainings and notices, COVID-19, affirmative action and unemployment insurance. Neither the Partnership nor any of its Subsidiaries has any material liabilities under the WARN Act as a result of any action taken by the Partnership in the past three (3) years (other than at the written direction of Parent or as a result of any of the transactions contemplated hereby).

(d) Except as would not have, individually or in the aggregate, a Partnership Material Adverse Effect: (i) the Partnership and its Subsidiaries have fully and timely paid all wages, salaries, wage premiums, commissions, bonuses, severance and termination payments, fees and other compensation that have come due and payable to their current or former employees and independent contractors under applicable Laws, Contract or company policy; and (ii) each individual who is providing or within the past three (3) years has provided services to the Partnership or any of its Subsidiaries and is or was classified and treated as an independent contractor, consultant, leased employee or other non-employee service provider, is and has been properly classified and treated as such for all applicable purposes.

(e) Except as would not have, individually or in the aggregate, a Partnership Material Adverse Effect, the Partnership and its Subsidiaries have thoroughly and impartially investigated all sexual harassment, or other harassment, discrimination, retaliation or policy violation allegations against officers, directors or employees of the Partnership or a Subsidiary of the Partnership that have been reported to the Partnership or a Subsidiary of the Partnership or of which the Partnership or a Subsidiary of the Partnership is otherwise aware. With respect to each such allegation (except those the Partnership or a Subsidiary of the Partnership reasonably deemed to not have merit), the Partnership or a Subsidiary of the Partnership have taken prompt corrective action reasonably calculated to prevent further improper action. To the knowledge of the Partnership, there are no such allegations of harassment or discrimination, that, if known to the public, would bring the Partnership or a Subsidiary of the Partnership into material disrepute.

Section 3.16 Intellectual Property.

(a) Except as would not have, individually or in the aggregate, a Partnership Material Adverse Effect, either the Partnership or a Subsidiary of the Partnership owns, or is licensed or otherwise possesses valid rights to use, free and clear of Liens other than Partnership Permitted Liens, all trademarks, trade names, service marks, service names, mark registrations, logos, assumed names, domain names, registered and unregistered copyrights, patents or applications and registrations, trade secrets and other intellectual property rights necessary to their respective businesses as currently conducted (collectively, the “Partnership Intellectual Property”). Except as would not have, individually or in the aggregate, a Partnership Material Adverse Effect, (i) there are no pending or, to the knowledge of the Partnership, threatened claims by any person alleging infringement, misappropriation or other

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violation by the Partnership or any of its Subsidiaries of any intellectual property rights of any person, (ii) to the knowledge of the Partnership, the conduct of the business of the Partnership and its Subsidiaries does not infringe, misappropriate or otherwise violate any intellectual property rights of any person, (iii) neither the Partnership nor any of its Subsidiaries has made any claim of a violation, infringement or misappropriation by others of the Partnership’s or any its Subsidiaries’ rights to or in connection with the Partnership Intellectual Property, and (iv) to the knowledge of the Partnership, no person is infringing, misappropriating or otherwise violating any Partnership Intellectual Property.

(b) Except as would not have, individually or in the aggregate, a Partnership Material Adverse Effect, the Partnership and its Subsidiaries have implemented (i) commercially reasonable measures, consistent with industry standards, to protect the confidentiality, integrity and security of the Partnership’s IT Assets (and all information and transactions stored or contained therein or transmitted thereby); and (ii) commercially reasonable data backup, data storage, system redundancy and disaster avoidance and recovery procedures, as well as a commercially reasonable business continuity plan, in each case consistent with customary industry practices.

Section 3.17 Real Property.

(a) Except as would not have, individually or in the aggregate, a Partnership Material Adverse Effect, (i) either the Partnership or a Subsidiary of the Partnership has defensible title to each material real property (and each real property at which material operations of the Partnership or any of its Subsidiaries are conducted) owned by the Partnership or any Subsidiary (such owned real property collectively, the “Partnership Owned Real Property”) and (ii) either the Partnership or a Subsidiary of the Partnership has a good and valid leasehold interest in each material lease, sublease and other agreement under which the Partnership or any of its Subsidiaries uses or occupies or has the right to use or occupy any material real property (or real property at which material operations of the Partnership or any of its Subsidiaries are conducted) (any property subject to such lease, sublease or other agreement, the “Partnership Leased Real Property” and such leases, subleases and other agreements are, collectively, the “Partnership Real Property Leases”), in each case, free and clear of all Liens other than any Partnership Permitted Liens, and other than any conditions, encroachments, easements, rights-of-way, restrictions and other encumbrances that do not adversely affect the use of the real property subject thereto (as used as of the date of this Agreement) by the owner (or lessee to the extent a leased property) thereof in the operation of its business (“Permitted Encumbrances”). Except as would not have, individually or in the aggregate, a Partnership Material Adverse Effect, (A) each Partnership Real Property Lease is valid, binding and in full force and effect in accordance with its terms, subject to the limitation of such enforcement by (i) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium or other Laws affecting or relating to creditors’ rights generally or (ii) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law (the “Remedies Exceptions”), (B) no uncured default of a material nature on the part of the Partnership or, if applicable, its Subsidiary or, to the knowledge of the Partnership, the landlord thereunder, exists under any Partnership Real Property Lease, and (C) no event has occurred or circumstance exists that, with the giving of notice, the passage of time, or both, would constitute a material breach or default under a Partnership Real Property Lease.

(b) Except as would not have, individually or in the aggregate, a Partnership Material Adverse Effect, (i) there are no leases, subleases, licenses, rights or other agreements affecting any portion of the Partnership Owned Real Property or the Partnership Leased Real Property that would reasonably be expected to adversely affect the use of such Partnership Owned Real Property or Partnership Leased Real Property (as used as of the date of this Agreement) by the Partnership or its Subsidiaries in the operation of its business thereon, (ii) except for such arrangements solely among the Partnership and its Subsidiaries or among the Partnership’s Subsidiaries, there are no outstanding options or rights of first refusal in favor of any other party to purchase any Partnership Owned Real Property or any portion thereof or interest therein that would reasonably be expected to adversely affect the use of the Partnership Owned Real Property (as used as of the date of this Agreement) by the Partnership or its Subsidiaries in the operation of its business thereon, and (iii) neither the Partnership nor any of its Subsidiaries is currently subleasing, licensing or otherwise granting any person the right to use or occupy a material portion of a Partnership Owned Real Property or Partnership Leased Real Property that would reasonably be expected to adversely affect the use of such Partnership Owned Real Property or Partnership Leased Real Property (as used as of the date of this Agreement) by the Partnership or its Subsidiaries in the operation of its business thereon.

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(c) Except as would not have, individually or in the aggregate, a Partnership Material Adverse Effect: (i) each of the Partnership and its Subsidiaries has such Rights-of-Way that are necessary for the Partnership and its Subsidiaries to use and operate their respective assets and properties in the manner that such assets and properties are currently used and operated, and each such Right-of-Way is valid and free and clear of all Liens (other than Partnership Permitted Liens); (ii) the Partnership and its Subsidiaries conduct their businesses in a manner that does not violate any of the Rights-of-Way in any material respect; (iii) the Partnership and its Subsidiaries have fulfilled and performed all of their obligations with respect to such Rights-of-Way in all material respects; and (iv) neither the Partnership nor any of its Subsidiaries has received written notice of, and, to the knowledge of the Partnership, there does not exist, the occurrence of any ongoing event or circumstance that allows, or after the giving of notice or the passage of time, or both, would allow the material limitation, revocation or termination of any Right-of-Way or would result in any impairment of the rights of the Partnership and its Subsidiaries in and to any such Rights-of-Way in any material respect. Except as would not have, individually or in the aggregate, a Partnership Material Adverse Effect, all pipelines operated by the Partnership and its Subsidiaries have or are otherwise entitled to the benefits of all Rights-of-Way that are necessary for the Partnership and its Subsidiaries to use and operate their respective assets and properties in the manner that such assets and properties are used and operated as of the date of this Agreement and there are no gaps (including any gap arising as a result of any breach by the Partnership or any of its Subsidiaries of the terms of any Rights-of-Way) in such Rights-of-Way that would prevent the Partnership and its Subsidiaries to use and operate their respective assets and properties in the manner that such assets and properties are currently used and operated.

Section 3.18 Insurance. The Partnership and its Subsidiaries maintain, or are entitled to the benefits of, insurance in such amounts and against such risks substantially as the Partnership believes to be customary for the industries in which it and its Subsidiaries operate. Except as would not have, individually or in the aggregate, a Partnership Material Adverse Effect, neither the Partnership nor any of its Subsidiaries has received notice of any pending or, to the knowledge of the Partnership, threatened cancellation with respect to any such insurance policy, in each case, other than in the ordinary course of business, and each of its Subsidiaries is in compliance with all conditions contained therein.

Section 3.19 Opinion of Financial Advisor. The GP Board and the Conflicts Committee have received the opinion of Morgan Stanley & Co. LLC to the effect that, as of the date thereof and subject to the assumptions, limitations, qualifications and other matters considered in the preparation thereof, the Merger Consideration to be received by the holders of Partnership Units (other than the Excluded Units) pursuant to this Agreement is fair, from a financial point of view to the holders of such Partnership Units (other than Excluded Units). The Partnership shall, promptly following the execution of this Agreement by all parties, furnish an accurate and complete copy of said opinion to Parent solely for informational purposes.

Section 3.20 Material Contracts.

(a) Except for this Agreement, the Partnership Benefit Plans, the Partnership’s guarantee of the Partnership JV Credit Agreement and any agreements filed as exhibits to the Partnership SEC Documents, as of the date of this Agreement, neither the Partnership nor any of its Subsidiaries is a party to or bound by:

(i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(ii) any Contract that (A) expressly imposes any material restriction on the right or ability of the Partnership and its Subsidiaries, taken as a whole, to compete with any other person or acquire or dispose of the securities of any other person or (B) contains an exclusivity or “most favored nation” clause that restricts the business of the Partnership and its Subsidiaries, taken as a whole, in a material manner;

(iii) any mortgage, note, debenture, indenture, security agreement, guaranty, pledge or other agreement or instrument evidencing indebtedness for borrowed money or any guarantee of such indebtedness of the Partnership or any of its Subsidiaries in an amount in excess of $100 million;

(iv) any joint venture, partnership or limited liability company agreement or other similar Contract relating to the formation, creation, operation, management or control of any joint venture, partnership or limited liability company, other than any such Contract solely between the Partnership and its Subsidiaries or among the Partnership’s Subsidiaries;

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(v) any Contract expressly limiting or restricting the ability of the Partnership or any of its Subsidiaries to make distributions or declare or pay dividends in respect of their capital stock, partnership interests, membership interests or other equity interests, as the case may be;

(vi) any acquisition Contract that contains “earn out” or other contingent payment obligations, or remaining indemnity or similar obligations, that could reasonably be expected to result in payments after the date hereof by the Partnership or any of its Subsidiaries in excess of $100 million;

(vii) any collective bargaining agreement or other Contract with a union, works council, labor organization, or other employee representative (each, a “Labor Agreement”);

(viii) any Contract that is a settlement, conciliation or similar agreement pursuant to which the Partnership or any of its Subsidiaries will have any material outstanding obligation after the date of this Agreement; and

(ix) any material lease or sublease with respect to a Partnership Leased Real Property, other than capacity leases and storage leases, in each case, entered into in the ordinary course of business and that during the twelve months ended March 31, 2023 individually required, or is reasonably expected in the future to require, annual revenues or payments by the Partnership and its Subsidiaries in excess of $100 million.

All contracts of the types referred to in clauses (i) through (ix) above are referred to herein as “Partnership Material Contracts.” “Contract” means any agreement, contract, obligation, promise, understanding or undertaking (whether written or oral) that is legally binding.

(b) Neither the Partnership nor any Subsidiary of the Partnership is in material breach of or default under the terms of any Partnership Material Contract. To the knowledge of the Partnership, no other party to any Partnership Material Contract is in breach of or default under the terms of any Partnership Material Contract, no event has occurred that, with or without notice or lapse of time or both, would constitute a material breach of or material default under, or give rise to a right of termination, cancellation or acceleration of any material obligation under any Partnership Material Contract. Each Partnership Material Contract is a valid and binding obligation of the Partnership or the Subsidiary of the Partnership that is party thereto and, to the knowledge of the Partnership, of each other party thereto, and is in full force and effect, subject to the Remedies Exceptions.

Section 3.21 Finders or Brokers. Except for Morgan Stanley & Co. LLC, neither the Partnership nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who would be entitled to any fee or any commission in connection with or upon consummation of the Merger.

Section 3.22 Takeover Statutes. Assuming the accuracy of the representations and warranties set forth in Section 4.21, the action of the GP Board in approving this Agreement and the transactions contemplated hereby is sufficient to render inapplicable to this Agreement and the transactions contemplated hereby any state takeover laws. There is no unitholder rights plan in effect, to which the Partnership is a party or otherwise bound.

Section 3.23 No Additional Representations.

(a) The Partnership acknowledges that neither Parent nor Merger Sub makes any representation or warranty as to any matter whatsoever except as expressly set forth in Article IV or in any certificate delivered by Parent or Merger Sub to the Partnership in accordance with the terms hereof, and specifically (but without limiting the generality of the foregoing) that neither Parent nor Merger Sub makes any representation or warranty with respect to (a) any projections, estimates or budgets delivered or made available to the Partnership (or any of its affiliates, officers, directors, employees or Representatives) of future revenues, results of operations (or any component thereof), cash flows or financial condition (or any component thereof) of Parent and its Subsidiaries or (b) the future business and operations of Parent and its Subsidiaries, and the Partnership has not relied on such information or any other representation or warranty not set forth in Article IV.

(b) The Partnership has conducted its own independent review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and prospects of Parent and its Subsidiaries and acknowledges that the Partnership has been provided access for such purposes. Except for the representations

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and warranties expressly set forth in Article IV or in any certificate delivered by Parent or Merger Sub to the Partnership in accordance with the terms hereof, in entering into this Agreement, the Partnership has relied solely upon its independent investigation and analysis of Parent and Parent’s Subsidiaries, and the Partnership acknowledges and agrees that it has not been induced by and has not relied upon any representations, warranties or statements, whether express or implied, made by Parent, its Subsidiaries, or any of their respective affiliates, shareholders, controlling persons or representatives that are not expressly set forth in Article IV or in any certificate delivered by Parent or Merger Sub to the Partnership in accordance with the terms hereof, whether or not such representations, warranties or statements were made in writing or orally. The Partnership acknowledges and agrees that, except for the representations and warranties expressly set forth in Article IV or in any certificate delivered by Parent or Merger Sub to the Partnership: (i) Parent and Merger Sub do not make, and have not made, any representations or warranties relating to themselves or their businesses or otherwise in connection with the transactions contemplated hereby and the Partnership is not relying on any representation or warranty except for those expressly set forth in this Agreement or in any certificate delivered by Parent or Merger Sub to the Partnership in accordance with the terms hereof, (ii) no person has been authorized by Parent or Merger Sub to make any representation or warranty relating to themselves or their business or otherwise in connection with the transactions contemplated hereby, and if made, such representation or warranty must not be relied upon by the Partnership as having been authorized by such party, and (iii) any estimates, projections, predictions, data, financial information, memoranda, presentations or any other materials or information provided or addressed to the Partnership or any of its representatives are not and shall not be deemed to be or include representations or warranties unless any such materials or information is the subject of any express representation or warranty set forth in Article IV.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as disclosed in (a) the Parent SEC Documents (excluding any disclosures set forth in any such Parent SEC Document under the heading “Risk Factors” or in any section disclaiming forward-looking statements, in each case, other than historical facts contained therein), where the relevance of the information as an exception to (or disclosure for purposes of) a particular representation is reasonably apparent on the face of such disclosure, or (b) the disclosure schedule delivered by Parent to the Partnership immediately prior to the execution of this Agreement (the “Parent Disclosure Schedule”) (each section of which qualifies the correspondingly numbered representations, warranties or covenants if specified therein and such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent), Parent and Merger Sub represent and warrant to the Partnership as follows:

Section 4.1 Qualification, Organization, Subsidiaries, etc.

(a) Each of Parent, Merger Sub and their respective Subsidiaries is a legal entity duly organized or formed, validly existing and in good standing under the Laws of its jurisdiction of organization or formation and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except where the failure to have such power or authority would not have, individually or in the aggregate, a Parent Material Adverse Effect. Each of Parent, Merger Sub and their respective Subsidiaries is duly licensed or qualified to do business, and is in good standing as a foreign entity, in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such licensing or qualification, except where the failure to be so qualified or in good standing would not have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Parent has made available to the Partnership prior to the date of this Agreement true and complete copies of the certificate of incorporation and bylaws of Parent (the “Parent Organizational Documents”), in each case, as amended through the date hereof, and true and complete copies of the certificate of incorporation, certificate of limited partnership, certificate of formation, bylaws, limited partnership agreement, limited liability company agreement or comparable constituent or organizational documents of each significant Subsidiary of Parent (as defined under Regulation S-X of the SEC), as amended through the date hereof. All such Parent Organizational Documents and organizational documents of each significant Subsidiary of Parent are in full force and effect and Parent and its Subsidiaries are not in violation of any of their provisions in any material respect.

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Section 4.2 Capital Stock.

(a) The authorized capital stock of Parent consists of 1,200,000,000 Parent Shares and 100,000,000 shares of preferred stock, 20,000 of which have been designated Series E Non-Voting, Perpetual Preferred Stock, par value $0.01 per share (“Parent Preferred Stock”). As of May 11, 2023, there were (i)(A) 447,445,387 Parent Shares issued and outstanding, (B) 27,470,847 Parent Shares held in treasury, (C) 20,000 shares of Parent Preferred Stock, and (D) 2,208,323 shares of restricted Parent Shares; (ii) 991,553 shares of restricted stock units and 1,216,770 shares of performance units (assuming achievement at maximum levels of performance) granted and outstanding under Parent’s equity plans (such shares, the “Parent Equity Awards”); (iii) 338,039 Parent Shares reserved for purchase under the Parent ESPP; and (iv) 130,204 Parent Shares reserved for issuance under the Parent ESAP. All outstanding equity securities of Parent are, and all Parent Shares issuable pursuant to Parent Equity Awards, when issued in accordance with the respective terms thereof, will be, duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights.

(b) Except as set forth in Section 4.2(a), there are no outstanding subscriptions, options, warrants, calls, convertible securities, exchangeable securities or other similar rights, agreements or commitments to which Parent or any of its Subsidiaries is a party (i) obligating Parent or any of its Subsidiaries to (A) issue, transfer, exchange, sell or register for sale any Parent Shares or other equity interests of Parent or any Subsidiary of Parent or securities convertible into or exchangeable for such Parent Shares or other equity interests, (B) grant, extend or enter into any such subscription, option, warrant, call, convertible securities or other similar right, agreement or arrangement, (C) redeem or otherwise acquire any such Parent Shares or other equity interests, (D) provide any amount of funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary or (E) make any payment to any person the value of which is derived from or calculated based on the value of Parent Shares or other equity interests of Parent, or (ii) granting any preemptive or antidilutive or similar rights with respect to any security issued by Parent or its Subsidiaries.

(c) Neither Parent nor any of its Subsidiaries has outstanding bonds, debentures, notes or other indebtedness, the holders of which have the right to vote (or which are convertible or exchangeable into or exercisable for securities having the right to vote) with the shareholders of Parent on any matter.

(d) There are no voting trusts or other agreements or understandings to which Parent or any of its Subsidiaries is a party with respect to the voting or registration of equity securities of Parent or any of its Subsidiaries.

(e) As of the date of this Agreement, all of the issued and outstanding limited liability company interests of Merger Sub are validly issued and outstanding. All of the issued and outstanding limited liability company interests of Merger Sub are, and at the Effective Time will be, owned by Parent or a direct or indirect wholly owned Subsidiary of Parent. Merger Sub has no outstanding option, warrant, right or any other agreement pursuant to which any person other than Parent may acquire any equity security of Merger Sub. Merger Sub has not conducted any business prior to the date hereof and has, and prior to the Effective Time will have, no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

(f) When issued pursuant to the terms hereof, all outstanding Parent Shares constituting any part of the Merger Consideration will be duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights.

(g) Parent or a Subsidiary of Parent owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity interests of each Subsidiary of Parent, free and clear of any preemptive rights and any Liens other than Parent Permitted Liens, and all of such shares of capital stock or other equity interests are duly authorized, validly issued, fully paid and nonassessable (except as such nonassessability may be affected by matters described in Sections 17-303, 17-607 and 17-804 of the Delaware LP Act, Sections 18-607 and 18-804 of the Delaware LLC Act or other similar Laws in any jurisdiction in which such Subsidiary is organized) and free of preemptive rights. Except for equity interests in Parent’s Subsidiaries and except as set forth in Section 4.2(g) of the Parent Disclosure Schedule, neither Parent nor any of its Subsidiaries (i) beneficially owns, directly or indirectly, any equity interest in any person (or any security or other right, agreement or commitment convertible or exercisable into, or exchangeable for, any equity interest in any person), (ii) has any obligation to acquire any such equity interest, security, right, agreement or commitment or (iii) has any obligation to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in, any person.

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Section 4.3 Authority; Noncontravention.

(a) Each of Parent and Merger Sub has the requisite corporate or limited liability company power, as applicable, and authority to enter into this Agreement and, subject to the Parent Shareholder Approval, to consummate the transactions contemplated hereby. Subject to the Parent Shareholder Approval, this Agreement and the transactions contemplated hereby, including the Merger and the Share Issuance, have been authorized by all necessary corporate action by Parent. The Parent Board has unanimously (a) determined that it is in the best interests of Parent and its shareholders, and declared it advisable, to enter into this Agreement, (b) approved the execution, delivery and performance by Parent of this Agreement and the transactions contemplated hereby, including the Merger and the Share Issuance in connection with the transactions contemplated by this Agreement and (c) resolved to recommend the approval by its shareholders of the Share Issuance and to submit the Share Issuance to the shareholders of Parent for approval. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming this Agreement constitutes the legal, valid and binding agreement of the counterparty thereto, this Agreement constitutes the legal, valid and binding agreement of Parent and Merger Sub and is enforceable against Parent and Merger Sub in accordance with its terms.

(b) No consents or approvals of, or filings or registrations with, any Governmental Entity are necessary in connection with (i) the execution and delivery by Parent and Merger Sub of this Agreement or (ii) the consummation by Parent or Merger Sub of the transactions contemplated by this Agreement, except for, subject to the accuracy of the representations and warranties of the Partnership in Section 3.3(b), (A) the filing with the SEC of the registration statement on Form S-4 by Parent in connection with Share Issuance, in which the Proxy Statement/Prospectus will be included (as amended or supplemented from time to time, the “Registration Statement”) and other filings required under federal or state securities Laws, (B) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (C) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules of the NYSE, (D) compliance with the applicable requirements of the HSR Act, and (E) such other consents, authorizations, approvals, filings or registrations the absence or unavailability of which would not have, individually or in the aggregate, a Parent Material Adverse Effect or materially delay consummation of the Merger.

(c) The execution and delivery by Parent and Merger Sub of this Agreement do not and, assuming the Parent Shareholder Approval is obtained, the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not (i) result in any loss, or suspension, limitation or impairment of any right of Parent or any of its Subsidiaries to own or use any assets required for the conduct of their business or result in any violation of, or default (with or without notice or lapse of time or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to the loss of a benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract, instrument, permit, concession, franchise, tariff, right or license binding upon Parent or any of its Subsidiaries or result in the creation of any Liens other than Parent Permitted Liens, in each case, upon any of the properties or assets of Parent or any of its Subsidiaries, (ii) conflict with or result in any violation of any provision of the certificate of incorporation or by-laws or other equivalent organizational document, in each case as amended or restated, of Parent or any of its Subsidiaries or (iii) other than the approvals, filings or registrations identified in Section 4.3(b),conflict with or violate any applicable Laws, except in the case of clauses (i) and (iii) for such losses, suspensions, limitations, impairments, conflicts, violations, defaults, terminations, cancellation, accelerations, or Liens as would not have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.4 Reports and Financial Statements.

(a) Parent and each of its Subsidiaries has filed or furnished all forms, documents and reports required to be filed or furnished prior to the date hereof by it with the SEC since January 1, 2021 (all such documents and reports filed or furnished by Parent or any of its Subsidiaries, the “Parent SEC Documents”). As of their respective dates or, if amended, as of the date of the last such amendment, the Parent SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except that information set forth in the Parent SEC Documents as of a later date (but before the date of this representation) will be deemed to modify information as of an earlier date.

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(b) The consolidated financial statements (including all related notes and schedules) of Parent included in the Parent SEC Documents fairly present in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto) in conformity with GAAP (except, in the case of the unaudited statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).

(c) Neither Parent nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract (including any contract relating to any transaction or relationship between or among Parent and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC)), where the purpose of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, Parent in Parent’s published financial statements or any Parent SEC Documents.

Section 4.5 Internal Controls and Procedures. Parent has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. Parent’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Parent in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the management of Parent as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Management of Parent has completed an assessment of the effectiveness of Parent’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2022, and such assessment concluded that such controls were effective. Based on its most recent evaluation of internal controls over financial reporting prior to the date hereof, management of Parent has disclosed to Parent’s auditors and the audit committee of the Parent Board (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect Parent’s ability to report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal control over financial reporting, and each such deficiency, weakness and fraud so disclosed to auditors, if any, has been disclosed to the Partnership prior to the date hereof.

Section 4.6 No Undisclosed Liabilities. Except (a) as reflected or reserved against in Parent’s consolidated balance sheet as of the Balance Sheet Date (including the notes thereto) included in the Parent SEC Documents, (b) for liabilities and obligations incurred under or in accordance with this Agreement or in connection with the transactions contemplated by this Agreement, (c) for liabilities and obligations incurred since the Balance Sheet Date in the ordinary course of business and (d) for liabilities and obligations that have been discharged or paid in full, neither Parent nor any Subsidiary of Parent has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet of Parent and its consolidated Subsidiaries (including the notes thereto), other than those that would not have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.7 Compliance with Law; Permits.

(a) Parent and its Subsidiaries are, and in the past three (3) years have been, in compliance with, and are not in default under or in violation of, any applicable Law, except where such non-compliance, default or violation would not have, individually or in the aggregate, a Parent Material Adverse Effect. Since January 1, 2021, neither Parent nor any of its Subsidiaries has received any written notice or, to Parent’s knowledge, other communication from any Governmental Entity regarding any actual, alleged or possible violation of, or failure to comply with, any Law, except as would not have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Parent and its Subsidiaries are in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals, waivers, clearances, permissions, qualifications and registrations and orders of or issued or approved by all applicable Governmental Entities, and

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all rights under any Parent Material Contract with all Governmental Entities, and have filed all tariffs, reports, notices and other documents with all Governmental Entities necessary for Parent and its Subsidiaries to own, lease and operate their properties and assets and to carry on their businesses as they are now being conducted (the “Parent Permits”), except where the failure to have any of the Parent Permits or to have filed such tariffs, reports, notices or other documents would not have, individually or in the aggregate, a Parent Material Adverse Effect. All Parent Permits are valid and in full force and effect and are not subject to any administrative or judicial proceeding that could result in modification, termination, cancellation or revocation thereof, except where the failure to be in full force and effect or any modification, termination, cancellation or revocation thereof would not have, individually or in the aggregate, a Parent Material Adverse Effect. As of the date of this Agreement, no event or condition has occurred or exists which would result in a violation of, breach, default or loss of a benefit under, or acceleration of an obligation of Parent or any of its Subsidiaries under, any Parent Permit, or has caused (or would cause) an applicable Governmental Entity to fail or refuse to issue, renew or extend, any Parent Permit (in each case, with or without notice or lapse of time or both), except for violations, breaches, defaults, losses, accelerations or failures that would not have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.8 Environmental Laws and Regulations. Except as would not have, individually or in the aggregate, a Parent Material Adverse Effect: (a) there are no investigations, actions, suits or proceedings (whether administrative or judicial) pending, or to the knowledge of Parent, threatened against Parent or any of its Subsidiaries relating to a violation of, or liability under, any Environmental Law, (b) except for matters that have been fully resolved with the applicable Governmental Entity, Parent and its Subsidiaries are, and for the past three (3) years have been, in compliance with all Environmental Laws, which compliance includes obtaining, maintaining and complying with all Parent Permits required under Environmental Laws, (c) there has been no release, treatment, storage, disposal, arrangement for or permitting the disposal, transportation, or handling of, exposure of any Person to, or contamination by, Hazardous Materials, including at any real property currently or formerly owned, leased or operated by Parent or any Subsidiary of Parent, in each case so as to give rise to liability of Parent or any of its Subsidiaries under any Environmental Law, (d) Parent is not party to any order, judgment or decree that imposes any obligation on Parent or any of its Subsidiaries under any Environmental Law, (e) for the past three (3) years, Parent and its Subsidiaries have not received any notice, report, order, directive or other information relating to a violation of, or liability under, any Environmental Law, (f) Parent and its Subsidiaries have not assumed, undertaken, provided an indemnity with respect to or otherwise become subject to the liability of any other Person under Environmental Law, and (g) Parent and its Subsidiaries have made available to the Partnership copies of all material environmental reports, audits, assessments and other material environmental, health and safety documents relating to the current or former properties, facilities or operations of Parent or its Subsidiaries.

Section 4.9 Employee Benefit Plans.

(a) Section 4.9(a) of the Parent Disclosure Schedule lists all material Parent Benefit Plans. With respect to each material Parent Benefit Plan, Parent has made available to the Partnership complete and accurate copies of (A) such Parent Benefit Plan, including any amendment thereto, (B) a written description of any such Parent Benefit Plan if such plan is not set forth in a written document, (C) each trust, insurance, annuity or other funding Contract related thereto (if any), (D) the most recent audited financial statements and actuarial or other valuation reports prepared with respect thereto (if any), (E) the most recent Internal Revenue Service determination letter (if any), (F) the two most recent annual reports on Form 5500 required to be filed with the Internal Revenue Service with respect thereto (if any) and (G) all material correspondence to or from any Governmental Entity received in the last three (3) years with respect to any such Parent Benefit Plan. For purposes of this Agreement “Parent Benefit Plans” means all Benefit Plans sponsored, maintained, contributed to or required to be contributed to by Parent or any of its Subsidiaries, or under which Parent or any of its Subsidiaries has any liability (contingent or otherwise), including on account of any ERISA Affiliate.

(b) Except as would not have, individually or in the aggregate, a Parent Material Adverse Effect: (i) each Parent Benefit Plan (and any related trust or other funding vehicle) has been maintained, funded, operated and administered in compliance with its terms and with applicable Law, including ERISA and the Code to the extent applicable thereto, (ii) all contributions, distributions and premium payments required to be made under the terms of any Parent Benefit Plan have been timely made or, if not yet due, have been properly reflected in Parent’s financial statements in accordance with GAAP and (iii) each of Parent and its Subsidiaries is in compliance with ERISA,

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the Code and all other Laws applicable to Parent Benefit Plans. Any Parent Benefit Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination letter or equivalent opinion letter from the Internal Revenue Service, or is the subject of a favorable opinion or advisory letter from the Internal Revenue Service on which Parent can rely and, nothing has occurred since the date of such determination or opinion letter that would reasonably be expected to adversely affect such qualification.

(c) Except as set forth on Section 4.9(c) of the Parent Disclosure Schedule, no Parent Benefit Plan provides, and neither Parent nor any of its Subsidiaries sponsors, maintains, contributes to or is required to contribute to or has any liability to any plan or arrangement which provides retiree health, medical, life or other welfare benefits, except pursuant to the continuation coverage requirements of Section 601 et seq. of ERISA or Section 4980B of the Code for which the covered individual pays the full cost of coverage.

(d) Except as set forth in Section 4.9(d) of the Parent Disclosure Schedules, neither Parent nor any of its Subsidiaries sponsors, maintains, contributes to or is required to contribute to, or has any liability (including on behalf of or in respect of an ERISA Affiliate) with respect to, any “employee pension benefit plan” (as defined in Section 3(2) of ERISA) that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code or a “Multiemployer Plan” (as defined in Section 3(37) of ERISA).

(e) Except as set forth in Section 4.9(e) of the Parent Disclosure Schedules, with respect to any Parent Benefit Plan set forth on Section 4.9(d) of the Parent Disclosure Schedule that was or is subject to Section 412 of the Code or Section 302 or Title IV of ERISA: (A) the minimum funding standards under Section 430 of the Code have been satisfied and all contributions required under Section 302 of ERISA have been timely made, whether or not waived; (B) no reportable event within the meaning of Section 4043 of ERISA for which the 30-day notice requirement has not been waived has occurred or is expected to occur in connection with the transactions contemplated hereby; (C) all premiums due to the PBGC have been timely paid in full; (D) the PBGC has not instituted or threatened to institute proceedings to terminate any such Benefit Plan; and (E) all applicable requirements of Section 204(h) of ERISA have been complied with. No asset of Parent or its Subsidiaries is subject to a lien under Section 430 of the Code or Section 4068 of ERISA.

(f) None of the Parent Benefit Plans is, and neither Parent nor its Subsidiaries sponsors, maintains, contributes to or is required to contribute to, or has any liability (including on behalf of or in respect of an ERISA Affiliate) with respect to a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA) or a “multiple employer plan” (as defined in Section 413(c) of the Code).

(g) Except as would not have, individually or in the aggregate, a Parent Material Adverse Effect: (A) Parent and its Subsidiaries have not incurred (whether or not assessed) any penalty or Tax under Section 4980B, 4980D, 4980H, 6721 or 6722 of the Code; and (B) there have been no non-exempt “prohibited transactions” (as defined in Section 4975 of the Code or Section 406 of ERISA) or any breaches of fiduciary duty (as determined under ERISA) with respect to any Parent Benefit Plan.

(h) No amount or benefit that would be, or has been, received (whether in cash or property or the vesting of property or the cancellation of indebtedness) by any current or former employee, shareholder, director or other service provider of Parent or its affiliates who is a “disqualified individual” within the meaning of Section 280G of the Code would reasonably be expected to be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) as a result of the consummation of the transactions contemplated by this Agreement.

(i) To Parent’s knowledge, each Parent Benefit Plan and any award thereunder that constitutes a “non-qualified deferred compensation plan” under Section 409A of the Code (i) has been operated and documented in all material respects in compliance with Section 409A of the Code. No director, officer, employee or service provider of Parent or its affiliates is entitled to a gross-up, make-whole, reimbursement or indemnification payment with respect to taxes imposed under Section 409A or Section 4999 of the Code.

(j) Except as would not have, individually or in the aggregate, a Parent Material Adverse Effect, there are no pending or, to Parent’s knowledge, threatened actions, suits, claims, audits or investigations by or on behalf of any Parent Benefit Plan, by any employee or beneficiary covered under any Parent Benefit Plan or otherwise involving any Parent Benefit Plan (other than routine claims for benefits).

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Section 4.10 Absence of Certain Changes or Events.

(a) From the Balance Sheet Date through the date of this Agreement, the businesses of Parent and its Subsidiaries have been conducted in all material respects in the ordinary course of business.

(b) From the Balance Sheet Date through the date of this Agreement, there has not been any event, change, effect, development or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have, a Parent Material Adverse Effect.

(c) From the date of this Agreement, there has not been any event, change, effect, development or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have, a Parent Material Adverse Effect.

Section 4.11 Investigations; Litigation. Except as would not have, individually or in the aggregate, a Parent Material Adverse Effect, (a) there is no investigation, audit or review pending (or, to the knowledge of Parent, threatened) by any Governmental Entity with respect to Parent or any of its Subsidiaries, (b) there are no, and within the past three (3) years have been no, actions, suits, inquiries, investigations, proceedings, subpoenas, civil investigative demands or other requests for information relating to potential violations of law pending (or, to the knowledge of Parent, threatened) against or affecting Parent or any of its Subsidiaries, or any of their respective properties and (c) there are no, and within the past three (3) years have been no, orders, judgments or decrees of, or before, any Governmental Entity against Parent or any of its Subsidiaries.

Section 4.12 Information Supplied. None of the information provided (or to be provided) in writing by or on behalf of Parent or its Subsidiaries specifically for inclusion or incorporation by reference in (a) the Registration Statement will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (b) the Proxy Statement/Prospectus will, on the date it is first mailed to the Parent shareholders and the Partnership’s unitholders and at the time of the Parent Shareholders’ Meeting and the Partnership Unitholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement/Prospectus and the Registration Statement (solely with respect to the portion thereof based on information supplied by Parent or its Subsidiaries for inclusion or incorporation by reference therein, but excluding any portion thereof based on information supplied by the Partnership for inclusion or incorporation by reference therein, with respect to which no representation is made by Parent or any of its Subsidiaries) will comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act. Notwithstanding the foregoing provisions of this Section 4.12, no representation or warranty is made by Parent with respect to information or statements made or incorporated by reference in the Registration Statement or the Proxy Statement/Prospectus that were not specifically supplied in writing by or on behalf of Parent for inclusion or incorporation by reference therein.

Section 4.13 Regulatory Matters.

(a) None of Parent or its Subsidiaries is, or has been in the past three (3) years, (i) a holding company, a gas utility company, an electric utility company, or a public-utility company as defined in PUHCA, or (ii) a public utility under the FPA.

(b) Except as would not have, individually or in the aggregate, a Parent Material Adverse Effect, all filings required to be made by Parent or any of its Subsidiaries during the three (3) years preceding the date hereof, with the FERC, PHMSA, the Department of Energy, the FCC, or any applicable state public utility commission or department, as the case may be, have been made, including all forms, statements, reports, notices, agreements and all documents, exhibits, amendments and supplements appertaining thereto, including all rates, tariffs and related documents, and all such filings complied, as of their respective dates, and, as amended or supplemented, with all applicable requirements of applicable statutes and the rules and regulations promulgated thereunder.

Section 4.14 Tax Matters. Except as would not have, individually or in the aggregate, a Parent Material Adverse Effect:

(a) all Tax Returns that were required to be filed by Parent or any of its Subsidiaries have been duly and timely filed (taking into account valid extensions), and all such Tax Returns are complete and accurate;

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(b) all Taxes owed by Parent or any of its Subsidiaries, or for which Parent or any of its Subsidiaries is liable, that are or have become due have been timely paid in full or an adequate reserve for the payment of such Taxes has been established;

(c) all Tax withholding and deposit requirements imposed on Parent or any of its Subsidiaries have been satisfied in full in all respects;

(d) there are no Liens (other than Parent Permitted Liens) on any of the assets of Parent or any of its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax;

(e) there are no audits, examinations, investigations or other proceedings pending or threatened in writing in respect of Taxes or Tax matters of Parent or any of its Subsidiaries;

(f) there is no written claim against Parent or any of its Subsidiaries for any Taxes, and no assessment, deficiency or adjustment has been asserted, proposed, or threatened in writing with respect to any Tax Return of Parent or any of its Subsidiaries;

(g) no claim has ever been made by a Governmental Entity in a jurisdiction where Parent or any of its Subsidiaries does not file a Tax Return that Parent or such Subsidiary is or may be subject to taxation in that jurisdiction in respect of Taxes that would be covered by or the subject of such Tax Return;

(h) there is not in force any extension of time (other than customary extensions) with respect to the due date for the filing of any Tax Return of Parent or any of its Subsidiaries or any waiver or agreement for any extension of time for the assessment or payment of any Tax of Parent or any of its Subsidiaries;

(i) none of Parent or any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of any installment sale or other transaction on or prior to the Closing Date, any accounting method change or closing agreement with any Governmental Entity filed or made on or prior to the Closing Date, any prepaid amount received or deferred revenue accrued on or prior to the Closing Date or as a result of an intercompany transaction, installment sale or open transaction entered into on or prior to the Closing Date;

(j) none of Parent or any of its Subsidiaries is a party to a Tax allocation or sharing agreement, and no payments are due or will become due by Parent or any of its Subsidiaries pursuant to any such agreement or arrangement or any Tax indemnification agreement (other than any such agreement (1) arising in ordinary course commercial arrangements not primarily related to Taxes or (2) solely between Parent or any of its Subsidiaries);

(k) none of Parent or any of its Subsidiaries has been a member of an affiliated, combined, consolidated, unitary or similar group with respect to Taxes (including any affiliated group within the meaning of Section 1504 of the Code and any similar group under state, local or non-U.S. law), other than the members of the consolidated group of which Parent is the common parent, or has any liability for the Taxes of any person (other than Parent or any of its Subsidiaries), as a transferee or successor, by contract, or otherwise (other than Taxes arising in ordinary course commercial arrangements not primarily related to Taxes);

(l) none of Parent or any of its Subsidiaries was a “distributing corporation” or a “controlled corporation” in a transaction intended to qualify under Section 355 of the Code within the past two (2) years;

(m) none of Parent or any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4;

(n) neither Parent nor any of its Subsidiaries have deferred any “applicable employment taxes” (as defined in Section 2301(c)(1) of the CARES Act) pursuant to or in connection with the CARES Act or Payroll Tax Executive Order which are still unpaid; and

(o) Parent is properly classified as a corporation for U.S. federal income tax purposes and has been properly treated as such since its formation.

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Section 4.15 Employment and Labor Matters.

(a) Except as set forth on Section 4.15(a) of the Parent Disclosure Schedule, (i) neither Parent nor any of its Subsidiaries is a party to or bound by any material Labor Agreement and there are no Labor Agreements or similar agreements or work rules or practices with any labor union, works council, labor organization or employee association applicable to employees of Parent or any of its Subsidiaries, and (ii) to the knowledge of Parent, there is, and in the past three (3) years there has been, no union organizing effort pending or threatened against Parent or any of its Subsidiaries. There are, and in the past three (3) years there have been, no existing or, to the knowledge of Parent, threatened strikes, lockouts, work stoppages, slowdowns, picketing, hand billing or other material labor disputes against or affecting Parent or any of its Subsidiaries. There is, and in the past three (3) years there has been, no material unfair labor practice, labor dispute (other than, in each case, routine individual grievances) or labor arbitration proceeding pending or, to the knowledge of Parent, threatened with respect to any current or former employees of Parent or any of its Subsidiaries.

(b) Except as would not have, individually or in the aggregate, a Parent Material Adverse Effect, Parent and its Subsidiaries are, and for the past three (3) years have been, in compliance with all applicable Laws respecting (i) employment and employment practices, including all Laws respecting terms and conditions of employment, wages and hours (including the classification of independent contractors and exempt and non-exempt employees) and (ii) unfair labor practices, health and safety, immigration (including the completion of Forms I-9 for all employees and the proper confirmation of employee visas), employment discrimination, harassment, retaliation, restrictive covenants, pay transparency, disability rights or benefits, equal opportunity, plant closures and layoffs (including the WARN Act), workers’ compensation, labor relations, employee leave issues, employee trainings and notices, COVID-19, affirmative action and unemployment insurance. Neither Parent nor any of its Subsidiaries has any material liabilities under the WARN Act as a result of any action taken by Parent (other than as a result of any of the transactions contemplated hereby).

(c) Except as would not have, individually or in the aggregate, a Parent Material Adverse Effect: (i) Parent and its Subsidiaries have fully and timely paid all wages, salaries, wage premiums, commissions, bonuses, severance and termination payments, fees and other compensation that have come due and payable to their current or former employees and independent contractors under applicable Laws, Contract or company policy; and (ii) each individual who is providing or within the past three (3) years has provided services to Parent or any of its Subsidiaries and is or was classified and treated as an independent contractor, consultant, leased employee or other non-employee service provider, is and has been properly classified and treated as such for all applicable purposes.

(d) Except as would not have, individually or in the aggregate, a Parent Material Adverse Effect, Parent and its Subsidiaries have thoroughly and impartially investigated all sexual harassment, or other harassment, discrimination, retaliation or policy violation allegations against officers, directors, partners, employees, contractors or agents of Parent or a Subsidiary of Parent that have been reported to Parent or a Subsidiary of Parent or of which Parent or a Subsidiary of Parent is otherwise aware. With respect to each such allegation (except those Parent or a Subsidiary of Parent reasonably deemed to not have merit), Parent or a Subsidiary of Parent have taken prompt corrective action reasonably calculated to prevent further improper action. To the knowledge of Parent, there are no such allegations of harassment or discrimination that, if known to the public, would bring Parent or a Subsidiary of Parent into material disrepute.

Section 4.16 Intellectual Property.

(a) Except as would not have, individually or in the aggregate, a Parent Material Adverse Effect, either Parent or a Subsidiary of Parent owns, or is licensed or otherwise possesses valid rights to use, free and clear of Liens other than Parent Permitted Liens, all trademarks, trade names, service marks, service names, mark registrations, logos, assumed names, domain names, registered and unregistered copyrights, patents or applications and registrations, trade secrets and other intellectual property rights necessary to their respective businesses as currently conducted (collectively, the “Parent Intellectual Property”). Except as would not have, individually or in the aggregate, a Parent Material Adverse Effect, (i) there are no pending or, to the knowledge of Parent, threatened claims by any person alleging infringement, misappropriation or other violation by Parent or any of its Subsidiaries of any intellectual property rights of any person, (ii) to the knowledge of Parent, the conduct of the business of Parent and its Subsidiaries does not infringe, misappropriate or otherwise violate any intellectual property rights of any person, (iii) neither Parent nor any of its Subsidiaries has made any claim of a violation, infringement or

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misappropriation by others of Parent’s or any its Subsidiaries’ rights to or in connection with Parent Intellectual Property, and (iv) to the knowledge of Parent, no person is infringing, misappropriating or otherwise violating any Parent Intellectual Property.

(b) Except as would not have, individually or in the aggregate, a Parent Material Adverse Effect, Parent and its Subsidiaries have implemented (i) commercially reasonable measures, consistent with industry standards, to protect the confidentiality, integrity and security of Parent’s IT Assets (and all information and transactions stored or contained therein or transmitted thereby); and (ii) commercially reasonable data backup, data storage, system redundancy and disaster avoidance and recovery procedures, as well as a commercially reasonable business continuity plan, in each case consistent with customary industry practices.

Section 4.17 Real Property.

(a) Except as would not have, individually or in the aggregate, a Parent Material Adverse Effect, (i) either Parent or a Subsidiary of Parent has defensible title to each material real property (and each real property at which material operations of Parent or any of its Subsidiaries are conducted) owned by Parent or any Subsidiary (such owned real property collectively, the “Parent Owned Real Property”) and (ii) either Parent or a Subsidiary of Parent has a good and valid leasehold interest in each material lease, sublease and other agreement under which Parent or any of its Subsidiaries uses or occupies or has the right to use or occupy any material real property (or real property at which material operations of Parent or any of its Subsidiaries are conducted) (any property subject to such lease, sublease or other agreement, the “Parent Leased Real Property” and such leases, subleases and other agreements are, collectively, the “Parent Real Property Leases”), in each case, free and clear of all Liens other than any Parent Permitted Liens and Permitted Encumbrances. Except as would not have, individually or in the aggregate, a Parent Material Adverse Effect, (A) each Parent Real Property Lease is valid, binding and in full force and effect in accordance with its terms, subject to the Remedies Exceptions, (B) no uncured default of a material nature on the part of Parent or, if applicable, its Subsidiary or, to the knowledge of Parent, the landlord thereunder, exists under any Parent Real Property Lease, and (C) no event has occurred or circumstance exists that, with the giving of notice, the passage of time, or both, would constitute a material breach or default under a Parent Real Property Lease.

(b) Except as would not have, individually or in the aggregate, a Parent Material Adverse Effect, (i) there are no leases, subleases, licenses, rights or other agreements affecting any portion of the Parent Owned Real Property or the Parent Leased Real Property that would reasonably be expected to adversely affect the use of such Parent Owned Real Property or Parent Leased Real Property (as used as of the date of this Agreement) by Parent or its Subsidiaries in the operation of its business thereon, (ii) except for such arrangements solely among Parent and its Subsidiaries or among Parent’s Subsidiaries, there are no outstanding options or rights of first refusal in favor of any other party to purchase any Parent Owned Real Property or any portion thereof or interest therein that would reasonably be expected to adversely affect the use of the Parent Owned Real Property (as used as of the date of this Agreement) by Parent or its Subsidiaries in the operation of its business thereon, and (iii) neither Parent nor any of its Subsidiaries is currently subleasing, licensing or otherwise granting any person the right to use or occupy a material portion of a Parent Owned Real Property or Parent Leased Real Property that would reasonably be expected to adversely affect the use of such Parent Owned Real Property or Parent Leased Real Property (as used as of the date of this Agreement) by Parent or its Subsidiaries in the operation of its business thereon.

(c) Except as would not have, individually or in the aggregate, a Parent Material Adverse Effect: (i) each of Parent and its Subsidiaries has such Rights-of-Way that are necessary for Parent and its Subsidiaries to use and operate their respective assets and properties in the manner that such assets and properties are currently used and operated, and each such Right-of-Way is valid and free and clear of all Liens (other than Parent Permitted Liens); (ii) Parent and its Subsidiaries conduct their businesses in a manner that does not violate any of the Rights-of-Way in any material respect; (iii) Parent and its Subsidiaries have fulfilled and performed all of their obligations with respect to such Rights-of-Way in all material respects; and (iv) neither Parent nor any of its Subsidiaries has received written notice of, and to the knowledge of Parent there does not exist, the occurrence of any ongoing event or circumstance that allows, or after the giving of notice or the passage of time, or both, would allow the material limitation, revocation or termination of any Right-of-Way or would result in any impairment of the rights of Parent and its Subsidiaries in and to any such Rights-of-Way in any material respect. Except as would not have, individually or in the aggregate, a Parent Material Adverse Effect, all pipelines operated by Parent and its Subsidiaries have or are otherwise entitled to the benefits of all Rights-of-Way that are necessary for Parent and its Subsidiaries to use and operate their respective assets and properties in the manner that such assets and properties are used and operated as

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of the date of this Agreement and there are no gaps (including any gap arising as a result of any breach by Parent or any of its Subsidiaries of the terms of any Rights-of-Way) in such Rights-of-Way that would prevent Parent and its Subsidiaries to use and operate their respective assets and properties in the manner that such assets and properties are currently used and operated.

Section 4.18 Insurance. Parent and its Subsidiaries maintain, or are entitled to the benefits of, insurance in such amounts and against such risks substantially as Parent believes to be customary for the industries in which it and its Subsidiaries operate. Except as would not have, individually or in the aggregate, a Parent Material Adverse Effect, neither Parent nor any of its Subsidiaries has received notice of any pending or, to the knowledge of Parent, threatened cancellation with respect to any such insurance policy, in each case, other than in the ordinary course of business, and each of its Subsidiaries is in compliance with all conditions contained therein.

Section 4.19 Material Contracts.

(a) Except for this Agreement, Parent’s Benefit Plans and agreements filed as exhibits to Parent SEC Documents, as of the date of this Agreement, neither Parent nor any of its Subsidiaries is a party to or bound by:

(i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(ii) any Contract that (A) expressly imposes any material restriction on the right or ability of Parent and its Subsidiaries, taken as a whole, to compete with any other person or acquire or dispose of the securities of any other person or (B) contains an exclusivity or “most favored nation” clause that restricts the business of Parent and its Subsidiaries, taken as a whole, in a material manner;

(iii) any mortgage, note, debenture, indenture, security agreement, guaranty, pledge or other agreement or instrument evidencing indebtedness for borrowed money or any guarantee of such indebtedness of Parent or any of its Subsidiaries in an amount in excess of $250 million;

(iv) any joint venture, partnership or limited liability company agreement or other similar Contract relating to the formation, creation, operation, management or control of any joint venture, partnership or limited liability company, other than any such Contract solely between Parent and its Subsidiaries or among Parent’s Subsidiaries;

(v) any Contract expressly limiting or restricting the ability of the Parent or any of its Subsidiaries to make distributions or declare or pay dividends in respect of their capital stock, partnership interests, membership interests or other equity interests, as the case may be;

(vi) any acquisition Contract that contains “earn out” or other contingent payment obligations, or remaining indemnity or similar obligations, that could reasonably be expected to result in payments after the date hereof by Parent or any of its Subsidiaries in excess of $250 million;

(vii) any Contract that is a settlement, conciliation or similar agreement with any Governmental Entity or pursuant to which Parent or any of its Subsidiaries will have any material outstanding obligation after the date of this Agreement; and

(viii) any material lease or sublease with respect to a Parent Leased Real Property, other than capacity leases and storage leases.

All contracts of the types referred to in clauses (i) through (viii) above are referred to herein as “Parent Material Contracts.”

(b) Neither Parent nor any Subsidiary of Parent is in material breach of or default under the terms of any Parent Material Contract. To the knowledge of Parent, no other party to any Parent Material Contract is in breach of or default under the terms of any Parent Material Contract, no event has occurred that, with or without notice or lapse of time or both, would constitute a material breach of or material default under, or give rise to a right of termination, cancellation or acceleration of any material obligation under any Parent Material Contract. Each Parent Material Contract is a valid and binding obligation of Parent or the Subsidiary of Parent which is party thereto and, to the knowledge of Parent, of each other party thereto, and is in full force and effect, subject to the Remedies Exceptions.

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Section 4.20 Finders or Brokers. Except for Goldman Sachs & Co. LLC, neither Parent nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who would be entitled to any fee or any commission in connection with or upon consummation of the Merger.

Section 4.21 Takeover Statutes. The action of the Parent Board in approving this Agreement and the transactions contemplated hereby is sufficient to render inapplicable to this Agreement and the transactions contemplated hereby any state takeover laws.

Section 4.22 Financing.

(a) Assuming (i) the Debt Financing contemplated by the Commitment Letter (defined below) is funded in accordance therewith and (ii) the conditions set forth in Section 6.1 and Section 6.3 are satisfied at Closing, Parent will have on the Closing Date sufficient cash on hand, undrawn capital commitments or Other Sources (including the Debt Financing) to enable Parent and Merger Sub to timely pay any and all fees, costs and expenses required to be paid by Parent or Merger Sub in connection with the transactions contemplated by this Agreement, including payment of the cash portion of the Merger Consideration, and any amounts necessary to repay any Partnership Indebtedness to be repaid at the Closing.

(b) As of the date hereof, Parent has provided to the Partnership a true, correct and complete copy of that certain commitment letter, dated as of the date hereof, by and between the Parent, Goldman Sachs Bank USA and each other lender that becomes a party thereto (together with the term sheet and all exhibits, schedules and annexes thereto), as amended, supplemented or otherwise modified from time to time in accordance with the terms hereof (the “Commitment Letter” ), and all fee letters associated therewith (provided that provisions in the fee letters related solely to fees, economic terms (other than covenants) and “market flex” provisions agreed to by the parties may be redacted (none of which redacted provisions could reasonably be expected to adversely affect the availability of, or impose additional conditions or contingencies on, the availability of Debt Financing at the Closing), to provide, subject to the terms and conditions therein, debt financing in the aggregate amount set forth therein for the purpose of funding the transactions contemplated by this Agreement. As of the date hereof, the Commitment Letter has not been amended or modified prior to the date hereof, no such amendment or modification by Parent is contemplated or pending, and the respective commitments contained in the Commitment Letter have not been withdrawn, terminated or rescinded in any respect, and to the knowledge of Parent, no such withdrawal, termination or rescission is contemplated. Assuming the satisfaction of the conditions set forth in Section 6.1 and Section 6.3, no event has occurred which, with or without notice or lapse of time or both, would or would reasonably be expected to constitute a default or breach on the part of Parent or any of its Affiliates or, to the knowledge of Parent, any other Person, in each case under the Commitment Letter. The Commitment Letter is not subject to any conditions or other contingencies other than as set forth expressly therein and is in full force and effect and is the legal, valid, binding and enforceable obligation of Parent and to the knowledge of Parent, each of the other parties thereto, as the case may be, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles. All commitment and other fees required to be paid under the Commitment Letter prior to the date hereof have been paid in full, and assuming the satisfaction of the conditions set forth in Section 6.1 and Section 6.3, Parent is unaware of any fact or occurrence existing on the date hereof that would reasonably be expected to make any of the assumptions or any of the statements set forth in the Commitment Letter inaccurate or that would reasonably be expected to cause the Commitment Letter to be ineffective. Assuming the conditions set forth in Section 6.1 and Section 6.3 are satisfied at Closing, Parent has no reason to believe that any of the conditions or other contingencies to the Debt Financing will not be satisfied or that the full amount of the Debt Financing will not be available to Parent on the Closing Date, and Parent is not aware of the existence of any fact or event as of the date hereof that would be expected to cause such conditions or other contingencies to the Debt Financing not to be satisfied or the full amount of the Debt Financing not be available to Parent in full on the Closing Date. Neither Parent nor any of its Affiliates has entered into any agreement, side letter or other arrangement relating to the Debt Financing contemplated by the Commitment Letter, other than as set forth in the Commitment Letter and the fee letters associated therewith provided to the Partnership pursuant to this Section 4.22.

(c) Parent acknowledges and agrees that in no event is the receipt or availability of any funds or financing (including the Debt Financing) by Parent or Merger Sub a condition to the Closing.

(d) Parent has, and at Closing shall have, sufficient duly authorized shares of Parent Shares to enable it to issue the Merger Consideration.

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Section 4.23 No Additional Representations.

(a) Parent and Merger Sub acknowledge that the Partnership does not make any representation or warranty as to any matter whatsoever except as expressly set forth in Article III or in any certificate delivered by the Partnership to Parent or Merger Sub in accordance with the terms hereof, and specifically (but without limiting the generality of the foregoing) that the Partnership makes no representation or warranty with respect to (a) any projections, estimates or budgets delivered or made available to Parent or Merger Sub (or any of their respective affiliates, officers, directors, employees or Representatives) of future revenues, results of operations (or any component thereof), cash flows or financial condition (or any component thereof) of the Partnership and its Subsidiaries or (b) the future business and operations of the Partnership and its Subsidiaries, and neither Parent nor Merger Sub has relied on such information or any other representation or warranty not set forth in Article III.

(b) Parent and Merger Sub have conducted their own independent review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and prospects of the Partnership and its Subsidiaries and acknowledge that Parent and Merger Sub have been provided access for such purposes. Except for the representations and warranties expressly set forth in Article III or in any certificate delivered by the Partnership to Parent and/or Merger Sub in accordance with the terms hereof, in entering into this Agreement, each of Parent and Merger Sub have relied solely upon its independent investigation and analysis of the Partnership and the Partnership’s Subsidiaries, and Parent and Merger Sub acknowledge and agree that they have not been induced by and have not relied upon any representations, warranties or statements, whether express or implied, made by the Partnership, its Subsidiaries, or any of their respective affiliates, unitholders, stockholders, controlling persons or representatives that are not expressly set forth in Article III or in any certificate delivered by the Partnership to Parent and Merger Sub, whether or not such representations, warranties or statements were made in writing or orally. Parent and Merger Sub acknowledge and agree that, except for the representations and warranties expressly set forth in Article III or in any certificate delivered by the Partnership to Parent or Merger Sub, (i) the Partnership does not make, and has not made, any representations or warranties relating to itself or its business or otherwise in connection with the transactions contemplated hereby and Parent and Merger Sub are not relying on any representation or warranty except for those expressly set forth in this Agreement, (ii) no person has been authorized by the Partnership to make any representation or warranty relating to itself or its business or otherwise in connection with the transactions contemplated hereby, and if made, such representation or warranty must not be relied upon by Parent or Merger Sub as having been authorized by the Partnership, and (iii) any estimates, projections, predictions, data, financial information, memoranda, presentations or any other materials or information provided or addressed to Parent or Merger Sub or any of their representatives are not and shall not be deemed to be or include representations or warranties of the Partnership unless any such materials or information is the subject of any express representation or warranty set forth in Article III.

ARTICLE V

COVENANTS AND AGREEMENTS

Section 5.1 Conduct of Business by the Partnership.

(a) From and after the date hereof until the earlier of the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 7.1 (the “Termination Date”), and except (i) as may be required by applicable Law or the regulations or requirements of any stock exchange or regulatory organization applicable to the Partnership or any of its Subsidiaries, (ii) as may be consented to in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), (iii) as may be contemplated or required by this Agreement, (iv) to the extent action is reasonably taken (or reasonably omitted) in response to an Emergency or (v) as set forth in Section 5.1(a) of the Partnership Disclosure Schedule, the Partnership covenants and agrees that the Partnership shall, and shall cause its Subsidiaries and, to the extent within the power of the Partnership, cause each Significant JV Entity to, use their respective commercially reasonable efforts to (x) conduct their businesses in the ordinary course, (y) preserve substantially intact their present lines of business, maintain their material rights, franchises and Partnership Permits and (z) preserve their relationships with significant customers and suppliers; provided, however, that no action by the Partnership or its Subsidiaries with respect to matters specifically addressed by any provision of Section 5.1(b) shall be deemed a breach of this sentence unless such action would constitute a breach of such other provision.

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(b) The Partnership agrees with Parent, on behalf of itself and its Subsidiaries, that from the date hereof and prior to the earlier of the Effective Time and the Termination Date, except (i) as may be required by applicable Law or the regulations or requirements of any stock exchange or regulatory organization applicable to the Partnership or any of its Subsidiaries, (ii) as may be consented to in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), (iii) as may be contemplated or required by this Agreement or (iv) as set forth in Section 5.1(b) of the Partnership Disclosure Schedule, the Partnership:

(A) shall not adopt any amendments to the Partnership Organizational Documents, and shall not permit any of its Subsidiaries to adopt any amendments to its certificate of limited partnership, partnership agreement, certificate of formation, limited company agreement, certificate of incorporation or by-laws or similar applicable charter documents (except in the case of Subsidiaries, ministerial changes);

(B) shall not, and shall not permit any of its Subsidiaries to, split, combine or reclassify any of their equity interests or other ownership interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its equity interests or other ownership interests, except for any such transaction by a wholly owned Subsidiary of the Partnership which remains a wholly owned Subsidiary after consummation of such transaction;

(C) shall not, and shall not permit any of its Subsidiaries to, authorize or pay any dividends on or make any distribution with respect to its outstanding equity securities (whether in cash, assets, capital stock or other securities of the Partnership or its Subsidiaries), except (1) dividends or distributions by any Subsidiaries only to the Partnership or to any Subsidiary of the Partnership in the ordinary course of business consistent with past practice, (2) dividends or distributions required under the applicable organizational documents of such entity in effect on the date of this Agreement, (3) regular quarterly cash distributions with customary record and payment dates on the Partnership Units not in excess of $1.06 per unit per quarter, (4) a First Special Distribution with a record date that is set by the GP Board on or after the four (4)-month anniversary of the date of this Agreement (it being understood that no such First Special Distribution shall be paid if the Closing Date is prior to the four (4)-month anniversary of the date of this Agreement), and (5) a Second Special Distribution with a record date that is set by the GP Board on or after the nine (9)-month anniversary of the date of this Agreement (it being understood that no such Second Special Distribution shall be paid if the Closing Date is prior to the nine (9)-month anniversary of the date of this Agreement);

(D) shall not, and shall not permit any of its significant Subsidiaries (as defined under Regulation S-X of the SEC) to, adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, or enter into a letter of intent or agreement in principle with respect thereto, other than the Merger, any mergers, consolidations, restructurings or reorganizations solely among the Partnership and its wholly owned Subsidiaries or among the Partnership’s wholly owned Subsidiaries or in connection with an acquisition not prohibited by Section 5.1(b)(E);

(E) shall not, and shall not permit any of its Subsidiaries to, make any acquisition of any other person or business or make any loans, advances or capital contributions to, or investments in, any other person with a value in excess of $100 million in the aggregate, except (1) as contemplated by the Partnership’s capital expenditure plan, previously provided to Parent (the “Partnership Forecast”) (whether or not such acquisition, loan, advance, capital contribution or investment is made in the same fiscal year as set forth in the Partnership Forecast), (2) as made in connection with any transaction among the Partnership and its wholly owned Subsidiaries or among the Partnership’s wholly owned Subsidiaries, (3) capital contributions to any joint venture, partnership or limited liability company as set forth on Section 5.1(b)(E) of the Partnership Disclosure Schedule or that are not currently anticipated but (x) are required under the organizational documents of such entity or (y) if not made, would result in dilution of the Partnership’s direct or indirect interest in such joint venture, partnership or limited liability company, or (4) in response to any Emergency; provided, however, that the Partnership shall not, and shall not permit any of its Subsidiaries to, make any acquisition of any other person or business or make loans, advances or capital contributions to, or investments in, any other person that would reasonably be expected to prevent, materially impede or materially delay the consummation of the Merger;

(F) shall not, and shall not permit any of its Subsidiaries to, sell, lease, license, transfer, exchange or swap, or otherwise dispose of any properties or non-cash assets with a value in excess of $50 million individually or $100 million in the aggregate, except (1) sales, transfers and dispositions of obsolete or

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worthless equipment, (2) sales, transfers and dispositions of inventory, Renewable Identification Numbers, commodities and produced hydrocarbons, crude oil and refined products in the ordinary course of business or (3) sales, leases, transfers or other dispositions made in connection with any transaction among the Partnership and its wholly owned Subsidiaries or among the Partnership’s wholly owned Subsidiaries;

(G) shall not, and shall not permit any of its Subsidiaries to, authorize any capital expenditures in excess of $50 million in the aggregate, except for (1) expenditures contemplated by the Partnership Forecast (whether or not such capital expenditure is made in the same fiscal year as set forth in the Partnership Forecast) or (2) expenditures made in response to any Emergency;

(H) except as required by any Partnership Benefit Plan as in effect on the date of this Agreement, shall not, and shall not permit any of its Subsidiaries to, (1) increase the compensation or other benefits payable or provided to the Partnership’s directors, officers, employees or other service providers, other than customary increases in the ordinary course of business consistent with past practice, (2) enter into, adopt, terminate or amend any employment, change of control, severance or retention agreement or arrangement with any director, officer or employee of the Partnership or any of its Subsidiaries, except for offer letters in the ordinary course of business (for employees otherwise permitted to be hired pursuant to this Section 5.1(b)(H)) consistent with past practice that do not provide for severance or change of control benefits beyond those that may be provided by pre-existing plans or other de minimis changes, (3) establish, adopt, enter into, terminate or amend any Partnership Benefit Plan (or any other employee benefit plan that would be a Partnership Benefit Plan if in effect on the date hereof), except in the ordinary course of business consistent with past practice that would not result in material additional or increased cost, (4) enter into, terminate or materially amend any Labor Agreement or other agreement with a labor union, works council or other labor organization, or recognize or certify any labor union, labor organization, works council, or group of employees of the Partnership or any Subsidiary of the Partnership as the bargaining representative for any employees of the Partnership or any Subsidiary of the Partnership, (5) hire, enter into any employment agreement or arrangement with or terminate (other than for cause) any current or former employees, officers or directors of the Partnership or any of its Subsidiaries who is a Vice President or higher ranked officer, except to backfill vacancies or as provided on Section 5.1(b)(H) of the Partnership Disclosure Schedule, provided, that, the Partnership shall consult with Parent in good faith to fill such vacancies, (6) grant any Partnership Equity Awards, except (a) ordinary course annual awards consistent with past practice and (b) as provided on Section 5.1(b)(H) of the Partnership Disclosure Schedule, or (7) enter into or make any loans or advances to any of its officers, directors, employees, agents, or consultants (other than loans or advances for travel or reasonable business expenses;

(I) shall not implement any employee layoffs, plant closings, reductions in force, furloughs, temporary layoffs, salary or wage reductions, work schedule changes or other such actions that could trigger a WARN Act notice obligation;

(J) shall not, and shall not permit any of its Subsidiaries to, materially change financial accounting policies or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by GAAP, FERC regulations, SEC rule or policy or applicable Law;

(K) shall not, and shall not permit any of its Subsidiaries to, issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any equity interest or other ownership interest in the Partnership or any of its Subsidiaries or any securities convertible into or exchangeable for any such equity interests or other ownership interest, or any rights, warrants or options to acquire any such shares of capital stock, ownership interest or convertible or exchangeable securities or take any action to cause to be exercisable any otherwise unexercisable option under any existing Partnership Benefit Plans (except as otherwise provided by the terms of this Agreement or the express terms of any unexercisable or unexercised options or warrants outstanding on the date hereof), other than (1) issuances of shares of Partnership Units in respect of the exercise or settlement of any Partnership Equity Awards outstanding on the date hereof or as may be granted after the date hereof pursuant to the terms of this Agreement or (2) for transactions among the Partnership and its wholly owned Subsidiaries or among the Partnership’s wholly owned Subsidiaries;

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(L) shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, purchase, redeem or otherwise acquire any shares of the capital stock of any of them or any rights, warrants or options to acquire any such shares, except for transactions among the Partnership and its Subsidiaries or among the Partnership’s Subsidiaries;

(M) shall not, and shall not permit any of its Subsidiaries to, incur, assume, guarantee or otherwise become liable for any indebtedness for borrowed money or any guarantee of such indebtedness, except: (1) for any indebtedness (including indebtedness incurred pursuant to the Partnership Credit Agreement) incurred in the ordinary course of business or consistent with past practice, (2) for any indebtedness among the Partnership and its wholly owned Subsidiaries or among the Partnership’s wholly owned Subsidiaries, (3) for any indebtedness incurred to replace, renew, extend, refinance or refund any existing indebtedness of the Partnership or its Subsidiaries in an amount not to exceed the principal amount of such existing indebtedness being replaced, renewed, extended, refinanced or refunded plus fees, expenses, accrued and unpaid interest and, solely in connection with the refinancing of the Partnership’s 3.20% Senior Notes due 2025, make-whole premiums, (4) for any guarantees by the Partnership of indebtedness of Subsidiaries of the Partnership or guarantees by the Partnership’s Subsidiaries of indebtedness of the Partnership or any Subsidiary of the Partnership, which indebtedness is incurred in compliance with this Section 5.1(b)(M), (5) for any indebtedness (including indebtedness incurred pursuant to the Partnership Credit Agreement) incurred in response to any Emergency and (6) for any other purpose, other indebtedness incurred pursuant to the Partnership Credit Agreement not to exceed in principal amount $100 million at any one time outstanding; provided, however, that in the case of each of clauses (M)(1) through (6) such indebtedness does not impose or result in any additional restrictions or limitations that would be material to the Partnership and its Subsidiaries, or, following the Closing, Parent and its Subsidiaries, other than any obligation to make payments on such indebtedness and other than any restrictions or limitations to which the Partnership or any Subsidiary is currently subject under the terms of any indebtedness outstanding as of the date hereof;

(N) other than in the ordinary course of business, shall not, and shall not permit any of its Subsidiaries to, modify, amend or terminate, or waive any rights under any Partnership Material Contract or under any Partnership Permit, in a manner or with an effect that is materially adverse to the Partnership and its Subsidiaries, taken as a whole;

(O) shall not, and shall not permit any of its Subsidiaries to, waive, release, assign, settle or compromise any claim, action or proceeding, other than waivers, releases, assignments, settlements or compromises (1) equal to or lesser than the amounts reserved with respect thereto on the balance sheet as of the Balance Sheet Date included in the Partnership SEC Documents or (2) that are covered by insurance or do not exceed $30 million in the aggregate;

(P) shall not (except in the ordinary course of business) (1) change its fiscal year or any method of Tax accounting, (2) make, change or revoke any material Tax election, (3) enter into any closing agreement with respect to, or otherwise settle or compromise, any material liability for Taxes, (4) file any materially amended Tax Return, (5) or surrender a claim for a material refund of Taxes, (6) incur any material Tax liability outside of the ordinary course of business, or (7) fail to pay any income or other material Tax (including estimated Tax payments or installments) that becomes due and payable;

(Q) except as otherwise permitted by this Agreement or for transactions between the Partnership and its Subsidiaries or among the Partnership’s Subsidiaries, shall not, and shall not permit any of its Subsidiaries, to prepay, redeem, repurchase, defease, cancel or otherwise acquire any indebtedness or guarantees thereof of the Partnership or any Subsidiary, other than (1) at stated maturity, (2) prepayment and repayment of existing indebtedness in connection with any replacement, renewal, extension, refinancing or refund thereof in accordance with Section 5.1(b)(M), (3) prepayment and repayment of revolving loans in the ordinary course of business, and (4) any required amortization payments and mandatory prepayments (including mandatory prepayments arising from any change of control put rights to which holders of such indebtedness or guarantees thereof may be entitled), in each case in accordance with the terms of the instrument governing such indebtedness as in effect on the date hereof;

(R) shall not, and shall not permit any of its Subsidiaries to directly or indirectly, enter into a new line of business or abandon or discontinue any existing line of business;

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(S) shall not take any action or fail to take any action that would reasonably be expected to cause the Partnership or any of its Subsidiaries not currently treated as a corporation to be treated, for U.S. federal or applicable state or local income tax purposes, as a corporation (including a publicly traded partnership taxable as a corporation under Section 7704 of the Code); and

(T) shall not, and shall not permit any of its Subsidiaries to, agree, in writing or otherwise, to take any of the foregoing actions that are prohibited pursuant to clauses (A) through (S) of this Section 5.1(b).

(c) Notwithstanding anything to the contrary in this Section 5.1, nothing in this Agreement shall prohibit, restrict or impose any condition upon the ability of any Restricted Subsidiary (as defined in the Partnership Credit Agreement as in effect on the date hereof) of the Partnership to (i) make Restricted Payments (as defined in the Partnership Credit Agreement as in effect on the date hereof), including, without limitation, to pay dividends or other distributions in respect of any equity interests of such Restricted Subsidiary, (ii) make or repay loans or advances to the Partnership or any other Restricted Subsidiary, or (iii) guarantee indebtedness of the Partnership or any other Restricted Subsidiary.

Section 5.2 Conduct of Business by Parent.

(a) From and after the date hereof until the earlier of the Effective Time and the Termination Date, and except (i) as may be required by applicable Law or the regulations or requirements of any stock exchange or regulatory organization applicable to Parent or any of its Subsidiaries, (ii) as may be consented to in writing by the Partnership (which consent shall not be unreasonably withheld, delayed or conditioned), (iii) as may be contemplated or required by this Agreement, (iv) to the extent action is reasonably taken (or reasonably omitted) in response to an Emergency or (v) as set forth in Section 5.2(a) of the Parent Disclosure Schedule, Parent covenants and agrees that Parent shall, and shall cause its Subsidiaries to, use their respective commercially reasonable efforts to (x) conduct their businesses in the ordinary course, (y) preserve substantially intact their present lines of business, maintain their material rights, franchises and Parent Permits and (z) preserve their relationships with significant customers and suppliers; provided, however, that no action by Parent or its Subsidiaries with respect to matters specifically addressed by any provision of Section 5.2(b) shall be deemed a breach of this sentence unless such action would constitute a breach of such other provision.

(b) Parent agrees with the Partnership, on behalf of itself and its Subsidiaries, that from the date hereof and prior to the earlier of the Effective Time and the Termination Date, except (i) as may be required by applicable Law or the regulations or requirements of any stock exchange or regulatory organization applicable to Parent or any of its Subsidiaries, (ii) as may be consented to in writing by the Partnership (which consent shall not be unreasonably withheld, delayed or conditioned), (iii) as may be contemplated or required by this Agreement or (iv) as set forth in Section 5.2(b) of the Parent Disclosure Schedule, Parent:

(A) shall not adopt any material amendments to the Parent Organizational Documents;

(B) shall not, and shall not permit any of its Subsidiaries to, split, combine or reclassify any of their equity interests or other ownership interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its equity interests or other ownership interests, except for any such transaction by a wholly owned Subsidiary of Parent which remains a wholly owned Subsidiary after consummation of such transaction;

(C) except in the ordinary course of business, shall not, and shall not permit any of its Subsidiaries to, authorize or pay any dividends on or make any distribution with respect to its outstanding equity securities (whether in cash, assets, capital stock or other securities of Parent or its Subsidiaries), except (1) dividends or distributions by any Subsidiaries only to Parent or any Subsidiary of Parent in the ordinary course of business consistent with past practice, (2) dividends or distributions required under the applicable organizational documents of such entity in effect on the date of this Agreement and (3) regular quarterly cash dividend with customary record and payment dates on the Parent Shares not in excess of $0.980 per quarter and regular quarterly distributions in respect of Parent Preferred Stock;

(D) shall not, and shall not permit any of its significant Subsidiaries (as defined under Regulation S-X of the SEC) to, adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, or enter into a letter of intent or agreement in principle with respect

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thereto, other than the Merger, any mergers, consolidations, restructurings or reorganizations solely among Parent and its Subsidiaries or among Parent’s Subsidiaries or in connection with an acquisition not prohibited by Section 5.2(b)(E);

(E) shall not, and shall not permit any of its Subsidiaries to, make any acquisition of any other person or business in excess of $300 million or make loans, advances or capital contributions to, or investments in, any other person in excess of $300 million or, in any case, that would reasonably be expected to prevent, materially impede or materially delay the consummation of the Merger;

(F) shall not, and shall not permit any of its Subsidiaries to, materially change financial accounting policies or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by GAAP, FERC regulations, SEC rule or policy or applicable Law;

(G) shall not, and shall not permit any of its Subsidiaries to, issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any equity interest or other ownership interest in Parent or any of its Subsidiaries or any securities convertible into or exchangeable for any such equity interests or other ownership interest, or any rights, warrants or options to acquire any such equity interest, ownership interest or convertible or exchangeable securities or take any action to cause to be exercisable any otherwise unexercisable option under any existing Parent Benefit Plans (except as otherwise provided by the terms of this Agreement or the express terms of any unexercisable or unexercised options or warrants outstanding on the date hereof), other than (1) as set forth in Section 5.2(b)(G) of the Parent Disclosure Schedule, (2) issuances of Parent Shares in respect of any exercise of Parent equity awards and settlement of any Parent equity awards outstanding on the date hereof or as may be granted after the date hereof as permitted under this Section 5.2(b), the Parent ESPP or the Parent ESAP, (3) the sale of Parent Shares pursuant to the exercise of options to purchase Parent Shares if necessary to effectuate an option direction upon exercise or for withholding of Taxes, (4) the grant of equity compensation awards under the Parent equity plans, the Parent ESPP or the Parent ESAP, (5) for transactions among Parent and its Subsidiaries or among Parent’s Subsidiaries, (6) the authorization, issuance and sale of Parent Shares pursuant to the Equity Distribution Agreement, dated July 23, 2020, by and among Parent and the managers party thereto (the “EDA”) (or any “at the market” registered offering through a broker, sales agent or distribution agent, whether as agent or principal, that replaces the EDA in full), not to exceed the amounts set forth on Section 5.2(b)(G) of the Parent Disclosure Schedule, or (7) issuances of Parent Shares pursuant to the ONEOK, Inc. Direct Stock Purchase and Dividend Reinvestment Plan;

(H) shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, purchase, redeem or otherwise acquire any equity securities of Parent or any rights, warrants or options to acquire any such equity securities, except (1) as set forth on Section 5.2(b)(H) of the Parent Disclosure Schedule or (2) for transactions among Parent and its Subsidiaries or among Parent’s Subsidiaries;

(I) shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, enter into a new line of business or abandon or discontinue any existing line of business;

(J) shall not, and shall not permit any of its Subsidiaries to, sell, lease, license, transfer, exchange or swap, or otherwise dispose of any properties or non-cash assets with a value in excess of $200 million in the aggregate, except (1) sales, transfers and dispositions of obsolete or worthless equipment, (2) sales, transfers and dispositions of inventory, commodities and NGLs and natural gas products in the ordinary course of business or (3) sales, leases, transfers or other dispositions (x) made in connection with any transaction among Parent and its wholly owned Subsidiaries or among Parent’s wholly owned Subsidiaries or (y) in the ordinary course of business consistent with past practice; and

(K) shall not, and shall not permit any of its Subsidiaries to, agree, in writing or otherwise, to take any of the foregoing actions that are prohibited pursuant to clauses (A) through (J) of this Section 5.2(b).

Section 5.3 Mutual Access.

(a) For purposes of furthering the transactions contemplated hereby, each of the Partnership and Parent shall afford the other party and (i) the officers and employees and (ii) the accountants, consultants, legal counsel, financial advisors, financing sources and agents and other representatives (such persons described in this clause (ii),

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collectively, “Representatives”) of such other party reasonable access during normal business hours, throughout the period prior to the earlier of the Effective Time and the Termination Date, to its and its Subsidiaries’ key employees and properties, contracts, commitments, books and records and any report, schedule or other document filed or received by it pursuant to the requirements of applicable Laws and with such additional accounting, financing, operating, environmental and other data and information regarding the Partnership and its Subsidiaries, as Parent may reasonably request, and Parent and its Subsidiaries, as the Partnership may reasonably request, as the case may be. Notwithstanding the foregoing, neither the Partnership nor Parent shall be required to afford such access if it would unreasonably disrupt the operations of such party or any of its Subsidiaries, would cause a violation of any agreement to which such party or any of its Subsidiaries is a party, would cause a risk of a loss of privilege to such party or any of its Subsidiaries or would constitute a violation of any applicable Law. Neither the Partnership nor Parent, nor any of their respective officers, employees or Representatives, shall be permitted to perform any invasive or subsurface assessment (including any Phase II environmental site assessment or other invasive or subsurface testing, sampling, monitoring or analysis) with respect to any property of the other party or any of the other party’s Subsidiaries without the other party’s prior written consent.

(b) The parties hereto hereby agree that all information provided to them or their respective officers, directors, employees or Representatives in connection with this Agreement and the consummation of the transactions contemplated hereby shall be governed in accordance with the confidentiality agreement, dated as of February 13, 2023, between the Partnership and Parent (the “Confidentiality Agreement”). Notwithstanding anything to the contrary in the Confidentiality Agreement, (i) the Partnership agrees that Parent may initiate contact with and pursue potential Debt Financing Sources in connection with the transactions contemplated by this Agreement, in each case subject to the confidentiality and use restrictions applicable to Representatives set forth in the Confidentiality Agreement and (ii) Parent agrees that the Partnership may initiate contact with (A) its lenders and noteholders and (B) Powder Springs Logistics, LLC, its joint venture partner in Powder Springs Logistics, LLC and the lenders under the Partnership JV Credit Agreement, in each case, in connection with the transactions contemplated by this Agreement, in each case subject to the confidentiality and use restrictions applicable to Representatives set forth in the Confidentiality Agreement.

Section 5.4 Non-Solicitation; Acquisition Proposals; Partnership Change of Recommendation.

(a) Subject to Section 5.4(b) and Section 5.4(c), from the date hereof and prior to the earlier of the Effective Time and the Termination Date, each of the Partnership GP and the Partnership shall not, and shall cause their Subsidiaries and their and their Subsidiaries’ respective directors, officers, employees not to, and shall use its reasonable best efforts to cause its and their Representatives not to, directly or indirectly:

(i) solicit, initiate, seek or knowingly encourage, induce or facilitate (including by way of furnishing non-public information) any proposal or offer or any inquiries regarding the making or submission of any proposal or offer, including any proposal or offer to the Partnership’s unitholders, that constitutes, or would reasonably be expected to lead to, a Partnership Acquisition Proposal;

(ii) furnish any non-public information regarding the Partnership or any of its Subsidiaries or afford access to the business, properties, books or records of the Partnership or any of its Subsidiaries, to any person (other than Parent, Merger Sub or their respective directors, officers, employees, affiliates or Representatives) in connection with or in response to a Partnership Acquisition Proposal or any inquiries regarding a Partnership Acquisition Proposal;

(iii) engage or participate in or otherwise knowingly facilitate any discussions or negotiations with any person (other than Parent, Merger Sub or their respective directors, officers, employees, affiliates or Representatives) with respect to a Partnership Acquisition Proposal;

(iv) approve, endorse or recommend (or publicly propose to approve, endorse or recommend) any inquiry, proposal or offer that constitutes, or would reasonably be expected to lead to, a Partnership Acquisition Proposal;

(v) enter into any letter of intent, term sheet, memorandum of understanding, merger agreement, acquisition agreement, exchange agreement or duly execute any other agreement (whether binding or not) with respect to any inquiry, proposal or offer that constitutes, or would reasonably be expected to lead to, a Partnership Acquisition Proposal or requiring the Partnership to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement;

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(vi) unless the GP Board, or any committee thereof, concludes in good faith, after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with its duties under applicable Law, the Existing Partnership Agreement or the Partnership GP Agreement, amend or grant any waiver, release or modification under, or fail to enforce, any standstill or similar agreement with respect to any class of equity securities of the Partnership or any of its Subsidiaries; or

(vii) resolve or agree to do any of the foregoing.

(b) Notwithstanding anything to the contrary contained in this Section 5.4, prior to obtaining the Partnership Unitholder Approval, the Partnership, or the GP Board, directly or indirectly through any officer, employee or Representative, may (x) furnish non-public information regarding the Partnership or any of its Subsidiaries to, and afford access to the business, properties, books or records of the Partnership and any of its Subsidiaries to, any person and (y) engage and participate in discussions and negotiations with any person, in each case in response to an unsolicited, written Partnership Acquisition Proposal if:

(ii) the GP Board, or any committee thereof, prior to taking any such particular action, concludes in good faith, after consultation with its financial advisors and outside legal counsel, that such unsolicited, written Partnership Acquisition Proposal constitutes or could reasonably be expected to result in a Partnership Superior Offer; and

(iii) (A) such Partnership Acquisition Proposal was received after the date of this Agreement and did not result from a material breach of this Section 5.4;

(B) the Partnership provides to Parent the notice required by Section 5.4(d) with respect to such Partnership Acquisition Proposal; and

(C) the Partnership furnishes any non-public information provided to the maker of the Partnership Acquisition Proposal only pursuant to a confidentiality agreement between the Partnership and such person with provisions that are not less restrictive to such person than the provisions of the Confidentiality Agreement, a copy of which shall be promptly provided to Parent (it being agreed that such confidentiality agreement between the Partnership and such person shall permit such person to make any Partnership Acquisition Proposal to the GP Board), and to the extent such non-public information has not been made available to Parent, the Partnership provides or makes available such non-public information to Parent substantially concurrent with the time that it is provided to such other person.

(c) Nothing in this Section 5.4 shall prohibit the Partnership, or the GP Board, directly or indirectly through any officer, employee or Representative, from (1) informing any person that the Partnership is party to this Agreement and informing such person of the restrictions that are set forth in Section 5.4, (2) disclosing factual information regarding the business, financial condition or results of operations of the Partnership, including in the ordinary course of business with its partners, other members or other equityholders in any jointly owned entity of the Partnership with respect to such entity, or (3) disclosing the fact that a Partnership Acquisition Proposal has been made, the identity of the party making such proposal or the material terms of such proposal in the Proxy Statement/Prospectus or otherwise; provided that, in the case of this clause (3), (i) the Partnership shall in good faith determine that such information, facts, identity or terms is required to be disclosed under applicable Law or that failure to make such disclosure would be inconsistent with the duties of the GP Board under applicable Law, the Existing Partnership Agreement or the Partnership GP Agreement, and (ii) the Partnership complies with the obligations set forth in the proviso in Section 5.4(i). So long as the Partnership and its Representatives have otherwise complied with this Section 5.4, none of the foregoing shall prohibit the Partnership and its Representatives from contacting any persons or group of persons who has made a Partnership Acquisition Proposal after the date of this Agreement solely to request the clarification of the terms and conditions thereof so as to determine whether the Partnership Acquisition Proposal is, or could reasonably be expected to result in, a Partnership Superior Offer, and any such actions shall not be a breach of this Section 5.4.

(d) The Partnership shall promptly, and in no event later than forty-eight (48) hours after its or any of its Representatives’ receipt of any Partnership Acquisition Proposal or any inquiry or request for discussions or negotiations regarding a Partnership Acquisition Proposal or non-public information relating to the Partnership or any of its Subsidiaries in connection with a Partnership Acquisition Proposal, advise Parent (orally and in writing) of

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such Partnership Acquisition Proposal, inquiry or request (including providing the identity of the person making or submitting such Partnership Acquisition Proposal, and, (i) if it is in writing, a copy of such Partnership Acquisition Proposal, inquiry or request and any related draft agreements and (ii) if oral, a reasonably detailed summary thereof), in each case including any modifications thereto. The Partnership shall keep Parent informed in all material respects on a prompt basis with respect to any change to the material terms of any such Partnership Acquisition Proposal (and in no event later than forty-eight (48) hours following any such change).

(e) Immediately following the execution of this Agreement, the Partnership shall, shall cause its Subsidiaries and their respective officers, directors, employees and shall use its reasonable best efforts to cause its and their Representatives to, immediately cease and terminate any discussions existing as of the date of this Agreement between the Partnership or any of its Subsidiaries or any of their respective officers, directors, employees or Representatives and any person (other than Parent, Merger Sub or any of their respective officers, directors, employees or Representatives) that relate to any Partnership Acquisition Proposal.

(f) Except as otherwise provided in Section 5.4(g) and Section 5.4(h), neither the GP Board nor any committee thereof may:

(i) withhold, withdraw, amend, qualify or modify, or publicly propose to withhold, withdraw, amend, qualify or modify, the Partnership Recommendation in a manner adverse to Parent, including by failing to include the Partnership Recommendation in the Proxy Statement/Prospectus;

(ii) approve, adopt, authorize, resolve or recommend, or propose to approve, adopt, authorize, resolve or recommend, or allow the Partnership or any of its Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar Contract or any tender or exchange offer providing for, with respect to, or in connection with, any Partnership Acquisition Proposal;

(iii) fail to reaffirm the Partnership Recommendation within five (5) business days of a request therefor by Parent following the date on which any Partnership Acquisition Proposal or material modification thereto is received by the Partnership or is published, sent or communicated to the Partnership’s unitholders; provided that if the Partnership Unitholders’ Meeting is scheduled to be held within five (5) business days of such request, within three (3) business days after such request and, in any event, prior to the date of the Partnership Unitholders’ Meeting (provided, that Parent may not make any such request on more than two (2) occasions with respect to each Partnership Acquisition Proposal, which for these purposes excludes any material revision, amendment, update or supplement to such Partnership Acquisition Proposal); or

(iv) fail to publicly announce, within five (5) business days after a tender offer or exchange offer relating to the securities of the Partnership shall have been commenced, a statement disclosing that the GP Board recommends rejection of such tender offer or exchange offer and affirms the Partnership Recommendation (any action described in this Section 5.4(f), a “Partnership Change of Recommendation”).

(g) Notwithstanding anything in this Agreement to the contrary, with respect to a Partnership Acquisition Proposal, the GP Board may at any time prior to receipt of the Partnership Unitholder Approval, make a Partnership Change of Recommendation and/or terminate this Agreement pursuant to Section 7.1(j), if (and only if):

(i) (A) a written Partnership Acquisition Proposal (that did not result from a material breach of Section 5.4(a)) is made by a third party after the date hereof, and such Partnership Acquisition Proposal is not withdrawn, (B) the GP Board determines in good faith after consultation with its financial advisors and outside legal counsel that such Partnership Acquisition Proposal constitutes a Partnership Superior Offer and (C) following consultation with outside legal counsel, the GP Board determines that a Partnership Change of Recommendation is consistent with its duties under applicable Law, as modified by the Existing Partnership Agreement or the Partnership GP Agreement; and

(ii) (A) the Partnership provides Parent forty-eight (48) hours’ prior written notice of its intention to take such action, which notice shall include the information with respect to such Partnership Superior Offer that is specified in Section 5.4(d), (B) after providing such notice and prior to making such Partnership Change of Recommendation in connection with a Partnership Superior Offer or taking any action pursuant to Section 7.1(j) with respect to a Partnership Superior Offer, the Partnership shall negotiate in good faith with Parent during such forty-eight (48) hour period (to the extent that Parent desires to negotiate) to make such

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revisions to the terms of this Agreement, such that the Partnership Acquisition Proposal ceases to constitute a Partnership Superior Offer, and (C) the GP Board shall have considered in good faith any changes to the terms of this Agreement proposed in writing by Parent, and following such forty-eight (48) hour period, shall have determined in good faith, after consultation with its outside legal counsel and financial advisors, that the Partnership Acquisition Proposal would continue to constitute a Partnership Superior Offer if such changes to this Agreement proposed in writing by Parent were to be given effect; provided that, in the event that the Partnership Acquisition Proposal is thereafter materially modified by the party making such Partnership Acquisition Proposal, the Partnership shall provide written notice of such modified Partnership Acquisition Proposal and shall again comply with this Section 5.4(g).

(h) Other than in connection with a Partnership Superior Offer (which shall be subject to Section 5.4(g) and shall not be subject to this Section 5.4(h)), nothing in this Agreement shall prohibit or restrict the GP Board from making a Partnership Change of Recommendation in response to an Intervening Event to the extent that (i) the GP Board, or any committee thereof, determines, after consultation with the Partnership’s outside legal counsel, that a Partnership Change of Recommendation is consistent with its duties under applicable Law, as modified by the Existing Partnership Agreement or the Partnership GP Agreement, and (ii) (A) the Partnership provides Parent forty-eight (48) hours’ prior written notice of its intention to take such action, which notice shall specify the reasons therefor, (B) after providing such notice and prior to making such Partnership Change of Recommendation, the Partnership shall negotiate in good faith with Parent during such forty-eight (48) hour period (to the extent that Parent desires to negotiate) to make such revisions to the terms of this Agreement as to obviate the need for the GP Board to make a Partnership Change of Recommendation pursuant to this Section 5.4(h), and (C) the GP Board, or any committee thereof, shall have considered in good faith any changes to the terms of this Agreement offered in writing by Parent, and following such forty-eight (48) hour period, shall have determined in good faith, after consultation with its outside legal counsel and financial advisors, that a Partnership Change of Recommendation in response to such Intervening Event is consistent with its duties under applicable Law, as modified by the Existing Partnership Agreement or the Partnership GP Agreement.

(i) Nothing contained in this Section 5.4 or elsewhere in this Agreement shall prohibit the Partnership or the GP Board from taking and disclosing to the Partnership’s unitholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act or from issuing a “stop, look and listen” letter or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act; provided, however, that any such disclosure that addresses or relates to the approval, recommendation or declaration of advisability by the GP Board with respect to this Agreement or a Partnership Acquisition Proposal shall be deemed to be a Partnership Change of Recommendation unless the GP Board in connection with such communication publicly states that its recommendation with respect to this Agreement (including, if applicable, after giving effect to such changes to this Agreement proposed in writing by Parent pursuant to Section 5.4(g) or Section 5.4(h)) has not changed or refers to the prior recommendation of the GP Board.

Section 5.5 Non-Solicitation; Acquisition Proposals; Parent Change of Recommendation.

(a) Subject to Section 5.5(d) and (c), from the date hereof and prior to the earlier of the Effective Time and the Termination Date, Parent shall not, and shall cause its Subsidiaries and its and their respective directors, officers, employees not to, and shall use its reasonable best efforts to cause its and their Representatives not to, directly or indirectly:

(i) solicit, initiate, seek or knowingly encourage, induce or facilitate (including by way of furnishing non-public information) any proposal or offer or any inquiries regarding the making or submission of any proposal or offer, including any proposal or offer to its shareholders, that constitutes, or would reasonably be expected to lead to, a Parent Acquisition Proposal;

(ii) furnish any non-public information regarding Parent or any of its Subsidiaries or afford access to the business, properties, books or records of Parent or any of its Subsidiaries, to any person (other than the Partnership, the Partnership GP or their respective directors, officers, employees, affiliates or Representatives) in connection with or in response to a Parent Acquisition Proposal or any inquiries regarding a Parent Acquisition Proposal;

(iii) engage or participate in or otherwise knowingly facilitate any discussions or negotiations with any person (other than Parent, Merger Sub or their respective directors, officers, employees, affiliates or Representatives) with respect to a Parent Acquisition Proposal;

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(iv) approve, endorse or recommend (or publicly propose to approve, endorse or recommend) any inquiry, proposal or offer that constitutes, or would reasonably be expected to lead to, a Parent Acquisition Proposal;

(v) enter into any letter of intent, term sheet, memorandum of understanding, merger agreement, acquisition agreement, exchange agreement or duly execute any other agreement (whether binding or not) with respect to any inquiry, proposal or offer that constitutes, or would reasonably be expected to lead to, a Parent Acquisition Proposal or requiring Parent to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement;

(vi) unless the Parent Board, or any committee thereof, concludes in good faith, after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law, amend or grant any waiver, release or modification under, or fail to enforce, any standstill or similar agreement with respect to any class of equity securities of Parent or any of its Subsidiaries; or

(vii) resolve or agree to do any of the foregoing.

(b) Notwithstanding anything to the contrary contained in this Section 5.5, prior to obtaining the Parent Shareholder Approval, Parent or the Parent Board, directly or indirectly through any officer, employee or Representative, may (x) furnish non-public information regarding Parent or any of its Subsidiaries to, and afford access to the business, properties, books or records of Parent and any of its Subsidiaries to, any person and (y) engage and participate in discussions and negotiations with any person, in each case in response to an unsolicited, written Parent Acquisition Proposal if:

(i) the Parent Board, or any committee thereof, prior to taking any such particular action, concludes in good faith, after consultation with its financial advisors and outside legal counsel, that such unsolicited, written Parent Acquisition Proposal constitutes or could reasonably be expected to result in a Parent Superior Offer; and

(ii) (A) such Parent Acquisition Proposal was received after the date of this Agreement and did not result from a material breach of this Section 5.5;

(B) Parent provides to the Partnership the notice required by Section 5.5(d) with respect to such Parent Acquisition Proposal; and

(C) Parent furnishes any non-public information provided to the maker of the Parent Acquisition Proposal only pursuant to a confidentiality agreement between Parent and such person with provisions that are not less restrictive to such person than the provisions of the Confidentiality Agreement, a copy of which shall be promptly provided to the Partnership (it being agreed that such confidentiality agreement between Parent and such person shall permit such person to make any Parent Acquisition Proposal to the Parent Board), and to the extent such non-public information has not been made available to the Partnership, Parent provides or makes available such non-public information to the Partnership substantially concurrent with the time that it is provided to such other person.

(c) Nothing in this Section 5.5 shall prohibit Parent, or the Parent Board, directly or indirectly through any officer, employee or Representative, from (1) informing any person that Parent is party to this Agreement and informing such person of the restrictions that are set forth in Section 5.5, (2) disclosing factual information regarding the business, financial condition or results of operations of Parent, including in the ordinary course of business with its partners, other members or other equityholders in any jointly owned Subsidiary of Parent with respect to such Subsidiary, or (3) disclosing the fact that a Parent Acquisition Proposal has been made, the identity of the party making such proposal or the material terms of such proposal in the Proxy Statement/Prospectus or otherwise; provided that, in the case of this clause (2), (i) Parent shall in good faith determine that such information, facts, identity or terms is required to be disclosed under applicable Law or that failure to make such disclosure would be inconsistent with the fiduciary duties of the Parent Board under applicable Law, and (ii) Parent complies with the obligations set forth in the proviso in Section 5.5(i). So long as Parent and its Representatives have otherwise complied with this Section 5.5, none of the foregoing shall prohibit Parent and its Representatives from contacting any persons or group of persons who has made a Parent Acquisition Proposal after the date of this Agreement solely

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to request the clarification of the terms and conditions thereof so as to determine whether the Parent Acquisition Proposal is, or could reasonably be expected to result in, a Parent Superior Offer, and any such actions shall not be a breach of this Section 5.5.

(d) Parent shall promptly, and in no event later than forty-eight (48) hours after its or any of its Representatives’ receipt of any Parent Acquisition Proposal or any inquiry or request for discussions or negotiations regarding a Parent Acquisition Proposal or non-public information relating to Parent or any of its Subsidiaries in connection with a Parent Acquisition Proposal, advise the Partnership (orally and in writing) of such Parent Acquisition Proposal, inquiry or request (including providing the identity of the person making or submitting such Parent Acquisition Proposal, and, (i) if it is in writing, a copy of such Parent Acquisition Proposal, inquiry or request and any related draft agreements and (ii) if oral, a reasonably detailed summary thereof), in each case including any modifications thereto. Parent shall keep the Partnership informed in all material respects on a prompt basis with respect to any change to the material terms of any such Parent Acquisition Proposal (and in no event later than forty-eight (48) hours following any such change).

(e) Immediately following the execution of this Agreement, Parent shall, shall cause its Subsidiaries and their respective officers, directors, employees and shall use its reasonable best efforts to cause its and their Representatives to, immediately cease and terminate any discussions existing as of the date of this Agreement between Parent or any of its Subsidiaries or any of their respective officers, directors, employees or Representatives and any person (other than the Partnership, the Partnership GP or any of their respective officers, directors, employees or Representatives) that relate to any Parent Acquisition Proposal.

(f) Except as otherwise provided in Section 5.5(g) and Section 5.5(h), neither the Parent Board nor any committee thereof may:

(i) withhold, withdraw, amend, qualify or modify, or publicly propose to withhold, withdraw, amend, qualify or modify, the Parent Board Recommendation in a manner adverse to the Partnership, including by failing to include the Parent Board Recommendation in the Proxy Statement/Prospectus;

(ii) approve, adopt, authorize, resolve or recommend, or propose to approve, adopt, authorize, resolve or recommend, or allow Parent or any of its Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar Contract or any tender or exchange offer providing for, with respect to, or in connection with, any Parent Acquisition Proposal;

(iii) fail to reaffirm the Parent Board Recommendation within five (5) business days of a request therefor by the Partnership following the date on which any Parent Acquisition Proposal or material modification thereto is received by Parent or is published, sent or communicated to Parent’s shareholders; provided that if the Parent Shareholders’ Meeting is scheduled to be held within five (5) business days of such request, within three (3) business days after such request and, in any event, prior to the date of the Parent Shareholders’ Meeting (provided, that the Partnership may not make any such request on more than two (2) occasions with respect to each Parent Acquisition Proposal, which for these purposes excludes any material revision, amendment, update or supplement to such Parent Acquisition Proposal); or

(iv) fail to publicly announce, within five (5) business days after a tender offer or exchange offer relating to the securities of Parent shall have been commenced, a statement disclosing that the Parent Board recommends rejection of such tender offer or exchange offer and affirms the Parent Board Recommendation (any action described in this Section 5.5(f), a “Parent Change of Recommendation”).

(g) Notwithstanding anything in this Agreement to the contrary, with respect to a Parent Acquisition Proposal, the Parent Board may at any time prior to receipt of the Parent Shareholder Approval, make a Parent Change of Recommendation and/or terminate this Agreement pursuant to Section 7.1(k), if (and only if):

(i) (A) a written Parent Acquisition Proposal (that did not result from a material breach of Section 5.5(a)) is made by a third party after the date hereof, and such Parent Acquisition Proposal is not withdrawn, (B) the Parent Board determines in good faith after consultation with its financial advisors and outside legal counsel that such Parent Acquisition Proposal constitutes a Parent Superior Offer and (C) following consultation with outside legal counsel, the Parent Board determines that the failure

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to make a Parent Change of Recommendation or terminate this Agreement pursuant to Section 7.1(k) would be inconsistent with its fiduciary duties under applicable Law or the Parent Organizational Documents; and

(ii) (A) Parent provides the Partnership forty-eight (48) hours’ prior written notice of its intention to take such action, which notice shall include the information with respect to such Parent Superior Offer that is specified in Section 5.5(d), (B) after providing such notice and prior to making such Parent Change of Recommendation in connection with a Parent Superior Offer or taking any action pursuant to Section 7.1(k) with respect to a Parent Superior Offer, Parent shall negotiate in good faith with the Partnership during such forty-eight (48) hour period (to the extent that the Partnership desires to negotiate) to make such revisions to the terms of this Agreement, such that the Parent Acquisition Proposal ceases to constitute a Parent Superior Offer, and (C) the Parent Board shall have considered in good faith any changes to the terms of this Agreement proposed in writing by the Partnership, and following such forty-eight (48) hour period, shall have determined in good faith, after consultation with its outside legal counsel and financial advisors, that the Parent Acquisition Proposal would continue to constitute a Parent Superior Offer if such changes to this Agreement proposed in writing by the Partnership were to be given effect; provided that, in the event that the Parent Acquisition Proposal is thereafter materially modified by the party making such Parent Acquisition Proposal, Parent shall provide written notice of such modified Parent Acquisition Proposal and shall again comply with this Section 5.5(g).

(h) Other than in connection with a Parent Superior Offer (which shall be subject to Section 5.5(g) and shall not be subject to this Section 5.5(h)), nothing in this Agreement shall prohibit or restrict the Parent Board from making a Parent Change of Recommendation in response to an Intervening Event to the extent that (i) the Parent Board, or any committee thereof, determines in good faith, after consultation with Parent’s outside legal counsel, that the failure of the Parent Board to effect a Parent Change of Recommendation would be inconsistent with its fiduciary duties under applicable Law or the Parent Organizational Documents and (ii) (A) Parent provides the Partnership forty-eight (48) hours’ prior written notice of its intention to take such action, which notice shall specify the reasons therefor, (B) after providing such notice and prior to making such Parent Change of Recommendation, Parent shall negotiate in good faith with the Partnership during such forty-eight (48) hour period (to the extent that the Partnership desires to negotiate) to make such revisions to the terms of this Agreement as to obviate the need for the Parent Board to make a Parent Change of Recommendation pursuant to this Section 5.5(h), and (C) the Parent Board, or any committee thereof, shall have considered in good faith any changes to the terms of this Agreement offered in writing by the Partnership, and following such forty-eight (48) hour period, shall have determined in good faith, after consultation with its outside legal counsel and financial advisors, that the failure to effect a Parent Change of Recommendation in response to such Intervening Event would be inconsistent with its fiduciary duties under applicable Law or the Parent Organizational Documents.

(i) Nothing contained in this Section 5.5 or elsewhere in this Agreement shall prohibit Parent or the Parent Board from taking and disclosing to Parent’s shareholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act or from issuing a “stop, look and listen” letter or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act; provided, however, that any such disclosure that addresses or relates to the approval, recommendation or declaration of advisability by the Parent Board with respect to this Agreement or a Parent Acquisition Proposal shall be deemed to be a Parent Change of Recommendation unless the Parent Board in connection with such communication publicly states that its recommendation with respect to this Agreement (including, if applicable, after giving effect to such changes to this Agreement proposed in writing by the Partnership pursuant to Section 5.5(g) or Section 5.5(h)) has not changed or refers to the prior recommendation of the Parent Board.

Section 5.6 Filings; Other Actions.

(a) As promptly as reasonably practicable following the date of this Agreement, Parent and the Partnership shall prepare and file with the SEC the Registration Statement, which will include the Proxy Statement/Prospectus. Each of Parent and the Partnership shall use reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as reasonably practicable after such filing and to keep the Registration Statement effective as long as necessary to consummate the Merger and the other transactions contemplated hereby or until the termination of this Agreement in accordance with Article VII. Each of Parent and the Partnership will use its reasonable best efforts to cause the Proxy Statement/Prospectus to be mailed to each

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of the Partnership’s unitholders and Parent’s shareholders as soon as reasonably practicable after the Registration Statement is declared effective under the Securities Act. Parent shall also take any action required to be taken under any applicable state or provincial securities laws in connection with the issuance and reservation of Parent Shares in the Merger, and the Partnership shall furnish all information concerning the Partnership and the holders of Partnership Units, or holders of a beneficial interest therein, as may be reasonably requested in connection with any such action. No filing of, or amendment or supplement to, the Registration Statement or the Proxy Statement/Prospectus will be made by Parent or the Partnership, as applicable, without the other’s prior consent (which shall not be unreasonably withheld, conditioned or delayed) and without providing the other party a reasonable opportunity to review and comment thereon. Parent or the Partnership, as applicable, will advise the other promptly after it receives oral or written notice of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Parent Shares issuable in connection with the Merger for offering or sale in any jurisdiction, or any oral or written request by the SEC for amendment of the Proxy Statement/Prospectus or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information, and will promptly provide the other with copies of any written communication from the SEC or any state securities commission. If at any time prior to the Effective Time any information relating to Parent or the Partnership, or any of their respective affiliates, officers or directors, is discovered by Parent or the Partnership which should be set forth in an amendment or supplement to any of the Registration Statement or the Proxy Statement/Prospectus, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the unitholders of the Partnership and the shareholders of Parent.

(b) The Partnership shall take all action necessary in accordance with applicable Laws and the Partnership Organizational Documents to duly give notice of, convene and hold the Partnership Unitholders’ Meeting, to be held as promptly as practicable after the Registration Statement is declared effective under the Securities Act. The Partnership will, except in the case of a Partnership Change of Recommendation, through the GP Board, recommend that its unitholders approve this Agreement and will use reasonable best efforts to solicit from its unitholders proxies in favor of the approval of this Agreement and to take all other action necessary or advisable to secure the vote or consent of its unitholders required by the rules of the NYSE or applicable Laws to obtain such approvals.

(c) Parent shall take all action necessary in accordance with applicable Laws and the Parent Organizational Documents to duly give notice of, convene and hold the Parent Shareholders’ Meeting, to be held as promptly as practicable after the Registration Statement is declared effective under the Securities Act. Parent will, except in the case of a Parent Change of Recommendation, through the Parent Board, recommend that its shareholders approve the Share Issuance and will use reasonable best efforts to solicit from its shareholders proxies in favor of the approval of the Share Issuance and to take all other action necessary or advisable to secure the vote or consent of its shareholders required by the rules of the NYSE or applicable Laws to obtain such approvals.

(d) The parties shall use their reasonable best efforts to hold the Partnership Unitholders’ Meeting and Parent Shareholders’ Meeting on the same day at the same time as soon as reasonably practicable after the date of this Agreement, and to set the same record date for each such meeting.

(e) Notwithstanding anything in this Agreement to the contrary, the Partnership may, in consultation with Parent, postpone or adjourn the Partnership Unitholders’ Meeting (i) to solicit additional proxies for the purpose of obtaining the Partnership Unitholder Approval, (ii) if there are insufficient Partnership Units present to constitute a quorum to conduct business at such meeting, (iii) to allow reasonable additional time for the filing and/or mailing of any supplemental or amended disclosure that the Partnership has determined after consultation with outside legal counsel is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the unitholders of the Partnership prior to the Partnership Unitholders’ Meeting or (iv) if the Partnership has delivered any notice contemplated by Section 5.4(g) and the time periods contemplated by Section 5.4(g) have not passed.

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(f) Notwithstanding anything in this Agreement to the contrary, Parent may, in consultation with Partnership, postpone or adjourn the Parent Shareholders’ Meeting (i) to solicit additional proxies for the purpose of obtaining the Parent Shareholder Approval, (ii) if there are insufficient Parent Shares present to constitute a quorum to conduct business at such meeting, or (iii) to allow reasonable additional time for the filing and/or mailing of any supplemental or amended disclosure that Parent has determined after consultation with outside legal counsel is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the shareholders of Parent prior to the Parent Shareholders’ Meeting.

Section 5.7 Equity-Based Awards.

(a) Each award of phantom units that corresponds to Partnership Units and vests solely based on the passage of time (each, a “Partnership RSU Award”), whether vested or unvested, that is outstanding immediately prior to the Effective Time, shall, as of the Effective Time, be assumed by Parent and converted into a phantom unit award with respect to Parent Shares (each an “Assumed RSU Award”). Each Assumed RSU Award shall be converted into a restricted stock unit award relating to a number of Parent Shares equal to the product obtained by multiplying (x) the number of Partnership Units subject to such Partnership RSU Award immediately prior to the Effective Time by (y) a ratio equal to (A) (1) the Cash Consideration divided by (2) the volume-weighted average closing price of one Parent Share as reported on the NYSE for the ten (10) consecutive full trading days (in which such Parent Shares are traded on the NYSE) ending at the close of trading on the full trading day immediately preceding (and not including) the Closing Date plus (B) the Exchange Ratio (such ratio, the “Equity Exchange Ratio”), rounded up or down to the nearest whole Parent Share. Each Assumed RSU Award shall otherwise be subject to the same terms and conditions (including as to vesting, acceleration of vesting, forfeiture, payment timing, payment form and distribution equivalent rights, as applicable (and dividend equivalent rights relating to dividends declared with respect to Parent Shares during the period beginning at the Effective Time and ending on the date of settlement of such Assumed RSU Award)) as were applicable to the Partnership RSU Award immediately prior to the Effective Time. Each Assumed RSU Award shall be paid in cash to the holder of the Assumed RSU Award to the same extent the related Partnership RSU Award would have been paid in cash under the Partnership Equity Plan and the cash amount shall be determined on the day before payment to the holder based on the volume-weighted average closing price of one Parent Share as reported on the NYSE for the ten (10) consecutive full trading days (in which such Parent Shares are traded on the NYSE) ending at the close of trading on the full trading day immediately preceding (and not including) the payment date.

(b) Each award of phantom units that corresponds to Partnership Units that vest based on performance metrics (each, a “Partnership PSU Award”), whether vested or unvested, that is outstanding immediately prior to the Effective Time, shall, as of the Effective Time, be assumed by Parent and converted into a phantom unit award with respect to Parent Shares (each an “Assumed PSU Award”). Each Assumed PSU Award shall be converted into a restricted stock unit award relating to a number of Parent Shares equal to the product obtained by multiplying (x) the number of Partnership Units subject to such Partnership PSU Award immediately prior to the Effective Time, assuming achievement of the applicable performance-based vesting condition at the maximum level, by (y) the Equity Exchange Ratio, rounded up or down to the nearest whole Parent Share. Each Assumed PSU Award shall otherwise be subject to the same terms and conditions (including as to vesting (but based solely on continued service and without regard to performance-based vesting conditions), acceleration of vesting, forfeiture, payment timing, payment form and distribution equivalent rights, as applicable (and dividend equivalent rights relating to dividends declared with respect to Parent Shares during the period beginning at the Effective Time and ending on the date of settlement of such Assumed PSU Award)) as were applicable to the Partnership PSU Award immediately prior to the Effective Time; provided, however, such Assumed PSU Award or the relevant portion thereof shall be paid to the holder thereof no later than March 15th of the year following the calendar year in which any substantial risk of forfeiture, within the meaning of Code Section 409A, lapses with respect to such Assumed PSU Award or the relevant portion thereof. Each Assumed PSU Award shall be paid in cash to the holder of the Assumed PSU Award to the same extent the related Partnership PSU Award would have been paid in cash under the Partnership Equity Plan and the cash amount shall be determined on the day before payment to the holder based on the volume-weighted average closing price of one Parent Share as reported on the NYSE for the ten (10) consecutive full trading days (in which such Parent Shares are traded on the NYSE) ending at the close of trading on the full trading day immediately preceding (and not including) the payment date.

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(c) The Partnership and Parent shall take any and all actions reasonably necessary to effectuate the transactions contemplated by this Section 5.7. If, as of the Effective Time, Parent does not have reserved for issuance a sufficient number of Parent Shares for delivery with respect to the Assumed RSU Awards and Assumed PSU Awards to be issued by it in accordance with this Section 5.7, Parent shall take all action necessary to reserve for issuance such number of Parent Shares. As of the Effective Time, Parent shall have on file a registration statement on Form S-8 (or any successor or other appropriate form) with respect to Parent Shares subject to such the Assumed RSU Awards and Assumed PSU Awards and shall maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such the Assumed RSU Awards and Assumed PSU Awards remain outstanding.

Section 5.8 Employee Matters.

(a) Following the Effective Time and until the first anniversary of the Closing Date (or, if earlier, until the date of termination of employment of the relevant Current Employee), Parent shall, or shall cause one of its Subsidiaries to, provide the individuals who are employed by the Partnership or any of its Subsidiaries immediately before the Effective Time and who immediately following the Closing Date continue employment (the “Current Employees”) with (1) annual base salary or wages (as applicable) and an annual cash bonus target opportunity (excluding specific performance goals) that, in each case, are no less favorable than the annual base salary or wages (as applicable) and the annual cash bonus target opportunity provided to such Current Employees immediately prior to the Effective Time, (2) severance benefits that are no less favorable than the severance benefits in effect for such Current Employees as immediately prior to the Effective Time, as set forth on Section 5.8(a) of the Partnership Disclosure Schedule, and (3) employee benefits (excluding nonqualified deferred compensation, equity or equity-based compensation, and post-termination or retiree health or welfare benefits) that are substantially comparable in the aggregate to either, at Parent’s election, (A) the employee benefits (subject to the same exclusions) provided to similarly situated employees of Parent and its Subsidiaries, or (B) employee benefits (subject to the same exclusions) provided to such Current Employees immediately prior to the Effective Time as set forth on Section 3.9(a) of the Partnership Disclosure Schedule. With respect to any accrued but unused paid-time-off to which any Current Employee is entitled immediately prior to the Closing Date (as documented in the applicable personnel files and records related to such Current Employee), Parent and its Subsidiaries shall assume the liability for such accrued paid time off and allow such Current Employee to use such accrued paid time off in all material respects in accordance with Parent and its Subsidiaries policies and practices (without, for the avoidance of doubt, any reduction in such Current Employee’s unused paid time-off).

(b) For purposes of vesting of defined contribution retirement benefits, eligibility to participate and, solely for vacation and paid time off policies, severance plans and policies, and disability plans and policies, determining levels of benefits (but not, for the avoidance of doubt, for any purposes, including benefit accrual, under any defined benefit pension plan) under the employee benefit plans of Parent and its Subsidiaries providing benefits to any Current Employees after the Effective Time (the “New Plans”), each Current Employee shall be credited with his or her years of service with the Partnership and its Subsidiaries and their respective predecessors before the Effective Time, to the same extent and for the same purpose as such Current Employee was entitled, before the Effective Time, to credit for such service under any comparable Partnership Benefit Plan in which such Current Employee participated immediately prior to the Effective Time, provided that the foregoing shall not apply to the extent that its application would result in a duplication of benefits or coverage with respect to the same period of service. In addition, and without limiting the generality of the foregoing, (i) Parent shall use commercially reasonable efforts such that each Current Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan is comparable to a Partnership Benefit Plan in which such Current Employee participated immediately before the Effective Time (such plans, collectively, the “Old Plans”), (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Current Employee, Parent shall use commercially reasonable efforts to cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents, unless and to the extent the individual, immediately prior to entry in the New Plans, was subject to the same such conditions under the comparable Old Plans, and (iii) Parent shall use commercially reasonable efforts to credit amounts paid under any Old Plan providing medical, dental, pharmaceutical and/or vision benefits under any corresponding New Plan for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the New Plan with respect to the plan year in which the Effective Time occurs. For purposes of this Agreement, “Benefit Plans” means any (i) “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security

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Act of 1974, as amended (“ERISA”)), (ii) bonus, incentive or deferred compensation or equity or equity-based compensation plan, program, policy or arrangement, including employer stock and incentive plans, (iii) severance, change in control, employment, consulting, retirement, retention or termination plan, program, agreement, policy or arrangement or (iv) other compensation or benefit plan, program, agreement, policy, practice, contract or arrangement and whether or not subject to ERISA, including all bonus, cash or equity-based incentive, deferred compensation, stock purchase, health, medical, dental, disability, accident, life insurance, or vacation, paid time off, perquisite, fringe benefit, severance, change of control, retention, employment, separation, retirement, pension, or savings, plans, programs, policies, agreements or arrangements.

(c) Following the Effective Time and until the second anniversary of the Closing Date, Parent shall, or shall cause one of its Subsidiaries to, honor, in all material respects, the terms and conditions of and satisfy all obligations under the Partnership Benefit Plan providing post-termination retiree medical and life benefits, as in effect as of immediately prior to the Effective Time, with respect to any person currently eligible, including those currently enrolled, for such benefits as of immediately prior to the Effective Time.

(d) Each Current Employee who, as of immediately prior to the Effective Time is eligible for an annual cash bonus under a Partnership Benefit Plan for calendar year 2023 and is employed by Parent or one of its Subsidiaries (including the Partnership) on December 31, 2023 shall receive an annual bonus for 2023 (to the extent such bonus is not otherwise paid prior to the Effective Time) in an amount not less than the amount payable based on the Partnership’s reasonable projection, as of immediately prior to the Effective Time, or performance achievement for calendar year 2023 under the terms of the applicable Partnership Benefit Plan, determined in a manner consistent with past practice (the “2023 Annual Bonuses”); provided that if such Current Employee is terminated without cause (as such term is defined in Section 5.8(d) of the Partnership Disclosure Schedule) prior to December 31, 2023, and payment to such Current Employee does not result in a duplication of benefits after taking into account any bonus payment payable to such Current Employee in respect of the year of termination under an existing severance arrangement such Current Employee shall remain entitled to receive a pro-rated portion of his or her 2023 Annual Bonus based on the number of days such Current Employee was employed during the 2023 calendar year. The 2023 Annual Bonuses shall be payable no later than the date annual bonuses are paid to Parent’s other similarly situated employees, but in any event before March 15, 2024. To the extent the Effective Time occurs in calendar year 2024, each Current Employee who, as of immediately prior to the Effective Time is eligible for an annual cash bonus under a Partnership Benefit Plan for calendar year 2024 (the “2024 Partnership Annual Bonuses”) and is employed by Parent or one of its Subsidiaries (including the Partnership) on December 31, 2024 shall receive (i) a 2024 Partnership Annual Bonus, pro-rated based on the number of days during the 2024 calendar year through the Effective Time (to the extent such bonus is not otherwise paid prior to the Effective Time) in an amount not less than the amount payable based on the Partnership’s performance achievement as measured through the Effective Time under the terms of the applicable Partnership Benefit Plan, determined in a manner consistent with past practice prorated to reflect the number of calendar days during such period plus (ii) an annual cash bonus under a Parent Benefit Plan for calendar year 2024 (the “2024 Parent Annual Bonuses”, and together with the 2024 Partnership Annual Bonuses, the “2024 Annual Bonuses”) pro-rated based on the number of days during the 2024 calendar year after the Effective Time with a target amount consistent with the terms of Section 5.8(a) payable based on Parent’s performance achievement as measured after the Effective Time under the terms of the applicable Parent Benefit Plan, determined in a manner consistent with past practice; provided that if such Current Employee is terminated without cause (as such term is defined in Section 5.8(c) of the Partnership Disclosure Schedule) by Parent after the Effective Time and prior to December 31, 2024, and such Current Employee is not already entitled to a bonus payment in respect of the year of termination under an existing severance arrangement not less favorable than in effect prior to the Effective Time, such Current Employee shall remain entitled to receive a pro-rated portion of his or her 2024 Annual Bonus based on the number of days such Current Employee was employed during the 2024 calendar year. The 2024 Annual Bonuses shall be payable no later than the date annual bonuses are paid to Parent’s other similarly situated employees, but in any event before March 15, 2025.

(e) Parent hereby acknowledges that a “change of control” (or similar phrase) within the meaning of the Partnership Benefit Plans set forth on Section 5.8(e) of the Partnership Disclosure Schedule will occur at or prior to the Effective Time, as applicable.

(f) If requested by Parent, subject to the terms of any such Partnership Benefit Plan and applicable Law, the Partnership shall both (i) terminate any Partnership Benefit Plan qualified under Section 401(a) of the Code and containing a Code Section 401(k) cash or deferred arrangement (a “Partnership 401(k) Plan”) and (ii) fully vest

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each Current Employee in his or her account balance in such Partnership 401(k) Plan, in each case, effective at least one day prior to the Closing Date (the “ERISA Effective Date”). Prior to the ERISA Effective Date, the Partnership shall provide Parent with executed resolutions of its or, as applicable, its Subsidiary’s Board of Directors authorizing such termination and amending any such Partnership 401(k) Plan commensurate with its termination to the extent necessary to comply with all applicable Laws. The Partnership shall also take and/or cause its Subsidiaries to take such other actions in furtherance of the termination of each Partnership 401(k) Plan as Parent may reasonably require, including such actions as Parent may require prior to the Effective Time to support Parent obtaining a determination letter with respect to the termination of each Partnership 401(k) Plan following the ERISA Effective Date.

(g) In the event of a termination pursuant to this Section 5.8(g), of any Partnership 401(k) Plan (each such terminated Partnership 401(k) Plan, a “Terminated Partnership 401(k) Plan”), Parent or its applicable Subsidiary shall cause a defined contribution plan that is qualified under Section 401(a) of the Code, that includes a cash or deferred arrangement within the meaning of Section 401(k) of the Code and that is established or maintained by Parent or its applicable Subsidiary (a “Parent 401(k) Plan”) to accept eligible rollover distributions (as defined in Section 402(c)(4) of the Code) from current and former employees of the Partnership and its Subsidiaries with respect to such individuals’ account balances (including loans) under such Terminated Partnership 401(k) Plan, if elected by any such individuals. The rollovers described herein shall comply with applicable Law, and Parent and its Subsidiaries shall make all filings and take any actions required of such party under applicable Law in connection therewith. Current Employees of the Partnership and its Subsidiaries who are participants in a Terminated Partnership 401(k) Plan immediately prior to the Effective Time shall be eligible immediately as of the Effective Time to participate in a Parent 401(k) Plan.

(h) Following the Effective Time, Parent shall, or shall cause one of its Subsidiaries to, maintain any Partnership Benefit Plan that is an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) that is subject to Title IV or Section 302 of ERISA and covers Current Employees who are not covered by a Labor Agreement, with respect to any participant in such Partnership Benefit Plan as of immediately prior to the Effective Time; provided, however, nothing in this Section 5.8(h) shall prohibit Parent and its Subsidiaries from freezing such plan to new entrants at any time after the Closing Date or from otherwise amending, modifying or terminating such plan, to the extent similar changes are made to similar plans maintained by Parent, in either case, to the extent permitted by applicable law.

(i) Prior to the Closing, the Partnership shall fully and timely satisfy all notice, information, consultation, bargaining or consent obligations owed to any labor union, works council, labor organization or employee representative, which is representing any employee of the Partnership and its Subsidiaries, or any applicable labor tribunal, in connection with the transactions contemplated by this Agreement.

(j) Nothing in this Section 5.8 shall be construed as the establishment of, an amendment of, or undertaking to amend, any Benefit Plan or to prevent the amendment or termination of any Benefit Plan. Except as provided in Section 5.8(a), nothing in this Section 5.8 shall limit the right of Parent, the Surviving Entity or any of their Subsidiaries to terminate the employment of any Current Employee at any time, for any or no reason. Without limiting the generality of Section 8.13, except as set forth on Section 5.8(k) of the Partnership Disclosure Schedule, the provisions of this Section 5.8(a) are solely for the benefit of the parties to this Agreement, and no current or former director, officer, employee, other service provider or independent contractor or any other person shall be a third party beneficiary of this Agreement or have any rights or remedies under this Agreement. Nothing herein shall be construed as the establishment of, termination of or an amendment to any Partnership Benefit Plan, Parent Benefit Plan or other compensation or benefit plan or arrangement (including any Benefit Plan of Parent or its Subsidiaries) for any purpose. Notwithstanding anything in this Agreement to the contrary, the terms and conditions of employment for any employees covered by a Labor Agreement shall be governed by the applicable Labor Agreement until the expiration, modification or termination of such Labor Agreement in accordance with its terms or applicable Law.

(k) Parent agrees to comply with Section 5.8(k) of the Partnership Disclosure Schedule.

(l) As of the Effective Time, Parent shall, or shall cause its Affiliates to, comply with that certain Collective Bargaining Agreement between Magellan Midstream Holdings GP, LLC and the United Steel, Paper and Forestry, Rubber, Manufacturing, Energy, Allied Industrial and Service Workers International Union and Local Union No. 348 entered into on April 14, 2022 (the “CBA”) as it relates to the Current Employees covered by the CBA to the extent required by the terms of the CBA.
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Section 5.9 Regulatory Approvals; Efforts.

(a) Subject to the terms and conditions set forth in this Agreement, each of the parties hereto shall use (and shall cause its Subsidiaries and Affiliates to use) its reasonable best efforts to take, or cause to be taken, promptly all actions, and to do, or cause to be done, promptly and to assist and cooperate with the other parties in doing, all things necessary, proper and advisable under applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement, including using reasonable best efforts to (i) obtain all necessary actions or nonactions, waivers, clearances, expirations or terminations of applicable waiting periods, consents and approvals from Governmental Entities and make all necessary registrations, notifications and filings and take other steps as may be necessary to obtain an action or nonaction, waiver, clearance, expiration or termination of applicable waiting periods, consent or approval from, or to avoid an action or proceeding by, any Governmental Entity, in each case as promptly as practicable, and (ii) obtain all necessary nonactions, consents, approvals or waivers from third parties other than any Governmental Entity, in each case as promptly as practicable.

(b) Subject to the terms and conditions herein provided and without limiting the foregoing, the Partnership and Parent shall (i) as promptly as practicable (and in any event not more than ten (10) business days) after the date hereof, make their respective filings under the HSR Act, (ii) promptly make any necessary filings with the FCC, (iii) make available to the other party such information as the other party may reasonably request in order to make its HSR Act filing, FCC filings or respond to information or document requests by any relevant Governmental Entity, (iv) use reasonable best efforts to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper and advisable to consummate and make effective the transactions contemplated hereby, and (v) keep each other apprised of the status of matters relating to the completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications or correspondence between the Partnership or Parent, or any of their respective Subsidiaries or Affiliates, and any third party and/or any Governmental Entity (or members of their respective staffs) with respect to such transactions. Prior to transmitting any communications, advocacy, white papers, information responses or other submissions to any Governmental Entity (or members of their respective staffs) in connection with the Merger or the other transactions contemplated by this Agreement, the Partnership and Parent shall permit counsel for the other parties a reasonable opportunity to review and provide comments thereon, and consider in good faith the views of the other parties in connection therewith. Each of the Partnership and Parent agrees not to participate in any substantive meeting or discussion, either in person, by videoconference, or by telephone, with any Governmental Entity in connection with the Merger or the other transactions contemplated by this Agreement unless it consults with the other party in advance and, to the extent not prohibited by such Governmental Entity, gives the other parties the opportunity to attend and participate. Each party shall, and shall cause its Subsidiaries and Affiliates to, promptly respond to and comply with any request, requirement or demand for information, documents or testimony regarding the transactions contemplated by this Agreement from any Governmental Entity (including responding to any “second request” for additional information and documentary material under the HSR Act as promptly as practicable). Parent shall be responsible for the payment of all filing fees pursuant to the HSR Act in connection with the transactions contemplated by this Agreement.

(c) In furtherance and not in limitation of the foregoing, each of Parent, Merger Sub and the Partnership shall use their reasonable best efforts to satisfy the conditions to closing identified in Section 6.1 of this Agreement, including (i) responding to and complying with, as promptly as practicable, any request for information or documentary material regarding the Merger or the other transactions contemplated by this Agreement from any relevant Governmental Entity and (ii) using reasonable best efforts to assist and cooperate with the other party in doing all things necessary, proper or advisable to consummate and make effective the transactions as soon as practicable, and in any event, prior to the End Date.

(d) Parent, Merger Sub and the Partnership shall use their reasonable best efforts to resolve such objections, if any, that a Governmental Entity may assert under Regulatory Laws with respect to the transactions contemplated hereby, and to avoid or eliminate each and every impediment under Regulatory Laws that may be asserted by any Governmental Entity with respect to the Merger so as to enable the Closing to occur as soon as practicable and in any event no later than the End Date. Notwithstanding anything in this Agreement, nothing herein shall obligate Parent to propose, negotiate, commit to or effect by consent decree, hold separate order, or otherwise, (i) the sale, divestiture, license, transfer or other disposition of any businesses, assets, equity interests, product lines or properties of Parent (or any of its Subsidiaries or Affiliates, including Partnership following the consummation of the transactions contemplated herein), (ii) the creation, termination, amendment, modification or divestment

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of any contracts, agreements, commercial arrangements, relationships, ventures, rights or obligations of Parent or its Subsidiaries or Affiliates (including Partnership following the consummation of the transactions contemplated herein), (iii) any restrictions, impairments, agreements or actions that would limit Parent’s or its Subsidiaries’ or Affiliates’ (including Partnership following the consummation of the transactions contemplated herein) freedom of action with respect to, or their ability to own, manage, operate, conduct and retain, any of their businesses, assets, equity interests, product lines or properties or (iv) any other remedy or condition of any kind, in each case, in order to obtain any approvals, consents, clearances, expirations or terminations of waiting periods, registrations, permits, authorizations or other confirmations from any Governmental Entities pursuant to Regulatory Laws.

(e) Parent shall not, and shall not permit its Subsidiaries or controlled Affiliates to, take any action, or refrain from taking any action, the effect of which could be to delay or impede the ability of the parties to consummate the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, Parent shall not, and shall not permit its Subsidiaries or controlled Affiliates to, acquire or agree to acquire (by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner), any Person or portion thereof, or otherwise acquire or agree to acquire any assets, if the entering into a definitive agreement relating to, or the consummation of, such acquisition, merger or consolidation could reasonably be expected to (i) impose any material delay in the obtaining of, or increase the risk of not obtaining, any actions or nonactions, waivers, clearances, expirations or terminations of waiting periods, consents or approvals from Governmental Entities necessary, proper or advisable to consummate the transactions contemplated by this Agreement, (ii) materially increase the risk of any Governmental Entity issuing, entering, adopting, enacting or promulgating any Law restraining, enjoining, prohibiting, preventing or making illegal the consummation of the transactions contemplated by this Agreement, (iii) materially increase the risk of not being able to remove, overrule or set aside any such Law on appeal or otherwise or (iv) materially delay or otherwise prevent the consummation of the transactions contemplated by this Agreement.

Section 5.10 Takeover Statutes. If any Takeover Law may become, or may purport to be, applicable to the Merger or any other transactions contemplated hereby, each of the Partnership and Parent shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby.

Section 5.11 Public Announcements. Except (a) following any Partnership Change of Recommendation or a Parent Change of Recommendation, (b) with respect to action taken by the Partnership or the GP Board pursuant to, and in accordance with, Section 5.4 or (c) with respect to any action taken by Parent or the Parent Board pursuant to, and in accordance with, Section 5.5, so long as this Agreement is in effect, Parent and the Partnership shall use reasonable best efforts to develop a joint communications plan and each party shall use reasonable best efforts to ensure that all press releases and other public statements with respect to the transactions contemplated hereby, to the extent they have not been previously issued or disclosed, shall be consistent with such joint communications plan. Unless otherwise required by applicable Law or by obligations pursuant to any listing agreement with or rules of any securities exchange, each party shall consult with each other before issuing any press release or public statement with respect to the Merger and, subject to the requirements of applicable Law or the rules of any securities exchange, shall not issue any such press release or public statement prior to such consultation. Each of Parent and the Partnership may issue a press release, reasonably acceptable to the other party, announcing this Agreement.

Section 5.12 Indemnification and Insurance.

(a) Parent and Merger Sub agree that all rights to exculpation, indemnification and advancement of expenses for acts or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, now existing in favor of the current or former, directors, officers or employees, as the case may be, of the Partnership or its Subsidiaries as provided in their respective organizational documents or in any agreement shall survive the Merger and shall continue in full force and effect. For a period of six (6) years from the Effective Time, Parent and the Surviving Entity shall maintain in effect any and all exculpation, indemnification and advancement of expenses provisions of the Partnership’s, the Partnership GP’s and any of their Subsidiaries’ organizational documents in effect immediately prior to the Effective Time or in any indemnification agreements of the Partnership, the Partnership GP or any of their Subsidiaries with any of their respective current or former directors, officers or employees in effect immediately prior to the Effective Time, and shall not amend, repeal or

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otherwise modify any such provisions or the exculpation, indemnification or advancement of expenses provisions of the Surviving Entity’s limited partnership and partnership agreement or in the Partnership GP’s certificate of formation and limited liability company agreement in any manner that would adversely affect the rights thereunder of any individuals who immediately before the Effective Time were current or former directors, officers or employees of the Partnership, the Partnership GP or any of their Subsidiaries; provided, however, that all rights to indemnification in respect of any Action pending or asserted or any claim made within such period shall continue until the disposition of such Action or resolution of such claim. From and after the Effective Time, Parent shall assume, be jointly and severally liable for, and honor, guaranty and stand surety for, and shall cause the Surviving Entity and its Subsidiaries to honor and perform, in accordance with their respective terms, each of the covenants contained in this Section 5.12 without limit as to time.

(b) Parent and the Surviving Entity shall jointly and severally, to the fullest extent permitted under applicable Law, indemnify and hold harmless (and advance funds in respect of each of the foregoing) each current and former director, officer or employee of the Partnership, the Partnership GP or any of their Subsidiaries and each person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise if such service was at the request or for the benefit of the Partnership, the Partnership GP or any of their Subsidiaries (each, together with such person’s heirs, executors or administrators, an “Indemnified Party”), in each case against any costs or expenses (including advancing attorneys’ fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by applicable Law; provided, however, that the Indemnified Party to whom expenses are advanced provides an undertaking to the extent required by the Partnership Organizational Documents to repay such amounts if it is ultimately determined that such person is not entitled to indemnification), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (an “Action”), arising out of, relating to or in connection with any action or omission by them in their capacities as such occurring or alleged to have occurred whether before or after the Effective Time (including acts or omissions in connection with such Indemnified Party serving as an officer, director, employee or other fiduciary of any entity if such service was at the request or for the benefit of the Partnership). In the event of any such Action, the Surviving Entity shall cooperate with the Indemnified Party in the defense of any such Action.

(c) For a period of six (6) years from the Effective Time, Parent shall cause to be maintained in effect the coverage provided by the policies of directors’ and officers’ liability insurance and fiduciary liability insurance in effect as of the date hereof by the Partnership, the Partnership GP and their Subsidiaries with respect to matters existing or arising on or before the Effective Time; provided, however, that Parent shall not be required to pay annual premiums in excess of 300% of the last annual premium paid by the Partnership prior to the date hereof in respect of the coverages (the “Maximum Amount”) required to be obtained pursuant hereto, but in such case shall purchase as much coverage as reasonably practicable for such amount. If the Partnership in its sole discretion elects, then the Partnership may, prior to the Effective Time, purchase a “tail policy” with respect to acts or omissions occurring or alleged to have occurred prior to the Effective Time that were committed or alleged to have been committed by such Indemnified Parties in their capacity as such; provided that in no event shall the cost of such policy exceed six (6) times the Maximum Amount and, if such a “tail policy” is purchased, Parent shall have no further obligations under this Section 5.12(c). If a “tail policy” is purchased, the Surviving Entity shall, and Parent shall cause the Surviving Entity to, maintain such policies in full force and effect, and continue to honor the obligations thereunder.

(d) Parent shall pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided in this Section 5.12.

(e) The rights of each Indemnified Party shall be in addition to, and not in limitation of, any other rights such Indemnified Party may have under the organizational documents of the Partnership, the Partnership GP or any of their Subsidiaries or the Surviving Entity, any other indemnification arrangement, the Delaware LP Act or otherwise.

(f) In the event Parent, the Surviving Entity or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in either such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Entity, as the case may be, shall assume the obligations of such party set forth in this Section 5.12.

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Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Partnership or any of its Subsidiaries or their respective officers, directors and employees, it being understood and agreed that the indemnification provided for in this Section 5.12 is not prior to, or in substitution for, any such claims under any such policies.

(g) The obligations of Parent and the Surviving Entity under this Section 5.12 shall not be terminated, amended or modified in any manner so as to adversely affect any Indemnified Party (including their successors, heirs and legal representatives) to whom this Section 5.12 applies without the consent of such Indemnified Party. It is expressly agreed that, notwithstanding any other provision of this Agreement that may be to the contrary, (i) the Indemnified Parties to whom this Section 5.12 applies shall be third-party beneficiaries of this Section 5.12, and (ii) this Section 5.12 shall survive consummation of the Merger and shall be enforceable by such Indemnified Parties and their respective successors, heirs and legal representatives against Parent and the Surviving Entity and their respective successors and assigns.

Section 5.13 Control of Operations. Without in any way limiting any party’s rights or obligations under this Agreement, the parties understand and agree that (a) nothing contained in this Agreement shall give Parent or the Partnership, directly or indirectly, the right to control or direct the other party’s operations prior to the Effective Time and (b) prior to the Effective Time, each of the Partnership and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

Section 5.14 Section 16 Matters. Prior to the Effective Time, Parent and the Partnership shall take all such steps as may be required to cause any dispositions of Partnership Units (including derivative securities with respect to Partnership Units) or acquisitions of Parent Shares (including derivative securities with respect to Parent Shares) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Partnership or will become subject to such reporting requirements with respect to Parent, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.15 Intended Tax Treatment. Parent and the Partnership each acknowledges and agrees that, for U.S. federal income and applicable state and local tax purposes the Merger shall be a fully taxable transaction treated consistently with IRS Revenue Ruling 99-6, Situation 2 (such treatment, the “Intended Tax Treatment”). Unless required to do so as a result of a “determination” as defined in Section 1313(a) of the Code, each of Parent and the Partnership agrees not to make any tax filings or otherwise take any position inconsistent with the Intended Tax Treatment and to cooperate with the other party to make any filings, statements, or reports required to effect, disclose or report the Intended Tax Treatment.

Section 5.16 NYSE Listing. Parent shall cause the Parent Shares to be issued in the Merger and such other Parent Shares to be reserved for issuance in connection with the Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing Date.

Section 5.17 Dividends and Distributions. After the date of this Agreement, each of the Partnership and Parent shall coordinate with the other regarding the declaration of any dividends in respect of Parent Shares and any distributions in respect of Partnership Units and the record dates and payment dates relating thereto, excluding any Special Distribution pursuant to Section 5.1(b)(C), it being the intention of the parties hereto that holders of Parent Shares and Partnership Units shall not receive two (2) dividends or distributions (other than any Special Distribution), as applicable, or fail to receive one dividend or distribution, as applicable, in any quarter with respect to their Parent Shares or Partnership Units and any Parent Shares any holder of Partnership Units receives in exchange therefor in the Merger.

Section 5.18 Financing Assistance.

(a) Following the date of this Agreement and prior to the Effective Time, the Partnership shall, and shall cause its Subsidiaries and their respective Representatives to, use reasonable best efforts to provide to Parent such reasonable and customary cooperation in connection with any financing by Parent or any of its Subsidiaries in connection with the Merger, in each case as may be reasonably requested by Parent, Merger Sub or their Representatives. Without limiting the generality of the foregoing, the Partnership shall, and shall cause its Subsidiaries and their respective Representatives to, upon reasonable request, (i) furnish the report of the

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Partnership’s auditor on the three (3) most recently available audited consolidated financial statements of the Partnership and its Subsidiaries and use its reasonable best efforts to obtain the consent of such auditor to the use of such reports, including in documents filed with the SEC under the Securities Act, in accordance with normal custom and practice and use reasonable best efforts to cause such auditor to provide customary comfort letters (including “negative assurance” comfort and change period comfort) (with customary bring-down comfort letters delivered on the closing date of any such financing) to the arrangers, underwriters, initial purchasers or placement agents, as applicable, in connection with any such financing; (ii) furnish any additional financial statements, schedules, business or other financial data relating to the Partnership and its Subsidiaries as may be reasonably necessary to consummate any such financing; it being understood that Parent shall be responsible for the preparation of any pro forma financial information or pro forma financial statements required pursuant to the Securities Act or as may be customary in connection with any such financing; (iii) provide direct contact between (x) senior management and advisors, including auditors, of the Partnership and (y) the proposed arrangers, lenders, underwriters, initial purchasers or placement agents, as applicable, and/or Parent’s auditors, as applicable, in connection with any such financing, at reasonable times and upon reasonable advance notice; (iv) make available the employees and advisors of the Partnership and its Subsidiaries to provide reasonable assistance with Parent’s or its Subsidiaries’ preparation of business projections, financing documents and offer materials; (v) to the extent requested in writing at least ten (10) Business Days prior to the Closing Date, provide at least three (3) Business Days prior to the Closing Date any information and documents required in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the U.S.A. Patriot Act of 2001 (and if the Partnership or any of its Subsidiaries qualify as “legal entity customers” under the Beneficial Ownership Regulation, information regarding the Partnership or any of its Subsidiaries necessary to complete a Beneficial Ownership Certification with respect to the Partnership or any of its Subsidiaries), and (vi) assist in the preparation of (but not entering into or executing) authorization letters, opinions and certificates, and other agreements (including indentures or supplemental indentures) and take other actions that are or may be customary in connection with any such financing or necessary or desirable to permit Parent or its Subsidiaries to fulfill conditions or obligations under the financing documents, provided that such agreements shall be conditioned upon, and shall not take effect until, the Effective Time; (vii) assist in the preparation of one or more confidential information memoranda, prospectuses, offering memoranda and other marketing and syndication materials reasonably requested by Parent; (viii) permit Parent or its Subsidiaries’ reasonable use of the Partnership’s and its Subsidiaries’ logos for syndication and underwriting, as applicable, in connection with any such financing (subject to advance review of and consultation with respect to such use); (ix) participate in a reasonable number of meetings and presentations with arrangers and prospective lenders and investors, as applicable (including the participation in such meetings of the Partnership’s senior management), in each case at times and locations to be mutually agreed; (x) use commercially reasonable efforts to assist in procuring any necessary rating agency ratings or approvals; and (xi) as soon as reasonably practicable after obtaining actual knowledge thereof, supplementing the written information provided pursuant to this Section 5.18 to the extent that any such information contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which such statements were made, not misleading.

(b) Notwithstanding anything in this Section 5.18 to the contrary, in fulfilling its obligations pursuant to this Section 5.18, (i) none of the Partnership, its Subsidiaries or its Representatives shall be required to (u) take any action that would conflict with, violate or result in a breach of or default under its organizational documents or any material contract or Law to which it or its property is bound (including any action to the extent it could cause any representation or warranty in this Agreement to be breached, cause any condition to the Closing set forth in Article VI to fail to be satisfied or otherwise cause any breach of this Agreement), (v) create, provide, update or have audited or reviewed any financial (or other) information that (1) is not produced in the ordinary course of business or (2) cannot be produced or provided without unreasonable cost or expense, (w) provide access to or disclose information that the Partnership reasonably determines would jeopardize any attorney-client privilege of, or conflict with any confidentiality requirements applicable to, any of the Partnership, its Subsidiaries or its Representatives (provided, that the Partnership and its Subsidiaries shall use reasonable efforts to allow for cooperation in a manner that does not result in the events set out in this clause (w)), (x) pay any commitment or other fee, provide any security or incur any other liability in connection with any financing (including any Debt Financing) prior to the Effective Time, (y) enter into any definitive agreement the effectiveness of which is not conditioned upon the Closing; or (z) give any indemnities that are effective prior to the Effective Time, (ii) any requested cooperation shall not unreasonably interfere with the ongoing operations of the Partnership and its Subsidiaries, and (iii) Parent shall, promptly upon request by the Partnership, reimburse the Partnership for all reasonable and documented

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out-of-pocket costs incurred by the Partnership or any of its Subsidiaries in connection with such cooperation. Parent shall indemnify and hold harmless the Partnership and its Subsidiaries from and against any and all losses or damages actually suffered or incurred by them directly in connection with the arrangement of any such financing (including any Debt Financing) (other than to the extent related to information provided by the Partnership, its Subsidiaries or their respective Representatives). In addition, no action, liability or obligation of the Partnership, any of its Subsidiaries or any of their respective Representatives pursuant to any certificate, agreement, arrangement, document or instrument relating to any financing (including any Debt Financing) will be effective until the Effective Time, and neither the Partnership nor any of its Subsidiaries will be required to take any action pursuant to any certificate, agreement, arrangement, document or instrument that is not contingent on the occurrence of the Closing or that must be effective prior to the Effective Time. Nothing in this Section 5.18 will require the Partnership, its Subsidiaries or their respective Representatives to execute, deliver or enter into, or perform any agreement, document or instrument, including any definitive financing document, with respect to any financing (including any Debt Financing) or adopt resolutions approving the agreements, documents and/or instruments pursuant to which any financing is obtained or pledge any collateral with respect to any financing (including any Debt Financing) prior to the Closing. Nothing in this Section 5.18 shall require (A) any officer or Representative of the Partnership or any of its Subsidiaries to deliver any certificate or take any other action under this Section 5.18 that could reasonably be expected to result in personal liability to such officer or Representative; or (B) the GP Board to approve any financing or contracts related thereto prior to the Effective Time (it being understood and agreed that all such certificates, opinions or resolutions shall be delivered by any officer or board members of the Surviving Entity immediately after the Effective Time). The Partnership and its Subsidiaries and Representatives shall not be required to deliver any legal opinions or solvency certificates.

(c) The Partnership shall deliver to Parent at least two (2) business days prior to the Closing Date payoff letters from any third-party lenders (or agents therefor), trustees, or other holders of indebtedness of the Partnership or its Subsidiaries (or representatives therefor), as applicable, in the customary forms of such lenders, trustees or other holder of indebtedness or otherwise in form reasonably satisfactory to Parent, with respect to the indebtedness or obligations of the Partnership and its Subsidiaries under the Partnership Credit Agreement. At the sole cost and expense of Parent, the Partnership shall reasonably cooperate with Parent in replacing any letters of credit issued pursuant to the facilities evidencing the above referenced indebtedness or obligations.

(d) The Partnership shall deliver to Parent prior to the Closing Date evidence that (i) the Partnership JV Credit Agreement has been amended, replaced or terminated to permit the consummation of the transactions contemplated hereby and compliance with the provisions hereof and (ii) any commercial paper facilities of the Partnership or its Subsidiaries are terminated and repaid in full on or prior to the Closing Date. Parent shall reasonably cooperate in replacing credit support for the Partnership JV Credit Agreement, including, if necessary, by providing a Parent guaranty.

(e) Notwithstanding anything to the contrary herein, the condition set forth in Section 6.3(b) as it applies to the Partnership’s obligations under Section 5.18(a), shall be deemed satisfied unless (i) the Partnership has failed to satisfy its obligations under Section 5.18(a) in any material respect, (ii) Parent has notified the Partnership of such failure in writing a reasonably sufficient amount of time prior to the Closing Date to afford the Partnership with a reasonable opportunity to cure such failure and (iii) such failure has been a proximate cause of Parent’s failure to receive the proceeds of any financing. Parent acknowledges and agrees that obtaining any financing is not a condition to its obligations under this Agreement. If any financing has not been obtained, Parent shall continue to be obligated, until such time as the Agreement is terminated in accordance with Article VII and subject to the waiver or fulfillment of the conditions set forth in Article VI, to complete the transactions contemplated by this Agreement.

Section 5.19 Financing Covenants of Parent and Merger Sub.

(a) Until the earliest to occur of (x) the Closing Date, (y) the valid termination of this Agreement pursuant to Article VII and (z) the consummation of alternative financing transactions or asset sales (subject to Section 5.2(b)(J)) identified in writing to the Partnership as “Alternative Funding Transactions” (“Alternative Funding Transactions”) generating net cash proceeds sufficient, when taken together with Other Sources, to pay all amounts payable in cash by Parent or Merger Sub under this Agreement in connection with the transactions contemplated by this Agreement, Parent shall (I) use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange, obtain and consummate

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the Debt Financing described in the Commitment Letter on the terms and conditions described in the Commitment Letter as promptly as practicable, including using reasonable best efforts to (A) maintain in full force and effect the Commitment Letter and to negotiate and execute definitive agreements with respect to the Debt Financing on the terms contained in the Commitment Letter or on the terms that, taken as a whole, are not materially less favorable to Parent than the terms contained in the Commitment Letter, in each case which terms shall not in any respect expand on the conditions to the funding of the Debt Financing at the Closing or reduce the aggregate amount of the Debt Financing available to be funded on the Closing Date below the amount necessary (when taken together with Other Sources) to consummate the transactions contemplated by this Agreement (the “Financing Agreements”) and (B) satisfy on a timely basis (or obtain the waiver of) all conditions and covenants applicable to Parent in the Commitment Letter and such Financing Agreements that are to be satisfied by Parent at or prior to the Closing and to consummate the Debt Financings thereunder at or prior to Closing, unless such Commitment Letter and/or Financing Agreements terminate in accordance with their terms upon the consummation of Alternative Funding Transactions generating net cash proceeds sufficient, when taken together with Other Sources, to pay all amounts payable in cash by Parent under this Agreement in connection with the transactions contemplated by this Agreement, and (II) comply with their obligations under the Commitment Letter and the Financing Agreements. Parent shall keep the Partnership informed on a reasonably current basis in reasonable detail of any material developments concerning the status of the Debt Financing. Parent shall provide the Partnership, upon reasonable request, with copies of any Financing Agreements and such other information and documentation regarding the Debt Financing as shall be reasonably necessary to allow the Partnership to monitor the progress of such financing activities.

(b) In the event any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Commitment Letter (other than the consummation of Alternative Funding Transactions generating net cash proceeds sufficient, when taken together with Other Sources, to pay all amounts payable in cash by Parent under this Agreement in connection with the transactions contemplated by this Agreement), Parent and Merger Sub shall use their respective commercially reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange to obtain alternative financing from alternative sources in an amount sufficient, when added to the portion of the Debt Financing and Other Sources that is available, to consummate the transactions contemplated by this Agreement and to pay all related fees and expenses (“Alternative Financing”) as promptly as practicable following the occurrence of such event and to obtain, and when obtained, to provide the Partnership with a copy of, a replacement financing commitment that provides for such Alternative Financing (the “Alternative Financing Commitment Letter”). If applicable, any reference in this Agreement to “Debt Financing” shall include “Alternative Financing”, any reference to “Commitment Letter” shall include the “Alternative Financing Commitment Letter” and any references to “Financing Agreements” shall include the definitive documentation relating to any such Alternative Financing.

(c) Parent shall promptly (and, in any event, within two (2) business days) notify the Partnership in writing (I) of any actual breach or default (or any event or circumstance that, with or without notice or lapse of time or both, could reasonably be expected to give rise to any breach or default) by any other party to the Commitment Letter or Financing Agreement, (II) of the receipt by Parent or any of its Affiliates or Representatives of any notice or other communication from any Debt Financing Source, any lender or any other Person with respect to any (A) actual, threatened or alleged breach, default, termination or repudiation by any party to the Commitment Letter or any Financing Agreement or any provision of the Debt Financing contemplated pursuant to the Commitment Letter or Financing Agreements (including any proposal by any Debt Financing Source, or lender or other Person to withdraw, terminate or make a material change in the terms or the conditions of (including the amount of Debt Financing contemplated by) the Commitment Letter), or (B) material dispute or disagreement between or among any parties to the Commitment Letter or any Financing Agreement, (III) if for any reason Parent believes in good faith that there is a material possibility that it will not be able to obtain all or any portion of the Debt Financing on the terms, in the manner or from the sources contemplated by the Commitment Letter or the Financing Agreements and (IV) of the termination or expiration of the Commitment Letter or Financing Agreement, in each case, that would result in, or is a result of, a Restricted Commitment Letter Amendment (as defined below); provided that, with respect to clauses (I), (II) and (III), in no event shall Parent be under any obligation to deliver or disclose any information that would reasonably be expected to waive the protection of attorney-client privilege or similar legal privilege or breach any duty of confidentiality; provided, further, that if any information is withheld pursuant to the immediately preceding proviso, Parent shall inform the Partnership as to the general nature of what is being withheld and use commercially reasonable efforts to seek an alternative means to provide the Partnership (including through their Representatives) with access to the withheld information in a manner that does not waive any such privilege. As

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soon as reasonably practicable, but in any event within two (2) business days after the Partnership delivers to Parent a written request, Parent shall provide any information reasonably requested by the Partnership relating to any of the circumstances referred to in this Section 5.19).

(d) Parent shall not permit or consent to (I) any amendment, replacement, supplement or modification to be made to the Commitment Letter if such amendment, replacement, supplement or modification would (A) change, expand or impose new conditions precedent to the funding of the Debt Financing from those set forth therein on the date hereof, (B) change the timing of the funding of the Debt Financing thereunder or reasonably be expected to impair, delay or prevent the availability of all or a portion of the Debt Financing or the consummation of the transactions contemplated by this Agreement, (C) reduce the aggregate cash amount of the Debt Financing (including by changing the amount of fees to be paid or original issue discount of the Debt Financing), (D) adversely affect the ability of Parent to enforce its rights against the other parties to the Commitment Letter or (E) otherwise reasonably be expected to adversely affect the ability of Parent to consummate the transactions contemplated by this Agreement or the timing of the Closing (collectively, the “Restricted Commitment Letter Amendments”) (provided that, for the avoidance of doubt, subject to the limitations set forth in this Section 5.19(d), Parent may amend the Commitment Letter to add lenders, lead arrangers, bookrunners, syndication agents or similar entities that have not executed the Commitment Letter as of the date hereof (but not to make any other changes), but only if the addition of such additional parties, individually or in the aggregate, would not result in the occurrence of a Restricted Commitment Letter Amendment), (II) any waiver of any provision or remedy available to Parent under the Commitment Letter or (III) early termination of the Commitment Letter (other than in connection with an amendment or replacement of the Commitment Letter in a manner that is not a Restricted Commitment Letter Amendment); provided that, for the avoidance of doubt, the termination of, or reduction of commitments under, the Commitment Letter pursuant to the terms thereof (including any amendment, modification or agreement to reflect such termination or reduction) as a result of the consummation of Alternative Funding Transactions generating net cash proceeds sufficient, when taken together with Other Sources (including any remaining commitments under the Commitment Letter), to pay all amounts payable by Parent under this Agreement in connection with the transactions contemplated by this Agreement, shall not constitute a Restricted Commitment Letter Amendment or otherwise be prohibited under this Section 5.19(d). For all purposes of this Agreement, references to the “Commitment Letter” shall include such document as permitted or required by this Section 5.19(d) to be amended, modified or waived, in each case from and after such amendment, modification or waiver.

(e) At the Closing, Parent shall pay or cause to be paid the amounts set forth in the payoff letters delivered pursuant to Section 5.18(c) to the accounts identified therein, including, for the avoidance of doubt, any amounts to repay any Partnership Indebtedness to be repaid at the Closing.

Section 5.20 Obligations of Merger Sub and the Surviving Entity. Parent shall take all action necessary to cause Merger Sub and the Surviving Entity to perform their respective obligations under this Agreement.

ARTICLE VI

CONDITIONS TO THE MERGER

Section 6.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment (or waiver by all parties, to the extent permissible under applicable Law) at or prior to the Effective Time of the following conditions:

(a) The Partnership Unitholder Approval shall have been obtained;

(b) The Parent Shareholder Approval shall have been obtained;

(c) The Parent Shares to be issued in the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance;

(d) No injunction, order or decree by any court or other Governmental Entity of competent jurisdiction shall have been issued or entered and shall continue to be in effect, and no Law shall have been adopted, enacted, promulgated or be effective, in each case that restrains, enjoins, prohibits, prevents or makes illegal the consummation of the Merger or the other transactions contemplated by this Agreement;

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(e) All waiting periods applicable to the transactions contemplated by this Agreement under the HSR Act, and any agreement with any Governmental Entity not to consummate the transactions contemplated by this Agreement, shall have expired or been terminated; and

(f) The Registration Statement shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or threatened by the SEC.

Section 6.2 Conditions to Obligation of the Partnership to Effect the Merger. The obligation of the Partnership to effect the Merger is further subject to the fulfillment (or the waiver by the Partnership) at or prior to the Effective Time of the following conditions:

(a) The representations and warranties of Parent and Merger Sub set forth in (i) this Agreement (other than in Section 4.2(a), Section 4.2(g), Section 4.10(b) and Section 4.10(c)) shall be true and correct both at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, except where such failures to be so true and correct (without regard to “materiality,” Parent Material Adverse Effect and similar qualifiers contained in such representations and warranties) would not, in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, (ii) Section 4.2(a) and Section 4.2(g) shall be true and correct at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, except for any immaterial inaccuracies, and (iii) Section 4.10(b) and Section 4.10(c) shall be true and correct both at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date; provided, however, that representations and warranties that are made as of a particular date or period shall be true and correct (in the manner set forth in clauses (i), (ii) and (iii), as applicable) only as of such date or period;

(b) Each of Parent and Merger Sub shall have in all material respects performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by it prior to the Effective Time; and

(c) Parent and Merger Sub shall have delivered to the Partnership a certificate, dated the Closing Date and signed by the Chief Executive Officer or another senior officer, certifying to the effect that the conditions set forth in Section 6.2(a) and Section 6.2(b) have been satisfied.

Section 6.3 Conditions to Obligation of Parent and Merger Sub to Effect the Merger. The obligation of Parent to effect the Merger is further subject to the fulfillment (or the waiver by Parent) at or prior to the Effective Time of the following conditions:

(a) The representations and warranties of the Partnership set forth in (i) this Agreement (other than in Section 3.2(a), Section 3.2(f), Section 3.10(b) and Section 3.10(c)) shall be true and correct both at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, except where such failures to be so true and correct (without regard to “materiality,” Partnership Material Adverse Effect and similar qualifiers contained in such representations and warranties) would not, in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect, (ii) Section 3.2(a) and Section 3.2(f) shall be true and correct at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, except for any immaterial inaccuracies, and (iii) Section 3.10(b) and Section 3.10(c) shall be true and correct both at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date; provided, however, that representations and warranties that are made as of a particular date or period shall be true and correct (in the manner set forth in clauses (i), (ii) and (iii), as applicable) only as of such date or period;

(b) The Partnership shall have in all material respects performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by it prior to the Effective Time;

(c) The Partnership shall have delivered to Parent a certificate, dated the Closing Date and signed by the Chief Executive Officer or another senior officer, certifying to the effect that the conditions set forth in Section 6.3(a) and Section 6.3(b) have been satisfied; and

(d) The Partnership shall have received an opinion of Latham & Watkins LLP, counsel to the Partnership, dated as of the Closing Date, in form and substance reasonably acceptable to Parent, to the effect that for U.S. federal income tax purposes (i) the Partnership is properly classified as a partnership, and not as an association

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or a publicly traded partnership taxable as a corporation under Section 7704 of the Code and (ii) each Subsidiary of the Partnership is properly classified as (A) an entity disregarded as separate from the Partnership or (B) a partnership, and not as an association or a publicly traded partnership taxable as a corporation under Section 7704 of the Code. In rendering such opinion, Latham & Watkins LLP shall be entitled to receive and rely upon the Partnership Tax Certificate and any other reasonable and customary representations, warranties and covenants of the officers of the Partnership and any of its affiliates as to such matters as Latham & Watkins LLP may request.

Section 6.4 Frustration of Closing Conditions. Neither the Partnership nor Parent may rely, either as a basis for not consummating the Merger or terminating this Agreement and abandoning the Merger, on the failure of any condition set forth in Section 6.1, Section 6.2 or Section 6.3, as the case may be, to be satisfied if such failure was caused by such party’s material breach of any material provision of this Agreement.

ARTICLE VII

TERMINATION

Section 7.1 Termination or Abandonment. Notwithstanding anything in this Agreement to the contrary, this Agreement may be terminated and abandoned at any time prior to the Effective Time, whether before or after the Partnership Unitholder Approval or Parent Shareholder Approval has been obtained:

(a) by the mutual written consent of the Partnership and Parent;

(b) by either the Partnership or Parent, if the Merger shall not have been consummated on or prior to the date that is 12 months from the date of this Agreement (the “End Date”); provided, however, that if all of the conditions to Closing, other than the conditions set forth in Section 6.1(d) or Section 6.1(e), shall have been satisfied or waived or shall be capable of being satisfied at such time (other than those conditions that by their nature are to be satisfied at the Closing), the End Date shall automatically be extended to the date that is 15 months from the date of this Agreement, which date shall thereafter be deemed to be the End Date; provided, further, that the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to a party if the failure of the Closing to occur by such date shall be due to the material breach by such party of any representation, warranty, covenant or other agreement of such party set forth in this Agreement;

(c) by either the Partnership or Parent, if an injunction or other Law shall have been issued, entered, enacted, promulgated or become effective permanently restraining, enjoining or otherwise prohibiting or making illegal the consummation of the Merger and such injunction or other Law has become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 7.1(c) shall not be available to a party if such injunction was due to the failure of such party to perform any of its obligations under this Agreement;

(d) by either the Partnership or Parent, if the Partnership Unitholders’ Meeting (including any adjournments or postponements thereof) shall have concluded, at which a vote upon the approval of this Agreement was taken, and the Partnership Unitholder Approval shall not have been obtained;

(e) by either the Partnership or Parent, if the Parent Shareholders’ Meeting (including any adjournments or postponements thereof) shall have concluded, at which a vote upon the Share Issuance was taken, and the Parent Shareholder Approval shall not have been obtained;

(f) by the Partnership, if Parent or Merger Sub shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) if it occurred or was continuing to occur on the Closing Date, would result in a failure of a condition set forth in Section 6.2(a) or Section 6.2(b) and (ii) by its nature, cannot be cured prior to the End Date or, if such breach or failure is capable of being cured by the End Date, Parent does not diligently attempt, or ceases to diligently attempt, to cure such breach or failure in such a manner that would make it reasonably likely that such breach or failure will be cured prior to the End Date, in each case after receiving written notice from the Partnership describing such breach or failure in reasonable detail (provided that the Partnership is not then in material breach of any representation, warranty, covenant or other agreement contained herein);

(g) by Parent, if the Partnership shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) if it occurred or was continuing to occur on the Closing Date, would result in a failure of a condition set forth in

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Section 6.3(a) or Section 6.3(b) and (ii) by its nature, cannot be cured prior to the End Date or, if such breach or failure is capable of being cured by the End Date, the Partnership does not diligently attempt, or ceases to diligently attempt, to cure such breach or failure in such a manner that would make it reasonably likely that such breach or failure will be cured prior to the End Date, in each case after receiving written notice from Parent describing such breach or failure in reasonable detail (provided that Parent is not then in material breach of any representation, warranty, covenant or other agreement contained herein);

(h) by Parent, prior to the Partnership Unitholder Approval, (A) in the event of a Partnership Change of Recommendation or (B) if the Partnership shall have Willfully Breached any of its obligations under Section 5.4, in a manner that materially impedes, interferes with or hinders the consummation of the transactions contemplated hereby on or before the End Date;

(i) by the Partnership, prior to the Parent Shareholder Approval, (A) in the event of a Parent Change of Recommendation or (B) if Parent shall have Willfully Breached any of its obligations under Section 5.5, in a manner that materially impedes, interferes with or hinders the consummation of the transactions contemplated hereby on or before the End Date;

(j) by the Partnership, prior to obtaining the Partnership Unitholder Approval and if the Partnership has not Willfully Breached any of its obligations under Section 5.4, in order to enter into a definitive agreement with respect to a Partnership Superior Offer; provided that any such purported termination by the Partnership pursuant to this Section 7.1(j) shall be void and of no force or effect unless the Partnership pays to Parent the Partnership Breakup Fee in accordance with Section 7.4(g); and

(k) by Parent, prior to obtaining the Parent Shareholder Approval and if Parent has not Willfully Breached any of its obligations under Section 5.5, in order to enter into a definitive agreement with respect to a Parent Superior Offer; provided that any such purported termination by Parent pursuant to this Section 7.1(k) shall be void and of no force or effect unless Parent pays the Partnership the Parent Breakup Fee in accordance with Section 7.4(h).

Section 7.2 Procedure Upon Termination. This Agreement shall terminate without further action by Parent, the Partnership or Merger Sub upon the delivery of written notice by one party to the other party or parties of a termination and abandonment of this Agreement pursuant to Section 7.1.

Section 7.3 Effect of Termination. In the event of termination and abandonment of this Agreement pursuant to Section 7.1, this Agreement shall terminate (except for the provisions of this Section 7.3, Section 7.4 and Article VIII), and there shall be no other liability on the part of the Partnership or Parent to any other party hereto, except for (a) reimbursement and indemnification obligations of Parent under Section 5.18; (b) as expressly provided for in Section 7.4; (c) subject to Section 7.4(k), liability arising out of or the result of, Fraud or any Willful Breach of any covenant or agreement or Willful Breach of any representation or warranty in this Agreement occurring prior to termination; or (d) as provided for in the Confidentiality Agreement, in which case of clauses (a) through (d), the aggrieved party shall be entitled to all rights and remedies available at law or in equity.

Section 7.4 Breakup Fee; Expenses.

(a) If this Agreement is terminated pursuant to Section 7.1(b) [End Date], and at the time of such termination Parent could have terminated this Agreement pursuant to Section 7.1(g) [Partnership Breach of Representation or Failure to Perform Covenant], then (i) the Partnership shall pay to Parent the Parent Expenses, by wire transfer of same day federal funds to the account specified by Parent within three (3) business days following such termination, and, (ii) if within twelve (12) months after such termination of this Agreement, the Partnership shall have consummated, or shall have entered into an agreement to consummate (which may be consummated after such twelve (12)-month period), a Partnership Acquisition Transaction, then the Partnership shall pay to Parent an amount equal to the Partnership Breakup Fee minus the Parent Expenses previously paid or reimbursed by the Partnership pursuant to this Section 7.4(a), by wire transfer of same day federal funds to the account specified by Parent, on the earlier of the public announcement of the Partnership’s entry into such agreement or the consummation of any such Partnership Acquisition Transaction.

(b) If this Agreement is terminated pursuant to Section 7.1(b) [End Date], and at the time of such termination the Partnership could have terminated this Agreement pursuant to Section 7.1(f) [Parent Breach of Representation or Failure to Perform Covenant], then (i) Parent shall pay to the Partnership the Partnership Expenses,

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by wire transfer of same day federal funds to the account specified by the Partnership within three (3) business days following such termination, and, (ii) if within twelve (12) months after such termination of this Agreement, Parent shall have consummated, or shall have entered into an agreement to consummate (which may be consummated after such twelve (12)-month period), a Parent Acquisition Transaction, then Parent shall pay to the Partnership an amount equal to the Parent Breakup Fee minus the Partnership Expenses previously paid or reimbursed by Parent pursuant to this Section 7.4(b), by wire transfer of same day federal funds to the account specified by the Partnership, on the earlier of the public announcement of Parent’s entry into such agreement or the consummation of any such Parent Acquisition Transaction.

(c) If this Agreement is terminated by Parent pursuant to Section 7.1(g) [Partnership Breach of Representation or Failure to Perform Covenant], then the Partnership shall pay to Parent the Parent Expenses, by wire transfer of same day federal funds to the account specified by Parent within three (3) business days following such termination, and, if within twelve (12) months after such termination of this Agreement, the Partnership shall have consummated, or shall have entered into an agreement to consummate (which may be consummated after such twelve (12)-month period), a Partnership Acquisition Transaction, then the Partnership shall pay to Parent an amount equal to the Partnership Breakup Fee minus the Parent Expenses previously paid or reimbursed by the Partnership, by wire transfer of same day federal funds to the account specified by Parent, on the earlier of the public announcement of the Partnership’s entry into such agreement or the consummation of any such Partnership Acquisition Transaction.

(d) If this Agreement is terminated by the Partnership pursuant to Section 7.1(f) [Parent Breach of Representation or Failure to Perform Covenant], then Parent shall pay to the Partnership the Partnership Expenses, by wire transfer of same day federal funds to the account specified by the Partnership within three (3) business days following such termination, and, if within twelve (12) months after such termination of this Agreement, Parent shall have consummated, or shall have entered into an agreement to consummate (which may be consummated after such twelve (12)-month period), a Parent Acquisition Transaction, then Parent shall pay to the Partnership an amount equal to the Parent Breakup Fee minus the Partnership Expenses previously paid or reimbursed by Parent, by wire transfer of same day federal funds to the account specified by the Partnership, on the earlier of the public announcement of Parent’s entry into such agreement or the consummation of any such Parent Acquisition Transaction.

(e) If this Agreement is terminated by the Partnership or Parent pursuant to Section 7.1(d) [No Partnership Unitholder Approval], then the Partnership shall pay to Parent the Parent Expenses, by wire transfer of same day federal funds to the account specified by Parent within three (3) business days following the Partnership Unitholders’ Meeting, and, if within twelve (12) months after such termination of this Agreement, the Partnership shall have consummated, or shall have entered into an agreement to consummate (which may be consummated after such twelve (12)-month period), a Partnership Acquisition Transaction, then the Partnership shall pay to Parent an amount equal to the Partnership Breakup Fee minus the Parent Expenses previously paid or reimbursed by the Partnership pursuant to this Section 7.4(e), by wire transfer of same day federal funds to the account specified by Parent, on the earlier of the public announcement of the Partnership’s entry into such agreement or the consummation of any such Partnership Acquisition Transaction.

(f) If this Agreement is terminated by the Partnership or Parent pursuant to Section 7.1(e) [No Parent Shareholder Approval], then Parent shall pay to the Partnership the Partnership Expenses, by wire transfer of same day federal funds to the account specified by the Partnership within three (3) business days following the Parent Shareholders Meeting, and, if within twelve (12) months after such termination of this Agreement, Parent shall have consummated, or shall have entered into an agreement to consummate (which may be consummated after such twelve (12)-month period), a Parent Acquisition Transaction, then Parent shall pay to the Partnership an amount equal to the Parent Breakup Fee minus the Partnership Expenses previously paid or reimbursed by Parent pursuant to this Section 7.4(f), by wire transfer of same day federal funds to the account specified by the Partnership, on the earlier of the public announcement of Parent’s entry into such agreement or the consummation of any such Parent Acquisition Transaction.

(g) If this Agreement is terminated by (i) Parent pursuant to Section 7.1(h)(i) [Partnership Change of Recommendation] or pursuant to Section 7.1(h)(ii) [Partnership Willful Breach of Non-Solicit] or (ii) Partnership pursuant to Section 7.1(j) [Partnership Superior Offer], then the Partnership shall pay to Parent, within three (3) business days after the date of termination, the Partnership Breakup Fee, by wire transfer of same day federal funds to the account specified by Parent.

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(h) If this Agreement is terminated by (i) the Partnership pursuant to Section 7.1(i)(i) [Parent Change of Recommendation] or pursuant to Section 7.1(i)(ii) [Parent Willful Breach of Non-Solicit] or (ii) Parent pursuant to Section 7.1(k) [Parent Superior Offer], then Parent shall pay to the Partnership, within three (3) business days after the date of termination, the Parent Breakup Fee, by wire transfer of same day federal funds to the account specified by the Partnership.

(i) If this Agreement is terminated by the Partnership or Parent pursuant to Section 7.1(b) [End Date] or Section 7.1(c) [Final and Nonappealable Law] and at such time (i) any of the conditions set forth in Section 6.1(d) (if such injunction, order, decree or Law relates to, arises as a result of, or arises under, any Regulatory Law) or Section 6.1(e) have not been satisfied or waived, (ii) the failure to satisfy such condition or conditions is not due to an action of or failure to act by the Partnership or its Subsidiaries and controlled Affiliates in material breach of the Partnership’s obligations under this Agreement after Parent has provided written notice of such alleged breach and an opportunity to cure and which the Partnership has failed to pursue diligently and (iii) all the other conditions set forth in Section 6.1, Section 6.2 and Section 6.3 have been satisfied or waived or are capable of being satisfied (other than those conditions that by their nature are to be satisfied at the Closing), Parent shall, within two (2) business days following any such termination, pay to the Partnership or its designee in cash by wire transfer in immediately available funds to an account designated by the Partnership a non-refundable fee in an amount equal to the Parent Breakup Fee.

(j) Solely for purposes of this Section 7.4, (i) “Partnership Acquisition Transaction” shall have the meaning ascribed thereto in Section 8.16(a)(xxxiii), except that all references to twenty percent (20%) shall be changed to seventy-five percent (75%) and (ii) “Parent Acquisition Transaction” shall have the meaning ascribed thereto in Section 8.16(a)(xxii), except that all references to twenty percent (20%) shall be changed to seventy-five percent (75%).

(k) Upon payment of the Parent Breakup Fee, the Partnership Breakup Fee, the Parent Expenses or the Partnership Expenses, as applicable and required, pursuant to this Section 7.4, no parties shall have any further liability with respect to this Agreement or the transactions contemplated hereby to the Partnership or its unitholders or Parent or its shareholders, as applicable; provided that nothing herein shall release any party from liability arising out of or the result of Fraud. The parties acknowledge and agree that in no event shall Parent or the Partnership be required to pay the Partnership Breakup Fee or the Parent Breakup Fee, as applicable, on more than one occasion. In addition, the parties acknowledge that the agreements contained in this Section 7.4 are an integral part of the transactions contemplated by this Agreement and are not a penalty, and that, without these agreements, neither party would enter into this Agreement. If Parent or the Partnership fails to pay promptly the amounts due pursuant to this Section 7.4, the applicable party will also pay to the other party interest on the unpaid amount under this Section 7.4, accruing from its due date, at an interest rate per annum equal to two (2) percentage points in excess of the prime commercial lending rate quoted by The Wall Street Journal and the reasonable out-of-pocket expenses (including legal fees) in connection with any action taken to collect payment. Any change in the interest rate hereunder resulting from a change in such prime rate will be effective at the beginning of the date of such change in such prime rate.

ARTICLE VIII

MISCELLANEOUS

Section 8.1 No Survival. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Merger, except for covenants and agreements which contemplate performance after the Effective Time or otherwise survive the Effective Time expressly by their terms. Effective upon the Closing, Partnership and Parent, on behalf of themselves and each of their respective Affiliates (each, a “Releasor”), shall irrevocably release, waive and discharge, to the fullest extent permitted by Law, each Releasor and their respective equityholders, officers, directors, managers, employees, agents, partners, members, counsel, accountants, financial advisors, consultants, other advisors, successors and assigns from any and all obligations and liabilities of any kind or nature whatsoever (including any obligations or liabilities under the Comprehensive Environmental Response, Compensation and Liability Act, as amended, or any other Environmental Law), as to facts, conditions, transactions, events or circumstances prior to the Closing that in any way arise out of, are in connection with their respective businesses, assets, liabilities, and operations; provided that the foregoing release shall not apply to (a) obligations of Parent or Partnership pursuant to this Agreement or any other agreement, certificate or instrument being executed and delivered pursuant to or in connection with this Agreement or (b) any matter, cause or event solely occurring after the Closing.

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Section 8.2 Expenses. Except as set forth in Section 5.9 and Section 7.4, whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated hereby shall be paid by the party incurring or required to incur such expenses, except that fees and expenses incurred in connection with the printing, filing and mailing of the Proxy Statement/Prospectus and Registration Statement (including applicable SEC filing fees) shall be borne equally by Parent and the Partnership.

Section 8.3 Counterparts; Effectiveness. This Agreement may be executed in two or more counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy, electronic delivery or otherwise) to the other parties. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

Section 8.4 Governing Law. This Agreement, and all claims or causes of action (whether at Law, in contract or in tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof, shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. Notwithstanding the foregoing, all matters relating to the fiduciary obligations of the Parent Board shall be governed by and construed in accordance with the laws of the State of Oklahoma without regard to the conflicts of laws principles thereof to the extent such principles would direct a matter to another jurisdiction.

Section 8.5 Jurisdiction; Specific Enforcement. The parties agree that irreparable damage, for which monetary damages would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement were not performed, or were threatened to be not performed, in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, in addition to any other remedy that may be available to it at law or in equity, each of the parties shall be entitled to an injunction or injunctions or equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), and all such rights and remedies at law or in equity shall be cumulative, except as may be limited by Section 7.4. The parties further agree that no party to this Agreement shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 8.5 and each party waives any objection to the imposition of such relief or any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. In addition, each of the parties hereto irrevocably agrees that any legal action or proceeding relating to or arising out of this Agreement and the rights and obligations hereunder, or for recognition and enforcement of any judgment relating to or arising out of this Agreement and the rights and obligations hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to or arising out of this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above named courts, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by the applicable Law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. To the fullest extent permitted by applicable Law, each of the parties hereto hereby consents to the service of process in accordance with Section 8.7; provided, however, that nothing herein shall affect the right of any party to serve legal process in any other manner permitted by Law.

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Section 8.6 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 8.7 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) upon personal delivery to the party to be notified; (b) when sent by email (in which case effectiveness shall be the earlier of (i) upon email confirmation of receipt by the receiving party (excluding out-of-office or other similar automated replies) or (ii) in the event that an email confirmation of receipt is not delivered, if such email is sent prior to 5:00 p.m. Central Time on a business day, on such business day, and if such email is sent on or after 5:00 p.m. Central Time on a business day or sent on a calendar day other than a business day, the next business day); (c) when received by facsimile by the party to be notified, provided, however, that notice given by facsimile shall not be effective unless either (i) a duplicate copy of such fax notice is promptly given by one of the other methods described in this Section 8.7 or (ii) the receiving party delivers a written confirmation of receipt for such notice either by fax or any other method described in this Section 8.7; (d) upon receipt after dispatch by registered or certified mail, postage prepaid or (e) when delivered by a courier (with confirmation of delivery) to the party to be notified, in each case, at the following address:

To Parent or Merger Sub:

ONEOK, Inc.
100 West Fifth Street
Tulsa, OK 74103
Attention: General Counsel

with copies to:

Kirkland & Ellis LLP
609 Main Street
Houston, Texas 77002

Attention:     Sean T. Wheeler, P.C.

Debbie P. Yee, P.C.

John D. Furlow

Email:           sean.wheeler@kirkland.com

debbie.yee@kirkland.com

john.furlow@kirkland.com

To the Partnership:

Magellan Midstream Partners, L.P.
One Williams Center, MD 28-1
Tulsa, OK 74172
Attention: General Counsel

with copies to:

Latham & Watkins LLP
811 Main Street, Suite 3700
Houston, Texas 77002

Attention:     Ryan J. Maierson

Kevin M. Richardson

Email:           ryan.maierson@lw.com

kevin.richardson@lw.com

or to such other address as any party shall specify by written notice so given. Any party to this Agreement may notify any other party of any changes to the address or any of the other details specified in this paragraph; provided, however, that such notification shall only be effective on the date specified in such notice or five (5) business days

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after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

Section 8.8 Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or delegated by any of the parties hereto without the prior written consent of the other parties. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Any purported assignment not permitted under this Section 8.8 shall be null and void.

Section 8.9 Severability. Any term or provision of this Agreement which is held to be invalid or unenforceable in a court of competent jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement. Upon such a determination, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the fullest extent possible. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

Section 8.10 Entire Agreement. This Agreement together with the exhibits hereto, schedules hereto, and the Confidentiality Agreement constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and thereof, and this Agreement is not intended to grant standing to any person other than the parties hereto.

Section 8.11 Amendments; Waivers. At any time prior to the Effective Time, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Partnership, Parent and Merger Sub or, in the case of a waiver, by the party against whom the waiver is to be effective; provided, however, that after receipt of Partnership Unitholder Approval or Parent Shareholder Approval, if any such amendment or waiver shall by applicable Law or in accordance with the rules and regulations of the NYSE require further approval of the unitholders of the Partnership or the shareholders of Parent, as applicable, the effectiveness of such amendment or waiver shall be subject to the approval of the unitholders of the Partnership or the shareholders of Parent, as applicable. Notwithstanding the foregoing, no failure or delay by any party hereto in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

Section 8.12 Headings. Headings of the Articles and Sections of this Agreement are for convenience of the parties only and shall be given no substantive or interpretive effect whatsoever. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 8.13 No Third-Party Beneficiaries. Each of Parent, Merger Sub and the Partnership agrees that (a) their respective representations, warranties, covenants and agreements set forth herein are solely for the benefit of the Partnership or Parent and Merger Sub, as applicable, in accordance with and subject to the terms of this Agreement, and (b) except for (i) the provisions of Section 5.7, Section 5.8(k), Section 5.12 and Section 8.15, and (ii) the right of the Partnership’s unitholders to receive the Merger Consideration on the terms and conditions of this Agreement, this Agreement is not intended to, and does not, confer upon any person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.

Section 8.14 Interpretation. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, unless the context otherwise requires. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. References in this Agreement to specific laws or to specific provisions of laws shall include all rules and regulations promulgated thereunder, and any statute

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defined or referred to herein or in any agreement or instrument referred to herein shall mean such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

Section 8.15 Debt Financing Sources. Notwithstanding anything in this Agreement to the contrary (but in all cases subject to and without in any way limiting the rights, remedies and claims of Parent and its Affiliates under or pursuant to the Commitment Letter or any other agreement entered into with respect to the Debt Financing), each of the parties to this Agreement on behalf of itself and each of its controlled affiliates hereby: (a) agrees that any legal action (whether in law or in equity, whether in contract or in tort or otherwise), involving the Committed Financing Sources, arising out of or relating to this Agreement, the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, shall be subject to the exclusive jurisdiction of any New York State court or federal court of the United States of America, in each case, sitting in New York County and any appellate court thereof (each such court, the “Subject Courts”) and each party hereto irrevocably submits itself and its property with respect to any such action to the exclusive jurisdiction of such court and agrees that any such dispute shall be governed by, and construed in accordance with, the Laws of the State of New York (provided, however, that notwithstanding the forgoing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, it is understood and agreed that (A) the interpretation of the definition of Partnership Material Adverse Effect (and whether or not a Partnership Material Adverse Effect has occurred), (B) the determination of the accuracy of any “specified acquisition agreement representation” (as such term or similar term may be defined in the Commitment Letter) and whether as a result of any inaccuracy thereof Parent, Merger Sub or any of their respective Affiliates have the right to terminate its or their obligations hereunder pursuant to Section 7.1(g) or decline to consummate the Closing as a result thereof pursuant to Section 7.1 and (C) the determination of whether the Closing has been consummated in all material respects in accordance with the terms hereof, shall in each case be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule that would cause the application of Laws of any other jurisdiction), (b) agrees not to bring or support or permit any of its controlled affiliates to bring or support any legal action (including any action, cause of action, claim, cross-claim or third party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise), against the Committed Financing Sources in any way arising out of or relating to this Agreement, the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder in any forum other than any Subject Court, (c) irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such action in any such Subject Court, (d) knowingly, intentionally and voluntarily waives to the fullest extent permitted by applicable legal requirements trial by jury in any legal action brought against the Committed Financing Sources in any way arising out of or relating to this Agreement, the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, (e) agrees that none of the Committed Financing Sources will have any liability to any of the Partnership, its Subsidiaries or their respective affiliates relating to or arising out of this Agreement, the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder and that none of the Partnership, its Subsidiaries or their respective affiliates shall bring or support any legal action, including any action, cause of action, claim, cross-claim or third party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any of the Committed Financing Sources relating to or in any way arising out of this Agreement, the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, (f) waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any legal action involving any Committed Financing Source or the transactions contemplated hereby, any claim that it is not personally subject to the jurisdiction of the Subject Courts as described herein for any reason, and (g) agrees (x) that the Committed Financing Sources are express third party beneficiaries of, and may enforce, any of the provisions in this Section 8.15 (and the definitions of any terms used in this Section 8.15) and (y) to the extent any amendments to any provision of this Section 8.15 (or, solely as they relate to such Section, the definitions of any terms used in this Section 8.15) are materially adverse to the Committed Financing Sources, such provisions shall not be amended without the prior written consent of the Committed Financing Sources. Notwithstanding anything contained herein to the contrary, nothing in this Section 8.15 shall in any way affect any party’s or any of their respective affiliates’ rights and remedies under any binding agreement between a Committed Financing Source and such party.

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Section 8.16 Definitions.

(a) As used in this Agreement:

(i) “Affiliate” or “affiliate” means, with respect to a specified person, any other person, whether now in existence or hereafter created, directly or indirectly controlling, controlled by or under direct or indirect common control with such specified person. For purposes of this definition and the definition of Subsidiary, “control” (including, with correlative meanings, “controlling,” “controlled by” and “under common control with”) means, with respect to a person, the power to direct or cause the direction of the management and policies of such person, directly or indirectly, whether through the ownership of equity interests, including but not limited to voting securities, by contract or agency or otherwise. Notwithstanding the foregoing, none of MVP Terminalling, LLC, BridgeTex Pipeline Company, LLC, Double Eagle Pipeline LLC, HoustonLink Pipeline Company, LLC, Powder Springs Logistics, LLC, Saddlehorn Pipeline Company, LLC, Seabrook Logistics, LLC and Texas Frontera, LLC shall be deemed affiliates of the Partnership.

(ii) “business day” means any day other than a Saturday, a Sunday or a legal holiday for commercial banks in New York, New York or Tulsa, Oklahoma.

(iii) “CARES Act” means the Coronavirus Aid, Relief and Economic Security Act of 2020.

(iv) “Committed Financing Sources” means each Debt Financing Source party to the Commitment Letter or that has otherwise entered into any committed agreements with respect to any Debt Financing, including any other commitment letter or other documentation with respect to any permanent financing and any amendments, supplements, joinder agreements and definitive documentation relating thereto, together with their respective Affiliates, officers, directors, employees, agents, advisors, and representatives and their respective successors and permitted assigns.

(v) “Contagion Event” means the outbreak and ongoing effects of contagious disease, epidemic or pandemic (including COVID-19 and monkeypox).

(vi) “COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof and any epidemics, pandemic or outbreaks thereof.

(vii) “COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” social distancing, shut down, closure, sequester, safety or similar Laws, directives, guidelines or recommendations promulgated by any Governmental Entity, including the Centers for Disease Control and Prevention and the World Health Organization, or industry group, in each case, in connection with or in response to COVID-19, including the Coronavirus Aid, Relief, and Economic Security Act (CARES) and the Payroll Tax Executive Order, or any other epidemic, pandemic or disease outbreak.

(viii) “Debt Financing” means any debt financing incurred, including the public offering or private placement of debt securities, borrowing under revolving, long-term or bridge loans, in each case by Parent or any of its Subsidiaries in connection with the Merger.

(ix) “Debt Financing Sources” means any underwriter, initial purchaser, syndicate or other group engaged for any and all purposes of the Debt Financing, including the parties providing or arranging financing pursuant to any commitment letters, engagement letters, underwriting agreements, securities purchase agreements, sales agreements, indentures, credit or joint venture participations or other agreements entered pursuant thereto or relating thereto, together with their Affiliates, officers, directors, employees, agents, advisors, and representatives and their respective successors and permitted assigns.

(x) “Emergency” means any sudden, unexpected or abnormal event which causes, or imminently risks causing, physical damage to or the endangerment of the safety or operational condition of any property, endangerment of health or safety of any Person, or death or injury to any Person, or damage to the environment, in each case, whether caused by war (whether declared or undeclared), acts of terrorism, weather events, epidemics, outages, explosions, regulatory requirements, blockades, insurrections, riots, landslides, earthquakes, storms, hurricanes, lightning, floods, extreme cold or freezing, extreme heat, washouts, force majeure declared by a third party, acts of Governmental Entities, including, but not limited to, confiscation or seizure, or otherwise.

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(xi) “Environmental Law” means any Law relating to public or worker health and safety (regarding exposure to Hazardous Materials), pollution, the protection, preservation or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource or environmental media), or any exposure to or release of, or the management of (including the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production or disposal of) any Hazardous Materials, in each case as in effect as of or prior to the Closing Date.

(xii) “Existing Partnership Agreement” means the Fifth Amended and Restated Agreement of Limited Partnership of the Partnership, effective as of September 28, 2009, as amended by Amendment No. 1 dated as of October 27, 2011, Amendment No. 2 dated as of January 16, 2017, Amendment No. 3 dated as of October 25, 2018 and Amendment No. 4 dated as of September 25, 2020.

(xiii) “First Special Distribution” means a distribution (other than and in addition to regular quarterly distributions) to the holders of the Partnership Units in an amount not to exceed the lesser of (a) $50,000,000 or (b) the amount of free cash flow after distributions generated by the Partnership during the period beginning on the date of this Agreement and ending on the four (4) month anniversary of the date of this Agreement, as calculated by the Partnership in a manner consistent with the Partnership’s annual and quarterly reports filed with the Securities and Exchange Commission after December 31, 2022 and prior to the date of this Agreement.

(xiv) “Fraud” means actual and intentional misrepresentation with the intent to deceive and upon which such other party has relied to its detriment; provided, that, “Fraud” does not include any claim for equitable fraud, promissory fraud, unfair dealings fraud, constructive fraud or any torts based on negligence or recklessness.

(xv) “Governmental Entity” means any federal, state, local or foreign government, court of competent jurisdiction, any governmental or quasi-governmental agency, commission or other authority, legislature, executive, any regulatory body exercising authority over an applicable person comparable to any of the foregoing, or any instrumentality of any the foregoing.

(xvi) “Hazardous Materials” means all substances, materials or wastes regulated by, or for which standards of conduct or liability may be imposed under, any Environmental Law, including any regulated pollutant or contaminant (including any constituent, raw material, product or by-product thereof), petroleum or natural gas hydrocarbons or any liquid or fraction thereof, asbestos or asbestos-containing material, polychlorinated biphenyls, lead paint, per- and polyfluoroalkyl substances, toxic mold, naturally occurring radioactive materials, any hazardous waste, and any radioactive substance, material or agent.

(xvii) “Intervening Event” means any material event, fact, circumstance, development or occurrence that is not known or reasonably foreseeable (or if known or reasonably foreseeable, the material consequences of which were not known or reasonably foreseeable), to or by the GP Board or the Parent Board, as the case may be, as of the date of this Agreement; provided, however, that such event, fact, circumstance, development or occurrence shall not constitute an Intervening Event if such event, fact, circumstance, development or occurrence results from or arises out of (a) any changes or developments in prices for oil, natural gas, refined products, condensates or natural gas liquids, or other commodities or for Parent’s or the Partnership’s raw material inputs and end products, (b) the announcement or the existence of, compliance with or performance under, this Agreement or the transactions contemplated hereby (including the impact thereof on the relationships, contractual or otherwise, with employees, labor unions, customers, suppliers or partners, and including any lawsuit, action or other proceeding with respect to the Merger or any of the other transactions contemplated by this Agreement), (c) any Partnership Acquisition Proposal or (d) Partnership Superior Offer, Parent Acquisition Proposal or Parent Superior Offer, or (e) any changes in the share price or trading volume of the Parent Shares or in the credit rating of Parent or any of its Subsidiaries (provided that the exception in this clause (e) shall not prevent or otherwise affect a determination that any event, fact, circumstance, development or occurrence underlying such change has resulted in an Intervening Event).

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(xviii) “IT Assets” means, with respect to any person, the computers, software, servers, routers, hubs, switches, circuits, networks, data communications lines and all other information technology infrastructure and equipment of such person and its Subsidiaries that are required in connection with the operation of the business of such person and its Subsidiaries.

(xix) “knowledge” means (A) with respect to Parent and its Subsidiaries, the actual knowledge of the individuals listed in Section 8.16(a) of the Parent Disclosure Schedule and (B) with respect to the Partnership and its Subsidiaries, the actual knowledge of the individuals listed in Section 8.16(a) of the Partnership Disclosure Schedule.

(xx) “Other Sources” means other sources of funds immediately available to Parent or its Subsidiaries.

(xxi) “Parent Acquisition Proposal” means any bona fide offer or proposal, whether or not in writing, or any bona fide written indication of interest, received from or made public by a third party (other than an offer, proposal or indication of interest by the Partnership, the Partnership GP, or their respective affiliates) relating to any Parent Acquisition Transaction.

(xxii) “Parent Acquisition Transaction” means any transaction or series of related transactions (other than the transactions contemplated by this Agreement) pursuant to which any person, other than the Partnership, the Partnership GP, or their respective affiliates, (A) directly or indirectly acquires (whether in a single transaction or a series of related transactions, and whether through merger, tender offer, exchange offer, business combination, consolidation or otherwise) assets of Parent and its Subsidiaries equal to twenty percent (20%) or more of Parent’s consolidated assets (based on their fair market value thereof) or to which twenty percent (20%) or more of Parent’s revenues or earnings on a consolidated basis are attributable, or (B) directly or indirectly acquires (whether in a single transaction or a series of related transactions, and whether through merger, tender offer, exchange offer, business combination, consolidation or otherwise) beneficial ownership (within the meaning of Section 13 under the Exchange Act) of twenty percent (20%) or more of any class of equity securities of Parent entitled to vote with respect to the Share Issuance.

(xxiii) “Parent Breakup Fee” means $450,000,000.

(xxiv) “Parent ESAP” means the ONEOK, Inc. Employee Stock Award Program, as amended from time to time.

(xxv) “Parent ESPP” means the ONEOK, Inc. 2012 Employee Stock Purchase Plan, as amended from time to time.

(xxvi) “Parent Expenses” means the documented out-of-pocket expenses incurred and paid by or on behalf of Parent in connection with the Merger and the other transactions contemplated by this Agreement, including any documented commitment, underwriting, extension, ticking, structuring, fronting, duration, upfront fees or similar fees required to be paid in connection with arranging financing for the transactions contemplated by this Agreement; provided that in no event shall the Parent Expenses exceed $125,000,000.

(xxvii) “Parent Material Adverse Effect” means an event, change, effect, development or occurrence that has had, or is reasonably likely to have, a material adverse effect on the business, financial condition or continuing results of operations of Parent and its Subsidiaries, taken as a whole, provided, however, that in no event would any event, change, effect, development or occurrence resulting from, relating to or arising out of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably likely be, a “Parent Material Adverse Effect”: (A) any changes or developments in the natural gas and natural gas liquids gathering, compressing, treating, processing, fractionation and transportation industry generally, (B) any changes or developments in prices for oil, natural gas, refined products, condensates or natural gas liquids, or other commodities or for Parent’s raw material inputs and end products, (C) the announcement or the existence of, compliance with or performance under, this Agreement or the transactions contemplated hereby (including the impact thereof on the relationships, contractual or otherwise, of Parent or any of its Subsidiaries with employees, labor unions, customers, suppliers or partners, and including any lawsuit, action or other proceeding with respect to the Merger or any of the other transactions contemplated by this Agreement), (D) any taking of any action at the request, approval or consent of the Partnership, (E) any adoption, implementation, promulgation, repeal,

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modification, reinterpretation or proposal of any rule, regulation, ordinance, order, protocol or any other Law of or by any national, regional, state or local Governmental Entity, or market administrator, (F) any changes in GAAP or accounting standards or interpretations thereof, (G) any changes or developments in or generally affecting the economy, the financial, credit or securities markets, or political, legislative or regulatory conditions, in each case in the United States or elsewhere in the world, (H) any hurricane, cyclone, tornado, earthquake, flood, tsunami, natural disaster, act of God or other comparable events or outbreak or escalation of hostilities or war (whether or not declared and, for the avoidance of doubt, including the current conflict between the Russian Federation and Ukraine), military actions or any act of sabotage or terrorism, or national or international political or social conditions, (I) any Contagion Event or other force majeure event, or any worsening of such matters, or any declaration of martial law, quarantine or similar directive, policy or guidance or Law or other action by any Governmental Entity in response thereto, including COVID-19 Measures, (J) any failure by Parent to meet any financial projections or forecasts or estimates of revenues, earnings or other financial metrics for any period (provided that the exception in this clause (J) shall not prevent or otherwise affect a determination that any event, change, effect, development or occurrence underlying such failure has resulted in, or contributed to, a Parent Material Adverse Effect so long as it is not otherwise excluded by this definition), (K) any changes in the share price or trading volume of the Parent Shares or in the credit rating of Parent or any of its Subsidiaries (provided that the exception in this clause (K) shall not prevent or otherwise affect a determination that any event, change, effect, development or occurrence underlying such change has resulted in, or contributed to, a Parent Material Adverse Effect so long as it is not otherwise excluded by this definition) or (L) any worsening of the circumstances referred in to subclause (A), (B), (G), (H) or (I) to the extent existing as of the date of this Agreement; except, in each case with respect to subclauses (A)-(B) and (E)-(I), to the extent disproportionately and adversely affecting Parent and its Subsidiaries, taken as a whole, relative to other similarly situated companies in the industries in which Parent and its Subsidiaries operate, in which case only the incremental disproportionate, adverse effect relative to other similarly situated companies in the industries in which Parent and its Subsidiaries operate may be taken into account in determining whether there has been, or would reasonably likely be, a “Parent Material Adverse Effect.”

(xxviii) “Parent Permitted Lien” means (i) any Lien (A) for Taxes or governmental assessments, charges or claims of payment not yet delinquent or being contested in good faith and for which adequate accruals or reserves have been established, (B) that is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar lien arising in the ordinary course of business, (C) arising under conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, (D) not created by Parent or its Subsidiaries that affect the underlying fee interest of a Parent Leased Real Property, (E) that is disclosed on the most recent consolidated balance sheet of Parent included in the Parent SEC Documents or notes thereto or securing liabilities reflected on such balance sheet, (F) arising under or pursuant to the Parent Organizational Documents or the organizational documents of any Subsidiary of Parent, (G) created pursuant to the agreements set forth on Section 4.2(b) of the Parent Disclosure Schedule, (H) which an accurate up-to-date survey would show, (I) resulting from any facts or circumstances relating to the Partnership or its affiliates, or (J) that does not and would not reasonably be expected to materially impair the continued use of a Parent Owned Real Property or a Parent Leased Real Property as currently operated; (ii) grants to others of Rights-of-Way, surface leases, crossing rights and amendments, modifications, and releases of Rights-of-Way, easements and surface leases in the ordinary course of business or (iii) with respect to Rights-of-Way, restrictions on the exercise of any of the rights under a granting instrument that are set forth therein or in another executed agreement, that is of public record or to which Parent or any of its Subsidiaries otherwise has access, between the parties thereto.

(xxix) “Parent Shareholder Approval” means the approval of the Share Issuance by a majority of the votes cast at the Parent Shareholders’ Meeting.

(xxx) “Parent Shares” means the common stock of Parent, par value $0.01.

(xxxi) “Parent Superior Offer” means a written Parent Acquisition Proposal for a Parent Acquisition Transaction (with references in the definition thereof to “twenty percent (20%)” being deemed to be replaced with references to “seventy-five percent (75%)”) on terms that the Parent Board, or any committee thereof, determines, in good faith, after consultation with its outside legal counsel and its financial advisor, is (i) if accepted, reasonably likely to be consummated and (ii) more favorable to Parent’s

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shareholders (including, without limitation, from a financial point of view) than the Merger and the transactions contemplated by this Agreement (taking into account at the time of determination any proposal by the Partnership or the GP Board to amend or modify the terms of this Agreement which are committed to in writing and after taking into account such factors deemed relevant by the Parent Board, or any committee thereof, including the form of consideration, timing, likelihood of consummation, required approvals, conditions to consummation, and other factors that the Parent Board may consider in the exercise of its fiduciary duties).

(xxxii) “Partnership Acquisition Proposal” means any bona fide offer or proposal, whether or not in writing, or any bona fide written indication of interest, received from or made public by a third party (other than an offer, proposal or indication of interest by Parent, Merger Sub or their respective affiliates) relating to any Partnership Acquisition Transaction.

(xxxiii) “Partnership Acquisition Transaction” means any transaction or series of related transactions (other than the transactions contemplated by this Agreement) pursuant to which any person, other than Parent, Merger Sub or their respective affiliates, (A) directly or indirectly acquires (whether in a single transaction or a series of related transactions, and whether through merger, tender offer, exchange offer, business combination, consolidation or otherwise) acquisition of beneficial ownership, or the right to acquire beneficial ownership, of the general partner interest of the Partnership or assets of the Partnership and its Subsidiaries equal to twenty percent (20%) or more of the Partnership’s consolidated assets (based on their fair market value thereof) or to which twenty percent (20%) or more of the Partnership’s revenues or earnings on a consolidated basis are attributable, or (B) directly or indirectly acquires (whether in a single transaction or a series of related transactions, and whether through merger, tender offer, exchange offer, business combination, consolidation or otherwise) beneficial ownership (within the meaning of Section 13 under the Exchange Act) of twenty percent (20%) or more of any class of equity securities of the Partnership entitled to vote with respect to the approval of this Agreement.

(xxxiv) “Partnership Breakup Fee” means $275,000,000.

(xxxv) “Partnership Credit Agreement” means that certain Second Amended and Restated Credit Agreement dated as of October 26, 2017 among the Partnership, the lenders and issuing banks party thereto from time to time, Wells Fargo Bank, National Association, as administrative agent and an issuing bank, JPMorgan Chase Bank, N.A., as co-syndication agent and an issuing bank, and SunTrust Bank, as co-syndication agent and an issuing bank, as amended by that certain First Amendment to Second Amended and Restated Credit Agreement, dated as of May 17, 2019, and that certain Second Amendment to Second Amended and Restated Credit Agreement, dated as of November 8, 2022 (as may be further amended, restated, amended and restated, supplemented or otherwise modified, from time to time).

(xxxvi) “Partnership Equity Awards” means the Partnership RSU Awards and the Partnership PSU Awards.

(xxxvii) “Partnership Equity Plan” means the Amended and Restated Partnership Long-Term Incentive Plan, as amended.

(xxxviii) “Partnership Expenses” means the documented out-of-pocket expenses incurred and paid by or on behalf of the Partnership in connection with the Merger and the other transactions contemplated by this Agreement, including any documented commitment, underwriting, extension, ticking, structuring, fronting, duration, upfront fees or similar fees required to be paid in connection with arranging financing for the transactions contemplated by this Agreement; provided that in no event shall the Partnership Expenses exceed $75,000,000.

(xxxix) “Partnership GP Agreement” means the Third Amended and Restated Limited Liability Company Agreement of the Partnership GP, as amended by Amendment No. 1, effective as of January 16, 2017 and Amendment No. 2, effective as of January 25, 2022.

(xl) “Partnership Indebtedness” means the debt outstanding and all obligations due under the Partnership Credit Agreement.

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(xli) “Partnership JV Credit Agreement” means that certain Credit Agreement, dated as of January 18, 2017, by and among Powder Springs Logistics, LLC, a Delaware limited liability company, JPMorgan Chase Bank, N.A., as administrative agent, and the lenders and other persons from time to time party thereto, as amended by that certain Amendment No. 1 to Credit Agreement, dated as of January 17, 2018, that certain Amendment No. 2 to Credit Agreement, dated as of January 15, 2019, that certain Amendment No. 3 to Credit Agreement, dated as of December 20, 2019, that certain Amendment No. 4 to Credit Agreement, dated as of November 22, 2021, that certain Increasing Lender Supplement, dated as of May 12, 2022, and that certain Amendment No. 5 to Credit Agreement, dated as of June 17, 2022 (as may be further amended, restated, amended and restated, supplemented or otherwise modified from time to time).

(xlii) “Partnership Material Adverse Effect” means an event, change, effect, development or occurrence that has had, or is reasonably likely to have, a material adverse effect on the business, financial condition or continuing results of operations of the Partnership and its Subsidiaries, taken as a whole, provided, however, that in no event would any event, change, effect, development or occurrence resulting from, relating to or arising out of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably likely be, a “Partnership Material Adverse Effect”: (A) any changes or developments in the natural gas or natural gas liquids gathering, compressing, treating, processing, fractionation and transportation industry generally, (B) any changes or developments in prices for oil, natural gas, refined products, condensate or natural gas liquids or other commodities or for the Partnership’s raw material inputs and end products, (C) the announcement or the existence of, compliance with or performance under, this Agreement or the transactions contemplated hereby (including the impact thereof on the relationships, contractual or otherwise, of the Partnership or any of its Subsidiaries with employees, labor unions, customers, suppliers or partners, and including any lawsuit, action or other proceeding with respect to the Merger or any of the other transactions contemplated by this Agreement), (D) any taking of any action at the request, approval or consent of Parent or Merger Sub, (E) any adoption, implementation, promulgation, repeal, modification, reinterpretation or proposal of any rule, regulation, ordinance, order, protocol or any other Law of or by any national, regional, state or local Governmental Entity, or market administrator, (F) any changes in GAAP or accounting standards or interpretations thereof, (G) any changes or developments in or generally affecting the economy, the financial, credit or securities markets, or political, legislative or regulatory conditions, in each case in the United States or elsewhere in the world, (H) any hurricane, cyclone, tornado, earthquake, flood, tsunami, natural disaster, act of God or other comparable events or outbreak or escalation of hostilities or war (whether or not declared and, for the avoidance of doubt, including the current conflict between the Russian Federation and Ukraine), military actions or any act of sabotage or terrorism, or national or international political or social conditions, (I) any Contagion Event or other force majeure event, or any worsening of such matters, or any declaration of martial law, quarantine or similar directive, policy or guidance or Law or other action by any Governmental Entity in response thereto, including COVID-19 Measures, (J) any failure by the Partnership to meet any financial projections or forecasts or estimates of revenues, earnings or other financial metrics for any period (provided that the exception in this clause (J) shall not prevent or otherwise affect a determination that any event, change, effect, development or occurrence underlying such failure has resulted in, or contributed to, a Partnership Material Adverse Effect so long as it is not otherwise excluded by this definition), (K) any changes in the share price or trading volume of the Partnership Units or in the credit rating of the Partnership or any of its Subsidiaries (provided that the exception in this clause (K) shall not prevent or otherwise affect a determination that any event, change, effect, development or occurrence underlying such change has resulted in, or contributed to, a Partnership Material Adverse Effect so long as it is not otherwise excluded by this definition) or (L) any worsening of the circumstances referred in to subclause (A), (B), (G), (H) or (I) to the extent existing as of the date of this Agreement; except, in each case with respect to subclauses (A)-(B) and (E)-(I), to the extent disproportionately and adversely affecting the Partnership and its Subsidiaries, taken as a whole, relative to other similarly situated companies in the industries in which the Partnership and its Subsidiaries operate, in which case only the incremental disproportionate, adverse effect relative to other similarly situated companies in the industries in which the Partnership and its Subsidiaries operate may be taken into account in determining whether there has been, or would reasonably likely be, a “Partnership Material Adverse Effect.”

(xliii) “Partnership Permitted Lien” means (i) any Lien (A) for Taxes or governmental assessments, charges or claims of payment not yet delinquent or being contested in good faith and for which adequate accruals or reserves have been established, (B) that is a carriers’, warehousemen’s, mechanics’,

Annex A-71

materialmen’s, repairmen’s or other similar lien arising in the ordinary course of business, (C) arising under conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, (D) not created by the Partnership or its Subsidiaries that affect the underlying fee interest of a Partnership Leased Real Property, (E) that is disclosed on the most recent consolidated balance sheet of the Partnership included in the Partnership SEC Documents or notes thereto or securing liabilities reflected on such balance sheet, (F) arising under or pursuant to the Partnership Organizational Documents or the organizational documents of any Subsidiary of the Partnership, (G) which an accurate up-to-date survey would show, (H) resulting from any facts or circumstances relating to Parent or its affiliates, or (I) that does not and would not reasonably be expected to materially impair the continued use of a Partnership Owned Real Property or a Partnership Leased Real Property as currently operated; (ii) grants to others of Rights-of-Way, surface leases, crossing rights and amendments, modifications, and releases of Rights-of-Way, easements and surface leases in the ordinary course of business or (iii) with respect to Rights-of-Way, restrictions on the exercise of any of the rights under a granting instrument that are set forth therein or in another executed agreement, that is of public record or to which the Partnership or any of its Subsidiaries otherwise has access, between the parties thereto.

(xliv) “Partnership Superior Offer” means a written Partnership Acquisition Proposal for a Partnership Acquisition Transaction (with references in the definition thereof to “twenty percent (20%)” being deemed to be replaced with references to “seventy-five percent (75%)”) on terms that the GP Board, or any committee thereof, determines, in good faith, after consultation with its outside legal counsel and its financial advisor, is (i) if accepted, reasonably likely to be consummated and (ii) more favorable to the Partnership’s unitholders (including, without limitation, from a financial point of view) than the Merger and the transactions contemplated by this Agreement (taking into account at the time of determination any proposal by Parent to amend or modify the terms of this Agreement which are committed to in writing and after taking into account such factors deemed relevant by the GP Board, or any committee thereof, including the form of consideration, timing, likelihood of consummation, required approvals, conditions to consummation, and other factors that the GP Board may consider in the exercise of its duties under applicable Law, as modified by the Existing Partnership Agreement or the Partnership GP Agreement).

(xlv) “Partnership Tax Certificate” means a duly executed certificate, in form and substance reasonably satisfactory to Parent, containing such representations as shall be reasonably necessary or appropriate to enable Latham & Watkins LLP to render the opinion described in Section 6.3(d), dated as of the Closing Date.

(xlvi) “Person” or “person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity, group (as such term is used in Section 13 of the Exchange Act) or organization, including a Governmental Entity, and any permitted successors and assigns of such person.

(xlvii) “Regulatory Law” means the Sherman Act of 1890, as amended, the Clayton Antitrust Act of 1914, as amended, the Robinson-Patman Act, as amended, the NGA, the ICA, the Natural Gas Policy Act of 1978, 15 U.S.C. §§ 3302-3432, and regulations promulgated by the FERC thereunder, the Norman Y. Mineta Research and Special Programs Improvement Act of 2004, the Pipeline Safety Act of 2011, the Hazardous Materials Safety Improvement Act of 2012, the PIPES Act of 2016, the Fixing Americas Surface Transportation Act, the PUHCA, the Communications Act of 1934, as amended, the HSR Act, the Federal Trade Commission Act, and all other federal, state, local or foreign statutes, rules, regulations, orders, injunctions, decisions, decrees, administrative and judicial doctrines and other Laws, including all antitrust, competition, merger control or trade regulation Laws, that are designed or intended to (i) prohibit, restrict or regulate actions having the purpose or effect of monopolization, restraint of trade, price discrimination or lessening competition through merger or acquisition or (ii) protect the national security or the national economy of any nation.

(xlviii) “Rights-of-Way” means easements, licenses, rights-of-way, permits, servitudes, leasehold estates, instruments creating an interest in real property, and other similar real estate interests.

(xlix) “Second Special Distribution” means a distribution (other than and in addition to regular quarterly distributions) to the holders of the Partnership Units in an amount not to exceed the lesser of (a) $50,000,000 or (b) the amount of free cash flow after distributions, other than a First Special

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Distribution, generated by the Partnership during the period beginning on the four (4) month anniversary of the date of this Agreement and ending on the nine (9) month anniversary of the date of this Agreement, as calculated by the Partnership in a manner consistent with the Partnership’s annual and quarterly reports filed with the Securities and Exchange Commission after December 31, 2022 and prior to the date of this Agreement.

(l) “Significant JV Entities” means, collectively, BridgeTex Pipeline Company, LLC, MVP Terminalling, LLC, Powder Springs Logistics, LLC, Saddlehorn Pipeline Company, LLC and Seabrook Logistics, LLC.

(li) “Special Distribution” means either a First Special Distribution or a Second Special Distribution.

(lii) “Subsidiary” means, with respect to any person, any corporation, limited liability company, partnership, association, or business entity, whether incorporated or unincorporated, of which (A) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that person or one or more Subsidiaries of that person or a combination thereof, (B) if a partnership (whether general or limited), a general partner interest is at the time owned or controlled, directly or indirectly, by that person or one or more Subsidiaries of that person or a combination thereof or (C) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that person or one or more Subsidiaries of that person or a combination thereof. For purposes hereof, a person or persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association, or other business entity (other than a corporation) if such person or persons shall be allocated a majority of limited liability company, partnership, association, or other business entity gains or losses. Notwithstanding the foregoing, none of MVP Terminalling, LLC, BridgeTex Pipeline Company, LLC, Double Eagle Pipeline LLC, HoustonLink Pipeline Company, LLC, Powder Springs Logistics, LLC, Saddlehorn Pipeline Company, LLC, Seabrook Logistics, LLC and Texas Frontera, LLC shall be deemed Subsidiaries of the Partnership.

(liii) “Takeover Laws” means any “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transactions” or “business combination statute or regulation” or other similar state anti-takeover Laws and regulations.

(liv) “Tax” or “Taxes” means any and all U.S. federal, state or local or non-U.S. or provincial taxes, customs, duties, fees, assessments and similar charges, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, including any and all interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Entity in connection or with respect thereto.

(lv) “Tax Return” means any return, report or similar filing (including any attached schedules, supplements and additional or supporting material) filed or required to be filed with respect to Taxes, including any information return, claim for refund, amended return or declaration of estimated Taxes (and including any amendments with respect thereto).

(lvi) “Treasury Regulations” means the regulations (including temporary regulations) promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code. All references in this Agreement to sections of the Treasury Regulations shall include any corresponding provisions or provisions of succeeding, similar or substitute, temporary or final Treasury Regulations.

(lvii) “Willfully Breach” or “Willful Breach” means a material breach, or failure to perform, that is the consequence of a deliberate act or a deliberate failure of act by a breaching party with the knowledge that the taking of, or failure to take, such act would, or would be reasonably expected to, cause a material breach of this Agreement.

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(b) Each of the following terms is defined in the section of this Agreement set forth opposite such term:

2023 Annual Bonuses	Section 5.8(c)
2024 Annual Bonuses	Section 5.8(c)
Action	Section 5.12(b)
Agreement	Preamble
Alternative Financing	Section 5.19(b)
Alternative Financing Commitment Letter	Section 5.19(b)
Alternative Funding Transactions	Section 5.19(a)
Assumed RSU Award	Section 5.7(a)
Assumed PSU Award	Section 5.7(b)
Balance Sheet Date	Section 3.6
Benefit Plans	Section 5.8(b)
Book-Entry Units	Section 2.2
Cash Consideration	Section 2.1(a)
CBA	Section 5.8(k)
Certificate of Merger	Section 1.3
Certificate	Section 2.2
Closing	Section 1.2
Closing Date	Section 1.2
Code	Section 2.5
Commitment Letter	Section 4.22(b)
Confidentiality Agreement	Section 5.3(b)
Conflicts Committee	Recitals
Contract	Section 3.20(a)
Current Employees	Section 5.8(a)
Delaware LLC Act	Section 1.1
Delaware LP Act	Section 1.1
EDA	Section 5.2(b)(G)
Effective Time	Section 1.3
End Date	Section 7.1(b)
Equity Consideration	Section 2.1(a)
Equity Exchange Ratio	Section 5.7(a)
ERISA	Section 5.8(b)
ERISA Affiliate	Section 3.9(a)
ERISA Effective Date	Section 5.8(f)
Exchange Act	Section 3.4(a)
Exchange Agent	Section 2.4(a)
Exchange Fund	Section 2.4(a)
Exchange Ratio	Section 2.1(a)
Excluded Units	Section 2.1(c)
FCC	Section 3.13(c)
FERC	Section 3.13(a)
Financing Agreements	Section 5.19(a)
FPA	Section 3.13(b)
GAAP	Section 3.4(b)
GP Board	Recitals
HSR Act	Section 3.3(b)
ICA	Section 3.13(c)
Indemnified Party	Section 5.12(b)
Intended Tax Treatment	Section 5.15

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Labor Agreement	Section 3.20(a)(vii)
Law or Laws	Section 3.7(a)
Letter of Transmittal	Section 2.4(b)
Lien	Section 3.3(c)
Maximum Amount	Section 5.12(c)
Merger	Recitals
Merger Consideration	Section 2.1(a)
Merger Sub	Preamble
New Plans	Section 5.8(b)
NGA	Section 3.13(a)
NYSE	Section 3.3(b)
Old Plans	Section 5.8(b)
Parent	Preamble
Parent 401(k) Plan	Section 5.8(g)
Parent Benefit Plans	Section 4.9(a)
Parent Board	Recitals
Parent Board Recommendation	Recitals
Parent Change of Recommendation	Section 5.5(f)
Parent Disclosure Schedule	Preamble to Article IV
Parent Equity Awards	Section 4.2(a)
Parent Intellectual Property	Section 4.16(a)
Parent Leased Real Property	Section 4.17(a)
Parent Material Contracts	Section 4.19(a)
Parent Organizational Documents	Section 4.1(b)
Parent Owned Real Property	Section 4.17(a)
Parent Permits	Section 4.7(b)
Parent Preferred Stock	Section 4.2(a)
Parent Real Property Leases	Section 4.17(a)
Parent SEC Documents	Section 4.4(a)
Parent Shareholders’ Meeting	Section 3.3(b)
Partnership	Preamble
Partnership 401(k) Plan	Section 5.8(f)
Partnership Benefit Plans	Section 3.9(a)
Partnership Change of Recommendation	Section 5.4(f)
Partnership Forecast	Section 5.1(b)(E)
Partnership Disclosure Schedule	Preamble to Article III
Partnership GP	Recitals
Partnership Intellectual Property	Section 3.16(a)
Partnership Leased Real Property	Section 3.17(a)
Partnership Material Contracts	Section 3.20(a)
Partnership Organizational Documents	Section 3.1(b)
Partnership Owned Real Property	Section 3.17(a)
Partnership Permits	Section 3.7(b)
Partnership PSU Award	Section 5.7(b)
Partnership Real Property Leases	Section 3.17(a)
Partnership Recommendation	Section 3.3(a)
Partnership RSU Award	Section 5.7(a)
Partnership SEC Documents	Section 3.4(a)
Partnership Unit	Section 3.2(a)
Partnership Unitholder Approval	Section 3.3(a)
Partnership Unitholders’ Meeting	Section 3.3(b)

Annex A-75

PBGC	Section 3.9(e)
Permitted Encumbrances	Section 3.17(a)
PHMSA	Section 3.13(c)
Proxy Statement/Prospectus	Section 3.3(b)
PUHCA	Section 3.13(a)
Registration Statement	Section 4.3(b)
Regular Distribution	Section 2.2
Remedies Exceptions	Section 3.17(a)
Representatives	Section 5.3(a)
Restricted Commitment Letter Amendments	Section 5.19(d)
Sarbanes-Oxley Act	Section 3.5
SEC	Section 3.4(a)
Securities Act	Section 3.4(a)
Share Issuance	Recitals
Subject Courts	Section 8.15
Surviving Entity	Section 1.1
Terminated Partnership 401(k) Plan	Section 5.8(g)
Termination Date	Section 5.1(a)
Union	Section 5.8(k)

[Signature Pages Follow]

Annex A-76

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

ONEOK, INC.
By:	/s/ Pierce H. Norton II
	Name:	Pierce H. Norton II
	Title:	President and Chief Executive Officer
OTTER MERGER SUB, LLC
By:	/s/ Pierce H. Norton II
	Name:	Pierce H. Norton II
	Title:	President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

Annex A-77

MAGELLAN MIDSTREAM PARTNERS, L.P.,
By:	Magellan GP, LLC, its general partner
By:	/s/ Aaron L. Milford
	Name:	Aaron L. Milford
	Title:	President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

Annex A-78

Annex B

200 West Street | New York, NY 10282-2198
Tel: 212-902-1000 | Fax: 212-902-3000

PERSONAL AND CONFIDENTIAL

May 14, 2023

Board of Directors
ONEOK, Inc.
100 West Fifth Street
Tulsa, OK 74103

Ladies and Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to ONEOK, Inc. (the “Company”) of the Consideration (as defined below) to be paid by the Company for each limited partner interest (the “Magellan Partnership Units”), of Magellan Midstream Partners, L.P. (“Magellan”) pursuant to the Agreement and Plan of Merger, dated as of May 14, 2023 (the “Agreement”), by and among the Company, Otter Merger Sub, LLC (“Merger Sub”) and Magellan. Pursuant to the Agreement, Merger Sub will be merged with and into Magellan and each outstanding Magellan Partnership Unit will be converted into the right to receive (i) 0.667 shares of common stock, par value $ 0.01 per share (the “Company Common Stock”), of the Company (the “Stock Consideration”), (ii) cash in an amount of $25.00 (the “Cash Consideration”) and (iii) the First Special Distribution and the Second Special Distribution (each as defined in the Agreement), if declared by the GP Board (as defined in the Agreement) (the First Special Distribution and the Second Special Distribution, taken in the aggregate with the Cash Consideration and the Stock Consideration, the “Consideration”).

Goldman Sachs & Co. LLC and its affiliates are engaged in advisory, underwriting, lending and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs & Co. LLC and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Company, Magellan and any of their respective affiliates and third parties or any currency or commodity that may be involved in the transaction contemplated by the Agreement (the “Transaction”). We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the Transaction. We expect to receive fees for our services in connection with the Transaction, the principal portion of which is contingent upon consummation of the Transaction, and the Company has agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. With your consent, one or more affiliates of Goldman Sachs & Co. LLC have entered into financing commitments and agreements to provide the Company with bridge financing in connection with the consummation of the Transaction, in each case subject to the terms of such commitments and agreements and pursuant to which such affiliate expects to receive compensation. We have provided certain financial advisory and/or underwriting services to the Company and/or its affiliates from time to time for which Goldman Sachs Investment Banking has received, and may receive, compensation, including having acted as a bookrunner with respect to the Company’s offering of 6.10% senior notes due 2032, in November 2022. We may also in the future provide financial advisory and/or underwriting services to the Company, Magellan and their respective affiliates for which Goldman Sachs Investment Banking may receive compensation.

In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to stockholders and Annual Reports on Form 10-K of the Company and Magellan for the five fiscal years ended December 31, 2022; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company

Securities and Investment Services Provided by Goldman Sachs & Co. LLC

Annex B-1

Board of Directors
ONEOK, Inc.
May 14, 2023

and Magellan; certain other communications from the Company and Magellan to their respective stockholders; certain publicly available research analyst reports for the Company and Magellan; and certain internal financial analyses and forecasts for Magellan prepared by its management and certain internal financial analyses and forecasts for the Company standalone and pro forma for the Transaction prepared by the management of the Company, in each case, as approved for our use by the Company (the “Forecasts”), including certain operating synergies projected by the management of the Company to result from the Transaction, as approved for our use by the Company (the “Synergies”) and certain internal forecasts prepared by the management of the Company related to the expected utilization by the Company standalone and pro forma for the Transaction of certain tax attributes of the Company and Magellan, as approved for our use by the Company (the “Tax Attributes Forecast”). We have also held discussions with members of the senior managements of the Company and Magellan regarding their assessment of the past and current business operations, financial condition and future prospects of Magellan and with the members of senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company and the strategic rationale for, and the potential benefits of, the Transaction; reviewed the reported price and trading activity for the shares of Company Common Stock and the Magellan Partnership Units; compared certain financial and stock market information for the Company and Magellan with similar financial and stock market information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the U.S energy infrastructure industry and in other industries; and performed such other studies and analyses, and considered such other factors, as we deemed appropriate.

For purposes of rendering this opinion, we have, with your consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, us, without assuming any responsibility for independent verification thereof. In that regard, we have assumed with your consent that the Forecasts, including the Synergies and the Tax Attributes Forecast, have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. We have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company or Magellan or any of their respective subsidiaries and we have not been furnished with any such evaluation or appraisal. We have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or Magellan or on the expected benefits of the Transaction in any way meaningful to our analysis. We also have assumed that the Transaction will be consummated on the terms set forth in the Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to our analysis.

Our opinion does not address the underlying business decision of the Company to engage in the Transaction, or the relative merits of the Transaction as compared to any strategic alternatives that may be available to the Company; nor does it address any legal, regulatory, tax or accounting matters. This opinion addresses only the fairness from a financial point of view to the Company, as of the date hereof, of the Consideration to be paid by the Company for each Magellan Partnership Unit pursuant to the Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or Transaction or any term or aspect of any other agreement or instrument contemplated by the Agreement or entered into or amended in connection with the Transaction, including, any allocation of the Consideration, the treatment of the general partner interest in Magellan, the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company or Magellan, or any class of such persons in connection with the Transaction, whether relative to the Consideration to be paid by the Company for each Magellan Partnership Unit pursuant to the Agreement or otherwise. We are not expressing any opinion as to the prices at which shares of Company Common Stock or Magellan Partnership Units will trade at any time, as to the potential effects of volatility in the credit, financial and stock markets on the Company, Magellan or the Transaction, or as to the impact of the Transaction on the solvency or viability of the Company or Magellan or the ability of the Company or Magellan to pay their respective obligations when they come due. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to

Annex B-2

Board of Directors
ONEOK, Inc.
May 14, 2023

us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Company Common Stock should vote with respect to such Transaction or any other matter. This opinion has been approved by a fairness committee of Goldman Sachs & Co. LLC.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be paid by the Company for each Magellan Partnership Unit pursuant to the Agreement is fair from a financial point of view to the Company.

Very truly yours,

(GOLDMAN SACHS & CO. LLC)

Annex B-3

Annex C

May 14, 2023

Conflicts Committee (the “Conflicts Committee”) of the
Board of Directors of
Magellan GP, LLC, the general partner of
Magellan Midstream Partners, L.P.

Board of Directors (the “Board of Directors”) of
Magellan GP, LLC, the general partner of
Magellan Midstream Partners, L.P.
One Williams Center
Tulsa, Oklahoma 74172

Members of the Conflicts Committee and the Board:

We understand that Magellan Midstream Partners, L.P. (the “Partnership”), ONEOK, Inc. (the “Parent”) and Otter Merger Sub, LLC, a wholly owned subsidiary of the Parent (“Merger Sub”), propose to enter into an Agreement and Plan of Merger, substantially in the form of the draft dated May 13, 2023 (the “Merger Agreement”), which provides, among other things, for the merger (the “Merger”) of Merger Sub with and into the Partnership. Pursuant to the Merger, the Partnership will become a wholly owned subsidiary of the Parent, and each outstanding common unit of the Partnership (the “Partnership Units”), other than units owned immediately prior to the effective time of the Merger by the Partnership or its wholly owned subsidiaries or by the Parent or its wholly owned subsidiaries (collectively, “Excluded Units”), will be converted into the right to receive (i) 0.667 shares (the “Equity Consideration”) of common stock, par value $0.01 per share, of the Parent (the “Parent Shares”), and (ii) cash in the amount of $25.00 (the “Cash Consideration” and, together with the Equity Consideration, the “Merger Consideration”). The Merger Consideration is subject to adjustment in certain circumstances. The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

You have asked for our opinion as to whether the Merger Consideration to be received by the holders of Partnership Units (other than Excluded Units) pursuant to the Merger Agreement is fair from a financial point of view to the holders of such Partnership Units (other than Excluded Units).

For purposes of the opinion set forth herein, we have:

1)       Reviewed certain publicly available financial statements and other business and financial information of the Partnership and the Parent, respectively;

2)       Reviewed certain internal financial statements and other financial and operating data concerning the Partnership and the Parent, respectively;

3)       Reviewed certain financial projections with respect to the Partnership and the Parent prepared by the managements of the Partnership and the Parent, respectively (the “Management Projections”), and certain financial projections with respect to the Partnership and the Parent that were primarily derived from a consensus of selected Wall Street equity research financial forecasts (the “Street Projections”);

4)       Reviewed information relating to certain strategic, financial and operational benefits anticipated from the Merger, prepared by the managements of the Partnership and the Parent, respectively;

5)       Discussed the past and current operations and financial condition and the prospects of the Partnership, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, with senior executives of the Partnership;

6)       Reviewed the pro forma impact of the Merger on the Parent’s earnings per share, cash flow, consolidated capitalization and certain financial ratios;

Annex C-1

7)       Reviewed the reported prices and trading activity for the Partnership Units and the Parent Shares;

8)       Compared the financial performance of the Partnership and the Parent and the prices and trading activity of the Partnership Units and the Parent Shares with that of certain other publicly-traded companies comparable with the Partnership and the Parent, respectively, and their securities;

9)       Reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

10)     Participated in certain discussions among representatives of the Partnership and their legal advisors, and the financial advisors of the Parent;

11)     Reviewed the Merger Agreement and certain related documents; and

12)     Performed such other analyses and considered such other factors as we have deemed appropriate.

We have assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to us by the Partnership and the Parent, and formed a substantial basis for this opinion. With respect to the financial projections, we have assumed that (i) the Management Projections, and the information relating to certain strategic, financial and operational benefits anticipated from the Merger, have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of the Partnership and the Parent of the future financial performance of the Partnership and the Parent and (ii) the Street Projections are reasonable bases upon which to evaluate the business and financial prospects of the Partnership and the Parent. We express no view as to the Management Projections or the Street Projections or the assumptions on which they were based. In addition, we have assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement without any waiver, amendment or delay of any terms or conditions, including, among other things, that the definitive Merger Agreement will not differ in any material respect from the draft thereof furnished to us. Morgan Stanley has assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed Merger, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed Merger. We have relied upon, without independent verification, the assessments of the respective managements of the Partnership and the Parent as to the potential impact of market and other trends and prospects for, and governmental, regulatory and legislative matters relating to or otherwise affecting, the oil and gas industry, including commodity pricing and supply and demand for oil and gas. We are not legal, tax, or regulatory advisors. We are financial advisors only and have relied upon, without independent verification, the assessment of the Parent and the Partnership and their legal, tax, or regulatory advisors with respect to legal, tax, or regulatory matters. We express no opinion with respect to the fairness of the amount or nature of the compensation to any of the Partnership’s officers, directors or employees, or any class of such persons, relative to the Merger Consideration to be received by the holders of Partnership Units in the transaction. We have not made any independent valuation or appraisal of the assets or liabilities of the Partnership or the Parent, nor have we been furnished with any such valuations or appraisals. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion.

In arriving at our opinion, we were not authorized to solicit, and did not solicit, interest from any party with respect to the acquisition, business combination or other extraordinary transaction, involving the Partnership, nor did we negotiate with any of the parties, other than the Parent, which expressed interest to Morgan Stanley in the possible acquisition of the Partnership or certain of its constituent businesses.

We have acted as financial advisor to the Conflicts Committee and Board of Directors in connection with this transaction and will receive a fee for our services, a substantial portion of which is contingent upon the closing of the Merger. In the two years prior to the date hereof, we have provided financing services for the Parent and the Partnership and have received fees in connection with such services. In addition, Morgan Stanley or an affiliate of Morgan Stanley is a lender to the Partnership and the Parent. Morgan Stanley may also seek to provide financial advisory and financing services to the Parent and the Partnership and their respective affiliates in the future and would expect to receive fees for the rendering of these services.

Annex C-2

Please note that Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Our securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of the Parent, the Partnership, or any other company, or any currency or commodity, that may be involved in this transaction, or any related derivative instrument.

This opinion has been approved by a committee of Morgan Stanley investment banking and other professionals in accordance with our customary practice. This opinion is for the information of the Conflicts Committee and the Board of Directors and may not be used for any other purpose or disclosed without our prior written consent, except that a copy of this opinion may be included in its entirety in any filing the Partnership is required to make with the Securities and Exchange Commission in connection with this transaction if such inclusion is required by applicable law. In addition, this opinion does not in any manner address the prices at which the Parent Shares will trade following consummation of the Merger or at any time and Morgan Stanley expresses no opinion or recommendation as to how the shareholders of the Parent and the unitholders of the Partnership should vote at the shareholders’ meeting and unitholders’ meeting, respectively, to be held in connection with the Merger.

Based on and subject to the foregoing, we are of the opinion on the date hereof that the Merger Consideration to be received by the holders of Partnership Units (other than Excluded Units) pursuant to the Merger Agreement is fair from a financial point of view to the holders of such Partnership Units (other than Excluded Units).

Very truly yours,

MORGAN STANLEY & CO. LLC
By:	/s/ Lily Mandavi
Lily Mandavi Managing Director

Annex C-3

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

Oklahoma General Corporation Act

ONEOK is incorporated under the laws of the state of Oklahoma.

Section 1031(A) of the OGCA authorizes a corporation to indemnify any person who was or is a party, or is threatened to be made a party, to a threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Section 1031(B) of the OGCA provides in relevant part that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

Section 1031(D) of the OGCA also provides that indemnification under Sections 1031(A) and (B), unless ordered by a court, can only be made upon a determination that indemnification of the present or former director, officer or employee or agent is proper in the circumstances because such person has met the applicable standard of conduct set forth in Sections 1031(A) and (B). Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of directors who are not a party to the action at issue (even though less than a quorum), (2) by a committee of directors designated by a majority vote of directors (even though less than a quorum), (3) if there are no such directors, or these directors so direct, by independent legal counsel in a written opinion, or (4) by the shareholders.

Section 1031(C) of the OGCA provides that to the extent a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Sections 1031(A) or (B), or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorney’s fees) actually and reasonably incurred by such person in connection therewith.

Section 1031(E) of the OGCA provides that expenses (including attorneys’ fees) incurred by an officer or director of the corporation in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in Section 1031 of the OGCA. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents of the corporation or by persons serving at the request of the corporation as directors, officers, employees or agents of another corporation, partnership, joint venture, trust or other enterprise may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

Section 1031(G) of the OGCA also empowers a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 1031 of the OGCA.

Section 1006(B)(7) of the OGCA permits a corporation to provide for eliminating or limiting the personal liability of one of its directors for any monetary damages related to a breach of fiduciary duty as a director, as long as the corporation does not eliminate or limit the liability of a director for (a) a breach of the director’s duty of loyalty to the corporation or its shareholders, (b) acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law, (c) a violation of Section 1053 of the OGCA (unlawful dividends) or (d) any transaction from which the director derived an improper personal benefit.

Article Seventh of the ONEOK Charter eliminates the personal liability of ONEOK’s directors. Such section eliminates the personal liability of a director to ONEOK or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director’s duty of loyalty to ONEOK or its shareholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 1053 of the OGCA (unlawful dividends) or (d) for any transaction from which the director derived an improper personal benefit. Under the ONEOK Bylaws, ONEOK agrees that it will provide advancement of expenses or indemnification to directors and officers.

Article VIII of the ONEOK Bylaws provides that ONEOK will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of ONEOK) by reason of the fact that such person is or was a director or officer of ONEOK, or is or was a director or officer of ONEOK serving at the request of ONEOK as a director or officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of ONEOK and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent will not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of ONEOK and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conduct was unlawful.

Article VIII of the ONEOK Bylaws also provides that ONEOK will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of ONEOK to procure a judgment in its favor by reason of the fact that such person is or was a director or officer of ONEOK, or is or was a director or officer of ONEOK serving at the request of ONEOK as a director, officer, employee or agent of another corporation, partnership, joint venture, trust employee benefit plan or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of ONEOK except that no indemnification will be made in respect of any claim, issue or matter as to which such person will have been adjudged to be liable to ONEOK unless and only to the extent that the court in which such action or suit was brought will determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court will deem proper.

ONEOK is also authorized under the ONEOK Bylaws to purchase and maintain insurance on behalf of any person who is or was a director or officer of ONEOK, or is or was a director or officer of ONEOK serving at the request of ONEOK as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not ONEOK would have the power or the obligation to indemnify such person against such liability under the provisions of Article VIII of the ONEOK Bylaws.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

A list of exhibits included as part of this registration statement is set forth in the Exhibit Index which is hereby incorporated by reference.

The exhibits contain representations, warranties and covenants that were made by the parties to the applicable agreement only for purposes of such agreement and as of specific dates; were made solely for the benefit of the contracting parties; may be subject to limitations agreed upon by the contracting parties, including being qualified by any applicable confidential disclosures exchanged between such parties in connection with the execution of such agreement (which disclosures may include information that has been included in such parties’ public disclosures, as well as additional non-public information); may have been made for the purposes of allocating contractual risk between the contracting parties instead of establishing these matters as facts; and may be subject to standards of materiality applicable to such parties that differ from those applicable to investors. Additionally, the representations, warranties, covenants, conditions and other terms of such agreements may be subject to subsequent waiver or modification. For the foregoing reasons, one should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the contracting parties or any of their respective subsidiaries or affiliates, which are disclosed in the other information provided elsewhere in the registration statement or incorporated by reference herein.

ONEOK and Magellan acknowledge that, notwithstanding the inclusion of the foregoing cautionary statements, they are responsible for considering whether additional specific disclosures of material information regarding material contractual provisions are required to make the statements in the registration statement not misleading. Additional information about ONEOK and Magellan may be found elsewhere in this document and ONEOK and Magellan’s other public filings, which are available without charge through the SEC’s website at www.sec.gov. See “Where You Can Find More Information” beginning on page 177.

ITEM 22.  UNDERTAKINGS

(a)     The undersigned registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)     To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)   To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)    That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser: if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)    That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)     Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)    Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)   The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)   Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)    That, for the purpose of determining liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7)    (i)      That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(ii)    That every prospectus (a) that is filed pursuant to paragraph (7)(i) above or (b) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to this registration statement and will not be used until such amendment has become effective, and that for the purpose of determining liabilities under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(8)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(b)    The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(c)     The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

EXHIBIT INDEX

Exhibit No.	Description
2.1†

Agreement and Plan of Merger, dated as of May 14, 2023, by and among ONEOK, Inc., Otter Merger Sub, LLC and Magellan Midstream Partners, L.P. (attached as Annex A to the joint proxy statement/prospectus that forms a part of this registration statement).

3.1

Amended and Restated Certificate of Incorporation of ONEOK, Inc., dated July 3, 2017, as amended (incorporated by reference from Exhibit 3.2 to ONEOK, Inc.’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2017, filed November 1, 2017 (File No. 1-13643)).

3.2	Amended and Restated By-laws of ONEOK, Inc. (incorporated by reference from Exhibit 3.1 to ONEOK Inc.’s Current Report on Form 8-K filed February 24, 2023 (File No. 1-13643)).
5.1	Form of Opinion of GableGotwals regarding the validity of securities being registered.
8.1*	Opinion of Latham & Watkins LLP regarding tax matters.
21	List of subsidiaries of ONEOK, Inc.
23.1	Consent of PricewaterhouseCoopers, Independent Registered Public Accounting Firm for ONEOK, Inc.
23.2	Consent of Ernst & Young LLP., Independent Registered Public Accounting Firm for Magellan Midstream Partners, L.P.
23.3	Consent of GableGotwals (included in Exhibit 5.1).
23.4*	Consent of Latham & Watkins LLP (included in Exhibit 8.1).
24.1	Power of Attorney (included on the signature page to this registration statement).
99.1	Consent of Goldman Sachs & Co. LLC.
99.2	Consent of Morgan Stanley & Co. LLC.
99.3*	Form of Proxy Card for Special Meeting of ONEOK, Inc.
99.4*	Form of Proxy Card for Special Meeting of Magellan Midstream Partners, L.P.
107	Calculation of Filing Fee Table.

____________

†        Pursuant to Item 601(b)(2) of Regulation S-K, ONEOK, Inc. agrees to furnish supplementally a copy of any omitted schedule or exhibit to the Agreement and Plan of Merger to the SEC upon request.

*        To be filed by amendment.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tulsa, State of Oklahoma, on June 20, 2023.

ONEOK, INC.
/s/ Walter S. Hulse III
Walter S. Hulse III
Chief Financial Officer, Treasurer and Executive Vice President, Investor Relations and Corporate Development (Principal Financial Officer)

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears immediately below constitutes and appoints Walter S. Hulse III and Pattye L. Moore, and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and registration statements filed pursuant to Rule 462 under the Securities Act, and to file the same with all exhibits thereto and other documents in connection therewith, with the SEC, granting unto said attorney-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on June 20, 2023.

Signatures	Title
/s/ Julie H. Edwards	Board Chair
Julie H. Edwards
/s/ Pierce H. Norton II	President, Chief Executive Officer and Director
Pierce H. Norton II
/s/ Walter S. Hulse III	Chief Financial Officer, Treasurer and Executive Vice President, Investor Relations and Corporate Development
Walter S. Hulse III
/s/ Mary M. Spears	Senior Vice President and Chief Accounting Officer, Finance and Tax
Mary M. Spears
/s/ Brian L. Derksen	Director
Brian L. Derksen
/s/ Pattye L. Moore	Director
Pattye L. Moore
/s/ Mark W. Helderman	Director
Mark W. Helderman
/s/ Eduardo A. Rodriguez	Director
Eduardo A. Rodriguez
/s/ Randall J. Larson	Director
Randall J. Larson
/s/ Gerald B. Smith	Director
Gerald B. Smith
/s/ Steven J. Malcolm	Director
Steven J. Malcolm
/s/ Jim W. Mogg	Director
Jim W. Mogg